As filed with the Securities and Exchange Commission on October 11, 2023
No. 333-271894

SECURITIES
AND
EXCHANGE
COMMISSION
Washington, D.C. 20549

Amendment No.
3
to
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Worldwide Webb Acquisition Corp.
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1587626
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
770 E Technology Way
F13-16
Orem, UT 84097
Telephone: (415)
629-9066
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel S. Webb
Chief Executive Officer and Chief Financial Officer
c/o Worldwide Webb Acquisition Corp.
770 E Technology Way
F13-16
Orem, UT 84097
Telephone: (415)
629-9066
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Debbie P. Yee, P.C. Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Tel: (713) 836-3600 Fax: (713) 836-3601	Lance K. Hancock Kirkland & Ellis LLP 95 South State Street Salt Lake City, Utah 84111 Tel: (801) 877-8100 Fax: (801) 877-8101	Rajiv Khanna Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019 Tel: (212) 318-3000 Fax: (212) 318-3400
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act
.
☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule
14d-l(d)
(Cross-Border Third-Party Tender Offer) ☐

*
Upon the closing of the business combination referred to in this proxy statement/prospectus within this registration statement, the name of the registrant is expected to change to “Aeries Technology, Inc.”

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED OCTOBER 11, 2023, SUBJECT TO COMPLETION

PROXY STATEMENT/PROSPECTUS FOR THE

ANNUAL GENERAL MEETING OF

WORLDWIDE WEBB ACQUISITION CORP.

The board of directors of Worldwide Webb Acquisition Corp., a Cayman Islands exempted company (“WWAC”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated March 11, 2023 (as amended on June 30, 2023 and as it may be further amended and supplemented from time to time, the “Business Combination Agreement”), by and among WWAC, WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly owned subsidiary of WWAC (“Amalgamation Sub”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares (“AARK”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, Annex A-1 and Annex A-2. As described in this proxy statement/prospectus, WWAC’s shareholders are being asked to consider a vote upon the Business Combination and other items. AARK is a Singapore private company limited by shares, wholly owned by Mr. Venu Raman Kumar (the “Sole Shareholder”). Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares (“Aeries”) is a subsidiary of AARK. As used in this proxy statement/prospectus, “ATI” or the “Combined Company” refer to WWAC after giving effect to the consummation of the Business Combination.

On the Closing Date, among other things, (i) Amalgamation Sub will amalgamate with AARK (the “Amalgamation”), with AARK as the surviving entity and owned by ATI and the Sole Shareholder, (ii) NewGen Advisors and Consultants DWC-LLC, a company incorporated in Dubai, United Arab Emirates (the “Class V Shareholder”), will be issued one Class V ordinary share in ATI that has no economic rights but has voting rights equal to (A) 26%, or (B) in certain circumstances, 51% of the total issued and outstanding ATI Class A ordinary shares (as defined herein) and the ATI Class V ordinary share voting together as a class, (iii) holders of Class A ordinary shares who elect not to redeem those shares in connection with the vote to approve the Business Combination Agreement will be issued an aggregate of up to 2,710,400 ATI Class A ordinary shares, (iv) ATI will issue 52,600 ATI Class A ordinary shares to certain employees of ATI, (v) Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company (“Sponsor”), will (A) forfeit 1,500,000 Class B ordinary shares (as defined herein) at the Effective Time and (B) either forfeit or subject to an earn-out an additional 1,500,000 Class B ordinary shares, (vi) pursuant to subscription agreements entered into with certain accredited investors (the “PIPE Investors”), ATI will issue 1,033,058 ATI Class A ordinary shares to the PIPE Investors for aggregate gross proceeds of $5,000,000, and (vii) the Exchanging Aeries Holders (as defined herein) and the Sole Shareholder will enter into the Exchange Agreements (as defined herein), pursuant to which, from and after April 1, 2024, subject to certain conditions, ATI may require the Exchanging Aeries Holders or the Sole Shareholder, or the Exchanging Aeries Holders or the Sole Shareholder may elect, to exchange their Aeries Shares or AARK ordinary shares, respectively, for ATI Class A ordinary shares or for a Cash Exchange Payment (as defined herein), at the option of the party initiating the exchange. Following the Closing, Aeries and AARK will be controlled by ATI (by virtue of ATI’s right to appoint two of ATI’s independent directors to the three-member AARK board) and will be accounted for as consolidated subsidiaries of ATI, WWAC’s existing securities will remain outstanding and WWAC’s name will change to “Aeries Technology, Inc.”

WWAC’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “WWAC.U,” “WWAC” and “WWACW,” respectively. WWAC will apply for listing, to be effective at the time of the Business Combination, of ATI Class A ordinary shares and warrants on Nasdaq under the proposed symbols “ATBA” and “ATBAW,” respectively. It is a condition of the consummation of the Business Combination that the ATI Class A ordinary shares to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, subject to official notice of issuance. If such listing condition is not met or if such approval is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.

The accompanying proxy statement/prospectus provides shareholders of WWAC with detailed information about the Business Combination and other matters to be considered at the annual general meeting of WWAC. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 63 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated     , 2023, and is first being mailed to WWAC’s shareholders on or about     , 2023.

WORLDWIDE WEBB ACQUISITION CORP.

770 E Technology Way, F13-16

Orem, Utah 84097

Dear Worldwide Webb Acquisition Corp. Shareholders:

Shareholders are cordially invited to attend the annual general meeting (the “annual general meeting”) of Worldwide Webb Acquisition Corp., a Cayman Islands exempted company (“WWAC”), at     a.m., Mountain Time, on     , 2023, at the offices of Kirkland & Ellis LLP located at 95 South State Street, Salt Lake City, Utah 84111, and virtually via a live webcast at     , or at such other time, on such other date and at such other place to which the meeting may be adjourned.

As used in the accompanying proxy statement/prospectus, “ATI” or the “Combined Company” refer to WWAC after giving effect to the Business Combination (as defined below). As further described in the accompanying proxy statement/prospectus, on the Closing Date and at the Effective Time (as described below), among other things, (i) WWAC will change its name to “Aeries Technology, Inc.”, (ii) each outstanding Class A ordinary share of WWAC will automatically become one ATI Class A ordinary share and each outstanding Class B ordinary share of WWAC will be converted into one ATI Class A ordinary share, and each outstanding warrant of WWAC will automatically become one warrant to purchase one ATI Class A ordinary share, and (iii) the governing documents of WWAC will be amended and restated.

At the annual general meeting, WWAC shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement, dated as of March 11, 2023 (as amended on June 30, 2023 and as it may be further amended and supplemented from time to time, the “Business Combination Agreement”), by and among WWAC, WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly owned subsidiary of WWAC (“Amalgamation Sub”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares (“AARK”), and the transactions contemplated thereby (collectively, the “Business Combination”). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A, Annex A-1 and Annex A-2.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

•

Amalgamation Sub will amalgamate with AARK (the “Amalgamation”), with AARK as the surviving entity and controlled by ATI (by virtue of ATI’s right to appoint two of ATI’s independent directors to the three-member AARK board),

•

the Sole Shareholder will continue to own AARK ordinary shares and ATI’s equity in the Amalgamation Sub will be converted into an amount of AARK ordinary shares based upon a conversion ratio defined in the Business Combination Agreement (assuming minimum redemptions, ATI and the Sole Shareholder will initially own, prior to any exchange of shares by the Sole Shareholder pursuant to the AARK Exchange Agreement, approximately 39.89% and 60.11% of AARK, respectively),

•	the Class V Shareholder will be issued one Class V ordinary share in ATI that has voting rights but no economic rights,

•

holders of Class A ordinary shares who elect not to redeem those shares in connection with the vote to approve the Business Combination Agreement will be issued a number of newly issued ATI Class A ordinary shares (such shares, as may be adjusted, the “Bonus Shares”) equal to 3,750,000 less (i) the 987,000 ATI Class A ordinary shares that will be issued at Closing to certain holders who elected not to redeem their shares in connection with the vote to approve the Extension Amendment (the “Extension Shares”), (ii) the ATI Class A ordinary shares that may be issued at Closing to certain investors as an incentive under one or more subscription agreements (as of the date hereof, such number is 0) (the “PIPE Incentive Shares”), and (iii) the 52,600 ATI Class A ordinary shares that will be issued at Closing to certain employees of ATI pursuant to the Business Combination Agreement (the “Employee Merger Consideration Shares”); provided, however, that if aggregate redemptions (including the 18,281,946 Class A ordinary shares redeemed in connection with the vote to approve the First Extension Amendment) exceed 89.15%, then the number of Bonus Shares will be (A) 3,750,000 less the Extension Shares, the PIPE Incentive Shares and the Employee Merger Consideration Shares multiplied by (B) the quotient, obtained by dividing (i) the number equal to the difference between (a) 100 and (b) the redemption percentage multiplied by 100 by (ii) 10.85,

•

Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company (“Sponsor”), will (A) forfeit 1,500,000 Class B ordinary shares at the Effective Time (see “Proposal No. 1—Business Combination Proposal—Related Agreements—The Sponsor Support Agreement” for more information) and (B)(x) if WWAC Available Cash at Closing is less than $50 million, forfeit an additional 1,500,000 Class B ordinary shares or (y) if WWAC Available Cash at Closing is $50 million or more, subject 1,500,000 ATI Class A ordinary shares to an earn-out based on the trading price of the ATI Class A ordinary shares over the five-year period post-Closing,

•

pursuant to subscription agreements (the “Subscription Agreements”) entered into with certain accredited investors (the “PIPE Investors”), ATI will issue 1,033,058 ATI Class A ordinary shares to the PIPE Investors for aggregate gross proceeds of $5,000,000 (the “PIPE Financing”),

•	the Aeries Holders will enter into an exchange agreement with Aeries and WWAC in the form attached hereto as Annex C (the “Aeries Exchange Agreement”), and

•

the Sole Shareholder will enter into an exchange agreement with AARK and WWAC, in the form attached hereto as Annex C (the “AARK Exchange Agreement” and, together with the Aeries Exchange Agreement, the “Exchange Agreements”). Pursuant to the Exchange Agreements, from and after April 1, 2024, subject to the satisfaction of certain conditions set forth therein, ATI may require the Exchanging Aeries Holders or the Sole Shareholder, or the Exchanging Aeries Holders and the Sole Shareholder will have the right, to exchange their respective interests in Aeries and AARK for Class A ordinary shares of ATI or for the Cash Exchange Payment, at the election of the party that initiates the exchange.

The ATI Class A ordinary shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. WWAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

At the annual general meeting, you will also be asked to consider and vote upon (a) on a non-binding advisory basis, certain material differences between WWAC’s existing amended and restated memorandum and articles of association (the “Existing Memorandum and Articles of Association”) and the proposed memorandum and articles of association (the “Proposed Memorandum and Articles of Association”) to be effective on the Closing Date, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Governing Documents Proposals”), (b) a proposal to approve and adopt, with effect from the time at which the Amalgamation Proposal (as defined in the Business Combination Agreement) is lodged with the Singapore Accounting and Corporate Regulatory Authority (the “Effective Time”), the Proposed Memorandum and Articles of Association (the “Charter Proposal”), (c) a proposal to approve, for purpose of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of ATI Class A ordinary shares and the ATI Class V ordinary share in connection with the Business Combination and the PIPE Financing (the “Nasdaq Proposal”), (d) a proposal to approve and adopt the ATI 2023 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex G (the “Equity Incentive Plan Proposal”), (e) a proposal for the holders of the Class B ordinary shares to consider and vote upon a proposal under the Cayman Islands Companies Act to elect, with effect from the Effective Time, Sudhir Appukuttan Panikassery, Daniel S. Webb, Venu Raman Kumar, Alok Kochhar, Biswajit Dasgupta, Nina B. Shapiro and Ramesh Venkataraman, in each case, to serve as directors until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal (the “Director Election Proposal”) and (f) a proposal to adjourn the annual general meeting to a later date or dates to the extent necessary (the “Adjournment Proposal”).

The Business Combination will be consummated only if the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) are approved at the annual general meeting. None of the Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal, the Equity Incentive Plan Proposal or the Director Election Proposal is conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the annual general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to WWAC shareholders or, if as of the time for which the annual general meeting is scheduled, there are insufficient WWAC ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the annual general meeting or (B) in order to solicit additional proxies from WWAC shareholders in favor of one or more of the proposals at the annual general meeting.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing of the Business Combination, including the Subscription Agreements, the AARK and Aeries Equity Holder Support Agreement, the Exchange Agreements and the Sponsor Support Agreement (each as defined in the accompanying proxy statement/prospectus). See “Proposal No. 1—Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Memorandum and Articles of Association, a holder of WWAC’s public shares (a “public shareholder”) may request that WWAC redeem all or a portion of such public shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company, WWAC’s transfer agent (“Continental”), in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, WWAC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of WWAC’s initial public offering, calculated as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, as of     , 2023, this would have amounted to approximately $     per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Annual General Meeting of WWAC — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Pursuant to the Business Combination Agreement, holders of Class A ordinary shares who elect not to redeem those shares in connection with the vote to approve the Business Combination Agreement will be issued an aggregate of up to 3,750,000 Bonus Shares less the Extension Shares, the PIPE Incentive Shares and Employee Merger Consideration Shares; provided however, that if aggregate redemptions (including the 18,281,946 Class A ordinary shares redeemed in connection with the vote to approve the First Extension Amendment) exceed 89.15%, then the number of Bonus Shares will be reduced as described herein. See “Selected Definitions—Bonus Shares” in the accompanying proxy statement/prospectus.

Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its Class B ordinary shares in favor of the proposals being presented at the annual general meeting. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, Sponsor owns approximately 43.0% of the issued and outstanding ordinary shares. See “Proposal No. 1—Business Combination Proposal—Related Agreements—The Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

The qualified institutional buyers or institutional accredited investors that participated in WWAC’s initial public offering (the “Anchor Investors”) entered into investor agreements with the Sponsor and WWAC (the “Investment Agreements”), pursuant to which the Anchor Investors have agreed to, among other things, vote all of their Class B ordinary shares in favor of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of the accompanying proxy statement/prospectus, the Anchor Investors own approximately 12% of the issued and outstanding ordinary shares.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

WWAC is providing the accompanying proxy statement/prospectus and accompanying proxy cards to WWAC’s shareholders in connection with the solicitation of proxies to be voted at the annual general meeting and at any adjournments of the annual general meeting. Information about the annual general meeting, the Business Combination and other related business to be considered by WWAC’s shareholders at the annual general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the annual general meeting virtually, all of WWAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 63 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of WWAC has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Amalgamation, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Amalgamation, and “FOR” all other proposals presented to WWAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of WWAC, you should keep in mind that WWAC’s directors and executive officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter. The Governing Documents Proposals are voted upon on a non-binding advisory basis only.

Your vote is very important. Whether or not you plan to attend the annual general meeting virtually, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the annual general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the annual general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the annual general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. None of the Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal, the Equity Incentive Plan Proposal or the Director Election Proposal is conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card(s) without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the annual general meeting. If you fail to return your proxy card(s) or fail to instruct your bank, broker or other nominee how to vote, and do not attend the annual general meeting virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the annual general meeting. If you are a shareholder of record and you attend the annual general meeting virtually and wish to vote, you may withdraw your proxy and vote virtually at the annual general meeting.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO WWAC’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE ANNUAL GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT / WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of WWAC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Daniel S. Webb

Chief Executive Officer, Chief Financial Officer & Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated     , 2023 and is first being mailed to shareholders on or about     , 2023.

WORLDWIDE WEBB ACQUISITION CORP.

770 E Technology Way, F13-16

Orem, Utah 84097

NOTICE OF ANNUAL GENERAL MEETING

TO BE HELD ON     , 2023

TO THE SHAREHOLDERS OF WORLDWIDE WEBB ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an annual general meeting of the shareholders (the “annual general meeting”) of Worldwide Webb Acquisition Corp., a Cayman Islands exempted company (“WWAC”), will be held at    a.m., Mountain Time, on     , 2023, at the offices of Kirkland & Ellis LLP located at 60 East South Temple, Suite 700, Salt Lake City, Utah 84111, and virtually via a live webcast at     , or at such other time, on such other date and at such other place to which the meeting may be adjourned.

You are cordially invited to attend the annual general meeting virtually, which will be held for the following purposes:

•

Proposal No. 1—Business Combination Proposal—to consider and vote upon a proposal by ordinary resolution to approve the Business Combination Agreement, dated as of March 11, 2023 (as amended June 30, 2023 and as it may be further amended and supplemented from time to time, the “Business Combination Agreement”), by and among WWAC, WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly owned subsidiary of WWAC (“Amalgamation Sub”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares (“AARK”), and the transactions contemplated thereby (collectively, the “Business Combination”). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A, Annex A-1 and Annex A-2. Pursuant to the Business Combination Agreement, among other things, (i) WWAC’s name will change to “Aeries Technology, Inc.” (with WWAC, after the consummation of the Business Combination, to be referred to as “ATI” or the “Combined Company”), (ii) Amalgamation Sub will amalgamate with AARK (the “Amalgamation”), with AARK as the surviving entity and controlled by ATI (by virtue of ATI’s right to appoint two of ATI’s independent directors to the three-member AARK board), (iii) the Sole Shareholder of AARK prior to the Business Combination (the “Sole Shareholder”) will continue to own AARK ordinary shares and ATI’s equity in the Amalgamation Sub will be converted into an amount of AARK ordinary shares based upon a conversion ratio defined in the Business Combination Agreement (assuming minimum redemptions, ATI and the Sole Shareholder will initially own, prior to any exchange of shares by the Sole Shareholder pursuant to the AARK Exchange Agreement, approximately 39.89% and 60.11% of AARK, respectively), (iv) the Class V Shareholder will be issued one Class V ordinary share in ATI that has voting rights but no economic rights, (v) holders of Class A ordinary shares who elect not to redeem those shares in connection with the vote to approve the Business Combination Agreement will be issued a number of newly issued ATI Class A ordinary shares (such shares, as may be adjusted, the “Bonus Shares”) equal to 3,750,000 less (a) the 987,000 ATI Class A ordinary shares that will be issued at Closing to certain holders who elected not to redeem their shares in connection with the vote to approve the Extension Amendment (the “Extension Shares”), (b) the ATI Class A ordinary shares that may be issued at Closing to certain investors as an incentive under one or more subscription agreements (as of the date hereof, such number is 0) (the “PIPE Incentive Shares”) and (c) the 52,600 ATI Class A ordinary shares that will be issued at Closing to certain employees of ATI pursuant to the Business Combination Agreement (the “Employee Merger Consideration Shares”); provided, however, that if aggregate redemptions (including the 18,281,946 Class A ordinary shares redeemed in connection with the vote to approve the First Extension Amendment) exceed 89.15%, then the number of Bonus Shares will be (A) 3,750,000 less the Extension Shares, the PIPE Incentive Shares and the Employee Merger Consideration Shares multiplied by (B) the quotient, obtained by dividing (i) the number equal to the difference between (a) 100 and (b) the redemption percentage multiplied by 100 by (ii) 10.85, (vi) Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company (“Sponsor”), will (A) forfeit 1,500,000 Class B ordinary shares at the Effective Time (see “Proposal No. 1—Business Combination Proposal—Related Agreements—The Sponsor Support Agreement” for more information) and (B)(x) if WWAC Available Cash at Closing is less than

$50 million, forfeit an additional 1,500,000 Class B ordinary shares or (y) if WWAC Available Cash at Closing is $50 million or more, subject 1,500,000 ATI Class A ordinary shares to an earn-out based on the trading price of the ATI Class A ordinary shares over the five-year period post-Closing, (vii) pursuant to subscription agreements entered into with certain accredited investors (the “PIPE Investors”), ATI will issue 1,033,058 ATI Class A ordinary shares to the PIPE Investors for aggregate gross proceeds of $5,000,000 (the “PIPE Financing”), (viii) the Exchanging Aeries Holders will enter into an exchange agreement with Aeries and WWAC in the form attached hereto as Annex C (the “Aeries Exchange Agreement”), and (ix) the Sole Shareholder will enter into an exchange agreement with AARK and WWAC, in the form attached hereto as Annex C (the “AARK Exchange Agreement” and together with the Aeries Exchange Agreement, the “Exchange Agreements”). We refer to this proposal as the “Business Combination Proposal.”

•

Proposal No. 2—Charter Proposal — to consider and vote upon the approval by special resolution, with effect from the time at which the Amalgamation Proposal (as defined in the Business Combination Agreement) is lodged with the Singapore Accounting and Corporate Regulatory Authority (the “Effective Time”), of the amendment and restatement of the Existing Memorandum and Articles of Association (as defined herein) in their entirety by the Proposed Memorandum and Articles of Association (as defined herein) of WWAC in connection with the Business Combination. A copy of the Proposed Memorandum and Articles of Association is attached to the accompanying proxy statement/prospectus as Annex E. We refer to this proposal as the “Charter Proposal.”

•

Proposals No. 3, 4 and 5—Governing Documents Proposals—to consider and vote upon, on a non-binding advisory basis, proposals to approve the following material differences between the current amended and restated memorandum and articles of association of WWAC (the “Existing Memorandum and Articles of Association”) and the proposed memorandum and articles of association (the “Proposed Memorandum and Articles of Association”) of WWAC (the “Governing Documents Proposals”):

•

Proposal No. 3—Governing Documents Proposal A—an amendment to change the authorized capital stock of WWAC from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 5,000,000 preference shares, par value $0.0001 per share, to (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 1 ATI Class V ordinary share, par value $0.0001 per share, and (iii) 5,000,000 preference shares, par value $0.0001 per share. We refer to this proposal as “Governing Documents Proposal A.”

•

Proposal No. 4—Governing Documents Proposal B—an amendment to provide that every member present will have one vote for every share of which he is the holder, provided that (x) the ATI Class V ordinary share will have a number of votes representing 26.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the Exchange Agreement), provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board), (y) in connection with certain extraordinary events set forth in the Proposed Memorandum and Articles of Association, the ATI Class V ordinary share will have a number of votes representing 51.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share and (z) upon the exchange of all AARK ordinary shares held by the Sole Shareholder pursuant to the AARK Exchange Agreement, the ATI Class V ordinary share will be automatically forfeited and cancelled. We refer to this proposal as “Governing Documents Proposal B.”

•

Proposal No. 5—Governing Documents Proposal C—certain other changes in connection with the replacement of the Existing Memorandum and Articles of Association with the Proposed Memorandum and Articles of Association as part of the Business Combination, including (i) changing the post-Business Combination corporate name from “Worldwide Webb Acquisition

Corp.” to “Aeries Technology, Inc.”, (ii) making ATI’s corporate existence perpetual, and (iii) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the board of directors of WWAC believes are necessary to adequately address the needs of the Combined Company after the Business Combination. We refer to this proposal as “Governing Documents Proposal C.”

•

Proposal No. 6—The Nasdaq Proposal—to consider and vote upon a proposal by ordinary resolution to approve, for the purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of ATI Class A ordinary shares and the ATI Class V ordinary share in connection with the Business Combination and the PIPE Financing. We refer to this proposal as the “Nasdaq Proposal.”

•

Proposal No. 7—Equity Incentive Plan Proposal— to consider and vote upon the approval by ordinary resolution of the ATI 2023 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex G. We refer to this proposal as the “Equity Incentive Plan Proposal.”

•

Proposal No. 8—Director Election Proposal—to consider and vote upon a proposal under the Cayman Islands Companies Act to elect, with effect from the Effective Time, Sudhir Appukuttan Panikassery, Daniel S. Webb, Venu Raman Kumar, Alok Kochhar, Biswajit Dasgupta, Nina B. Shapiro and Ramesh Venkataraman, in each case, to serve as directors until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal (the “Director Election Proposal”).

•

Proposal No. 9—Adjournment Proposal—to consider and vote upon a proposal by ordinary resolution to approve the adjournment of the annual general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to WWAC shareholders or, if as of the time for which the annual general meeting is scheduled, there are insufficient WWAC ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the annual general meeting or (B) in order to solicit additional proxies from WWAC shareholders in favor of one or more of the proposals at the annual general meeting. We refer to this proposal as the “Adjournment Proposal.”

Each of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. None of the Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal, the Equity Incentive Plan Proposal or the Director Election Proposal is conditioned upon the approval of any other proposal.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares of WWAC at the close of business on     , 2023 are entitled to notice of and to vote and have their votes counted at the annual general meeting and any adjournment of the annual general meeting. The accompanying proxy statement/prospectus and accompanying annual general meeting proxy card are being provided to WWAC’s shareholders in connection with the solicitation of proxies to be voted at the annual general meeting and at any adjournment of the annual general meeting. Whether or not you plan to attend the annual general meeting virtually, all of WWAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 63 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of WWAC has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Amalgamation, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Amalgamation, and

“FOR” all other proposals presented to WWAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of WWAC, you should keep in mind that WWAC’s directors and executive officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Memorandum and Articles of Association, a public shareholder may request that WWAC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental in which you (i) request that WWAC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on     , 2023 (two (2) business days before the annual general meeting) in order for their shares to be redeemed.

Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, WWAC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of WWAC’s initial public offering (the “trust account”), calculated as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, as of     , 2023, this would have amounted to approximately $     per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Annual General Meeting of WWAC—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Pursuant to the Business Combination Agreement, holders of Class A ordinary shares who elect not to redeem those shares in connection with the vote to approve the Business Combination Agreement will be issued a number of Bonus Shares as described herein. See “Selected Definitions—Bonus Shares” in the accompanying proxy statement/prospectus.

Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its Class B ordinary shares in favor of the proposals being presented at the annual general meeting and waive its anti-dilution rights with respect to its Class B ordinary shares in connection with the consummation of the

Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, Sponsor owns approximately 43.0% of the issued and outstanding ordinary shares. See “Proposal No. 1—Business Combination Proposal—Related Agreements—The Sponsor Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Agreement.

The qualified institutional buyers or institutional accredited investors that participated in WWAC’s initial public offering (the “Anchor Investors”) entered into investor agreements with the Sponsor and WWAC (the “Investment Agreements”), pursuant to which the Anchor Investors have agreed to, among other things, vote all of their Class B ordinary shares in favor of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the date of the accompanying proxy statement/prospectus, the Anchor Investors own approximately 12% of the issued and outstanding ordinary shares.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter. The approval of each of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the annual general meeting virtually, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the annual general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the annual general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the annual general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. None of the Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal, the Equity Incentive Plan Proposal or the Director Election Proposal is conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your annual general meeting proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the annual general meeting. If you fail to return your annual general meeting proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the annual general meeting virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the annual general meeting. If you are a shareholder of record and you attend the annual general meeting virtually, you may withdraw your proxy and vote virtually.

Your attention is directed to the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 (toll free), or banks and brokers can call (203) 658-9400, or by emailing WWAC.info@investor.morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Worldwide Webb Acquisition Corp.,

Daniel S. Webb

Chief Executive Officer, Chief Financial Officer & Director

    , 2023.

IF YOU RETURN YOUR ANNUAL GENERAL MEETING PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO WWAC’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE ANNUAL GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE SHAREHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “ANNUAL GENERAL MEETING OF WWAC—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Page
ADDITIONAL INFORMATION	1
MARKET AND INDUSTRY DATA	1
TRADEMARKS	1
SELECTED DEFINITIONS	1
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF WWAC	7
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	31
SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	56
COMPARATIVE PER SHARE DATA	59
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	61
RISK FACTORS	63
ANNUAL GENERAL MEETING OF WWAC	90
PROPOSAL NO. 1—BUSINESS COMBINATION PROPOSAL	97
PROPOSAL NO. 2—CHARTER PROPOSAL	122
PROPOSALS NO. 3, 4 AND 5—GOVERNING DOCUMENTS PROPOSALS	124
PROPOSAL NO. 3—GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED MEMORANDUM AND ARTICLES OF ASSOCIATION	127
PROPOSAL NO. 4—GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF AUTHORIZATION OF CHANGE TO VOTES OF MEMBERS, AS SET FORTH IN THE PROPOSED MEMORANDUM AND ARTICLES OF ASSOCIATION	129
PROPOSAL NO. 5—GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED MEMORANDUM AND ARTICLES OF ASSOCIATION	130
PROPOSAL NO. 6—THE NASDAQ PROPOSAL	132
PROPOSAL NO. 7—EQUITY INCENTIVE PLAN PROPOSAL	134
PROPOSAL NO. 8—DIRECTOR ELECTION PROPOSAL	143
PROPOSAL NO. 9—ADJOURNMENT PROPOSAL	145
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO U.S. HOLDERS	146
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	153
INFORMATION ABOUT WWAC	175
WWAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	191
INFORMATION ABOUT AERIES	202
AERIES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	214
EXECUTIVE COMPENSATION	228
MANAGEMENT OF ATI FOLLOWING THE BUSINESS COMBINATION	239
BENEFICIAL OWNERSHIP OF SECURITIES	247
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	249
DESCRIPTION OF ATI SECURITIES	254
SECURITIES ACT RESTRICTIONS ON RESALE OF ATI CLASS A ORDINARY SHARES	273
SHAREHOLDER PROPOSALS AND NOMINATIONS	274
SHAREHOLDER COMMUNICATIONS	275
LEGAL MATTERS	275
EXPERTS	275
DELIVERY OF DOCUMENTS TO SHAREHOLDERS	275
ENFORCEABILITY OF CIVIL LIABILITY	275
TRANSFER AGENT; WARRANT AGENT AND REGISTRAR	276
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE	276

i

ii

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with the document. You may request copies of this proxy statement/prospectus and any other publicly available information concerning WWAC, without charge, by written request to Worldwide Webb Acquisition Corp., 770 E Technology Way, F13-16, Orem, Utah 84097, or by telephone request at (415) 629-9066; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 (toll free), or banks and brokers can call (203) 658-9400, or by emailing WWAC.info@investor.morrowsodali.com, or from the SEC through the SEC website at http://www.sec.gov.

In order for WWAC’s shareholders to receive timely delivery of the documents in advance of the annual general meeting of WWAC to be held on     , 2023, you must request the information no later than five business days prior to the date of the annual general meeting, by    , 2023.

MARKET AND INDUSTRY DATA

Information contained in this proxy statement/prospectus concerning the market and the industry in which Aeries competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by Aeries based on such sources and Aeries’ knowledge of the markets for its services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. The industry in which Aeries operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this proxy statement/prospectus. Notwithstanding the foregoing, we are responsible for the information provided in this proxy statement/prospectus.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“AARK” are to Aark Singapore Pte. Ltd., a Singapore private company limited by shares;

•

“AARK and Aeries Equity Holder Support Agreement” are to the AARK and Aeries Equity Holder Support Agreement dated as of March 11, 2023, by and among WWAC, AARK, the Exchanging Aeries Holders and the Sole Shareholder, a copy of which is attached hereto as Annex B;

•	“AARK Constitution” are to the Constitution of AARK to be in effect following the consummation of the Business Combination, a copy of which is attached hereto as Annex F.

•	“AARK Exchange Agreement” are to the Exchange Agreement by and among the Sole Shareholder, AARK and WWAC, in the form attached here as Annex C, to be entered into upon the Closing Date;

•

“AARK Fully Diluted Ordinary Shares” are to a number of AARK ordinary shares equal to the quotient obtained by dividing the number of issued and outstanding AARK ordinary shares as of immediately prior to the Effective Time by the Sole Shareholder’s Pro Rata Portion;

•	“AARK ordinary shares” are to the ordinary shares of AARK, issued for SGD1.00 per share;

•	“AARK Post-Amalgamation Value” shall equal the (a) AARK Pre-Amalgamation Value plus (b) the WWAC Pre-Money Value;

•	“AARK Pre-Amalgamation Value” shall equal $251,540,000;

•	“Adjournment Proposal” are to a proposal to adjourn the annual general meeting to a later date or dates to the extent necessary;

•	“Aeries” are to Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares;

•	“Aeries Exchange Agreement” are to the Exchange Agreement by and among WWAC, the Exchanging Aeries Holders and Aeries, in the form attached hereto as Annex C, to be entered into upon the Closing Date;

•	“Aeries Group Company” or “Aeries Group Companies” are to AARK, Aeries and their subsidiaries;

•	“Aeries Holders” are to AARK, the ESOP Trust, Mr. Sudhir Appukuttan Panikassery, Mr. Ajay Khare and Mr. Unnikrishnan Balakrishnan Nambiar, who collectively own all of the equity interests in Aeries;

•	“Aeries Shares” are to ordinary share in the capital of Aeries, par value of INR 10 per share;

•	“Aggregate Cash” are to the term as defined in the Business Combination Agreement;

•

“Amalgamation” are to the amalgamation of Amalgamation Sub with and into AARK pursuant to the Business Combination Agreement, with AARK as the surviving company in the Amalgamation and, after giving effect to such Amalgamation, AARK becoming a subsidiary of WWAC;

•	“Amalgamation Sub” are to WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly owned subsidiary of WWAC;

•

“Anchor Investors” are to eleven qualified institutional buyers or institutional accredited investors (none of which are affiliated with any member of WWAC’s management team, Sponsor, its board of directors or, to its knowledge, any other anchor investor) that purchased an aggregate of $198.6 million of units in WWAC’s initial public offering.

•

“annual general meeting” are to the annual general meeting of WWAC at     a.m., Mountain Time, on    , 2023, at the offices of Kirkland & Ellis LLP located at 95 South State Street, Salt Lake City, Utah 84111, and virtually via a live webcast at     , or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•	“ATI” or “Combined Company” are to Aeries Technology, Inc. (f/k/a Worldwide Webb Acquisition Corp.) after giving effect to the consummation of the Business Combination;

•	“ATI Board” are to the board of directors of ATI;

•	“ATI Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of WWAC after giving effect to the Business Combination;

•	“ATI Class V ordinary share” or “Class V ordinary share” are to the Class V ordinary share, par value $0.0001 per share, of WWAC after giving effect to the Business Combination;

•

“Bonus Shares” are to up to 3,750,000 newly issued ATI Class A ordinary shares less the Extension Shares, the PIPE Incentive Shares and the Employee Merger Consideration Shares; provided, however, that if aggregate redemptions (including the 18,281,946 Class A ordinary shares redeemed in connection with the vote to approve the First Extension Amendment) exceed 89.15%, then the number of Bonus Shares will be (A) 3,750,000 less the Extension Shares, the PIPE Incentive Shares and the Employee Merger Consideration Shares multiplied by (B) the quotient, obtained by dividing (i) the number equal to the difference between (a) 100 and (b) the redemption percentage multiplied by 100 by (ii) 10.85;

•	“Business Combination” are to the Amalgamation and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•

“Business Combination Agreement” are to that certain Business Combination Agreement, dated March 11, 2023, by and among WWAC, Amalgamation Sub and AARK, as amended on June 30, 2023, and as it may be further amended and supplemented from time to time, attached to this proxy statement/prospectus as Annex A, Annex A-1 and Annex A-2;

•	“Cayman Islands Companies Act” are to the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

•	“Charter Proposal” are to Proposal No. 2 to approve the Proposed Memorandum and Articles of Association with effect from the Effective Time;

•	“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of WWAC;

•

“Class B ordinary shares” are to the 5,750,000 Class B ordinary shares, par value $0.0001 per share, of WWAC outstanding as of the date of this proxy statement/prospectus that were initially issued to Sponsor in a private placement prior to our initial public offering and, in connection with the Business Combination, will automatically convert, on a one-for-one basis, into ATI Class A ordinary shares;

•	“Closing” are to the closing of the Business Combination;

•

“Closing Date” are to that date that is in no event later than the third (3rd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under the section entitled “Proposal No. 1—Business Combination Proposal—Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as WWAC and AARK may agree in writing;

•	“Condition Precedent Proposals” are to the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“CVA” are to Corporate Valuation Advisors, Inc.;

•	“dollar” or “$” are to United States dollars;

•	“Effective Time” are to the time at which the Amalgamation Proposal (as defined in the Business Combination Agreement) is lodged with the Singapore Accounting and Corporate Regulatory Authority;

•	“Employee Merger Consideration Shares” are to the 52,600 ATI Class A ordinary shares to be issued to employees of the Combined Company pursuant to the Business Combination Agreement;

•

“Equity Incentive Plan” or “Plan” are to the ATI 2023 Equity Incentive Plan to be considered for adoption and approval by the shareholders pursuant to the Equity Incentive Plan Proposal, a copy of which is attached hereto as Annex G;

•	“Exchanging Aeries Holders” are to the Aeries Holders, with the exception of AARK.

•

“Existing Memorandum and Articles of Association” are to the Amended and Restated Memorandum and Articles of Association of WWAC as in effect on the date this proxy statement/prospectus is sent to WWAC shareholders;

•	“Extension Amendment” are to the First Extension Amendment and Second Extension Amendment collectively;

•

“Extension Shares” are to the 987,000 ATI Class A ordinary shares that will be issued at Closing to certain holders who elected not to redeem their shares in connection with the vote to approve the Extension Amendment;

•	“Fairness Opinion” are to the fairness opinion issued by Corporate Valuation Advisors, Inc. to the WWAC Board, a copy of which is attached hereto as Annex H;

•

“First Extension Amendment” are to the amendment to the Existing Memorandum and Articles of Association to extend the date by which WWAC must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, (2) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem all of WWAC’s Class A ordinary shares sold in its initial public offering that was consummated on October 22, 2021, from 18 months from the closing of the initial public offering to 24 months from the closing of the initial public offering;

•	“initial public offering” are to WWAC’s initial public offering that was consummated on October 22, 2021;

•	“Investment Company Act” are to the Investment Company Act of 1940, as amended;

•	“Nasdaq” are to the Nasdaq Stock Market;

•

“ordinary shares” are to our Class A ordinary shares and our Class B ordinary shares prior to the Business Combination and to the ATI Class A ordinary shares and the ATI Class V ordinary share after the Business Combination;

•

“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for an aggregate of 1,033,058 ATI Class A ordinary shares for an aggregate purchase price of $5 million to be consummated in connection with the Closing;

•	“PIPE Investors” are to the investors that have signed the Subscription Agreements;

•	“PIPE Incentive Shares” are to the number of ATI Class A ordinary shares that may be issued at Closing to the PIPE Investors as an incentive in the PIPE Financing;

•

“private placement warrants” are to the 8,900,000 private placement warrants outstanding as of the date of this proxy statement/prospectus that were issued to Sponsor simultaneously with the closing of WWAC’s initial public offering in a private placement at a price of $1.00 per warrant. Each private placement warrant is exercisable for one Class A ordinary share of WWAC at a price of $11.50;

•	“pro forma” are to giving pro forma effect to the Business Combination, including the Amalgamation and the PIPE Financing;

•

“Pro Rata Portion” are to (a) with respect to the Sole Shareholder, the percentage equal to the Sole Shareholder Pre-Amalgamation Value divided by the AARK Post-Amalgamation Value, and (b) with respect to WWAC, the percentage equal to 100 minus the Sole Shareholder’s Pro Rata Portion;

•

“Proposed Memorandum and Articles of Association” are to the proposed memorandum and articles of association of WWAC to be effective upon the Business Combination attached to this proxy statement/prospectus as Annex E;

•	“public shareholders” are to holders of public shares, whether acquired in WWAC’s initial public offering or acquired in the secondary market;

•	“public shares” are to the currently outstanding 4,718,054 Class A ordinary shares of WWAC, whether acquired in WWAC’s initial public offering or in the secondary market;

•	“public warrants” are to the currently outstanding 11,500,000 redeemable warrants to purchase Class A ordinary shares of WWAC that were issued by WWAC in its initial public offering;

•

“redemption” are to the election of an eligible holder of Class A ordinary shares to redeem all or a portion of the Class A ordinary shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the trust account (including any interest earned on the funds held in the trust account) in connection with the consummation of the Business Combination;

•	“SEC” are to the United States Securities and Exchange Commission;

•

“Second Extension Amendment” are to the amendment to the Existing Memorandum and Articles of Association to extend the date by which WWAC must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities , (2) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem all of WWAC’s Class A ordinary shares sold in its initial public offering that was consummated on October 22, 2021 (the “IPO”), from 24 months from the closing of its IPO to 25 months from the closing of its IPO or such earlier date as is determined by the WWAC Board to be in the best interests of WWAC, and to allow the WWAC without another shareholder vote, by resolution of the WWAC Board, to elect to further extend the initial extended date in one-month increments up to five additional times, for a total of up to 30 months from the closing of our IPO, unless the closing of a business combination shall have occurred prior thereto;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sole Shareholder” are to Venu Raman Kumar, the sole shareholder of AARK;

•	“Sole Shareholder Pre-Amalgamation Value” are to $224,965,000;

•	“Sponsor” are to Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company;

•	“Sponsor Support Agreement” are to the Sponsor Support Agreement dated as of March 11, 2023, by and among Sponsor, WWAC and AARK, a copy of which is attached hereto as Annex D and Annex D-1;

•	“Subscription Agreements” are to the subscription agreements, entered into by WWAC and each of the PIPE Investors in connection with the PIPE Financing, substantially in the form of Annex I;

•	“Target” are to Aeries and AARK, collectively;

•	“transfer agent” are to Continental, WWAC’s transfer agent;

•

“trust account” are to the trust account established at the consummation of WWAC’s initial public offering that holds the proceeds of the initial public offering and is maintained by Continental, acting as trustee;

•	“trustee” are to Continental, WWAC’s trustee;

•	“U.S.” refers to the United States of America;

•

“units” are to the units of WWAC, each unit representing one Class A ordinary share and one-half of one warrant to acquire one Class A ordinary share, that were offered and sold by WWAC in its initial public offering;

•	“warrant agent” are to Continental, WWAC’s warrant agent;

•	“Warrant Agreement” are to the warrant agreement dated October 19, 2021, by and between WWAC and Continental, as warrant agent;

•

“Working Capital Loans” are to funds loaned to WWAC by Sponsor or an affiliate of Sponsor, or certain of WWAC’s officers and directors as may be required in order to finance transaction costs in connection with a business combination;

•

“WWAC,” “we,” “us” or “our” are to Worldwide Webb Acquisition Corp., a Cayman Islands exempted company, both prior to and after the consummation of the Business Combination (also referred to as ATI or the Combined Company after consummation of the Business Combination);

•

“WWAC Available Cash” are to, as of the Effective Time, (a) the amount of the funds contained in the trust account as of immediately prior to the Effective Time and after giving effect to the completion of any public share redemptions plus (b) the aggregate amount of proceeds of the PIPE Financing minus (i) the Working Capital Loans and (ii) all liabilities of WWAC, including unpaid WWAC Transaction Expenses;

•	“WWAC Board” are to the WWAC board of directors;

•	“WWAC Pre-Money Value” are to, as of the Effective Time, an amount equal to (a) WWAC Available Cash plus (b) $78,650,000;

•

“WWAC Transaction Expenses” are to any out-of-pocket fees and expenses paid or payable by WWAC, Amalgamation Sub, Sponsor or its affiliates (whether or not billed or accrued for) as a result of or in connection with WWAC’s negotiation, documentation and consummation of the Business Combination; and

•	“WWAC warrants” are to the public warrants and the private placement warrants.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF WWAC

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the annual general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to WWAC’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the annual general meeting, which will be held at     a.m., Mountain Time, on    , 2023, at the offices of Kirkland & Ellis LLP located at 95 South State Street, Salt Lake City, UT 84111, and virtually via a live webcast at    , or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Q:	Why am I receiving this proxy statement/prospectus?

A:

WWAC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, on the Closing Date (i) Amalgamation Sub will amalgamate with AARK (the “Amalgamation”), with AARK as the surviving entity and controlled by ATI (by virtue of ATI’s right to appoint two of ATI’s independent directors to the three-member AARK board), (ii) the Sole Shareholder will continue to own AARK ordinary shares and ATI’s equity in the Amalgamation Sub will be converted into an amount of AARK ordinary shares based upon a conversion ratio defined in the Business Combination Agreement (assuming minimum redemptions, ATI and the Sole Shareholder will initially own, prior to any exchange of shares by the Sole Shareholder pursuant to the AARK Exchange Agreement (as defined below), approximately 39.89% and 60.11% of AARK, respectively), (iii) the Class V Shareholder will be issued one Class V ordinary share in ATI that has voting rights but no economic rights, (iv) holders of Class A ordinary shares who elect not to redeem those shares in connection with the vote to approve the Business Combination Agreement will be issued a number of Bonus Shares as described herein, (v) ATI will issue 52,600 ATI Class A ordinary shares to certain employees of ATI, (vi) Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company (“Sponsor”), will (A) forfeit 1,500,000 Class B ordinary shares at the Effective Time (see “Proposal No. 1—Business Combination Proposal—Related Agreements—The Sponsor Support Agreement” for more information) and (B)(x) if WWAC Available Cash at Closing is less than $50 million, forfeit an additional 1,500,000 Class B ordinary shares or (y) if WWAC Available Cash at Closing is $50 million or more, subject 1,500,000 ATI Class A ordinary shares to an earn-out based on the trading price of the ATI Class A ordinary shares over the five-year period post-Closing, (vii) pursuant to subscription agreements entered into with certain accredited investors (the “PIPE Investors”), ATI will issue 1,033,058 ATI Class A Ordinary Shares to the PIPE Investors for aggregate gross proceeds of $5,000,000, (viii) the Exchanging Aeries Holders will enter into an exchange agreement with Aeries and WWAC in the form attached hereto as Annex C (the “Aeries Exchange Agreement”), and (ix) the Sole Shareholder will enter into an exchange agreement with AARK and WWAC, in the form attached hereto as Annex C (the “AARK Exchange Agreement” and the “Exchange Agreements”). See “Proposal No. 1—Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, Annex A-1 and Annex A-2 and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Equity Incentive Plan Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter, and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

The provisions of the Proposed Memorandum and Articles of Association will differ in certain material respects from the Existing Memorandum and Articles of Association. Please see “What amendments will be made to the current constitutional documents of WWAC?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of WWAC being asked to vote upon?

A:	At the annual general meeting, WWAC is asking holders of its ordinary shares to consider and vote upon separate proposals, as follows:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Amalgamation;

•

a proposal to approve by special resolution the Proposed Memorandum and Articles of Association. A copy of the Proposed Memorandum and Articles of Association is attached to this proxy statement/prospectus as Annex E;

•

separate proposals to approve, on a non-binding advisory basis, each of the Governing Documents Proposals and thereby (i) authorize a change to our authorized capital stock, (ii) authorize a dual class ordinary share structure in which holders of Class A ordinary shares will be entitled to one vote per share and the Class V Shareholder will be entitled to a number of votes equal to 26.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board), or in certain instances 51.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share and provided that upon the exchange of all AARK ordinary shares held by the Sole Shareholder pursuant to the AARK Exchange Agreement, the ATI Class V ordinary share will be automatically forfeited and cancelled and (iii) approve other changes to be made in connection with the adoption of the Proposed Memorandum and Articles of Association;

•

a proposal to approve by ordinary resolution the issuance of ATI Class A ordinary shares and the ATI Class V ordinary share in connection with the Business Combination and the PIPE Financing in compliance with Nasdaq listing requirements;

•	a proposal to approve and adopt by ordinary resolution the Equity Incentive Plan;

•

a proposal for the holders of the Class B ordinary shares to consider and vote upon a proposal under the Cayman Islands Companies Act to elect Sudhir Appukuttan Panikassery, Daniel S. Webb, Venu Raman Kumar, Alok Kochhar, Biswajit Dasgupta, Nina B. Shapiro and Ramesh Venkataraman, in each case, to serve as directors until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal; and

•

a proposal to approve by ordinary resolution the adjournment of the annual general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the annual general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination

Agreement, the Business Combination Agreement could be terminated, and the Business Combination may not be consummated.

For more information, please see “Proposal No. 1—Business Combination Proposal,” “Proposal No. 2—Charter Proposal,” “Proposals No. 3, 4 and 5—Governing Documents Proposals,” “Proposal No. 6—The Nasdaq Proposal,” “Proposal No. 7—Equity Incentive Plan Proposal,” “Proposal No. 8—Director Election Proposal” and “Proposal No. 9—Adjournment Proposal.”

WWAC will hold the annual general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the annual general meeting. Shareholders of WWAC should read it carefully.

After careful consideration, the WWAC Board has determined that the Business Combination Proposal, the Charter Proposal, each of the Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are in the best interests of WWAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WWAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WWAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is WWAC proposing the Business Combination?

A:

WWAC is a blank check company incorporated on March 5, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. WWAC’s objective is to identify and accelerate a market-leading, differentiated internet company within our target sectors of interest, including direct-to-consumer brands, Amazon centric, online marketplaces, food tech, new media, digital health, software-as-a-service, fin tech and any adjacent industries undergoing technology-driven transformations that offer high-quality revenue streams and attractive organic and inorganic growth opportunities.

Based on its due diligence investigations of Aeries and the industry in which it operates, including the financial and other information provided by Aeries in the course of negotiations, the WWAC Board believes that Aeries meets the criteria and guidelines listed above. However, there is no assurance of this. See “Proposal No. 1—Business Combination Proposal—WWAC Board’s Reasons for the Business Combination.”

Although the WWAC Board believes that the Business Combination with Aeries presents a unique business combination opportunity and is in the best interests of WWAC and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Proposal No. 1—Business Combination Proposal—WWAC Board’s Reasons for the Business Combination.” and “Risk Factors.”

Q:	Did the WWAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Yes. The WWAC Board did receive the Fairness Opinion from Corporate Valuation Advisors, Inc. that the consideration payable to the owners of the Target was fair to the public shareholders of WWAC from a financial point of view. A copy of the Fairness Opinion is attached to this proxy statement/prospectus as Annex H and is summarized under “Proposal No. 1—Business Combination Proposal—WWAC Board’s Reasons for the Business Combination.”

Q:	What is the corporate structure of WWAC and AARK, respectively, prior to Closing?

A:	The diagrams below depict the simplified corporate structure of WWAC and AARK, respectively, prior to Closing. At the Closing, WWAC will change its name to “Aeries Technology, Inc.” (ATI).

*

The Sponsor owns 43% of the voting interests in WWAC on the record date as calculated based on (i) 4,718,054 Class A ordinary shares and (ii) 5,750,000 Class B ordinary shares, in each case, outstanding as of such record date. Please refer to the “Beneficial Ownership of Securities” section of this proxy statement/prospectus for a table and footnotes thereto for further information on the beneficial ownership in WWAC prior to the Business Combination.

Pursuant to the Amalgamation, all AARK ordinary shares that are issued and outstanding prior to the Effective Time will remain issued and outstanding following the Effective Time and continue to be held by the Sole Shareholder, and all of the shares of Amalgamation Sub that are issued and outstanding as of the Effective Time will be automatically converted into a number of AARK ordinary shares based on WWAC Available Cash at closing. The Combined Company will own these AARK ordinary shares directly. The number of AARK ordinary shares to be issued in connection with the Amalgamation will be based on an assumed price of $10.10 per share.

In addition, at the Effective Time, WWAC will contribute the WWAC Available Cash to AARK on behalf of Amalgamation Sub.

Q:	What will the corporate structure of ATI be following the Business Combination?

A:

Following the Business Combination, the combined company will be organized similar to an Up-C structure, in which substantially all of the assets and business of ATI will be held indirectly by ATI and will operate through AARK and Aeries, and ATI will be a publicly listed holding company that will hold an equity interest in AARK. In accordance with the terms and subject to the conditions of the Business Combination Agreement, all of the AARK ordinary shares outstanding prior to the Amalgamation will remain outstanding and held by the Sole Shareholder and ATI’s equity in the Amalgamation Sub will be converted into a number of AARK ordinary shares equal to WWAC’s Pro Rata Portion of the AARK Fully Diluted Ordinary Shares, resulting in ATI and the Sole Shareholder initially owning, assuming Minimum Redemptions, and prior to any exchange of shares by the Sole Shareholder pursuant to the AARK Exchange Agreement, approximately 39.89% and 60.11% of AARK, respectively, based on a pre-transaction equity value of Aeries of $349 million. AARK owns 85.31% of the issued and outstanding Aeries Shares, with the remaining Aeries Holders owning the remaining 14.69% of the issued and outstanding Aeries Shares. Under the Exchange Agreements, subject to the satisfaction of certain conditions set forth therein, from and after

April 1, 2024, ATI may require the owners of AARK and Aeries other than ATI, or the owners of AARK and Aeries other than ATI may elect, to exchange their interests for ATI Class A ordinary shares or the Cash Exchange Payment, at the option of the party that initiates the exchange. The diagrams below depict the simplified corporate structure of ATI following the Business Combination, both before and after the occurrence of the transactions contemplated in the Exchange Agreements, respectively:

*

Please refer to the “Economic and Voting Interests in ATI (Pre-Exchange)” table included in the answer to the question “What equity stake will current WWAC shareholders and current shareholders of Aeries hold in WWAC immediately after the consummation of the Business Combination?” in this “Questions and Answers for Shareholders of WWAC” section on page 16 below for the economic and voting interests of the identified groups of ATI shareholders based on various redemption scenarios.

**	Excludes Aeries Shares underlying options in the ESOP Trust.

*

Please refer to the “Economic and Voting Interests in ATI (Post-Exchange)” table included in the answer to the question “What equity stake will current WWAC shareholders and current shareholders of Aeries hold in WWAC immediately after the consummation of the Business Combination?” in this “Questions and Answers for Shareholders of WWAC” section on page 17 below for the economic and voting interests of the identified groups of ATI shareholders, based on various redemption scenarios.

**	Excludes Aeries Shares underlying options in the ESOP Trust.

This organizational structure will allow the Sole Shareholder to retain a direct equity ownership in AARK in the form of AARK ordinary shares, which will share in the profits and losses of AARK, prior to exchanging its interests in AARK for ATI Class A ordinary shares pursuant to the terms of the AARK Exchange Agreement. The Class V Shareholder will hold one ATI Class V ordinary share. Such ATI Class V ordinary share will have no economic rights, but will have voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and ATI Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board), and (2) in certain circumstances, including the threat of a hostile change of control of ATI, 51% of the total issued and outstanding ATI Class A ordinary shares and ATI Class V ordinary share voting together as a class. The ATI Class V ordinary share may not be transferred to any transferee, and any attempted transfer of the ATI Class V ordinary share will be void. Upon the exchange of all AARK ordinary shares held by the Sole Shareholder pursuant to the AARK Exchange Agreement, the ATI Class V ordinary share will be automatically forfeited and cancelled, and once so forfeited and cancelled, the ATI Class V ordinary share may not be reissued. The Class V Shareholder is owned by a business associate of the Sole Shareholder. Neither the Class V Shareholder nor its owner is a “related person” or an “affiliate” to WWAC, AARK or Aeries as such terms are defined under Item 404 of Regulation S-K and Rule 405 of the Securities Act, respectively. The Sole Shareholder does not have control over the Class V Shareholder, and the Class V Shareholder will not receive any compensation in connection with its ownership of the ATI Class V ordinary share. Although the Class V Shareholder is not required by contract or otherwise to vote in a manner that is beneficial to the Sole Shareholder and may vote the Class V ordinary share in its sole discretion, given the business relationship between the Class V Shareholder and the Sole Shareholder, the Sole Shareholder believes that the Class V Shareholder could protect the interests of the Sole Shareholder from extraordinary events, such as a hostile takeover or board contest, prior to the exchange of AARK ordinary shares by the Sole Shareholder. In addition, the Aeries Holders will retain a direct equity ownership in Aeries in the form of Aeries Shares prior to exchanging their interests in Aeries for ATI Class A ordinary shares pursuant to the terms of the Aeries Exchange Agreement. Those investors who, prior to the Business Combination, held Class A ordinary shares or Class B ordinary shares of WWAC will, by contrast, hold their equity ownership in ATI. The parties agreed to structure the Business Combination in this manner for business purposes, and we do not believe that the contemplated organizational structure will give rise to any significant business or strategic benefit or detriment. See the section entitled “Risk Factors—Risks Related to the Ownership of Our Class A Ordinary Shares and the Business Combination” for additional information on our organizational structure.

Q:	What securities of ATI, AARK and Aeries will be received and/or remain outstanding in the Business Combination?

A:

Below is an overview of the securities of ATI, AARK and Aeries to be received and/or remain outstanding in the Business Combination, which is not intended to be comprehensive. For further detail, see “Description of the ATI Securities” and “Proposal No. 1—Business Combination Proposal—Related Agreements—Exchange Agreements.”

Security	Identity of Holders	Voting Rights	Dividend and Distribution Rights	Rights Upon Liquidation	Conversion/ Exchange Rights
ATI
ATI Class A ordinary shares	• Non-redeeming WWAC public shareholders • PIPE Investors • Sponsor	One vote per share	Ratable	Ratable	N/A

ATI Class V ordinary share	Class V Shareholder	(a) a number of votes representing 26.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share (subject to a proportionate reduction in	None	None	N/A, but voting power will reduce in proportion with exchange or redemption of AARK ordinary shares and upon the exchange of all AARK ordinary shares held by the

Security	Identity of Holders	Voting Rights	Dividend and Distribution Rights	Rights Upon Liquidation	Conversion/ Exchange Rights

voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board); and

(b) in connection with certain extraordinary events set forth in the Proposed Memorandum and Articles of Association, a number of votes representing 51.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share.

Sole Shareholder pursuant to the AARK Exchange Agreement, the ATI Class V ordinary share will be automatically forfeited and cancelled (see below)

Security	Identity of Holders	Voting Rights	Dividend and Distribution Rights	Rights Upon Liquidation	Conversion/ Exchange Rights

Warrants to purchase ATI Class A ordinary shares	WWAC public and private warrant holders	N/A	N/A	N/A	Exercisable at $11.50 per share, subject to adjustment
AARK
AARK ordinary shares	• ATI • Sole Shareholder	One vote per share	Ratable	Ratable	If held other than by ATI, exchangeable, together with a proportionate reduction in voting power of the ATI Class V ordinary share, for shares of ATI Class A ordinary shares
Aeries
Aeries Shares	• AARK 85.31% • other Aeries Holders 14.69%	One vote per share	Ratable	Ratable	If held other than by AARK, exchangeable for shares of ATI Class A ordinary shares

Q:	How will the Combined Company, AARK and Aeries be managed following the Business Combination?

A:

Following the Closing, it is expected that (1) the current management of Aeries will become the management of ATI, (2) the ATI Board will consist of seven directors and be divided into three classes, designated Class I, II and III, with Class I consisting of three directors, Class II consisting of two directors and Class III consisting of two directors; and (3) the members of the ATI Board will include Daniel Webb, current Chief Executive Officer of the Company, Venu Raman Kumar, Sudhir Appukuttan Panikassery and four other individuals designated by AARK, who will meet the standards of independence for companies subject to the rules and regulations of Nasdaq Stock Market. Please see the section entitled “Management of ATI Following the Business Combination” for further information.

Following the Closing, it is expected that AARK will be managed by its directors. So long as the ATI Class V ordinary share remains outstanding, (1) the AARK board will consist of three directors, which will consist of two independent directors of the Combined Company and the Sole Shareholder, and (2)(a) the Combined Company will have the right to nominate to the AARK board the two independent directors from four of its independent directors and (b) the Sole Shareholder and his heirs and successors will have the right to nominate the remaining director to serve on the AARK board. Pursuant to the Proposed Memorandum and Articles of Association, the Sole Shareholder, if presiding over a meeting of the board of Directors of the Combined Company, will abstain from voting on the appointment of either of the two directors of AARK who will be selected from the four independent directors of ATI. As any decision by the AARK board requires majority approval, the remaining member of the AARK board, namely, the Sole Shareholder, may not alone control board decisions. Further, there are no circumstances in which the Sole Shareholder can override the vote of the AARK board and substitute his decision for the AARK board’s decisions.

Q:	What equity stake will current WWAC shareholders and current shareholders of Aeries hold in WWAC immediately after the consummation of the Business Combination?

A:

As of    , 2023, there are (i) 4,718,054 Class A ordinary shares outstanding and (ii) 5,750,000 Class B ordinary shares outstanding held by Sponsor and the Anchor Investors (as defined below). As of the date of this proxy statement/prospectus, there are outstanding 8,900,000 private placement warrants held by Sponsor and 11,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of WWAC’s outstanding public shares are redeemed in connection with the Business Combination), WWAC’s fully-diluted share capital, giving effect to the exercise of all of the private placement warrants and public warrants, would be 30,868,054 ordinary shares.

The following table illustrates varying ownership levels in ATI Class A ordinary shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) all options in the ESOP Trust are exercised for Aeries Shares and that no ATI Class A ordinary shares are issued to the Sole Shareholder and the Aeries Holders pursuant to the Exchange Agreements; (ii) no public warrants or private placement warrants to purchase Class A ordinary shares that will be outstanding immediately following Closing have been exercised; and (iii) WWAC Available Cash at Closing will be less than $50 million. If the actual facts are different than these assumptions, the ownership percentages in ATI will be different.

	Economic and Voting Interests in ATI (Pre-Exchange)
	No redemptions			Medium redemptions(7)			Maximum redemptions(8)
	Number of ATI Ordinary Shares	Percentage of economic interests	Percentage of voting interests	Number of ATI Ordinary Shares	Percentage of economic interests	Percentage of voting interests	Number of ATI Ordinary Shares	Percentage of economic interests	Percentage of voting interests
WWAC public shareholders(1)	7,428,454	15.9%	44.9%	6,996,847	15.1%	43.8%	6,565,240	14.3%	42.7%
Sponsor(2)	1,500,000	3.2%	9.1%	1,500,000	3.2%	9.4%	1,500,000	3.3%	9.7%
Aeries Employees(3)	52,600	0.1%	0.3%	52,600	0.1%	0.3%	52,600	0.1%	0.3%
PIPE Investors	1,033,058	2.2%	6.2%	1,033,058	2.2%	6.4%	1,033,058	2.2%	6.7%
Sole Shareholder(4)	—	48.0%	—	—	48.4%	—	—	48.8%	—
Exchanging Aeries Holders(4)	—	25.8%	—	—	26.1%	—	—	26.3%	—
Class V Shareholder(5)	1	0%	26.0%	1	0%	26.0%	1	0%	26.0%
Anchor Investors	1,250,000	2.7%	7.6%	1,250,000	2.7%	7.8%	1,250,000	2.7%	8.1%
Non-Redeeming Holders(6)	987,000	2.1%	6.0%	987,000	2.1%	6.2%	987,000	2.1%	6.4%

(1)	Assumes 2,710,400 Bonus Shares are issued to the public shareholders.
(2)	Assumes 3,000,000 Class B ordinary shares will be cancelled pursuant to the Sponsor Support Agreement.
(3)	Consists of the Employee Merger Consideration Shares that will be issued in connection with the Business Combination.
(4)

Represents interests in AARK or Aeries that are exchangeable for an aggregate of up to 34,554,454 ATI Class A ordinary shares, assuming that no party initiating an exchange elects to settle such exchange with a Cash Exchange Payment, pursuant to the Exchange Agreements from and after April 1, 2024.

(5)

At Closing, the ATI Class V ordinary share will have no economic rights, but will have voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and ATI Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board) and (2) in certain circumstances, including the threat of a hostile change of control of WWAC, 51% of the total issued and outstanding ATI Class A ordinary shares and ATI Class V ordinary share voting together as a class. Upon the exchange of all AARK ordinary shares held by the Sole Shareholder pursuant to the AARK Exchange Agreement, the ATI Class V ordinary share will be automatically forfeited and cancelled.
(6)

Consists of the ATI Class A ordinary shares that will be issued at Closing to certain holders who elected not to redeem their Class A ordinary shares in connection with the vote to approve the First Extension Amendment. On October 2, 2023, WWAC filed a definitive proxy statement with the SEC in connection with the Second Extension Amendment. Assuming the Second Extension Amendment is approved at the extraordinary general meeting to be held on October 16, 2023, additional ATI Class A ordinary shares will be issued at Closing to certain holders who elected not to redeem their Class A ordinary shares, pursuant to the terms and conditions of the non-redemption agreements signed in connection with the Second Extension Amendment. If WWAC’s Board elects to extend the Extended Date, such holders will be issued additional ATI Class A ordinary shares at Closing. For further details on the Second Extension Amendment and the relevant non-redemption agreements, see “WWAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

(7)	Assumes a number of redemptions equal to the midpoint between no redemptions and maximum redemptions.
(8)	Assumes the number of redemptions meets all of the conditions to permit consummation of the Business Combination and would not result in Aggregate Cash at Closing being less than $30.0 million.

The following table illustrates varying ownership levels in ATI Class A ordinary shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) an aggregate of 34,554,454 ATI Class A ordinary shares are issued to the Sole Shareholder and the Aeries Holders pursuant to the Exchange Agreements, which would be the number of Class A ordinary shares issued to these holders based on the Exchange Rate of 14.40 in the case of Aeries Shares and 2,246 in the case of AARK ordinary shares, assuming that all options in the ESOP Trust are exercised for Aeries Shares and exchanged pursuant to the Aeries Exchange Agreement and that no party initiating an exchange elects to settle such exchange with a Cash Exchange Payment; (ii) no public warrants or private placement warrants to purchase Class A ordinary shares that will be outstanding immediately following Closing have been exercised; and (iii) WWAC Available Cash at Closing will be less than $50 million. If the actual facts are different than these assumptions, the ownership percentages in ATI will be different.

	Economic and Voting Interests in ATI (Post-Exchange)
	No redemptions		Medium redemptions(7)		Maximum redemptions(8)
	Number of ATI Class A Ordinary Shares	Percentage of economic and voting interests	Number of ATI Class A Ordinary Shares	Percentage of economic and voting interests	Number of ATI Class A Ordinary Shares	Percentage of economic and voting interests
WWAC public shareholders(1)	7,428,454	15.9%	6,996,847	15.1%	6,565,240	14.3%
Sponsor(2)	1,500,000	3.2%	1,500,000	3.2%	1,500,000	3.3%
Aeries Employees(3)	52,600	0.1%	52,600	0.1%	52,600	0.1%
PIPE Investors	1,033,058	2.2%	1,033,058	2.2%	1,033,058	2.2%
Sole Shareholder(4)	22,460,395	48.0%	22,460,395	48.4%	22,460,395	48.9%
Exchanging Aeries Holders(4)	12,094,059	25.8%	12,094,059	26.1%	12,094,059	26.3%
Class V Shareholder(5)	—	—	—	—	—	—
Anchor Investors	1,250,000	2.7%	1,250,000	2.7%	1,250,000	2.7%
Non-Redeeming Holders(6)	987,000	2.1%	987,000	2.1%	987,000	2.1%

(1)	Assumes 2,710,400 Bonus Shares are issued to the public shareholders.
(2)	Assumes 3,000,000 Class B ordinary shares will be cancelled pursuant to the Sponsor Support Agreement.
(3)	Consists of the Employee Merger Consideration Shares that will be issued in connection with the Business Combination.

(4)

Represents interests in AARK or Aeries that are exchangeable for ATI Class A ordinary shares in connection with the Business Combination, assuming that no party initiating an exchange elects to settle such exchange with a Cash Exchange Payment.

(5)

Represents the automatic forfeiture and cancellation of the ATI Class V ordinary share pursuant to the Proposed Amended and Restated Articles of Association upon the exchange of all AARK ordinary shares held by the Sole Shareholder pursuant to the AARK Exchange Agreement.

(6)

Consists of the ATI Class A ordinary shares that will be issued at Closing to certain holders who elected not to redeem their Class A ordinary shares in connection with the vote to approve the First Extension Amendment. On October 2, 2023, WWAC filed a definitive proxy statement with the SEC in connection with the Second Extension Amendment. Assuming the Second Extension Amendment is approved at the extraordinary general meeting to be held on October 16, 2023, additional ATI Class A ordinary shares will be issued at Closing to certain holders who elected not to redeem their Class A ordinary shares, pursuant to the terms and conditions of the non-redemption agreements signed in connection with the Second Extension Amendment. If WWAC’s Board elects to extend the Extended Date, such holders will be issued additional ATI Class A ordinary shares at Closing. For further details on the Second Extension Amendment and the relevant non-redemption agreements, see “WWAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

(7)	Assumes a number of redemptions equal to the midpoint between no redemptions and maximum redemptions.
(8)	Assumes the number of redemptions meets all of the conditions to permit consummation of the Business Combination and would not result in Aggregate Cash at Closing being less than $30.0 million.

For further details, see “Proposal No. 1—Business Combination Proposal—Business Combination Consideration.”

Q:	How will variations in the levels of redemptions impact the dilutive effect of equity issuances related to the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are 8,900,000 private placement warrants held by Sponsor and 11,500,000 public warrants outstanding. Each whole warrant entitles the holder thereof to purchase one ATI Class A ordinary share. The public warrants had an estimated aggregate value of approximately $251,850 based on the closing price of $0.0219 per public warrant on Nasdaq on June 30, 2023. See “Risk Factors—Your unexpired warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby significantly diminishing the value of your warrants.” The following table illustrates varying ownership levels in ATI Class A ordinary shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) an aggregate of 34,554,454 ATI Class A ordinary shares are issued to the Sole Shareholder and the Aeries Holders pursuant to the Exchange Agreements, which would be the number of Class A ordinary shares issued to these holders based on the Exchange Rate of 14.40 in the case of Aeries Shares and 2,246 in the case of AARK ordinary shares, assuming all options in the ESOP Trust are exercised for Aeries Shares and exchanged pursuant to the Aeries Exchange Agreement and that no party initiating an exchange elects to settle such exchange with a Cash Exchange Payment, are issued to the Sole Shareholder and the Aeries Holders pursuant to the Exchange Agreements, which would be the number of Class A ordinary shares issued to these holders based on the Exchange Rate of 14.40 in the case of Aeries Shares and 2,246 in the case of AARK ordinary shares; and (ii) WWAC Available Cash at Closing will be less than $50 million. If the actual facts are different than these assumptions, the ownership percentages in ATI will be different.

	Economic Interests in ATI
	No redemptions					Medium redemptions(7)				Maximum redemptions(9)
	Outstanding Shares	Outstanding Ownership	Fully Diluted Shares(8)	Fully Diluted Ownership(8)	Outstanding Shares	Outstanding Ownership	Fully Diluted Shares(8)	Fully Diluted Ownership(8)	Outstanding Shares	Outstanding Ownership	Fully Diluted Shares(8)	Fully Diluted Ownership(8)
WWAC public shareholders(1)	7,428,454	15.9%	18,928,454	28.2%	6,996,847	15.1%	18,496,847	27.7%	6,565,240	14.3%	18,065,240	27.2%
Sponsor(2)	1,500,000	3.2%	10,400,000	15.5%	1,500,000	3.2%	10,400,000	15.6%	1,500,000	3.3%	10,400,000	15.7%
Aeries Employees(3)	52,600	0.1%	52,600	0.1%	52,600	0.1%	52,600	0.1%	52,600	0.1%	52,600	0.1%
PIPE Investors	1,033,058	2.2%	1,033,058	1.5%	1,033,058	2.2%	1,033,058	1.5%	1,033,058	2.2%	1,033,058	1.6%
Sole Shareholder(4)	22,460,395	48.0%	22,460,395	33.4%	22,460,395	48.4%	22,460,395	33.6%	22,460,395	48.9%	22,460,395	33.9%
Exchanging Aeries Holders(4)	12,094,059	25.8%	12,094,059	18.0%	12,094,059	26.1%	12,094,059	18.1%	12,094,059	26.3%	12,094,059	18.2%
Class V Shareholder(5)	—	—	—	—	—	—	—	—	—	—	—	—
Anchor Investors	1,250,000	2.7%	1,250,000	1.9%	1,250,000	2.7%	1,250,000	1.9%	1,250,000	2.7%	1,250,000	1.9%
Non-Redeeming Holders(6)	987,000	2.1%	987,000	1.5%	987,000	2.1%	987,000	1.5%	987,000	2.1%	987,000	1.5%

(1)	Assumes 2,710,400 Bonus Shares are issued to the public shareholders.
(2)	Assumes 3,000,000 Class B ordinary shares will be cancelled pursuant to the Sponsor Support Agreement.
(3)	Consists of the Employee Merger Consideration Shares that will be issued in connection with the Business Combination.
(4)	Assumes an aggregate of 34,554,454 ATI Class A ordinary shares are issued to the Sole Shareholder and the Aeries Holders pursuant to the Exchange Agreements.
(5)

Represents the automatic forfeiture and cancellation of the ATI Class V ordinary share pursuant to the Proposed Amended and Restated Articles of Association upon the exchange of all AARK ordinary shares held by the Sole Shareholder pursuant to the AARK Exchange Agreement.

(6)

Consists of the ATI Class A ordinary shares that will be issued at Closing to certain holders who elected not to redeem their Class A ordinary shares in connection with the vote to approve the First Extension Amendment. On October 2, 2023, WWAC filed a definitive proxy statement with the SEC in connection with the Second Extension Amendment. Assuming the Second Extension Amendment is approved at the extraordinary general meeting to be held on October 16, 2023, additional ATI Class A ordinary shares will be issued at Closing to certain holders who elected not to redeem their Class A ordinary shares, pursuant to the terms and conditions of the non-redemption agreements signed in connection with the Second Extension Amendment. If WWAC’s Board elects to extend the Extended Date, such holders will be issued additional ATI Class A ordinary shares at Closing. For further details on the Second Extension Amendment and the relevant non-redemption agreements, see “WWAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

(7)	Assumes a number of redemptions equal to the midpoint between no redemptions and maximum redemptions.
(8)

Assumes (i) public warrants to purchase Class A ordinary shares that will be outstanding immediately following Closing have been fully exercised and (ii) private placement warrants to purchase Class A ordinary shares that will be outstanding immediately following Closing have been fully exercised.

(9)	Assumes the number of redemptions meets all of the conditions to permit consummation of the Business Combination and would not result in Aggregate Cash at Closing being less than $30.0 million.

Q:	What amendments will be made to the current constitutional documents of WWAC?

A:

WWAC’s shareholders also are being asked to consider and vote upon a proposal to replace the Existing Memorandum and Articles of Association, in each case, under Cayman Islands law with the Proposed Memorandum and Articles of Association, which differ from the Existing Memorandum and Articles of Association in the following material respects:

	Existing Memorandum and Articles of Association	Proposed Memorandum and Articles of Association
Authorized Shares (Governing Documents Proposal A)	The authorized capital stock under the Existing Memorandum and Articles of Association is 500,000,000 Class A ordinary shares of par value $0.0001 per share, 50,000,000 Class B ordinary shares of par value $0.0001 per share and 5,000,000 preference shares of par value $0.0001 per share.	The Proposed Memorandum and Articles of Association authorize (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 1 Class V ordinary share, par value $0.0001 per share, and (iii) 5,000,000 preference shares, par value $0.0001 per share.

	See paragraph 5 of the Memorandum of Association.	See paragraph 5 of the Proposed Memorandum and Articles of Association.
Votes of Members (Governing Documents Proposal B)	The Existing Memorandum and Articles of Association provide that every member present will have one vote for every share of which he is the holder.

The Proposed Memorandum and Articles of Association provide that every member present will have one vote for every share of which he is the holder, provided that:

(a) the ATI Class V ordinary share will have a number of votes

	Existing Memorandum and Articles of Association	Proposed Memorandum and Articles of Association

representing 26.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board); and

(b) in connection with certain extraordinary events set forth in the Proposed Memorandum and Articles of Association, the ATI Class V ordinary share will have a number of votes representing 51.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share.

	See Article 23 of the Memorandum of Association.	See Article 22 of the Proposed Memorandum and Articles of Association.
Corporate Name (Governing Documents Proposal C)	The Existing Memorandum and Articles of Association provide the name of the company is “Worldwide Webb Acquisition Corp.”	The Proposed Memorandum and Articles of Association provide that the name of the corporation will be “Aeries Technology, Inc.”

	See paragraph 1 of the Memorandum of Association.	See paragraph 1 of the Memorandum of Association.

Perpetual Existence (Governing Documents Proposal C)	The Existing Memorandum and Articles of Association provide that if we do not consummate a business combination (as defined in the Existing Memorandum and Articles of Association) by October 22, 2023, WWAC will	The Proposed Memorandum and Articles of Association do not include any provisions relating to ATI’s ongoing existence and make ATI’s existence perpetual.

	Existing Memorandum and Articles of Association	Proposed Memorandum and Articles of Association
cease all operations except for the purposes of winding up and will redeem the shares issued in WWAC’s initial public offering and liquidate its trust account.

	See Article 49 subsection 49.4 of the Articles of Association.	This is the default rule.

Provisions Related to Status as Blank Check Company (Governing Documents Proposal C)	The Existing Memorandum and Articles of Association set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Memorandum and Articles of Association do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

	See Article 49 of the Articles of Association.	See Article 49 of the Articles of Association.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Sponsor has agreed to waive its redemption rights with respect to all of its Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:

In connection with the proposed Business Combination, pursuant to the Existing Memorandum and Articles of Association, WWAC’s public shareholders may request that WWAC redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on    , 2023 (two (2) business days before the annual general meeting) in order for their shares to be redeemed.

The address for Continental is listed under the question “Who can help answer my questions?” below.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two (2) business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of    , 2023, this would have amounted to approximately $     per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the annual general meeting. If you deliver your shares for redemption to Continental and later decide prior to the annual general meeting not to elect redemption, you may request that Continental return the shares (physically or electronically) to you. You may make such request by contacting Continental at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the annual general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental at least two (2) business days prior to the vote at the annual general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two (2) business days prior to the consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, by 5:00 p.m., Eastern Time,    , 2023 (two (2) business days before the annual general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations to U.S. Holders” below) that exercises its redemption rights to receive cash from the trust account in exchange for its Class A ordinary shares generally will be treated as selling such Class A ordinary shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Class A ordinary shares that such U.S. Holder owns or is deemed to own (including through the ownership of WWAC warrants) prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations to U.S. Holders—Redemption of Class A ordinary shares.”

Q:	What are the U.S. federal income tax consequences of receiving Bonus Shares?

A:

We generally expect that the issuance of such Bonus Shares by ATI to U.S. Holders will be treated as a distribution on the Class A ordinary shares. However, there is a lack of definitive authority regarding the treatment of the issuance and receipt of such Bonus Shares. For a more complete discussion of the U.S. federal income tax considerations related to the Bonus Shares, see “Material U.S. Federal Income Tax Considerations to U.S. Holders—Considerations Relating to the Bonus Shares.”

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of our initial public offering, an amount equal to $232,300,000 ($10.10 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. In connection with the vote to approve the First Extension Amendment, holders of 18,281,946 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.36 per share, for an aggregate redemption amount of approximately $189.4 million. As a result, 4,718,054 Class A ordinary shares remain outstanding. As of    , 2023, funds in the trust account totaled approximately $     and were held in U.S. treasury securities. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the Closing) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by October 22, 2023 (unless such date is extended in accordance with the Existing Memorandum and Articles of Association), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of ATI, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote “AGAINST” the Business Combination in order to exercise their redemption rights, although redemption is only available if the Business Combination is consummated. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders. Additionally, as a result of redemptions, the trading market for the Class A ordinary shares may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our shareholders of the Condition Precedent Proposals being obtained, (ii) our Class A ordinary shares to be issued in connection with the Business Combination having been approved for listing on the Nasdaq Global Market or the Nasdaq Capital Market, subject to official notice of issuance; (iii) no governmental authority has enacted, issued, promulgated, enforced or entered any law (that has not been rescinded) or governmental order which could make the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination; (iv) no action initiated by a governmental authority shall be pending that could enjoin or prohibit the consummation of the Business Combination; (v) the Pre-Closing Restructuring (as defined in the Business Combination Agreement) shall have been consummated and (vi) the receipt by AARK and Aeries of a tax opinion and accompanying reliance letter from a global accounting firm related to the Business Combination. For more information about conditions to the consummation of the Business Combination, see “Proposal No. 1—Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the second half of 2023. This date depends, among other things, on the approval of the proposals to be put to WWAC shareholders at the annual general meeting. However, such annual general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the annual general meeting and we elect to adjourn the annual general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement is provided to WWAC shareholders or, if as of the time for which the annual general meeting is scheduled, there are insufficient WWAC ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the annual general meeting or (B) in order to solicit additional proxies from WWAC shareholders in favor of one or more of the proposals at the annual general meeting. For a description of the conditions for the completion of the Business Combination, see “Proposal No. 1—Business Combination Proposal—Conditions to Closing of the Business Combination.”

Q:	What happens if the Business Combination is not consummated?

A:

WWAC will not complete the Business Combination unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If WWAC is not able to consummate the Business Combination with Aeries nor able to complete another business combination by October 22, 2023, in each case, as such date may be extended pursuant to our Existing Memorandum and Articles of Association, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:	Do I have appraisal rights in connection with the proposed Business Combination?

A:	Our shareholders do not have appraisal rights in connection with the Business Combination under the Cayman Islands Companies Act.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed annual general meeting proxy card.

Q:	How do I vote?

A:

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, and were a holder of record of ordinary shares on    , 2023, the record date for the annual general meeting, you may vote with respect to the proposals virtually at the annual general meeting, or by completing, signing, dating and returning the enclosed annual general meeting proxy card in the postage- paid envelope provided. For the avoidance of doubt, the record date does not apply to WWAC shareholders that hold their shares in registered form and are registered as shareholders in WWAC’s register of members. All holders of shares in registered form on the day of the annual general meeting are entitled to vote at the annual general meeting.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the annual general meeting. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the annual general meeting be held?

A:

The annual general meeting will be held at     a.m., Mountain Time, on    , 2023, at the offices of Kirkland & Ellis LLP located at 95 South State Street, Salt Lake City, Utah 84111, and virtually via a live webcast at     , or at such other time, on such other date and at such other place to which the meeting may be adjourned. Only shareholders who held ordinary shares of WWAC at the close of business on the record date will be entitled to vote at the annual general meeting.

Q:	Who is entitled to vote at the annual general meeting?

A:

We have fixed    , 2023 as the record date for the annual general meeting. If you were a shareholder of WWAC at the close of business on the record date, you are entitled to vote on matters that come before the annual general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the annual general meeting.

Q:	How many votes do I have?

A:

WWAC shareholders are entitled to one vote at the annual general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the annual general meeting, there were 10,468,054 ordinary shares issued and outstanding, of which 4,718,054 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of WWAC shareholders is necessary to hold a valid meeting. A quorum will be present at the annual general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the annual general meeting are represented in person or by proxy at the annual general meeting. As of the record date for the annual general meeting, 5,234,028 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the annual general meeting?

A:	The following votes are required for each proposal at the annual general meeting:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

(ii)

Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

(iii)

Governing Documents Proposals: Approval of each of the Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter. Each of the Governing Documents Proposals will be voted upon on a non-binding advisory basis only.

(iv)

The Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

(vi)

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting.

(vii)

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

As of the record date, WWAC had 10,468,054 ordinary shares issued and outstanding, of which 4,718,054 were issued and outstanding public shares. WWAC shareholders are entitled to one vote at the annual general meeting for each ordinary share held of record as of the record date.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy, 5,234,028 shares will need to be voted in favor of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal in order to approve each such proposal, and 6,978,703 shares will need to be voted in favor of the Charter Proposal in order to approve such proposal.

Q:	Why is WWAC proposing the Governing Documents Proposals?

A:

WWAC is requesting that its shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Memorandum and Articles of Association that materially affect shareholder rights. This separate vote is not required by Cayman Islands law separate and apart from the Charter Proposal, but pursuant to SEC guidance, WWAC is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding this proposal is an advisory vote and is not binding on WWAC and the WWAC Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Governing Documents Proposals (separate and apart from approval of the Charter Proposal). Please see the section entitled “Proposals No. 3, 4 and 5—Governing Documents Proposals” for additional information.

Q:	What are the recommendations of the WWAC Board?

A:

The WWAC Board believes that the Business Combination Proposal and the other proposals to be presented at the annual general meeting are in the best interest of WWAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the annual general meeting.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WWAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WWAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does Sponsor intend to vote its shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, Sponsor has agreed to vote all of its Class B ordinary shares in favor of all of the proposals being presented at the annual general meeting. As of the date of this proxy statement/prospectus, Sponsor owns approximately 43.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. If Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates engage in such transactions prior to the completion of the Business Combination, the purchase will be at a price no higher than the price offered through the redemption process. Any such securities purchased by Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates, or any other third party that would vote at the direction of Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates will not be voted in favor of approving the Business Combination. Sponsor, pursuant to the Sponsor Support Agreement, agreed to, among other things, waive its redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination (which waiver was provided in connection with WWAC’s IPO and without any separate consideration paid in connection with providing such waiver). In the event that Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to limit the number of public shares electing to redeem and increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter, (ii) the Charter Proposal is approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter and (iii) WWAC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the WWAC shareholder redemptions.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the annual general meeting and would likely increase the chances that such proposals would be approved. To the extent that Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates enter into any such private purchase, prior to the annual general meeting, we will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the Business Combination will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases (if not purchased in the open market); and (5) the number of securities for which we have received redemption requests pursuant to our public shareholders’ redemption rights in connection with the Business Combination. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the annual general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my WWAC ordinary shares before the annual general meeting?

A:

The record date for the annual general meeting is earlier than the date of the annual general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the annual general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed annual general meeting proxy card?

A:

Yes. Shareholders may send a later-dated, signed annual general meeting proxy card to us at our address set forth below so that it is received by us prior to the vote at the annual general meeting (which is scheduled to take place on    , 2023) or attend the annual general meeting virtually and vote. Shareholders also may revoke their proxy by sending a notice of revocation to us, which must be received by us prior to the vote at the annual general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the annual general meeting?

A:

If you fail to vote with respect to the annual general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will remain a shareholder of WWAC, whose name will be changed to “Aeries Technology, Inc.” following the completion of the Business Combination. If you fail to vote with respect to the annual general meeting and the Business Combination is not approved, you will remain a shareholder of WWAC. However, if you fail to vote with respect to the annual general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple annual general meeting proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one annual general meeting proxy card. Please complete, sign, date and return each annual general meeting proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the annual general meeting?

A:

WWAC will pay the cost of soliciting proxies for the annual general meeting. WWAC has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the annual general meeting. WWAC has agreed to pay Morrow a fee of $20,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. WWAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. WWAC’s directors and executive officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the annual general meeting?

A:

The preliminary voting results will be announced at the annual general meeting. WWAC will publish final voting results of the annual general meeting in a Current Report on Form 8-K within four business days after the annual general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed annual general meeting proxy card you should contact:

Morrow Sodali LLC

Individuals, please call toll-free: (800) 662-5200

Banks and brokers, please call: (203) 658-9400

E-mail: WWAC.info@investor.morrowsodali.com

You also may obtain additional information about WWAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If

you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental at the address below prior to the annual general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time,     on     , 2023 (two (2) business days before the annual general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Francis Wolf and Celeste Gonzalez

E-mail: fwolf@continentalstock.com and cgonzalez@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the annual general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1—Business Combination Proposal—Business Combination Agreement.”

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to Aeries prior to the Business Combination and to ATI and its consolidated subsidiaries after giving effect to the Business Combination.

Company Overview

Aeries Technology is a global professional and management services partner offering a range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations.

We support and drive our client’s global growth by providing a range of management consultancy services involving professional advisory services and operations management services to build and manage dedicated delivery centers in appropriate locations based on customer business needs. With a focus towards digital enterprise enablement, these dedicated delivery centers act as a seamless extension of the client organization, with access to the best resources. It empowers them to be competitive and nimble to achieve their goals of enduring cost efficiencies, operational excellence, and value creation, without sacrificing functional control and flexibility.

Advisory service to customers involves, among other things, active participation of senior leadership recommending strategies, best practices as it relates to operating model design, right approach, consultation on various areas, market availability for resources with appropriate skillsets required for specific roles contemplated in the service model, regulations to be complied with, optimization of tax structure etc. Our customers have the ability to customize the services based on options provided by Aeries and Aeries subsequently firms up the execution plan with the customers.

Our customers also use our services to manage their organizational operations including software development, information technology, cybersecurity, finance, human resources, customer service and operations. Aeries hires appropriate talent and personnel on its payroll for deployment on customer operations. We work with our customers in a collaborative manner to select the appropriate candidates and create functional alignment with the customers’ organizations. While our talent becomes an extension of our clients’ team, Aeries continues to provide them with the opportunity for promotion, recognition and career path progression, which we believe results in higher employee satisfaction and lower attrition rates. We manage the regulatory, tax, recruiting, human resources compliance and branding for each of our delivery centers. We believe this disruptive business model delivers overall cost and operational efficiencies with the ability to deliver digital transformation solutions tailor made for our customers’ growth strategies.

This purpose-built business model aims to create a more flexible and less expensive talent pool for deployment on customers’ operations, while creating innovation through strategic alignment at senior levels and visibility across the organization. The model also aims to insulate our clients from regulatory and tax issues and provides flexibility in scaling teams up or down based on our customers’ changing business needs. Aeries is able to deliver best practices due to its visibility into winning playbooks from multiple companies and is able to eliminate the deficiencies of the traditional outsourcing and offshoring models.

As of June 30, 2023, Aeries had more than 30 clients spanning across industry segments, including companies in the industries of e-commerce, telecom, security, healthcare, engineering and others. With over a decade of experience catering to private equity firms and their portfolio companies, Aeries had a revenue of approximately $53.1 million and $41.0 million, net income of $1.7 million and $4.7 million, and net income margin of 3.2% and 11.5%, for the years ended March 31, 2023 and 2022, respectively. Aeries had EBITDA margins (a non-GAAP measure comparable to GAAP net income margins) of 16.4% and 17.8% for the years ended March 31, 2023 and 2022, respectively.

Aeries had revenue of approximately $16.3 million and $12.5 million, net income of $0.5 million and $1.4 million, and net income margin of 3.0% and 10.8%, for the three months ended June 30, 2023 and 2022, respectively. Aeries had EBITDA margins (a non-GAAP measure comparable to GAAP net income margins) of 17.8% and 16.6% for the three months ended June 30, 2023 and 2022, respectively.

Aeries Technology Group Business Accelerators Private Limited, is an Indian private company limited by shares, with company registration number U74999MH2014PTC257474. Aeries’ principal executive office is located at 5th Floor, Paville House, Twin Tower Lane, Prabhadevi, Mumbai – 400 025, and its telephone number is +91 22 7177 4000.

The Parties to the Business Combination

WWAC

WWAC is a blank check company incorporated on March 5, 2021 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. WWAC has neither engaged in any operations nor generated any revenue to date. Based on WWAC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On October 25, 2021, WWAC consummated its initial public offering of 20,000,000 units, at $10.00 per unit, generating gross proceeds of $200.0 million. On November 15, 2021, the underwriters in our IPO exercised their over-allotment option in full and purchased an additional 3,000,000 units on November 15, 2021, generating gross proceeds of approximately $30.0 million (the “over-allotment”). Simultaneously with the closing of its initial public offering, WWAC consummated the private placement (“private placement”) of 8,000,000 warrants (each, a “private placement warrant” and collectively, the “private placement warrants”), at a price of $1.00 per private placement warrant with Sponsor, generating gross proceeds of $8.0 million. Simultaneously with the closing of the over-allotment on November 15, 2021, WWAC consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 900,000 private placement warrants by Sponsor.

Upon the closing of its initial public offering, the private placement and the over-allotment, $232.3 million ($10.10 per unit) of the net proceeds of the initial public offering and certain of the proceeds of the private placement was placed in a trust account (“trust account”), with Continental Stock Transfer & Trust Company acting as trustee. In connection with the vote to approve the First Extension Amendment, holders of 18,281,946 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.36 per share, for an aggregate redemption amount of approximately $189.4 million. As a result, 4,718,054 Class A ordinary shares remain outstanding. As of    , 2023, funds in the trust account totaled approximately $     . The funds held in the trust account are invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in an open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by WWAC, and will be so held until the earlier of: (i) the completion of a business combination and (ii) the distribution of the trust account as described below.

In connection with the initial public offering, eleven qualified institutional buyers or institutional accredited investors (none of which are affiliated with any member of WWAC’s management team, Sponsor, its board of directors or, to its knowledge, any other anchor investor) (“Anchor Investors”) purchased an aggregate of $198.6 million of units in the offering. Each of the Anchor Investors previously entered into a separate agreement with WWAC and Sponsor, pursuant to which, subject to the conditions set forth therein, the Anchor Investors acquired an aggregate of 1,250,000 founder shares from the Sponsor for $0.005 per share, for an aggregate of $6,250.

On April 14, 2023, WWAC’s shareholders approved certain amendments to WWAC’s memorandum and articles of association to extend the date by which WWAC must (1) consummate its initial business combination, (2) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem all of the public shares, from April 22, 2023 to October 22, 2023 and to eliminate the limitation that WWAC will not redeem public shares to the extent that such redemption would cause WWAC’s net tangible assets to be less than $5,000,001. In connection with the vote to approve the amendments, holders of 18,281,946 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.36 per share, for an aggregate redemption amount of approximately $189.4 million. As a result, 4,718,054 Class A ordinary shares remain outstanding. As of    , 2023, funds in the trust account totaled approximately $     and were held in U.S. treasury securities. In addition, in connection with the vote, Sponsor entered into non-redemption agreements with WWAC and certain WWAC shareholders. Pursuant to these agreements, such shareholders agreed not to redeem a certain number of public shares held by them, and in exchange Sponsor agreed to forfeit 987,000 Class B ordinary shares and WWAC agreed to issue to such shareholders an aggregate of 987,000 Class A ordinary shares prior to the Closing of the Business Combination.

WWAC’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “WWAC.U,” “WWAC” and “WWACW,” respectively.

WWAC’s principal executive office is located at 770 E Technology Way, F13-16, Orem, Utah 84097, and its telephone number is (415) 629-9066.

AARK

Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D. AARK’s principal executive office is located at 435 Orchard Road, #11-00, Wisma Atria, Singapore (238877), and its telephone number is +656 522-8174.

Amalgamation Sub

WWAC Amalgamation Sub Pte. Ltd., is a Singapore private company limited by shares and a direct wholly owned subsidiary of WWAC, with company registration number 202300520W, formed for the purpose of effecting the Business Combination. Amalgamation Sub owns no material assets and does not operate any business.

Amalgamation Sub’s principal executive office is located at 770 E Technology Way, F13-16, Orem, Utah 84097, and its telephone number is (415) 629-9066.

Proposals to be Considered at the Annual General Meeting

The following is a summary of the proposals to be considered at the annual general meeting of WWAC. None of the Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal, the Equity Incentive Plan Proposal or the Director Election Proposal is conditioned upon the approval of any other proposal. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the annual general meeting.

Business Combination Proposal

As discussed in this proxy statement/prospectus, WWAC is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the date of Closing: (i) Amalgamation Sub will amalgamate with AARK (the “Amalgamation”) with AARK as the surviving entity and controlled by ATI (by virtue of ATI’s right to appoint two of ATI’s independent directors to the three-member AARK board), (ii) the Sole Shareholder will continue to own AARK ordinary shares and ATI’s equity in the Amalgamation Sub will be converted into an amount of AARK ordinary shares based upon a conversion ratio defined in the Business Combination Agreement (assuming minimum redemptions, ATI and the Sole Shareholder will initially own, prior to any exchange of shares by the Sole Shareholder pursuant to the AARK Exchange Agreement, approximately 39.89% and 60.11% of AARK, respectively), (iii) the Class V Shareholder will be issued one ATI Class V ordinary share in ATI that has voting rights but no economic rights, (iv) holders of Class A ordinary shares who elect not to redeem those shares in connection with the vote to approve the Business Combination Agreement will be issued a number of Bonus Shares as described herein, (v) ATI will issue 52,600 ATI Class A ordinary shares to certain employees of ATI, (vi) Sponsor will (A) forfeit 1,500,000 Class B ordinary shares at the Effective Time (see “Proposal No. 1—Business Combination Proposal—Related Agreements—The Sponsor Support Agreement” for more information) and (B)(x) if WWAC Available Cash at Closing is less than $50 million, forfeit an additional 1,500,000 Class B ordinary shares or (y) if WWAC Available Cash at Closing is $50 million or more, subject 1,500,000 ATI Class A ordinary shares to an earn-out based on the trading price of the ATI Class A ordinary shares over the five-year period post-Closing, (vii) pursuant to subscription agreements entered into with certain accredited investors (the “PIPE Investors”), ATI will issue 1,033,058 ATI Class A ordinary shares to the PIPE Investors for aggregate gross proceeds of $5,000,000 (viii) the Exchanging Aeries Holders will enter into an exchange agreement with Aeries and WWAC in the form attached hereto as Annex C (the “Aeries Exchange Agreement”), and (ix) the Sole Shareholder will enter into an exchange agreement with AARK and WWAC, in the form attached hereto as Annex C (the “AARK Exchange Agreement” and together with the Aeries Exchange Agreement, the “Exchange Agreements”).

The following table illustrates varying ownership levels in ATI Class A ordinary shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) all options in the ESOP Trust are exercised for Aeries Shares and that no ATI Class A ordinary shares are issued to the Sole Shareholder and the Aeries Holders pursuant to the Exchange Agreements; (ii) no public warrants or private placement warrants to purchase Class A ordinary shares that will be outstanding immediately following Closing have been exercised; and (iii) WWAC Available Cash at Closing will be less than $50 million. If the actual facts are different than these assumptions, the ownership percentages in ATI will be different.

	Economic and Voting Interests in ATI (Pre-Exchange)
	No redemptions			Medium redemptions(7)			Maximum redemptions(8)
	Number of ATI Ordinary Shares	Percentage of economic interests	Percentage of voting interests	Number of ATI Ordinary Shares	Percentage of economic interests	Percentage of voting interests	Number of ATI Ordinary Shares	Percentage of economic interests	Percentage of voting interests
WWAC public shareholders(1)	7,428,454	15.9%	44.9%	6,996,847	15.1%	43.8%	6,565,240	14.3%	42.7%
Sponsor(2)	1,500,000	3.2%	9.1%	1,500,000	3.2%	9.4%	1,500,000	3.3%	9.7%

	Economic and Voting Interests in ATI (Pre-Exchange)
	No redemptions			Medium redemptions(7)			Maximum redemptions(8)
	Number of ATI Ordinary Shares	Percentage of economic interests	Percentage of voting interests	Number of ATI Ordinary Shares	Percentage of economic interests	Percentage of voting interests	Number of ATI Ordinary Shares	Percentage of economic interests	Percentage of voting interests
Aeries Employees(3)	52,600	0.1%	0.3%	52,600	0.1%	0.3%	52,600	0.1%	0.3%
PIPE Investors	1,033,058	2.2%	6.2%	1,033,058	2.2%	6.4%	1,033,058	2.2%	6.7%
Sole Shareholder(3)	—	48.0%	—	—	48.4%	—	—	48.8%	—
Exchanging Aeries Holders(4)	—	25.8%	—	—	26.1%	—	—	26.3%	—
Class V Shareholder(5)	1	0%	26.0%	1	0%	26.0%	1	0%	26.0%
Anchor Investors	1,250,000	2.7%	7.6%	1,250,000	2.7%	7.8%	1,250,000	2.7%	8.1%
Non-Redeeming Holders(6)	987,000	2.1%	6.0%	987,000	2.1%	6.2%	987,000	2.1%	6.4%

(1)	Assumes 2,710,400 Bonus Shares are issued to the public shareholders.
(2)	Assumes 3,000,000 Class B ordinary shares will be cancelled pursuant to the Sponsor Support Agreement.
(3)	Consists of the Employee Merger Consideration Shares that will be issued in connection with the Business Combination.
(4)

Represents interests in AARK or Aeries that are exchangeable for an aggregate of up to 34,554,454 ATI Class A ordinary shares, assuming that no party initiating an exchange elects to settle such exchange with a Cash Exchange Payment, pursuant to the Exchange Agreements from and after April 1, 2024.

(5)

At Closing, the ATI Class V ordinary share will have no economic rights, but will have voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and ATI Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement; provided); however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board) and (2) in certain circumstances, including the threat of a hostile change of control of WWAC, 51% of the total issued and outstanding ATI Class A ordinary shares and ATI Class V ordinary share voting together as a class. Upon the exchange of all AARK ordinary shares held by the Sole Shareholder pursuant to the AARK Exchange Agreement, the ATI Class V ordinary share will be automatically forfeited and cancelled.

(6)

Consists of the ATI Class A ordinary shares that will be issued at Closing to certain holders who elected not to redeem their Class A ordinary shares in connection with the vote to approve the First Extension Amendment. On October 2, 2023, WWAC filed a definitive proxy statement with the SEC in connection with the Second Extension Amendment. Assuming the Second Extension Amendment is approved at the extraordinary general meeting to be held on October 16, 2023, additional ATI Class A ordinary shares will be issued at Closing to certain holders who elected not to redeem their Class A ordinary shares, pursuant to the terms and conditions of the non-redemption agreements signed in connection with the Second Extension Amendment. If WWAC’s Board elects to extend the Extended Date, such holders will be issued additional ATI Class A ordinary shares at Closing. For further details on the Second Extension Amendment and the relevant non-redemption agreements, see “WWAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

(7)	Assumes a number of redemptions equal to the midpoint between no redemptions and maximum redemptions.
(8)	Assumes the number of redemptions meets all of the conditions to permit consummation of the Business Combination and would not result in Aggregate Cash at Closing being less than $30.0 million.

The following table illustrates varying ownership levels in ATI Class A ordinary shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions: (i) an aggregate of 34,554,454 ATI Class A ordinary shares are issued to the Sole Shareholder and the Aeries Holders pursuant to the Exchange Agreements, which would be the number of Class A ordinary shares issued to these holders based on the Exchange Rate of 14.40 in the case of Aeries Shares and 2,246 in the case of AARK ordinary shares, assuming that all options in the ESOP Trust are exercised for Aeries Shares and exchanged pursuant to the Aeries Exchange Agreement and that no party initiating an exchange elects to settle such exchange with a Cash Exchange Payment, (ii) no public warrants or private placement warrants to purchase Class A ordinary shares that will be outstanding immediately following Closing have been exercised; and (iii) WWAC Available Cash at Closing will be less than $50 million. If the actual facts are different than these assumptions, the ownership percentages in ATI will be different.

	Economic and Voting Interests in ATI (Post-Exchange)
	No redemptions		Medium redemptions(7)		Maximum redemptions(8)
	Number of ATI Class A Ordinary Shares	Percentage of economic and voting interests	Number of ATI Class A Ordinary Shares	Percentage of economic and voting interests	Number of ATI Class A Ordinary Shares	Percentage of economic and voting interests
WWAC public shareholders(1)	7,428,454	15.9%	6,996,847	15.1%	6,565,240	14.3%
Sponsor(2)	1,500,000	3.2%	1,500,000	3.2%	1,500,000	3.3%
Aeries Employees(3)	52,600	0.1%	52,600	0.1%	52,600	0.1%
PIPE Investors	1,033,058	2.2%	1,033,058	2.2%	1,033,058	2.2%
Sole Shareholder(4)	22,460,395	48.0%	22,460,395	48.4%	22,460,395	48.9%
Exchanging Aeries Holders(4)	12,094,059	25.8%	12,094,059	26.1%	12,094,059	26.3%
Class V Shareholder(5)	—	—	—	—	—	—
Anchor Investors	1,250,000	2.7%	1,250,000	2.7%	1,250,000	2.7%
Non-Redeeming Holders(6)	987,000	2.1%	987,000	2.1%	987,000	2.1%

(1)	Assumes 2,710,400 Bonus Shares are issued to the public shareholders.
(2)	Assumes 3,000,000 Class B ordinary shares will be cancelled pursuant to the Sponsor Support Agreement.
(3)	Consists of the Employee Merger Consideration Shares that will be issued in connection with the Business Combination.
(4)

Represents interests in AARK or Aeries that are exchangeable for ATI Class A ordinary shares in connection with the Business Combination, assuming that no party initiating an exchange elects to settle such exchange with a Cash Exchange Payment.

(5)

Represents the automatic forfeiture and cancellation of the ATI Class V ordinary share pursuant to the Proposed Amended and Restated Articles of Association upon the exchange of all AARK ordinary shares held by the Sole Shareholder pursuant to the AARK Exchange Agreement.

(6)

Consists of the ATI Class A ordinary shares that will be issued at Closing to certain holders who elected not to redeem their Class A ordinary shares in connection with the vote to approve the First Extension Amendment. On October 2, 2023, WWAC filed a definitive proxy statement with the SEC in connection with the Second Extension Amendment. Assuming the Second Extension Amendment is approved at the extraordinary general meeting to be held on October 16, 2023, additional ATI Class A ordinary shares will be issued at Closing to certain holders who elected not to redeem their Class A ordinary shares, pursuant to the terms and conditions of the non-redemption agreements signed in connection with the Second Extension Amendment. If WWAC’s Board elects to extend the Extended Date, such holders will be issued additional ATI Class A ordinary shares at Closing. For further details on the Second Extension Amendment and the relevant non-redemption agreements, see “WWAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments.”

(7)	Assumes a number of redemptions equal to the midpoint between no redemptions and maximum redemptions.

(8)	Assumes the number of redemptions meets all of the conditions to permit consummation of the Business Combination and would not result in Aggregate Cash at Closing being less than $30.0 million.

For further details, see “Proposal No. 1—Business Combination Proposal—Business Combination Consideration.”

After consideration of the factors identified and discussed in the section entitled “Proposal No. 1—Business Combination Proposal—WWAC Board’s Reasons for the Business Combination,” the WWAC Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for WWAC’s initial public offering, including that the businesses of Aeries had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Proposal No. 1—Business Combination Proposal.”

For further details, see “Proposal No. 1—Business Combination Proposal—Business Combination Consideration.”

Charter Proposal

WWAC will ask to approve, with effect from the Effective Time, the amendment and restatement of the Existing Memorandum and Articles of Association in their entirety by the Proposed Memorandum and Articles of Association, including authorization of the change in authorized share capital as indicated therein, the establishment of a dual class share structure consisting of Class A ordinary shares with one vote per share and a Class V ordinary share with supervoting power as provided therein, and the change of name of WWAC to “Aeries Technology, Inc.” We encourage shareholders to carefully consult the information set out below under the section entitled “Proposal No. 2—Charter Proposal” of this proxy statement/prospectus and a complete copy of the Proposed Memorandum and Articles of Association is attached hereto as Annex E.

Governing Documents Proposals

WWAC will ask its shareholders to approve, on a non-binding advisory basis, two separate proposals in connection with the replacement of the Existing Memorandum and Articles of Association with the Proposed Memorandum and Articles of Association. The WWAC Board has unanimously approved each of the Governing Documents Proposals and believes such proposals are necessary to adequately address the needs of WWAC after the Business Combination. A brief summary of each of the Governing Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Memorandum and Articles of Association.

•

Governing Documents Proposal A—to authorize by way of ordinary resolution the change in the authorized capital stock of WWAC from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 5,000,000 preference shares, par value $0.0001 per share, to (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 1 Class V ordinary share, par value $0.0001 per share and (iii) 5,000,000 preference shares, par value $0.0001 per share.

•

Governing Documents Proposal B—to amend and restate the Existing Memorandum and Articles of Association and authorize all other changes necessary or, as mutually agreed in good faith by WWAC and Aeries, desirable in connection with the replacement of Existing Memorandum and Articles of Association with the Proposed Memorandum and Articles of Association, including (i) to establish a dual class ordinary share structure consisting of Class A ordinary shares and a Class V ordinary share and (ii) to provide that every member present will have one vote for every share of which he is the holder, provided that (x) the ATI Class V ordinary share will have a number of votes representing 26.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI

Class V ordinary share (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board), (y) in connection with certain extraordinary events set forth in the Proposed Memorandum and Articles of Association, the ATI Class V ordinary share will have a number of votes representing 51.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share.

•

Governing Documents Proposal C—to amend and restate the Existing Memorandum and Articles of Association and authorize all other changes necessary or, as mutually agreed in good faith by WWAC and Aeries, desirable in connection with the replacement of Existing Memorandum and Articles of Association with the Proposed Memorandum and Articles of Association, including (i) changing the post-Business Combination corporate name from “Worldwide Webb Acquisition Corp.” to “Aeries Technology, Inc.”, (ii) making ATI’s corporate existence perpetual, and (iii) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

The Proposed Memorandum and Articles of Association differ in certain material respects from the Existing Memorandum and Articles of Association, and we encourage shareholders to carefully consult the information set out in the section entitled “Governing Documents Proposals” and the full text of the Proposed Memorandum and Articles of Association of WWAC, attached hereto as Annex E.

The Nasdaq Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Nasdaq Proposal. Our units, public shares and public warrants are listed on Nasdaq and, as such, we are seeking shareholder approval for issuance of ATI Class A ordinary shares and the ATI Class V ordinary share in connection with the Business Combination and the PIPE Financing pursuant to Nasdaq Listing Rule 5635(a), (b) and (d). For additional information, see “Proposal No. 6—The Nasdaq Proposal.”

Equity Incentive Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Equity Incentive Plan Proposal. Pursuant to the Equity Incentive Plan, a number of ATI Class A ordinary shares equal to 9,031,027 ATI Class A ordinary shares (to be adjusted as appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting the ATI Class A ordinary shares following the consummation of the Business Combination, rounded down to the nearest whole share), with an annual “evergreen” increase of 10% of the fully diluted capitalization of the Combined Company outstanding as of the day prior to such increase (inclusive of the shares available for issuance under the plan) will be authorized for issuance pursuant to awards to be granted pursuant to such plan. For additional information, see “Proposal No. 7—Equity Incentive Plan Proposal.” The full text of the Equity Incentive Plan is attached hereto as Annex G.

Director Election Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal. Pursuant to the Director Election Proposal, the holders of the Class B ordinary shares will consider and vote upon a proposal under the Cayman Islands Companies Act to elect, with effect from the Effective Time, Sudhir Appukuttan Panikassery, Daniel S. Webb, Venu Raman Kumar, Alok Kochhar, Biswajit Dasgupta, Nina B. Shapiro and Ramesh Venkataraman, in each case, to serve as directors until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. For additional information, see “Proposal No. 8—Director Election Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the annual general meeting to authorize WWAC to consummate the Business Combination, the WWAC Board may submit a proposal to approve by ordinary resolution the adjournment of the annual general meeting to a later date or dates. For additional information, see “Proposal No. 9—Adjournment Proposal.”

Each of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. None of the Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal, the Equity Incentive Plan Proposal or Director Election Proposal is conditioned upon the approval of any other proposal.

WWAC Board’s Reasons for the Business Combination

The WWAC Board, in evaluating the Business Combination, consulted with WWAC’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of WWAC and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, the WWAC Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the WWAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The WWAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of WWAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In approving the Business Combination, the WWAC Board received a fairness opinion (the “Fairness Opinion”) from Corporate Valuation Advisors, Inc. (“CVA”), a full service valuation and financial advisory firm specializing in providing valuations of business enterprises, tangible assets, and intangible assets and advising clients on various tax and financial reporting issues. The Fairness Opinion stated that, subject to the limitations set forth therein, the Business Combination is fair, from a financial point of view, to the holders of Class A ordinary shares. The officers and directors of WWAC have substantial experience in mergers and acquisitions and in evaluating the operating and financial merits of companies from a wide range of industries, and the WWAC Board concluded that their experience and background, together with the Fairness Opinion and expertise of their advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The WWAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Industry. The outsourcing and offshoring industry has been evolving to have an enhanced focus on digital transformation, and the focus has shifted from reducing costs and resource optimization to accessing niche technologies and specialized resources and improving velocity for time to market. According to the CompTIA – IDC Industry Outlook Report 2022, the industry has been seeing strong tailwinds favoring the growth of digital tech businesses with the global information technology spend in 2022 estimated to be $5.3 trillion and expected to grow at 6% year-on-year. The Aeries Total Available Market (TAM) in this marketplace could be $420 billion from a top-down approach and $504 billion from a bottom-up perspective, based on calculations conducted by Aeries;

•	Financial Condition. The WWAC Board also considered factors such as Aeries’ historical financial results, outlook, financial plan and debt structure. In considering these factors, the WWAC Board reviewed Aeries’ growth, the current prospects for growth if Aeries achieves its business plans and various historical and current balance sheet items for Aeries. In reviewing these factors, the WWAC Board noted that Aeries is well-positioned for strong future growth and profitability;

•

History of Profitable Growth. Aeries has a history of profitable growth. During the nine months ended December 31, 2022, Aeries’ revenue grew 31% over the nine months ended December 31, 2021. In addition, Aeries generated $2.1 million in operating cash flow from April 1, 2022 to December 31, 2022, as compared to $2.2 million from April 1, 2021 to December 31, 2021;

•

Due Diligence. WWAC’s management and advisors conducted significant due diligence examinations of Aeries, including but not limited to: customer and partner calls; legal and tax diligence with Shearman & Sterling LLP, Ernst & Young LLP and KPMG US LLP; facility visits in Mumbai and Bangalore; management meetings; and benchmarking versus competitors;

•

Continued Ownership by Aeries’ equity holders. The WWAC Board considered that Aeries’ equity holders would roll their equity into the Combined Company, which will be subject to certain restrictions. The WWAC Board considered this as a sign of confidence in the Combined Company following the Business Combination and the benefits to be realized by each company as a result of the Business Combination;

•

Valuation. The belief that the Business Combination presents an attractive investment opportunity at the agreed valuation based on due diligence, the Fairness Opinion and evaluation of the investment opportunity by WWAC with respect to AARK and Aeries;

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Strategy. Aeries Technology is a global professional and management services partner offering a range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations. This purpose-built business model aims to create a more flexible and less expensive talent pool for deployment on customers’ operations, while creating innovation through strategic alignment at senior levels and visibility across the organization. It provides flexibility in scaling teams up or down based on our customers’ changing business needs. Aeries is able to deliver best practices due to its visibility into winning playbooks from multiple companies and is able to eliminate the deficiencies of the traditional outsourcing and offshoring models;

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Terms of Transaction. The WWAC Board reviewed and considered the terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “Proposal No. 1—Business Combination Proposal—Business Combination Agreement” and “—Related Agreements” for detailed discussions of the terms and conditions of these agreements;

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Experienced and Proven Management Team. Aeries has a strong management team with deep expertise in the technology services industry and the senior management of Aeries intends to remain with the Combined Company in their capacity of officers and/or directors, which will provide helpful continuity in advancing Aeries’ strategic and growth goals;

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Other Alternatives. The WWAC Board believes, after a thorough review of other business combination opportunities reasonably available to WWAC, that the proposed Business Combination represents the best potential business combination for WWAC and the most attractive opportunity for WWAC’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the WWAC Board’s belief that such process has not presented a better alternative; and

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Negotiated Transaction. The WWAC Board believes that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s length negotiations between WWAC and Aeries.

The WWAC Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	Management Experience. Some members of Aeries’ management team have not previously managed a public company;

•	Forward Estimates. The WWAC Board considered transaction economics and valuation justified by projected results and cash flows, instead of historical results;

•	Pending Management Arrangements. Certain members of Aeries’ management team that are expected to remain as management to the Combined Company were still negotiating employment arrangements;

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Management Compensation. Certain members of Aeries’ and WWAC’s management who will become officers of WWAC following the completion of the Business Combination will be granted equity awards as a result of the Business Combination (some of which will be liquid), and will be less dependent upon the financial success of the Combined Company in the future;

•

Regulation. The risk that changes in the regulatory and legislative landscape or new industry developments, including changes in market prices, may adversely affect the business benefits anticipated to result from the Business Combination;

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Redemption Risk. The potential that a significant number of WWAC shareholders elect to redeem their public shares prior to the consummation of the Business Combination and pursuant to the Existing Memorandum and Articles of Association, which would potentially make the Business Combination more difficult or impossible to complete;

•	Shareholder Vote. The risk that WWAC’s shareholders may fail to provide the respective votes necessary to effect the Business Combination;

•	Extension. WWAC extended the time period to effect the Business Combination to October 22, 2023, which may not be sufficient time to close the business combination;

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within WWAC’s control;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•

Listing Risks. The challenges associated with preparing Aeries, a private company, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on Nasdaq;

•

Liquidation of WWAC. The risks and costs to WWAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in WWAC being unable to effect a business combination by October 22, 2023;

•

No Survival of Remedies for Breach of Representations, Warranties or Covenants of Aeries. The WWAC Board considered that the terms of the Business Combination Agreement provide that WWAC will have no surviving remedies against the majority shareholders of Aeries after the Closing to recover for losses as a result of any inaccuracies or breaches of certain of Aeries’ and certain of Aeries’ equity holders’ fundamental representations, warranties or post-closing covenants set forth in the agreement. As a result, WWAC shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Aeries prior to the Closing, whether determined before or after the Closing, without any ability to reduce the consideration to be paid in the Business Combination or recover for the amount of any damages. The WWAC Board determined that this structure was appropriate and customary, in light of the fact that several transactions include similar terms and the owners of Aeries would continue to be equity holders in the Combined Company;

•	WWAC Shareholders Receiving a Minority Position in the Combined Company. The risk that WWAC shareholders will hold a minority position in the Combined Company; and

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the WWAC Board also considered other factors including, without limitation:

•

Interests of Certain Persons. Some officers and directors of WWAC have interests in the Business Combination. See “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” beginning on page 117 of this proxy statement/prospectus; and

•

Waiver of Corporate Opportunity Doctrine. The Existing Memorandum and Articles of Association contain a waiver of the corporate opportunity doctrine, and there could have been business combination targets that would have been appropriate for a combination with WWAC but were not offered due to a WWAC director’s duties to another entity. WWAC and its management are not aware of any such corporate opportunities not being offered to WWAC and does not believe that the waiver of the corporate opportunity doctrine in the Existing Memorandum and Articles of Association interfered with its ability to identify an acquisition target, including the decision to pursue the proposed Business Combination; and

•	Other Risks Factors. Various other risk factors associated with the business of Aeries, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The WWAC Board concluded that the potential benefits that it expected WWAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. Accordingly, the WWAC Board unanimously determined that the Business Combination and the transactions contemplated by the Business Combination Agreement, were advisable and in the best interests of WWAC and its shareholders.

Recent Developments

On October 2, 2023, WWAC filed a definitive proxy statement with the SEC in connection with an extraordinary general meeting at which the shareholders would, among other things, vote to approve, as a special resolution, the amendment of the Existing Memorandum and Articles of Association to extend the date by which WWAC must consummate the Business Combination from 24 months from the closing of its IPO to 25 months from the closing of its IPO (the “Extended Date”) or such earlier date as is determined by WWAC Board to be in the best interests of WWAC, and without another shareholder vote, by resolution of the WWAC Board, to elect to further extend the Extended Date in one-month increments up to five additional times, for a total of up to 30 months from the closing of WWAC’s IPO, unless the closing of a business combination shall have occurred prior thereto.

On or about October 9, 2023, WWAC and Sponsor entered into non-redemption agreements with certain unaffiliated third parties in exchange for such third parties agreeing either not to request redemption or to reverse any previously submitted redemption demand in connection with the Second Extension Amendment. Such non-redeeming third parties will receive from WWAC at Closing additional ATI Class A ordinary shares pursuant to the terms and conditions of the non-redemption agreements.

On October 9, 2023, WWAC and AARK entered into (i) Amendment No. 2 to the Business Combination Agreement to modify the number of bonus shares to be issued to certain employees of AARK from 50,000 to 52,600 and (ii) Amendment No. 1 to the Sponsor Support Agreement to modify the definition of Extension Transfer Shares (as defined in the Sponsor Support Agreement) from up to 1,000,000 Class B ordinary shares to 1,314,250 Class B ordinary shares.

Summary of Material Financial Analyses

WWAC engaged CVA as Financial Advisor (“Financial Advisor”) to WWAC in connection with the proposed Transaction. In connection with this engagement, the Financial Advisor delivered a written opinion, dated March 11, 2023, to the WWAC Board to the effect that the transaction contemplated by the Agreement was fair to the WWAC shareholders from a financial point of view.

The full text of the Financial Advisor’s written opinion, dated March 11, 2023, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications, is attached as Annex H to this proxy statement/prospectus and is incorporated herein by reference. The description of the Financial Advisor’s opinion set forth herein is qualified in its entirety by reference to the full text of the Financial Advisor’s opinion. The Financial Advisor’s opinion was directed to the WWAC Board (in its capacity as such) in connection with its evaluation of the fairness to the WWAC shareholders from a financial point of view of the Transaction and did not address any other terms, aspects or implications of the Agreement. The Financial Advisor was not requested to opine as to, and its opinion did not address, the basic business decision to proceed with or effect the Agreement and the related Transaction. The Financial Advisor expressed no opinion or view as to the relative merits of the Agreement or the related Transaction as compared to any alternative business strategies or transactions that might exist for WWAC or the effect of any other transaction in which WWAC might engage. The Financial Advisor’s opinion is not intended to be and did not constitute a recommendation to the WWAC Board and does not constitute a recommendation to any WWAC shareholder as to how to act or vote with respect to the Agreement or any other matter.

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement. For additional information, see “Proposal No. 1—Business Combination Proposal—Related Agreements.”

Subscription Agreements

Following the execution of the Business Combination Agreement, WWAC entered into subscription agreements (the “Subscription Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and WWAC has agreed to issue and sell to the PIPE Investors, on the Closing Date, an aggregate of 1,033,058 ATI Class A ordinary shares at a price of $4.84 per share, for aggregate gross proceeds of $5 million (the “PIPE Financing”). The ATI Class A ordinary shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. WWAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination. For additional information, see “Proposal No. 1—Business Combination Proposal—Related Agreements—PIPE Financing.”

The Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, WWAC, Sponsor and AARK entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which Sponsor has agreed to, among other things, vote at any meeting of the shareholders of WWAC all of its Class A ordinary shares held of record or thereafter acquired in favor of the proposals relating to the Business Combination. Sponsor also agreed that up to 1,500,000 WWAC Class B ordinary shares held by Sponsor will be surrendered to WWAC for no consideration and cancelled by WWAC effective as of the Effective Time (such cancelled shares, the “Cancelled Shares”); provided that if Sponsor transfers up to 1,000,000 Class B ordinary shares to third parties in connection with seeking approval of an extension proposal (the “Extension Shares”), then such Extension Shares so transferred will reduce (one for one) the number of Cancelled Shares. Pursuant to non-redemption agreements, Sponsor agreed to forfeit 987,000 Class B ordinary shares and WWAC agreed to issue an aggregate of 987,000 Class A ordinary shares to the non-redeeming holders party thereto prior to the closing of the Business Combination. Therefore, the number of Extension Shares is 987,000 and the number of and the number of Canceled Shares pursuant to the Sponsor Support Agreement will be 513,000. Furthermore, if (a) WWAC Available Cash at Closing is less than $50 million, Sponsor will forfeit an additional 1,500,000 Class B ordinary shares or (b) WWAC Available Cash at Closing is $50 million or more, subject 1,500,000 ATI Class A ordinary shares to an earn-out based on the trading price of the ATI Class A ordinary shares over the five-year period post-Closing. For additional information, see “Proposal No. 1—Business Combination Proposal—Related Agreements—The Sponsor Support Agreement.”

On October 9, 2023, WWAC and AARK entered into Amendment No. 1 to the Sponsor Support Agreement to modify the definition of Extension Transfer Shares (as defined in the Sponsor Support Agreement) from up to 1,000,000 Class B ordinary shares to 1,314,250 Class B ordinary shares.

AARK and Aeries Equity Holder Support Agreement

Concurrently with the execution of the Business Combination Agreement, WWAC, AARK, the Exchanging Aeries Holders and the Sole Shareholder entered into the AARK and Aeries Equity Holder Support Agreement (the “AARK and Aeries Equity Holder Support Agreement”), pursuant to which each such holder agrees to vote, at any meeting of the Aeries Shareholders, and in any action by written consent of the Aeries Shareholders, all Aeries Shares held by such shareholder (1) in favor of the approval and adoption of the Business Combination Agreement and the other transaction documents to which AARK is a party and (2) against any action, agreement, transaction or proposal that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of AARK under the Business Combination Agreement. For additional information, see “Proposal No. 1—Business Combination Proposal—Related Agreements— AARK and Aeries Equity Holder Support Agreement.”

Exchange Agreements

Concurrently with the Closing of the Business Combination the holders of Aeries shares other than AARK and the Sole Shareholder will each enter into an Exchange Agreement with WWAC, Aeries and AARK (with such exchange agreements collectively, the “Exchange Agreements”). Pursuant to the Exchange Agreements, from and after April 1, 2024, and subject to the satisfaction of the exercise conditions specified therein:

•

ATI will have the right to purchase from any shareholder the Aeries Shares or AARK ordinary shares held by such shareholder (the “Exchanged Shares”) in exchange for the delivery of a number of Class A ordinary shares (the “Stock Exchange Payment”) equal to the product of the number of Exchanged Shares multiplied by the applicable number of Class A ordinary shares for which an Exchanged Share is entitled to be exchanged at such time (the “Exchange Rate”) or, at the election of ATI, an amount of cash equal to the number of Class A ordinary shares included in a Stock Exchange Payment multiplied by the 5-day volume weighted average price of the Class A ordinary shares (the “Cash Exchange Payment”). The Exchange Rate will be 14.40 in the case of Aeries Shares and 2,246 in the case of AARK ordinary shares, in each case, subject to adjustment (the “ATI Call Exchange”); and

•

each shareholder will be entitled to deliver Exchanged Shares in exchange for the delivery of the Stock Exchange Payment or, at the election of the shareholder, the Cash Exchange Payment (the “ATI Put Exchange”);

in each case, the Cash Exchange Payment may only be elected by ATI in connection with an ATI Call Exchange or by the shareholder in connection with an ATI Put Exchange, as applicable, in the event approval from the Reserve Bank of India is not obtained for a Stock Exchange Payment and provided ATI has reasonable cash flow to pay the Cash Exchange Payment and such Cash Exchange Payment would not be prohibited by any then outstanding debt agreements or arrangements of ATI or any of its subsidiaries.

For additional information, see “Proposal No. 1—Business Combination Proposal—Related Agreements—Exchange Agreements.”

Date, Time and Place of the Annual General Meeting of WWAC’s Shareholders

The annual general meeting of WWAC will be held at   a.m., Mountain Time, on     , 2023, at the offices of Kirkland & Ellis LLP located at 95 South State Street, Salt Lake City, Utah 84111, and virtually via a live webcast at     , or at such other time, on such other date and at such other place to which the meeting may be adjourned, to consider and vote upon the proposals to be put to the annual general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the annual general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date for the Annual General Meeting

WWAC shareholders will be entitled to vote or direct votes to be cast at the annual general meeting if they owned ordinary shares at the close of business on    , 2023, which is the “record date” for the annual general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 10,468,054 ordinary shares issued and outstanding, of which 4,718,054 were issued and outstanding public shares.

Quorum and Required Vote for Proposals for the Annual General Meeting

A quorum of WWAC shareholders is necessary to hold a valid meeting. A quorum will be present at the annual general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the annual general meeting are represented in person or by proxy at the annual general meeting. As of the record date for the annual general meeting, 5,234,028 ordinary shares would be required to achieve a quorum.

Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its Class B ordinary shares in favor of the proposals being presented at the annual general meeting. As of the date of this proxy statement/prospectus, Sponsor owns approximately 43.0% of the issued and outstanding ordinary shares. See “Proposal No. 1—Business Combination Proposal—Related Agreements—The Sponsor Support Agreement” in the accompanying proxy statement for more information related to the Sponsor Support Agreement.

Ten Anchor Investors have entered into investment agreements with the Sponsor and WWAC (the “Investment Agreements”), pursuant to which the Anchor Investors have agreed to, among other things, vote all of their Class B ordinary shares in favor of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Anchor Investors own approximately 12% of the issued and outstanding ordinary shares.

The proposals presented at the annual general meeting require the following votes:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

(ii)

Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

(iii)

Governing Documents Proposals: Approval of each of the Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter. Each of the Governing Documents Proposals will be voted upon on a non-binding advisory basis only.

(iv)

The Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

(vi)

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting.

(vii)

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting.

(viii)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Memorandum and Articles of Association, a public shareholder may request that WWAC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental in which you (i) request that WWAC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on     , 2023 (two (2) business days before the annual general meeting) in order for their shares to be redeemed.

Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, WWAC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, as of     , 2023, this would have amounted to approximately $    per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Annual General Meeting of WWAC—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Pursuant to the Business Combination Agreement, holders of Class A ordinary shares who elect not to redeem those shares in connection with the vote to approve the Business Combination Agreement will be issued a number of Bonus Shares as described herein. See “Selected Definitions—Bonus Shares.”

Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its Class B ordinary shares in favor of the proposals being presented at the annual general meeting and waive its anti-dilution rights with respect to its Class B ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, Sponsor owns approximately 43.0% of the issued and outstanding ordinary shares. See “Proposal No. 1—Business Combination Proposal—Related Agreements—The Sponsor Support Agreement” in the accompanying proxy statement for more information related to the Sponsor Support Agreement.

Ten Anchor Investors have entered into investment agreements with the Sponsor and WWAC, pursuant to which the Anchor Investors have agreed to, among other things, vote all of their Class B ordinary shares in favor of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Anchor Investors own approximately 12% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

WWAC shareholders have no appraisal rights in connection with the Business Combination under the Cayman Islands Companies Act.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. WWAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares virtually if it revokes its proxy before the annual general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Annual General Meeting of WWAC—Revoking Your Proxy.”

Interests of WWAC’s Directors and Executive Officers in the Business Combination

The Sponsor and WWAC’s directors and executive officers have collectively invested an aggregate of $9,370,500 in WWAC and could potentially lose this entire amount if an initial business combination is not consummated by October 22, 2023, and they may therefore be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. When you consider the recommendation of the WWAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that Sponsor and WWAC’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of WWAC shareholders generally. These interests include, among other things, the interests listed below:

•	the fact that Sponsor has agreed not to redeem any Class B ordinary shares held by it in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that Sponsor paid an aggregate of $18,750 for the 4,500,000 Class B ordinary shares currently owned by Sponsor and such securities will have a significantly higher value at the time of the Business Combination, and the Sponsor may therefore experience a positive rate of return on its investment, even if the other WWAC shareholders experience a negative rate of return on their investment. Such shares had an estimated aggregate market value of $    based upon the closing price of $    per share on Nasdaq on the record date;

•

the fact that Sponsor paid an aggregate purchase price of $8,900,000 (or $1.00 per warrant) for its 8,900,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if an initial business combination is not consummated by October 22, 2023. A portion of the proceeds from such private placement were placed in the trust account. Such warrants had an estimated aggregate value of $194,910 based on the closing price of $0.0219 per public warrant on Nasdaq on June 30, 2023;

•

the fact that Sponsor and WWAC’s directors and executive officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares held by them if WWAC fails to complete an initial business combination by October 22, 2023. In such event, the Class B ordinary shares held by Sponsor, which were acquired for an aggregate purchase price of $18,750 prior to WWAC’s initial public offering, would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. For more information, see “Information about WWAC—Effecting WWAC’s Business Combination—Redemption of Public Shares and Liquidation if No Business Combination”;

•

the continued indemnification of WWAC’s directors and executive officers and the continuation of WWAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that Sponsor and WWAC’s directors and executive officers will lose their entire investment in WWAC and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations unless an initial business combination is consummated by October 22, 2023, although no such amounts require reimbursement as of the date of this proxy statement/prospectus;

•

the fact that if the trust account is liquidated, including in the event WWAC is unable to complete an initial business combination by October 22, 2023, Sponsor has agreed to indemnify WWAC to ensure that the proceeds in the trust account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which WWAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to WWAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account. As of    , 2023, funds in the trust account totaled approximately $   and were held in U.S. treasury securities; and

•

pursuant to the Registration Rights Agreement, dated October 21, 2021, between WWAC and Sponsor and certain of WWAC’s directors and executive officers will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the ATI Class A ordinary shares and ATI warrants held by such parties.

Except as otherwise described above, we do not believe that that there are any material WWAC securities held by Sponsor, our directors and executive officers, loans extended by (or fees due to) Sponsor, our directors and executive officers, or out-of-pocket expenses for which Sponsor, our directors and executive officers are awaiting reimbursement from WWAC.

Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its Class B ordinary shares in favor of all of the proposals being presented at the annual general meeting. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, Sponsor owns approximately 43.0% of the issued and outstanding ordinary shares. See “Proposal No. 1—Business Combination Proposal—Related Agreements—The Sponsor Support Agreement” in the accompanying proxy statement for more information related to the Sponsor Support Agreement.

Ten Anchor Investors have entered into investment agreements with the Sponsor and WWAC, pursuant to which the Anchor Investors have agreed to, among other things, vote all of their Class B ordinary shares in favor of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Anchor Investors own approximately 12% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. If Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates engage in such transactions prior to the completion of the Business Combination, the purchase will be at a price no higher than the price offered through the redemption process. Any such securities purchased by Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates, or any other third party that would vote at the direction of Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates will not be voted in favor of approving the Business Combination. Sponsor, pursuant to the Sponsor Support Agreement, agreed to, among other things, waive its redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination (which waiver was provided in connection with WWAC’s IPO and without any separate consideration paid in connection with providing such waiver). In the event that Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter (ii) the Charter Proposal is approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) ATI’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the WWAC shareholder redemptions.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the annual general meeting and would likely increase the chances that such proposals would be approved. To the extent that Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates enter into any such private purchase, prior to the annual general meeting, we will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the Business Combination will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases (if not purchased in the open market); and (5) the number of securities for which we have received redemption requests pursuant to our shareholders’ redemption rights in connection with the Business Combination. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the annual general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WWAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WWAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a Closing Date of June 30, 2023, and (i) assuming that no additional WWAC outstanding public shares are redeemed in connection with the Business Combination (“Minimum Redemptions”), (ii) assuming that 431,607 of WWAC’s outstanding public shares (representing half of the maximum number of public shares that can be redeemed without resulting in Aggregate Cash at Closing being less than $30 million (“Medium Redemptions”), and (iii) assuming that 863,214 of WWAC’s outstanding public shares are redeemed in connection with the Business Combination (representing the maximum number of public shares that can be redeemed without resulting in Aggregate Cash at Closing being less than $30 million (“Maximum Redemptions”), and (iv) assuming WWAC Available Cash at Closing will be less than $50 million. The number of Class A ordinary shares redeemable assuming Maximum Redemptions assumes that the per share redemption price is $10.46; the actual per share redemption price will be equal to the pro rata portion of the trust account calculated as of two business days prior to the consummation of the Business Combination.

Estimated Sources and Uses (Assuming Minimum Redemptions)

Sources (in thousands)		Uses (in thousands)
WWAC Cash Held in Trust(1)	$49,362	Cash contribution to AARK	$37,367
PIPE Financing	5,000	WWAC Transaction Expenses(2)	10,750
WWAC liabilities	(447)	AARK Transaction Expenses(3)	5,798
		Shareholder Redemptions	—

Total Sources	$53,915	Total Uses	$53,915

Estimated Sources and Uses (Assuming Medium Redemptions)

Sources (in thousands)		Uses (in thousands)
WWAC Cash Held in Trust(1)	$49,362	Cash contribution to AARK	$32,852
PIPE Financing	5,000	WWAC Transaction Expenses(2)	10,750
WWAC liabilities	(447)	AARK Transaction Expenses(3)	5,798
		Shareholder Redemptions(4)	4,516

Total Sources	$53,915	Total Uses	$53,915

Estimated Sources and Uses (Assuming Maximum Redemptions)

Sources (in thousands)		Uses (in thousands)
WWAC Cash Held in Trust(1)	$49,362	Cash contribution to AARK	$28,336
PIPE Financing	5,000	WWAC Transaction Expenses(2)	10,750
WWAC liabilities	(447)	AARK Transaction Expenses(3)	5,798
		Shareholder Redemptions(5)	9,031

Total Sources	$53,915	Total Uses	$53,915

(1)	Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.
(2)	Represents the total estimated transaction fees and expenses incurred by WWAC as part of the Business Combination.
(3)	Represents the total estimated transaction fees and expenses incurred by AARK as part of the Business Combination.
(4)	Assumes that 431,607 of the 4,718,054 outstanding public shares are redeemed by public shareholders.
(5)	Assumes that 863,214 of the 4,718,054 outstanding public shares are redeemed by public shareholders.

Material U.S. Federal Income Tax Considerations to U.S. Holders

U.S. Holders of Class A ordinary shares should carefully read the discussion under the caption “Material U.S. Federal Income Tax Considerations to U.S. Holders” included elsewhere in this proxy statement/prospectus for a discussion of certain material U.S. federal income tax considerations to U.S. Holders (as defined in such discussion) of (i) the exercise of redemption rights by such holders and (ii) the receipt, ownership and disposition of the Bonus Shares (consisting of ATI Class A ordinary shares) issued in connection with the Business Combination.

U.S. Holders should consult with, and rely solely upon, their tax advisors regarding the particular tax consequences to them of redeeming Class A ordinary shares and of the ownership and disposition of the Bonus Shares received in connection with the Business Combination, including the applicability and effects of U.S. federal, state, local and other tax laws.

Expected Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under the guidance in ASC 805, WWAC will be treated as the acquired company for financial reporting purposes. Accordingly, the financial statements of the Combined Company will represent a continuation of the financial statements of AARK wherein the net assets of AARK will be stated at historical cost, with no goodwill or other intangible assets recorded. See the AARK Constitution attached to this proxy statement/prospectus as Annex F.

Regulatory Matters

None of WWAC and Aeries are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any approvals or actions will be obtained.

Emerging Growth Company

WWAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. WWAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, WWAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of WWAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of WWAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Controlled Company

Following the Business Combination, we will be a “controlled company” under the Nasdaq listing rules, which means we will be exempt from certain Nasdaq corporate governance requirements, including the requirement to have a majority independent board of directors and compensation and nominating and governance committees comprised solely of independent directors. We do not intend to rely on these exemptions.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company for each fiscal year in which (1) the market value of our ordinary shares held by non-affiliates is less than $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues are less than $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates is less than $700 million as of the end of that year’s second fiscal quarter.

Risk Factor Summary

Our business is subject to numerous risks. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or the circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Below is a summary of the principal factors that could cause our actual results to differ materially from those expressed in forward-looking statements made by us or on our behalf.

Risks Related to Aeries’ Industry and Business

•	We operate in a rapidly evolving industry, which makes it difficult to evaluate our future prospects;

•	Competitive pricing pressure may reduce our revenue;

•	Our business depends on a strong brand and corporate reputation;

•	We may face difficulties as we expand our operations into countries in which we have no prior operating experience which could adversely impact our results of operations;

•	We have and may continue to experience a long selling and implementation cycle;

•	We may need additional capital, and a failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business or enhance our service offerings;

•	Our unaudited pro forma condensed combined financial information may not be representative of our future results;

•

The Aeries projected financial information included in this proxy statement/prospectus is forward looking and reflects numerous estimates, beliefs and assumptions, all of which are difficult to predict and many of which are beyond WWAC’s and Aeries’ control. If these assumptions prove to be incorrect, the Combined Company’s actual operating results may be materially different from the forecasted results.

•	Fluctuations against the U.S. dollar in the local currencies in the countries in which we operate could have a material effect on us;

•	We may acquire other companies, which may divert our management’s attention;

•	We may be unable to effectively manage our rapid growth or achieve anticipated growth;

•	We may be unable to maintain adequate resource utilization rates;

•	Our management team has limited experience managing a public company;

•	We may fail to attract, hire, train and retain sufficient numbers of skilled employees;

•	Our business depends upon our international operations, particularly in India and Mexico;

•	We have significant fixed costs related to lease facilities and our inability to renew our leases on commercially acceptable terms may adversely affect us;

•	The loss of a key client could have an adverse effect on our business and results of operations;

•

Although we have executed auto-renewal contracts with our clients, they have the right to terminate the same for any reason upon a notice period ranging from 90 days to 180 days as negotiated and certain termination payment;

•	Some of our contracts could be unprofitable, which could adversely impact our business;

Risks Related to Regulation, Legislation and Legal Proceedings

•	Regulatory, legislative or self-regulatory/standard developments regarding privacy and data security matters could adversely affect our ability to conduct our business;

•	Changes and uncertainties in the tax system in the countries in which we have operations could materially adversely affect our financial condition and results of operations;

•

We are subject to laws and regulations in the United States and other countries in which we operate, including export control laws, import and customs laws, trade and economic sanctions laws, the U.S. Foreign Corrupt Practices Act (“FCPA”) and other similar anti-corruption laws;

•

Our global operations expose us to numerous legal and regulatory requirements and failure to comply with such requirements, including unexpected changes to such requirements, could adversely affect our results of operations;

Risks Related to Our Intellectual Property, Technology Solutions, Software Usage and Cyber Security

•	Others could claim that we infringe, violate, or misappropriate their intellectual property rights;

•	If we fail to adequately protect our or our client’s intellectual property rights and proprietary information in the United States and abroad, our competitive position could be impaired;

•	We use third-party software, hardware and software-as-a-service, or SaaS, technologies from third parties that may be difficult to replace;

Risks Related to Finance and Accounting

•	Our operating results may fluctuate from quarter to quarter due to various factors;

•	Our cash flows and results of operations may be adversely affected if we are unable to collect on billed and unbilled receivables from clients;

Risks Related to Ownership of Our Class A Ordinary Shares and the Business Combination

•	We may not pay dividends in the medium term;

•	There has been no prior market for our Class A ordinary shares and an active trading market for such securities may never develop or be sustained;

•	The market price of our Class A ordinary shares may be volatile or may decline regardless of our operating performance, which could cause the value of your investment to decline;

•

We are an “emerging growth company” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A ordinary shares less attractive to investors;

•

As a result of becoming a public company, we will incur increased costs and become subject to additional regulations and requirements, which could lower our profits, make it more difficult to run our business or divert management’s attention from our business;

•

Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business;

•	You may be diluted by the future issuance of additional Class A ordinary shares in connection with our incentive plans, acquisitions, the Exchange Agreements or otherwise;

•

Our Sponsor and certain employees may have interests that conflict with other shareholders and the employees may sell additional shares, or the market perception of such sale may cause the market price of our Class A ordinary shares to decline;

•	If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur;

•	We will incur significant transaction costs;

•

Subsequent to consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities;

•

The Combined Company will be a “controlled company” under the Nasdaq listing standards, and as a result, its shareholders may not have certain corporate protections that are available to shareholders of companies that are not controlled companies;

•

The Combined Company will have a dual class ordinary share structure that will have the effect of concentrating voting control with the Class V Shareholder, which may adversely affect the trading price of our Class A ordinary shares.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “summary pro forma information”) gives effect to the Business Combination described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

In each of the Minimum, Medium, and Maximum Redemptions scenarios, the Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, WWAC is treated as the “acquired” company for financial reporting purposes, with no goodwill or other intangible assets recorded, in accordance with GAAP. AARK has been determined to be the accounting acquirer because AARK, as a group, after giving effect to the Exchange Agreements, will retain a majority of the outstanding shares of ATI as of the closing of the Business Combination, AARK’s management will comprise the majority of ATI’s management, AARK represents a significant majority of the assets of ATI, and AARK’s business will comprise the ongoing operations of ATI.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of WWAC as of June 30, 2023 and the historical balance sheet of AARK as of June 30, 2023, on a pro forma basis as if the Business Combination had been consummated on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 give pro forma effect to the Business Combination as if it was completed on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combines the historical operations of WWAC for the year ended December 31, 2022 and the historical statements of operations of AARK for the year ended March 31, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 combines the historical operations of WWAC and the historical statements of operations of AARK for the six months ended June 30, 2023. The historical statements of operations of AARK for the six months ended June 30, 2023 were derived by adding the historical statements of operations of AARK for the three months ended June 30, 2023 to the historical statements of operations of AARK for the three months ended March 31, 2023. The historical statements of operations of AARK for the three months ended March 31, 2023 were derived by subtracting the historical statements of operations of AARK for the nine months ended December 31, 2022 from the historical statements of operations of AARK for the year ended March 31, 2023.

The summary pro forma information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination business included elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the audited financial statements and related notes of WWAC and AARK for the applicable periods included elsewhere in this proxy statement/prospectus. The summary pro forma information has been presented for illustrative purposes only. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the Business Combination occurred on the dates indicated or the future results that ATI will experience. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

The summary pro forma information gives effect to the Business Combination and related transactions, and has been prepared assuming three redemption scenarios as follows:

•

Assuming Minimum Redemptions — This presentation assumes that (i) no public shareholders of the currently outstanding 4,718,054 Class A ordinary shares exercise their redemption rights in connection with the Business Combination, and (ii) WWAC Available Cash at Closing will be less than $50.0 million.

•

Assuming Interim Redemptions — This presentation assumes that public shareholders (who are not WWAC Sponsor or an officer or director of WWAC) holding 431,607 public shares exercise their redemption rights and that such public shares are redeemed for their pro rata share ($10.46 per share, plus any pro rata interest earned on the trust account not previously released to WWAC (net of taxes payable)), as of two (2) business days prior to the consummation of the Business Combination) of the funds in WWAC’s trust account for aggregate redemption proceeds of $4.5 million. The Business Combination Agreement may be terminated by AARK if Aggregate Cash is less than $30.0 million. This scenario gives effect to half of the maximum number of redemptions that meet all of the conditions to permit consummation of the Business Combination and that would not result in Aggregate Cash at Closing being less than $30.0 million. This presentation also assumes that WWAC Available Cash at Closing will be less than $50.0 million.

•

Assuming Maximum Redemptions — This presentation assumes that public shareholders (who are not WWAC Sponsor or an officer or director of WWAC) holding 863,214 public shares exercise their redemption rights and that such public shares are redeemed for their pro rata share ($10.46 per share, plus any pro rata interest earned on the trust account not previously released to WWAC (net of taxes payable)), as of two (2) business days prior to the consummation of the Business Combination) of the funds in WWAC’s trust account for aggregate redemption proceeds of $9.0 million. The Business Combination Agreement may be terminated by AARK if Aggregate Cash is less than $30.0 million. This scenario gives effect to the maximum number of redemptions that meet all of the conditions to permit consummation of the Business Combination and that would not result in Aggregate Cash at Closing being less than $30.0 million. This presentation also assumes that WWAC Available Cash at Closing will be less than $50.0 million.

(in thousands, except share and per share data)	Assuming Minimum Redemptions	Assuming Interim Redemptions	Assuming Maximum Redemptions
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Information for the Six Months Ended June 30, 2023
Revenues, net	$31,402	$31,402	$31,402
Net loss attributable to controlling interest	(3,010)	(3,020)	(3,030)
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	12,251,112	11,819,505	11,387,898
Basic and diluted net loss per share of Class A ordinary shares	$(0.25)	$(0.26)	$(0.27)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Information for the Year Ended December 31, 2022
Revenues, net	$53,099	$53,099	$53,099
Net income attributable to controlling interest	4,579	4,569	4,558
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	12,251,112	11,819,505	11,387,898
Basic and diluted net income per share of Class A ordinary shares	$0.37	$0.39	$0.40
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Information as of June 30, 2023
Total assets	$74,786	$70,271	$65,755

Total liabilities	$23,334	$23,334	$23,334

Total stockholder’s equity	$41,498	$36,892	$32,283

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical comparative share information for WWAC and AARK and unaudited pro forma combined per share information of the post-combination business after giving effect to the Business Combination, assuming three redemption scenarios as follows:

•

Assuming Minimum Redemptions — This presentation assumes that (i) no public shareholders of the currently outstanding 4,718,054 Class A ordinary shares exercise their redemption rights in connection with the Business Combination, and (ii) WWAC Available Cash at Closing will be less than $50.0 million.

•

Assuming Interim Redemptions — This presentation assumes that public shareholders (who are not WWAC Sponsor or an officer or director of WWAC) holding 431,607 public shares exercise their redemption rights and that such public shares are redeemed for their pro rata share ($10.46 per share, plus any pro rata interest earned on the trust account not previously released to WWAC (net of taxes payable)), as of two (2) business days prior to the consummation of the Business Combination) of the funds in WWAC’s trust account for aggregate redemption proceeds of $4.5 million. The Business Combination Agreement may be terminated by AARK if Aggregate Cash is less than $30.0 million. This scenario gives effect to half of the maximum number of redemptions that meet all of the conditions to permit consummation of the Business Combination and that would not result in Aggregate Cash at Closing being less than $30.0 million. This presentation also assumes that WWAC Available Cash at Closing will be less than $50.0 million.

•

Assuming Maximum Redemptions — This presentation assumes that public shareholders (who are not WWAC Sponsor or an officer or director of WWAC) holding 863,214 public shares exercise their redemption rights and that such public shares are redeemed for their pro rata share ($10.46 per share, plus any pro rata interest earned on the trust account not previously released to WWAC (net of taxes payable)), as of two (2) business days prior to the consummation of the Business Combination) of the funds in WWAC’s trust account for aggregate redemption proceeds of $9.0 million. The Business Combination Agreement may be terminated by AARK if Aggregate Cash is less than $30.0 million. This scenario gives effect to the maximum number of redemptions that meet all of the conditions to permit consummation of the Business Combination and that would not result in Aggregate Cash at Closing being less than $30.0 million. This presentation also assumes that WWAC Available Cash at Closing will be less than $50.0 million.

The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination as if it had occurred on January 1, 2022.

This information is only a summary and should be read together with the unaudited or audited, as applicable, financial statements of WWAC and AARK and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of WWAC and AARK is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor the earnings per share for any future date or period.

	Historical		Pro Forma
	WWAC	AARK	Assuming Minimum Redemptions	Assuming Interim Redemptions	Assuming Maximum Redemptions
As of and for the six months ended June 30, 2023
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	15,121,592	—	12,251,112	11,819,505	11,387,898
Basic and diluted net income (loss) per share of Class A ordinary shares	$0.02	—	$(0.25)	$(0.26)	$(0.27)
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	5,750,000	—	—	—	—
Basic and diluted net income (loss) per share of Class B ordinary shares	$0.02	—	—	—	—

	Historical		Pro Forma
	WWAC	AARK	Assuming Minimum Redemptions	Assuming Interim Redemptions	Assuming Maximum Redemptions
As of and for the year ended December 31, 2022
Weighted average shares outstanding of Class A ordinary shares, basic and diluted	23,000,000	—	12,251,112	11,819,505	11,387,898
Basic and diluted net income per share of Class A ordinary shares	$0.34	—	$0.37	$0.39	$0.40
Weighted average shares outstanding of Class B ordinary shares, basic and diluted	5,750,000	—	—	—	—
Basic and diluted net income per share of Class B ordinary shares	$0.34	—	—	—	—

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws, including within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should note that on April 8, 2021, the staff of the SEC issued a public statement entitled “SPACs, IPOs and Liability Risk under the Securities Act,” in which the SEC staff indicated that there is uncertainty as to the availability of the safe harbor in connection with a SPAC merger. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Aeries has been provided by Aeries and its management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to complete the Business Combination or, if we do not consummate such Business Combination, any other initial business combination;

•

satisfaction or waiver of the closing conditions to the Business Combination including, among others: (1) the approval of WWAC’s shareholders; (2) WWAC’s Class A ordinary shares to be issued in connection with the Business Combination shall have been approved for listing on the Nasdaq Global Market or the Nasdaq Capital Market, subject to official notice of issuance; (3) no governmental authority has enacted, issued, promulgated, enforced or entered any law (that has not been rescinded) or governmental order which could make the transactions illegal or which otherwise prevents or prohibits consummation of the transactions; (4) no action initiated by a governmental authority shall be pending that could enjoin or prohibit the consummation of the Business Combination; and (5) the receipt by AARK and Aeries of a tax opinion and accompanying reliance letter from a global accounting firm related to the Business Combination;

•	our ability to consummate the PIPE Financing or raise financing in the future;

•

the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against WWAC and Aeries following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement;

•	the projected financial information and market opportunity of Aeries;

•	the number of public shares redeemed by our public shareholders;

•	the ability to obtain and/or maintain the listing of the ATI Class A ordinary shares and the warrants on Nasdaq, and the potential liquidity and trading of such securities;

•	the risk that the proposed Business Combination disrupts current plans and operations of Aeries as a result of the announcement and consummation of the proposed Business Combination;

•

the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the Combined Company to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;

•	changes in applicable laws or regulations;

•	the inability to develop and maintain effective internal controls;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	our directors and executive officers allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•	the period over which Aeries anticipates its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements;

•	the potential for Aeries’ business development efforts to maximize the potential value of the Combined Company;

•	regulatory developments in the United States and foreign countries;

•	the impact of laws and regulations;

•	Aeries’ estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	Aeries’ financial performance;

•	Aeries’ ability to remediate the weakness in its internal controls over financial reporting;

•	the conflict between Russia and Ukraine and any restrictive actions that have been or may be taken by the U.S. and/or other countries in response thereto, such as sanctions or export controls;

•	risks related to cybersecurity and data privacy;

•	the impact of inflation;

•	the impact of the COVID-19 pandemic and other similar disruptions in the future; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Aeries. There can be no assurance that future developments affecting us and/or Aeries will be those that we and/or Aeries have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Aeries) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. Neither we nor Aeries undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the annual general meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the WWAC Special Meeting. The following risk factors apply to the business of Aeries, the operation of the business by Aeries and will also apply to the business and operations of Aeries following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of ATI. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” ATI may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair ATI’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein. Unless the context requires otherwise, as used herein, references to “we,” “us,” “our,” and “ours” refer both to the business of Aeries and its subsidiaries as presently conducted, as well as the business of ATI and its subsidiaries following the Business Combination.

Risks Related to Macro-Economic, Geographical and Political Conditions

Global economic and political conditions could adversely affect our business, results of operations, financial condition and prospects.

Our results of operations may vary based on the impact of changes in the global economy and political environment on us and our clients. The technology services industry is particularly sensitive to the economic environment, and tends to decline during general economic downturns. Unfavorable economic conditions would adversely affect the demand for some of our clients’ products and services and therefore could cause a decline in the demand for our services and solutions. Our business growth largely depends on continued demand for our services and solutions from clients in the U.S. and other countries that we may target in the future. In addition, our clients may be particularly susceptible to economic downturns. If the U.S. economy further weakens or slows, or a negative or an uncertain political climate persists, pricing for our services and solutions may be depressed and our clients may reduce or postpone their spending significantly. Lower demand for our services and solutions and price pressure from our clients could negatively affect our revenues and profitability.

Natural events, health pandemics or epidemics and other acts of violence involving any of the countries in which we or our clients have operations could adversely affect our operations.

Natural events (such as floods, tsunamis and earthquakes), health pandemics or epidemics, wars, widespread civil unrest, terrorist attacks and other acts of violence could result in significant disruptions to our business. Such events could adversely affect global economies, worldwide financial markets and our clients’ levels of business activity and could potentially lead to economic recession, which could impact our clients’ purchasing decisions and reduce demand for our services and solutions and, consequently, adversely affect our business, financial condition, results of operations and cash flows. Any disaster or series of disasters in areas where we have a concentration of sites, such as India or Mexico, could significantly disrupt our operations and have a material adverse effect on our business, results of operations and financial condition.

The ongoing COVID-19 pandemic, including the resulting global economic uncertainty and measures taken in response to the pandemic, may adversely impact our business, financial condition and results of operations.

The extent to which the prolonged COVID-19 pandemic especially related to new and more virulent variants may adversely impact our business and results of operations will depend on numerous evolving factors that are difficult to predict and outside of our control, including: the continuing effect of the sustained COVID-19 pandemic on our clients and client demand for our services and solutions; the ability of our employees to successfully work remotely without suffering productivity issues due to distractions at home and/or unreliable or unstable internet connections; and our ability to fully resume operations in our sites.

Further, even with respect to clients who have consented to work-at-home arrangements for some or all of their programs, there is no guarantee that these clients will continue to permit so and revocation by any clients of their consent could also result in loss of revenue in the future. We may experience reluctance of the workforce to return to our sites during the sustained COVID-19 pandemic due to concerns related to returning to a communal workplace. All these factors may adversely impact our business.

Risks Related to Aeries’ Industry and Business

We operate in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and the estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate.

The technology services industry is competitive and continuously evolving, subject to rapidly changing demands and constant technological developments. As a result, success and performance metrics are difficult to predict and measure in our industry. Because services and technologies are rapidly evolving and each company within the industry can vary greatly in terms of the services it provides, its business model, and its results of operations, it can be difficult to predict how any company’s services, including ours, will be received in the market. Neither our past financial performance nor the past financial performance of any other company in the technology services industry is indicative of how our company will fare financially in the future. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this proxy statement/prospectus should not be taken as indicative of our future growth. Our future profits may vary substantially from those of other companies and those we have achieved in the past, making an investment in our company risky and speculative. If our clients’ demand for our services declines as a result of economic conditions, market factors or shifts in the technology industry, our business would suffer and our results of operations and financial condition would be adversely affected.

We face intense competition and the failure to stand out could adversely affect our business.

The market for technology and information technology services is intensely competitive, highly fragmented and subject to rapid change and evolving industry standards and we expect competition to intensify. Our primary competitors include next-generation IT service providers, digital agencies and consulting companies and in-house development and information technology departments of our clients. Many of our competitors have substantially greater financial, technical and marketing resources and greater name recognition than we do. As a result, they may be able to compete more aggressively on pricing or devote greater resources to the development and promotion of technology and information technology services. Further, there is a risk that our clients may elect to increase their internal resources to satisfy their services needs as opposed to relying on a third-party service providers, such as us. The technology services industry may also undergo consolidation, which may result in increased competition in our target markets from larger firms that may have substantially greater financial, marketing or technical resources, may be able to respond faster to new technologies or processes and changes in client demands. Increased competition could also result in price reductions, reduced operating margins and loss of our market share.

Pricing pressure may reduce our revenue or gross profits and adversely affect our financial results.

The prices for our services and solutions may decline for a variety of reasons, including pricing pressures from our competitors, pricing leverage from clients, anticipation of the introduction of new solutions by our competitors, or promotional programs offered by us or our competitors. We may face increased pricing pressure from our key clients as we grow the existing services and solutions we provide to our key clients or expand our business with them by cross-selling new services and solutions. In addition, competition continues to increase in the markets in which we operate, and we expect competition to further increase in the future. If we are unable to maintain our pricing due to competitive pressures or other factors, our margins will be reduced and our gross profits, business, financial condition and results of operations would be adversely affected.

Our business depends on a strong brand and corporate reputation and the impairment of the brand could adversely impact our business.

We believe the brand name and our reputation are important corporate assets that help distinguish our services from those of our competitors and also contribute to our efforts to recruit and retain talented professionals. However, our corporate reputation is susceptible to damage by actions or statements made by current or former employees or clients, competitors, vendors and adversaries in legal proceedings, as well as members of the investment community and the media. There is a risk that negative information about our company, even if based on false information or misunderstanding, could adversely affect our business. Damage to our reputation could reduce the value and effectiveness of our brand name and could reduce investor confidence in us and adversely affect our operating results.

We may face difficulties and be subject to increased business and economic risks as we expand our operations into countries in which we have no prior operating experience which could impact our results of operations.

We expect to continue to expand our international operations in order to maintain an appropriate cost structure and meet our clients’ needs, which may include opening sites in new jurisdictions and providing our services and solutions in additional languages. It may involve expanding into less developed countries, which may have less political, social or economic stability and less developed infrastructure and legal systems. As we expand our business into new countries, we may encounter economic, regulatory, personnel, technological and other difficulties that increase our expenses or delay our ability to start up our operations or become profitable in such countries. This may affect our relationships with our clients and could have an adverse effect on our business, financial condition, results of operations and prospects. In addition, our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal and regulatory systems, and commercial markets. Operating internationally subjects us to new risks and may increase risks that we currently face.

Our success largely depends on our ability to achieve our business strategies, and our results of operations and financial condition may suffer if we are unable to continually develop and successfully execute our strategies.

While we believe that our strategic plans reflect opportunities that are appropriate and achievable, the execution of our strategy may not result in long-term growth in revenue or profitability due to a number of factors, such as:

•	the number, timing, scope and contractual terms of projects in which we are engaged;

•	the business decisions of our clients regarding the use of our services;

•	the ability to further grow sales of services from existing clients;

•	the timing of collection of accounts receivable; and

•	general economic conditions.

The failure to continually develop and execute optimally on our business strategies could have a material adverse effect on our business, financial condition and results of operations. To manage the expected domestic and international growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls, our reporting systems and procedures, and our utilization of real estate. If we fail to successfully scale our operations and increase productivity, we may be unable to execute our business plan, and such failure could have a material adverse effect on our business, financial condition and results of operations.

We have and may continue to experience a long selling and implementation cycle with respect to certain projects that require us to make significant resource commitments prior to realizing revenue for our services.

Before committing to use our services, potential clients may require us to expend substantial time and resources educating them on the value of our services and our ability to meet their requirements. Therefore, our selling cycle is subject to many risks and delays over which we have little or no control, including our clients’ decision to choose alternatives to our services. Our current and future clients may not be willing or able to invest the time and resources necessary to implement our services, and we may fail to close sales with potential clients to which we have devoted significant time and resources. If our sales cycle unexpectedly lengthens for one or more projects, it would negatively affect the timing of our revenue and hinder our revenue growth.

We may need additional capital, and a failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business or enhance our service offerings.

We believe that our current cash balances, cash flow from operations, credit facilities and the proceeds from the PIPE Financing should be sufficient to meet our anticipated cash needs for at least the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities, draw down on our credit facility or obtain another credit facility. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations.

The benefits to customers of our services could be reduced or supplanted by artificial intelligence, which may materially and adversely affect our business, prospects, financial condition and operating results.

The benefits to customers of our services could be reduced or supplanted by artificial intelligence technologies. We cannot be sure that artificial intelligence technologies will not match or exceed the benefits of our services or be more cost effective than our services. The development of any alternative technology that can compete with or supplant our services may materially and adversely affect our business, prospects, financial condition and operating results in ways we do not currently anticipate. Any failure by us to develop new or enhanced processes, or to react to changes in existing technologies, could result in the loss of competitiveness of our services, decreased revenue and a loss of market share to competitors. Our efforts may not be sufficient to adapt to changes in artificial intelligence technology.

Our ability to expand our business and procure new contracts or enter into beneficial business arrangements could be affected to the extent we enter into agreements with clients containing non-competition clauses.

Our ability to expand our business and procure new contracts or enter into beneficial business arrangements in the future could be affected to the extent we enter into agreements with clients containing non-competition clauses.

Our unaudited pro forma condensed combined financial information may not be representative of our future results.

The pro forma financial information included in this proxy statement/prospectus is constructed from our historical consolidated financial statements and such financial statements may not be indicative of our future operations. The pro forma financial information is based, in part, on certain assumptions that we believe are reasonable; however, we cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the pro forma financial information included in this proxy statement/prospectus does not purport to be indicative of what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future.

The Aeries projected financial information included in this proxy statement/prospectus is forward looking and reflects numerous estimates, beliefs and assumptions, all of which are difficult to predict and many of which are beyond WWAC’s and Aeries’ control. If these assumptions prove to be incorrect, the Combined Company’s actual operating results may be materially different from the forecasted results.

In performing its financial analyses, WACC relied on, among other things, the forecasts and financial projections of Aeries included elsewhere in this proxy statement/prospectus. The Aeries forecasts and financial projections were prepared by, or at the direction of, the management of Aeries. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections and forecasts are inherently based on various estimates and assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other future events and factors (e.g., future interest rates and inflationary economic conditions), as well as matters specific to Aeries’ business (e.g., assumptions with respect to new customers sales growth), all of which are difficult to predict and many of which are beyond WWAC’s and Aeries’ control. There can be no assurance that the projected financial information will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the projected financial information in this proxy statement/prospectus should not be regarded as an indication that WWAC or Aeries or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the projected financial information necessarily predictive of actual future events, and the projected financial information should not be relied upon as such. None of WWAC or Aeries or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from such projections, or has made or can make any representation to any potential investor or other person regarding the ultimate performance of the Combined Company compared to the information contained in the projected financial information or that forecasted results will be achieved. Accordingly, there can be no assurance that the Combined Company’s actual operating results will be consistent with those set forth in the projected financial information, and it could as a result have an adverse impact on the market price of the ATI Class A ordinary shares following the closing of the Business Combination.

Fluctuations against the U.S. dollar in the local currencies in the countries in which we operate could have a material effect on our results of operations.

A majority of our revenues are in U.S. Dollars and our costs are primarily in local currencies, including the U.S. Dollar, Indian Rupee and Mexican Peso. An appreciation of local currencies against the U.S. Dollar would cause a net adverse impact to our profitability. Because our financial statements are presented in U.S. dollars and revenues are primarily generated in U.S. dollars, any significant unhedged fluctuations in the currency exchange rates between the U.S. dollar and the currencies of countries in which we incur costs in local currencies will affect our results of operations and financial statements. This may also affect the comparability of our financial results from period to period, as we convert our subsidiaries’ statements of financial position into U.S. dollars from local currencies at the period-end exchange rate, and income and cash flow statements at average exchange rates for the year.

Changes in the exchange rate of the Indian rupee versus the U.S. dollar result in earnings volatility and may have a material adverse effect on our business, financial condition and operating results.

Our functional currency is the Indian rupee, and our financial statements are converted to U.S. dollars when preparing our financial statements. Changes in the exchange rate between the two currencies can cause reported financial results to fluctuate and a weakening Indian rupee relative to the U.S. dollar would impact our earnings.

We are subject to foreign exchange and currency risks that could adversely affect our operations, and our ability to mitigate our foreign exchange risk may be limited.

Our results of operations could be adversely affected by certain movements in exchange rates, particularly if the Indian rupee or other currencies in which we incur expenses appreciate against the U.S. dollar or if the currencies in which we receive revenues, such as the euro, depreciate against the U.S. dollar. If the Indian rupee or other currencies in which we incur expenses appreciate against the U.S. dollar, we may have to consider additional means of maintaining profitability, including by increasing pricing, which may or may not be achievable.

We may acquire other companies in pursuit of growth, which may divert our management’s attention, result in dilution to our shareholders and consume resources that are necessary to sustain our business.

As part of our business strategy, we regularly review potential strategic transactions, including potential acquisitions, dispositions, consolidations, joint ventures or similar transactions. Negotiating these transactions can be time-consuming, difficult and expensive, and our ability to complete these transactions may be subject to conditions or approvals that are beyond our control, including anti-takeover and antitrust laws in various jurisdictions. Consequently, these transactions, even if undertaken and announced, may not close.

An acquisition, investment or new business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, services, products, personnel or operations of acquired companies. Moreover, the anticipated benefits of any merger, acquisition, investment or similar partnership may not be realized or we may be exposed to unknown liabilities, including litigation against the companies we may acquire, for example from failure to identify all of the significant risks or liabilities associated with the target business. These integration activities are complex and time-consuming, and we may encounter unexpected difficulties or incur unexpected costs. Any of these risks could materially and adversely affect our business, financial condition, results of operations and prospects.

We may be unable to effectively manage our rapid growth or achieve anticipated growth, which could place significant strain on our management personnel, systems and resources.

As we add new delivery sites, introduce new services or enter into new markets, we may face new market, technological and operational risks and challenges with which we are unfamiliar, and we may not be able to mitigate these risks and challenges to successfully grow those services or markets. We may not be able to achieve our anticipated growth or successfully execute large and complex projects, which could materially adversely affect our revenue, results of operations, business and prospects. As our company grows, and we are required to add more employees and infrastructure to support our growth, we may find it increasingly difficult to maintain our corporate culture. If we fail to maintain a culture that fosters career development, innovation, creativity and teamwork, we could experience difficulty in hiring and retaining the trained professionals. Failure to manage growth effectively could have a material adverse effect on the quality of the execution of our engagements, our ability to attract and retain the trained professionals and our business, results of operations and financial condition.

We may be unable to maintain adequate resource utilization rates and productivity levels, which may adversely impact our profitability.

Our profitability and the cost of providing our services are affected by our utilization rates of our employees in our delivery locations. If we are not able to maintain appropriate utilization rates for our employees involved in delivery of our services, our profit margin and our profitability may suffer. Our revenue could also suffer if we misjudge demand patterns and do not recruit sufficient employees to satisfy demand. Employee shortages could prevent us from completing our contractual commitments in a timely manner and cause us to lose contracts or clients.

We are dependent on members of our senior management team and other key employees.

Our future success heavily depends upon the continued services of our senior management team, particularly Mr. Sudhir Appukuttan Panikassery, our Chief Executive Officer, and other key employees. We currently do not maintain key man life insurance for any of the members of our senior management team or other key employees. We have employment agreements and consultancy contracts with our key employees. If one or more of our senior executives or key employees are unable or unwilling to continue in their present positions, it could disrupt our business operations, and we may not be able to replace them easily, on a timely basis or at all. In addition, competition for senior executives and key employees in our industry is intense, and we may be unable to retain our senior executives and key employees, in which case our business may be severely disrupted. If any of our senior management team or key employees joins a competitor or forms a competing company, we may lose clients, suppliers, know-how and information technology professionals and staff members to them. Any non-competition, non-solicitation or non-disclosure agreements we have with our senior executives or key employees might not provide effective protection to us in light of legal uncertainties associated with the enforceability of such agreements.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition and results of operations.

We may fail to attract, hire, train and retain sufficient numbers of skilled employees in a timely fashion at our sites to support our operations, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business relies on large numbers of trained and skilled employees at our sites, and our success depends to a significant extent on our ability to attract, hire, train and retain skilled employees. The outsourcing industry as well as the technology industry generally experience high employee turnover. Increased competition for skilled employees, in our industry or otherwise, particularly in tight labor markets, could have an adverse effect on our business. Additionally, a significant increase in the turnover rate among trained employees could increase our costs and decrease our operating profit margins and could have an adverse effect on our ability to complete existing contracts in a timely manner, meet client objectives and expand our business.

Our failure to attract, train and retain personnel with the experience and skills necessary to fulfil the needs of our existing and future clients or to assimilate new employees successfully into our operations could have a material adverse effect on our business, financial condition, results of operations and prospects.

In particular, competition for qualified employees, particularly in the United States, India and Mexico, remains high and we expect such competition to continue. In many locations in which we operate, there is a limited pool of employees who have the skills and training needed to do our work. If our business continues to grow, the number of people we will need to hire will increase. Significant competition for employees could have an adverse effect on our ability to expand our business and service our clients, as well as cause us to incur greater personnel expenses and training costs.

Our failure to detect and deter criminal or fraudulent activities or other misconduct by our employees could result in loss of trust from our clients and negative publicity, which would have an adverse effect on our business and results of operations.

Because we have access to our clients’ sensitive and confidential information in the ordinary course of our business, our employees could engage in criminal, fraudulent or other conduct prohibited by applicable law, client contracts or internal policy. The remote work environment implemented in our response to the COVID-19 pandemic and our inability to maintain access controls on physical space has reduced our ability to monitor employee conduct and has elevated the risk of our employees engaging in such conduct undetected by us. Although we terminate employees when our investigations establish misconduct and have implemented measures designed to identify and deter such misconduct, such as fraud prevention training, there can be no assurance that such measures will prevent or detect further employee misconduct. If our employees use their access to our and our clients’ systems as a conduit for criminal activity or other misconduct, our clients and their customers may not consider our services and solutions safe and trustworthy, and we could receive negative press coverage or other public attention as a result. Such loss of trust and negative publicity could cause our existing clients to terminate or reduce the scope of their dealings with us and harm our ability to attract new clients, which would have an adverse effect on our business and results of operations. Further, we may be subject to claims of liability by our clients or their customers based on the misconduct or malfeasance of our employees, and our insurance policies may not cover all potential claims to which we are exposed or indemnify us for all liability.

Our business is heavily dependent upon our international operations, particularly in India and Mexico, and any disruption to those operations would adversely affect us.

Our business and future growth depend largely on continued demand for our services performed in India and Mexico. Various factors, such as changes in the central or state governments, could trigger significant changes in India’s economic liberalization and deregulation policies and disrupt business and economic conditions in India generally and our business in particular. Our business and our international operations may also be affected by actual or threatened trade war or tariffs or other trade controls. If we are unable to continue to leverage the skills and experience of our international workforce, particularly in India and Mexico, we may be unable to provide our solutions at an attractive price and our business could be materially and negatively impacted.

We have significant fixed costs related to lease facilities.

We have made and continue to make significant contractual commitments related to our leased facilities. These expenses will have a significant impact on our fixed costs, and if we are unable to grow our business and revenue proportionately, our operating results may be negatively affected.

Our sites operate on leasehold property, and our inability to renew our leases on commercially acceptable terms or at all may adversely affect our results of operations.

Our sites operate on leasehold property. Our leases are subject to renewal and we may be unable to renew such leases on commercially acceptable terms or at all, which may have an adverse impact on our operations. In addition, in the event of non-renewal of our leases, we may be unable to locate suitable replacement properties for our sites or we may experience delays in relocation that could lead to a disruption in our operations.

Our business is dependent on key clients, and the loss of a key client could have an adverse effect on our business and results of operations.

We derive a substantial portion of our revenue from a small number of key clients who generally retain us across multiple service offerings. Our top five clients accounted for 57% and 62% of our revenue for the year ended March 31, 2022 and three months ended June 30, 2022, respectively, and 63% and 56% of our revenue for the year ended March 31, 2023 and three months ended June 30, 2023, respectively. The loss of all or a portion of our business with, or the failure to retain a significant amount of business with, any of our key clients could have a material adverse effect on our business, financial condition and results of operations. In addition, our ability to maintain, increase and collect revenue from our top clients depends in part on the financial condition of those clients. Further, our reliance on any individual client for a significant portion of our revenue may give that client a certain degree of pricing leverage against us when negotiating contracts and terms of service and solutions.

Although we have executed auto-renewal contracts with our clients, they have the right to terminate the same.

Although we have executed auto-renewal service agreements with our clients, the clients may choose to terminate or not renew such agreements. In the event our clients terminate the agreements without cause or not renew the agreement, adequate notice period (ranging from 90 days to 180 days as negotiated) needs to be provided by the client. Additionally, a termination fee component (based on commercial margin) is payable by the clients in the event of such termination without cause or non-renewal.

Our ability to maintain continuing relationships with our major clients and successfully obtain payment for our services and solutions is essential to the growth and profitability of our business.

The consolidation or corporate actions of our clients or potential clients may adversely affect our business, financial condition, results of operations and prospects.

Our clients may engage in certain corporate actions such as potential mergers, consolidations, divestment, disposal of assets or joint ventures or similar transactions, some of which may be material. Any of these client actions may result into change of ownership of our client and could materially and adversely affect our business, financial condition, results of operations and prospects.

Some of our contracts could be unprofitable, which could adversely impact our business.

We perform our services primarily under time-and-materials contracts (where materials costs consist of travel and other indirect expenses). We charge out the services performed by our employees under these contracts at monthly rates that are agreed at the time at which the contract is entered. The rates and other pricing terms negotiated with our clients are highly dependent on our internal forecasts of our operating costs and predictions of increases in those costs influenced by wage inflation and other marketplace factors, as well as the volume of work provided by the client. Our predictions are based on limited data and could turn out to be inaccurate, resulting in contracts that may not be profitable.

In addition to our time-and-materials contracts, we undertake some engagements on a fixed-price basis and also provide managed services in certain cases. Moreover, some of our client contracts do not have minimum volume requirements, and the profitability of each client contract or work order may fluctuate, sometimes significantly, throughout various stages of the program.

If our current insurance coverage is or becomes insufficient to protect against losses incurred, our business, financial condition and results of operations may be adversely affected.

We provide services and solutions that are integral to our clients’ businesses. If we were to default in the provision of any contractually agreed-upon services or solutions, our clients could suffer significant damages and make claims against us for those damages. Any defects or errors or failure to meet clients’ expectations in the performance of our contracts could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, certain liabilities, such as claims of third parties for intellectual property infringement and breaches of data protection and security requirements, for which we may be required to indemnify our clients, could be substantial. The successful assertion of one or more large claims against us in amounts greater than those covered by our current insurance policies could materially adversely affect our business, financial condition and results of operations.

We currently carry cyber and errors and omissions liability coverage in an amount we consider appropriate for all of the services we provide. To the extent client damages are deemed recoverable against us in amounts substantially in excess of our insurance coverage, or if our claims for insurance coverage are denied by our insurance carriers, there could be a material adverse effect on our revenue, business, financial condition and results of operations.

Although we maintain professional liability insurance, product liability insurance, commercial general and property insurance, business interruption insurance, workers’ compensation coverage, and umbrella insurance for certain of our operations, our insurance coverage does not insure against all risks in our operations or all claims we may receive. Damage claims from clients or third parties brought against us or claims that we initiate due to a data security breach, the disruption of our business, litigation, or natural disasters, may not be covered by our insurance, may exceed the limits of our insurance coverage, and may result in substantial costs and diversion of resources even if insured. Some types of insurance are not available on reasonable terms or at all in some countries in which we operate, and we cannot insure against damage to our reputation. The assertion of one or more large claims against us, whether or not successful and whether or not insured, could materially adversely affect our reputation, business, financial condition and results of operations.

If we do not continue to innovate and remain at the forefront of emerging technologies and related market trends, we may lose clients and not remain competitive.

Our success depends on delivering innovative solutions that leverage emerging technologies and emerging market trends to drive increased revenue. Technological advances and innovation are constant in the technology services industry. As a result, we must continue to invest significant resources to stay abreast of technology developments so that we may continue to deliver solutions that our clients will wish to purchase. If we are unable to anticipate technology developments, enhance our existing services or develop and introduce new services to keep pace with such changes and meet changing client needs, we may lose clients and our revenue and results of operations could suffer. Our competitors may be able to offer engineering, design and innovation services that are, or that are perceived to be, substantially similar or better than those we offer. This may force us to reduce our rates and to expend significant resources in order to remain competitive, which we may be unable to do profitably or at all. Because many of our clients and potential clients regularly contract with other information technology service providers, these competitive pressures may be more acute than in other industries.

In our innovation, we may incur capital expenditures in product development, technology and communications infrastructure, which may not necessarily maintain our competitiveness.

In our innovation, we anticipate that it will be necessary to continue to invest in product development, technology and communications infrastructure to ensure reliability and maintain our competitiveness. This is likely to result in capital expenditures for maintenance as well as growth as we continue to grow our business. There can be no assurance that any of our information systems will be adequate to meet the emerging market or the client’s future needs or that we will be able to incorporate new technology to enhance and develop our existing solutions. Moreover, investments in technology, including future investments in upgrades and enhancements to hardware or software, may not necessarily maintain our competitiveness. Our future success will also depend in part on our ability to anticipate and develop information technology solutions that keep pace with evolving industry standards and changing client demands.

Risks Related to Regulation, Legislation and Legal Proceedings

Changes in laws and regulations related to the internet or the internet infrastructure may diminish the demand for our services, and could have a negative impact on our business.

The future success of our business depends upon the continued use of the internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the internet as a commercial medium. Changes in these laws or regulations could adversely affect the demand for our services or require us to modify our solutions in order to comply with these changes. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the internet or commerce conducted via the internet. These laws or charges could limit the growth of internet-related commerce or communications generally, resulting in reductions in the demand for technology services such as ours. In addition, the use of the internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the internet and its acceptance as a business tool have been adversely affected by “ransomware,” “viruses,” “worms,” “malware,” “phishing attacks,” “data breaches” and similar malicious programs, behavior and events. If the use of the internet is adversely affected by these or any other issues, demand for our services and solutions could suffer.

Regulatory, legislative or self-regulatory/standard developments regarding privacy and data security matters could adversely affect our ability to conduct our business.

We, along with a significant number of our clients, are subject to laws, rules, regulations and industry standards related to data privacy and cyber security, and restrictions or technological requirements regarding the collection, use, storage, protection, retention or transfer of data across the jurisdictions where we operate.

Globally, governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies, regulations, and standards covering user privacy, data security, technologies such as cookies that are used to collect, store and/or process data, marketing online, the use of data to inform marketing, the taxation of products and services, unfair and deceptive practices, and the collection (including the collection of information), use, processing, transfer, storage and/or disclosure of data associated with unique individual internet users. New regulation or legislative actions regarding data privacy and security (together with applicable industry standards) may increase the costs of doing business and could have a material adverse impact on our operations and cash flows. Any failure or perceived failure (including as a result of deficiencies in our policies, procedures, or measures relating to privacy, data protection, marketing, or client communications) by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity, and could cause our clients and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications and information security in the United States, the European Union and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new services and maintain and grow our client base and increase revenue.

Changes and uncertainties in the tax system in the countries in which we have operations, could materially adversely affect our financial condition and results of operations.

We conduct business globally and file income tax returns in multiple jurisdictions. Our consolidated effective income tax rate could be materially adversely affected by several factors, including: changing tax laws, regulations and treaties, or the interpretation thereof; tax policy initiatives and reforms under consideration; the practices of tax authorities in jurisdictions in which we operate; the resolution of issues arising from tax audits or examinations and any related interest or penalties.

We are unable to predict what tax reforms may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices in jurisdictions in which we operate, could increase the estimated tax liability that we have expensed to date and paid or accrued on our balance sheets, and otherwise affect our financial position, future results of operations, cash flows in a particular period and overall or effective tax rates in the future in countries where we have operations, reduce post-tax returns to our shareholders and increase the complexity, burden and cost of tax compliance.

Tax authorities may disagree with our positions and conclusions regarding certain tax positions, or may apply existing rules in an arbitrary or unforeseen manner, resulting in unanticipated costs, taxes or non-realization of expected benefits.

Tax authorities may disagree with certain tax positions we have taken, which could result in increased tax liabilities. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, which assertion, if successful, could increase our expected tax liability in one or more jurisdictions. Contesting tax assessments by applicable taxing authorities may be lengthy and costly and if we were unsuccessful in disputing such assessments, if applicable, the implications could increase our anticipated effective tax rate, where applicable.

Unauthorized or improper disclosure of personal or other sensitive information, or security breaches and incidents, could result in liability and harm our reputation, which could adversely affect our business, financial condition, results of operations and prospects.

Our clients provide data and systems that our employees use to provide services to those clients. Internal or external attacks on either our or our clients’ technology infrastructure, data, equipment, or systems could disrupt the normal operations of our and our clients’ businesses. While we believe we take reasonable measures to protect the security of, and against unauthorized or other improper access to, our technology infrastructure, data, equipment, and systems, including with respect to personal and proprietary information, it is possible that our security controls and practices may not prevent unauthorized or other improper access to our infrastructure and underlying personal or proprietary information. In addition, we rely on systems provided by third parties, which may also suffer security breaches or incidents. Any unauthorized access, acquisition, use, or destruction of data we collect, store, process or transmit could expose us to significant liability under our contracts, as well as to regulatory actions, litigation, investigations, remediation obligations, and reputational damage, which could adversely affect our business.

Our business is subject to a variety of U.S. and international laws and regulations, including those regarding privacy and data security, and we or our clients may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure to comply with applicable privacy and data security laws and regulations could harm our business, results of operations and financial condition.

We and our clients are subject to privacy and data security-related laws and regulations that impose obligations in connection with the collection, use, storage, transfer, dissemination, security, and/or other processing of personal information. Such privacy- and information security-related laws and regulations are rapidly evolving and subject to potentially differing interpretations, and may be inconsistent among countries and jurisdictions in which we operate, or conflict with other rules. Therefore, it may be costly for us to comply with these laws and regulations. If our privacy or data security measures fail to comply with current or future laws, regulations, policies, legal obligations or industry standards, we may be subject to litigation, regulatory investigations, fines or other liabilities, as well as negative publicity and a potential loss of business.

We are subject to laws and regulations in the United States and other countries in which we operate, including the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws. Compliance with these laws requires significant resources and non-compliance may result in civil or criminal penalties and other remedial measures.

Our operations are subject to anti-corruption laws, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, and other anti-corruption laws that apply in countries where we do business. FCPA and these other laws generally prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage. We may also be liable for failing to prevent a person associated with us from committing a bribery offense. We operate in a number of jurisdictions that pose a high risk of potential FCPA violations. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted. We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United States, applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the trade control laws. We may not be completely effective in ensuring our compliance with all such applicable laws, which could result in our being subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses. Likewise, any investigation of any potential violations of such laws by United States or other countries’ authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.

From time to time, we have been and may be party to various claims and litigation proceedings, including class actions. Although we are not currently party to any litigation that we consider material, actual outcomes or losses may differ materially from our assessments and estimates.

Even when these claims are not meritorious, defending these claims may divert our management’s attention, and may result in significant expenses. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments may result in adverse monetary damages, penalties or injunctive relief against us, which could have a material adverse effect on our financial position. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

We may be subject to liability claims if we breach our contracts and our insurance may be inadequate to cover our losses.

We are subject to numerous obligations in our contracts with our clients. Despite the procedures, systems and internal controls we have implemented to comply with our contracts, we may breach these commitments, whether through a weakness in these procedures, systems and internal controls, negligence or the willful misconduct of an employee or contractor. While we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery. Further, our insurance may not cover all claims made against us and defending a suit, regardless of its merit, could be costly and divert management’s attention. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all.

From time to time, some of our employees spend significant amounts of time at our client’s sites, often in foreign jurisdictions, which exposes us to certain risks.

Some of our projects require a portion of the work to be undertaken at our clients’ facilities, which are often located outside of our employees’ country of residence. The ability of our employees to work in locations around the world may depend on their ability to obtain the required visas and work permits, and this process can be lengthy and difficult. Immigration laws are subject to legislative change, as well as to variations in standards of application and enforcement due to political forces, economic conditions and international travel, which may be adversely affected by regional or global circumstances or travel restrictions also affects our employees’ ability to work in foreign jurisdictions. In addition, we may become subject to taxation in jurisdictions where we would not otherwise be so subject as a result of the amount of time that our employees spend in any such jurisdiction in any given year. There can be no assurance that we will successfully monitor and comply with the various local requirements in the jurisdictions where our employees may be located in.

Our business operations and financial condition could be adversely affected by negative publicity about offshore outsourcing or anti-outsourcing legislation in the countries in which our clients operate.

Concerns that offshore outsourcing has resulted in a loss of jobs and sensitive technologies and information to foreign countries have led to negative publicity concerning outsourcing in some countries. Current or prospective clients may elect to perform in-house services that we offer, or may be discouraged from transferring these services to offshore providers. As a result, our ability to compete effectively with competitors that operate primarily out of facilities located inside these countries could be harmed.

It may be difficult for you to enforce any judgment obtained in the United States against us, our directors or executive officers or our affiliates.

Aeries is incorporated under the laws of India and many of our directors and executive officers reside outside the United States. A substantial portion of our assets and the assets of many of these persons are also located outside the United States. As a result, you may be unable to effect service of process upon us outside of India or upon such persons outside of India. In addition, you may be unable to enforce against us in courts outside of India, or against such persons outside the jurisdiction of their residence, judgments obtained in courts of the United States, including judgments predicated solely upon the federal securities laws of the United States.

We have been advised by our Indian counsel that the United States and India do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. India has reciprocal recognition and enforcement of judgments in civil and commercial matters with a limited number of jurisdictions, which include, the United Kingdom, Singapore, Malaysia, New Zealand, UAE and Hong Kong. A judgment from certain specified courts located in a jurisdiction with reciprocity must meet certain requirements of Section 44A of the Civil Procedure Code, 1908 (“Civil Code”). Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be enforceable in India. However, Section 44A of the Civil Code is applicable only to monetary decrees not being of the same nature as amounts payable in respect of taxes, other charges of a like nature or of a fine or other penalties.

However, the party in whose favor such final judgment is rendered may bring a new suit in a competent court in India based on a final judgment that has been obtained in the United States. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is possible that a court in India may not award damages on the same basis as a foreign court if an action is brought in India.

Furthermore, it is unlikely that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice or that would contravene or violate Indian law. A party seeking to enforce a foreign judgment in India is required to obtain approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999, to execute such a judgment or to repatriate any amount recovered.

Risks Related to Our Intellectual Property, Technology Solutions, Software Usage and Cyber Security

Our business relies heavily on owned and third-party technology and computer systems, which subjects us to various uncertainties.

We rely heavily on sophisticated and specialized communications and computer technology coupled with third-party telecommunications and bandwidth providers to provide high-quality and reliable real-time solutions. We also rely on the data services provided by local communication companies in the countries in which we operate. Our operations, therefore, depend on the proper functioning of our and third parties’ equipment and systems, including hardware and software.

Any disruptions in the delivery of our services due to the failure of our systems, hardware or software, whether provided and maintained by third parties or our in-house teams, or due to interruptions in our data services or those of third parties that adversely affect the quality or reliability (or perceived quality or reliability) of our solutions, may result in reduction in revenue. These types of interruptions or failures could also adversely impact our timekeeping, scheduling, and workforce management applications. The occurrence of any such interruption or unplanned investment could materially adversely affect our business, financial positions, operating results and prospects.

Others could claim that we infringe, violate, or misappropriate their intellectual property rights, which may result in substantial costs, diversion of resources and management attention and harm to our reputation.

We may be subject to claims that our services and solutions infringe, misappropriate, or violate the intellectual property rights of third parties. Any such claims, whether or not they have merit or are successful, may result in substantial costs, divert management attention and other resources, harm our reputation and prevent us from offering our solutions to clients. In our contracts, we agree to indemnify our clients for expenses and liabilities resulting from third parties claiming our solutions infringe, misappropriate, or violate their intellectual property rights. In some instances, the amount of these indemnity obligations may be greater than the revenues we receive from the client under the applicable contract. A successful infringement claim against us could materially and adversely affect our business.

We also license software from third parties. Other parties may claim that our use of such licensed software infringes their intellectual property rights. Although we seek to secure indemnification protection from our software vendors to protect us against such claims, it is possible that such vendors may not honor those obligations or that we may have a costly dispute.

If we fail to adequately protect our intellectual property rights and proprietary information in the United States and abroad, our competitive position could be impaired and we may lose valuable assets, experience reduced revenues and incur costly litigation to protect our rights.

We believe that our success is dependent, in part, upon protecting our intellectual property rights and proprietary information, including trade secrets. We rely on a combination of intellectual property rights, including trademarks, copyright, trade secrets, contractual restrictions and technical measures to establish and protect our intellectual property rights and proprietary information. However, the steps we take to protect our intellectual property rights and proprietary information may provide only limited protection and may not now or in the future provide us with a competitive advantage. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and use information that we regard as proprietary to create products and services that compete with our solutions, which may cause us to lose market share or render us unable to operate our business profitably.

We enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with our directors, advisory board members and with the parties with whom we have strategic relationships and business alliances, as well as our clients. We also enter into confidentiality agreements with third parties that receive access to our proprietary or confidential information. No assurance can be given that these agreements will be effective in controlling access to or the distribution of our proprietary information. Further, these agreements will not prevent potential competitors from independently developing technologies that may be substantially equivalent or superior to ours. We may not be successful in defending against any claim by our current or former employees or independent contractors challenging our exclusive rights over the use of works those employees or independent contractors created, or their requesting additional compensation for our use of such works.

While our contracts with our clients provide that we retain the ownership rights to our pre-existing proprietary intellectual property, in some cases we may assign to clients intellectual property rights in and to some aspects of the work product developed specifically for these clients in connection with these projects. If we assign intellectual property rights to clients that may be more broadly useful in our business, that would limit or prevent our ability to use such intellectual property rights in our solutions.

We may be required to spend significant resources to monitor and protect our intellectual property rights. Litigation may be necessary in the future to enforce our intellectual property rights, including to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation that we may enter into to protect and enforce our intellectual property rights, could make it more expensive for us to do business and adversely affect our operating results by delaying further sales or the implementation of our technologies, impairing the functionality of our solutions, delaying introductions of new features or applications or injuring our reputation.

Our solutions use open source software, and any failure to comply with the terms of one or more applicable open source licenses could adversely affect our business, subject us to litigation, and create potential liability.

Some of our solutions use software made available under open source licenses, and we expect to continue to incorporate open source software in our solutions in the future. Open source software is typically freely available, but is licensed under various requirements that bind the licensee. While the use of open source software may reduce development costs and speed up the development process, it may also present certain risks, that may be greater than those associated with the use of third-party commercial software. We cannot guarantee we comply with all obligations under these licenses. Any non-compliance claim by the owner of the copyright could require us to incur significant expenses defending against such allegations, may be subject to the payment of damages, enjoined from further use of the software, require us to comply with conditions of the license (which may include releasing the source code of our proprietary software to third parties without charge), or force us to devote additional resources to re-engineer all or a portion of our solutions to avoid using the open source software. Any of these events could create liability for us, damage our reputation, and have an adverse effect on our revenue, and operations.

We use third-party software, hardware and software-as-a-service, or SaaS, technologies from third parties that may be difficult to replace or that may cause errors or defects in, or failures of, the services or solutions we provide.

We rely on software and hardware from various third parties to deliver our services and solutions, as well as hosted SaaS applications from third parties. If any of these software, hardware or SaaS applications become unavailable due to extended outages, interruptions or because they are no longer available on commercially reasonable terms, it could result in delays in the provisioning of our services until equivalent technology is either developed or obtained and integrated, which could increase our expenses or otherwise harm our business. In addition, any errors or defects in or failures of this third-party software, hardware or SaaS applications could result in errors or defects in or failures of our services and solutions, which could harm our business and be costly to correct.

Risks Related to Finance and Accounting

Our operating results may fluctuate from quarter to quarter due to various factors.

Our operating results may vary significantly from one quarter to the next and our business may be impacted by factors such as client loss, the timing of new contracts and of new service or solution offerings, termination of existing contracts, variations in the volume of business from clients resulting from changes in our clients’ operations, the business decisions of our clients regarding the use of our solutions, start-up costs, delays or difficulties in expanding our operating sites and infrastructure, delays or difficulties in recruiting, changes to our revenue mix or to our pricing structure or that of our competitors, inaccurate estimates of resources and time required to complete ongoing projects, currency fluctuation and seasonal changes in the operations of our clients. The financial benefit of gaining a new client may not be recognized at the intended time due to delays in the implementation of our solutions or negatively impacted due to an increase in the start-up costs. These factors may cause differences in revenues and income among the various quarters of any financial year, which means that the individual quarters of a year may not be predictive of our financial results in any other period.

Our cash flows and results of operations may be adversely affected if we are unable to collect on billed and unbilled receivables from clients.

Our business depends on our ability to effectively bill and successfully obtain payment from our clients of the amounts they owe us for work performed. Despite our evaluation of the financial condition of our clients, actual losses on client balances could differ from those that we currently anticipate and, as a result, we may need to adjust our provisions. Macroeconomic conditions may result in financial difficulties for some of our clients and could result in financial difficulties of other clients, including limited access to the credit markets, insolvency or bankruptcy. During weak economic periods, there is an increased risk that our clients will file for bankruptcy protection, which may harm our revenue, profitability, and results of operations. We also face risk from international clients that file for bankruptcy protection in foreign jurisdictions, particularly given that the application of foreign bankruptcy laws may be more difficult to predict. In addition, we may determine that the cost of pursuing any creditor claim outweighs the recovery potential of such claim. Therefore, we might experience delays in the collection of or be unable to collect our client balances, which would adversely affect our results of operations and could adversely affect our cash flows. Similarly, our cash flows could be adversely affected, which in turn could adversely affect our ability to make necessary investments and, therefore, could affect our results of operations.

We track certain operational metrics with internal systems and tools and do not independently verify such metrics. Certain of our operational metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

Our internal systems and tools have a number of limitations, and our methodologies for tracking operational metrics may change over time, which could result in unexpected changes to our results and metrics we publicly disclose. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate.

In addition, some of these metrics are expected to fluctuate significantly from period to period based on timing of one or more client purchase decisions or other factors, which makes it difficult for us to accurately predict such metrics for any future period. Limitations or errors with respect to the data or how we measure it could impact our understanding of certain details of our business, which could affect our long-term strategies. If our operating metrics are not accurate representations of our business or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, and our operating and financial results could be adversely affected. Our operating metrics are not necessarily indicative of the historical performance of our business or the results that may be expected for any future period.

Risks Related to Ownership of Our Class A Ordinary Shares and the Business Combination

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Class A ordinary shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts or the content that they publish about us. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our Class A ordinary shares or change their opinion of our Class A ordinary shares, our share price would likely decline.

We may not pay dividends during the medium term and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A ordinary shares.

We may retain any future earnings to finance the growth and development of the business and, therefore, we may not pay any cash dividends on our ordinary shares in the medium term. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent upon our future financial condition, results of operations and capital requirements, general business conditions and other relevant factors. Accordingly, investors must rely on sales of their Class A ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

There has been no prior market for our Class A ordinary shares and an active trading market for such securities may never develop or be sustained, which may cause our shares to trade at a discount and make it difficult to sell the shares.

Prior to the Business Combination, there has not been a public trading market for our Class A ordinary shares. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market or how liquid that market might become. An active public market for our Class A ordinary shares may not develop or be sustained after the Business Combination, which would make it difficult for you to sell your Class A ordinary shares at a price that is attractive to you, or at all. The market price of our Class A ordinary shares may decline below the current price.

The market price of our Class A ordinary shares may be volatile or may decline regardless of our operating performance, which could cause the value of your investment to decline.

The market price of our Class A ordinary shares may be highly volatile and could be subject to wide fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A ordinary shares regardless of our operating performance. In addition, our operating results may fail to match our past performance and could be below the expectations of public market analysts and investors due to a number of potential factors. As a result, you may be unable to resell your shares at a desirable price.

Stock markets have recently experienced extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

We are an “emerging growth company” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Class A ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not

“emerging growth companies” including, but not limited to, the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved, and, if we qualify as a foreign private issuer in the future, we will not be required to provide detailed compensation disclosures or file proxy statements. We cannot predict if investors will find our Class A ordinary shares less attractive if we choose to rely on these exemptions. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares and our Class A ordinary share price may be more volatile.

Following the Business Combination, we will be a “controlled company” within the meaning of Nasdaq listing rules and, as a result, will qualify for exemptions from certain corporate governance requirements. Our shareholders may not have the same protections afforded to shareholders of companies that are subject to such requirements.

Following the Business Combination, the Class V Shareholder will have voting rights equal to 51% of the total issued and outstanding ATI Class A ordinary shares and ATI Class V ordinary shares voting together as a class in connection with the appointment or removal of directors. As a result, as long as the ATI Class V ordinary share remains outstanding, we will be a “controlled company” under the Nasdaq listing rules. As a controlled company, we will be exempt from certain corporate governance requirements, including those that would otherwise require our board of directors to have a majority of independent directors and require that we either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees of directors are determined or recommended to our board of directors by independent members of our board of directors. Although we do not intend to rely on these exemptions following the Closing, if we do determine to rely on one or more of these exemptions in the future, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

As a result of becoming a public company, we will incur increased costs and become subject to additional regulations and requirements, which could lower our profits, make it more difficult to run our business or divert management’s attention from our business.

As a public company, we will be required to commit significant resources and management time and attention to the requirements of being a public company, which will cause us to incur significant legal, accounting and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements. We also will incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our shares, fines, sanctions and other regulatory action and potentially civil litigation.

Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and the market price of our Class A ordinary shares.

As a public company, we will have significant requirements for enhanced financial reporting and internal controls. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our operating results. Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that eventually we will be required to meet. Because currently we do not have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could materially adversely affect us and lead to a decline in the market price of our Class A ordinary shares.

If our operating and financial performance in any given period does not meet any guidance that we provide to the public, the market price of our Class A ordinary shares may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this proxy statement/prospectus and in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our Class A ordinary shares may decline.

You may be diluted by the future issuance of additional Class A ordinary shares in connection with our incentive plans, acquisitions or otherwise.

At the Closing of the Business Combination, we will have approximately 500,000,000 Class A ordinary shares authorized but unissued. Our Proposed Memorandum and Articles of Association will authorize us to issue these shares and options, rights, warrants and appreciation rights relating to the shares for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. Pursuant to the Exchange Agreements, from and after April 1, 2024, certain Aeries shareholders have the right, subject to the satisfaction of certain exercise conditions set forth therein, to elect to exchange their respective interests in Aeries and AARK for Class A ordinary shares of ATI after the Closing of the Business Combination, which may dilute the percentage ownership of ATI shareholders. Additionally, we have reserved 9,031,027 shares (subject to certain adjustments) for issuance under our 2023 Equity Incentive Plan. See “Proposal No. 7—Equity Incentive Plan Proposal.” Moreover, we may issue Class A ordinary shares or other equity securities as consideration for our future acquisitions or other transactions. Any Class A ordinary shares that we issue, including under our 2023 Equity Incentive Plan or other equity incentive plans that we may adopt in the future, may dilute the percentage ownership held by the investors.

The Sponsor, the Sole Shareholder, certain employees and certain founder shareholders may have interests that conflict with other shareholders and the employees may sell additional shares, or the market perception of such sale may cause the market price of our ordinary shares to decline.

The Sponsor, the Sole Shareholder, certain employees and certain founder shareholders have equity ownership in our company, which could give them certain amount of personal wealth. For example, the Sponsor paid an aggregate of $18,750 for the 4,500,000 Class B ordinary shares currently owned by Sponsor and such securities will have a significantly higher value at the time of the Business Combination, and the Sponsor may therefore experience a positive rate of return on its investment, even if the other WWAC shareholders experience a negative rate of return on their investment. The Sponsor, the Sole Shareholder, certain employees and certain founder shareholders will benefit from the completion of a business combination and the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

Likewise, we have certain employees whose equity awards are fully vested or will vest upon completion of the Business Combination, and who will be unrestricted in their ability to sell our Class A ordinary shares in the open market following expiration or waiver of any applicable lock-up restrictions, with the exception of the resale of shares held by affiliates under Rule 144. These employees may have an economic interest in their ownership of our shares that conflicts with other shareholders, because they may be motivated to sell their shares to obtain cash rather than investing into the growth of the business and the potential higher price of our Class A ordinary shares in the long-term. The risk that our employees may sell Class A ordinary shares in the open market may be made more acute as we do not anticipate paying dividends for the foreseeable future, meaning open market sales may be our employees’ only means of generating liquidity from their ownership of our securities. As a result, sales of our Class A ordinary shares by our employees in the open market or the perception that such sales could occur may negatively impact the market price of our Class A ordinary shares.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of ordinary shares issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares. As restrictions on resale end, the market price of our shares could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

Your unexpired warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby significantly diminishing the value of your warrants.

ATI will have the ability to redeem outstanding public shareholders’ warrants at any time once they become exercisable and prior to their expiration, at a price of $0.01 per warrant provided that the last reported sales price of the underlying Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which ATI sends the notice of redemption to the warrant holders and provided certain other conditions are met. If and when the warrants become redeemable by ATI, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, ATI may redeem the public warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants. As of June 30, 2023, there are 11,500,000 public warrants outstanding, which had an estimated aggregated value of approximately $251,850 based on the closing price of $0.0219 per public warrant on Nasdaq on June 30, 2023. None of the private placement warrants will be redeemable by us except under certain circumstances. See “Description of ATI Securities—Redeemable Warrants—Public Shareholders’ Warrants” and “Description of ATI Securities—Redeemable Warrants—Private Placement Warrants” for further information.

In addition, ATI may redeem your warrants after they become exercisable for a number of Class A ordinary shares determined based on the redemption date and the fair market value of the Class A ordinary shares. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Class A ordinary shares had your warrants remained outstanding.

We have no obligation to notify holders of the warrants that the warrants have become eligible for redemption. However, in the event ATI elects to redeem the warrants, it will fix a date for the redemption and, pursuant to the terms of the Warrant Agreement, mail a notice of redemption by first class mail, with postage prepaid, not less than 30 days prior to the redemption date to the registered holders of the warrants. Under the terms of the Warrant Agreement, the warrants may be exercised for cash at any time after notice of redemption has been given by ATI.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by shareholders of WWAC and AARK, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “Proposal No. 1—Business Combination Proposal— Conditions to Closing of the Business Combination.” WWAC and AARK may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause WWAC and AARK to each lose some or all of the intended benefits of the Business Combination.

We will incur significant transaction costs.

We have incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination, including all legal, and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Our transaction expenses as a result of the Business Combination are currently estimated to be $14.5 million, plus there would be additional contingent fees linked to the quantum of financing payable to the advisors.

Subsequent to consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities.

We cannot assure you that the due diligence conducted in relation to AARK and Aeries has identified all material issues or risks associated with Aeries, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in us reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities. Accordingly, any shareholders of WWAC who choose to remain ATI shareholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

There are risks to our public shareholders who are not affiliates of the Sponsor of becoming shareholders of ATI through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

Our shareholders should be aware that there are risks associated with Aeries becoming publicly traded through a business combination with WWAC instead of through an underwritten offering, including that investors will not receive the benefit of any independent review of Aeries’ finances and operations, including its projections.

Underwritten public offerings of securities are subject to a due diligence review of the issuer by the underwriters to satisfy duties under the Securities Act, the rules of FINRA and the rules of the national securities exchange on which such securities will be listed. Additionally, underwriters conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering and undertake a due diligence review process in order to establish a due diligence defense against liability for claims under the federal securities laws. Our shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type typically performed by underwriters in a public securities offering. While sponsors, private investors and management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by underwriters in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.

We believe WWAC qualifies as a PFIC for each of its prior taxable years, and that WWAC (and ATI, following the completion of the Business Combination) will qualify as a PFIC for the current taxable year, which could result in adverse U.S. federal income tax consequences to U.S. Holders who receive Bonus Shares.

If WWAC (or ATI, following the completion of the Business Combination) is a passive foreign investment company (“PFIC”) for any taxable year, or portion thereof, U.S. Holders who receive ATI Class A ordinary shares in the form of Bonus Shares in connection with the Business Combination may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Because WWAC is a blank-check company with no current active business, based upon the composition of WWAC’s income and assets, WWAC believes it qualifies as a PFIC for each of its prior taxable years, and WWAC (and ATI, following the completion of the Business Combination) will qualify as a PFIC for the current taxable year. Thus, it is expected that U.S. Holders that receive ATI Class A ordinary shares in the form of Bonus Shares in connection with the Business Combination will be treated as owning stock in a PFIC following the Business Combination.

In general, if WWAC (or ATI) is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences in respect of ATI Class A ordinary shares received in the form of Bonus Shares by making and maintaining a timely and valid “qualified electing fund” election (if eligible to do so). In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. ATI intends to provide U.S. Holders this information if it determines that it is a PFIC with respect to any taxable year. Alternatively, if ATI is a PFIC and the ATI Class A ordinary shares received in the form of Bonus Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Bonus Shares, makes a mark-to-market election with respect to such shares for such taxable year.

Please see the section entitled “Material U.S. Federal Income Tax Considerations to U.S. Holders—U.S. Federal Income Tax Consequences of Ownership and Disposition of Bonus Shares—Passive Foreign Investment Company Status” for a more detailed discussion of our PFIC status.

There is a risk that the receipt of ATI Class A ordinary shares by U.S. Holders in the form of Bonus Shares is taxable as ordinary income.

As described in the section entitled “Summary of the Proxy Statement/Prospectus—Proposals to be Put to the Shareholders of WWAC at the Extraordinary General Meeting,” U.S. Holders of Class A ordinary shares who elect not redeem those shares in connection with the vote to approve the Business Combination Agreement will be issued ATI Class A ordinary shares in the form of Bonus Shares. WWAC expects that the issuance of such Bonus Shares by ATI to U.S. Holders will be treated as a distribution by ATI. However, there is a lack of definitive authority regarding the treatment of the issuance and receipt of such Bonus Shares. There is a risk that a U.S. Holder who receives ATI Class A ordinary shares in the form of Bonus Shares will be treated as having received an inducement payment, taxed as ordinary income, in exchange for not electing to have its Class A ordinary shares redeemed in connection with the Business Combination. Please see the section entitled “Material U.S. Federal Income Tax Considerations to U.S. Holders—Considerations Relating to the Bonus Shares” for a more detailed discussion of such considerations.

The Combined Company will have a dual class ordinary share structure that will have the effect of concentrating voting control with the Class V Shareholder. The ATI Class V ordinary share will have multiple votes per share, and this ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring shareholder approval, and that may adversely affect the trading price of our Class A ordinary shares.

The Combined Company will have a dual class ordinary share structure and the Class V Shareholder, at Closing, will hold the ATI Class V ordinary share. Such ATI Class V ordinary share will have no economic rights, but will have voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and ATI Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board) and (2) in certain circumstances, including the threat of a hostile change of control of ATI, 51% of the total issued and outstanding ATI Class A ordinary shares and ATI Class V ordinary share voting together as a class. This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring shareholder approval. In addition, this concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our shareholders. As a result, such concentrated control may adversely affect the market price of our Class A ordinary shares.

A substantial number of WWAC public shareholders redeemed their Class A ordinary shares in connection with the shareholder vote on the Extension Amendment, and additional WWAC public shareholders may redeem their Class A ordinary shares in connection with the Business Combination. Due to our Up-C-like structure and the fact that the Exchanging Aeries Holders and Sole Shareholder may not exchange their Aeries Shares and AARK ordinary shares for ATI Class A ordinary shares until April 1, 2024, the public float and trading volume of ATI Class A ordinary shares may initially be very small. As a result, the trading price of ATI Class A ordinary shares may be volatile.

A substantial number of WWAC public shareholders have already redeemed their Class A ordinary shares in connection with the shareholder vote on the Extension Amendment, which has caused the WWAC public float and trading volume to decline significantly. Additionally, WWAC public shareholders will be provided with an opportunity to redeem their Class A ordinary shares in connection with the Business Combination, which may further reduce the WWAC public float and trading volume. Given our Up-C-like structure, we will not be immediately issuing ATI Class A ordinary shares as consideration in the Business Combination. Pursuant to the Exchange Agreements, the Exchanging Aeries Holders and Sole Shareholder may not exchange their Aeries Shares and AARK ordinary shares for ATI Class A ordinary shares until April 1, 2024. As a result, the public float and trading volume of ATI Class A ordinary shares may be very small, thus causing the share price to be volatile.

WWAC is not in compliance with the Nasdaq Capital Market’s minimum public holders requirement and if WWAC fails to regain compliance with Nasdaq’s continued listing requirements, WWAC Class A ordinary shares could be delisted, which could adversely affect the liquidity of WWAC Class A ordinary shares and WWAC’s ability to raise additional capital or complete the Business Combination.

On May 12, 2023, WWAC received a deficiency letter (the “Notice”) from the Listing Qualifications Department of Nasdaq notifying it that it no longer complies with Nasdaq Listing Rule 5550(a)(3) due to WWAC’s failure to maintain a minimum of 300 public holders for continued listing on The Nasdaq Capital Market. On June 26, 2023, WWAC submitted its plan of compliance to Nasdaq. This plan of compliance detailed WWAC’s intention to close the Business Combination and the PIPE Financing as means to satisfy Nasdaq Listing Rule 5550(a)(3). Based on the review of the materials submitted by WWAC, on July 5, 2023 Nasdaq determined to grant WWAC an extension until November 8, 2023 to regain compliance with the Minimum Public Holder Rule.

In accordance with Nasdaq’s acceptance of the plan of compliance on July 5, 2023, on or before November 8, 2023, WWAC must file with Nasdaq documentation from its transfer agent, or independent source, that demonstrates that its securities have a minimum of 300 public holders. In the event WWAC does not satisfy the terms, Nasdaq will provide written notification that its securities will be delisted. At that time, WWAC may appeal Nasdaq’s determination to a Listing Qualifications Panel. If WWAC’s appeal is not accepted, WWAC Class A ordinary shares will be delisted from the Nasdaq Capital Market which could adversely affect the liquidity of the WWAC Class A ordinary shares and WWAC’s ability to raise additional capital or complete the Business Combination.

If, after WWAC distributes the proceeds in the trust account to the public shareholders, WWAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against WWAC that is not dismissed, a bankruptcy court may seek to recover such proceeds, and WWAC and the WWAC Board may be exposed to claims of punitive damages.

If, after WWAC distributes the proceeds in the trust account to its public shareholders, WWAC files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against WWAC that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by WWAC’s shareholders. In addition, the WWAC Board may be viewed as having breached its fiduciary duty to WWAC’s creditors and/or having acted in bad faith, thereby exposing itself and WWAC to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors.

The U.S. Internal Revenue Service (the “IRS”) or the Income Tax Department, Department of Revenue, Ministry of Finance, Government of India, including without limitation, any court, tribunal or other authority, in each case that is competent to impose or adjudicate tax in the Republic of India (the “Indian Taxation Authority”) may disagree regarding the tax treatment of the Business Combination and the other transactions that will be undertaken in connection with the Business Combination, which could have a material adverse effect on our business and the market price of our Class A ordinary shares.

None of WWAC, AARK or Aeries intends to or has sought any rulings from the IRS or the Indian Tax Authority regarding the tax consequences of the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. Accordingly, no assurance can be given that the IRS or Indian Tax Authority will not assert, or that a court of competent jurisdiction will not sustain, a position contrary to the intended tax treatment. Any such determination could subject you to adverse tax consequences that would be different from those described herein and have a material adverse effect on our business and the market price of our Class A ordinary shares.

BofA Securities, Inc. (“BofA”) and J.P. Morgan Securities LLC (“J.P. Morgan”), the underwriters in WWAC’s IPO, were to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with WWAC’s IPO, yet they waived such compensation without any consideration from WWAC and, effective as of November 3, 2022, resigned and withdrew from their roles in the Business Combination. As a result, BofA and J.P. Morgan disclaim any responsibility for this proxy statement/prospectus and will not be associated with the disclosure or underlying business analysis related to the Business Combination, which could result in an increased number of WWAC shareholders voting against the Business Combination or seeking to redeem their shares for cash.

As underwriters in WWAC’s IPO, BofA and J.P. Morgan received an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the IPO and exercise in full of the over-allotment option. Subject to certain limitations, $8,050,000 in the aggregate was agreed to be paid to BofA and J.P. Morgan as deferred underwriting fees at the consummation of the Business Combination. On November 3, 2022, BofA and J.P. Morgan each formally notified WWAC in writing that it had resigned and withdrew from its role in the Business Combination and thereby waived its entitlement to the deferred underwriting fees. Investors should be aware that a fee waiver for services already rendered is unusual and some investors may find the Business Combination less attractive as a result. This may make it more difficult for WWAC to consummate the Business Combination. As a result of such resignations, BofA and J.P. Morgan claim no role in the Business Combination, disclaim any responsibility for this proxy statement/prospectus and will not be associated with the disclosure or underlying business analysis related to the Business Combination. Neither BofA nor J.P. Morgan had a role in the identification or evaluation of business combination targets, and neither BofA nor J.P. Morgan were involved in the preparation of any disclosure included in this proxy statement/prospectus or any analysis underlying disclosure included in this proxy statement/prospectus. Further, neither BofA nor J.P. Morgan assisted in the preparation or review of any materials for WWAC in connection with the Business Combination and did not participate in any other aspect of the Business Combination. You should not put any reliance on the fact that BofA or J.P. Morgan were previously involved in WWAC’s IPO. It is possible that such resignations may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of WWAC shareholders may vote against the Business Combination or seek to redeem their shares for cash.

The scope of due diligence that WWAC has conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Aeries pursued an underwritten public offering, and you may be less protected as an investor from any material issues with respect to Aeries’ business, including any material omissions or misstatements contained in the registration statement or this proxy statement/prospectus, than an investor in a public offering.

The scope of due diligence WWAC has conducted in conjunction with the Business Combination may be different than would typically be conducted in the event Aeries pursued an underwritten public offering. In a traditional underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who purchase such securities on a firm commitment basis and distribute or resell them to the public. Investors in such an offering benefit from the role played by underwriters. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities in an underwritten offering. Because the underwriters have a “due diligence” defense to such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer as part of the underwriting process. Due diligence entails engaging legal, financial and other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter to the underwriters with respect to the financial information contained in the registration statement. In making their investment decision, investors in an underwritten public offering have the benefit of such diligence.

While sponsors, private investors and management in a business combination involving a special purpose acquisition company like WWAC conduct due diligence on the target company, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, although WWAC has conducted due diligence on Aeries, WWAC cannot assure you that this diligence revealed all material issues that may be present in Aeries’ business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of each company’s control will not later arise. There could be a heightened risk of an incorrect valuation of Aeries’ business or material misstatements or omissions in this proxy statement/prospectus.

Such risks include that Aeries may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with WWAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Aeries’ liquidity, the fact that the company reports charges of this nature could contribute to negative market perceptions about Aeries or ATI’s securities. Accordingly, any WWAC shareholders who chooses to remain a shareholder following the Closing could suffer a reduction in the value of their shares. Such WWAC shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by WWAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the Nasdaq on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of the ATI Class A ordinary shares and warrants will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of ATI’s securities or helping to stabilize, maintain or affect the public price of ATI’s securities following the Closing. Moreover, neither WWAC nor Aeries will engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with ATI’s securities that will be outstanding immediately following the Closing. In addition, since Aeries will become public through a merger with a special purpose acquisition company, securities analysts of major brokerage firms may not provide coverage of ATI since there is no incentive to brokerage firms to recommend the purchase of ATI’s securities. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on behalf of ATI. All of these differences from an underwritten public offering of ATI’s securities could result in a more volatile price for such securities.

Further, since there will be no traditional “roadshow,” there can be no guarantee that any information made available in this proxy statement/prospectus or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the ATI Class A ordinary shares or warrants or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for such securities.

ANNUAL GENERAL MEETING OF WWAC

General

WWAC is furnishing this proxy statement/prospectus to WWAC’s shareholders as part of the solicitation of proxies by the WWAC Board for use at the annual general meeting of WWAC to be held on    , 2023, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to WWAC’s shareholders on or about    , 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides WWAC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the annual general meeting.

Date, Time and Place

The annual general meeting will be held at    a.m., Mountain Time, on    , 2023 at the offices of Kirkland & Ellis LLP located at 95 South State Street, Salt Lake City, Utah 84111, and virtually via a live webcast at     , or at such other time, on such other date and at such other place to which the meeting may be adjourned.

Purpose of the WWAC Annual General Meeting

At the annual general meeting, WWAC is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Amalgamation;

•	a proposal to approve by special resolution the Proposed Memorandum and Articles of Association;

•

a proposal to approve, on a non-binding advisory basis, each of the Governing Documents Proposals and thereby (i) authorize a change to our authorized capital stock, (ii) authorize a dual class ordinary share structure in which holders of Class A ordinary shares will be entitled to one vote per share and the Class V Shareholder will be entitled to a number of votes equal to (1) 26.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (a) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (b) the appointment and removal of a director on the Company Board), and (2) in certain instances 51.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share and (iii) approve other changes to be made in connection with the adoption of Governing Documents. A copy of the Proposed Memorandum and Articles of Association is attached to this proxy statement/prospectus as Annex E;

•

a proposal to approve by ordinary resolution the issuance of ATI Class A ordinary shares and the ATI Class V ordinary share in connection with the Business Combination and the PIPE Financing in compliance with Nasdaq listing requirements;

•	a proposal to approve and adopt by ordinary resolution the Equity Incentive Plan;

•

a proposal for the holders of the Class B ordinary shares to consider and vote upon a proposal under the Cayman Islands Companies Act to elect Sudhir Appukuttan Panikassery, Daniel S. Webb, Venu Raman Kumar, Alok Kochhar, Biswajit Dasgupta, Nina B. Shapiro and Ramesh Venkataraman, in each case, to serve as directors until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal; and

•

a proposal to approve by ordinary resolution the adjournment of the annual general meeting to a later date or dates, if necessary, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the annual general meeting.

Each of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal, is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. None of the Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal, the Equity Incentive Plan Proposal or the Director Election Proposal is conditioned upon the approval of any other proposal.

Recommendation of the WWAC Board

The WWAC Board believes that the Business Combination Proposal and the other proposals to be presented at the annual general meeting are in the best interest of WWAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the annual general meeting.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WWAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WWAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

WWAC shareholders holding shares in “street name” will be entitled to vote or direct votes to be cast at the annual general meeting if they owned ordinary shares at the close of business on    , 2023, which is the “record date” for the annual general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 10,468,054 ordinary shares issued and outstanding, of which 4,718,054 were issued and outstanding public shares.

Quorum

A quorum of WWAC shareholders is necessary to hold a valid meeting. A quorum will be present at the annual general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding ordinary shares entitled to vote at the annual general meeting are represented in person or by proxy at the annual general meeting. As of the record date for the annual general meeting, 5,234,028 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the annual general meeting and therefore will have no effect on the approval of any of the proposals voted upon at the annual general meeting. Broker non-votes will not be counted in connection with the determination of whether a valid quorum is established and will have no effect on any of the proposals at the annual general meeting.

Vote Required for Approval

The approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under

Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Charter Proposal and the Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. None of the Governing Documents Proposals, which will be voted upon on a non-binding advisory basis, or the Adjournment Proposal, the Equity Incentive Plan Proposal or the Director Election Proposal is conditioned upon the approval of any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your annual general meeting proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the annual general meeting:

•

You can vote by signing and returning the enclosed annual general meeting proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the annual general meeting proxy card, will vote your shares as you instruct on the annual general meeting proxy card. If you sign and return the annual general meeting proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the WWAC Board “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the annual general meeting. Votes received after a matter has been voted upon at the annual general meeting will not be counted.

•

You can attend the annual general meeting and vote virtually. You will receive a ballot when you virtually join the meeting. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way WWAC can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a WWAC shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another annual general meeting proxy card with a later date;

•	you may notify WWAC in writing before the annual general meeting that you have revoked your proxy; or

•	you may attend the annual general meeting, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 (toll free), or banks and brokers can call collect at (203) 658-9400, or by emailing WWAC.info@investor.morrowsodali.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Memorandum and Articles of Association, a public shareholder may request that WWAC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental in which you (i) request that WWAC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on    , 2023 (two (2) business days before the annual general meeting) in order for their shares to be redeemed.

Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, WWAC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, as of    , 2023, this would have amounted to approximately $    per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Class A ordinary shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the annual general meeting. If you deliver your shares for redemption to Continental and later decide prior to the annual general meeting not to elect redemption, you may request that Continental return the shares (physically or electronically) to you. You may make such request by contacting Continental at the phone number or address listed at the end of the section entitled “Questions and Answers for Shareholder of WWAC.”

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the annual general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental at least two (2) business days prior to the vote at the annual general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in

Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Pursuant to the Business Combination Agreement, holders of Class A ordinary shares who elect not to redeem those shares in connection with the vote to approve the Business Combination Agreement will be issued an aggregate of up to 3,750,000 Bonus Shares, provided, however, that if aggregate redemptions (including the 18,281,946 Class A ordinary shares redeemed in connection with the vote to approve the First Extension Amendment) exceed 89.15%, then the number of Bonus Shares will be (A) 3,750,000 less the Extension Shares, the PIPE Incentive Shares and the Employee Merger Consideration Shares multiplied by (B) the quotient, obtained by dividing (i) the number equal to the difference between (a) 100 and (b) the redemption percentage multiplied by 100 by (ii) 10.85.

Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its Class B ordinary shares in favor of the proposals being presented at the annual general meeting and waive its redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination (which waiver was provided in connection with WWAC’s IPO and without any separate consideration paid in connection with providing such waiver). Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, Sponsor owns approximately 43.0% of the issued and outstanding ordinary shares. See “Proposal No. 1—Business Combination Proposal—Related Agreements—The Sponsor Support Agreement” in the accompanying proxy statement for more information related to the Sponsor Support Agreement.

Ten Anchor Investors have entered into investment agreements with the Sponsor and WWAC, pursuant to which the Anchor Investors have agreed to, among other things, vote all of their Class B ordinary shares in favor of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Anchor Investors own approximately 12% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on    , 2023 was $    . For illustrative purposes, as of      , 2023, funds in the trust account plus accrued interest thereon totaled approximately $     or $    per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. WWAC cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Future Purchases by our Affiliates

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. If Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates engage in such transactions prior to the completion of the Business Combination, the purchase will be at a price no higher than the price offered through the redemption process. Any such securities purchased by Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates, or any other third party that would vote at the direction of Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates will not be voted in favor of approving the Business Combination. Sponsor, pursuant to the Sponsor Support Agreement, agreed to, among other things, waive its redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. In the event that Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter (ii) the Charter Proposal is approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) ATI’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the WWAC shareholder redemptions.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the annual general meeting and would likely increase the chances that such proposals would be approved. To the extent that Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates enter into any such private purchase, prior to the annual general meeting, we will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the Business Combination will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases (if not purchased in the open market); and (5) the number of securities for which we have received redemption requests pursuant to our public shareholders’ redemption rights in connection with the Business Combination. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the annual general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Appraisal Rights

Our shareholders have no appraisal rights in connection with the Business Combination under the Cayman Islands Companies Act.

Proxy Solicitation Costs

WWAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. WWAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. WWAC will bear the cost of the solicitation.

WWAC has hired Morrow Sodali LLC to assist in the proxy solicitation process. WWAC will pay that firm a fee of $20,000 plus disbursements. Such fee will be paid with non-trust account funds.

WWAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. WWAC will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Amalgamation). WWAC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A, Annex A-1 and Annex A-2 to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal. The descriptions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Business Combination Agreement and the related agreements that are filed with this proxy statement/prospectus.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued of ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter.

Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A, Annex A-1 and Annex A-2 to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

On March 11, 2023, WWAC entered into the Business Combination Agreement with Amalgamation Sub and AARK. Aeries is a subsidiary of AARK, and AARK is wholly owned by the Sole Shareholder. The Business Combination Agreement provides that, among other things, at the Closing, in accordance with Section 215A of the Singapore Companies Act, Amalgamation Sub and AARK will amalgamate and continue as one company (the “Amalgamation”), with AARK being the surviving entity and partially owned and controlled by ATI (by virtue of ATI’s right to appoint two of ATI’s independent directors to the three-member AARK board) and partially owned by the Sole Shareholder. The Sole Shareholder, if presiding over a meeting of the board of Directors of the Combined Company, will abstain from voting on the appointment of either of the two directors of AARK who will be selected only from the four independent directors of ATI. As the AARK board works by majority vote, even in the case that the Sole Shareholder, the remaining member of the three-member AARK board, votes against the other two members, ATI will still control AARK via its two independent directors sitting on the AARK board, and there are no circumstances in which the Sole Shareholder can override the vote of the AARK Board and substitute his decision for the AARK board’s decision. Since Aeries is a subsidiary of AARK, upon the Closing of the Business Combination it will be an indirect subsidiary of the Company. In connection with the Business Combination, the Company will change its name to “Aeries Technology, Inc.”

The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of WWAC, Amalgamation Sub and AARK, and by the sole shareholders of each of Amalgamation Sub and AARK. In this section, WWAC, Amalgamation Sub and AARK are sometimes collectively referred to as the “Parties” and individually as a “Party”.

Business Combination Consideration

The aggregate consideration to be received by the owners of AARK and Aeries is based on a pre-transaction equity value of Aeries of $349 million. Pursuant to the Amalgamation:

•

All AARK ordinary shares that are issued and outstanding prior to the effective time of the Amalgamation (the “Effective Time”) will remain issued and outstanding following the Effective Time and continue to be held by the Sole Shareholder.

•

All of the shares of Amalgamation Sub, which is a wholly-owned subsidiary of WWAC, that are issued and outstanding as of the Effective Time will be automatically converted into a number of AARK ordinary shares dependent upon available cash of WWAC after redemptions and net of all WWAC liabilities, including WWAC unpaid transaction expenses. The Combined Company will own these converted AARK ordinary shares.

•	The number of AARK ordinary shares to be issued will be based on an assumed price of $10.10 per share.

Also, in connection with the Amalgamation:

•

WWAC will issue to each holder of an Eligible Parent Share (as defined in the Business Combination Agreement), a number of newly issued ATI Class A ordinary shares equal to (A) the Bonus Shares, divided by, (B) the aggregate number of Eligible Parent Shares issued and outstanding immediately prior to the Effective Time; and

•

WWAC will issue to NewGen Advisors and Consultants DWC-LLC, a company incorporated in Dubai, United Arab Emirates with limited liability under registration No. 8754 (the “Class V Shareholder”), one Class V ordinary share of WWAC (the “ATI Class V ordinary share”), which ATI Class V ordinary share will have voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and ATI Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board) and (2) in certain circumstances, including the threat of a hostile change of control of WWAC, 51% of the total issued and outstanding ATI Class A ordinary shares and ATI Class V ordinary share voting together as a class. Upon the exchange of any AARK ordinary shares for Class A ordinary shares pursuant to the Exchange Agreement (collectively, the “Converted Shares”), the voting power of the ATI Class V ordinary share will be reduced in proportion to the AARK ordinary shares exchanged to that of the AARK ordinary shares held by the Sole Shareholder on Closing. The Sole Shareholder does not control the Class V Shareholder, and the Class V Shareholder will not receive any compensation in connection with its ownership of the ATI Class V ordinary share.

Conditions to Closing of the Business Combination

The obligations of the Parties to consummate the Business Combination are subject to certain closing conditions, including, but not limited to: (1) the approval of WWAC’s shareholders; (2) the approval of Aeries shareholders; (3) WWAC’s Class A ordinary shares to be issued in connection with the Business Combination shall have been approved for listing on the Nasdaq Global Market or the Nasdaq Capital Market, subject to official notice of issuance; (4) no governmental authority has enacted, issued, promulgated, enforced or entered any law (that has not been rescinded) or governmental order which could make the transactions illegal or which otherwise prevents or prohibits consummation of the Business Combination; (5) no action initiated by a governmental authority shall be pending that could enjoin or prohibit the consummation of the Business Combination; and (6) the receipt by AARK and Aeries of a tax opinion and accompanying reliance letter from a global accounting firm related to the Business Combination.

The obligations of AARK to consummate the Business Combination is also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (1) the representations and warranties of WWAC and Amalgamation Sub being true and correct to the standards applicable to such representations and warranties, (2) each of the covenants of WWAC and Amalgamation Sub under the Business Combination Agreement and the other transaction documents and each of the covenants of Sponsor under the Sponsor Support Agreement shall have been performed in all material respects and (3) delivery of certain ancillary agreements required to be executed and delivered in connection with the Business Combination.

In addition, the obligations of WWAC and Amalgamation Sub to consummate the Business Combination are also subject to the fulfillment (or waiver) of other closing conditions, including, but not limited to, (1) the representations and warranties of AARK, Aeries and their subsidiaries (the “Aeries Group Companies”) being true and correct to the standards applicable to such representations and warranties, (2) each of the covenants of the Aeries Group Companies under the Business Combination Agreement and the other transaction documents and each of the covenants of the Exchanging Aeries Holders under the AARK and Aeries Equity Holder Support Agreement shall have been performed in all material respects, (3) delivery of certain ancillary agreements required to be executed and delivered in connection with the Business Combination, (4) delivery of evidence of consummation of the Pre-Closing Restructuring (as defined in the Business Combination Agreement), and (5) evidence that WWAC has at least $5,000,001 net tangible assets (after deducting any amounts paid to the WWAC shareholders that exercise their redemption rights in connection with the Business Combination).

Representations and Warranties; Covenants

The Business Combination Agreement contains representations, warranties and covenants of each of the Parties thereto that are customary for transactions of this type, including, among others, covenants providing for (1) certain limitations on the operation of the Parties’ respective businesses prior to consummation of the Business Combination, (2) the Parties’ efforts to satisfy conditions to consummation of the Business Combination, including by obtaining necessary approvals from governmental agencies, (3) prohibitions on the Parties soliciting alternative transactions, (4) WWAC preparing and filing a proxy statement with the SEC and taking certain other actions to obtain the requisite approval of WWAC’s shareholders to vote in favor of certain matters, including the adoption of the Business Combination Agreement and approval of the Business Combination, at a special meeting to be called for the approval of such matters, (5) WWAC preparing and filing a proxy statement with the SEC related to the extension of the time by which WWAC must complete a business combination (the “Extension”) (which proxy statement has already been prepared and filed) and (6) the protection of, and access to, confidential information of the Parties.

In addition, WWAC has agreed to adopt an Equity Incentive Plan, as described in the Business Combination Agreement.

Governance

The Parties have agreed to take actions such that, effective immediately after the Closing of the Business Combination: (1) the WWAC Board will consist of seven directors and will be divided into three classes, designated Class I, II and III, with Class I consisting of three directors, Class II consisting of two directors and Class III consisting of two directors; and (2) the members of the board will include Daniel Webb, current Chief Executive Officer of WWAC, Venu Raman Kumar, Sudhir Appukuttan Panikassery and four other individuals designated by AARK, whom will meet the standards of independence for companies subject to the rules and regulations of Nasdaq Stock Market. Additionally, currently serving officers of Aeries will become the officers of the Combined Company. However, while the current management of Aeries will become the management of the Combined Company, the majority independent board of the Combined Company ultimately controls its governance and has power to appoint and remove any managers at the Combined Company.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the Closing of the Business Combination, including, but not limited to: (1) by written consent of AARK and WWAC; (2) by either AARK or WWAC with written notice to the other Party, if any governmental authority shall have enacted any permanent law or final, non-appealable governmental order which has the effect of making the transactions contemplated by the Business Combination Agreement illegal or which otherwise prevents consummation of the transactions contemplated by the Business Combination Agreement; (3) by either AARK or WWAC with written notice to the other Party, if shareholder approval to extend the time for WWAC to consummate the Business Combination was not obtained; (4) by WWAC with written notice to AARK, if there is any breach of any representation, warranty, covenant or agreement on the part of AARK or any other Aeries Group Company such that the conditions to WWAC’s obligation to close would not be satisfied at the Effective Time, subject to a cure period; (5) by AARK with written notice to WWAC, if there is any breach of any representation, warranty, covenant or agreement on the part of WWAC or Amalgamation Sub set forth in the Business Combination Agreement, such that the conditions to AARK’s obligation to close would not be satisfied at the Effective Time, subject to a cure period; (6) by WWAC with written notice to AARK, if (i) Aeries did not timely deliver the written consent of the Aeries shareholders approving and adopting the Business Combination Agreement and approving the Business Combination and (ii) the Sole Shareholder does not timely deliver the approval by the Sole Shareholder of the Business Combination Agreement and the Business Combination (both of which approvals have been delivered); (7) by either WWAC or AARK with written notice to the other Party, if the Effective Time has not occurred on or prior to the later of (i) September 30, 2023, or (ii) the date to which WWAC’s period to consummate a Business Combination is extended; or (8) by AARK with written notice to WWAC, if Aggregate Cash is less than $30,000,000.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The AARK and Aeries Equity Holder Support Agreement, Exchange Agreements, Sponsor Support Agreement and form of Subscription Agreement are attached hereto as Annex B, Annex C, Annex D, Annex D-1 and Annex I, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the annual general meeting.

Subscription Agreements

Following the execution of the Business Combination Agreement, WWAC entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and WWAC has agreed to issue and sell to the PIPE Investors, on the Closing Date, an aggregate of 1,033,058 ATI Class A ordinary shares at a price of $4.84 per share, for aggregate gross proceeds of $5 million. The ATI Class A ordinary shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. WWAC will grant the PIPE Investors certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.

The Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, WWAC, Sponsor and AARK entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which Sponsor has agreed to, among other things, vote at any meeting of the shareholders of WWAC all of its Class A ordinary shares held of record or thereafter acquired in favor of the proposals relating to the Business Combination. Sponsor also agreed that up to 1,500,000 WWAC Class B ordinary shares held by Sponsor will be surrendered to WWAC for no consideration and cancelled by WWAC effective as of the Effective Time (such cancelled shares, the “Cancelled Shares”); provided that if Sponsor transfers up to 1,000,000 Class B ordinary shares to third parties in connection with seeking approval of an extension proposal (the “Extension Shares”), then such

Extension Shares so transferred will reduce (one for one) the number of Cancelled Shares. Pursuant to non-redemption agreements, Sponsor agreed to forfeit 987,000 Class B ordinary shares and WWAC agreed to issue an aggregate of 987,000 Class A ordinary shares to the non-redeeming holders party thereto prior to the Closing of the Business Combination. Therefore, the number of Extension Shares is 987,000 and the number of Canceled Shares pursuant to the Sponsor Support Agreement will be 513,000.

Immediately following consummation of the Amalgamation: (1) if WWAC’s available cash is less than $50 million, then at the Effective Time, Sponsor will surrender to WWAC for no consideration 1,500,000 ATI Class A ordinary shares issued to Sponsor upon conversion of the WWAC Class B ordinary shares held by Sponsor, and the Company will cancel such shares effective as of the Closing Date; and (2) if WWAC’s available cash is $50 million or more, then at the Effective Time, Sponsor will place 1,500,000 ATI Class A ordinary shares issued to Sponsor upon conversion of the WWAC Class B ordinary shares held by Sponsor into escrow (the “Earnout Shares”). The Earnout Shares will be released from escrow pursuant to such escrow agreement, and delivered to Sponsor upon the satisfaction of the following thresholds (each, a “Triggering Event”):

(a)

if at any time from the Effective Time through the date that is the fifth anniversary of the Effective Time the volume weighted average price (the “VWAP”) of ATI Class A ordinary shares is greater than or equal to $12.00 over any 20 trading days within any 30 trading day period (the “$12.00 Tranche”), Sponsor will receive 1/3 of the Earnout Shares;

(b)

if at any time from the Effective Time through the date that is the fifth anniversary of the Effective Time the VWAP of ATI Class A ordinary shares is greater than or equal to $14.00 over any 20 trading days within any 30 trading day period (the “$14.00 Tranche”), Sponsor will receive an additional 1/3 of the Earnout Shares; and

(c)

if at any time from the Effective Time through the date that is the fifth anniversary of the Effective Time the VWAP of ATI Class A ordinary shares is greater than or equal to $16.00 over any 20 trading days within any 30 trading day period (the “$16.00 Tranche”), Sponsor will receive the final 1/3 of the Earnout Shares.

On October 9, 2023, WWAC and AARK entered into Amendment No. 1 to the Sponsor Support Agreement to modify the definition of Extension Transfer Shares (as defined in the Sponsor Support Agreement) from up to 1,000,000 Class B ordinary shares to 1,314,250 Class B ordinary shares.

AARK and Aeries Equity Holder Support Agreement

Concurrently with the execution of the Business Combination Agreement, WWAC, AARK, the Exchanging Aeries Holders and the Sole Shareholder entered into the AARK and Aeries Equity Holder Support Agreement (the “AARK and Aeries Equity Holder Support Agreement”), pursuant to which the owners of Aeries and AARK have agreed to, among other things, to vote, at any meeting of the Aeries Shareholders, and in any action by written consent of the Aeries Shareholders, all Aeries Shares held by such shareholder (1) in favor of the approval and adoption of the Business Combination Agreement and the other transaction documents to which AARK is a party and (2) against any action, agreement, transaction or proposal that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of AARK under the Business Combination Agreement.

Until the Closing, each Aeries Shareholder also agreed not to (1) sell, assign or transfer any of the Aeries Shares except for a sale, assignment or transfer pursuant to the Business Combination Agreement, (2) deposit any Aeries Shares into a voting trust or enter into a voting contract or grant any proxy or power of attorney with respect thereto that is inconsistent with the AARK and Aeries Equity Holder Support Agreement or (3) enter into any contract with respect to the transfer of any Aeries Shares.

Exchange Agreements

Concurrently with the Closing of the Business Combination the holders of Aeries shares other than AARK and the Sole Shareholder will each enter into an Exchange Agreement with the Company, Aeries and AARK (with such exchange agreements collectively, the “Exchange Agreements”). Pursuant to the Exchange Agreements, from and after April 1, 2024, and subject to the satisfaction of the exercise conditions specified therein:

•

ATI will have the right to purchase from any shareholder the Aeries Shares or AARK ordinary shares held by such shareholder (the “Exchanged Shares”) in exchange for the delivery of a number of Class A ordinary shares (the “Stock Exchange Payment”) equal to the product of the number of Exchanged Shares multiplied by the applicable number of Class A ordinary shares for which an Exchanged Share is entitled to be exchanged at such time (the “Exchange Rate”) or, at the election of ATI, an amount of cash equal to the number of Class A ordinary shares included in a Stock Exchange Payment multiplied by the 5-day volume weighted average price of the Class A ordinary shares (the “Cash Exchange Payment”). The Exchange Rate will be 14.40 in the case of Aeries Shares and 2,246 in the case of AARK ordinary shares, in each case, subject to adjustment (the “ATI Call Exchange”); and

•

each shareholder will be entitled to deliver Exchanged Shares in exchange for the delivery of the Stock Exchange Payment or, at the election of the shareholder, the Cash Exchange Payment (the “ATI Call Exchange”);

in each case, the Cash Exchange Payment may only be elected by ATI in connection with an ATI Call Exchange or by the shareholder in connection with an ATI Put Exchange, as applicable, in the event approval from the Reserve Bank of India is not obtained for a Stock Exchange Payment and provided ATI has reasonable cash flow to pay the Cash Exchange Payment and such Cash Exchange Payment would not be prohibited by any then outstanding debt agreements or arrangements of ATI or any of its subsidiaries. The minimum number of Exchanged Shares that may be exchanged is (i) with respect to the Aeries Shares, the lesser of (A) 5,000 Aeries Shares and (B) the total number of Aeries Shares then owned by such holder and (ii) with respect to the AARK ordinary shares, the lesser of (A) 500 AARK ordinary shares and (B) the total number of AARK ordinary shares then owned by such holder. For illustrative purposes, based on the initial exchange rate set forth in the Exchange Agreements, 5,000 Aeries Shares would be exchangeable for 71,400 ATI Class A ordinary shares and 500 AARK ordinary shares would be exchangeable for 1,113,500 ATI Class A ordinary shares.

Background to the Business Combination

The terms of the Business Combination Agreement are the result of arms-length negotiations among WWAC, Aeries, AARK and their respective representatives. The following is a brief description of the background of these negotiations and summarizes the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives.

WWAC is a blank check company incorporated as a Cayman Islands exempted company on March 5, 2021. WWAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The registration statement for WWAC’s IPO was declared effective on October 19, 2021. On October 22, 2021, WWAC consummated its IPO of 20,000,000 units (the “units” and, with respect to the Class A ordinary shares included in the units being offered, the “public shares”), at $10.00 per unit, generating gross proceeds of $200.0 million. Simultaneously with the closing of the IPO, we consummated the sale of 8,000,000 private placement warrants to the Sponsor at a price of $1.00 per private placement warrant generating gross proceeds of $8,000,000. Following the IPO and the sale of the private placement warrants, a total of $202,000,000 was placed in a trust account established for the benefit of the Company’s public shareholders (“trust account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities.

On November 15, 2021, the underwriters in our IPO exercised their over-allotment option in full and purchased an additional 3,000,000 units, generating gross proceeds of approximately $30.0 million (the “over-allotment units”). On November 15, 2021, simultaneously with the sale of the over-allotment units, WWAC completed a private placement of 900,000 additional private placement warrants, generating gross proceeds of $900,000. A total of $232,300,000 of the net proceeds from the sale of the units in the IPO (including the over-allotment units) and the private placements on October 22, 2021 and November 15, 2021 were placed in the trust account.

WWAC did not select any business combination target in advance of its IPO and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its IPO. After its IPO, WWAC conducted its search primarily focused on a target operating in the broadly-defined technology industry, including but not limited to, internet, artificial intelligence, software, hardware, tech-enabled services, and financial technology in the United States and other countries. Additional criteria that WWAC considered for potential target companies are described in its prospectus related to its IPO.

Between October 22, 2021, the date of WWAC’s IPO, and July 7, 2022, the date on which WWAC entered into exclusivity with Aeries, WWAC initiated contact and considered over 250 potential targets. Of those potential targets, WWAC identified several entities (the “Potential Targets”) that it believed could be attractive business combination targets. WWAC entered into non-disclosure agreements with the Potential Targets in order to conduct additional due diligence.

Throughout this process, WWAC leveraged the investing, industry and transaction experience of the Sponsor, WWAC’s management and the WWAC Board to screen, prioritize and diligence potential acquisition candidates. In evaluating each of the Potential Targets, WWAC utilized these resources to further review and conduct additional diligence. This additional diligence included, but was not limited to, the Potential Targets’ respective business plans, historical and projected financial statements, organic and inorganic growth strategies, markets served as well as key executives and shareholders.

Following this additional diligence, WWAC chose to suspend discussions with many of the Potential Targets other than Aeries, because, in WWAC’s opinion, they did not meet enough of the criteria it sought in a potential business combination partner. These criteria included, among other things, valuation expectation in a potential business combination, maturity of the business plan, defined path to profitability, public company readiness (including internal and financial controls) and the impact of COVID-19. Other Potential Targets, while suitable for a business combination, either were not ready to transact or, in WWAC’s opinion, were deemed less attractive than Aeries.

Aeries has not engaged in any significant merger or acquisition activity in the past. In 2022, Aeries was approached by three (3) different SPAC sponsors for potential business combination. Aeries evaluated these other alternatives and concluded that a merger with WWAC was the most viable and attractive structure to enter the public markets and leverage the platform to scale its unique and differentiated business model in tech-enabled outsourcing services.

WWAC was initially introduced by email to Aeries on December 21, 2021 by Narayan Shetkar, the Chief Strategy Officer of Aeries. Following that initial email introduction, on February 22, 2022, WWAC held a videoconference discussion with Aeries.

In connection with the business discussions with Aeries, WWAC engaged advisors, including Shearman and Sterling (“S&S”), as legal counsel, the Maples Group (“Maples”), as Cayman Islands legal counsel, Corporate Valuations Advisors, Inc. (“CVA”), as fairness opinion advisor, and KPMG and Ernst & Young (“EY”), as tax advisors.

On March 7, 2022, the Aeries management team provided an overview presentation on the Aeries business via videoconference with Mr. Daniel Webb, WWAC’s Chief Executive Officer, attending. On March 8, 2022, WWAC and Aeries entered into a mutual non-disclosure agreement. WWAC conducted its initial review of confidential information in a series of videoconference meetings and phone calls with members of Aeries’ management team. Aeries provided data room access to WWAC on March 11, 2022. Two in-person meetings between WWAC, Mr. Venu Raman Kumar, the Non-Executive Chairman of Aeries, and Mr. Rajiv Khana, partner at Norton Rose Fulbright (“NRF”), legal counsel to Aeries, were held on March 14, 2022 and March 15, 2022, during which additional details regarding Aeries’ technology platform, commercial operations, strategic partnerships, pipeline of new customers, and terms for a potential transaction were discussed. On March 15, 2022, WWAC sent Aeries a letter of intent (“LOI”) draft, which included Aeries and another service company as potential targets. On March 18, 2022, WWAC met with Aeries management via videoconference to discuss the transaction structure and LOI. On March 24, 2022, WWAC met with board members of the other services companies contemplated in the LOI. On April 4, 2022, WWAC met with Aeries and owners of the other services company set forth in the LOI via videoconference, in which the parties decided that the other services company would not be part of the transaction because they did not have the requisite internal and financial controls to be public company ready. Throughout the months of May 2022 and June 2022, the WWAC and Aeries management teams continued to stay in contact via email and videoconference to discuss transaction terms, and WWAC continued to conduct operational, financial, legal, tax and regulatory due diligence with respect to Aeries. As part of this diligence, the parties participated in several video teleconferences with Aeries management teams and, in certain cases, with legal, accounting and tax advisors in attendance, and reviewed detailed historical and projected financial statements, industry reports and client case studies.

During the last week of June 2022 and the first week of July 2022, the WWAC and Aeries management teams traded revisions to the draft LOI and discussed proposed terms, including WWAC’s diligence requirements. On July 7, 2022, WWAC held a Board meeting, during which the WWAC management team provided a transaction status update, including its diligence findings and Aeries valuation materials, and the draft LOI with Aeries which included an equity value of Aeries of $350 million, a bonus share program with a pool of 3,250,000 ordinary shares of WWAC, a one year post-closing lock-up period for WWAC shareholders, a condition that WWAC have at least $50 million of available cash at the closing of the business combination, a Sponsor earnout in which 2,000,000 shares of its WWAC shares would be placed into escrow, a post-close board of six directors with Messrs. Daniel Webb, Venu Raman Kumar and Sudhir Appukuttan Panikassery holding seats, and a new employee incentive plan to be implemented. The draft non-binding LOI contemplated a potential PIPE offering. Following review of the transaction materials and the draft LOI, the Board voted unanimously to approve entry by WWAC into the non-binding LOI with Aeries. On July 7, 2022, WWAC sent a signed counterpart of the LOI to Aeries describing the basic terms of the proposed combination and including a mutual exclusivity period beginning on the date the LOI was executed and extending until August 7, 2022 with automatic 15 day extensions if WWAC notified Aeries of continued good faith negotiations consistent with the LOI, and Aeries countersigned the same day. On July 11, 2022, Aeries management, WWAC management, S&S, legal counsel to WWAC, and NRF, legal counsel to Aeries, met to discuss the transaction, diligence requirements and timeline. S&S began extensive legal diligence on July 11, 2022, which continued until the business combination was announced.

During the third week of July 2022, Mr. Daniel Webb, WWAC’s Chief Executive Officer, traveled to India for in-person diligence and meetings with the Aeries management team. During his visit, Mr. Webb had informal meetings with Aeries senior leadership, engaged in extensive on-site due diligence and met the functional leaders based in Mumbai and Bangalore, India.

From July 21, 2022 until the business combination with Aeries was announced, WWAC, and its legal advisor, S&S, and accounting and tax advisors, KPMG and EY, and Aeries, and its legal advisor, NRF, and accounting and tax advisor, Deloitte, met regularly and communicated via email to negotiate the Business Combination Agreement and other related documents and to generally discuss transaction terms, including structuring the deal in a tax efficient manner for Aeries and WWAC.

Following the signing of the LOI, WWAC worked closely with the Aeries team on more detailed technical due diligence and extensive commercial diligence. This included detailed background checks, customer calls, private equity relationship calls, auditor calls, senior management and board member interviews, personal reference calls, IT, cyber security and information privacy protection due diligence and tax due diligence. In addition, the WWAC and Aeries management teams thoroughly discussed Aeries’ current business model, future growth opportunities and strategy. WWAC also instructed S&S to conduct an in-depth legal review of Aeries’ governance documents, debt instruments, material contracts, employment practices and related exposure, real property, intellectual property entitlements and regulatory, environmental and litigation matters. WWAC also instructed KPMG, WWAC’s tax advisor, to conduct an in depth tax review and related exposure in India, Singapore and the United States. WWAC and S&S continued conducting due diligence throughout the period from the signing of the LOI to the signing of the key transaction documents. Between September 2022 and March 2023, WWAC held regular Board meetings via videoconference and teleconference with members of the WWAC management team to receive regular transaction updates and to discuss the terms of the proposed business combination and other details related to WWAC’s ongoing due diligence review of Aeries.

On September 10, 2022, WWAC formally engaged Roth Capital Partners, LLC (“Roth Capital”) and D.A. Davidson & Co. (“D.A. Davidson”) as capital markets advisors. Roth Capital is a full-service investment bank that provides strategic and financial advisory services to emerging growth companies and their investors. D.A. Davidson is a diversified financial services company with deep industry expertise, comprehensive financial advisory and capital markets capabilities, and extensive transaction experience that offers clients strategic and financial solutions. WWAC selected Roth Capital and D.A. Davidson as its capital market advisors based on their qualifications, expertise and reputation, their knowledge of, and involvement in, transactions similar to the Business Combination and their knowledge of WWAC’s business and affairs. Roth Capital was engaged for a fixed fee of $500,000 and D.A. Davidson was engaged for a fixed fee of $550,000.

On October 7, 2022, Mr. Daniel Webb, the Chief Executive Officer of WWAC, and Mr. Sudhir Appukuttan Panikassery, the Chief Executive Officer of Aeries, agreed to alter the terms set forth in the non-binding LOI such that, at the closing of the business combination, the Sponsor would cancel 1,500,000 of its ordinary shares in WWAC and place 1,500,000 of its ordinary shares in WWAC in escrow subject to a post-close earnout. On November 29, 2022, S&S provided an initial draft of the Business Combination Agreement to NRF that reflected the various business points from the LOI. NRF began to review the proposed terms of the Business Combination Agreement and provided a revised draft of the Business Combination Agreement to S&S on December 18, 2022, which generally addressed risk allocation, representations and warranties, covenants, termination provisions and closing conditions. Various revised drafts were provided to the other party until the Business Combination Agreement was finalized and signed on March 11, 2023.

Initial drafts of (and revisions to) post-closing organizational documents for WWAC and Aeries were traded between WWAC, Aeries and their respective counsel from November 2022 to March 2023. The agreed forms, which were attached as exhibits to the Business Combination Agreement, were exchanged during the first weeks of March 2023.

S&S and NRF exchanged initial drafts of the form Sellers Support Agreement, the Sponsor Support Agreement and Exchange Agreements during November 2022. Several drafts of each agreement were exchanged among the parties throughout November 2022 to March 2023. The Sponsor Support Agreement and Seller Support Agreement were agreed to among the parties and signed on March 11, 2023 in connection with the execution of the Business Combination Agreement. The agreed form of the Exchange Agreements, which was attached as an exhibit to the Business Combination Agreement, was exchanged during the first weeks of March 2023.

Amalgamation Sub, a Singapore private company limited by shares, was incorporated on January 4, 2023 as a wholly-owned subsidiary of WWAC, and AARK, a Singapore private company limited by shares, was incorporated on February 15, 2006 as a wholly-owned entity of Mr. Venu Raman Kumar, the Non-Executive Chairman of Aeries, and majority shareholder in Aeries.

The WWAC Board received draft resolutions, legal presentations, a legal diligence memorandum, a summary of the transaction structure and key transaction documents and updated copies of the key transaction documents, including the Business Combination Agreement, on March 2, 2023 before meeting via videoconference that afternoon with management, S&S and Maples. WWAC’s management provided an update on the outcome of final negotiations regarding the terms of the proposed business combination and anticipated benefits of the transactions to WWAC’s Board. A representative of Maples reviewed the WWAC Board’s fiduciary duties from a Cayman Islands law perspective. S&S discussed the key terms of each of the agreements and the key legal due diligence findings. KPMG reviewed their tax diligence findings. The WWAC Board reconvened on March 11, 2023 during which CVA presented its fairness opinion and representatives of S&S reviewed the terms of the proposed definitive transaction documentation and the key legal due diligence findings. The WWAC Board, by unanimous resolution, (i) determined that it was in the best interests of WWAC and its shareholders for WWAC to enter into the Business Combination Agreement and consummate the transactions contemplated thereby (including the Amalgamation), (ii) authorized management to negotiate, execute and deliver the transaction documents and (iii) authorized management to consummate the transactions contemplated by the Business Combination Agreement, among other things.

WWAC Board’s Reasons for the Business Combination

The WWAC Board, in evaluating the Business Combination, consulted with WWAC’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of WWAC and its shareholders and (ii) to recommend that the shareholders adopt the Business Combination Agreement and approve the Business Combination and the transactions contemplated thereby, the WWAC Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the WWAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The WWAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of WWAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements”.

In approving the Business Combination, the WWAC Board received the Fairness Opinion from CVA, which opinion stated that, subject to the limitations set forth therein, the Business Combination is fair, from a financial point of view, to the holders of Class A ordinary shares. The officers and directors of WWAC have substantial experience in mergers and acquisitions and in evaluating the operating and financial merits of companies from a wide range of industries, and the WWAC Board concluded that their experience and background, together with the Fairness Opinion and expertise of their advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination.

The WWAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Industry. The outsourcing and offshoring industry has been evolving to have an enhanced focus on digital transformation, and the focus has shifted from reducing costs and resource optimization to accessing niche technologies and specialized resources and improving velocity for time to market. According to the CompTIA—IDC Industry Outlook Report 2022, the industry has been seeing strong tailwinds favoring the growth of digital tech businesses with the global information technology spend in 2022 estimated to be $5.3 trillion and expected to grow at 6% year-on-year. The Aeries Total Available Market (TAM) in this marketplace could be $420 billion from a top-down approach and $504 billion from a bottom-up perspective, based on calculations conducted by Aeries;

•

Financial Condition. The WWAC Board also considered factors such as Aeries’ historical financial results, outlook, financial plan and debt structure. In considering these factors, the WWAC Board reviewed Aeries’ growth, the current prospects for growth if Aeries achieves its business plans and various historical and current balance sheet items for Aeries. In reviewing these factors, the WWAC Board noted that Aeries is well-positioned for strong future growth and profitability;

•	History of Profitable Growth. Aeries has a history of profitable growth. During the nine months ended December 31, 2022, Aeries’ revenue grew 31% over the nine months ended December 31, 2021. In addition, Aeries generated $2.1 million in operating cash flow from April 1, 2022 to December 31, 2022, as compared to $2.2 million from April 1, 2021 to December 31, 2021;

•

Due Diligence. WWAC’s management and advisors conducted significant due diligence examinations of Aeries, including but not limited to: customer and partner calls; legal and tax diligence with Shearman & Sterling LLP, Ernst & Young LLP and KPMG US LLP; facility visits in Mumbai and Bangalore; management meetings; benchmarking versus competitors;

•

Continued Ownership by Aeries’ equity holders. The WWAC Board considered that Aeries’ equity holders would roll their equity into the Combined Company, which will be subject to certain restrictions. The WWAC Board considered this as a sign of confidence in the Combined Company following the Business Combination and the benefits to be realized by each company as a result of the Business Combination;

•

Valuation. The belief that the Business Combination presents an attractive investment opportunity at the agreed valuation based on due diligence, the Fairness Opinion and evaluation of the investment opportunity by WWAC with respect to AARK and Aeries;

•

Strategy. Aeries Technology is a global professional and management services partner offering range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations. This purpose-built business model aims to create a more flexible and less expensive talent pool for deployment on customers’ operations, while creating innovation through strategic alignment at senior levels and visibility across the organization. It provides flexibility in scaling teams up or down based on our customers’ changing business needs. Aeries is able to deliver best practices due to its visibility into winning playbooks from multiple companies and is able to eliminate the deficiencies of the traditional outsourcing and offshoring models;

•

Terms of Transaction. The WWAC Board reviewed and considered the terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “—Business Combination Agreement” and “—Related Agreements” for detailed discussions of the terms and conditions of these agreements;

•

Experienced and Proven Management Team. Aeries has a strong management team with deep expertise in the technology services industry and the senior management of Aeries intends to remain with the Combined Company in their capacity of officers and/or directors, which will provide helpful continuity in advancing Aeries’ strategic and growth goals;

•

Other Alternatives. The WWAC Board believes, after a thorough review of other business combination opportunities reasonably available to WWAC, that the proposed Business Combination represents the best potential business combination for WWAC and the most attractive opportunity for WWAC’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the WWAC Board’s belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The WWAC Board believes that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s length negotiations between WWAC and Aeries.

The WWAC Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	Management Experience. Some members of Aeries’ management team have not previously managed a public company;

•	Forward Estimates. The WWAC Board considered transaction economics and valuation justified by projected results and cash flows, instead of historical results;

•	Pending Management Arrangements. Certain members of Aeries’ management team that are expected to remain as management to the Combined Company were still negotiating employment arrangements;

•

Management Compensation. Certain members of Aeries’ and WWAC’s management who will become officers of WWAC following the completion of the Business Combination will be granted equity awards as a result of the Business Combination (some of which will be liquid), and will be less dependent upon the financial success of the Combined Company in the future;

•

Regulation. The risk that changes in the regulatory and legislative landscape or new industry developments, including changes in market prices, may adversely affect the business benefits anticipated to result from the Business Combination;

•

Redemption Risk. The potential that a significant number of WWAC shareholders elect to redeem their public shares prior to the consummation of the Business Combination and pursuant to the Existing Memorandum and Articles of Association, which would potentially make the Business Combination more difficult or impossible to complete;

•	Shareholder Vote. The risk that WWAC’s shareholders may fail to provide the respective votes necessary to effect the Business Combination;

•	Extension. WWAC extended the time period to effect the Business Combination to October 22, 2023, which may not be sufficient time to close the business combination;

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within WWAC’s control;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•

Listing Risks. The challenges associated with preparing Aeries, a private company, for the applicable disclosure and listing requirements to which the Combined Company will be subject as a publicly traded company on Nasdaq;

•

Liquidation of WWAC. The risks and costs to WWAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in WWAC being unable to effect a business combination by October 22, 2023;

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No Survival of Remedies for Breach of Representations, Warranties or Covenants of Aeries. The WWAC Board considered that the terms of the Business Combination Agreement provide that WWAC will have no surviving remedies against the majority shareholders of Aeries after the Closing to recover for losses as a result of any inaccuracies or breaches of certain of Aeries’ and certain of Aeries’ equity holders’ fundamental representations, warranties or post-closing covenants set forth in the agreement. As a result, WWAC shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Aeries prior to the Closing, whether determined before or after the Closing, without any ability to reduce the consideration to be paid in the Business Combination or recover for the amount of any damages. The WWAC Board determined that this structure was appropriate and customary, in light of the fact that several transactions include similar terms and the owners of Aeries would continue to be equity holders in the Combined Company;

•	WWAC Shareholders Receiving a Minority Position in the Combined Company. The risk that WWAC shareholders will hold a minority position in the Combined Company; and

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the WWAC Board also considered other factors including, without limitation:

•

Interests of Certain Persons. Some officers and directors of WWAC have interests in the Business Combination. See “—Interests of WWAC’s Directors and Executive Officers in the Business Combination” beginning on page 117 of this proxy statement/prospectus; and

•	Other Risks Factors. Various other risk factors associated with the business of Aeries, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The WWAC Board concluded that the potential benefits that it expected WWAC and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. Accordingly, the WWAC Board unanimously determined that the Business Combination and the transactions contemplated by the Business Combination Agreement, were advisable and in the best interests of WWAC and its shareholders.

Aeries Projected Financial Information

Aeries management previously provided WWAC with historical financial performance and a three-year forecast including the assumptions around a customer-cohort revenue build-up model for the full year 2022 and each of the years in the following two-year period ending December 31, 2024 (herein referred to as the “Projections”). The Projections were limited to such time frame based on the belief of Aeries management that the accuracy of any projections would decrease as they moved further into the future. Aeries management believed that providing the Projections for the full year 2022 and each of the years in the following two-year period ending December 31, 2024 would provide WWAC’s Board with valuable information to assist it in evaluating the Business Combination. The Projections for each of the years are presented in the table below.

The Projections are included in this proxy statement/prospectus solely to provide investors access to information made available in connection with the WWAC Board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was August 1, 2022.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of Aark and Aeries nor WWAC nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of WWAC and Aeries assume no responsibility for, and disclaim any association with, the Projections.

The Projections were prepared in good faith by Aeries management based on their reasonable best estimates and assumptions with respect to the expected future financial performance of Aeries at the time the Projections were prepared and speak only as of that time. In the view of Aeries’ management, the Projections were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and present, to the best knowledge and belief of Aeries’ management, the expected course of action and revenues that Aeries anticipates generating, assuming the assumptions incorporated in the Projections are themselves realized. Aeries’ management believes the assumptions included in the Projections to be reasonable, based on currently available information and professional judgement and experience, which are inherently uncertain and difficult to predict and many of which are beyond Aeries’ control.

The Projections were developed by Aeries and considered various material assumptions at the time they were initially prepared and provided to WWAC, including, but not limited to, the following:

•

for the current core customer set, a cohort-based sales forecast model with projected new customer sales growth; meaningful 60% compounded annual growth rate in revenue is attributed to increase in cross-sell and upsell of existing client engagements and new clients acquisition;

•	margins for all the existing and new clients based on current agreements;

•	annual headcount increase based on historical trends of previous two years;

•	local currency depreciation of 3% over next two years with respect to US$; and

•

continued and modest increase in EBITDA margin percentage from 16% in 2022 to 28% in 2024 driven by higher revenue contribution from Consulting Services and Digital Transformation Services and economies of scale.

The Projections are forward-looking and reflect numerous estimates and assumptions with respect to market growth, competition, economic, market and financial conditions and matters specific to the business of Aeries, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were prepared solely for internal use to assist WWAC in its evaluation of Aeries and the potential Business Combination. Aeries has not warranted the accuracy, reliability, appropriateness, or completeness of the Projections to anyone, including WWAC. Neither Aeries management nor any of their representatives has made or makes any representations to any person regarding the ultimate performance of Aeries relative to the Projections. The Projections are not fact. Projections are not a guarantee of actual future performance. The future financial results of Aeries may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.

We encourage you to review the financial statements of Aeries included in this proxy statement/prospectus, as well as the financial information in the section entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Aeries projected financial information when it was initially prepared and provided to the WWAC Board are summarized below.

(in $ million)	Forecast Year Ending December 31,
	2023	2024
Revenue	78.9	131.3
EBITDA(1)	16.9	37.1

(1)

EBITDA is defined as net income (loss), excluding (i) interest expenses relating to credit facilities and convertible notes, (ii) provision for (benefit from) income taxes and (iii) depreciation and amortization.

EBITDA is a non-GAAP financial measure and may be different from similarly titled non-GAAP financial measures used by other companies. Each of Aeries and WWAC believes that the use of EBITDA provides useful information to investors and others in understanding and evaluating Aeries’ results of operations, as well as providing a useful measure for period-to-period comparisons of Aeries’ business performance. Moreover, it is a key measurement used by Aeries’ management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. EBITDA should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Due to the forward-looking nature of projected EBITDA, it is presented in the table above on a non-GAAP basis without reconciliations to net income (loss), the most directly comparable GAAP measure, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Aeries’ revenue and Adjusted EBITDA for the fiscal year ended March 31, 2023 were below Aeries’ management’s expectations by approximately 1% and 13%, respectively. The difference from Aeries’ management’s expectations has been due to inflationary economic conditions and a sentiment among many market participants of a potential recessionary environment in the United States, which led to decreased spending. This decreased-spending resulted in delays in hiring and ramp-up activities for both new and existing clients of Aeries. Consequently, revenue from business process management (BPM) services and Consulting Services, which typically yield higher profit margins, has been lower than expected, and both overall revenue and overall profit margin have been adversely affected. Aeries’ revenue for the three months ended June 30, 2023 were above Aeries management’s expectations by approximately 2%, while the adjusted EBITDA were below Aeries’ management expectations by 3%. The incremental revenue from the United States remained subdued due to a mix of factors including inflationary economic circumstances, reduced expenditures, and short-term decision-making delays. These factors led to postponements in fulfilling contracts for both new and current clients, negatively impacting both the total revenue and profit margins. However, the decline in revenue from the United States in comparison to the Aeries’ management expectations was offset by heightened business activity in regions outside of the United States. See “Aeries’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Summary of CVA Fairness Opinion

WWAC engaged Corporate Valuation Advisors, Inc. (“CVA”), a full service valuation and financial advisory firm specializing in providing valuations of business enterprises, tangible assets, and intangible assets and advising corporations on tax and financial reporting issues, to consider the Business Combination and the consideration to be paid to the shareholders of Aeries and AARK pursuant to the Business Combination Agreement and the terms relating to the Business Combination and express its opinion as to whether the consideration to be paid to the shareholders of Aeries and AARK is fair, from a financial point of view, to the shareholders of WWAC, pursuant to an engagement letter dated December 5, 2022.

WWAC also separately engaged CVA for valuation services as part of the accounting process for the preparation of the unaudited pro forma condensed combined financial information presented in this proxy statement/prospectus. WWAC selected CVA to act as its financial advisor based on CVA’s qualifications, expertise and reputation, its knowledge of, and involvement in, transactions similar to the Business Combination and its knowledge of WWAC’s business and affairs. CVA was engaged on a fixed fee basis and such compensation is not contingent upon the completion of the transaction. CVA’s fee for the valuation work is $15,000 and its fee for rendering an opinion as to the Business Combination’s fairness is $110,000.

On March 11, 2023, CVA rendered its oral opinion (which was subsequently confirmed in writing) to the WWAC Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be received by the Aeries and AARK shareholders as part of the Business Combination, is fair to the shareholders of WWAC.

The full text of CVA’s written opinion, dated as of March 11, 2023, is attached as Annex H to this proxy statement/prospectus. CVA’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by CVA in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of CVA’s opinion and the methodology that CVA used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

CVA’s opinion, is for the use and benefit of the WWAC Board and is rendered to the WWAC Board in connection with its consideration of the Business Combination. CVA’s opinion is not intended to be and does not constitute a recommendation to any security holder of WWAC as to how such security holder should vote or act with respect to the Business Combination. It is the understanding of CVA that the terms of the Business Combination were determined through arm’s-length negotiations between WWAC, AARK and Aeries and were approved by the WWAC Board. CVA did not recommend any specific form of consideration to WWAC or that any specific form of consideration constituted the only appropriate consideration for the Business Combination. CVA was not requested to address, and its opinion does not in any manner address, WWAC’s underlying business decision to proceed with or effect the Business Combination or the likelihood of the consummation of the Business Combination. In addition, CVA expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Business Combination. CVA’s opinion does not address the relative merits of the Business Combination as compared to any other transaction or business strategy in which WWAC might engage. CVA is not legal, tax, accounting, environmental, technology, science, or regulatory advisors, and CVA did not express any views or opinions as to any legal, tax, accounting, environmental, technology, science, or regulatory matters relating to WWAC, Aeries, AARK, the Business Combination, or otherwise. CVA understood and assumed that WWAC has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, technology, science, regulatory, and other professionals. No limitations were imposed by WWAC’s board of directors upon CVA with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, CVA, among other things:

•	reviewed and analyzed an execution version of the Business Combination Agreement, dated as of March 11, 2023 and the specific terms of the Business Combination;

•	reviewed and analyzed certain publicly available business and financial information that CVA deemed to be generally relevant concerning WWAC, Aeries and AARK;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of WWAC, Aeries and AARK furnished to CVA by WWAC, Aeries and AARK, including the Aeries and AARK Projections prepared by management of Aeries, as reviewed and approved by WWAC and approved for CVA’s use by WWAC;

•	reviewed and analyzed a comparison of the projected financial performance of Aeries and AARK and its subsidiaries with those of other companies and businesses that CVA deemed relevant;

•

had discussions with the management of each of WWAC and Aeries concerning the business, operations, assets, liabilities, financial condition and prospects of WWAC, Aeries, and AARK and its subsidiaries; and

•	has undertaken such other studies, analyses and investigations as CVA deemed appropriate.

In arriving at its opinion, CVA assumed and relied upon the accuracy and completeness of the financial and other information used by CVA without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). CVA also relied upon the assurances of the managements of WWAC, Aeries and AARK that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Aeries and AARK projections, upon the advice of WWAC, CVA assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of WWAC, Aeries and AARK as to the future financial performance of Aeries and AARK and its subsidiaries and that Aeries and AARK and its subsidiaries will perform in accordance with such projections. CVA assumed no responsibility for and CVA expressed no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, CVA did not conduct a physical inspection of the properties and facilities of Aeries or AARK and has not made or obtained any evaluations or appraisals of the assets or liabilities of Aeries or AARK. CVA did not evaluate the solvency or creditworthiness of WWAC, Aeries, AARK or any other party to the Business Combination, the fair value of WWAC, Aeries, AARK or any of their respective assets or liabilities, or whether WWAC, Aeries, AARK or any other party to the Business Combination is paying or receiving reasonably equivalent value in the Business Combination under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor has CVA evaluated, in any way, the ability of WWAC, Aeries, AARK or any other party to the Business Combination to pay its obligations when they come due. In addition, CVA relied, with the consent of WWAC’s management, on the assessments of WWAC as to Aeries’s and AARK’s and its subsidiaries’ ability to retain key employees, customers, suppliers, commercial relationships, and strategic partners and other key existing and contemplated future agreements, relationships and arrangements. In addition, CVA (i) assumed that each Combined Company share has a value of $10.10 per share (with such $10.10 value being based on the WWAC IPO and WWAC’s approximate cash per share of WWAC ordinary shares outstanding, and (ii) evaluated the fairness, from a financial point of view, to the holders of WWAC’s Class A ordinary shares, of the consideration to be received by the holders of shares of Aeries and AARK Ordinary Shares in the Business Combination pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Restructuring (as defined in the Business Combination Agreement), based solely on the agreed upon value of $346,000,000 and the number of WWAC Class A ordinary shares to be issued as part of the consideration in the Business Combination multiplied by $10.10. The above is exclusive of any warrants contained in the Business Combination Agreement.

In addition, CVA was not authorized by WWAC to and did not, (a) initiate any discussions with, or solicit any indications of interest from any third parties with respect to any alternatives to the Business Combination, (b) participate in the structuring or negotiation of the Business Combination, (c) advise the WWAC Board, Aeries, AARK or any other party with respect to alternatives to the Business Combination or (d) identify or introduce to the WWAC Board, WWAC or any other party any prospective investors, lenders or other participants in the Business Combination. CVA’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. CVA assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its opinion. CVA’s opinion addresses only the fairness, from a financial point of view, to the holders of WWAC’s ordinary shares, of the Class A Ordinary Share Consideration to be received by the holders of shares of Aeries and AARK, in the Business Combination pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Reorganization. CVA expressed no opinion as to, and its opinion did not address, any other terms, aspects, or implications of the Business Combination or the Business Combination Agreement or any related agreements, including, without limitation, any term or aspect of the Business Combination that is not susceptible to financial analysis, (iv) the fairness of the Business Combination, or all or any portion of the consideration in connection therewith, to any other security holders of WWAC, Aeries or AARK or any other person or any creditors or other constituencies of WWAC, Aeries, AARK or any other person, (v) the fairness of any portion or aspect of the Business Combination to any one class or group of WWAC’s or any other party’s security holders or other constituencies relative to any other class or group of WWAC’s or such other party’s security holders or other constituencies, (vi) the appropriate capital structure of Aeries, AARK or whether Aeries or AARK should be issuing debt or equity securities or a combination of both, and (vii) the prices at which securities of Aeries, AARK or WWAC may trade, be purchased or sold at any time, including following announcement or consummation of the Business Combination. CVA’s opinion should not be viewed as providing any assurance that the market value of the securities of WWAC to be held by the holders of WWAC’s ordinary shares or any other security holders of WWAC after the consummation of the Business Combination will be in excess of the market value of WWAC’s ordinary shares or other securities of WWAC owned by such security holders at any time prior to the announcement or consummation of the Business Combination. In addition, CVA made no representation or warranty regarding the adequacy of the opinion or the analyses underlying the opinion for the purpose of CVA’s compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

CVA assumed that the executed Business Combination Agreement would conform in all material respects to the last draft reviewed by CVA. Additionally, CVA assumed the accuracy of the representations and warranties contained in the Business Combination Agreement and all agreements related thereto. CVA also assumed, at the direction of WWAC’s management, that all material governmental, regulatory and third party approvals, consents and releases for the Business Combination will be obtained within the constraints contemplated by the Business Combination Agreement and that the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. CVA did not express any opinion as to any tax or other consequences that might result from the Business Combination, nor did CVA’s opinion address any legal, tax, regulatory or accounting matters, as to which CVA understood that WWAC had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, CVA performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, CVA did not ascribe a specific range of values to WWAC’s ordinary shares but rather made its determination as to fairness, from a financial point of view, to the holders of WWAC’s ordinary shares, in the Business Combination pursuant to the Business Combination Agreement, after giving effect to the Pre-Closing Restructuring, is fair to the holders of WWAC’s ordinary shares, on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, CVA made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, CVA believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by CVA in preparing its opinion for the WWAC Board. The summary of CVA’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying CVA’s opinion.

For the purposes of its analyses and reviews, CVA made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of WWAC or any other parties to the Business Combination. No company, business or transaction considered in CVA’s analyses and reviews is identical to WWAC, AARK or the Business Combination, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, businesses or transactions considered in CVA’s analyses and reviews. None of WWAC, AARK, CVA or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, CVA’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by CVA, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of CVA’s analyses and reviews.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values of Aeries by reference to those companies, CVA reviewed and compared specific financial and operating data relating to Aeries with selected companies that CVA deemed comparable to Aeries. The selected comparable companies with respect to Aeries were:

Selected Comparable Companies
Tata Consultancy Services Limited	ExlService Holdings, Inc.
Infosys Limited	Mphasis Limited
HCL Technologies Limited	L&T Technology Services Limited
Wipro Limited	WNS (Holdings) Limited

Selected Comparable Companies
EPAM Systems, Inc.	Persistent Systems Limited
Tech Mahindra Limited	Coforge Limited
LTIMindtree Limited	Happiest Minds Technologies Limited
Genpact Limited	Sonata Software Limited
Tata Elxsi Limited

CVA calculated and compared various financial multiples and ratios of Aeries and the selected comparable companies. As part of its selected comparable company analysis, CVA calculated and analyzed each company’s ratio of its total enterprise value (“TEV”) (calculated as market value of the relevant company’s diluted common equity based on its closing stock price as of February 28, 2023, plus, as of the relevant company’s most recently reported quarter end, preferred stock, net debt and, where applicable, book value of noncontrolling interests) to its projected revenue and EBITDA based on Wall Street analyst consensus forecasts for the 2023, 2024, and 2025 fiscal years. All of these calculations were performed and based on publicly available financial data. The results of this selected comparable company analysis are summarized below in the following TEV / Revenue multiples:

Benchmark	High	Low	Median	Average (1)
Estimated 2023 Revenue	15.41x	1.78x	4.38x	4.15x
Estimated 2023 EBITDA	49.86x	13.68x	22.31x	21.50x
Projected 2024 Revenue	13.10x	1.53x	3.91x	3.65x
Projected 2024 EBITDA	43.32x	12.40x	18.75x	18.46x
Projected 2025 Revenue	11.07x	1.33x	3.49x	3.24x
Projected 2025 EBITDA	37.06x	11.49x	16.65x	16.93x
(1) Excludes outliers

CVA selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to those of Aeries. However, because no selected comparable company is exactly the same as Aeries, CVA believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, CVA also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Aeries and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Aeries and the companies included in the selected company analysis. CVA further calculated the respective (i) implied ranges of Aeries equity value by subtracting from the implied Aeries TEV ranges the net debt of Aeries, as of September 30, 2022, provided by management of AARK, as reviewed and approved by WWAC and authorized for CVA’s use by WWAC. Since the primary asset of AARK is its ownership of Aeries, in order to arrive at the equity value of AARK we also subtracted the debt of AARK, as of September 30, 2022, provided by the management of AARK as review and approved by WWAC and authorized for CVA’s use by WWAC. The following summarizes the result of these calculations:

Benchmark	Implied AARK Equity Value Reference Range	AARK Transaction Equity Value
Estimated 2023 Revenue and EBITDA	$236 million - $239 million	$346 million
Projected 2024 Revenue and EBITDA	$457 million - $464 million	$346 million
Projected 2023 Revenue and EBITDA	$717 million - $741 million	$346 million

Discounted Cash Flow Analysis

In order to estimate the present value of AARK’s equity value, CVA performed a discounted cash flow analysis of AARK. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows of the asset. Present value refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

CVA utilized various discounted cash flow methods with varying lengths of discrete periods, growth rates and discount rates to estimate the enterprise value of AARK. To calculate the estimated enterprise value of AARK using the discounted cash flow method, CVA added (i) AARK’s projected after-tax unlevered free cash flows for fiscal years ranging from 2023 through 2034 based on the AARK Projections, discounted to its present value using a range of selected discount rates from 14.20% to 18.20% to (ii) the terminal value of AARK discounted to its present value using a range of discount rates. The after-tax unlevered free cash flows were calculated by taking net income, adding back net financial items, depreciation and amortization and subtracting investments in plant, property and equipment and change in net working capital. The value of AARK at the end of the forecast period, or terminal value, was estimated by relying upon the Gordon Growth Model and/or the H-Model. The Gordon Growth Model estimates a terminal value through the capitalization of a stabilized amount that is assumed to grow annually at a constant growth rate. The H-Model breaks down terminal cash flows into a two-stage model to reflect changes in growth rates in each stage. After-tax discount rates of 14.20% to 18.20% were selected based on an analysis of the weighted average cost of capital of AARK and the comparable companies. The following summarizes the result of these calculations:

Implied AARK Equity Value Reference Range	AARK Transaction Equity Value
$283 million - $640 million	$346 million

General

CVA is an independent valuation firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, and valuations for estate, corporate and other purposes. WWAC’s board of directors selected CVA because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally. CVA does not provide any investment banking services.

WWAC provided the following indemnification. WWAC will, to the fullest extent allowable by law, indemnify and defend CVA and each of its employees, directors, contractors and agents against, and hold them harmless from and against, all losses related to or arising out of this engagement, the opinion and/or CVA’s services hereunder unless such losses are finally judicially determined to be caused by the gross negligence or willful act or omission of a CVA employee, contractor, or agent in performing such services hereunder.

Satisfaction of 80% Test

It is a requirement under the Existing Memorandum and Articles of Association that any business acquired by WWAC have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of WWAC generally used to approve the transaction, the WWAC Board determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of WWAC and its shareholders and appropriately reflected Aeries’ value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on the fairness opinion received by CVA, qualitative factors of Aeries such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors of Aeries such as Aeries’ historical growth rate and its potential for future growth in revenue and profits. The WWAC Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Aeries met this requirement.

Interests of WWAC’s Directors and Executive Officers in the Business Combination

The Sponsor and WWAC’s directors and executive officers have collectively invested an aggregate of $9,370,500 in WWAC and could potentially lose this entire amount if an initial business combination is not consummated by October 22, 2023, and they may therefore be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

When you consider the recommendation of the WWAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that Sponsor and WWAC’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of WWAC shareholders generally. These interests include, among other things, the interests listed below:

•	the fact that Sponsor has agreed not to redeem any Class B ordinary shares held by it in connection with a shareholder vote to approve a proposed initial business combination;

•

the fact that Sponsor paid an aggregate of $18,750 for the 4,500,000 Class B ordinary shares currently owned by Sponsor and such securities will have a significantly higher value at the time of the Business Combination, and the Sponsor may therefore experience a positive rate of return on its investment, even if the other WWAC shareholders experience a negative rate of return on their investment. Such shares had an estimated aggregate market value of $     based upon the closing price of $     per share on Nasdaq on the record date;

•

the fact that Sponsor paid an aggregate purchase price of $8,900,000 (or $1.00 per warrant) for its 8,900,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if an initial business combination is not consummated by October 22, 2023. A portion of the proceeds from such private placement were placed in the trust account. Such warrants had an estimated aggregate value of $194,910 based on the closing price of $0.0219 per public warrant on Nasdaq on June 30, 2023;

•

the fact that Sponsor and WWAC’s directors and executive officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares held by them if WWAC fails to complete an initial business combination by October 22, 2023. In such event, the Class B ordinary shares held by Sponsor, which were acquired for an aggregate purchase price of $18,750 prior to WWAC’s initial public offering, would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. For more information, see “Information about WWAC—Effecting WWAC’s Business Combination—Redemption of Public Shares and Liquidation if No Business Combination”;

•

the continued indemnification of WWAC’s directors and executive officers and the continuation of WWAC’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•

the fact that Sponsor and WWAC’s directors and executive officers will lose their entire investment in WWAC and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations unless an initial business combination is consummated by October 22, 2023, although no such amounts require reimbursement as of the date of this proxy statement/prospectus;

•

the fact that if the trust account is liquidated, including in the event WWAC is unable to complete an initial business combination by October 22, 2023, Sponsor has agreed to indemnify WWAC to ensure that the proceeds in the trust account are not reduced below $10.10 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which WWAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to WWAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account. As of    , 2023, funds in the trust account totaled approximately $   and were held in U.S. treasury securities; and

•	pursuant to the Registration Rights Agreement, dated October 21, 2021, between WWAC and Sponsor and certain of WWAC’s directors and executive officers will have customary registration rights,

including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the ATI Class A ordinary shares and ATI warrants held by such parties.

Except as otherwise described above, we do not believe that that there are any material WWAC securities held by Sponsor, our directors and executive officers, loans extended by (or fees due to) Sponsor, our directors and executive officers, or out-of-pocket expenses for which Sponsor, our directors and executive officers are awaiting reimbursement from WWAC.

Sponsor has, pursuant to the Sponsor Support Agreement, agreed to, among other things, vote all of its Class B ordinary shares in favor of the proposals being presented at the annual general meeting and waive its redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination (which waiver was provided in connection with WWAC’s IPO and without any separate consideration paid in connection with providing such waiver). Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, WWAC’s Sponsor owns approximately 43.0% of the issued and outstanding ordinary shares. See “—Related Agreements—The Sponsor Support Agreement” in the accompanying proxy statement for more information related to the Sponsor Support Agreement.

Ten Anchor Investors have entered into investment agreements with the Sponsor and the Company, pursuant to which the Anchor Investors have agreed to, among other things, vote all of their Class B ordinary shares in favor of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Anchor Investors own approximately 12% of the issued and outstanding Class B ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. If Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates engage in such transactions prior to the completion of the Business Combination, the purchase will be at a price no higher than the price offered through the redemption process. Any such securities purchased by Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates, or any other third party that would vote at the direction of Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates will not be voted in favor of approving the Business Combination. Sponsor, pursuant to the Sponsor Support Agreement, agreed to, among other things, waive its redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination (which waiver was provided in connection with WWAC’s IPO and without any separate consideration paid in connection with providing such waiver). In the event that Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter, (ii) the Charter Proposal is approved by the affirmative vote of at least two-thirds (2/3) of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter, (iii) otherwise limit the number of public shares electing to redeem and (iv) ATI’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the PIPE Financing and all of the WWAC shareholder redemptions.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the annual general meeting and would likely increase the chances that such proposals would be approved. To the extent that Sponsor, Aeries and/or their directors, officers, advisors or respective affiliates enter into any such private purchase, prior to the annual general meeting, we will file a current report on Form 8-K to disclose (1) the amount of securities purchased in any such purchases, along with the purchase price; (2) the purpose of any such purchases; (3) the impact, if any, of any such purchases on the likelihood that the Business Combination will be approved; (4) the identities or the nature of the security holders (e.g., 5% security holders) who sold their securities in any such purchases (if not purchased in the open market); and (5) the number of securities for which we have received redemption requests pursuant to our public shareholders’ redemption rights in connection with the Business Combination. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the annual general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under the guidance in ASC 805, WWAC will be treated as the acquired company for financial reporting purposes. Accordingly, the financial statements of the combined company will represent a continuation of the financial statements of AARK wherein the net assets of AARK will be stated at historical cost, with no goodwill or other intangible assets recorded. This determination is based on the following facts and circumstances:

•	After the exchange of equity is effected, AARK will have majority voting rights of the Combined company;

•	AARK will appoint four of the seven members of the board of directors of the Combined Company;

•	AARK’s management constitutes the majority of the management of the Combined company;

•	AARK is the larger entity based on historical revenues and business operations; and

•	AARK’s prior operations comprise the ongoing operations of the Combined company.

See the AARK Constitution attached to this proxy statement/prospectus as Annex F.

Regulatory Matters

On May 12, 2023, WWAC received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that WWAC was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires WWAC to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of WWAC’s securities on the Nasdaq Capital Market. On June 26, 2023, WWAC submitted its plan of compliance to Nasdaq and, based on the review of the materials submitted by WWAC, on July 5, 2023 Nasdaq determined to grant WWAC an extension until November 8, 2023 to regain compliance with the Public Holder Rule.

None of WWAC or Aeries are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that WWAC’s entry into the Business Combination Agreement, dated as of March 11, 2023 (as amended June 30, 2023 and as it may be further amended and supplemented from time to time, the “Business Combination Agreement”), by and among WWAC, Amalgamation Sub and AARK, a copy of which is attached to the proxy statement/prospectus as Annex A, Annex A-1 and Annex A-2 and the transactions contemplated thereby be, and hereby are, approved, ratified and confirmed in all respects. The Business Combination Agreement provides that, among other things,

(i)

Amalgamation Sub will amalgamate with AARK (the “Amalgamation”) with AARK as the surviving entity and becoming partially owned by and controlled by WWAC (which will change its name to “Aeries Technology, Inc.” (hereinafter referred to as “ATI”)),

(ii)

the Sole Shareholder of AARK will continue to own AARK ordinary shares and ATI’s equity in the Amalgamation Sub will be converted into an amount of AARK ordinary shares based upon a conversion ratio defined in the Business Combination Agreement,

(iii)	the Class V Shareholder will be issued one Class V ordinary share in ATI that has voting rights but no economic rights,

(iv)

holders of Class A ordinary shares who elect not to redeem those shares in connection with the vote to approve the Business Combination Agreement will be issued an aggregate of up to 3,750,000 Bonus Shares (as defined in the proxy statement/prospectus),

(v)

(A) Sponsor will forfeit 1,500,000 Class B ordinary shares at the Effective Time and (B)(x) if WWAC Available Cash at Closing is less than $50 million, forfeit an additional 1,500,000 Class B ordinary shares or (y) if WWAC Available Cash at Closing is $50 million or more, subject 1,500,000 ATI Class A ordinary shares to an earn-out based on the trading price of the ATI Class A ordinary shares over the five-year period post-Closing,

(vi)

pursuant to subscription agreements entered into with the PIPE Investors, ATI will issue 1,033,058 PIPE Incentive Shares to the PIPE Investors for aggregate gross proceeds of $5,000,000 (the “PIPE Financing”),

(vii)	the Exchanging Aeries Holders will enter into an exchange agreement with Aeries and WWAC in the form attached to the proxy statement/prospectus as Annex C (the “Aeries Exchange Agreement”), and

(viii)

the Sole Shareholder will enter into an exchange agreement with AARK and WWAC, in the form attached hereto as Annex C (the “AARK Exchange Agreement” and together with the Aeries Exchange Agreement, the “Exchange Agreements”). The AARK and Aeries Equity Holder Support Agreement, Exchange Agreements, Sponsor Support Agreement and form of Subscription Agreement are attached to the proxy statement/prospectus as Annex B, Annex C, Annex D, Annex D-1 and Annex I, respectively.”

Recommendation of the WWAC Board

THE WWAC BOARD UNANIMOUSLY RECOMMENDS THAT THE WWAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WWAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WWAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of WWAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2—CHARTER PROPOSAL

Overview

As discussed in this proxy statement/prospectus, WWAC is asking its shareholders to approve the Charter Proposal. Under the Business Combination Agreement, the approval of the Charter Proposal is also a condition to the consummation of the Business Combination.

Reasons for the Charter Proposal

WWAC shareholders are also being asked to adopt the Proposed Memorandum and Articles of Association in the form attached hereto as Annex E, which, in the judgment of the WWAC Board, is necessary to adequately address the needs of WWAC following the consummation of the Business Combination.

For a summary of the key differences between the Existing Memorandum and Articles of Association under Cayman Islands law and the Proposed Memorandum and Articles of Association, please see “Proposals No. 3, 4 and 5—Governing Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Proposed Memorandum and Articles of Association, a copy of which is included as Annex E to this proxy statement/prospectus.

Vote Required for Approval

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds (2/3) of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting. Broker non-votes will not be counted in connection with the determination of whether a valid quorum is established, and will have no effect on the Charter Proposal as they do not count as votes cast. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the annual general meeting and therefore will have no effect on the approval of the Charter Proposal.

If any of the Charter Proposal, the Business Combination Proposal or the Nasdaq Proposal fails to receive the required shareholder approval, the Business Combination will not be completed.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that with effect from the Effective Time, the Amended and Restated Memorandum and Articles of Association of Worldwide Webb Acquisition Corp. currently in effect be further amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Memorandum and Articles of Association (copy of which is attached to this proxy statement/prospectus in respect of the annual general meeting as Annex E) including the authorization of the change in authorized share capital as indicated therein and the change of name to “Aeries Technology, Inc.”

Recommendation of the WWAC Board

THE WWAC BOARD UNANIMOUSLY RECOMMENDS THAT THE WWAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WWAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WWAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSALS NO. 3, 4 AND 5—GOVERNING DOCUMENTS PROPOSALS

As discussed in this proxy statement/prospectus, WWAC is asking its shareholders to consider and vote upon, on a non-binding advisory basis, three separate proposals (collectively, the “Governing Documents Proposals”) in connection with the replacement of the Existing Memorandum and Articles of Association with the Proposed Memorandum and Articles of Association. The Governing Documents Proposals are not conditioned on the approval of any other proposal.

In the judgment of the WWAC Board, these provisions are necessary to adequately address the needs of WWAC and its shareholders following the consummation of the Business Combination. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, WWAC intends that the Proposed Memorandum and Articles of Association in the form set forth on Annex E will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.

The Proposed Memorandum and Articles of Association differ materially from the Existing Memorandum and Articles of Association. The following table sets forth a summary of the principal changes proposed to be made between our Existing Memorandum and Articles of Association and the Proposed Memorandum and Articles of Association. This summary is qualified by reference to the complete text of the Proposed Memorandum and Articles of Association of WWAC, which is included as Exhibit 3.3 to the Registration Statement on Form S-4 of which the proxy statement/prospectus forms a part, and the Proposed Memorandum and Articles of Association, which is attached to this proxy statement/prospectus as Annex E. All shareholders are encouraged to read the Proposed Memorandum and Articles of Association in its entirety for a more complete description of its terms. We encourage shareholders to carefully consult the information set out under the section entitled “Proposal No. 2—Charter Proposal.”

If each of the Condition Precedent Proposals are approved and the Business Combination is consummated, WWAC will replace the Existing Memorandum and Articles of Association with the Proposed Memorandum and Articles of Association.

	Existing Memorandum and Articles of Association	Proposed Memorandum and Articles of Association
Authorized Shares (Governing Documents Proposal A)	The authorized capital stock under the Existing Memorandum and Articles of Association is 500,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 5,000,000 preference shares of par value US$0.0001 per share.	The Proposed Memorandum and Articles of Association authorize (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 1 Class V ordinary share, par value $0.0001 per share, and (iii) 5,000,000 preference shares, par value $0.0001 per share.

	See paragraph 5 of the Memorandum of Association.	See paragraph 5 of the Proposed Memorandum of Association.

Votes of Members (Governing Documents Proposal B)	The Existing Memorandum and Articles of Association provide that every member present will have one vote for every share of which he is the holder.

the Proposed Memorandum and Articles of Association provide that every member present will have one vote for every share of which he is the holder, provided that

(a) the ATI Class V ordinary share will have a number of votes

	Existing Memorandum and Articles of Association	Proposed Memorandum and Articles of Association

representing 26.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board; and

(b) in connection with certain extraordinary events set forth in the Proposed Memorandum and Articles of Association, the ATI Class V ordinary share will have a number of votes representing 51.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share.

	See Article 23 of the Memorandum of Association.	See Article 22 of the Proposed Memorandum and Articles of Association.

Corporate Name (Governing Documents Proposal C)	The Existing Memorandum and Articles of Association provide the name of the company is “Worldwide Webb Acquisition Corp.”	The Proposed Memorandum and Articles of Association will provide that the name of the corporation will be “Aeries Technology, Inc.”

	See paragraph 1 of the Memorandum of Association.	See Article I of the Proposed Memorandum and Articles of Association.

Perpetual Existence (Governing Documents Proposal C)	The Existing Memorandum and Articles of Association provide that if we do not consummate a business combination (as defined	The Proposed Memorandum and Articles of Association do not include any provisions relating to ATI’s ongoing existence; the

	Existing Memorandum and Articles of Association	Proposed Memorandum and Articles of Association
	in the Existing Memorandum and Articles of Association) by October 22, 2023, WWAC will cease all operations except for the purposes of winding up and will redeem the shares issued in WWAC’s initial public offering and liquidate its trust account.	default under Cayman Islands law will make ATI’s existence perpetual.

	See Article 49 subsection 49.4 of the Articles of Association.	This is the default rule.

Provisions Related to Status as Blank Check Company (Governing Documents Proposal C)	The Existing Memorandum and Articles of Association set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Memorandum and Articles of Association do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

	See Article 49 of the Articles of Association.	See Article 49 of the Articles of Association.

Resolution to be Voted Upon

The full text of the resolution to be passed in connection with the replacement of the Existing Memorandum and Articles of Association with the Proposed Memorandum and Articles of Association is as follows:

“RESOLVED, as a non-binding advisory resolution, that the Proposed Memorandum and Articles of Association (a copy of which is attached to this proxy statement/prospectus in respect of the annual general meeting as Annex E), will be approved and adopted with such principal changes as described in “Proposals No. 3, 4 and 5—Governing Documents Proposals”

Vote Required for Approval

The approval of the Governing Documents proposals will require the affirmative vote of holders of the majority of the ordinary shares, represented in person or by proxy and entitled to vote at the annual general meeting. Broker non-votes will not be counted in connection with the determination of whether a valid quorum is established, and will have no effect on the Governing Documents proposals. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the annual general meeting and therefore will have no effect on the approval of the Governing Documents proposals.

As discussed above, a vote to approve the Governing Documents Proposals is an advisory vote, and therefore, is not binding on WWAC or its Board. Accordingly, regardless of the outcome of the non-binding advisory vote, WWAC intends that each of the Proposed Memorandum and Articles of Association, in the form set forth on Annex E of this proxy statement/prospectus, and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.

Recommendation of the WWAC Board with Respect to the Governing Documents Proposals

THE WWAC BOARD UNANIMOUSLY RECOMMENDS THAT THE WWAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSALS.

PROPOSAL NO. 3—GOVERNING DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED MEMORANDUM AND ARTICLES OF ASSOCIATION

Overview

Governing Documents Proposal A—as an ordinary resolution, to approve the change in the authorized capital stock of WWAC from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 5,000,000 preference shares, par value $0.0001 per share, to (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 1 Class V ordinary share, par value $0.0001 per share, and (iii) 5,000,000 preference shares, par value $0.0001 per share.

As of the date of this proxy statement/prospectus, there are 10,468,054 ordinary shares issued and outstanding, which includes an aggregate of 4,718,054 Class A ordinary shares and 5,750,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 20,400,000 warrants, comprised of 8,900,000 private placement warrants held by Sponsor and 11,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of WWAC’s outstanding public shares are redeemed in connection with the Business Combination), WWAC’s fully-diluted share capital would be 30,868,054 ordinary shares.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, the Aeries Holders will enter the Aeries Exchange Agreement and the Sole Shareholder will enter into the AARK Exchange Agreement pursuant to which, from and after April 1, 2024, subject to the satisfaction of certain exercise conditions set forth therein, ATI will have the right to exercise the ATI Call Exchange, and the Exchanging Aeries Holders and the Sole Shareholder have the right to exercise the ATI Put Exchange. Based on the Exchange Rate of 14.40 in the case of Aeries Shares and 2,246 in the case of AARK ordinary shares, up to approximately 34,554,454 ATI Class A ordinary shares, assuming that no party initiating an exchange elects to settle such exchange with a Cash Exchange Payment, will be issuable pursuant to the Exchange Agreements. Furthermore, the Class V Shareholder will be issued one Class V ordinary share in ATI that will have voting rights but no economic rights.

In order to ensure that ATI has sufficient authorized capital for future issuances, our board of directors has approved, subject to shareholder approval, that the Proposed Memorandum and Articles of Association of WWAC change in the authorized capital stock from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share, and (iii) 5,000,000 preference shares, par value $0.0001 per share, to (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 1 Class V ordinary share, par value $0.0001 per share, and (iii) 5,000,000 preference shares, par value $0.0001 per share.

This summary is qualified by reference to the complete text of the Proposed Memorandum and Articles of Association of WWAC, a copy of which is attached to this proxy statement/prospectus as Annex E. All shareholders are encouraged to read the Proposed Memorandum and Articles of Association in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of ATI that will enable it to continue as an operating company. Our board of directors believes that it is important for us to have available for issuance a number of authorized ordinary shares and preference shares sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Recommendation of the WWAC Board

THE WWAC BOARD UNANIMOUSLY RECOMMENDS THAT WWAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WWAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WWAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 4—GOVERNING DOCUMENTS PROPOSAL B—APPROVAL OF AUTHORIZATION OF CHANGE TO VOTES OF MEMBERS, AS SET FORTH IN THE PROPOSED MEMORANDUM AND ARTICLES OF ASSOCIATION

Overview

Governing Documents Proposal B—as an ordinary resolution, to amend and restate the Existing Memorandum and Articles of Association and authorize all other changes necessary or, as mutually agreed in good faith by WWAC and Aeries, desirable in connection with the replacement of Existing Memorandum and Articles of Association with the Proposed Memorandum and Articles of Association, including (i) to establish a dual class ordinary share structure consisting of Class A ordinary shares and a Class V ordinary share and (ii) to provide that every member present will have one vote for every share of which he is the holder, provided that the ATI Class V ordinary share will have a number of votes representing (1) 26.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board); and (2) in connection with certain extraordinary events set forth in the Proposed Memorandum and Articles of Association, the ATI Class V ordinary share will have a number of votes representing 51.0% of all votes attached to the total issued and outstanding Class A ordinary shares and the ATI Class V ordinary share.

This summary is qualified by reference to the complete text of the Proposed Memorandum and Articles of Association of WWAC, a copy of which is attached to this proxy statement/prospectus as Annex E. All shareholders are encouraged to read the Proposed Memorandum and Articles of Association in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal to establish a dual class ordinary share structure of ATI that concentrates voting power with the Class V Shareholder is to provide the Class V Shareholder comparable control rights over ATI as the control rights that the Class V Shareholder would have if Class A ordinary shares were issued to the Class V Shareholder prior to Closing.

Recommendation of the WWAC Board

THE WWAC BOARD UNANIMOUSLY RECOMMENDS THAT WWAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WWAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WWAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 5—GOVERNING DOCUMENTS PROPOSAL C—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED MEMORANDUM AND ARTICLES OF ASSOCIATION

Overview

Governing Documents Proposal C—to amend and restate the Existing Memorandum and Articles of Association and to authorize all other changes in connection with the replacement of Existing Memorandum and Articles of Association with the Proposed Memorandum and Articles of Association (a copy of which is attached to this proxy statement/prospectus as Annex E), including (i) changing the post-Business Combination corporate name from “Worldwide Webb Acquisition Corp.” to “Aeries Technology, Inc.” (which is expected to occur after the consummation of the Business Combination), (ii) making ATI’s corporate existence perpetual, and (iii) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

Our shareholders are also being asked to approve, on a non-binding advisory basis, Governing Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of ATI after the Business Combination.

The Proposed Memorandum and Articles of Association will be further amended in connection with the Business Combination to provide that the name of the corporation will be “Aeries Technology, Inc.” In addition, the Proposed Memorandum and Articles of Association will make ATI’s corporate existence perpetual.

The Proposed Memorandum and Articles of Association will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Memorandum and Articles of Association) because following the consummation of the Business Combination, ATI will not be a blank check company.

Approval of each of the Governing Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the consummation of the Business Combination, in the wholesale replacement of the Existing Memorandum and Articles of Association with the Proposed Memorandum and Articles of Association. While certain material changes between the Existing Memorandum and Articles of Association and the Proposed Memorandum and Articles of Association have been unbundled into distinct Governing Documents Proposals or otherwise identified in this Governing Documents Proposal C, there are other differences between the Existing Memorandum and Articles of Association and the Proposed Memorandum and Articles of Association that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Governing Documents Proposal C. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Memorandum and Articles of Association of WWAC, attached hereto as Annex E to this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “Worldwide Webb Acquisition Corp.” to “Aeries Technology, Inc.” is desirable to reflect the Business Combination with Aeries and to clearly identify ATI as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making ATI’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for ATI following the Business Combination.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain provisions in the Existing Memorandum and Articles of Association require that proceeds from the WWAC’s initial public offering be held in the trust account until a business combination or liquidation of WWAC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Memorandum and Articles of Association.

Recommendation of the WWAC Board

THE WWAC BOARD UNANIMOUSLY RECOMMENDS THAT WWAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GOVERNING DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WWAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WWAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 6—THE NASDAQ PROPOSAL

Overview

The Nasdaq Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of ATI Class A ordinary shares and the ATI Class V ordinary share in connection with the Business Combination and the PIPE Financing (such proposal, the “Nasdaq Proposal”).

Reasons for the Approval for Purposes of Nasdaq Listing Rules

Pursuant to Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Pursuant to Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Pursuant to Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

In the Business Combination and PIPE Financing, WWAC currently expects to issue an estimated 6,500,000 ATI Class A ordinary shares (including the Bonus Shares, Extension Shares, PIPE Incentive Shares, the Employee Merger Consideration Shares and ATI Class A ordinary shares to be issued in the PIPE Financing and upon the exchange or conversion of securities to be outstanding upon consummation of the Business Combination) and 1 ATI Class V ordinary share. The ATI Class V ordinary share will have voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and ATI Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board) and (2) in certain circumstances, including the threat of a hostile change of control of the Company, 51% of the total issued and outstanding ATI Class A ordinary shares and ATI Class V ordinary share voting together as a class.

Shareholder approval of this proposal will constitute shareholder approval for purposes of Nasdaq Listing Rule 5635(a), (b) and (d). In the event that this proposal is not approved by WWAC shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by WWAC shareholders, but the Business Combination Agreement is not consummated ATI will not issue such ATI Class A ordinary shares or the ATI Class V ordinary share.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter. Broker non-votes will not be counted in connection with the determination of whether a valid quorum is established and will have no effect on the Nasdaq Proposal. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the annual general meeting and therefore will have no effect on the approval of the Nasdaq Proposal.

The Nasdaq Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of the Nasdaq listing rules, the issuance of ATI Class A ordinary shares and the ATI Class V ordinary share in connection with the Business Combination and the PIPE Financing be approved.”

Recommendation of the WWAC Board

THE WWAC BOARD UNANIMOUSLY RECOMMENDS THAT WWAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WWAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WWAC’s directors and executive officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 7—EQUITY INCENTIVE PLAN PROPOSAL

Overview

The Equity Incentive Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution the Aeries Technology, Inc. 2023 Equity Incentive Plan, which is referred to herein as the Plan, a copy of which is attached to this proxy statement/prospectus as Annex G (we refer to this proposal as the “Equity Incentive Plan Proposal”).

A number of ATI Class A ordinary shares equal to 9,031,027 ATI Class A ordinary shares (to be adjusted as appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting the ATI Class A ordinary shares following the consummation of the Business Combination, rounded down to the nearest whole share). If, on a going forward basis, on any given date, the Maximum Number of Shares is less than ten percent (10%) of the equity of ATI, on a fully-diluted basis (inclusive of the shares available for issuance under the Plan), then the Maximum Number of Shares shall be automatically increased at such time in order for the Maximum Number of Shares to represent ten percent (10%) of the equity of ATI on a fully-diluted basis.

The board of directors of WWAC approved the Plan on March 11, 2023, subject to approval by WWAC’s shareholders. If the Plan is approved by our shareholders, then the Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the Plan. This summary is qualified in its entirety by the full text of the Plan.

Summary of the Aeries Technology, Inc. 2023 Equity Incentive Plan

Purpose

The Plan is intended to advance the interests of our shareholders by enhancing our ability to attract, retain, and motivate service providers by providing such providers with incentive compensation and equity ownership opportunities, thereby better aligning the interests of such providers with those of our shareholders.

Administration

The Plan will be administered by our board of directors or, if applicable, any other committee or subcommittee of our board of directors to the extent permitted in accordance with applicable laws (the “Administrator”). The Plan provides that the Compensation Committee of our board of directors (the “Committee”) will generally be responsible for administering the Plan, except as otherwise set forth in the Plan (including with respect to non-employee directors, whose awards will be administered by our board of directors), and subject to the discretion of our board of directors to change such responsibility. Our board of directors or the Committee may delegate to a committee of one or more directors or one or more officers of the Combined Company the authority to grant or amend awards or to take other administrative actions, provided that in no event shall an officer of the Combined Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act; or (ii) officers of the Combined Company (or directors) to whom authority to grant or amend awards has been delegated under the Plan. The Administrator may set restrictions on the delegation and may rescind the authority delegated at any time or may appoint a new delegate.

The Administrator shall, subject to the provisions of the Plan, including, in the case of the Committee, subject to the specific duties delegated by our board of directors to the Committee, and applicable law, have the authority, in its discretion:

•	to conduct the general administration of the Plan, including interpreting the Plan and award agreements, and adopting rules not inconsistent with the Plan or applicable law;

•	to determine the fair market value of the ATI Class A ordinary shares;

•	to select the employees, directors and consultants to whom awards may be granted under the Plan;

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to determine the type or types of awards to be granted to each employee, director or consultant (including, without limitation, any awards granted in tandem with another award granted pursuant to the Plan);

•	to determine the number of awards to be granted and the number of ATI Class A ordinary shares to be covered by each award granted under the Plan;

•	to approve forms of award agreements for use under the Plan;

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to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted under the Plan, with such terms and conditions to include, but not being limited to, the exercise price, the time or times when awards may be exercised or vest, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award or the ATI Class A ordinary shares relating thereto, based in each case on such factors as the Administrator will determine;

•	to institute and determine the terms and conditions of an Exchange Program as described in the Plan;

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to determine whether, to what extent, and under what circumstances an award may be settled, or the exercise price of an award may be paid, in cash, ATI Class A ordinary shares, other awards, or other property, or an award may be canceled, forfeited, or surrendered;

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to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

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to modify or amend each award, including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option to purchase ATI Class A ordinary shares at a specified exercise price, subject to any limitations set forth in the Plan;

•	to make all determinations in respect of adjustments and treatment of awards;

•	to allow holders of outstanding awards to satisfy withholding tax obligations in a manner consistent with Plan terms;

•	to authorize any person to execute on behalf of the Combined Company any instrument required to effect the grant of an award previously authorized by the Administrator;

•	to allow a holder of an outstanding award to defer the receipt of the payment of cash or the delivery of ATI Class A ordinary shares that otherwise would be due to such holder under such award;

•	to take all steps reasonably necessary to ensure that the Combined Company and its affiliates comply with applicable law in connection with the Plan and any award; and

•	to make all other determinations deemed necessary or advisable for administering the Plan.

The Plan and all determinations made and actions taken pursuant thereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its or any other jurisdiction’s principles of conflicts of law.

Eligibility and Limitation on Awards to Participants

Eligibility under the Plan is limited to employees, directors and consultants of the Combined Company and its affiliates who have been selected as participants by the Administrator; provided that India residents (as determined under applicable India law) are eligible under the Plan only if they are employees or directors. With respect to an option award intended to qualify as and designated as, and that satisfies the requirements to be, an “incentive stock option” as defined in Section 422 of the Internal Revenue Code (an “ISO”), such ISO may only be granted to an employee of the Combined Company or a “parent corporation” or a “subsidiary corporation” of the Combined Company (if any), as such terms are defined in Section 424 of the Internal Revenue Code, who is a US taxpayer.

As of June 30, 2023, the number of such eligible employees was approximately 894, the number of such eligible directors was 7, and the number of such eligible consultants was approximately 7 (other than directors). The Administrator, in its sole discretion, will determine which eligible recipients become participants in the Plan and the nature and amount of each award.

Subject to the Plan’s customary capitalization adjustment provisions, the aggregate grant date fair market value of equity-based awards that may be granted during any calendar year to any non-employee director, when aggregated with such non-employee director’s cash or other fees, will not exceed $1,000,000. The Administrator may make exceptions to such award limit in extraordinary circumstances, upon its discretion. Further, and also subject to the Plan’s customary capitalization adjustment provisions, the maximum aggregate number of ATI Class A ordinary shares that may be granted to any one participant during a calendar year is 3,000.000. The Administrator, in its sole discretion, may include further provisions and limitations in any award as it may deem to be in the best interests of the Combined Company and not inconsistent with the provisions of the Plan.

Term

If and when approved by the shareholders, the Plan will be effective as of the date of the consummation of the Business Combination. No awards shall be granted under the Plan later than 10 years following the earlier of its date of approval by our (i) board of directors or (ii) shareholders.

Exercisability

In the event of the termination of employment or service with the Combined Company and its affiliates of a participant who has been granted one or more option awards that have vested as of the date of the termination of employment, then such awards shall be exercisable at such time or times and subject to such terms and conditions as set forth in the respective award agreement, but no later than the expiration of the term of such options as set forth in the respective award agreement; provided that, if the award agreement does not specify such an exercise period, then such period will be three months unless the termination occurs as a result of the service provider’s death or disability, and such period will be twelve months if the termination occurs as a result of the service provider’s death or disability. The Administrator may accelerate the vesting of or waive restrictions on awards, in whole or in part, for any reason.

Securities Subject to the Plan

Subject to customary capitalization adjustments, the maximum number of ATI Class A ordinary shares that may be issued under the Plan may not exceed 9,031,027 ATI Class A ordinary shares (the “Maximum Number of Shares”). If, on a going forward basis, on any given date, the Maximum Number of Shares is less than ten percent (10%) of the equity of ATI, on a fully-diluted basis (inclusive of the shares available for issuance under the Plan), then the Maximum Number of Shares shall be automatically increased at such time in order for the Maximum Number of Shares to represent ten percent (10%) of the equity of ATI on a fully-diluted basis. Any shares of the Combined Company subject to an award that expire or become exercisable without having been exercised in full, or that are surrendered, shall become available for future grants or sale under the Plan.

Any ATI Class A ordinary shares subject to an award that are forfeited, cancelled, exchanged or surrendered, or if an award otherwise terminates or expires without a distribution of shares, shares with respect to such awards shall again be available for grant under the Plan. The Plan provides that ATI Class A ordinary shares issued under an award will not be returned to the Plan and will not be available for future distribution.

Notwithstanding the prior sentence, if shares issued pursuant to awards of restricted shares or restricted share units are subsequently repurchased by the Combined Company or forfeited due to a failure to vest, then such shares will become available for future grant under the Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the Plan. To the extent that an award under the Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the Plan. Further, awards issued under the Plan in connection with a corporate transaction in substitution for outstanding equity awards issued by another company or entity will not result in reducing the number of shares available for issuance under the Plan, except as otherwise required by the Internal Revenue Code.

In the event of a change in capitalization, including any share dividend or other distribution, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of the Combined Company, or other equity restructuring or change in the corporate structure of the Combined Company affecting the shares, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be conferred under the Plan, shall make equitable adjustments to (a) the aggregate number of ATI Class A ordinary shares reserved for issuance under the Plan, (b) the number and grant or exercise price of shares covered by outstanding awards under the Plan, and (c) the terms and conditions of outstanding awards under the Plan.

Types of Awards

Share Options

The Plan authorizes awards of share options, which includes (i) an ISO, and (ii) an option that is not designated as an ISO or that otherwise does not satisfy the requirements to be an ISO (“Nonstatutory Share Option”). Subject to the limits of the Plan, the Administrator may grant options for such number of shares and having such terms as the Administrator designates.

Options shall vest and be exercisable in the timeframe determined by the Administrator. No option shall be exercisable after ten years from the date such option is granted.

The exercise price of shares under an option is determined by the Administrator, but, with respect to ISOs, the exercise price shall not be less than 100% of the fair market value of an ATI Class A ordinary share on the date of grant. Options may be exercised in whole or in part, but may not be exercised for a fraction of a share.

Under the Plan, to the extent permitted under applicable law, the Administrator in its sole discretion may make available one or more of the following alternatives for the payment in whole or in part of the option exercise price: (i) payment in cash or its equivalent; (ii) payment in unrestricted ordinary shares already owned by the participant with a fair market value equal to the exercise price of the shares as to which such share option will be exercised; (iii) payment through any means of a cashless exercise program; (iv) a net exercise; or (v) any other form of consideration approved by the Administrator (or any combination of the foregoing). Options may be exercised in whole or in part by giving written notice of exercise under the Plan and award agreement, and by complying with other required deliverables thereunder.

Each option will be designated in the underlying award agreement as either an ISO or a Nonstatutory Share Option. Notwithstanding such designation, to the extent that the fair market value of the underlying shares with respect to which ISOs are exercisable for the first time by the participant exceeds $100,000, then such options will be treated as Nonstatutory Share Options to the extent required by the Internal Revenue Code. Any ISO granted to an owner of more than 10% of the total combined voting power of all classes of company stock will have an exercise price that is not less than 110% of the fair market value of an ATI Class A ordinary share on the grant date, and the term of the ISO shall not exceed five years after the grant date.

The holder of an option shall generally have no rights of a shareholder, including voting, dividend, and other distribution rights, until the ATI Class A ordinary shares underlying the option have been issued to the participant following exercise of the option.

Share Appreciation Rights (SARs)

The Plan authorizes awards of SARs to be granted to participants. The Administrator, in its sole discretion, will determine the terms and conditions of the SARs as well as the number of shares subject to any award of SARs.

A SAR award generally entitles the holder, upon exercise of the SAR, to receive payment in an amount determined by multiplying (i) the excess of the fair market value of a share of ATI Class A ordinary shares on the date of exercise over the base price established for such SAR on its grant date, by (ii) the number of shares as to which such SAR is being exercised. The Administrator has discretion to determine the form of payment upon exercise of a SAR, which may be in cash, shares of equivalent value, or some combination thereof. The exercise rules described above for options generally also apply to SARs.

No SAR may be exercised past the expiration date set forth in the award agreement, which in no event will be later than ten years from the date such SAR is granted.

The holder of a SAR shall generally have no rights of a shareholder, including voting, dividend, and other distribution rights, unless and until ATI Class A ordinary shares underlying the SAR have been issued to the participant following exercise of the SAR.

Restricted Share Awards

The Administrator may, in its discretion, grant restricted share awards to participants, in accordance with the terms of the Plan, which are ATI Class A ordinary shares that are subject to certain restrictions that lapse at the end of a specified period or periods of time and/or upon attainment of specified performance objectives (the restricted period).

The Administrator will determine the restricted period(s), the number of restricted shares to be awarded, the price (if any) to be paid by the participant to acquire such shares, the form of payment (if applicable), the nature of any restrictions on such shares, and such other terms and conditions as the Administrator determines in its sole discretion. Unless the Administrator determines otherwise, the Combined Company will hold restricted shares in escrow until the restrictions on such restricted shares have lapsed. A participant shall forfeit a restricted share award in accordance with the terms of the grant if the conditions established by the Administrator are not satisfied and/or attained.

Except as otherwise provided in an award agreement relating to a restricted share award, the holder of such award shall generally have all rights as a company shareholder during the restricted period, including, but not limited to, voting rights and the right to receive dividends applicable to all holders of ATI Class A ordinary shares.

Restricted Share Units

The Administrator may, in its discretion, grant restricted share units to participants, in accordance with the terms of the Plan, providing the right to receive one unrestricted, fully-transferable ATI Class A ordinary share for each such unit, or, in lieu thereof and to the extent provided in the applicable award agreement or as determined thereafter by the Administrator, to receive in cash the then-fair market value of such share, or a combination thereof, on the date or dates or upon the occurrence of one or more events specified in the award agreement.

The Administrator will determine the restricted period(s), the number of restricted share units to be awarded, the nature of any restrictions on such units, and such other terms and conditions as the Administrator determines in its sole discretion. Unless the Administrator decides otherwise, an award of restricted share units is eligible to vest only for so long as the participant remains employed or is providing services to the Combined Company.

During the restricted period, the Administrator may reduce or waive any vesting criteria to be met, at its sole discretion. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout in accordance with the terms of the Plan. All unearned restricted share units will be forfeited on the date specified in the award agreement.

The holder of a restricted share unit award shall generally have no rights of a shareholder during the restricted period, including voting, dividend, and other distribution rights, with respect to any restricted share units prior to the date that they are settled in shares.

Other Share-Based Awards

Subject to the limits described in the Plan, and in addition to the awards described above, the Administrator may issue other forms of awards that may be denominated or payable in ATI Class A ordinary shares, as it determines. Subject to the provisions of the Plan, the Administrator may determine the individuals to whom, and the times at which, such other share-based awards shall be granted, the number of shares to be granted pursuant to such other share-based awards, the manner in which such other share-based awards shall be settled (e.g., in shares, cash or other property), the conditions to the vesting and/or payment of such other share-based awards, and all other terms and conditions of such other share-based awards.

Cash Awards

The Administrator may grant awards that are denominated in or payable solely in cash, subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion.

Dividend Equivalents

The Administrator may, in its sole discretion, grant dividend equivalents under the Plan, either alone or in tandem with another award. Dividend equivalents with respect to an award that are based on dividends paid prior to the vesting of the award will only be paid to the participant to the extent that the vesting conditions for such award are satisfied.

Foreign Holders

The Plan permits that Administrator, in its sole discretion, to, among other powers, modify the terms and conditions of awards available under the Plan and to establish sub-plans in order to comply with laws, regulatory exemptions, and listing standards outside of the United States.

Transfer of Awards

Generally, until an award has been exercised or the underlying shares have been issued, no award under the Plan may be transferred, except as provided in an award agreement or with prior written consent of the Administrator.

Amendment and Termination

Our board of directors can amend, alter, suspend, or terminate the Plan at any time, but no amendment, alteration suspension, or termination shall, unless permitted by the terms of the Plan, be made that would impair the rights of a participant without the participant’s written consent. Our board of directors will obtain the approval of the Combined Company’s shareholders as required to comply with applicable law. The Administrator may amend, modify, or terminate any outstanding award, provided that no such amendment shall, unless permitted by the terms of the Plan, materially and adversely impair the rights of any participant under the Plan without the participant’s written consent. No awards may be granted or awarded during any period of suspension or after termination of the Plan.

Dissolution or Liquidation

In the event that the Combined Company winds up, dissolves or liquidates, the Administrator will notify each participant of such proposed transaction. To the extent that an award has not been previously exercised, the award will terminate immediately prior to the consummation of such proposed action.

Change in Control

In the event of a change in control (as defined under the Plan), an outstanding award will be treated as the Administrator determines in its sole discretion, which may include having the successor entity assume or substitute for the award, terminating the award, accelerating the vesting of or waiving restrictions on the award in whole or in part (including deeming any performance targets to have been achieved at the greater of actual performance or target levels), terminating the award in exchange for cash and/or property, or any combination of permissible actions. In taking such actions, the Administrator is not obligated to treat all awards similarly.

Clawback

Any award subject to recovery under any law, government regulation, stock exchange listing requirement, award agreement or company policy will be subject to such deductions and clawback as may be required to be made pursuant thereto (or any award agreement or policy adopted by the Combined Company pursuant to any such law, government regulation, stock exchange listing requirement or otherwise), whether or not such clawback policy was in place at the time of the grant of an award.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the ATI Class A ordinary shares issuable under the Plan.

Certain United States Federal Income Tax Aspects

The income tax consequences applicable to the Combined Company and grantees in connection with awards under the Plan are complex and depend, in large part, on the surrounding facts and circumstances, and the tax laws of the applicable jurisdiction. Under current United States federal income tax laws, a participant who is subject to United States tax will generally recognize income, and the Combined Company will, to the extent United States tax law applies to it, be entitled to a United States federal tax deduction, with respect to awards under the Plan. The material terms of such income tax treatment are as follows (this discussion is intended for general informational purposes and not as tax guidance to any participant who may receive an award under the Plan):

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Incentive Stock Options. The grant of an ISO will not result in any immediate tax consequences to the Combined Company or the grantee. A grantee will not realize taxable income, and the Combined Company will not be entitled to any deduction, upon the timely exercise of an ISO, but the excess of the fair market value of the shares acquired over the exercise price will be an item of tax preference for the grantee for purposes of the alternative minimum tax. If the grantee does not dispose of the shares acquired within one year after its receipt (or within two years after the date the option was granted), then the gain or loss realized on the subsequent disposition of the shares will be treated as long-term capital gain or loss and the Combined Company will not be entitled to any deduction. If the grantee disposes of the shares acquired less than one year after its receipt (or within two years after the option was granted), then the grantee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares acquired on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, the Combined Company will be entitled to a deduction in the same amount and at the same time as the grantee realizes such ordinary income, subject to limitations under Internal Revenue Code Section 162(m), and any amount realized by the grantee in excess of the fair market value of the shares on the date of exercise will be taxed to the grantee as capital gain.

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Nonstatutory Share Options and SARs. The grant of a Nonstatutory Share Option or SAR will not result in any immediate tax consequences to the Combined Company or the grantee. Upon the exercise of a Nonstatutory Share Option or SAR, the grantee will generally realize ordinary income equal to the excess of the fair market value of the shares acquired over the exercise price or base price, as the case may be. The Combined Company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee, subject to limitations under Internal Revenue Code Section 162(m). In general, the grantee’s tax basis in the shares acquired will be equal to the value of the shares on the date the option or SAR is exercised, and the grantee’s holding period for the shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the grantee’s holding period begins.

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Restricted Share Awards. A grantee generally will not realize taxable income upon an award of restricted share awards. However, a grantee who receives restricted shares generally will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the fair market value of the shares at the time of such lapse, less the amount, if any, paid by the grantee for the shares. The grantee’s tax basis for the shares will be equal to their fair market value on the vesting date and, upon a subsequent sale of the shares, the grantee will realize long- or short-term capital gain, depending on whether the sale occurs more than one year after the vesting date (when ordinary income was realized). Alternatively, and if permitted by the Administrator, within 30 days following the grant date, a grantee may elect under Internal Revenue Code Section 83(b) to realize ordinary income on the date of receipt of the restricted shares. If such an election is made, no income would be realized if and when the shares later become vested and, upon a subsequent sale of the shares, any gain or loss will be treated as long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the date the shares were issued to the grantee (in the form of restricted shares). The Combined Company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee, subject to the limitations under Internal Revenue Code Section 162(m).

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Restricted Share Units. A grantee generally will not realize taxable income upon an award of restricted share units. A grantee will recognize ordinary income in the year in which the shares or cash equivalent subject to the awards are actually issued or the amount of cash paid to the grantee, in an amount equal to the fair market value of the shares on the issuance date and/or the amount of any cash payable on the payment date. The Combined Company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee, subject to the limitations under Internal Revenue Code Section 162(m). If shares are issued to the grantee, then the grantee’s tax basis in any such shares received will generally be equal to the value of the shares on the date that ordinary income is realized, and the grantee’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the grantee’s holding period begins.

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Other Share-Based Awards. A grantee who receives other share-based awards generally will realize as ordinary income at the time of delivery of the shares or payment an amount equal to the fair market value of the shares or cash delivered. The Combined Company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee, subject to the limitations under Internal Revenue Code Section 162(m). If shares are issued to the grantee, then the grantee’s tax basis in any such shares received will generally be equal to the value of the shares on the date that ordinary income is realized, and the grantee’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the grantee’s holding period begins.

•

Cash Awards and Dividend Equivalents. A grantee who receives a cash award or dividend equivalents paid in cash will realize as ordinary income an amount equal to the value of the cash delivered, and the Combined Company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the grantee, subject to the limitations under Internal Revenue Code Section 162(m).

•

Internal Revenue Code Section 409A. To the extent that any award under the Plan is or may be considered to involve a nonqualified deferred compensation plan or deferral subject to Internal Revenue Code Section 409A, the terms and administration of such award shall comply with the provisions of such section and final regulations issued thereunder.

New Plan Benefits

Future benefits under the Plan generally will be granted at the discretion of the Committee, and are therefore not currently determinable.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the annual general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the annual general meeting, and otherwise will have no effect on the proposal.

The Equity Incentive Plan Proposal is not conditioned on the approval and adoption of any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Aeries Technology, Inc. 2023 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex G, be adopted and approved.”

Recommendation of the WWAC Board of Directors

THE WWAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT WWAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of WWAC and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposal. In addition, WWAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 8—DIRECTOR ELECTION PROPOSAL

Overview

The WWAC Board currently consists of seven directors, each of whom will hold office for a two-year term.

Each person nominated for election has agreed to serve, if elected, as WWAC’s directors with effect from the Effective Time until the next WWAC annual general meeting and until their respective successors are duly elected or appointed and qualified, subject to his or her earlier resignation or removal or death. WWAC has no reason to believe that any nominee will be unable to serve.

At the annual general meeting, WWAC is proposing the appointment of seven directors to take office immediately following the Closing and to constitute the members of the ATI Board upon consummation of the Business Combination. The ATI Board will be divided into three classes, designated Class I, II and III, with Class I consisting of three directors, Class II consisting of two directors and Class III consisting of two directors. The nominees for appointment to the ATI Board are listed below. Information regarding each nominee is set forth in the section titled “Management of ATI Following the Business Combination.” The appointment of these directors is contingent upon the Closing of the Business Combination.

Following consummation of the Business Combination, the election of directors to the ATI Board will be governed by its governing documents.

Nominees for Directors

Name	Position

Sudhir Appukuttan Panikassery	Chief Executive Officer and Member of the Board

Daniel S. Webb	Chief Investment Officer and Member of the Board

Venu Raman Kumar	Director and Chairman of the Board

Alok Kochhar	Director

Biswajit Dasgupta	Director

Nina B. Shapiro	Director

Ramesh Venkataraman	Director

WWAC has determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of the ATI Board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to WWAC’s conclusion that the nominees should serve as directors are noted above.

Vote Required for Approval

If the other Condition Precedent Proposals are not approved, the Director Election Proposal will not be presented at the annual general meeting. The approval of the appointment of each director nominee pursuant to the Director Election Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Class B ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the annual general meeting, and otherwise will have no effect on the proposal. In case any of the nominees becomes unavailable for appointment to the ATI Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution of the holders of Class B ordinary shares, that with effect from the Effective Time, the appointment of each of Sudhir Appukuttan Panikassery, Daniel S. Webb, Venu Raman Kumar, Alok Kochhar, Biswajit Dasgupta, Nina B. Shapiro and Ramesh Venkataraman to the ATI Board be approved.”

Recommendation of the WWAC Board

THE WWAC BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTORS: Sudhir Appukuttan Panikassery, Daniel S. Webb, Venu Raman Kumar, Alok Kochhar, Biswajit Dasgupta, Nina B. Shapiro and Ramesh Venkataraman.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WWAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WWAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 9—ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the WWAC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the annual general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement is provided to WWAC shareholders or, if as of the time for which the annual general meeting is scheduled, there are insufficient WWAC ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the annual general meeting or (ii) in order to solicit additional proxies from WWAC shareholders in favor of one or more of the proposals at the annual general meeting.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the annual general meeting and is not approved by the shareholders, the WWAC Board may not be able to adjourn the annual general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the annual general meeting to approve the Condition Precedent Proposals. In such event, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the annual general meeting and entitled to vote on such matter. Broker non-votes will not be counted in connection with the determination of whether a valid quorum is established, and will have no effect on the Adjournment Proposal. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the annual general meeting and therefore will have no effect on the approval of the Adjournment Proposal.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the annual general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement is provided to WWAC shareholders or, if as of the time for which the annual general meeting is scheduled, there are insufficient WWAC ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the annual general meeting or (B) in order to solicit additional proxies from WWAC shareholders in favor of one or more of the proposals at the annual general meeting be approved.”

Recommendation of the WWAC Board

THE WWAC BOARD UNANIMOUSLY RECOMMENDS THAT WWAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of WWAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of WWAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, WWAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—Business Combination Proposal—Interests of WWAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO U.S. HOLDERS

General

The following is a general discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of Class A ordinary shares of (i) the exercise of redemption rights by such holders and (ii) the receipt, ownership and disposition of the Bonus Shares (consisting of ATI Class A ordinary shares) issued in connection with Business Combination.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the matters described herein; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold Class A ordinary shares and, after the completion of the Business Combination, Bonus Shares, as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•	Sponsor or any direct or indirect member thereof, founders, officers, directors or other holders of our Class B ordinary shares or private placement warrants;

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	S-corporations, partnerships and other pass-through entities or arrangements;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of the shares of WWAC or, following the Business Combination, ATI by vote or value;

•

persons that acquired Class A ordinary shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	persons subject to the alternative minimum tax or the base erosion and anti-abuse tax;

•	persons that hold Class A ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of Class A ordinary shares or, after the completion of the Business Combination, Bonus Shares, that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect under applicable U.S. Treasury regulations a valid election to be treated as a U.S. person.

Moreover, the discussion below is based upon the provisions of the Code, the U.S. Department of Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons that hold Class A ordinary shares or Bonus Shares through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the owner of Class A ordinary shares or Bonus Shares, the U.S. federal income tax treatment of the partnership or a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partnership or a partner of a partnership holding Class A ordinary shares or Bonus Shares, we urge you to consult your own tax advisor.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IN CONNECTION WITH THE BUSINESS COMBINATION. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF REDEEMING CLASS A ORDINARY SHARES AND OF THE RECEIPT, OWNERSHIP AND DISPOSITION OF BONUS SHARES RECEIVED IN CONNECTION WITH THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Characterization of a Unit

For purposes of this discussion, because any unit consisting of one Class A ordinary share and one-half of one public warrant to acquire one Class A ordinary share is separable at the option of the holder, WWAC is treating any Class A ordinary share and one-half of one public warrant to acquire one Class A ordinary share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the unit in connection with the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

Considerations Relating to the Bonus Shares

As described in the section entitled “Summary of the Proxy Statement/Prospectus—Proposals to be Put to the Shareholders of WWAC at the Extraordinary General Meeting,” U.S. Holders of Class A ordinary shares who elect not to redeem those shares in connection with the vote to approve the Business Combination Agreement will be issued certain Bonus Shares. WWAC generally expects that the issuance of such Bonus Shares by ATI to U.S. Holders will be treated as a distribution on the Class A ordinary shares that is taxable generally in the same manner as described under “U.S. Federal Income Tax Consequences of Ownership and Disposition of Bonus

Shares—Taxation of Distributions with respect to Bonus Shares.” However, there is a lack of definitive authority regarding the treatment of the issuance and receipt of such Bonus Shares. There is a risk that a U.S. Holder who receives ATI Class A ordinary shares in the form of Bonus Shares will be treated as having received an inducement payment, taxed as ordinary income, in exchange for not electing to have its Class A ordinary shares redeemed in connection with the Business Combination. In Revenue Ruling 73-233, the IRS ruled that certain stockholders of an acquired company recognized ordinary income upon the receipt of merger consideration in excess of their pro rata share of the aggregate consideration paid by the acquiring corporation in a circumstance where the excess consideration was paid to such stockholders to induce them to vote for the transaction. The scope of Revenue Ruling 73-233 is uncertain and there is a lack of other definitive authority that specifically relates to the Bonus Shares. U.S. Holders are urged to consult with their tax advisors regarding the U.S. federal income tax consequences to them as a result of receiving ATI Class A ordinary shares in the form of Bonus Shares.

Redemption of Class A ordinary shares

Subject to the PFIC rules described below, in the event that a U.S. Holder’s Class A ordinary shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “Summary of the Proxy Statement/Prospectus—Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Class A ordinary shares under Section 302 of the Code.

If the redemption qualifies as a sale of Class A ordinary shares, the U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of such Class A ordinary shares in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Class A ordinary shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A ordinary shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

If the redemption does not qualify as a sale of Class A ordinary shares, the U.S. Holder generally will be treated as receiving a distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Class A ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A ordinary shares. Any dividend generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. With respect to non-corporate U.S. Holders, subject to certain exceptions, dividends generally will be taxed at the lower applicable long-term capital gains rate provided that Class A ordinary shares are readily tradable on an established securities market in the United States, WWAC is not treated as a PFIC at the time the dividend was paid or in the preceding year and certain holding period and other requirements are met. However, it is unclear whether the redemption rights with respect to the Class A ordinary shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. Because WWAC believes it qualified as a PFIC in its preceding taxable year, as described below under “—PFIC Considerations,” WWAC does not expect such dividends to qualify for the preferential tax rate on qualified dividend income described above.

Whether a redemption qualifies for sale treatment generally will depend on the total number of Class A ordinary shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder described in the following paragraph) relative to all of the Class A ordinary shares outstanding both before and after such redemption, taking into account other transactions occurring in connection with the redemption (including the Business Combination). The redemption of Class A ordinary shares generally will be treated as a sale of the Class A ordinary shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the tests is satisfied, a U.S. Holder takes into account not only Class A ordinary shares actually owned by the U.S. Holder, but also Class A ordinary shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include Class A ordinary shares which could be acquired pursuant to the exercise of the public warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of Class A ordinary shares must, among other requirements, be less than 80 percent of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Business Combination, the Class A ordinary shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Class A ordinary shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Class A ordinary shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of ours. The redemption of the Class A ordinary shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in WWAC.

Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its tax advisors as to their qualification under this rule.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and taxed in the manner described above.

After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its public warrants or possibly in other shares constructively owned by such U.S. Holder.

PFIC Considerations

As discussed more fully below under “U.S. Federal Income Tax Consequences of Ownership and Disposition of Bonus Shares—Passive Foreign Investment Company Status,” if WWAC is a PFIC for any taxable year, U.S. Holders of Class A ordinary shares or public warrants may be subject to adverse U.S. federal income tax consequences with respect to dispositions of and distributions with respect to Class A ordinary shares, and may be subject to additional reporting requirements. Because WWAC is a blank-check company with no current active business, based upon the composition of WWAC’s income and assets, WWAC believes it qualifies as a PFIC for each of its prior taxable years and will qualify as a PFIC for the current taxable year.

If WWAC is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its Class A ordinary shares redeemed, as described above, generally would be subject to a special tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for WWAC’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares. These rules are generally described below under “U.S. Federal Income Tax Consequences of Ownership and Disposition of Bonus Shares—Passive Foreign Investment Company Status.”

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. U.S. Holders should consult their own tax advisors as to the particular consequences to them of the application of the PFIC rules.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Bonus Shares

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of the Bonus Shares.

Taxation of Distributions with respect to Bonus Shares

Subject to the PFIC rules described below under “Passive Foreign Investment Company Status,” the U.S. federal income tax consequences to a U.S. Holder of Bonus Shares who receives any distribution from ATI paid on the Bonus Shares generally will correspond to the U.S. federal income tax consequences to a U.S. Holder of Class A ordinary shares who is treated as receiving a distribution from WWAC paid on the Class A ordinary shares, if such U.S. Holder’s redemption of Class A ordinary shares does not qualify as a sale of Class A ordinary shares, as discussed above in “—Redemption of Class A ordinary shares.”

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Bonus Shares

Subject to the PFIC rules described below under “Passive Foreign Investment Company Status,” the U.S. federal income tax consequences to a U.S. Holder of Bonus Shares on the sale or other taxable disposition of the Bonus Shares will generally correspond to the U.S. federal income tax consequences to a U.S. Holder of Class A ordinary shares redeeming their Class A ordinary shares, if their redemption of Class A ordinary shares qualifies as a sale of Class A ordinary shares, as discussed above in “—Redemption of Class A ordinary shares.”

Passive Foreign Investment Company Status

The treatment of U.S. Holders of Bonus Shares could be materially different from that described above if WWAC or ATI is or was treated as a PFIC for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

With certain exceptions, the Bonus Shares would be treated as stock in a PFIC with respect to a U.S. Holder if ATI (or WWAC) was a PFIC at any time during a U.S. Holder’s holding period for such U.S. Holder’s Bonus Shares (or Class A ordinary shares of WWAC). Because WWAC is a blank-check company with no current active business, based upon the composition of WWAC’s income and assets, WWAC believes that it qualifies as a PFIC for each of its prior taxable years, and WWAC (and ATI) will qualify as a PFIC for the current taxable year (“Material U.S. Federal Income Tax Considerations to U.S. Holders—PFIC Considerations”). Thus, it is expected that each U.S. Holder of Bonus Shares that receives such Bonus Shares in connection with the Business Combination will be treated as owning stock in a PFIC following the Business Combination.

If ATI is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Bonus Shares (or Class A ordinary shares of WWAC), and the U.S. Holder did not make a QEF Election or a mark-to-market election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Bonus Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Bonus Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Bonus Shares).

Under these rules:

•

the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Bonus Shares (including any portion of such holding period prior to the Business Combination);

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of ATI’s first taxable year in which ATI was a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If ATI is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC and generally could incur liability for the deferred tax and interest charge described above if ATI (or a subsidiary of ATI) receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Bonus Shares by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of ATI’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which ATI’s taxable year ends.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. ATI intends to provide U.S. Holders this information.

Alternatively, if ATI is a PFIC and the Bonus Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Bonus Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Bonus Shares at the end of such year over its adjusted basis in its Bonus Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Bonus Shares over the fair market value of its Bonus Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Bonus Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Bonus Shares will be treated as ordinary income.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including NASDAQ (on which the Bonus Shares will be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to the Bonus Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which ATI owns shares. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Bonus Shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Bonus Shares should consult their tax advisors concerning the application of the PFIC rules to the Bonus Shares under their particular circumstances.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to the Class A ordinary shares or Bonus Shares and proceeds from the sale, exchange or redemption of the Class A ordinary shares or Bonus Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or that is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Bonus Shares, subject to certain exceptions (including an exception for Bonus Shares held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Bonus Shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined financial statements are based on WWAC’s historical financial statements and AARK’s carve-out consolidated financial statements, as adjusted to give effect to the Business Combination. The historical financial statements of WWAC were prepared based on a December 31 fiscal year-end and the historical financial statements of AARK were prepared based on a March 31 fiscal year end. Following the consummation of the Business Combination, Aeries Technology, Inc. is expected to have a March 31 fiscal year end.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of WWAC as of June 30, 2023 and the historical balance sheet of AARK as of June 30, 2023, on a pro forma basis as if the Business Combination had been consummated on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 give pro forma effect to the Business Combination as if it was completed on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 combines the historical operations of WWAC for the year ended December 31, 2022 and the historical statements of operations of AARK for the year ended March 31, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 combines the historical operations of WWAC and the historical statements of operations of AARK for the six months ended June 30, 2023. The historical statements of operations of AARK for the six months ended June 30, 2023 were derived by adding the historical statements of operations of AARK for the three months ended June 30, 2023 to the historical statements of operations of AARK for the three months ended March 31, 2023. The historical statements of operations of AARK for the three months ended March 31, 2023 were derived by subtracting the historical statements of operations of AARK for the nine months ended December 31, 2022 from the historical statements of operations of AARK for the year ended March 31, 2023.

The unaudited pro forma condensed combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on June 30, 2023, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma condensed combined statements of operations do not purport to represent, and are not necessarily indicative of, what the actual results of operations of the combined company would have been had the Business Combination taken place on January 1, 2022, nor are they indicative of the results of operations of the combined company for any future period. The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following, each of which is included elsewhere in this proxy statement/prospectus:

•	the historical unaudited condensed financial statements of WWAC as of, and for the six months ended, June 30, 2023, and the related notes;

•	the historical audited financial statements of WWAC as of, and for the year ended, December 31, 2022, and the related notes;

•	the historical unaudited condensed carve-out consolidated financial statements of Aark Singapore Pte. Ltd. as of, and for the three months ended, June 30, 2023, and related notes;

•	the historical audited carve-out consolidated financial statements of Aark Singapore Pte. Ltd. as of, and for the year ended, March 31, 2023, and related notes;

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the sections entitled “WWAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Aeries’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination. It has been prepared in accordance with Article 11 of Regulation S-X and is for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

The unaudited pro forma condensed combined financial statements are presented in three scenarios: (1) assuming Minimum Redemptions, (2) assuming Medium Redemptions and (3) assuming Maximum Redemptions. The Minimum Redemptions scenario assumes that WWAC shareholders do not elect to redeem any further Class A common stock, after giving effect to 18,281,946 Class A Ordinary shares already redeemed, for a pro rata portion of cash in the Trust Account, and thus the remaining amount held in the Trust Account after giving effect to known redemptions as of Closing is available for the Business Combination. The Medium Redemptions scenario assumes that WWAC shareholders redeem half of the maximum number of their Class A common stock for a pro rata portion of cash in the Trust Account that would allow the cash requirement of $30,000,000. The Maximum Redemptions scenario assumes that WWAC shareholders redeem the maximum number of their Class A common stock for a pro rata portion of cash in the Trust Account that would allow the cash requirement of $30,000,000, as defined in the Business Combination Agreement as the amount below which AARK may terminate the Business Combination, to be met.

Description of the Business Combination

On March 11, 2023, WWAC and AARK entered into the Business Combination Agreement. Pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, at the Closing, WWAC and AARK will consummate the Business Combination. Pursuant to the Amalgamation, all AARK ordinary shares that are issued and outstanding prior to the Effective Time will remain issued and outstanding following the Effective Time and continue to be held by the Sole Shareholder, and all of the shares of Amalgamation Sub that are issued and outstanding as of the Effective Time will be automatically converted into a number of AARK ordinary shares dependent upon available cash of WWAC after redemptions and net of all WWAC liabilities, including WWAC unpaid transaction expenses. The Combined Company will own these converted AARK ordinary shares directly. The number of AARK ordinary shares to be issued in connection with the Amalgamation will be based on an assumed price of $10.10 per share. Based on a pre-transaction equity value of Aeries of $349 million, AARK’s ownership of 85.31% of the issued and outstanding Aeries Shares and the other Aeries Holders’ 14.69% ownership of the issued and outstanding Aeries Shares and the number of shares of Amalgamation Sub that automatically converted into AARK ordinary shares as previously described, (i) assuming Minimum Redemptions, WWAC will acquire 34% of the economic interests in AARK while the Sole Shareholder and Aeries Holders will collectively retain 66% of the economic interests in AARK; (ii) assuming Medium Redemptions, WWAC will acquire 33% of the economic interests in AARK while the Sole Shareholder and Aeries Holders will collectively retain 67% of the economic interests in AARK; and (iii) assuming Maximum Redemptions, WWAC will acquire 33% of the economic interests in AARK while the Sole Shareholder and Aeries Holders will collectively retain 67% of the economic interests in AARK.

Respective percentage ownership interests in AARK under each redemption scenario are computed as follows (In thousands, except percentage and share amounts).

The following summarizes the percentage ownership interests in AARK, immediately after the consummation of the Business Combination:

		Minimum	Medium	Maximum
Sole Shareholder Pre-Amalgamation Value(1)	(a)	$226,850	$226,850	$226,850
AARK Post-Amalgamation Value(2)	(b)	$377,382	$373,023	$368,664
Sole shareholder pro rata portion	(c)= (a)/(b)	60.11%	60.81%	61.53%
WWAC pro rata portion	100%-(c)	39.89%	39.19%	38.47%

(1)	Sole Shareholder Pre-Amalgamation Value is computed as follows:

	Minimum	Medium	Maximum
Sole Shareholder Pre-Amalgamation Value as defined in the BCA	$224,965	$224,965	$224,965
Adjustment related to increase in pre-transaction equity value to $349,000,000, per Amendment No. 1 to Business Combination Agreement*	$1,885	$1,885	$1,885

Total Sole Shareholder Pre-Amalgamation Value	$226,850	$226,850	$226,850

*	Reflects pro rata increase in AARK Pre-Amalgamation Value due to increase in pre-transaction equity value of Aeries to $349 million

(2)	AARK Post-Amalgamation Value is computed as follows:

	Minimum	Medium	Maximum
AARK Pre-Amalgamation Value as defined in the BCA	$251,540	$251,540	$251,540
Adjustment related to increase in pre-transaction equity value to $349,000,000, per Amendment No. 1 to Business Combination Agreement**	$2,108	$2,108	$2,108

Total AARK Pre-Amalgamation Value	$253,648	$253,648	$253,648

Parent Pre-Money Value***	$123,735	$119,375	$115,016
AARK Post-Amalgamation Value	$377,382	$373,023	$368,664

**	Reflects pro rata increase in Sole Shareholder Pre-Amalgamation Value due to increase in pre-transaction equity value of Aeries to $349 million
***

Reflects pro forma parent value at IPO price of $10.10 multiplied by remaining shares of 12,251,112, 11,819,505, and 11,387,898 under the Minimum, Medium, and Maximum Redemption scenarios, respectively

The respective ownership interests in AARK are calculated as follows:

	Minimum	Medium	Maximum
WWAC percentage ownership interest in AARK(3)	34%	33%	33%
Sole Shareholder and Aeries Holders interest in AARK	66%	67%	67%

(3)	Calculated as:

Minimum Redemptions: WWAC’s ownership at the AARK level of 39.89% multiplied by AARK shares in Aeries of 1,744,427 divided by total Aeries shares outstanding of 2,044,750

Medium Redemptions: WWAC’s ownership at the AARK level of 39.19% multiplied by AARK shares in Aeries of 1,744,427 divided by total Aeries shares outstanding of 2,044,750

Maximum Redemptions: WWAC’s ownership at the AARK level of 38.47% multiplied by AARK shares in Aeries of 1,744,427 divided by total Aeries shares outstanding of 2,044,750

As used in this unaudited pro forma condensed combined financial information, the “Company” refers to WWAC as a Cayman Islands corporation which, in conjunction with the Business Combination, will continue and change its corporate name to “Aeries Technology, Inc.” The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined entity upon completion of the Business Combination. The pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements and described in the notes thereto reflect, among other things, the completion of the Business Combination, transaction costs in connection with the Business Combination, and the impact of certain pro forma adjustments (and their tax effect at the estimated effective income tax rate applicable to such adjustments).

In each of the Minimum Redemptions, Medium Redemptions, and Maximum Redemptions scenarios, the Business Combination is anticipated to be accounted for as a reverse recapitalization because AARK has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, WWAC is treated as the “acquired” company for financial reporting purposes, with no goodwill or other intangible assets recorded, in accordance with GAAP. AARK has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances taken into consideration:

•	AARK, as a group, after giving effect to the Exchange Agreements, will retain a majority of the outstanding shares of ATI;

•	AARK has the ability to elect a majority of the members of ATI’s governing body;

•	AARK’s executive team will make up the executive team of ATI;

•	AARK represents an operating entity (group) with operating assets, revenues, and earnings significantly larger than WWAC.

In the event that there are redemptions of Class A ordinary shares in excess of the Maximum Redemptions, WWAC has the ability to raise additional equity financing to satisfy the Aggregate Cash requirement. AARK may also exercise their option to waive its ability to terminate the Business Combination in the event the $30,000,000 Aggregate Cash requirement is not met.

Concurrently with the closing of the Business Combination, the outstanding Class A ordinary shares of the Company that are not redeemed prior to the Closing Date will be converted into an equal number of Class A ordinary shares plus up to an additional 3,750,000 Class A ordinary shares (“Bonus Shares”) of the Company in aggregate. Also, in connection with the Business Combination, the Company will issue to NewGen Advisors and Consultants DWC-LLC, a company incorporated in Dubai, United Arab Emirates (the “Class V Shareholder”), one Class V ordinary share of the Company (the “Class V Ordinary Share”), which ATI Class V Ordinary Share will have voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and ATI Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement) and (2) in certain circumstances, including the threat of a hostile change of control of the Company, 51.0% of the total issued and outstanding Class A ordinary shares and Class V ordinary share voting together as a class; provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board). The Class V Shareholder is owned by a business associate of the Sole Shareholder. Neither the Class V Shareholder nor its owner is a “related person” or an “affiliate” to WWAC, AARK or Aeries as such terms are defined under Item 404 of Regulation S-K and Rule 405 of the Securities Act, respectively. The Sole Shareholder does not have control over the Class V Shareholder, and the Class V shareholder will not receive any compensation in connection with its ownership of the ATI Class V ordinary share. Although the Class V Shareholder is not required by contract or otherwise to vote in a manner that is beneficial to the Sole Shareholder and may vote the Class V ordinary share in its sole discretion, given the business relationship between the Class V Shareholder and the Sole Shareholder, the Sole Shareholder believes that the Class V Shareholder could protect the interests of the Sole Shareholder from extraordinary events, such as a hostile takeover or board contest, prior to the exchange of AARK ordinary shares by the Sole Shareholder. The ATI Class V ordinary share may not be transferred, and any attempted transfer of the ATI Class V ordinary share will be void.

On June 30, 2023, WWAC and AARK entered into Amendment No. 1 to the Business Combination Agreement to (i) revise the pre-transaction equity value of the company to be $349,000,000, (ii) increase the redemption threshold percentage from 85.00% to 89.15%, (iii) provide that 50,000 bonus shares, from the 3,750,000 bonus share pool, will be issued to certain employees of AARK, and (iv) modify the Exchange Rate, per the Exchange Agreement, from 14.28 to 14.40 in the case of Aeries Shares and from 2,227 to 2,246 in the case of AARK Ordinary Shares.

On October 9, 2023, WWAC and AARK entered into (i) Amendment No. 2 to the Business Combination Agreement to modify the number of bonus shares to be issued to certain employees of AARK from 50,000 to 52,600 and (2) Amendment No. 1 to Sponsor Support Agreement to modify the definition of Extension Transfer Shares (as defined in the Sponsor Support Agreement) from up to 1,000,000 Class B ordinary shares to 1,314,250 Class B ordinary shares.

Upon consummation of the Business Combination, the holders of AARK ordinary shares and Aeries Technology Group Business Accelerators Private Limited (“Aeries”), a consolidated subsidiary of AARK, ordinary shares will each enter into an Exchange Agreement with the Company, Aeries and AARK (with such exchange agreements collectively, the “Exchange Agreements”). Pursuant to the Exchange Agreements, from and after April 1, 2024 and subject to certain exercise conditions, the Company shall have the right to exercise the ATI Call Exchange. In addition, each shareholder of Aeries and AARK ordinary shares shall have the right to exercise the ATI Put Exchange. Each share of AARK may be exchanged for 2,246 Class A ordinary shares of Aeries Technology, Inc. and each Aeries share may be exchanged for 14.40 Class A ordinary shares of Aeries Technology, Inc, as adjusted for (a) any subdivision (by any share split, share distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share split, reclassification, reorganization, recapitalization or otherwise) of the AARK and Aeries ordinary shares that is not accompanied by an identical subdivision or combination of the Class A Ordinary Shares or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Ordinary Shares that is not accompanied by an identical subdivision or combination of the AARK and Aeries ordinary shares.

The diagrams below depict the simplified corporate structure of WWAC and AARK, respectively, prior to Closing.

*

Please refer to the “Beneficial Ownership of Securities” section of this proxy statement/prospectus for a table and footnotes thereto for further information on the beneficial ownership in WWAC prior to the Business Combination.

The diagrams below depict the simplified corporate structure of ATI following the Business Combination, both before and after the occurrence of the transactions contemplated in the Exchange Agreement, respectively:

*

Please refer to the “Economic and Voting Interests in ATI (Pre-Exchange)” table included in the answer to the question “What equity stake will current WWAC shareholders and current shareholders of Aeries hold in WWAC immediately after the consummation of the Business Combination?” in this “Questions and Answers for Shareholders of WWAC” section on page 16 for the economic and voting interests of the identified groups of ATI shareholders based on various redemption scenarios.

**	Excludes Aeries Shares underlying options in the ESOP Trust.

*

Please refer to the “Economic and Voting Interests in ATI (Post-Exchange)” table included in the answer to the question “What equity stake will current WWAC shareholders and current shareholders of Aeries hold in WWAC immediately after the consummation of the Business Combination?” in the “Questions and Answers for Shareholders of WWAC” section on page 17 for the ownership and voting power percentages of the identified groups of ATI shareholders, based on various redemption scenarios.

**	Excludes Aeries Shares underlying options in the ESOP Trust.

The tables below represent the sources and uses of funds as it relates to the Business Combination at various redemption scenarios:

Estimated Sources and Uses (Assuming Minimum Redemptions)

Sources (in thousands)		Uses (in thousands)
WWAC Cash Held in Trust(1)	$49,362	Cash contribution to AARK	$37,367
PIPE Financing	5,000	WWAC Transaction Expenses(2)	10,750
WWAC liabilities	(447)	AARK Transaction Expenses(3)	5,798
		Shareholder Redemptions	—

Total Sources	$53,915	Total Uses	$53,915

Estimated Sources and Uses (Assuming Medium Redemptions)

Sources (in thousands)		Uses (in thousands)
WWAC Cash Held in Trust(1)	$49,362	Cash contribution to AARK	$32,852
PIPE Financing	5,000	WWAC Transaction Expenses(2)	10,750
WWAC liabilities	(447)	AARK Transaction Expenses(3)	5,798
		Shareholder Redemptions(4)	4,516

Total Sources	$53,915	Total Uses	$53,915

Estimated Sources and Uses (Assuming Maximum Redemptions)

Sources (in thousands)		Uses (in thousands)
WWAC Cash Held in Trust(1)	$49,362	Cash contribution to AARK	$28,336
PIPE Financing	5,000	WWAC Transaction Expenses(2)	10,750
WWAC liabilities	(447)	AARK Transaction Expenses(3)	5,798
		Shareholder Redemptions(5)	9,031

Total Sources	$53,915	Total Uses	$53,915

(1)	Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.
(2)	Represents the total estimated transaction fees and expenses incurred by WWAC as part of the Business Combination.
(3)	Represents the total estimated transaction fees and expenses incurred by AARK as part of the Business Combination.
(4)	Assumes that 431,607 of the 4,718,054 WWAC’s outstanding public shares are redeemed by public shareholders assuming Medium Redemption.
(5)	Assumes that 863,214 of the 4,718,054 WWAC’s outstanding public shares are redeemed by public shareholders assuming Maximum Redemption.

The following summarizes the pro forma ownership of Class A common stock of Aeries Technology, Inc. following the Business Combination and prior to the exchange of interests in connection with the Exchange agreements under the three scenarios:

	Assuming Minimum Redemptions		Assuming Medium Redemptions(1)		Assuming Maximum Redemptions(2)
	Shares	%	Shares	%	Shares	%
WWAC Public Shareholders(3)	8,415,454	68.7%	7,983,847	67.5%	7,552,240	66.3%
Sponsor and Anchor investors(4) (5)	2,750,000	22.4%	2,750,000	23.3%	2,750,000	24.1%
Bonus shares issued to AARK employees(6)	52,600	0.4%	52,600	0.4%	52,600	0.5%
PIPE investors(7)	1,033,058	8.4%	1,033,058	8.7%	1,033,058	9.1%

Closing shares	12,251,112	100%	11,819,505	100%	11,387,898	100%

(1)

Assumes that, of the remaining 4,718,054 Public Shares held after redemptions of 18,281,946 Class A Ordinary shares, 431,607 additional Public Shares, based on a per share redemption price of $10.46 per share, representing an illustrative Medium Redemptions scenario, are redeemed in connection with the Business Combination.

(2)

Assumes that, of the remaining 4,718,054 Public Shares held after redemptions of 18,281,946 Class A Ordinary shares, 863,214 additional Public Shares (the estimated maximum number of public shares that could be redeemed in connection with the Business Combination, in order to meet the Aggregate Cash requirement, based on a per share redemption price of $10.46 per share) are redeemed in connection with the Business Combination.

(3)

Includes 2,710,400 Bonus Shares and 987,000 Extension Shares to be issued to certain holders of Class A common stock (“the Holders”) in accordance with the Non-Redemption Agreement entered into between WWAC, the Sponsor, and the Holders of Class A common stock. In connection with the Non-Redemption Agreement, the Sponsor will forfeit 987,000 shares of the Company’s Class B ordinary shares and 987,000 Class A ordinary shares of Aeries Technology, Inc. shall be issued to the Holders.

(4)

Includes 1,500,000 shares of Class A common stock issued to Sponsor and 1,250,000 shares of Class A common stock issued to Anchor Investors upon conversion of the existing WWAC Class B ordinary shares concurrently with the consummation of the Business Combination. In both a No, Medium, and Maximum Redemptions scenario, 2,013,000 Class B ordinary shares will be forfeited by the Sponsor upon the consummation of the Business Combination.

(5)

Does not include (i) 513,000 shares of Class B common stock to be forfeited upon the consummation of the Business Combination, (ii) 987,000 shares of Class B common stock to be forfeited in connection with the Non-Redemption Agreement or (iii) 1,500,000 Class B ordinary shares to be forfeited pursuant to the Sponsor Support Agreement, assuming WWAC Available Cash is less than $50,000,000.

(6)

Includes 52,600 Bonus Shares, from the 3,750,000 Bonus Share Pool, to be issued to certain AARK employees at the consummation of the Business Combination. Does not include 10,000 AARK ordinary shares and 655,788 Aeries ordinary shares that represent noncontrolling interest in AARK. These shares will be exchangeable (together with the proportionate reduction in the voting power of the Class V Share, and in the case of the exchange of all AARK Ordinary Shares, the forfeiture and cancellation of the Class V Share) into shares in Aeries Technology, Inc. in connection with the Exchange Agreements, as noted above.

(7)	Includes 1,033,058 of Class A ordinary shares to be issued to PIPE Investors at the consummation of the Business Combination, for an aggregate purchase price of $5,000,000, of $4.84 per share.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the Business Combination occurred on the dates indicated or the future results that the Aeries Technology, Inc. will experience. AARK and WWAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements. Aeries Technology, Inc. will incur additional costs after the Business Combination is consummated in order to satisfy its obligations as a public company registrant. In addition, we anticipate the adoption of a new Employee Stock Option Plan for employees, officers and directors. No adjustments to the unaudited pro forma statement of operations have been made for these items as such amounts are not yet known.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

(In thousands, Except Per Share Data)

	As of June 30, 2023			Assuming Minimum Redemptions			Assuming Medium Redemptions			Assuming Maximum Redemptions
	Aark Singapore Pte. Ltd. (Historical)	Worldwide Webb Acquisition Corp. (Historical)(1)	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,664	42	—	49,362	a	39,520	(4,516)	l	35,004	(4,516)	l	30,489
	—	—	—	(16,000)	b	—	—		—	—		—
	—	—	—	(548)	c	—	—		—	—		—
	—	—	—	5,000	h	—	—		—	—		—
Accounts receivable, net of allowance of $165 as of June 30, 2023	13,761	—	—	—		13,761	—		13,761	—		13,761
Prepaid expenses	—	153	(153)	—		—	—		—	—		—
Other current assets	—	3	(3)	—		—	—		—	—		—
Prepaid expenses and other current assets	5,538	—	156			5,694	—		5,694	—		5,694
Deferred transaction costs	2,522	—	—	(2,522)	b	—	—		—	—		—

Total current assets	23,485	198	—	35,292		58,975	(4,516)		54,460	(4,516)		49,944
Marketable securities held in Trust Account	—	49,362	—	(49,362)	a	—	—		—	—		—
Property and equipment, net	3,324	—	—	—		3,324	—		3,324	—		3,324
Operating right-of-use assets	6,780	—	—	—		6,780	—		6,780	—		6,780
Deferred tax assets	1,402	—	—	—		1,402	—		1,402	—		1,402
Long-term investments, net of allowance of $132 as of June 30, 2023	1,481	—	—	—		1,481	—		1,481	—		1,481
Other assets, net of allowance of $1 as of June 30, 2023	2,824	—	—	—		2,824	—		2,824	—		2,824

Total Assets	39,296	49,560	—	(14,070)		74,786	(4,516)		70,271	(4,516)		65,755
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,975	5,774	—	(6,725)	b	1,024	—		1,024	—		1,024
Accrued expenses	—	69		(69)	b	—			—	—		—
Promissory note – related party	—	548	—	(548)	c	—	—		—	—		—
Accrued compensation and related benefits, current	1,993	—	—	—		1,993	—		1,993	—		1,993
Operating lease liabilities, current	1,966	—	—	—		1,966	—		1,966	—		1,966
Short-term borrowings	2,625	—	—	—		2,625	—		2,625	—		2,625
Accrued professional services fees	—	1,547	—	(1,547)	b	—	—		—	—		—
Other current liabilities	5,291	—	—	(368)	b	4,923	—		4,923	—		4,923

Total current liabilities	13,850	7,938	—	(9,257)		12,531	—		12,531	—		12,531

	As of June 30, 2023			Assuming Minimum Redemptions			Assuming Medium Redemptions			Assuming Maximum Redemptions
	Aark Singapore Pte. Ltd. (Historical)	Worldwide Webb Acquisition Corp. (Historical)(1)	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Long term debt	1,276	—	—	—		1,276	—		1,276	—		1,276
Operating lease liabilities, noncurrent	5,147	—	—	—		5,147	—		5,147	—		5,147
Derivative warrant liabilities	—	447	—	—		447	—		447	—		447
Deferred tax liabilities	341					341			341			341
Other liabilities	3,592	—	—	—		3,592	—		3,592	—		3,592

Total liabilities	24,206	8,385	—	(9,257)		23,334	—		23,334	—		23,334
Commitments and contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 4,718,054 shares at $10.44 per share at June 30, 2023	—	49,262	—	(49,262)	d	—	—		—	—		—
Redeemable noncontrolling interest	—	—	—	9,955	j	9,955	90	j	10,045	93	j	10,138
												—
Stockholder’s equity (deficit):
Worldwide Webb Acquisition Corp Class A Ordinary Shares	—	—	—	—		—	—		—	—		—
Worldwide Webb Acquisition Corp Class B Ordinary Shares	—	1	—	(0)*	e	—	—		—	—		—
				(0)*	g
Common stock, SGD 1/- (USD equivalent $ 0.7) par value per share, 10 shares authorized, issued and outstanding at June 30, 2023	0*	—	—	(0)*	j	—	—		—	—		—
ATI Common stock	—	—	—	0*	d	1	(0)*	l	1	(0)*	l	1
	—	—	—	0*	g
	—	—	—	0*	i
	—	—	—	0*	h
	—	—	—	0*	k
Net stockholder’s investment and additional paid-in capital	8,585	—	—	49,262	d	36,859	(4,516)	l	32,253	(4,516)	l	27,644
	—	—	—	(10,899)	f		(90)	j		(93)	j
	—	—	—	(8,638)	j
	—	—	—	5,000	h
	—	—	—	(7,001)	b
	—	—	—	550	k
Accumulated other comprehensive (loss)	(1,361)	—	—	—		(1,361)	—		(1,361)	—		(1,361)
Retained earnings	6,549	—	—	(550)	k	5,999	—		5,999	—		5,999

	As of June 30, 2023			Assuming Minimum Redemptions			Assuming Medium Redemptions		Assuming Maximum Redemptions
	Aark Singapore Pte. Ltd. (Historical)	Worldwide Webb Acquisition Corp. (Historical)(1)	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
										—
Accumulated deficit	—	(8,087)	—	(2,812)	b	—	—	—	—	—
				10,899	f
Noncontrolling interest	1,317	—	—	(1,317)	j	—	—	—	—	—

Total stockholder’s equity (deficit)	15,090	(8,087)	—	34,494		41,498	(4,606)	36,892	(4,609)	32,283

Total liabilities and stockholder’s equity (deficit)	39,296	49,560	—	(14,070)		74,786	(4,516)	70,271	(4,516)	65,755

(1)	Derived from WWAC unaudited interim financial statements, amounts may differ due to rounding
*	Amounts round to less than $1,000

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(In thousands, Except Share Data)

	For the year ended March 31, 2023	For the year ended December 31, 2022		Assuming Minimum Redemptions			Assuming Medium Redemption			Assuming Maximum Redemptions
	Aark Singapore Pte. Ltd. (Historical)	Worldwide Webb Acquisition Corp. (Historical)(1)	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Revenues, net	$53,099	—	—	—		53,099	—		53,099	—		53,099
Cost of Revenue	(39,442)	—	—	—		(39,442)	—		(39,442)	—		(39,442)

Gross Profit	13,657	—	—	—		13,657			13,657	—		13,657
Operating expenses:
Selling, general & administrative expenses	11,326	—	4,464	2,812	bb	19,152	—		19,152	—		19,152
	—	—		550	cc	—	—		—	—		—
Formation and operating costs	—	4,464	(4,464)	—		—			—	—		—

Total operating expenses	11,326	4,464	—	3,362		19,152	—		19,152	—		19,152

Income (loss) from operations	2,331	(4,464)	—	(3,362)		(5,495)	—		(5,495)	—		(5,495)
Interest income	191	—	—	—		191	—		191	—		191
Interest expense	(185)	—	—	—		(185)	—		(185)	—		(185)
Change in fair value of derivative warrant liabilities	—	11,626	—	—		11,626	—		11,626	—		11,626
Gain on marketable securities, dividends and interest, held in Trust Account	—	2,395	—	(2,395)	aa	—	—		—	—		—
Gain on settlement of underwriting fees	—	202	—	—		202	—		202	—		202
Other income (expense), net	429	—	—	—		429	—		429	—		429

Total other income (expense), net	435	14,223	—	(2,395)		12,263	—		12,263	—		12,263
Income (loss) before income taxes	2,766	9,759	—	(5,757)		6,768	—		6,768	—		6,768
Provision for income taxes	(1,060)	—	—	—		(1,060)	—		(1,060)	—		(1,060)

Net income (loss)	1,706	9,759	—	(5,757)		5,708	—		5,708	—		5,708
Less: Net income (loss) attributable to noncontrolling interests	260	—	—	869	dd	1,129	10	dd	1,139	10	dd	1,150

Net income (loss) attributable to controlling interest	1,446	9,759	—	(6,626)		4,579	10		4,579	10		4,558

	For the year ended March 31, 2023	For the year ended December 31, 2022		Assuming Minimum Redemptions				Assuming Medium Redemption				Assuming Maximum Redemptions
	Aark Singapore Pte. Ltd. (Historical)	Worldwide Webb Acquisition Corp. (Historical)(1)	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined		Pro Forma Adjustments		Pro Forma Combined		Pro Forma Adjustments		Pro Forma Combined
Weighted average shares outstanding of Class A ordinary shares, common stock , basic and diluted	—	23,000,000	—	(10,748,888)	ee	12,251,112		(431,607)	ee	11,819,505		(431,607)	ee	11,387,898

Basic and diluted net income (loss) per share of Class A ordinary shares common stock	—	$0.34	—	—		0.37	ee	—		0.39	ee	—		0.40	ee

Weighted average shares outstanding of Class B ordinary shares, common stock and diluted,	—	5,750,000	—	(5,750,000)	ee	—		—		—		—		—

Basic and diluted net income (loss) per share of Class B ordinary shares common stock	—	$0.34	—	—		—		—		—		—		—

(1)	Derived from WWAC audited financial statements, amounts may differ due to rounding

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

(In thousands, Except Share Data)

	For the six months ended June 30, 2023	For the six months ended June 30, 2023		Assuming Minimum Redemptions			Assuming Medium Redemption			Assuming Maximum Redemptions
	Aark Singapore Pte. Ltd. (Historical)	Worldwide Webb Acquisition Corp. (Historical)(1)	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue, net	$31,402	—	—	—		31,402	—		31,402	—		31,402
Cost of Revenue	(22,640)	—	—	—		(22,640)	—		(22,640)	—		(22,640)

Gross Profit	8,762	—	—	—		8,762	—		8,762	—		8,762
Operating expenses:
Selling, general & administrative expenses	6,794	3,747	—	—		10,541	—		10,541	—		10,541

Total operating expenses	6,794	3,747	—	—		10,541	—		10,541	—		10,541

Income (loss) from operations	1,968	(3,747)	—	—		(1,779)	—		(1,779)	—		(1,779)
Interest income	80	—	—	—		80	—		80	—		80
Interest expense	(142)	—	—	—		(142)	—		(142)	—		(142)
Change in fair value of derivative warrant liabilities	—	167	—	—		167	—		167	—		167
Gain on marketable securities, dividends and interest, held in Trust Account	—	4,081	—	(4,081)	aa	—	—		—	—		—
Other income (expense), net	(95)	—	—	—		(95)	—		(95)	—		(95)

Total other income (expense), net	(157)	4,248	—	(4,081)		10	—		10	—		10
Income (loss) before income taxes	1,811	501	—	(4,081)		(1,769)	—		(1,769)	—		(1,769)
Provision for income taxes	(128)	—	—	—		(128)	—		(128)	—		(128)

Net income (loss)	1,683	501	—	(4,081)		(1,897)	—		(1,897)	—		(1,897)
Less: Net income (loss) attributable to noncontrolling interests	253	—		860	dd	1,113	10	dd	1,123	10	dd	1,133

Net income (loss) attributable to controlling interest	1,430	501	—	(4,941)		(3,010)	(10)		(3,020)	(10)		(3,030)

	For the six months ended June 30, 2023	For the six months ended June 30, 2023		Assuming Minimum Redemptions				Assuming Medium Redemption				Assuming Maximum Redemptions
	Aark Singapore Pte. Ltd. (Historical)	Worldwide Webb Acquisition Corp. (Historical)(1)	Reclassification Adjustments	Pro Forma Adjustments		Pro Forma Combined		Pro Forma Adjustments		Pro Forma Combined		Pro Forma Adjustments		Pro Forma Combined
Weighted average shares outstanding of Class A ordinary shares, common stock , basic and diluted	—	15,121,592	—	(2,870,480)	ee	12,251,112		(431,607)	ee	11,819,505		(431,607)	ee	11,387,898

Basic and diluted net income (loss) per share of Class A ordinary shares common stock	—	$0.02	—	—		(0.25)	ee	—		(0.26)	ee	—		(0.27)	ee

Weighted average shares outstanding of Class B ordinary shares, common stock and diluted,	—	5,750,000	—	(5,750,000)	ee	—		—		—		—		—

Basic and diluted net income (loss) per share of Class B ordinary shares common stock	—	$0.02	—	—		—		—				—		—

(1)	Derived from WWAC unaudited interim financial statements, amounts may differ due to rounding

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of presentation

The unaudited pro forma condensed combined financial statements have been prepared assuming the Business Combination is accounted for as a reverse recapitalization. Under this method of accounting, WWAC is treated as the “acquired” company for financial reporting purposes, with no goodwill or other intangible assets recorded, in accordance with GAAP. AARK has been determined to be the accounting acquirer because AARK, as a group, after giving effect to the Exchange Agreements, will retain a majority of the outstanding shares of ATI, AARK’s management will comprise the majority of ATI management, AARK represents a significant majority of the assets of ATI, and AARK’s business will comprise the ongoing operations of ATI.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives effect to the Business Combination as if it occurred on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination as if it occurred on January 1, 2022. These periods are presented on the basis that AARK is the acquirer for accounting purposes.

The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial statements and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact on the statement of operations. Further, one-time transaction-related expenses incurred prior to, or concurrently with the consummation of the Business Combination are not included in the unaudited pro forma condensed combined statement of operations.

Upon consummation of the Business Combination, WWAC will adopt AARK’s accounting policies. As a result of the adoption, there are no significant changes in accounting policies expected and no pro forma adjustments related to the alignment of the accounting policies of WWAC and AARK. As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align WWAC and AARK’s financial statement presentation. Following the consummation of the Business Combination, Aeries Technology, Inc. is expected to have a March 31 fiscal year-end.

Note 2 — Unaudited Pro Forma Condensed Combined Balance Sheet adjustments

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

(a)	Represents the release of cash held in the Trust Account that becomes available to fund the Business Combination through the Cash Contribution to AARK.

(b)

Represents preliminary estimated transaction costs associated with legal, financial advisory, and other professional fees related to the Business Combination in the unaudited pro forma combined statement of operations for the year ended December 31, 2022. Assumes that total transaction costs of $17.2 million were incurred and anticipated to be incurred, $16.0 million of which is expected to be paid from Closing proceeds. Approximately $7.9 million of WWAC transaction costs are incurred and already in the historical statements of operations of WWAC as of June 30, 2023. Approximately $2.8 million in WWAC transaction costs not already reflected in the historical financial statements will be expensed and reflected through accumulated deficit. Total AARK transaction costs directly attributable to the Business Combination of $7.0 million have been recorded as a reduction of $7.0 million to additional paid-in capital, a reduction of $2.5 million to deferred transaction costs, a reduction of $1.0 million to accounts payable and a reduction of $0.4 million to other current liabilities.

(c)	Represents the payment of the balance due under the unsecured promissory note by WWAC in cash upon the consummation of the Business Combination.

(d)	Represents the reclassification of the redeemable portion of the Public Shares to permanent equity and conversion of Public Shares to Class A common stock in connection with the Business Combination.

(e)	Represents the forfeiture of 2,013,000 Class B ordinary shares held by the Sponsor at the consummation of the Business Combination.

(f)	Reflects the elimination of WWAC’s historical accumulated deficit after recording the transaction costs to be incurred by WWAC as described in Note b above.

(g)

Represents the conversion of 2,750,000 Class B ordinary shares to Class A common stock in connection with the Business Combination. Shares of Class A common stock are issued upon the automatic conversion of the Class B ordinary shares concurrently with the consummation of the Business Combination. Also includes 987,000 “Extension Shares” to be issued in connection with the Extension Amendment. These shares are to be forfeited by Class B holders and issued to Class A ordinary shareholders at the consummation of the Business Combination.

(h)	Represents the issuance of 1,033,058 Class A ordinary shares to PIPE Investors at the consummation of the Business Combination, for an aggregate purchase price of $5,000,000.

(i)	Represents 2,710,400 “Bonus Shares” issued to Class A ordinary shareholders for no consideration as a result of shareholders not redeeming Class A ordinary shares prior to the Business Combination.

(j)

Represents noncontrolling interest in ATI related to AARK and Aeries shareholders that have not yet exercised exchange rights, per the Exchange Agreement. The value of the noncontrolling interest is recognized at the proportionate interest in the precombination carrying amounts of AARK.

(k)

Reflects the fair value of 52,600 Bonus Shares, from the Bonus Share Pool, to be granted to AARK employees. The allocation of Bonus Shares to holders of Class A Ordinary shares was designed to minimize redemptions. However, shares to be granted to AARK employees are not subject to redemption provisions. As such, these shares were preliminarily deemed to be non-cash compensation.

(l)

Represents assumption that WWAC’s public shareholders exercise their redemption rights with respect to a further 431,607 WWAC Class A Ordinary Shares in an Medium Redemptions Scenario and 863,214 WWAC Class A Ordinary Shares in a Maximum Redemptions Scenario prior to the Closing at a redemption price of approximately $10.46 per share. The Maximum Redemptions Scenario considers the minimum cash necessary to satisfy the Aggregate Cash requirement, below which AARK may terminate the Business Combination Agreement.

Note 3 — Unaudited Pro Forma Condensed Combined Statements of Operations adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2022 and six months ended June 30, 2023 are as follows:

(aa)	To reflect the elimination of dividends and interest income related to the marketable securities held in the trust account.

(bb)	To reflect estimated transaction costs of $2.8 million to be incurred by WWAC in connection with the Business Combination as if it were consummated on January 1, 2022.

(cc)

Reflects the fair value of 52,600 Bonus Shares, from the Bonus Share Pool, to be granted to AARK employees. The allocation of Bonus Shares to holders of Class A Ordinary shares was designed to minimize redemptions. However, shares to be granted to AARK employees are not subject to redemption provisions. As such, these shares were preliminarily deemed to be non-cash compensation.

(dd)	Represents adjustment to the noncontrolling interest in the Business Combination under a Minimum Redemptions, Medium Redemptions, and Maximum Redemptions scenario.

(in thousands)	For the year ended December 31, 2022	For the six months ended June 30, 2023
Pro forma income (loss)
Minimum redemptions	$5,708	$(1,897)

Medium redemptions	$5,708	$(1,897)

Maximum redemptions	$5,708	$(1,897)

Pro forma income (loss) attributed to noncontrolling interest
Minimum redemptions	$1,129	$1,113

Medium Redemptions	$1,139	$1,123

Maximum redemptions	$1,150	$1,133

(ee)

The pro forma basic and diluted net income (loss) per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Aeries Technology, Inc. shares outstanding as if the Business Combination occurred on January 1, 2022. The calculation of weighted-average shares outstanding for pro forma basic and diluted net income (loss) per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the periods presented.

Note 4 — Net income (loss) per share

Pro Forma weighted-average common shares outstanding-basic and diluted is calculated as follows for the year ended December 31, 2022 and the six months ended June 30, 2023:

	Year Ended December 31, 2022*
(in thousands, except share and per share data)	Assuming Minimum Redemptions	Assuming Medium Redemptions(3)	Assuming Maximum Redemptions(4)
Pro forma net income attributable to common shareholders	4,579	4,569	4,558
Pro forma weighted average common shares outstanding - basic and diluted	12,251,112	11,819,505	11,387,898
Pro forma net income per share, basic and diluted	0.37	0.39	0.40
Public Shareholders (Redeemable Class A shares), including Bonus shares(1)	8,415,454	7,983,847	7,552,240
Shares held by sponsor and other initial holders(2)	2,750,000	2,750,000	2,750,000
Shares held by PIPE investors	1,033,058	1,033,058	1,033,058
Shares held by AARK employees	52,600	52,600	52,600
Pro forma weighted average shares outstanding - basic and diluted	12,251,112	11,819,505	11,387,898

	Six Months Ended June 30, 2023*
(in thousands, except share and per share data)	Assuming Minimum Redemptions	Assuming Medium Redemptions(3)	Assuming Maximum Redemptions(4)
Pro forma net loss attributable to common shareholders	(3,010)	(3,020)	(3,030)
Pro forma weighted average common shares outstanding - basic and diluted	12,251,112	11,819,505	11,387,898
Pro forma net loss per share, basic and diluted	(0.25)	(0.26)	(0.27)
Public Shareholders (Redeemable Class A shares), including Bonus shares(1)	8,415,454	7,983,847	7,552,240
Shares held by sponsor and other initial holders(2)	2,750,000	2,750,000	2,750,000
Shares held by PIPE investors	1,033,058	1,033,058	1,033,058
Shares held by AARK employees	52,600	52,600	52,600
Pro forma weighted average shares outstanding - basic and diluted	12,251,112	11,819,505	11,387,898

*

The above tables do not give effect to the potential shares to be exchanged after the execution of the put and call options as set forth in the Exchange Agreement or any other shares to be granted after the effectuation of the Business Combination. If all rights under the Exchange Agreement are exercised, an additional 34,554,454 of ATI Class A ordinary shares will be outstanding under the Minimum, Medium, and Maximum redemptions scenarios. Additionally, pro forma net income attributable to noncontrolling interest million has been excluded from the calculation of pro forma earnings per share.

(1)

Includes 4,718,054 shares of Class A Common Stock issued in connection with the WWAC IPO and to be issued outstanding assuming no further redemptions. Includes 2,710,400 Bonus shares issued to public shareholders for not redeeming their shares prior to the consummation of the Business Combination. Additionally, this includes 987,000 shares granted to certain Holders in connection with the Non-Redemption Agreement. Does not include 20,400,000 Public Warrants and Private Placement Warrants redeemable warrants to purchase one share of Class A common stock at $11.50 per share, as inclusion would be anti-dilutive.

(2)

Represents 2,750,000 shares of Class A Common Stock issued upon conversion of the existing WWAC B Ordinary Shares. The ordinary shares automatically converted into shares of Class A Common Stock concurrently with the consummation of the initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one basis. 2,013,000 shares forfeited by the Sponsor upon consummation of the Business Combination.

(3)	Assumes 431,607 of the 4,718,054 remaining shares of Class A Common Stock are redeemed by public shareholders assuming medium redemption.
(4)	Assumes 863,214 of the 4,718,054 remaining shares of Class A Common Stock are redeemed by public shareholders assuming maximum redemption.

Common Stock that were excluded from the computation of diluted net income (loss) per share attributable to stockholders for the period presented because including them would have an antidilutive effect or the issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period were as follows:

	Year Ended December 31, 2022
	Assuming Minimum Redemptions	Assuming Medium Redemptions	Assuming Maximum Redemptions
WWAC Private Placement Warrants	8,900,000	8,900,000	8,900,000
WWAC Public Warrants	11,500,000	11,500,000	11,500,000
Potential shares associated with Exchange Agreement	34,554,454	34,554,454	34,554,454
Potential common shares excluded from diluted net income (loss) per share	54,954,454	54,954,454	54,954,454

	Six Months Ended June 30, 2023
	Assuming Minimum Redemptions	Assuming Medium Redemptions	Assuming Maximum Redemptions
WWAC Private Placement Warrants	8,900,000	8,900,000	8,900,000
WWAC Public Warrants	11,500,000	11,500,000	11,500,000
Potential shares associated with Exchange Agreement	34,554,454	34,554,454	34,554,454
Potential common shares excluded from diluted net income (loss) per share	54,954,454	54,954,454	54,954,454

INFORMATION ABOUT WWAC

We are a blank check company incorporated as a Cayman Islands exempted company on March 5, 2021. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “business combination”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We have reviewed a number of opportunities to enter into a business combination. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, the Company is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

Our executive offices are located at 770 E Technology Way, F13-16, Orem, Utah 84097, and our telephone number is (415) 629-9066. Our corporate website address is wwac1.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. You should not rely on any such information in making your decision whether to invest in our securities.

Company History

On October 19, 2021, our registration statement for our initial public offering was declared effective. On October 22, 2021, we consummated our initial public offering of 20,000,000 units (the “units” and, with respect to the Class A ordinary shares included in the units being offered, the “public shares”), at $10.00 per unit, generating gross proceeds of $200.0 million. On November 15, 2021, the underwriters in our IPO exercised their over-allotment option in full and purchased an additional 3,000,000 units, generating gross proceeds of approximately $30.0 million.

Simultaneously with the closing of our initial public offering, we consummated the sale of 8,000,000 private placement warrants, at a price of $1.00 per private placement warrant, to Sponsor, generating gross proceeds of $8.0 million. Simultaneously with the closing of the over-allotment on November 15, 2021, we consummated the second closing of the private placement, resulting in the purchase an additional 900,000 private placement warrants by Sponsor, generating gross proceeds of approximately $0.9 million.

Upon the closing of our initial public offering, the private placements and the over-allotment, $232.3 million ($10.10 per unit) of the net proceeds of our initial public offering and certain of the proceeds of the private placements were placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee. In connection with the vote to approve the First Extension Amendment, holders of 18,281,946 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.36 per share, for an aggregate redemption amount of approximately $189.4 million. The funds held in the trust account are invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in an open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, and will be so held until the earlier of: (i) the completion of a business combination and (ii) the distribution of the trust account as described below.

On April 14, 2023, WWAC’s shareholders approved certain amendments to WWAC’s memorandum and articles of association to extend the date by which WWAC must (1) consummate its initial business combination, (2) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem all of the public shares, from April 22, 2023 to October 22, 2023 and to eliminate the limitation that WWAC will not redeem public shares to the extent that such redemption would cause WWAC’s net tangible assets to be less than $5,000,001. In connection with the vote to approve the amendments, holders of 18,281,946 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.36 per share, for an aggregate redemption amount of approximately $189.4 million. As a

result, 4,718,054 Class A ordinary shares remain outstanding. As of    , 2023, funds in the trust account totaled approximately $     and were held in U.S. treasury securities. In addition, in connection with the vote, Sponsor entered into non-redemption agreements with WWAC and certain WWAC shareholders. Pursuant to these agreements, such shareholders agreed not to redeem a certain number of public shares held by them, and in exchange Sponsor agreed to forfeit 987,000 Class B ordinary shares and WWAC agreed to issue to such shareholders an aggregate of 987,000 Class A ordinary shares prior to the Closing of the Business Combination.

WWAC’s units, public shares and public warrants are currently listed on Nasdaq under the symbols “WWAC.U,” “WWAC” and “WWACW” respectively.

Financial Position

As of    , 2023, WWAC had approximately $     million in the trust account available to consummate an initial business combination. With the funds available, WWAC offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because WWAC is able to complete its initial business combination using its cash, debt or equity securities, or a combination of the foregoing, it has the flexibility to use the most efficient combination that will allow WWAC to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting WWAC’s Business Combination

Fair Market Value of Target Business

The Nasdaq listing rules require that WWAC’s business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of WWAC’s signing a definitive agreement in connection with its initial business combination. WWAC’s board of directors determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of its initial business combination, the prospects for WWAC’s success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that WWAC will not have the resources to diversify its operations and mitigate the risks of being in a single line of business. By completing its initial business combination with only a single entity, WWAC’s lack of diversification may:

•

subject it to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which it operates after its initial business combination; and

•	cause it to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

WWAC is providing its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two (2) business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account and not previously released to WWAC to pay is income taxes, if any, divided by the number of the then-

outstanding public shares, subject to the limitations described herein. As of    , 2023, the amount in the trust account was approximately $10.10 per public share. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. There will be no redemption rights upon the completion of WWAC’s initial business combination with respect to its warrants. Further, WWAC will not proceed with redeeming its public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. The redemptions referred to herein shall take effect as repurchases under the Existing Memorandum and Articles of Association.

Redemption of Public Shares and Liquidation if No Business Combination

WWAC has until October 22, 2023 (unless such date is extended in accordance with the Existing Memorandum and Articles of Association) to complete a business combination. If WWAC is unable to consummate an initial business combination by October 22, 2023, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, to pay its income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of WWAC’s remaining shareholders and WWAC’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to WWAC’s warrants, which will expire worthless if WWAC fails to consummate an initial business combination by October 22, 2023. The Existing Memorandum and Articles of Association provide that, if WWAC winds up for any other reason prior to the consummation of its initial business combination, it will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

Sponsor and WWAC’s other current directors and executive officers have entered into an agreement with WWAC, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any ordinary shares they hold if WWAC fails to consummate an initial business combination by October 22, 2023 (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if WWAC fails to complete its initial business combination by October 22, 2023).

Sponsor, directors and executive officers have agreed, pursuant to a written agreement with WWAC, that they will not propose any amendment to the Existing Memorandum and Articles of Association (A) that would modify the substance or timing of WWAC’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with its initial business combination or to redeem 100% of WWAC’s public shares if WWAC does not complete its initial business combination by October 22, 2023 or (B) with respect to any other provision relating to the rights of holders of WWAC’s Class A ordinary shares, unless WWAC provide its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to WWAC to pay income taxes, if any, divided by the number of the then-outstanding public shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by Sponsor, any executive officer, director or director nominee, or any other person.

WWAC expects that all costs and expenses associated with implementing WWAC’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $     proceeds of its initial public offering held outside the trust account (as of    , 2023) plus up to $100,000 of

funds from the trust account available to WWAC to pay dissolution expenses, although WWAC cannot assure you that there will be sufficient funds for such purpose.

If WWAC were to expend all of the net proceeds of its initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon its dissolution would be $10.10. The proceeds deposited in the trust account could, however, become subject to the claims of WWAC’s creditors that would have higher priority than the claims of WWAC’s public shareholders. WWAC cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.10. While WWAC intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although WWAC will seek to have all vendors, service providers (excluding WWAC’s independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with WWAC waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of its public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against its assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, WWAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to WWAC than any alternative. Examples of possible instances where WWAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with WWAC and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to WWAC if and to the extent any claims by a vendor for services rendered or products sold to WWAC, or a prospective target business with which WWAC has discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.10 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay WWAC’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under WWAC’s indemnity of the underwriters of WWAC’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. However, WWAC has not asked Sponsor to reserve for such indemnification obligations, nor has it independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and WWAC believes that Sponsor’s only assets are securities of WWAC. Sponsor may not be able to satisfy those obligations. None of WWAC’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.10 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay WWAC’s tax obligations, and Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim,

WWAC’s independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While WWAC currently expects that its independent directors would take legal action on its behalf against Sponsor to enforce its indemnification obligations to WWAC, it is possible that WWAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, WWAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per public share.

WWAC will seek to reduce the possibility that Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (excluding WWAC’s independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with WWAC waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Sponsor will also not be liable as to any claims under WWAC’s indemnity of the underwriters of WWAC’s initial public offering against certain liabilities, including liabilities under the Securities Act. At     , 2023, WWAC had access to up to $     million from the proceeds of the initial public offering and the sale of the private placement warrants with which to pay any such potential claims (including costs and expenses incurred in connection with liquidation, currently estimated to be no more than approximately $100,000). In the event that WWAC liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the trust account could be liable for claims made by creditors; however, such liability will not be greater than the amount of funds from the trust account received by any such shareholder.

If WWAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of WWAC’s shareholders. To the extent any bankruptcy claims deplete the trust account, WWAC cannot assure you it will be able to return $10.10 per public share to its public shareholders. Additionally, if WWAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against WWAC that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by WWAC’s shareholders. Furthermore, WWAC’s board of directors may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and WWAC to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. WWAC cannot assure you that claims will not be brought against it for these reasons.

See “Risk Factors—Risks Related to Ownership of Our Class A Ordinary Shares and the Business Combination—If, after WWAC distributes the proceeds in the trust account to the public shareholders, WWAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against WWAC that is not dismissed, a bankruptcy court may seek to recover such proceeds, and WWAC and the WWAC Board may be exposed to claims of punitive damages.”

Employees

WWAC currently has three executive officers. These individuals are not obligated to devote any specific number of hours to WWAC’s matters but they intend to devote as much of their time as they deem necessary to its affairs until it has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for WWAC’s initial business combination and WWAC’s stage of the business combination process. WWAC does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Title
Tony M. Pearce	67	Executive Chairman and Director
Terry V. Pearce	74	Executive Vice-Chairman and Director
Daniel S. Webb	38	Chief Executive Officer, Chief Financial Officer and Director
Lynne M. Laube	53	Director
Tanner Ainge	39	Director
Dave Crowder	57	Director
Davis Smith	44	Director

Tony M. Pearce is our Executive Chairman and a Director, where he has served since March 2021. Mr. Pearce was a co-founder of Purple Innovation, LLC. He led Purple’s early entry into premium, direct-to-consumer products and built the company into one of the top eCommerce companies in the world. He served as the Co-CEO of Purple from its inception in 2010 as WonderGel, LLC through its meteoric launch in 2016, taking it public through a SPAC in February 2018. Together with his brother Terry Pearce, Mr. Pearce also served as Co-Director of Research & Development at Purple from 2016 to August 19, 2020, including during an 18-month period of time ending on January 29, 2019, when he was also voluntarily providing charitable service out of the country. Prior to founding Purple, Mr. Pearce was a manager of various technology companies owned by Mr. Pearce and his brother Terry Pearce, including EdiZONE, LLC, which focuses on developing advanced cushioning technology. From April 2020 until April 2021, he was the Chief Executive Officer of Brilliant Science LLC, an early-stage direct-to-consumer health and wellness company. Mr. Pearce holds a Bachelor of Science degree in Civil Engineering from Brigham Young University and a Master of Business Administration from the University of Phoenix.

Terry V. Pearce is our Executive Vice Chairman and a Director, where he has served since March 2021. Mr. Pearce was a co-founder of Purple Innovation, LLC and served as Co-CEO of Purple from its inception in 2010 as WonderGel, LLC through its meteoric launch in 2016, taking it public through a SPAC in February 2018. Together with his brother Tony Pearce, Mr. Pearce also served as Co-Director of Research & Development at Purple from 2016 to August 19, 2020, including a period of time in 2018 when he also served as Interim Chief Executive Officer following the resignation of the company’s former Chief Executive Officer on March 13, 2018, and until Joseph Megibow joined the company as its Chief Executive Officer on October 1, 2018. Prior to founding Purple, Mr. Pearce was a manager of various technology companies owned by Mr. Pearce and his brother Tony Pearce, including EdiZONE, LLC, which focuses on developing advanced cushioning technology. Mr. Pearce holds a Bachelor of Science degree in Civil Engineering from the University of Utah.

Daniel S. Webb is our Chief Executive Officer, Chief Financial Officer and a Director, where he has served since March 2021. From August 2017 to March 2021, Mr. Webb was an investment banker at Bank of America. As an investment banker and private equity investor, Mr. Webb worked on transactions totaling approximately $40 billion in transaction value for disruptive internet companies. In his career as an investment banker at Bank of America and Citi, he advised leading technology companies on their IPOs such as Snap, Carvana, Pinterest, Delivery Hero, Arista Networks, Freescale Semiconductor, Fiverr, Grubhub, Cardlytics, Revolve, SurveyMonkey, Zulily, and Trivago. He also helped raise public and private capital for leading technology companies such as Microsoft, Pinterest, Costar, Thrasio, Fiverr, Fanatics, Grubhub, Cardlytics, Overstock, MakeMyTrip, Purple, GSV Capital, Paytm, Integral Ad Science, and Thrillist. In addition, he advised on one of the largest internet acquisitions in history, Just Eat Takeaway’s acquisition of Grubhub as well as other transactions such as Credit Karma’s sale to Intuit, Cardlytics’ acquisition of Dosh, Bonobos’ sale to Walmart, Reachlocal’s sale to Gannett, and Aristocrat Leisure’s acquisition of Plarium. Mr. Webb previously worked in private equity at HarbourVest Partners where he directed investments in Lightower Fiber Networks, Sidera

Networks, and Confie Seguros. Mr. Webb holds a Master of Accountancy and Bachelor of Science in Accounting from Brigham Young University.

Lynne M. Laube is an Independent Director. Since 2022, Ms. Laube has been an operating partner at Valor VC. From 2020 to 2022, Ms. Laube has served as the Chief Executive Officer and co-founder of Cardlytics, and has been a member of the Board of Directors since the company was founded in 2008. Prior to her appointment as Chief Executive Officer of Cardlytics in 2020, Ms. Laube served as Chief Operating Officer. From 1994 to 2008, Ms. Laube held various positions at Capital One, including as a Vice President and Chief Operating Officer of Capital One Payments. Ms. Laube started her career at Bank One Corporation, where she specialized in operations analysis. She currently serves on the Board of Directors for NerdWallet. Ms. Laube holds a Bachelor of Science in Finance and Marketing from University of Cincinnati’s College of Business and is a graduate of Darden’s Executive Leadership program from the University of Virginia.

Tanner Ainge is an Independent Director. Since 2018, Mr. Ainge has served as the Managing Partner of Banner Ventures, a private investment firm where his primary responsibilities include sourcing, underwriting, and overseeing a portfolio of private equity and growth-stage investments on behalf of a close-knit group of family offices and successful entrepreneurs. He also serves as the Chief Executive Officer of Banner Acquisition Corp. (NASDAQ: BNNR). He co-led a $52 million investment into Pattern, Inc., a rapidly growing provider of global e-Commerce solutions. From July 2018 to March 2020, Mr. Ainge led the mergers and acquisitions strategy for Outbox Systems, Inc. (d.b.a. “Simplus”), a Salesforce implementation partner and information technology company, including acquisitions in Europe and Asia and eventual merger of Simplus with Infosys Limited. (“Infosys Ltd”; NYSE: INFY) in March 2020. From July 2013 to August 2015, Mr. Ainge served as an executive of Ensign, where he managed the company’s acquisition pipeline and process, and then served as General Counsel of CareTrust REIT following its spin-off from Ensign. Mr. Ainge began his career in mergers and acquisitions with private equity firm HGGC LLC and later with the global law firm Kirkland & Ellis LLP. He is also a judge advocate in the Utah National Guard and was appointed to the Governor’s Economic Development Board for the State of Utah in 2021. Mr. Ainge received a Bachelor of Arts in International Studies from Brigham Young University and a Juris Doctor from Northwestern University School of Law.

Dave Crowder is an Independent Director. Since 2014, Mr. Crowder has served as Co-Founder and Managing Partner of Section Partners, a growth-stage venture capital firm providing personal financing solutions to founders, executives, and shareholders of venture-backed technology companies. Previously, Mr. Crowder served as Partner of GSV Asset Management, LLC and as executive officer of GSV Capital, a publicly traded late-stage venture capital fund. Prior to GSV Capital Dave was a General Partner of Thomas Weisel Venture Partners. Mr. Crowder began his career in investment banking at Montgomery Securities and Goldman Sachs. He is also a former Adjunct Professor of the University of Utah David Eccles School of Business. He holds a Bachelor of Arts from the University of Utah and a Master of Business Administration from Harvard Business School.

Davis Smith is an Independent Director. Since 2014, Mr. Smith has served as the founder and CEO of Cotopaxi, an outdoor gear brand with a humanitarian mission backed by Bain Capital. He is a member of the United Nations Foundation’s Global Leadership Council and a Presidential Leadership Scholar. Mr. Smith previously started Brazil’s “Startup of the Year,” was Silicon Valley Community Foundation’s “CEO of the Year,” and is an EY Entrepreneur of the Year. Mr. Smith holds a Master of Business Administration from the Wharton School, a Master of Arts from the University of Pennsylvania, and a Bachelor of Arts from Brigham Young University.

Number, Terms of Office and Appointment of Directors and Officers

Our board of directors consists of seven members. Each of our directors will hold office for a two-year term. Prior to our initial business combination, holders of our founder shares will have the right to appoint all of our directors and remove members of the board of directors for any reason in any general meeting held prior to or in connection with the completion of our initial business combination, and holders of our public shares will not have the right to vote on the appointment of directors during such time. These provisions of the Existing Memorandum and Articles of Association may only be amended by a special resolution passed by a majority of at least 90% of our ordinary shares attending and voting in a general meeting. Subject to any other special rights applicable to the shareholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors or by a majority of the holders of our ordinary shares (or, prior to our initial business combination, holders of our founder shares).

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in the Existing Memorandum and Articles of Association as it deems appropriate. The Existing Memorandum and Articles of Association provide that our officers may consist of a Chairman, a Vice Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Director Independence

The rules of Nasdaq generally require that a majority of our board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Our board of directors has determined that each of Lynne Laube, Tanner Ainge, Dave Crowder and Davis Smith is an independent director as defined in Nasdaq listing standards and applicable SEC rules.

Our independent directors have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of our directors or officers have received from us any cash compensation for services rendered to us. We paid affiliates of Sponsor a total of $10,000 per month for office space, utilities, secretarial, administrative and support services up to a maximum of $160,000 which ended in February 2023. Sponsor, directors and officers, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination. Any such payments prior to an initial business combination will be made from funds held outside the trust account.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee; a compensation committee; and a nominating committee. Both our audit committee and our compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of

Nasdaq require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors. Each committee operates under a charter approved by our board of directors and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

The members of our audit committee are Tanner Ainge, Lynne Laube and Dave Crowder. Tanner Ainge serves as chairman of the audit committee. Under Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent.

Each member of the audit committee is financially literate and our board of directors has determined that Tanner Ainge qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “WWAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our compensation committee are Davis Smith, Dave Crowder and Tanner Ainge. Davis Smith serves as chairman of the compensation committee.

We adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

The members of our nominating committee are Lynne Laube, Davis Smith and Dave Crowder. Lynne Laube serves as chair of the nominating committee. Under Nasdaq listing standards, all the directors on the nominating committee must be independent. We adopted a nominating committee charter, which details the purpose and responsibilities of the nominating committee, including:

•

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board of directors, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Code of Ethics

We have adopted a code of ethics and business conduct (our “Code of Ethics”) applicable to our directors, officers and employees. You may review this document by accessing our public filings at the SEC’s website at www.sec.gov and our website. In addition, a copy of our Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information; Incorporation by Reference.” If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver on our website.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	duty to not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care, which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders; provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Members of our management team may directly or indirectly own founder shares and/or private placement warrants and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

Each of our directors and officers presently has, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our directors or officers becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to his or her fiduciary duties under Cayman Islands law. The Existing Memorandum and Articles of Association provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer on the one hand, and us, on the other. Our directors and officers are also not required to commit any specified amount of time to our affairs, and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence.

Below is a table summarizing the entities to which our directors, officers and director nominees currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Tony M. Pearce	N/A
Terry V. Pearce	N/A
Daniel S. Webb	N/A
Lynne M. Laube	Valor VC	Venture Capital Firm	Operating Partner
	NerdWallet	Personal Finance Company	Board Member
Tanner Ainge	Banner Ventures	Venture Capital Firm	Managing Partner
	Banner Acquisition Corp.	Special Purpose Acquisition Company	Chief Executive Officer
Dave Crowder	Section Partners	Venture Capital Firm	Managing Partner
Davis Smith	Cotopaxi	Outdoor Gear Company	Chief Executive Officer

We do not believe, however, that the fiduciary duties or contractual obligations of our directors or officers will materially affect our ability to identify and pursue business combination opportunities or complete our initial business combination.

Potential investors should also be aware of the following potential conflicts of interest:

•

None of our directors or officers is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•

In the course of their other business activities, our directors and officers may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•

Our Sponsor, directors and officers have agreed (and their permitted transferees will agree) to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the consummation of our initial business combination (which waiver was provided in connection with WWAC’s IPO and without any separate consideration paid in connection with providing such waiver). Our Anchor Investors have agreed (and their permitted transferees will agree) to waive their redemption rights with respect to any founder shares held by them in connection with the consummation of our initial business combination (which waiver was provided in connection with WWAC’s IPO and without any separate consideration paid in connection with providing such waiver). Additionally, our Sponsor, Anchor Investors, directors and officers have agreed (and their permitted transferees will agree) to waive their redemption rights with respect to their founder shares if we fail to consummate our initial business combination within the completion window (which waiver was provided in connection with WWAC’s IPO and without any separate consideration paid in connection with providing such waiver). However, if our Sponsor, Anchor Investors, directors or officers or any of their respective affiliates acquire public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to consummate our initial business combination within the prescribed time frame. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement warrants held in the trust account will be used to fund the redemption of our public shares, and the private placement warrants will expire worthless. Pursuant to agreements that our Sponsor, Anchor Investors, directors and officers have entered into with us, with certain limited exceptions including bona fide pledges, the founder shares will not be transferable, assignable or salable by our Sponsor, Anchor Investors, directors and officers until the earlier of 150 days after our initial business combination or the date on which we complete a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. With certain limited exceptions, the private placement warrants and the ordinary shares underlying such warrants, will not be transferable, assignable or salable by Sponsor until 30 days after the completion of our initial business combination. Since Sponsor and directors and officers may directly or indirectly own ordinary shares and warrants, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•

Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from Sponsor or an affiliate of Sponsor, or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

•

Our directors and officers may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.

•

Our directors and officers may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such directors and officers was included by a target business as a condition to any agreement with respect to our initial business combination.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with Sponsor, directors or officers. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm or another entity that commonly renders valuation opinions, that such an initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further we also paid Sponsor or an affiliate thereof a total of $160,000 for office space, utilities, secretarial and administrative services provided to members of our management team.

In addition, Sponsor or any of its affiliates may make additional investments in the company in connection with the initial business combination, although Sponsor and its affiliates have no obligation or current intention to do so. If Sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence Sponsor’s motivation to complete an initial business combination.

In the event that we submit our initial business combination to our public shareholders for a vote, (a) our Sponsor, directors and officers have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote any founder shares and public shares held by them in favor of our initial business combination and (b) our Anchor Investors have agreed (and their permitted transferees will agree), to vote any founder shares held by them in favor of our initial business combination.

Limitation on Liability and Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Existing Memorandum and Articles of Association provide for indemnification of our directors and officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful neglect or willful default. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in the Existing Memorandum and Articles of Association. We have also purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and officers.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Legal Proceedings

To the knowledge of WWAC’s management, there is no litigation currently pending or contemplated against WWAC, any of its officers or directors in their capacity as such or against any of WWAC’s property.

Properties

WWAC currently maintains executive offices at 770 E Technology Way, F13-16, Orem, Utah 84097. The cost for WWAC’s use of this space is included in the $10,000 per month fee it paid to Sponsor for office space, administrative and support services, up to a total of $160,000. Upon consummation of the Business Combination, the principal executive offices of ATI will be located at 5th Floor, Paville House, Twin Tower Lane, Prabhadevi, Mumbai – 400 025.

Competition

If WWAC succeeds in effecting the Business Combination with Aeries, there will be, in all likelihood, significant competition from their competitors. WWAC cannot assure you that, subsequent to the Business Combination, it will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

WWAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, WWAC’s annual reports contain financial statements audited and reported on by WWAC’s independent registered public accounting firm.

WWAC is required to evaluate its internal control procedures as required by the Sarbanes-Oxley Act. Only in the event WWAC is deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will WWAC be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. The fact that WWAC is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on it as compared to other public companies because a target business with which WWAC seeks to complete its initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

WWAC is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, WWAC applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to WWAC or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of WWAC’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by WWAC to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of WWAC.

WWAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, WWAC is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in WWAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find WWAC’s securities less attractive as a result, there may be a less active trading market for WWAC’s securities and the prices of WWAC’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. WWAC has elected to take advantage of the benefits of this extended transition period.

WWAC will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of its initial public offering, (b) in which WWAC has total annual gross revenue of at least $1.235 billion, or (c) in which WWAC is deemed to be a large accelerated filer, which means the market value of WWAC’s Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which WWAC has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, WWAC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. WWAC will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of WWAC’s Class A ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) WWAC’s annual revenues exceeds $100 million during such completed fiscal year and the market value of WWAC’s Class A ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

WWAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “WWAC,” “we,” “us” or “our” refer to WWAC prior to the consummation of the Business Combination. The following discussion and analysis of WWAC’s financial condition and results of operations should be read in conjunction with WWAC’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the sale of the private placement warrants, our shares, debt or a combination of cash, shares and debt.

The issuance of additional ordinary shares or preference shares in a business combination:

•

may significantly dilute the equity interest of investors in our initial public offering, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares resulted in the issuance of Class A ordinary shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares;

•	may subordinate the rights of holders of ordinary shares if preference shares are issued with rights senior to those afforded our ordinary shares;

•	could cause a change of control if a substantial number of our ordinary shares is issued, which could result in the resignation or removal of our present directors and executive officers;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

•	may adversely affect prevailing market prices for our units, ordinary shares and/or warrants; and

•	may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on our ordinary shares;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Business Combination Agreement

On March 11, 2023, we entered into the Business Combination Agreement with Amalgamation Sub and AARK. If the Business Combination Agreement is adopted by WWAC’s shareholders, and the transactions contemplated by the Business Combination Agreement are consummated, Amalgamation Sub will amalgamate with AARK, with AARK surviving the amalgamation as a subsidiary of WWAC and the Sole Shareholder. In addition, in connection with and following the consummation of the Business Combination, WWAC will be renamed “Aeries Technology, Inc.”

For details of the Business Combination Agreement, see “Proposal No. 1—Business Combination Proposal—Business Combination Agreement.”

Recent Developments

On October 2, 2023, WWAC filed a definitive proxy statement with the SEC in connection with an extraordinary general meeting at which the shareholders would, among other things, vote to approve, as a special resolution, the amendment of the Existing Memorandum and Articles of Association to extend the date by which WWAC must consummate the Business Combination from 24 months from the closing of its IPO to 25 months from the closing of its IPO (the “Extended Date”) or such earlier date as is determined by WWAC Board to be in the best interests of WWAC, and without another shareholder vote, by resolution of the WWAC Board, to elect to further extend the Extended Date in one-month increments up to five additional times, for a total of up to 30 months from the closing of WWAC’s IPO, unless the closing of a business combination shall have occurred prior thereto.

On or about October 9, 2023, WWAC and Sponsor entered into non-redemption agreements with certain unaffiliated third parties in exchange for such third parties agreeing either not to request redemption or to reverse any previously submitted redemption demand in connection with the Second Extension Amendment. Such non-redeeming third parties will receive from WWAC at Closing additional Class A ordinary shares pursuant to the terms and conditions of the non-redemption agreements.

On October 9, 2023, WWAC and AARK entered into (i) Amendment No. 2 to the Business Combination Agreement to modify the number of bonus shares to be issued to certain employees of AARK from 50,000 to 52,600 and (ii) Amendment No. 1 to the Sponsor Support Agreement to modify the definition of Extension Transfer Shares (as defined in the Sponsor Support Agreement) from up to 1,000,000 Class B ordinary shares to 1,314,250 Class B ordinary shares.

Liquidity and Capital Resources

Until the consummation of its initial public offering, the Company’s only source of liquidity was an initial purchase of ordinary shares by Sponsor and loans from Sponsor.

On October 22, 2021, we consummated its initial public offering of 20,000,000 units, at a price of $10.00 per unit, generating gross proceeds of $200,000,000. Simultaneously with the closing of its initial public offering, we consummated the sale of 8,000,000 private placement warrants to Sponsor at a price of $1.00 per warrant, generating gross proceeds of $8,000,000. On November 15, 2021, the underwriters exercised their overallotment option to purchase 3,000,000 units, at a price of $10.00 per unit, generating gross proceeds of $30,000,000. Also on November 15, 2021, we consummated an additional sale of 900,000 private placement warrants to Sponsor at a price of $1.00 per warrant, generating gross proceeds of $900,000.

Following its initial public offering and the sale of the private placement warrants, a total of $232,300,000 was placed in the trust account. We incurred $21,834,402 in transaction costs, including $4,600,000 of underwriting fees, $8,050,000 of deferred underwriting fees and $9,184,402 of other costs. Effective as of November 3, 2022, the underwriters from the Company’s initial public offering resigned and withdrew from their role in the Business Combination and thereby waived their entitlement to the deferred underwriting fees of $8,050,000, which the Company has recorded as a gain on settlement of underwriter fees on the statements of shareholders’ deficit for the year ended December 31, 2022 for $7,847,542, which represents the original amount recorded to accumulated deficit, and the remaining balance of $202,548 representing the amount recorded to the statements of operations for the year ended December 31, 2022.

For the period ended December 31, 2021, cash used in operating activities was $839,514. Net loss of $2,633,699 was offset by changes in operating assets and liabilities, which used $603,036 of cash.

For the period ended December 31, 2022, cash used in operating activities was $446,617. Net income was $9,759,713 and changes in operating assets and liabilities generated $4,017,290 of cash, which were offset by $14,223,620 in non-cash adjustments to reconcile net income to net cash used in operations, including an unrealized gain on marketable securities held in the trust account of $2,395,202, a gain on settlement of underwriting fees of $202,458, and a gain from the change in fair value of derivative warrant liabilities of $11,625,960.

For the six months ended June 30, 2023, cash provided in operating activities was $67,155. For the six months ended June 30, 2023, net income of $500,925 was offset by general and administrative expenses paid by related party of $78,413, interest earned on investment held in trust account of $4,080,757, changes in fair value of derivative warrant liabilities of $167,280, and changes in operating assets and liabilities, which generated $3,735,854 of cash.

For the six months ended June 30, 2022, cash used in operating activities was $364,764. Net income of $9,974,146 was offset by general and administrative expenses paid by related party of $6,499, interest earned on investment held in the trust account of $164,227, changes in fair value of derivative warrant liabilities of $10,467,240, and changes in operating assets and liabilities, which used $299,056 of cash.

As of June 30, 2023, we had cash and marketable securities held in the trust account of $49,362,200. In connection with the vote to approve the First Extension Amendment, holders of 18,281,946 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.36 per share, for an aggregate redemption amount of $189,434,603. As a result, 4,718,054 Class A ordinary shares remain outstanding. As of    , 2023, funds in the trust account totaled approximately $     and were held in U.S. treasury securities. We may withdraw interest to pay our income taxes, if any. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable) to complete our business combination. To the extent that our share capital is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2023, we had cash of $41,844. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, Sponsor or an affiliate of Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our public shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

Going Concern Considerations

On a routine basis, we assess going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 205-40 “Presentation of Financial Statements—Going Concern”. As of December 31, 2022 and June 30, 2023, we had $48,126 and $41,844, respectively, in our operating bank account, a working capital deficit of $3,649,365 and $7,739,914, respectively, and $234,716,046 and $49,362,200, respectively, of securities held in the trust account to be used for a business combination or to repurchase or redeem our ordinary shares in connection therewith. In connection with our assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” we have determined that mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. We believe that we will have sufficient working capital and borrowing capacity to meet our needs through the earlier of the consummation of a business combination or one year from the filing of our Annual Report on Form 10-K for the year ended December 31, 2022. However, there is a risk that our liquidity may not be sufficient. Sponsor intends, but is not obligated to, provide us with Working Capital Loans to sustain operations in the event of a liquidity deficiency.

We have until October 22, 2023 to consummate a business combination. If a business combination is not consummated by this date and our shareholders do not approve of an extension there will be a mandatory liquidation and subsequent dissolution of the Company. Uncertainty related to consummation of a business combination raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after October 22, 2023. The financial statements included in this proxy statement/prospectus do not include any adjustment that might be necessary if we are unable to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities to reflect a required liquidation after October 22, 2023.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through June 30, 2023 were organizational activities, those necessary to prepare for its initial public offering, the Company’s search for a target business with which to complete a business combination and activities in connection with the proposed Business Combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of dividends and interest income on marketable securities. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

For the three months ended June 30, 2023, we had net income of $2,033,037, consisting of general and administrative expenses of $1,475,740, offset by a gain from the change in fair value of derivative warrant liabilities of $1,797,240 and an unrealized gain on marketable securities held in the trust account of $1,711,537. For the three months ended June 30, 2022, we had net income of $6,174,392, which consists of general and administrative expenses of $294,683, offset by and a gain from the change in fair value of derivative warrant liabilities of $6,385,200 and by an unrealized gain on marketable securities held in the trust account of $83,875.

For the six months ended June 30, 2023, we had a net income of $500,925, which consists of general and administrative expenses of $3,747,112, offset by an unrealized gain on marketable securities held in the trust account of $4,080,757, and a gain from the change in fair value of derivative warrant liabilities of $167,280. For the six months ended June 30, 2022, we had net income of $9,974,146, which consists of general and administrative expenses of $657,321, offset by a gain from the change in fair value of derivative warrant liabilities of $10,467,240 and by an unrealized gain on marketable securities held in the trust account of $164,227.

For the year ended December 31, 2022, we had net income of $9,759,713, which consists of formation and operating costs of $4,463,907, offset by an unrealized gain on marketable securities held in the trust account of $2,395,202, a gain on settlement of underwriting fees of $202,458, and gain from the change in fair value of derivative warrant liabilities of $11,625,960.

For the period from March 5, 2021 (Inception) through December 31, 2021, we had a net loss of $2,633,699, which consists of formation and operating costs of $279,246 ($126,866 in professional services fees and $152,380 in general and administrative expenses), unrealized gain on marketable securities held in the trust account of $20,844, transaction costs allocated to derivative warrant liability of $396,497, and a loss from the change in fair value of derivative warrant liabilities of $1,978,800.

Contractual Obligations

Registration Rights

The holders of Class B ordinary shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed on October 19, 2021. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

BofA Securities, Inc. (“BofA”) and J.P. Morgan Securities LLC (“J.P. Morgan”), the underwriters in WWAC’s IPO, were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the initial public offering and exercise in full of the over-allotment option. On November 3, 2022, BofA and J.P. Morgan each formally notified WWAC in writing that it had resigned and withdrew from its role in the Business Combination and thereby waived its entitlement to the deferred underwriting fees.

Neither BofA nor J.P. Morgan communicated to WWAC its reasons for its resignation or waiver of the deferred underwriting fees, and WWAC did not correspond with BofA or J.P. Morgan about the reasons for their resignation or waiver of fees. BofA confirmed that its resignation was not a result of any dispute or disagreement with WWAC or any matter relating to WWAC’s operations, policies, procedures or practices. J.P. Morgan did not communicate to WWAC, nor is WWAC aware, that its resignation was the result of any dispute or disagreement with WWAC, including any disagreement relating to the disclosure in this proxy statement/

prospectus. It is WWAC’s understanding that other companies have received similar resignation letters from investment banks in connection with other business combination transactions involving special purpose acquisition companies. However, investors should be aware that a fee waiver for services already rendered is unusual.

WWAC does not currently have any ongoing relationship with BofA or J.P. Morgan. Neither BofA nor J.P. Morgan had a role in the identification or evaluation of business combination targets, and neither BofA nor J.P. Morgan were involved in the preparation of any disclosure included in this proxy statement/prospectus or any analysis underlying disclosure included in this proxy statement/prospectus. Further, neither BofA nor J.P. Morgan assisted in the preparation or review of any materials for WWAC in connection with the Business Combination and did not participate in any other aspect of the Business Combination. As such, the resignation by BofA and J.P. Morgan did not impact WWAC’s evaluation of the Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the on-going COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or the consummation of the proposed Business Combination, the specific impact is not readily determinable as of the date of these financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $41,844 and $48,126 in cash and no cash equivalents, outside of the funds held in the trust account, as of June 30, 2023 and December 31, 2022, respectively.

Derivative Financial Instruments

The Company accounts for the warrants and Working Capital Loan conversion option (collectively, the “Instruments”) in accordance with the guidance contained in ASC 815-40 under which the Instruments do not meet the criteria for equity treatment and must be recorded as liabilities. The conversion feature within the Working Capital Loan gives Sponsor an option to convert the loan to warrants of the Company’s Class A ordinary shares. This bifurcated feature is assessed at the end of each reporting period to conclude whether additional liability should be recorded. The Instruments are subjected to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations.

Marketable Securities Held in trust account

At June 30, 2023 and December 31, 2022, the assets held in the trust account of $49,362,200 and $234,716,046, respectively, were invested in money market funds.

Class A Ordinary Shares Subject to Possible Redemption

All of the Class A ordinary shares sold as part of the units in the initial public offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with the business combination and in connection with certain amendments to the Existing Memorandum and Articles of Association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit. The ordinary shares subject to possible redemption reflected on the balance sheet as of June 30, 2023 and as of December 31, 2022 and 2021 is reconciled in the following table:

	For the Six Months Ended June 30, 2023	For The Year Ended December 31, 2022	For the period from March 5, 2021 (Inception) through December 31, 2021
Redeemable Class A Ordinary Shares
Numerator: Net income (loss) allocable to Redeemable Class A Ordinary Shares	$362,923	$7,807,770	$(1,322,260)
Denominator: Weighted Average Share Outstanding, Redeemable Class A Ordinary Shares	15,121,592	23,000,000	5,158,940

Basic and diluted net income (loss) per share, Redeemable Class A	0.02	$0.34	$(0.26)

Non-Redeemable
Class B Ordinary Shares
Numerator: Net income (loss) allocable to non-redeemable Class B Ordinary Shares	138,002	$1,951,943	$(1,311,439)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares	5,750,000	5,750,000	5,116,722

Basic and diluted net income (loss) per share, non-redeemable ordinary shares	0.02	$0.34	$(0.26)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2023 and December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

Except for the warrants and Working Capital Loan liabilities as described above, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (the “FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1- Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2- Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets of liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3- Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or noncurrent based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Offering Costs

Offering costs consist of legal, accounting, underwriting and other costs incurred through the balance sheet date that are directly related to its initial public offering. Upon the completion of its initial public offering, the offering costs were allocated using the relative fair values of the Company’s Class A ordinary shares and its public warrants and private placement warrants. The costs allocated to warrants were recognized in other expenses and those related to the Company’s Class A ordinary shares were charged against the carrying value of Class A ordinary shares. The Company complies with the requirements of the ASC 340-10-S99-1.

Earnings Per Share of Ordinary Shares

Earnings per share of ordinary shares is computed by dividing net earnings (or loss) by the weighted average number of shares issued and outstanding during the period. The Company has not considered the effect of their warrants sold in its initial public offering, private placement warrants to purchase Class A ordinary shares, and Working Capital Loan warrants in the calculation of diluted income per share, since the instruments are not dilutive.

For the year ended December 31, 2022, the inclusion of dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company is contingent on a future event. For the period from March 5, 2021 (inception) through December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company as those would be antidilutive under the treasury stock method. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings are shared pro rata between the two classes of shares as long as an initial business combination is consummated. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

A reconciliation of the earnings per share is below:

Gross proceeds	$230,000,000
Less:
Class A ordinary shares issuance costs	(21,834,402)
Fair value of Public Warrants at issuance	(5,784,500)
Plus:
Remeasurement of Class A ordinary shares to redemption value	32,234,948

Class A ordinary shares subject to possible redemption at December 31, 2022	$234,616,046
Remeasurement of Class A ordinary shares to redemption value	2,369,220
Class A ordinary shares subject to possible redemption at March 31, 2023	$236,985,266
Redemption of Class A ordinary shares	(189,434,603)
Remeasurement of Class A ordinary shares to redemption value	1,711,537

Class A ordinary shares subject to possible redemption at June 30, 2023	$49,262,200

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2022 and 2021.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. There is currently no taxation imposed on income by the Government of the Cayman Islands. Consequently, income taxes are not reflected in the Company’s financial statement.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statement.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations; Quarterly Results

As of June 30, 2023 and December 31, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No unaudited quarterly operating data is included in this proxy statement/prospectus as we have conducted no operations to date.

Effective as of November 3, 2022, the underwriters from its initial public offering resigned and withdrew from their role in the Business Combination and thereby waived their entitlement to the deferred underwriting fees of $8,050,000, which the Company has recorded as a gain on settlement of underwriter fees on the statements of shareholders’ deficit for the three and nine months ended December 31, 2022 for $7,847,542, which represents the original amount recorded to accumulated deficit, and the remaining balance of $202,548 representing the amount recorded to the statements of operations for the year ended December 31, 2022.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things: (1) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT AERIES

Unless otherwise indicated or the context otherwise requires, references in this ”Information About Aeries” section to the “company,” “we,” “us,” “our” and other similar terms refer to AARK and its subsidiaries prior to the Business Combination and to ATI and its consolidated subsidiaries after giving effect to the Business Combination.

Our Business

Aeries Technology is a global professional and management services partner offering a range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations.

We support and drive our client’s global growth by providing a range of management consultancy services involving professional advisory services and operations management services to build and manage dedicated delivery centers in appropriate locations based on customer business needs. With a focus towards digital enterprise enablement, these dedicated delivery centers act as a seamless extension of the client organization, with access to the best resources. It empowers them to be competitive and nimble to achieve their goals of enduring cost efficiencies, operational excellence, and value creation, without sacrificing functional control and flexibility.

Advisory service to customers involves, among other things, active participation of senior leadership recommending strategies, best practices as it relates to operating model design, right approach, consultation on various areas, market availability for resources with appropriate skillsets required for specific roles contemplated in the service model, regulations to be complied with, optimization of tax structure etc. Our customers have the ability to customize the services based on options provided by Aeries and Aeries subsequently firms up the execution plan with the customers.

Our customers also use our services to manage their organizational operations including software development, information technology, cybersecurity, finance, human resources, customer service and operations. Aeries hires appropriate talent and personnel on its payroll for deployment on customer operations. We work with our customers in a collaborative manner to select the appropriate candidates and create functional alignment with the customers’ organizations. While our talent becomes an extension of our clients’ team, Aeries continues to provide them with the opportunity for promotion, recognition and career path progression, which we believe results in higher employee satisfaction and lower attrition rates. We manage the regulatory, tax, recruiting, human resources compliance and branding for each of our delivery centers. We believe this disruptive business model delivers overall cost and operational efficiencies with the ability to deliver digital transformation solutions tailor made for our customers’ growth strategies.

This purpose-built business model aims to create a more flexible and less expensive talent pool for deployment on customers’ operations, while creating innovation through strategic alignment at senior levels and visibility across the organization. The model also aims to insulate our clients from regulatory and tax issues and provides flexibility in scaling teams up or down based on our customers’ changing business needs. Aeries is able to deliver best practices due to its visibility into winning playbooks from multiple companies and is able to eliminate the deficiencies of the traditional outsourcing and offshoring models.

As of June 30, 2023, Aeries had 1,576 employees, 1,462 of which were full time. As of June 30, 2023, Aeries had more than 30 clients spanning across industry segments, including companies in the industries of e-commerce, telecom, security, healthcare, engineering and others. The top five clients accounted for 56% and 62% of Aeries’ revenue as of June 30, 2023 and 2022, respectively.

With over a decade of experience catering to private equity firms and their portfolio companies, Aeries had a revenue of $41.0 million and $53.1 million for the years ended March 31, 2022 and 2023, respectively, and a revenue of approximately $16.3 million for the three months ended June 30, 2023. Aeries had a net income of $4.7 million and 1.7 million for the years ended March 31, 2022 and 2023, respectively, and a net income of $0.5 million for the three months ended June 30, 2023). Net income margins for the years ended March 31, 2022 and 2023 and three months ended June 30, 2023 were 11.5%, 3.2% and 3.0%, respectively, and EBITDA margins (a comparable non-GAAP measure comparable to GAAP net income margin) for the respective periods were 17.8%, 16.4% and 17.8%.

Our History

In today’s digital economy, technology and digital solutions have seen a shift from a traditional outsourcing model to more strategic value-based services model, pursuing management solutions that are ‘Purpose-Built’ for efficiencies, automation, growth, and business expansion.

Aeries has been innovating new product and service offerings in this shifting marketplace. For the past 11 years since inception, we have catered to the private equity ecosystem’s exacting and stringent needs for speed of execution and optimal value-creation solutions, giving new portfolio companies the ability to strategically transform themselves.

It is from these lessons of implementing a wide gamut of mission critical solutions that we have evolved our ‘Purpose-Built’ model. This innovative product model aims to eliminate the deficiencies of the traditional models of vendor-outsourcing and fully owned offshored subsidiary, thereby creating a clear and differentiated offering, which has the potential to disrupt the global outsourcing and offshoring industry.

The Outsourcing and Offshoring Industry

The outsourcing and offshoring industry has been evolving to have an enhanced focus on digital transformation, and the focus has shifted from reducing costs and resource optimization to accessing niche technologies and specialized resources and improving velocity for time to market. According to the CompTIA – IDC Industry Outlook Report 2022, the industry has been seeing strong tailwinds favoring the growth of digital tech businesses with the global information technology spend in 2022 estimated to be $5.3 trillion and expected to grow at 6% year-on-year. The Aeries Total Available Market (TAM) in this marketplace could be $420 billion from a top-down approach and $504 billion from a bottom-up perspective, based on calculations conducted by Aeries.

Client organizations seek to capitalize on movement towards digitization through leveraging capabilities around cost-reduction, service automation, efficient work channels coupled with engagement models that are geared towards enabling them to meet current challenges of competition, short business cycles and quicker execution of strategy. Chief Executive Officers of organizations use Aeries’ operations management services for short term, medium-term, and long-term strategies, and for both organic growth and inorganic events in the life cycle of a company. Some of the outcomes that Aeries’ management consultancy services brings about are:

1.	Cost savings and reductions;

2.	Operational efficiencies and effectiveness;

3.	Specialized centers of excellence;

4.	Revamping and migrate legacy systems; and

5.	Geographical expansion and revenue growth.

Companies are looking for vendors who not only have the experience and expertise in providing the right-sized solution in this age of ever shortening business cycles but are also a trusted partner with a transparent engagement model to handhold them through their digital transformation journey. Aeries’ model is Purpose-Built to provide this experience, expertise and transparent engagement model to accelerate and enhance our clients’ businesses.

The Aeries’ Purpose-Built Model

The Aeries Purpose-Built model provides an innovative and flexible approach to help organizations manage their talent, technology, and operations delivery requirements. Initial consulting offerings leverage appropriate strategic recommendations from senior leadership, market availability trends for required skillsets and appropriate near-shore or offshore location to offer outsourcing services. With a customized approach, and industry and function-targeted solutions, our clients experience benefits like significant cost savings, improved efficiencies in processes, greater compliance, ownership, and accountability, enhanced organization agility and momentum to adapt to changes, scalability, and innovation.

Our model is differentiated from traditional outsourcing and offshoring platforms in the following ways:

1.

Significantly Lower Costs of Operations: Our scale of operations allows us to operate more economically than a native US-based model. The pricing model is simple, transparent, and aims to be cost-efficient. Aeries charges a margin on direct cost such as employee-related costs and passes on all indirect costs such as rent and utilities to the customer. While our goal is to provide a minimum of 40% cost savings transition from high cost geographies as part of our contractual terms, some of our clients have experienced over 60% cost savings.

2.

Transparency and Visibility: Our model has a built-in approval system structured for a client’s approval, enabling continuous cost tracking, and hence cost control. The client has direct visibility of the team structure as well as the employees within each function and can collaborate with the site head on Aeries’ side for service quality and delivery levels.

3.

Functional Control: Our teams operate as an extension of our client’s organizational chart, with functional control over operations and dedicated delivery resources by client department heads. This type of engagement model provides our clients with functional control of the processes while avoiding the administrative and regulatory overhead. The Aeries team engages with the client’s leadership in a partnership approach to align all functions and resources specific to the client’s requirements to build the operations as ‘One Team.’

4.

Flexibility: Our model is built to adapt to client needs that quickly scales up or scales down resources depending on our client’s business situation and objectives with no financial penalty. Aeries also provides a ‘Build-Operate-Transfer’ option to buy the dedicated operations from Aeries once it is set up and optimized and our client is ready to take full control of the project and set up its own subsidiary. This provides the clients the ease of taking over operations that are already established and running efficiently, thus avoiding the initial hassles of setting up their own captive unit. The transfer also creates a monetization opportunity for us if our clients decide to bring their offshored services in-house.

5.

Engagement and Governance Framework: The Aeries engagement framework ensures a quick transition and ramp-up time for our clients’ business operations. We provide high-quality supervision, administrative and operations support, functional upskilling in local geography together with strategic inputs relevant to client business through the Aeries Engagement Framework. We also have employees working in senior positions in a client’s organization on an interim basis when required. This helps fill in important positions when needed, especially during carveout or acquisition transactions, when Aeries senior management can step in and provide valuable expertise and directional advisory services. Aeries senior management interacts closely with the client’s senior management on strategic matters including organic and inorganic growth, and business expansion opportunities.

6.

Operational Excellence: Aeries’ Operational Excellence team, comprising of functional experts and advisors, works with the clients’ functional team in a consultant mode, to develop relevant and effective process improvements, tailored solutions, and benchmarking best practices. This cumulative expertise helps Aeries provide a focused and result-oriented assessment, recommendation and implementation of technology enabled solutions, process and workflow improvements to the customers that helps them shift smoothly into a lean and efficient organizational model.

7.

Technology: Our technology teams evaluate opportunities for refining process workflows, automating and identifying areas to incorporate new age technology tools including Robotics Process Automation (RPA), Artificial Intelligence (AI) and Data Analytics. These teams act as a layer over our core operations management services and provide business process re-engineering and technology enabled transformations.

8.

Compliance: By virtue of the unique design of our Purpose-Built model, Aeries is accountable and responsible for paying taxes, managing regulatory compliance and associated risks related to assessment and scrutiny, which aims to eliminate compliance-related hassles for clients. Some countries have strict guidelines on the right price to charge for inter-company services (transfer pricing) and at times, can become a long outstanding litigation matter. Our model overcomes this challenge due to the arm’s length client-vendor arrangement.

Our target market is North America. Within this region we are focused on two primary areas, the private equity ecosystem and mid-market enterprises. Based on this segmentation, we estimate that the total available market could be from $420 billion to $504 billion. Our estimate is based on publicly available market reports and calculated based on accepted market estimation principles of Bottom-Up and Top-Down analysis.

Our Growth Strategies

We intend to accelerate our growth based on the below multi-pronged approach:

1.

Deepen relationships with private equity: We intend to double down our efforts in the private equity (“PE”) ecosystem, a vertical that is close-knit, reputation and trust-based, and highly demanding. We will continue to build on our success in the PE community by expanding our network effect and hiring professionals with a pedigree from this industry.

2.

Accelerate cross sales: Renewed focus on selling value-add solutions and products to existing clients by having a “Vertical Head” concept supported directly by the executive team. These will be solutions and products in the space of AI, robotics, automation, business intelligence and deep analytics, blockchain, cloud migration, business strategic inputs and customized software. We aim to maintain our high levels of customer service and experience across functions, by offering unparalleled service delivery and top talent.

3.

Enter and aggressively expand into the mid-market enterprise segment: We intend to accelerate our mid-market enterprise growth by hiring a sales team dedicated to this vertical. This sales team will be based in the United States and have significant relationships and experience selling into mid-market enterprises.

4.

New Technology and Innovation: We intend to accelerate emerging new-age technology products, platforms and tailored scalable solutions, and augment this with tech-based services to expand our depth of services and capabilities

5.

Grow with aligned partners and alliances: We intend to build alliances with pure-play management consulting firms in the space of management consultancy services, and ecosystem partnerships with leading global technology providers.

6.

International Expansion: Although our current target market is the United States, we plan to enter new markets like Europe, Asia-Pacific, Australia and New Zealand, and the Middle East in the long-term.

7.

Grow Inorganically: In addition to our aggressive organic growth plan, we have initiated an inorganic expansion strategy, which includes a strong pipeline of potential targets which could augment our service areas and expand our geographical coverage.

Solutions We Offer

Aeries has proven and diversified digital technology development and implementation expertise that helps clients across different stages of their life cycle and helps deliver outcomes with real world impact. Aeries’ offerings are broadly classified into three categories: Consultancy Services, Operations Management and Digital Transformation (including solutions, products & platforms and innovation labs), as discussed below.

•	Consultancy Services

Consultancy services provided to customers include a series of integrated set of activities starting with the involvement of Aeries’ senior management team recommending to the customer strategies, right approach, consultation and effective implementation. These are supported by other consulting services such as recruitment, market analysis for right talent, procurement, cost benefit analysis, information technology services and project management.

•	Operations Management Services

Our Operations Management Services are geared to cater to client’s specific requirements, and to act as a catalyst for growth and efficiencies. Using our Purpose-Built model, we leverage our expertise to deploy the right tools that benchmark current performance against the industry standard and quickly address the gaps, providing real-time insights into process performance. By enhancing the talent and processes in functions such as Research & Development, IT, Finance & Accounting, Human Resources, Legal and Compliance, Customer Support, Operations Support, Aeries delivers the agility and flexibility that businesses need to gain competitive advantage.

•	Digital Transformation

We support our clients in an agile ever-changing business environment with accelerated solutions to drive changes in customer experience, operational processes, and lower their cost structure. With solutions that leverage emerging technology, we help clients in their digital transformation journey.

•	Data Analytics

Through AI and Data Science, Aeries enables valuable actionable data insights to improve operations and generate higher revenue, helping our customers unlock powerful analytics, reduce risks, forecast demand, and make more informed strategic decisions. AI-based predictive analytics allow us to provide insights on customer trends and behavior, sales pipeline and marketing, while also providing operational and financial dashboards.

•	Business Applications and Automations

Aeries provides scalable and customizable implementation, maintenance, audit and automation solutions and services, across multiple enterprise business applications systems including leading ERP and CRM platforms and through robotic process automations (RPA), thereby helping our client maximize their investments while digitally transforming their operational processes to be lean and efficient. To ensure that our solutions meet our client’s unique business needs, Aeries partners with key enterprise application vendors to bring in best practices as well as preferred commercial terms.

•	Cloud Migration

Through our cloud migration services, we get our clients one giant step closer to digital transformation of their organization. We start by conducting a thorough cloud-requirements assessment, outlining the right information technology infrastructure and Cyber Security strategies, assisting in the selection of the right cloud providers for our clients’ unique business needs. This ensures that these migrations take place in a smooth, effective and systematic manner and ensuring no negative impact to the running business.

Products & Platforms

Some of the areas of focus in which we have developed products and platforms are mentioned below.

•

Artificial Intelligence: These products free up time and resources to focus on the core, differentiation, and growth of our clients’ businesses, and bring in significant cost savings and efficiencies, with automation eliminating manual effort required in performing mundane, repetitive tasks.

•

ARIA: Our AI platform, ARIA, is a productivity and efficiency enhancement artificial intelligence (AI) assistant, which can automate repeatable processes. It augments human intelligence by enabling teams to continuously add more data and information for the bot to become more accurate over a period in its interactions and responses. ARIA uses a Natural Language Processing (NLP) engine and in-house AI models with no dependency on external paid services or cloud subscriptions. ARIA can be used as a purpose-built solution for information technology (IT) services support which can decrease the time to resolve issues such as customer support queries, specific requests around information search and software or hardware issues, and be made available as a self-service bot to end customers. It is a productivity focused application that alerts customers for escalation use cases or complex issues. ARIA can also be used to improve sales by acting as a product salesperson, where it can support showcasing slides, videos, and images requested by an end user. This reduces the need of repeated human engagement and helps in automated sales pipeline/lead creation.

•

Smart Extract: A cognitive platform using Optical Character Recognition (OCR) technology, business rules and AI to scan, extract, and analyze information from various document types allowing our clients to achieve the full potential of their Intelligent Automation goals.

•

Blockchain: Aeries helps implement Blockchain-based solutions that can record immutable audit trails of transactions in a secure and transparent manner. The platforms are designed to function either as a shared infrastructure or as dedicated platforms.

•

ECOP (Enhanced Contracts Platform): A Blockchain powered, Natural Language Processing enabled, end-to-end contract management platform with Document Understanding and Workflow Management. With ECOP, our clients experience superior collaboration, intelligence, and transparency at work. ECOP is an end to smart contract management platform that enables immutability of transactions/signatures over a blockchain and is seamlessly integrated to the Microsoft Office 365 suite of applications.

•	Productivity: Aeries helps bring in superior efficiencies by bringing improved agility and better insights at work, with smart tools that consolidate data at a centralized location.

•

Resource 360: A one stop solution to managing, augmenting, and getting revenue data driven decisions and insights from employees and software that are spread across multiple clients and projects. R360 is focused at primarily agile organizations of any size to enable their productivity when it comes to resourcing and utilization. It supports business rule validations and financial validations which can be customized for specific needs. It helps organizations become data driven for managing how, what and when their resources are available.

•

AppsSuite: A no-code platform, using Microsoft Office 365, SharePoint and Power Platform focused on organizational efficiencies and processes to provide accurate insights, and automations for business-as-usual tasks.

Innovation Labs

Aeries’ Innovation Labs incubates, develops, and propagates new ideas and creates intellectual property, by exploring collaborations with partners and stakeholders to facilitate and accelerate business opportunities. Below are some of the focus areas of Aeries Innovation Labs.

•	AeriVerse: An innovation sandbox to explore emerging trends in the area of metaverse, blockchains and crypto assets.

•

Vehicle TLMYe: Our Automotive IOT-integrated Blockchain Platform monetizes vehicle telematics through secure access to live vehicle IOT data streams. This is fully compliant with privacy laws, and enables downstream applications like insurance, maintenance, fleet management and safety.

•

DeFi: Decentralized finance, or DeFi, uses emerging technology to remove third parties in financial transactions. The components of DeFi are crypto tokens, web3 software stack, and scalable infrastructure that enables the development and deployment of applications.

•

Intelligent Environmental, Social and Governance (ESG): This no code platform will be able to recommend, collate and create reports based on reporting standards. The platform will allow templatization and materiality mapping for reporting standard of choice, collecting data from disparate sources, refining them in context of the reporting standard, and reporting out supporting outputs like text, graph and image. It will enable data collection, auditing and reporting. This platform is currently in the advanced stages of prototyping and successfully reached the minimum viable product stage by meeting the expected core requirements and functionalities. The next phase will be the discovery phase, during which we will collaborate with our customers to understand their specific requirements and customize the platform accordingly. Although we do not currently have a definitive timeline for the implementation of this platform, we do not anticipate any major additional funding would be required to progress this development, and we expect our current budget of $57,000 allocated to this would be sufficient to cover the costs associated with taking the development through formal implementation.

•

Cyber Intelligence: An intelligent platform is expected to help our clients manage information security risks and protect them against cyberattacks, as well as empowering automated response to fight cyber threats. The solution is expected to focus on Security Information and Event Management and Extended Detection and Response capabilities. Protection will be provided for public clouds, private clouds and on premise data centers. Cyber intelligence can provide near real time threat detection and can inform a user of file systems changes, online addresses (Internet Protocols) used and the changes made. This solution is currently in the advanced stages of prototyping and successfully reached the minimum viable product stage by meeting the expected core requirements and functionalities. The next phase will be the discovery phase, during which we will collaborate with our customers to understand their specific requirements and customize the platform accordingly. Although we do not currently have a definitive timeline for the implementation of this platform, we do not anticipate any major additional funding would be required to progress this development, and we expect our current budget of $100,000 allocated to this would be sufficient to cover the costs associated with taking the development through formal implementation.

One Team Culture at Aeries

At Aeries, following a ‘One Team’ culture is at the heart of everything we do.

As of June 30, 2023, the total headcount of employees at Aeries was 1,576, out of which 1,462 were full time employees.

In addition to having client dedicated resources, Aeries also has non-client dedicated employees who are domain and functional experts, and provide specialized services as required to the clients. These domain experts, such as HR, Talent Acquisition, PMO, Admin, IT, Finance & Compliance and Marketing professionals provide valuable advice and best practices that can help a business stay ahead of the competition, and provide efficiencies. These employees are an invaluable asset to Aeries, as their insights and expertise can be used to create strategies for success. Investing in these non-client dedicated resources ensures that Aeries is well-equipped to handle any requirements and can provide any specialized high-end consultancy and advisory services that its clients may need. These employees play an instrumental role in evaluating the customers’ organization and functions to arrive at the most effective recommendations for cost efficiency and thereafter leading to operational effectiveness and technology upgrade. We strongly believe that culture plays a vital role in employees having a sense of belonging, and we make every effort to ensure that the resources hired for client teams under the ‘Purpose-Built’ model act as a natural extension of their brands and gives us an advantage in the recruitment of highly engaged teammates who produce better results. We create a One-Team culture by closely understanding and integrating clients’ human resources practices and company culture, to ensure the employees build active affinity and recognition towards the client brand and corporate culture. Integrated human resources employee engagements coordinated with clients’ human resources enable employees to grow in respective career paths and ensure emergence of leaders plus retention of key talent. We believe this approach yields better synergies and collaboration in delivery and engagement, and ensures we have amongst the highest satisfaction and retention rates in the industry. In 2020, during the pandemic when organizations were trying to stabilize to align to the new normal, we had an employee satisfaction score of 94 % based on an employee satisfaction survey conducted in March and April of 2020, a testimony to the best-in-class work environment and employee benefits we offer to our employees.

Culture and Branding Initiatives

•	Client logo prominently displayed in the offices.

•	Office and workstation set-up, furniture and stationery as per client brand guidelines and colors.

•	Client human resources policies aligned with Aeries’ policies that apply to employees.

•	Fun at work sessions, celebrations, rewards and recognitions, which are completely aligned with the client.

The culture and branding initiatives ensure alignment with client culture and help ease building strong working relationships. In addition, the work hours of dedicated client resources are aligned with the client requirements in different geographies and can provide 24/7/365 days operations, using both shift-based and the ‘follow-the-sun model’. Aeries’ client-dedicated resources are flexible to adapt and cater to diverse cultural sensitivities aligned to the geographies they work with. The relationships are also strengthened by resources traveling to the client location and client team traveling to their centers in Aeries’ offices.

Attracting and Retaining Talent

The nature of the Purpose-Built Model safeguards quality and availability of talent with desired skillsets to get our clients the right-fit talent for their business. We employ diversified sourcing channels to hire the right skillset, with the client team’s active involvement to match the organization’s needs. Aeries has a strong in-house recruitment team and is well connected with leading recruitment agencies, resulting in quick sourcing of talent. Aeries also sources through employee referrals and through job portals. Aeries follows an effective and efficient screening process to narrow down candidates within tight timelines, which includes client feedback.

The extensive human resources benefits that we offer to our employees in addition to the One-Team culture we cultivate, by closely understanding and integrating Clients’ human resources practices and company culture, ensures that the employees build active affinity and recognition towards the client brand and corporate culture. This approach yields better synergies and collaboration in delivery and ensures we have amongst the highest satisfaction and retention rates in the industry. This is evident from the fact that in an industry that sees 15% attrition on average (according to Aon India Salary Increase Survey Phase I 2021-22-Insights Report), we have a low attrition rate of 7% for the 12 months ended March 31, 2023 and 1.5% for the three months ended June 30, 2023.

Our Commitment to ESG

Aeries is committed to a holistic approach to sustainability that covers managing risks and opportunities towards ESG parameters. Aeries has a comprehensive framework that goes beyond maximizing profits, and includes key elements around environmental and social impact, as well as how governance structures can be amended to maximize stakeholder well-being. For example, Aeries has adopted environmental, social and governance (ESG) guidelines which are applicable to our employees, customers, key stakeholders and third-party service providers to the extent possible. The policy, as it applies to our operations and all the products in consideration or offered by us, requires Aeries to consider the wellbeing and development of our employees in recruitment, retention and development, privacy and security of our customers, managing and influencing the ESG issues in our supply chain, minimizing the environmental impact of our services especially with respect to energy management and water waste management and paper use, and systemic risk management. In addition, Aeries supports local events and charities through financial support and contribution of staff’s time as part of our community commitment. We also engage in constructive and continuing stakeholder communications which helps us to understand those stakeholders’ ESG commitments and the ESG strategy and in turn, we can work collaboratively to achieve and improve our ESG commitments in specific operational aspects such as sustainability policy towards client dedicated facilities, IT procurement and other operations.

Environmental

Aeries considers the protection of natural resources and reduction of carbon footprint as its responsibility, as we conduct our business operations in a sustainable manner. Aeries implements appropriate ESG policies to save resources and energy, hence reducing waste, and controlling pollution.

Social

Striving for positive social change has always been at the heart of Aeries’ purpose, culture, and work. We are focused on the technology’s positive impact on society, and specifically on people who are underrepresented. As a part of giving back to the society, Aeries supports the NGO Masoom in Mumbai (NGO). This NGO aids night school students to achieve their full potential through educational and policy support leading to better skills and job opportunities. Aeries has supported this NGO in varying capacities including monetary donation and donation of books and study material to students at the night school.

In addition, customer engagement is a critical part of Aeries’ core values to provide best value, individual approach, and agility to each of our clients. We conduct periodic customer satisfaction and Net Promoter Score Surveys, regularly meet with our clients and Aeries operational excellence and technology team evaluates opportunities for refining process workflows, automating and identifying areas to incorporate new age technology tools.

Governance

At Aeries, creating a robust governance structure and oversight is in its DNA owing to the Purpose-Built model and the close partnership that Aeries cultivates with its clients. Our code of conduct and core values govern our way of working and help us achieve our vision and goals in accordance with corporate governance practices. Our core values are reviewed periodically to ensure they resonate with the organization’s DNA, our most recently unveiled core values include – Collaboration, Accountability, Transparency, Integrity, Innovation and Customer Centricity.

At Aeries, we encourage transparency and encourage employees to bring to notice any violations of the code of conduct. With an open, non-hierarchical culture, we have created a culture where appropriate governance practices ensure work ethic, in conjunction with our existing legal or statutory provisions for any wrongdoings. We also have a stringent cybersecurity framework to protect the information assets of clients and the company from cyberattacks and handle personal information properly and protect the human rights of stakeholders. We are ISO 27001:2013 and PCI DSS v3.2.1 certified and compliant to SOC 2 Audit for certification.

Facilities

Our corporate office is located at Paville House, Prabhadevi in Mumbai (India). Our global delivery centers are in India—Mumbai, Bangalore, Hyderabad, and Mexico (Guadalajara).

Global Centers Synopsis

Location	Centers	Seat Count (Approx)	Area in (Sqft) (Approx)
Hyderabad	5	550	45000
Bangalore	4	400	53000
Mumbai	5	400	18000
Pune	1	64	7300
Guadalajara	1	50	3500

In addition to the above, Aeries has presence in Singapore (Headquarters), Sales and Marketing office at Raleigh (US) and another office in Dubai (UAE).

Aeries has a unique approach towards setting up of its facilities. Aeries’ delivery centers have the look-and-feel of our client’s office to make it a seamless extension. Aeries Facilities team engages with client facility and marketing team at the time of office set-up for branding activities. Aeries has a well-structured methodology for quick office and operations set-up with strong local connections and strategic business partners. The offices are designed keeping in mind advance technology integration, physical and surveillance security requirements, workforce space management and compliance policies to identify and implement cost-effective Capex and Opex models.

Intellectual Property

Our intellectual property rights are important to our business. We rely on a combination of intellectual property laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. We require our employees, independent contractors, vendors, and clients to enter into written confidentiality agreements upon the commencement of their relationships with us. These agreements generally provide that any confidential or proprietary information disclosed or otherwise made available by us will be kept confidential.

We customarily enter into non-disclosure agreements with our clients with respect to the use of their software systems and platforms. Our clients usually own the intellectual property in the software or systems we develop for them. Furthermore, we usually grant a perpetual, worldwide, royalty-free, nonexclusive, transferable, and non-revocable license to our clients to use our pre-existing intellectual property, but only to the extent necessary to use the software or systems we developed for them.

We have invested in research and development, to enhance our domain knowledge and create complex, specialized solutions for our clients. We have developed certain tools, including consulting frameworks and software applications, that we use to deliver digital services to our clients. Some of these are ideas are in the process of being developed and will be reduced to writing once they are finalized. Subsequently the company will obtain the appropriate intellectual property protection. The company’s documents or e-books that relate to procedures, products, and strategies, which are used both internally as well as to value add for its clients, bear a “©” symbol, indicating copyright ownership. The company also holds certain registered trademarks. To ensure we maintain the ability to engage with clients, employees, and the public, we own a dozen domain names.

Our intellectual properties are listed below:

Trade Mark name and number	Type of Trade Mark	Owner and Country of Registration	Validity of Trademark (until the following dates)

ATG AERIES	Service Mark	ATG Business Solutions Private Limited	13th August, 2028

Trademark No. - 3915895		India

Domain names	Type of Domain	Owner and Country of Registration	Validity of Domain name (until the following dates)
aarksingapore.com	.com	AARK Singapore Pte Ltd, Singapore	20-Dec-23

aeries.in	.in	ATG Business Solutions Pvt Ltd, India	6-Feb-24

aeriesfinance.com	.com	ATG Business Solutions Pvt Ltd, India	6-Apr-23

aeriesgroup.com	.com	ATG Business Solutions Pvt Ltd, India	30-Oct-23

aeriesgroup.in	.in	ATG Business Solutions Pvt Ltd, India	30-Oct-23

aeriesindia.com	.com	ATG Business Solutions Pvt Ltd, India	5-Feb-24

aeriesindia.in	.in	ATG Business Solutions Pvt Ltd, India	6-Feb-24

aeriestechnology.com	.com	ATG Business Solutions Pvt Ltd, India	5-Feb-24

aeriestechnology.in	.in	Aeries Technology Group Business Accelerators Pvt Ltd, India	6-Feb-24

atghealth.co	.co	ATG Business Solutions Pvt Ltd, India	20-Dec-23

atghealth.in	.in	ATG Business Solutions Pvt Ltd, India	20-Dec-23

atghealthtech.com	.com	ATG Business Solutions Pvt Ltd, India	20-Dec-23

atghealthtech.in	.in	ATG Business Solutions Pvt Ltd, India	20-Dec-23

Regulations & Legal Proceedings

Due to the industry and geographic diversity of our operations and services, we are subject to a variety of laws and regulations. Several foreign and U.S. federal and state agencies regulate various aspects of our business, including export restrictions, economic sanctions, like the General Data Protection Regulation (GDPR), among others. Compliance with these laws requires significant resources and non-compliance may result in civil or criminal penalties and other remedial measures. See “Risk Factors” for additional information.

We may be involved in litigation relating to claims arising out of our operations and businesses that cover a wide range of matters, including, among others, intellectual property, data privacy and cybersecurity, contract and employment, personal injury, product liability and warranty. There are currently no claims or proceedings against us that we believe will have a material adverse effect on our business, financial condition, results of operations or cash flows. However, the outcome of any current or future litigation cannot be predicted with certainty and regardless of its outcome we may incur significant costs as well as experience a diversion of management resources.

Executive Officers

The following sets forth the names, ages, and current positions of the executive officers of Aeries as of the date of this proxy statement/prospectus:

Name	Age	Position
Sudhir Appukuttan Panikassery	55	Chief Executive Officer and Member of the Board
Unni Nambiar	55	Chief Technology Officer
Ajay Khare	46	Chief Revenue Officer and COO – U.S.

Sudhir Appukuttan Panikassery has served as the Chief Executive Officer of Aeries since 2012. Biographical information for Mr. Appukuttan Panikassery is set forth under “Management of ATI Following the Business Combination—Executive Officers.”

Unni Nambiar has served as the Chief Technology Officer of Aeries since 2015. Biographical information for Mr. Nambiar is set forth under “Management of ATI Following the Business Combination—Executive Officers.”

Ajay Khare has served as the Chief Operating Officer – US and CRO of Aeries since 2015. Biographical information for Mr. Khare is set forth under “Management of ATI Following the Business Combination—Executive Officers.”

AERIES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “we,” “us,” “our,” “the Company,” “AARK” and “Aeries” refer to the AARK Singapore Pte Ltd. and its consolidated subsidiaries, which relate to the management consultancy business, and excludes the legacy financial technology and investing business activities associated with AARK Singapore Pte Ltd.

The following discussion and analysis of the financial condition and results of operations of Aeries should be read in conjunction with the Condensed Carve-out Consolidated Financial Statements and related notes of AARK Singapore Pte Ltd included elsewhere in this proxy statement/prospectus. In addition to historical information, the following discussion contains forward-looking statements, including, but not limited to, statements regarding our expectations for future performance, liquidity and capital resources that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and elsewhere in this proxy statement/prospectus. We assume no obligation to update any of these forward-looking statements.

Overview

Aeries is a global professional and management services partner offering range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations.

We support and drive our client’s global growth by providing a range of management consultancy services involving professional advisory services and operations management services to build and manage dedicated delivery centers in appropriate locations based on customer business needs. With a focus towards digital enterprise enablement, these dedicated delivery centers act as a seamless extension of the client organization, with access to the best resources. It empowers them to be competitive and nimble to achieve their goals of enduring cost efficiencies, operational excellence, and value creation, without sacrificing functional control and flexibility.

Advisory service to customers involves active participation of senior leadership recommending strategies, best practices as it relates to operating model design, right approach, consultation on various areas, market availability for resources with appropriate skillsets required for specific roles contemplated in the service model, regulations to be complied with, optimization of tax structure and any other similar services specific to our customers’ needs. The customer decides on services from options provided and Aeries subsequently firms up the execution plan with the customer.

Our customers also use our services to manage their organizational operations including software development, information technology, cybersecurity, finance and accounting, human resources, customer service and operations. Aeries hires talent based on customer needs for deployment on customer operations. We work with our customers in a collaborative manner to select the appropriate candidates and create functional alignment with the customers’ organizations. While our talent becomes an extension of our clients’ team, Aeries continues to provide them with opportunity for promotion, recognition and career path progression, resulting in higher employee satisfaction and lower attrition rates. We manage the regulatory, tax, recruiting, HR compliances, and branding for the centers of excellence. This differentiated business model delivers overall cost and operational efficiencies with the ability to deliver digital transformation services and solutions tailor made for our customers’ growth strategies.

This purpose-built business model aims to create a more flexible and less expensive talent pool for deployment on customers’ operations. It creates innovation through strategic alignment at senior levels and visibility across the organization. It aims to insulate our clients from regulatory and tax issues. It provides flexibility in scaling teams up or down as per changing business needs. It delivers best practices with visibility to winning playbooks from multiple companies and aims to eliminate the deficiencies of the traditional outsourcing and offshoring models.

As of June 30, 2023, Aeries had more than 30 clients spanning across industry segments, including companies in the industries of e-commerce, telecom, security, healthcare, engineering and others. With over a decade of experience catering to private equity firms and their portfolio companies, Aeries had a revenue of approximately $53.1 million and $41.0 million, net income of $1.7 million and $4.7 million, and net income margin of 3.2% and 11.5%, for the years ended March 31, 2023 and 2022, respectively. Aeries had EBITDA margins (a non-GAAP measure comparable to GAAP net income margins) of 16.4% and 17.8% for the years ended March 31, 2023 and 2022, respectively.

Aeries had a revenue of approximately $16.3 million and $12.5 million, a net income of $0.5 million and $1.4 million, and a net income margin of 3.0% and 10.8%, for the three months ended June 30, 2023 and 2022, respectively. Aeries had EBITDA margins (a non-GAAP measure comparable to GAAP net income margins) of 17.8% and 16.6% for the three months ended June 30, 2023 and 2022, respectively.

The Business Combination Transaction

We entered into the Business Combination Agreement with WWAC on March 11, 2023. Pursuant to the Business Combination Agreement, at the Amalgamation Effective Time (“Closing”), WWAC and Aeries will consummate the Business Combination.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, AARK (the legal acquiree) will be the accounting acquirer and WWAC (the legal acquirer) will be deemed the accounting acquiree for accounting and financial reporting purposes. The financial statements of the combined company will represent a continuation of the financial statements of AARK wherein the net assets of AARK will be stated at historical cost, with no goodwill or other intangible assets recorded. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for additional information.

Impact of Inflation

The incremental revenue from the United States remained subdued due to a mix of factors including inflationary economic circumstances, reduced expenditures, and short-term decision-making delays. In comparison to management expectations, there has been increase in US Revenue, but due to inflationary pressures the increase was not in line with the expected growth, however the actual revenue were higher than the budgeted revenue due to increased business from other than us geography.

Key Factors Affecting Performance and Comparability

Market Opportunity

Our target market is North America. Within this region we are focused on two primary areas which includes the private equity ecosystem, and the mid-market enterprises. Based on the CompTIA – IDC Industry Outlook Report 2023, the industry has been seeing strong tailwinds favoring the growth of digital tech businesses with the global IT spend in 2023 estimated to be $4.6 trillion, and based on calculations conducted by Aeries, we estimate that the Aeries Total Available Market (“TAM”) in this marketplace could be at $420 billion to $504 billion.

Companies are looking out for service provides who not only have the experience and expertise in providing the right-sized solution in this age of ever shortening business cycles but also a trusted partner with a transparent engagement model to lead the customers through the digital transformation journey. Aeries’ model is purpose-built to provide this experience, expertise and transparent engagement model to accelerate and enhance our clients’ businesses.

Taxes

We are incorporated in Singapore and have operations in India, USA and Mexico. Our effective tax rate has historically varied and will continue to vary from year to year based on the tax rate in the jurisdiction of our organization, the geographical sources of our earnings and the tax rates in those countries, the tax relief and incentives available to us, the financing and tax planning strategies employed by us, changes in tax laws or the interpretation thereof, and movements in our tax reserves, if any.

Currently, the Company is liable to pay income tax in India, USA, Mexico and Singapore. In India, the Company has chosen to pay taxes according to the newly introduced tax regime in 2019 while forgoing some exemptions and deductions. Consequently, the Company calculates its consolidated provision for income taxes based on the asset and liability method. This involves determining deferred tax assets and liabilities based on temporary differences between the condensed carve-out consolidated financial statements and income tax bases of assets and liabilities. These deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the year in which these temporary differences are anticipated to be settled or recovered. If there is evidence that indicates some portion or all of the recorded deferred tax assets will not be realized in future periods, the deferred tax assets are recorded net of a valuation allowance. The Company evaluates uncertain tax positions to determine if they are likely to be sustained upon examination, and a liability is recorded when such uncertainties fail to meet the “more likely than not” threshold.

Financing Costs

We regularly evaluate our variable and fixed-rate debt obligations. We have historically used short and long-term debt to finance our working capital requirements, capital expenditures and other investments. In May 2023, Aeries amended its revolving credit facility (“Amended Credit Facility”), whereby the total borrowing capacity was increased to $3.9 million (at the exchange rate in effect on June 30, 2023), with Kotak Mahindra Bank. The revolving facility is available for Aeries’ operational requirements. The revolving credit facility is secured through a corporate guarantee given by Aeries Technology Group Business Accelerators Pvt Ltd. The interest rate equal to the 6 months Marginal Cost of Funds based Lending Rate plus a margin of 0.80% and 1.20 % as of June 30, 2023 and March 31, 2023, respectively. Aeries is required to pay interest on the outstanding balance of the credit facility at this financing cost basis, calculated based on the actual number of days for which the funds are utilized. Any changes in the prevailing MCLR rates and the interest rate charged by the bank will affect the financing cost basis and the overall cost of borrowing.

Aeries also has an outstanding unsecured loan from a director in the amount of $0.8 million at an interest rate of 10% per annum from a director. The principal amount of the loan was outstanding in entirety as of the period ended June 30, 2023 and 2022, and year ended March, 31, 2023.

The Company also has an outstanding four-year auto loan of $0.1 million at the exchange rate in effect on June 30, 2023 at 10.75% per annum.

Refer to the notes to our condensed carve-out consolidated financial statements titled “Short-term Borrowing” and “Long-Term Debt” included elsewhere in this proxy/prospectus for additional information on debt.

For information about the risks we face, see — “Risk Factors.”

Components of Results of Operations

Overview

The Company has one operating segment and presents and discusses revenues by customer location. The Company believes this disaggregation best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by industry, market and other economic factors.

The following tables show the disaggregation of the Company’s revenues by major customer location. Substantially all of the revenue in our North America region relates to business with customers in USA.

	Year Ended March 31,
	2023	2022
	(In thousands)
North America	$48,204	$38,033
Asia Pacific and Other	4,895	2,981

Total revenue	$53,099	$41,014

	Three Months Ended June 30,
	2023	2022
	(In thousands)
North America	$12,487	$11,849
Asia Pacific and Other	3,843	689

Total revenue	$16,330	$12,538

Our revenues were primarily earned in U.S. dollars. Our costs were primarily incurred in Indian rupees, as well as in U.S. dollars and Mexican pesos. We bear a substantial portion of the risk of inflation and fluctuations in currency exchange rates, and therefore our operating results could be negatively affected by adverse changes in inflation rates and foreign currency exchange rates.

Year Ended March 31, 2023 versus Year Ended March 31, 2022

The following table presents selected financial data for the year ended March 31, 2023, and March 31, 2022 (in thousands, except percentages):

	Year Ended March 31,
	2023	2022	$ Change	% Change
Revenues, net	$53,099	$41,014	$12,085	29%
Cost of Revenue	39,442	29,007	10,435	36%

Gross Profit	$13,657	$12,007	$1,650	14%
Gross Profit Margin	26%	29%

Operating expenses
Selling, general & administrative expenses	11,326	5,423	5,903	109%

Total operating expenses	$11,326	$5,423	$5,903	109%
Income (loss) from operations	$2,331	$6,584	$(4,253)	(65)%
Other income (expense)
Interest income	191	284	(93)	(33)%
Interest expense	(185)	(444)	259	(58)%
Other expense, net	429	(421)	850	(202)%

Total other income (expense)	435	(581)	1,016	(175)%

Income before income taxes	2,766	6,003	(3,237)	(54)%
Provision for income taxes	(1,060)	(1,268)	208	(16)%

Net income	1,706	4,735	(3,029)	(64)%
Less: Net income (loss) attributable to noncontrolling interests	260	703	(443)	(63)%

Net income attributable to AARK	$1,446	$4,032	$(2,586)	(64)%

Revenue, net

Revenue, net for the year ended March 31, 2023 was $53.1 million, a $12.1 million or a 29% increase compared to revenue, net of $41.0 million for the year ended March 31, 2022. This change is explained by a $14.3 million increase in revenues resulting from the strengthened demand for our services from our existing clients and a $2.3 million increase in revenues generated from new clients. The increase was offset by a $4.5 million loss in revenue due to a customer exiting a contract for convenience.

Cost of Revenue

Cost of revenue for the year ended March 31, 2023 was $39.4 million, a $10.4 million or a 36% increase compared to cost of revenue of $29.0 million for the year ended March 31, 2022. $8.2 million of the increase was driven by an increase in compensation and benefit costs as a result of an increase in our client-serving headcount to support revenue growth, and the remainder was driven by an increase in other expenses associated with fulfilling our contracts with customers.

Gross Profit

Gross profit for the year ended March 31, 2023 was $13.7 million, a $1.7 million or a 14% increase compared to gross profit of $12.0 million for the year ended March 31, 2022. The higher gross profit in the year ended March 31, 2023 was primarily driven by the $12.1 million increase in revenue attributable to the increased demand for services from new and existing clients, which was offset by a $10.4 million increase in cost of revenue mainly due to the increased compensation costs and other expenses associated with fulfilling our contracts with customers.

Gross Profit Margin

Gross profit margin for the year ended March 31, 2023 was 26%, a 3% decrease compared to gross profit margin of 29% for the year ended March 31, 2022. The higher gross profit margin in the year ended March 31, 2022 is primarily due to the $1.7 million in one-time termination fees earned by the Company due to early termination of a contract by a customer, which was not present in the year ended March 31, 2023.

Selling, general and administrative

Selling and administrative expenses for the year ended March 31, 2023 were $11.3 million, a $5.9 million and 109% increase, compared to selling and administrative expenses of $5.4 million for the year ended March 31, 2022. Increased stock-based compensation accounted for approximately $3.8 million of the increase. The remainder of the increase was attributable to 1) costs associated with expanding our operations that required increased levels of hiring resulting in increased personnel-related costs, and 2) legal and professional charges; the increase was partially offset by administrative expenses and rental expenses.

Other income (expense), net

Other income, net for the year ended March 31, 2023 was $0.4 million, a $1.0 million and 175% increase, compared to other expense, net of $0.6 million for the year ended March 31, 2022. The increase can be attributed to (i) a loss of $0.5 million incurred in connection with the disposal of assets dedicated to executing a contract with a customer that early terminated the contract in the year ended March 31, 2022, (ii) $0.3 million in exchange gains realized on receivables denominated in US Dollars as a result of the strengthening of the US Dollar against the Indian Rupee and (iii) a decrease in interest expense of $0.2 million.

Provision for income taxes

Provision for income taxes for the year ended March 31, 2023 was $1.1 million, a $0.2 million and 16% decrease compared to provision of income taxes of $1.3 million for the year ended March 31, 2022. Even though the effective tax rate was higher in FY23, which mainly due to a higher amount of non-deductible expenses coupled with higher reversal of deferred tax asset/liabilities, increased valuation allowance and reduced adjustments for change in rates due to different tax jurisdictions, the provision for income taxes was lower primarily due to the significant decrease in pre-tax income during the year.

Three Months Ended June 30, 2023 versus Three Ended June 30, 2022

The following table presents selected financial data for the three months ended June 30, 2023, and 2022 (in thousands, except percentages):

	Three Months Ended June 30,
	2023	2022	$ Change	% Change
Revenues, net	$16,330	$12,538	$3,792	30%
Cost of Revenue	11,883	8,858	3,025	34%

Gross Profit	$4,447	$3,680	$767	21%
Gross Profit Margin	27%	29%	—	—

Operating expenses
Selling, general & administrative expenses	3,670	2,108	1,562	74%

Total operating expenses	$3,670	$2,108	$1,562	74%
Income (loss) from operations	$777	$1,572	$(795)	(51)%
Other income (expense)
Interest income	64	48	16	33%
Interest expense	(123)	(48)	(75)	156%
Other expense, net	(6)	214	(220)	(103)%

Total other income (expense)	(65)	214	(279)	(130)%

Income before income taxes	712	1,786	(1,074)	(60)%
Provision for income taxes	(218)	(428)	210	(49)%

Net income	494	1,358	(864)	(64)%
Less: Net income (loss) attributable to noncontrolling interests	73	200	(127)	(64)%

Net income attributable to AARK	$421	$1,158	$(737)	(64)%

Revenue, net

Revenue, net for the three months ended June 30, 2023 was $16.3 million, a $3.8 million or a 30% increase compared to revenue, net of $12.5 million for the three months ended June 30, 2022. This change is explained by a $0.4 million increase in revenues resulting from the continued demand for our services from our existing clients and a $3.4 million increase in revenues generated from new clients.

Cost of Revenue

Cost of revenue for the three months ended June 30, 2023 was $11.9 million, and $3.0 million or a 34% increase compared to cost of revenue of $8.9 million for the three months ended June 30, 2022. $1.9 million of the increase was driven by an increase in compensation and benefit costs as a result of an increase in our client-serving headcount to support revenue growth, and the remainder was driven by an increase in other expenses associated with fulfilling our contracts with customers.

Gross Profit

Gross profit for three months ended June 30, 2023 was $4.4 million, a $0.7 million or a 21% increase compared to gross profit of $3.7 million for the three months ended June 30, 2022. The higher gross profit in the three months ended June 30, 2023 was primarily driven by the $3.8 million increase in revenue attributable to the increased demand for services from new and existing clients, which was offset by a $2.8 million increase in cost of revenue mainly due to the increased compensation costs and other expenses associated with fulfilling our contracts with customers.

Gross Profit Margin

Gross profit margin for the three months ended June 30, 2023 was 27%, a 2% decrease compared to gross profit margin of 29% for the three months ended June 30, 2022. The decrease is primarily due to increased compensation costs and other expenses associated with fulfilling our contracts with customers.

Selling, general and administrative

Selling and administrative expenses for the three months ended June 30, 2023 were $3.7 million, a $1.6 million and 74% increase, compared to selling and administrative expenses of $2.1 million for the three months ended June 30, 2022. Increased stock-based compensation accounted for approximately $1.4 million of the increase. The remainder of the increase was attributable to costs associated with expanding our operations that required increased levels of hiring resulting in increased personnel-related costs.

Other income (expense), net

Other expense, net for the three months ended June 30, 2023 was $0.1 million, a $0.3 million and 130% decrease, compared to other income, net of $0.2 million for the three months ended June 30, 2022. The increase was mainly due to an exchange gain recorded for the three months ended June 30, 2022 as a result of favorable exchange rate movement.

Provision for income taxes

Provision for income taxes for three months ended June 30, 2023 was $0.2 million, a $0.2 million and 49% decrease compared to provision of income taxes of $0.4 million for three months ended June 30, 2022. The decrease was primarily due to the significant decrease in pre-tax income during the period.

Non-GAAP Financial Measures

We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provide additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. We have detailed the non-GAAP adjustments that we make in our non-GAAP definitions below. The adjustments generally fall within the categories of non-cash items. We believe the non-GAAP measures presented herein should always be considered along with, and not as a substitute for or superior to, the related GAAP financial measures. We have provided the reconciliations between the GAAP and non-GAAP financial measures below, and we also discuss our underlying GAAP results throughout the Management’s Discussion and Analysis of Financial Condition and Results of Operations section.

Adjusted EBITDA

We define Adjusted EBITDA as net income from operations before interest, income taxes, depreciation and amortization adjusted to exclude stock-based compensation and business combination related costs. Adjusted

EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe adjusted EBITDA is useful to the investors of this proxy statement in the evaluation of Aeries’ operating performance as such information was used by securities analysts and other interested parties as a measure of financial information and debt service capabilities, and it was used by our management for internal reporting and planning procedures, including aspects of our consolidated operating budget and capital expenditures.

The following table provides a reconciliation from net income (GAAP measure) to EBITDA and adjusted EBITDA (Non-GAAP measures) for the years ended March 31, 2023, and March 31, 2022 (in thousands):

	Year Ended March 31,
	2023	2022
Net income	$1,706	$4,735

Income tax expense	1,060	1,268
Interest income	(191)	(284)
Interest expenses	185	444
Depreciation and amortization	1,172	1,140

EBITDA	$3,932	$7,303

Adjustments
(+) Stock-based compensation	3,805	—
(+) Business combination related costs	946	—

Adjusted EBITDA	$8,683	$7,303

(/) Revenue	53,099	41,014

Adjusted EBITDA Margin	16.4%	17.8%

The following table provides a reconciliation from net income (GAAP measure) to EBITDA and adjusted EBITDA (Non-GAAP measures) for the three months ended June 30, 2023, and 2022 (in thousands):

	Three Months Ended June 30,
	2023	2022
Net income	$494	$1,358

Income tax expense	218	428
Interest income	(64)	(48)
Interest expenses	123	48
Depreciation and amortization	327	295

EBITDA	$1,098	$2,081

Adjustments
(+) Stock-based compensation	1,374	—
(+) Business combination related costs	430	—

Adjusted EBITDA	$2,902	$2,081

(/) Revenue	16,330	12,538

Adjusted EBITDA Margin	17.8%	16.6%

Some of the limitations of adjusted EBITDA include it does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments or foreign exchange gain/loss; (ii) changes in, or cash requirements for, working capital; (iii) significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt; (iv) payments made or future requirements for income taxes; and (v) cash requirements for future replacement or payment in depreciated or amortized assets; (vi) stock based compensation costs, and (vii) business combination related costs.

Liquidity and Capital Resources

Our capital resources are focused on investments in our technology solutions, corporate infrastructure and strategic acquisitions to expand sales in existing sectors.

Information about our financial position as of June 30, 2023 and 2022 is set forth below:

As of June 30, 2023, the Company has $1.7 million in cash and cash equivalents.

We have historically financed our operations and expansions with cash generated from operations, revolving credit facility from Kotak Mahindra Bank, and loan from related parties. We expect to have sufficient cash from the operations, cash reserves and debt capacity for the next 12 months and for the foreseeable future to finance our operations, our growth and expansion plans. In addition, we may raise additional funds through public or private debt or equity financing. Our working capital needs are primarily to finance our payroll and other administrative and information technology expenses in advance of the receipt of accounts receivable, as well as the increased business combination related expenses. Our primary capital requirements include expanding existing operations to support our growth, financing acquisitions and enhancing capabilities, including building certain digital solutions.

Cash Flow for the three months ended June 30, 2023 and 2022

The following table presents net cash provided by operating activities, investing activities and financing activities for the three months ended June 30, 2023, and 2022 (in thousands):

	Three Months Ended June 30,
	2023	2022	$ Change	% Change
Cash at the beginning of period	$1,131	$351	$780	222%
Net cash provided by operating activities	101	1,900	(1,799)	(95)%
Net cash used in investing activities	(566)	(386)	(180)	47%
Net cash provided by (used in) financing activities	1,006	(401)	1,407	(351)%
Effects of exchange rates on cash	(8)	(31)	23	(74)%

Cash at the end of period	$1,664	$1,433	$231	16%

Operating Activities

Net cash provided by operating activities during the three months ended June 30, 2023 decreased by $1.8 million, or 95%, to $0.1 million from $1.9 million in the same period in 2022. While the net income on a cash basis after adjusting for non-cash items increased by $0.7 million in three months ended June 30, 2023, it was significantly offset by a decrease of $2.5 million of cash used in unfavorable changes in working capital. The unfavorable changes in working capital were primarily related to increase in accounts and other receivables attributable to timing of collection, and an increase in prepaid expenses and other current assets primarily due to increased advance non-income taxes, partially offset by a decrease in accounts payable due to payment, and a decrease in accrued liabilities due to lower compensation and benefits accrued in fiscal 2023, compared with fiscal 2022.

Investing Activities

Net cash used in investing activities during the three months ended June 30, 2023 was $0.6 million, of which $0.3 million was used for the purchase of property and equipment and $0.7 million was used for the issuance of loans to affiliates, partially offset by $0.4 million generated from loan repayments received from affiliates.

Net cash used in investing activities during the three months ended June 30, 2022 was $0.4 million, of which mainly was used for the purchase of property and equipment.

Financing Activities

Net cash provided by financing activities during the three months ended June 30, 2023 was $1.0 million, primarily from the net proceeds from short-term debt of $1.2 million and proceeds from long-term debt of $0.5 million, partially offset by the repayment of long-term debt of $0.2 million and payment of deferred transaction costs of $0.4 million, and payment of finance lease obligation of $0.1 million.

Net cash used in financing activities during the three months ended June 30, 2022 was $0.4 million, primarily due to the payment of short-term debt of $0.2 million, and payment of financing leases of $0.2 million.

Off-balance Sheet Arrangements

We do not have any material obligations under guarantee contracts or other contractual arrangements other than as disclosed in “Commitments and Contingencies” in the notes to our condensed carve-out consolidated financial statements in this registration statement. The Company had an outstanding guarantee of $2.4 million as of June 30, 2023, which pertains to a fund-based and non-fund based revolving credit facility availed by an affiliate, Bhanix Finance and Investment Ltd, from Kotak Mahindra Bank. The corporate guarantee requires the Company to make payment in the event the borrower fails to perform any of its obligations under the credit facilities. The guarantee was withdrawn on June 1, 2023. Pursuant to the arrangement, beginning April 1, 2021, the Company charges a fee of 0.5% of the guarantee outstanding. In the three months ended June 30, 2023 and 2022, the Company recorded a guarantee fee income of $2,000 and $3,000, respectively, within “Other income, net” in the condensed carve-out consolidated statements of operations.

Refer to the notes to our condensed carve-out consolidated financial statements titled “Commitment and Contingencies” included elsewhere in this proxy/prospectus for additional information.

Other Liquidity and Capital Resources Information

We have operating and finance lease commitments, and other commitments that will be paid over subsequent years. For additional information, see “Commitments and contingencies” in the notes to our condensed carve-out consolidated financial statements.

New Accounting Pronouncements

See “Summary of Significant Accounting Policies”, in the notes to the condensed carve-out consolidated financial statements included elsewhere in this registration statement.

Application of Significant Accounting Policies and Estimates

General

The Company’s accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (‘U.S. GAAP’) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

The accompanying condensed carve-out consolidated financial statements are prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These condensed carve-out consolidated financial statements are unaudited and, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our condensed carve-out consolidated balance sheets, operating results and cash flows for the periods presented.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been omitted in accordance with the rules and regulations of the SEC. These condensed carve-out consolidated financial statements should be read in conjunction with the audited carve-out consolidated financial statements for the fiscal years ended March 31, 2023 and 2022 and accompanying notes included within this registration statement.

All intercompany balances and transactions have been eliminated in consolidation.

Periods prior to demerger transactions

The Company’s condensed carve-out consolidated financial statements for periods prior to the demerger, i.e., prior to May 24, 2023, including the interim period ended June 30, 2022, exclude the financial results of the fintech and investment businesses that are unrelated to the merger with WWAC pursuant to the Merger Agreement. The condensed carve-out consolidated financial statements have been derived from the historical accounting records of Aark Singapore Pte. Ltd., Aeries Technology Group Business Accelerators Pvt Ltd., its subsidiaries (“ATGBA”) and controlled trust. Only those assets and liabilities that are specifically identifiable to the management consultancy business activities are included in the Company’s condensed carve-out consolidated balance sheets. The Company’s condensed carve-out consolidated statements of operations and comprehensive income consist of all the revenue and expenses of the management consultancy business activities, excluding allocations of certain expenses of the excluded fintech and investing business activities. These allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by the Carve-out Entity are not necessarily representative of the amounts that would have been reflected in the condensed carve-out consolidated financial statements had the excluded businesses operated independently of the Carve-out Entity.

The condensed carve-out consolidated financial statements for the period prior to demerger transactions exclude the following: (a) cash and cash equivalents that were utilized solely to fund activities undertaken by the investing business of Aark, (b) long-term debt and related interest payable/expense that were solely related to financing of the fintech and investing businesses, (c) amounts due from related parties related to the fintech and investing businesses, (d) investments made by the investing business, (e) trade and other receivables of the fintech business, (f) revenue, cost of sales, other income, advisory fees, bank charges and withholding taxes attributable to the fintech and investing businesses and allocations of certain expenses of the excluded businesses; these allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by Aark are not necessarily representative of the amounts that would have been reflected in the condensed carve-out consolidated financial statements had the excluded businesses operated independently of the Aark.

Differences between allocations in the condensed carve-out consolidated statements of operations and condensed carve-out consolidated balance sheets are reflected in equity as a part of “Net stockholder’s investment and additional paid-in-capital” in the condensed carve-out consolidated financial statements.

Non-controlling interests represent the equity interest not owned by the Company and are recorded for condensed carve-out consolidated entities in which the Company owns less than 100% of the interests. Changes in a parent’s ownership interest while the parent retains its controlling interest are accounted for as equity transactions.

Periods after the demerger transactions

Beginning May 25, 2023, and for the interim period ended June 30, 2023, following the demerger of the fintech and investing businesses, Aark’s condensed carve-out consolidated financial statements have been prepared from the financial records of Aark Singapore Pte. Ltd., Aeries Technology Group Business Accelerators Pvt Ltd., its subsidiaries (“ATGBA”) and controlled trust on a condensed carve-out consolidated basis.

Revenue, net

The Company derives revenues from contracts for management consulting services, which entail providing customized and integrated advisory and operational management services, each of which constitute a separate performance obligation. These contracts have different terms based on the scope, performance obligations and complexity of the engagement, which frequently requires the Company to make judgments and estimates in recognizing revenues. Revenue on time and material arrangements is recognized based on the actual hours performed at the contracted billable rates for services provided, plus costs incurred on behalf of the customer. Revenue on cost-plus arrangements is recognized to the extent of costs incurred, plus an estimate of the applicable margin earned. The Company’s performance obligations are satisfied over time and since contractual billings correspond with the value provided to a customer, the Company recognizes revenue in the amount of consideration for which it has the right to invoice using the as-invoiced practical expedient. If there is an uncertainty about the receipt of payment for the services, revenue is recognized to the extent that a significant reversal of revenue would not be probable.

Share-Based Compensation

Aeries Technology Group Business Accelerators Pvt Ltd. (“ATGBA”), a subsidiary of Aeries, has issued stock options to certain employees pursuant to Aeries Management Stock Option Plan 2019 (“MSOP”), formerly known as Pulse Management Stock Option Plan 2019, the Aeries Employees Stock Option Plan (“ESOP”), and the ESOP 2020. Grants under the MSOP and ESOP are subject to certain service and performance conditions.

The MSOP and ESOP grants are classified as equity. The grant-date fair value of awards is determined using Black Scholes Merton option pricing model (“BS Model”) model. The stock-based compensation expense is recognized in the consolidated statement of comprehensive income using the straight-line attribution method over the requisite service period if it is probable that the performance target will be achieved. The corresponding impact of the stock-based compensation expense is recognized as an increase in the equity under the head of additional paid-in capital.

The BS Model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected stock price volatility of ATGBA’s common stock, risk-free interest rates, and the expected dividend yield of the ATGBA’s common stock. The assumptions used to determine the fair value of the option awards represent our best estimates. These estimates involve inherent uncertainties and the application of Aeries’ judgement.

Income Taxes

Currently, the Company is liable to pay Income tax in India, USA, Singapore and Mexico. In India, the Company has chosen to pay taxes according to the newly introduced tax regime in 2019 while forgoing some exemptions and deductions. Consequently, the Company calculates its consolidated provision for income taxes based on the asset and liability method. This involves determining deferred tax assets and liabilities based on temporary differences between the condensed carve-out consolidated financial statements and income tax bases of assets and liabilities. These deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the year in which these temporary differences are anticipated to be settled or recovered. If there is evidence that indicates some portion or all of the recorded deferred tax assets will not be realized in future periods, the deferred tax assets are recorded net of a valuation allowance. The Company evaluates uncertain tax positions to determine if they are likely to be sustained upon examination, and a liability is recorded when such uncertainties fail to meet the “more likely than not” threshold.

The Company evaluates uncertain tax positions to determine if it is more likely than not that they would be sustained upon examination. The Company records a liability when such uncertainties fail to meet the more likely than not threshold.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted pronouncements are described in the “Summary of Significant Accounting Policies” note to our condensed carve-out consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss of future earnings, to fair values or to future cash flows that may result from a change in the price of a financial instrument. The value of a financial instrument may change as a result of changes in the interest rates, foreign currency exchange rates and other market changes that affect market risk sensitive instruments. Market risk is attributable to all market risk sensitive financial instruments including investments, foreign currency receivables, payables, lease liabilities and loans and borrowings.

Our exposure to market risk is a function of investment and financing activities and revenue generating activities in foreign currency. The objective of market risk management is to avoid excessive exposure of our earnings and equity to losses.

Foreign Currency

The Company’s revenue is predominantly generated in U.S. dollars.

The Company’s international nature of operations expose it to foreign currency exchange rate changes that could impact translations of foreign denominated assets and liabilities into U.S. dollars and future earnings and cash flows from transactions denominated in different currencies. The Company is exposed to fluctuations in foreign currency exchange rates primarily related to trade receivables from sales in foreign currencies. The Company’s results of operations, primarily revenues and expenses denominated in foreign currencies, can be affected if any of the currencies, which are used materially in the Company’s business, appreciate or depreciate against the U.S. dollar.

Interest Rate Risk

The Company’s exposure to market risk is influenced by the changes in interest rates applicable on short-term borrowings. The Company does not believe it is exposed to material direct risks associated with changes in interest rates related to these borrowings.

Credit Risk

As of June 30, 2023 and March 31, 2023, we had accounts receivable, including deferred billings, of $13.8 million and $13.4 million, respectively. There were two and four clients owed more than 10% of our accounts receivable balance as of June 30, 2023 and March 31, 2023, respectively.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and investments.

The Company’s cash and cash equivalents are held with major financial institutions. The Company believes that the financial institutions that hold the Company’s cash are financially sound, and accordingly, minimum credit risk exists with respect to these balances. The Company has not experienced any losses due to institutional failure or bankruptcy.

Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance at consolidated balance sheet date. The Company performs credit evaluations of its customers and generally does not require collateral for sales on credit due to short credit periods extended.

The Company expects limited credit risk arising from its investments as these primarily entail investments in the Company’s affiliates that have a credit rating that is above the minimum allowable credit rating defined in the Company’s investment policy. As a part of its risk management process, the Company limits its credit risk with respect to long-term investments by performing periodic evaluations of the credit standing of counterparties to its investments.

Emerging Growth Company and Smaller Reporting Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a Company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Until the Company is considered to be an emerging growth company, the Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “we,” the “Company,” “us,” “our” and similar terms refer to Aeries and its subsidiaries prior to the consummation of the Business Combination, and to the Combined Company and its subsidiaries after the Business Combination.

WWAC Executive and Director Compensation

None of WWAC’s directors or officers have received from any cash compensation from WWAC for services rendered to WWAC. Since the date that WWAC’s securities were first listed on Nasdaq until the earlier of consummation of our initial business combination and our liquidation, WWAC has paid its sponsor a total of $10,000 per month (up to a total of $160,000) for office space, utilities, secretarial, administrative and support services. Its sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. WWAC’s audit committee will review on a quarterly basis all payments that were made by WWAC to its sponsor, officers or directors, or its or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, WWAC does not expect to have any additional controls in place governing its reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with their activities on WWAC’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by WWAC to its sponsor, officers and directors, or any of their respective affiliates, prior to completion of its initial business combination. Any such payments prior to an initial business combination will be made from funds held outside the trust account.

The named executive officer and director compensation described in this section discusses our fiscal year ended March 31, 2023 compensation programs. Following the consummation of the Business Combination, our compensation committee may choose to implement different compensation programs for our named executive officers and directors. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

Aeries Executive Compensation

Our named executive officers (“NEOs”) for the financial year ended March 31, 2023 and their respective positions with Aeries were as follows:

•	Sudhir Appukuttan Panikassery, our Chief Executive Officer

•	Ajay Khare, our Chief Revenue Officer & Chief Operating Officer- US

•	Unni Nambiar, our Chief Technology Officer

Summary Compensation Table

The following table provides information regarding the compensation provided to our NEOs for the past two fiscal years ended on March 31, 2023 and March 31, 2022.

Name and Principal Position	Financial year Ended	Salary(1)	Bonus(2)	Stock Awards(3)	All other compensation	Total
Sudhir Appukuttan Panikassery	March 31, 2023	$279,191	$902,074	$5,510,800	$3,723	$6,695,787
Chief Executive Officer	March 31, 2022	$302,309	$941,330	—	$3,225	$1,246,864
Ajay Khare	March 31, 2023	$240,000	$271,000	—	—	$511,000
CRO & COO - US Operations	March 31, 2022	$240,000	$444,745	—	—	$684,745
Unni Nambiar	March 31, 2023	$137,459	$96,000	—	—	$233,459
Chief Technology Officer	March 31, 2022	$253,782	$56,575	—	—	$310,357

(1)	The amounts in this column reflect the base salary and the remuneration paid to the named executive officers for the financial years ended March 31, 2023, and March 31, 2022.
(2)	The amounts in this column represent the amount of discretionary bonus payments earned by each named executive officers in respect of the financial year ended March 31, 2023, and March 31, 2022.
(3)	The amounts in this column represent the aggregate grant fair value of option awards granted to each named executive officer in the financial year 2022-23, computed in accordance with the GAAP.

Narrative Disclosure to Summary Compensation Table

Annual Base Salary

The compensation of our named executive officers is generally determined and approved by the board of directors. The base salaries of each of the named executive officers for the fiscal year ended March 31, 2023 are listed below.

Name	Fiscal Year 2023 Base Salary
Sudhir Appukuttan Panikassery	$279,191
Ajay Khare	$240,000
Unni Nambiar	$137,459

Annual Performance-Based Bonus Opportunity

From time to time, our board of directors or compensation committee may approve cash bonuses for its executive officers based on certain company performance or as otherwise determined appropriate. Mr. Sudhir Appukuttan Panikassery’s consultancy services agreement provides for an incentive in the form of an annual bonus and event-based special bonuses contingent upon the completion of M&A transactions. Mr. Ajay Khare’s employment offer letter provides for an annual bonus determined at Aeries’ discretion based on certain financial metrics of the business (5% of the net profit after tax, free cash flows and future requirements of funds). Mr. Unni Nambiar’s employment letter also provides for an annual bonus determined at the discretion of the Company. For additional information regarding the employment letters and consultancy services agreement with our named executive officers, please see the section below titled “—Executive Employment Letters and Consultancy Services Agreement.”

Equity-Based Incentive Awards

Aeries’ equity-based incentive awards are designed to align our interests and those of our shareholders with those of our employees and consultants, including its executive officers. The board of directors is responsible for approving equity grants.

The Company intends to attract, retain and motivate key talents working with the Company, by way of rewarding their high performance and motivate them to contribute to the overall corporate growth and profitability Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance. Aeries may grant equity awards at such times as its board of directors determines appropriate.

Currently, we have two active stock option plans, Aeries Management Stock Option Plan 2019, as amended, and Aeries Employees Stock Option Plan 2020, as amended. For a description of the terms of the two plans, please see the section below titled “—Aeries Stock Option Plans.” Under the Aeries Management Stock Option Plan 2019, as amended, 177,345 options were granted to Mr. Appukuttan Panikassery on September 27, 2019, 59,110 options were granted to Mr. Nambiar on September 27, 2019 and 59,110 options were granted to Mr. Khare on April 1, 2020. Under the Aeries Employees Stock Option Plan 2020, as amended, 59,900 options were granted to Mr. Appukuttan Panikassery on July 22, 2022.

For additional information regarding the equity awards held by our named executive officers, please see the section below titled “—Outstanding Equity Awards at Fiscal Year-End.”

Aeries Stock Option Plans

Management Stock Option Plan 2019 (the “MSOP”)

The MSOP was originally approved by board of directors and shareholders of Aeries on September 23, 2019. The MSOP was later amended on September 29, 2022 and September 30, 2022, respectively.

The MSOP provides the terms pursuant to which options may be issued under, including the authority and ceiling of the options, administration of the MSOP, grant of stock options, vesting and exercise of options, etc.

Authority and Ceiling

Pursuant to the MSOP, Aeries is authorized to grant a maximum of 295,565 options (representing 295,565 ordinary shares of Aeries having face value of Rupees ten per share), which options can be issued to the eligible employees of Aeries in accordance with the terms of the MSOP. These options would be issued, allotted, and exercisable as may be determined by the board of directors.

The board of directors of Aeries is empowered to formulate detailed terms and conditions of the MSOP. In accordance with the provisions of the MSOP, Aeries created an ESOP trust (the “ESOP Trust”) for the benefit of the grantees. The ESOP Trust is empowered to administer and supervise the MSOP in consultation with the board of directors of Aeries.

Administration of the Plan

The trustee of the ESOP Trust, with the approval of the board of directors, has the power to formulate the rules and regulations for the implementation of the MSOP and its management and administration.

The board has the authority to:

a.	Identify the employees eligible to participate under the MSOP;

b.	Determine the number of options to be granted to a particular employee or to a category or group of employees and in the aggregate;

c.	Grant options to the identified employees and determine the date of such grant;

d.

To do all such acts, deeds, matters and things and execute all such deeds, documents, instruments and writings as it may in its absolute discretion deem necessary or desirable and pay fees and commission and incur expenses in relation to or for implementing the MSOP;

e.	Approve forms or agreements for use under the MSOP;

f.	Approve rules and regulations for implementing the MSOP from time to time;

g.	Lay down the method for satisfaction of any tax obligation arising on the exercise of the option in accordance with the terms therein or otherwise; and

h.	Construe and interpret the terms of the MSOP, and the options granted pursuant thereto.

Vesting of Options

The options granted under the MSOP have a minimum vesting period of one (1) year from the date of grant. Furthermore, the granted options will vest upon completion of certain conditions as mentioned in the MSOP.

Exercise of Options

The vested option would be exercisable within a period of five (5) years (the “Exercise Period”) from the one year anniversary of the date of grant (the “vesting date”). The right of a grantee to exercise such grantee’s vested options is conditional upon the grantee executing a shareholders agreement, in the form and manner as may be specified by the board of directors. Upon exercise of options by a grantee, the ESOP Trust will allot Aeries shares in lieu of the exercised options to the grantee. Any options not exercised within the Exercise Period would automatically lapse.

Termination of employment

In the event of termination of employment of a grantee as an employee of Aeries as a result of death or permanent incapacity of the employee, the options that have not yet been vested (the “unvested options”) would vest immediately and all the options can be exercised by the beneficiaries or the grantee (in the case of permanent incapacity) within the Exercise Period.

In the event of resignation or termination of the employment for any reason other than the ones stated above, all the unvested options would lapse. However, a grantee can exercise all the vested options which have not lapsed within the Exercise Period on the date of termination.

Non-transferability of Options

The options granted under the MSOP are personal to the grantee. The options cannot be transferred by the grantee under the MSOP Plan and any purported transfer not permitted in the MSOP shall be void and unenforceable against Aeries. The option shall not be pledged, hypothecated, mortgaged or otherwise alienated in any other manner.

Transfer of Equity Shares

Upon the listing of the shares of Aeries on a recognized stock exchange, the grantee shall be free to transfer the underlying shares (part or full) pursuant to the exercise of the option. In any other event, the grantees shall transfer the shares in Aeries acquired pursuant to exercise of options in accordance with the shareholders agreement as may be executed by the grantee.

Taxes

All options granted under the MSOP shall be subject to all applicable withholding tax requirements, if any, and the ESOP Trust or Aeries, as applicable, may withhold such taxes accordingly. The ESOP Trust, on behalf of the grantee, shall pay all tax and discharge all other liabilities to which such grantee may become subject as a result of the grantee’s participation in the MSOP or the grant of any options or the vesting of such options or on allotment of shares of Aeries or sale of such shares. Aeries shall have the right to deduct from the grantee’s salary/compensation, any of the grantee’s tax obligations arising in connection with the options or the shares acquired upon the exercise thereof.

Modification of the MSOP

Subject to applicable laws, the board of directors may at any time and from time to time:

a.	Interpret, revoke, add, alter, amend or vary all or any of the terms and conditions of the MSOP or all or any of the rights and obligations of the grantees; and

b.

Formulate various sets of special terms and conditions in addition to those set out in the MSOP, to apply to the grantees. Each of such sets of special terms and conditions shall be restricted in its application to those grantees.

Any decision of the board of directors in the interpretation and administration of the MSOP shall be final, conclusive and binding on all parties concerned (including, but not limited to, grantee and/or beneficiaries) to the extent permitted under the applicable laws. Neither Aeries, nor the board of directors nor the ESOP Trust, nor the ESOP Trustees shall be liable for any action or determination made with respect to the MSOP or any option granted thereunder.

No variation, alteration, addition or amendment to the MSOP can be made if it is detrimental to the interest of the grantees.

Term of the MSOP

The MSOP shall continue to operate so long as there are unexercised options and shares in the ESOP Trust, unless the board of directors decides to terminate the MSOP. No termination of the MSOP shall impair the existing rights of any grantee, unless mutually agreed otherwise between the grantee, the ESOP Trust and the board of directors, which agreement must be in writing and signed by the grantee, the ESOP Trust and Aeries. Termination of the MSOP shall not affect the board of directors’ ability to exercise the powers granted to it hereunder with respect to options granted under the MSOP prior to the date of such termination.

Employee Stock Option Plan 2020 (the “ESOP”)

The ESOP was originally approved by board of directors and shareholders of Aeries on August 1, 2020, and was later on amended on July 22, 2022.

The ESOP provides the terms pursuant to which options may be issued thereunder, including the authority and ceiling of the options, administration of the ESOP, grant of stock options, vesting and exercise of options, etc.

Authority and Ceiling

A maximum of 59,900 options (representing 59,900 ordinary shares of Aeries having face value of Rupees ten per share) can be issued to the eligible employees of Aeries under the ESOP. These options would be issued, allotted, and exercisable as may be determined by the board of directors of Aeries.

The board of directors is empowered to formulate detailed terms and conditions of the ESOP. Aeries created a trust for the ESOP (the “ESOP Trust”) for the benefit of the grantees in accordance with the provisions of the ESOP and the ESOP Trust is empowered to administer and supervise the ESOP in consultation with the board of directors.

Administration of the Plan

The trustees of the ESOP Trust, with the approval of the board of directors, have the power to formulate the rules and regulations for the implementation of the ESOP and its management and administration.

The board of directors shall have the authority to:

a.	Identify the employees eligible to participate under the ESOP;

b.	Determine the number of options to be granted to a particular employee or to a category or group of employees and in the aggregate;

c.	Grant options to the identified employees and determine the date of Grant;

d.

To do all such acts, deeds, matters and things and execute all such deeds, documents, instruments and writings as it may in its absolute discretion deem necessary or desirable and pay fees and commission and incur expenses in relation to or for implementing the ESOP;

e.	Approve forms or agreements for use under the ESOP;

f.	Approve rules and regulations for implementing the ESOP from time to time;

g.	Lay down the method for satisfaction of any tax obligation arising on the exercise of the option or otherwise; and

h.	Construe and interpret the terms of the ESOP, and the Options granted pursuant to the Plan.

Vesting of Options

The options granted under the ESOP have a vesting period of minimum one (1) year from the date of grant or as may be stated in the grant letter.

Exercise of Options

The vested option shall be exercisable within a period of 5 years (the “Exercise Period”) from the vesting date. A vested option shall be deemed to be exercised only when the ESOP Trust receives from the grantee (or the grantee’s beneficiary), as the case may be, an exercise letter and the exercise price, in the form and manner as specified in the ESOP. Aeries will issue and allot shares to the ESOP Trust any time before the exercise of the options. The ESOP Trust will transfer the shares to the grantees after payment of the applicable exercise price.

Any options not exercised within the Exercise Period shall automatically lapse.

Termination of employment

In the event of termination of employment of a grantee as a result of such employee’s death or permanent incapacity, the unvested options shall vest immediately.

All the vested options and exercised options, shall at the sole discretion of the board of directors, be settled in cash based on the fair market value of the shares underlying the exercised options net off transaction costs and taxes.

All the vested options, which have not lapsed and not exercised, shall at the sole discretion of the board of directors, be settled in cash based on the fair market value of the shares underlying these options, net off exercise price, transaction costs and taxes.

In the event of termination of the employment of a grantee due to retirement on attaining superannuation age or resignation by the grantee or termination without cause by Aeries, then all unvested options and unexercised vested options, which have not lapsed, granted to the grantee shall lapse. All the vested options and exercised options as of the date of resignation or termination shall at the sole discretion of the board of directors be settled in cash based on the fair market value of the shares, shall be net off transaction costs and taxes.

In the event of termination of the employment of a grantee with cause by aeries, such grantee will not be entitled to participate in the ESOP from the date of termination and all the options (whether vested or unvested) granted shall lapse. Shares issued earlier to the ESOP Trust allocable to such options shall be utilized on behalf of other grantees and the exercise price paid by the grantee shall be forfeited.

Non-transferability of Options

The options granted under the ESOP are personal to the grantee. The options cannot be transferred by the grantee under the ESOP and any purported transfer not permitted in the ESOP shall be void and unenforceable against Aeries. The option shall not be pledged, hypothecated, mortgaged or otherwise alienated in any other manner.

Transfer of Equity Shares

The grantee can transfer shares as per the terms of Article of Association of Aeries.

Taxes

All options granted under the ESOP shall be subject to all applicable withholding tax requirements, if any, and the ESOP Trust and Aeries, as applicable, may withhold such taxes accordingly. The ESOP Trust, on behalf of the grantee, shall pay all tax and discharge all other liabilities to which the grantee may become subject as a result of the grantee’s participation in the ESOP or the grant of any options or the vesting of such options or on allotment of shares or sale of such shares. Aeries shall have the right to deduct from the grantee’s salary/compensation, any of the grantee’s tax obligations arising in connection with the options or the shares acquired upon the exercise thereof.

Modification of the ESOP

Subject to applicable laws, the board of directors may at any time and from time to time:

a.	Interpret, revoke, add, alter, amend or vary all or any of the terms and conditions of the ESOP or all or any of the rights and obligations of the grantees;

b.

Formulate various sets of special terms and conditions in addition to those set out herein, to apply to the grantees. Each of such sets of special terms and conditions shall be restricted in its application to those grantees; and

c.

Formulate separate sets of special terms and conditions in addition to those set out herein, to apply to each class or category of grantees separately and each of such sets of special terms and conditions shall be restricted in its applications to such grantees.

Any decision of the board of directors in the interpretation and administration of the ESOP shall be final, conclusive and binding on all parties concerned (including, but not limited to, grantees and/or their respective beneficiaries) to the extent permit ted under the applicable laws. Neither Aeries, nor the board of directors nor the ESOP Trust, nor the ESOP Trustees shall be liable for any action or determination made with respect to the ESOP or any option granted thereunder.

No variation, alteration, addition or amendment to the ESOP can be made if it is detrimental to the interest of the grantees.

Term of the ESOP

The ESOP shall continue to operate so long as there are unexercised options and shares in the ESOP Trust, unless the board of directors decides to terminate the ESOP. No termination of the ESOP shall impair the existing rights of any grantee, unless mutually agreed otherwise between the grantee, the ESOP Trust and the board of directors, which agreement must be in writing and signed by the grantee, the ESOP Trust and Aeries. Termination of the ESOP shall not affect the board of directors’ ability to exercise the powers granted to it hereunder with respect to options granted under the ESOP prior to the date of such termination.

Other Compensation and Employee Benefits

All of our named executive officers are eligible to participate in Aeries’ employee benefit plans, including gratuity, leave encashment, health insurance (including group Mediclaim policy, group term life and personal accident policy), its Employee Provident Fund, Employee Pension Scheme, Employee State Insurance as required by Indian law, and for the U.S.-based employees, medical insurance plan, on the same basis as all of our other employees. We generally do not provide perquisites or personal benefits to the named executive officers.

Aeries maintains a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Mr. Khare participates in the 401(k) plan. Eligible employees are able to defer eligible compensation up to certain Internal Revenue Code (the “Code”) limits, which are updated annually. Aeries has the ability to make matching and discretionary contributions to the 401(k) plan. Currently, Aeries makes a 4% safe harbor contribution on behalf of its employees to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by Aeries when made and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan.

None of our named executive officers participated in, or earned any benefits under, a nonqualified deferred compensation plan sponsored by Aeries during the fiscal year ended March 31, 2023. Our board of directors may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in Aeries’ best interests.

Outstanding Equity Awards at Fiscal Year-End

The following illustrates outstanding equity incentive awards held by the named executive officers as of March 31, 2023.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Sudhir Appukuttan Panikassery	177,345	(1)	0	0	$0.12	30-Oct-25	59,900	$7.1	0	0
Unni Nambiar	59,110	(2)	0	0	$0.12	30-Oct-25	0	$0.0	0	0
Ajay Khare	59,110	(3)	0	0	$0.12	30-Mar-26	0	$0.0	0	0

(1)

The amount in this column reflects the options granted on September 27, 2019 and vested on October 31, 2020 with an exercise price of $0.12 (value of the options was $7.12). Mr. Appukuttan Panikassery was also granted 59,900 options with an exercise price of $0.12 under the Aeries Employees Stock Option Plan 2020, as amended, on July 22, 2022, with a vesting date of July 22, 2023.

(2)	The amount in this column reflects the options granted on September 27, 2019 and vested on October 31, 2020 with an exercise price of $0.12 (value of the options was $7.12).
(3)	The amount in this column reflects the options granted on April 1, 2020 and vested on March 31, 2021 with an exercise price of $0.12 (value of the options was $7.12).

Executive Employment Letters and Consultancy Services Agreement

AARK, Aeries or affiliated companies currently have employment agreements (either in form of employment letters or otherwise) with all the executives, including the NEOs and have a consultancy services agreement with Mr. Appukuttan Panikassery. In anticipation of the Business Combination, effective at Closing, we expect to amend the consultancy services agreement with Mr. Appukuttan Panikassery, our chief executive officer, and to amend the employment offer letters with Mr. Khare and with Mr. Nambiar. However, no agreement in that regard has been reached as of the date of this proxy statement/prospectus and therefore the post-Closing arrangement may not be determined at this time.

Consultancy Services Agreement with Mr. Appukuttan Panikassery

Mr. Appukuttan Panikassery entered into a consultancy services agreement with Aeries on April 1, 2022, which provides for: (1) an annual base salary of $279,191, (2) equity awards in the form of stock options, (3) incentives in the form of annual bonuses, (4) event-based special bonuses contingent upon the completion of M&A transactions, (5) medical and life insurance, (6) director and officer liabilities insurance in India and overseas, and (7) reimbursements of certain expenses. The consultancy services agreement has a minimum term of five (5) years until terminated by mutual consent. For the clauses on severance payments upon termination or change of control, please see the section below titled “ — Potential Payments Upon Termination or Change of Control for Mr. Appukuttan Panikassery.”

The consultancy services agreement also contains customary confidentiality and dispute resolution clauses.

Employment Offer Letter with Mr. Khare

Mr. Khare is a party to the offer letter with Aeries Technology Solutions, Inc., a wholly-owned subsidiary of Aeries, dated July 1, 2015. The offer letter provides for at-will employment with (1) an annual base salary of $240,000, (2) an annual bonus based on certain financial metrics of the business (5% of the net profit after tax, free cash flows and future requirements of funds), payable within 60 days of when the shareholders approve the audited annual financial statements, and (3) benefits packages including medical, dental and life insurance, a 401(k) retirement account and other customary benefits. The offer letter also contains customary confidentiality clause, conflicts of interests, non-compete and two-year post termination non-solicitation clauses.

Employment Offer Letter with Mr. Nambiar

Mr. Nambiar is a party to the offer letters with Aeries dated August 1, 2012, April 1, 2016 and most recently amended by a letter dated June 1, 2022. The offer letters (as most recently amended) provide for (1) an annual salary of $137,459, and (2) an annual bonus determined at Aeries’ discretion and customary benefits. The June 1, 2022 offer letter also contains customary confidentiality clause, non-compete, non-solicitation, indemnification and dispute resolution clauses. For the clauses on severance payments upon termination or change of control, please see the section below titled “ — Potential Payments Upon Termination or Change of Control for Mr. Nambiar.”

Potential Payments Upon Termination or Change of Control

Potential Payments Upon Termination or Change of Control for Mr. Appukuttan Panikassery

In the case of sale of the company or merger or IPO or material changes in the organizational structure of the Aeries group that materially changes Mr. Appukuttan Panikassery’s arrangement to the detriment of his interests, under his consultancy services agreement, Mr. Appukuttan Panikassery will be entitled to the following severance payments: the total of: (a) his annual compensation, (b) annual benefits, and (c) the amount of the highest bonus or incentives payment during the immediate three (3) years multiplied by three (3), multiplied by three (3) years. Further accrued bonuses to the date of separation will be fully paid within 15 days of separation. In addition, parties may convert his consultancy arrangement into an employment agreement if such conversion does not adversely impact Mr. Appukuttan Panikassery’s operational flexibility and compensation.

In the case of Aeries’ termination of the arrangement with Mr. Appukuttan Panikassery for any reason, Mr. Appukuttan Panikassery is entitled to the severance payments as described above, plus all other dues as described in the consultancy services agreement.

Potential Payments Upon Termination or Change of Control for Mr. Nambiar

The June 1, 2022 offer letter with Mr. Nambiar provides for certain severance benefits upon the termination of Mr. Nambiar without “cause” (with six-month notice period or compensation in lieu of notice period), or Mr. Nambiar’s resignation for “good reason” (each term as defined in the offer letter). These severance payments include (1) accrued rights, including the fixed base salary up to the date of termination, reimbursements prior to termination, certain employee benefits and other annual bonuses otherwise earned but unpaid as of the termination date, and (2) 24 months of his last fixed base salary prior to termination.

At the time of Mr. Nambiar’s resignation, he will enter into a separation agreement which shall specify the severance pay, any full and final settlement amount, confidentiality, non-compete, non-solicitation and intellectual property rights. Mr. Nambiar needs to give a six-month notice to Aeries if he decides to resign and either through resignation or termination, Aeries may require Mr. Nambiar to go on garden leave during the six-month’s notice period.

Interests of Aeries’ Executive Officers in the Business Combination

As discussed above, certain of our executive officers are entitled to severance benefits upon certain qualifying terminations of employment, which could be triggered by the Business Combination. It is expected that, effective as of the Closing, Mr. Appukuttan Panikassery will waive the rights under his consultancy services agreement in exchange for potential equity incentive compensation grants and a lump-sum cash payment that will be determined based on the cash consideration received in the Business Combination. No agreement in that regard has been reached as of the date of this proxy statement/prospectus, and as such, the amounts of the equity grants and lump-sum cash payments, if any, cannot be determined at this time.

2022 Director Compensation Table

Name (a)	Fees earned or paid in cash ($) (b)		Stock awards ($) (c)	Option awards ($) (d)	Non-equity incentive plan compensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)	Total ($) (h)
Venu Raman Kumar		$(1)	—	—	—	—	—	—
Asha Dixit	$3,747.41	(2)	—	—	—	—	—	3,747.41

(1)	Mr. Kumar does not receive compensation for services rendered in his capacity as a member of the board of directors of AARK.
(2)

Ms. Dixit is a nominee director located in Singapore to satisfy the local directorship requirement of AARK. AARK engages a local corporate secretarial services, ACT SG Advisory Pte, Ltd. and nominee director’s services are charged at 5,000 Singaporean Dollars per year by ACT SG Advisory to AARK. Ms. Dixit does not otherwise receive compensation for services rendered in her capacity as a member of the board of directors of AARK.

Emerging Growth Company Status

As an EGC, the Combined Company will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our chief executive officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Anticipated Compensation of Directors and Executive Officers after the Transaction

Following the consummation of the Business Combination, ATI intends to develop an executive compensation program that is designed to align compensation with ATI’s business objectives and the creation of shareholder value, while enabling ATI to attract, retain, incentivize and reward individuals who contribute to the long-term success of the company regarding the executive compensation program will be made by ATI’s compensation committee.

After the consummation of the Business Combination, the ATI board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that ATI is able to recruit and retain qualified directors. Upon the consummation of the Business Combination, ATI will adopt a director compensation program that is designed to align compensation with its business objectives and the creation of shareholder value, while enabling the company to attract, retain, incentivize and reward directors who contribute to the long-term success of ATI.

MANAGEMENT OF ATI FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of     , 2023, concerning the persons who are expected to serve as directors and executive officers of ATI following the consummation of the Business Combination.

Name	Age	Title
Executive Officers
Sudhir Appukuttan Panikassery	55	Chief Executive Officer and Member of the Board
Unni Nambiar	55	Chief Technology Officer
Ajay Khare	46	Chief Revenue Officer & COO – Americas
Daniel S. Webb	38	Chief Investment Officer and Member of the Board
Narayan Shetkar	46	Chief Strategy Officer
Non-Employee Directors
Venu Raman Kumar	62	Director and Chairman of the Board
Alok Kochhar	65	Director
Biswajit Dasgupta	57	Director
Nina B. Shapiro	74	Director
Ramesh Venkataraman	57	Director

Executive Officers

Sudhir Appukuttan Panikassery has served as Chief Executive Officer of Aeries since co-founding Aeries in 2012. Sudhir is responsible for planning and executing the strategic direction and ongoing operations for the company. With experience across multiple industries, Sudhir has set up and operationalized unique business improvement and enhancement solutions for clients under tailored and differentiated engagement models.

In his previous role, Sudhir was the global controller of CBay Systems (later M*Modal Inc.). He played an instrumental role in some of the key acquisitions such as MedQuist, Spheris and Multimodal. He also assisted with planning and executing the integration and synergy realizing strategies. Prior to that, he was a senior partner at one of India’s oldest accounting firms where he specialized in audit, mergers and acquisitions, advisory services and corporate structuring for large clients in technology, BPO, banking and financial services. He was also responsible for setting up new practice areas.

In March 2021, Sudhir successfully led and closed an acquisition of a carve-out from Nuance Communications Inc. (now renamed as DeliverHealth Solutions (DHS)) which is a world leading healthcare outsourcing services and platform business.

Sudhir is a member of the Managing Committee of ASSOCHAM, India’s oldest Chamber of Commerce, and Co-Chairman of India’s National Council for Business Facilitation and Global Competitiveness.

Unni Nambiar has served as Chief Technology Officer of Aeries since 2015. Unni is responsible for providing technology direction and overseeing all technology related operations for Aeries, including global research & development, information technology and customer support operations for clients, as well as driving Aeries incubated portfolio of products.

Unni is a technology leader with extensive industry experience building enterprise, cloud & mobility products across diverse verticals. He is passionate about building world class software products for real world solutions using cutting edge technology innovations.

In March 2021, Unni was part of the team that closed an acquisition of a carve-out from Nuance Communications Inc. (now renamed as DeliverHealth Solutions (DHS)) which is a world leading Healthcare outsourcing services and platform Business. Unni served an interim Chief Technology Officer role post-carve out during the first year of operations to facilitate stand up activities for Nuance Communications Inc.

Prior to joining Aeries, Unni was Chief Technology Officer at CBay Systems (later M*Modal Inc.), a leading voice recognition and healthcare documentation technology company. At CBay, he was responsible for global technology vision, product engineering roadmap, technical support and infrastructure management. Prior to CBay, he was instrumental in setting up Avaya’s India Offshore Development Centre for their customer relationship management, interactive voice response, Predictive Dialers and Unified Messaging products through a dedicated offshore vendor model that was later acquired by Avaya. He also worked in the storage management industry at Legato Systems (later EMC) in multiple global locations and across various product engineering roles.

Ajay Khare has served as Chief Revenue Officer and Chief Operating Officer for the US division of Aeries since 2015. Ajay is responsible for Aeries’ US operations including client management, business development, front-end communication, transition and business operations. He also works closely with private equities and their portfolio companies in defining global delivery solutions & strategies.

Ajay is a successful executive with experience in business operations, strategic planning, & client relationship. He has a diverse background with deep knowledge of all aspects of the life cycle of organizations including start-up, funding, early-stage planning, implementation, mergers and acquisitions, private equity driven deals and integrations.

Ajay’s past experience includes founding WhiteSpace Health, a startup with focus on healthcare data analytics and business intelligence. From 2012 until 2015, he was the Vice President of Strategic Operations for M*Modal, a healthcare technology company, and was instrumental in new product launch for revenue cycle management, profit and loss for clinical documentation business with $250 million revenue, and managing cost initiative for delivery organization. From 2007 until 2012, Ajay managed worldwide operations for CBay systems and was part of the team that acquired MedQuist & Spheris in private equity funded deals.

Daniel S. Webb is expected to serve as a member of the Board and Chief Investment Officer of ATI. Biographical information for Mr. Webb is set forth under “Information about WWAC—Directors and Executive Officers.”

Narayan Shetkar has served as Chief Strategy Officer of Aeries since 2021. Narayan is responsible for supporting and executing the Company’s inorganic growth strategy and corporate development initiatives including mergers and acquisitions, investments, divestments, business combinations and structuring. Narayan has previously served senior roles in management consulting, corporate banking and investment banking organizations including InCredMAPE Advisory, Centrum Capital and Deloitte. He has successfully closed multiple corporate transactions across mergers and acquisitions, private equity and structured financing. He is a chartered accountant from India and received a master’s degree in commerce from the University of Mumbai.

Non-Employee Directors

Upon the consummation of the Business Combination, ATI anticipates that the Combined Company’s business and affairs will be under the direction of a seven-member board of directors.

Venu Raman Kumar has served as Non-Executive Chairman of Aeries since co-founding Aeries in 2012. Raman is a successful tech entrepreneur and private equity investor. He is the founder & former Vice Chairman/CEO of M*Modal Inc., a leading voice recognition, healthcare document technology company that he developed from a start-up until it was sold to One Equity Partners in 2012.

Since then, he has actively invested in several ventures across India, Middle East and USA. He is also a limited partner in three large international private equity funds. He is on the board of THub, one of India’s most successful tech incubators and accelerators. Raman was the winner of the Ernst and Young’s Entrepreneur of the Year 2007 award for Maryland, USA, and was also honored with Maryland International Leadership Award by the World Trade Centre Institute in the same year. He was appointed as Chairman of Global Entrepreneur Network India at the Global Entrepreneurs Summit in 2017.

Raman is currently the Non-Executive Chairman of Aeries. His latest venture, CASHe, is a fin-tech platform lending to millennials in India using AI, big data analytics and blockchain technology.

Alok Kochhar is expected to serve as a director of ATI. Mr. Kochhar brings with him his long-standing financial experience. He had a long career spanning over three decades with Bank of America, wherein he developed holistic knowledge of financial environments, regulatory frameworks, and market challenges across the region. Alok today is a senior advisor at Boston Consulting Group and continues to advise, guide and mentor several technology and financial services organizations. Mr. Kochhar holds an MBA from the Indian Institute of Management, Ahmedabad and a degree in chemical engineering from the Indian Institute of Technology, Delhi.

Biswajit Dasgupta is expected to serve as a director of ATI. Mr. Dasgupta is a partner at JRC Corporate Consulting and Senior Advisor at Arthur D. Little. Mr. Dasgupta served as the Chief Investment Officer and Head of Global Markets at Emirates Investment Bank, a Board Director of EIB Enhanced Liquidity Fund, Executive Director of Treasury at Abu Dhabi Investment Company. He has an extensive experience in treasury, institutional banking, corporate banking, investment sales, product development and debt capital markets. Mr. Dasgupta is a chartered accountant from India and a received a Bachelor of Commerce from Sri Ram College of Commerce. He also holds certifications in Fintech from Harvard University and Financial Markets from ACI FMA.

Nina B. Shapiro is expected to serve as a director of ATI. Ms. Shapiro has over 30 years of international experience in project finance and business development. She held senior leadership and operating positions at the World Bank and its private sector arm, the International Finance Corporation (“IFC”), including as the World Bank Director of the Project Finance and Guarantee Department, and as VP Finance and Treasurer of the IFC. In these roles, she worked extensively with senior government and banking officials and with the private sector to develop major infrastructure, financial and manufacturing projects, as well as to open domestic capital markets such as China, Brazil and the UAE. Since retiring from the World Bank in 2011, Ms. Shapiro has taken on a full-time role as a corporate and advisory board member. Ms. Shapiro holds a bachelor’s degree from Smith College and a Master of Business Administration from Harvard Business School.

Ramesh Venkataraman is expected to serve as a director of ATI. From 2011 to 2012 and since 2016, Mr. Venkataraman has been the founder and managing partner at Avest, an investment platform advising a UAE sovereign wealth fund on its direct private equity investments and portfolio of business holdings. Mr. Venkataraman also led the private equity business of Samena Capital and was a Member of its board of directors from 2012 to 2016. He has extensive experience in management consulting, private equity and board advisory in the technology, telecom, software, industrial, financial services and IT services industries across both developed and emerging markets. Mr. Venkataraman holds a bachelor’s degree in electronics and communication engineering from the Indian Institute of Technology - Kharagpur, a Master of Philosophy in International Relations from Oxford University, and a MPA in Economics and Public Policy from Princeton University.

Board Composition

The primary responsibilities of the ATI Board will be to provide oversight, strategic guidance, counseling and direction to the Combined Company’s management. When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the ATI Board to satisfy its oversight responsibilities effectively in light of its business and structure, the ATI Board is expected to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business. If the proposed charter is approved, the ATI Board will be divided into the following three classes, with members of each class serving staggered three-year terms:

•

Class I, which Aeries anticipates will consist of Alok Kochhar, Biswajit Dasgupta and Nina B. Shapiro, whose terms will expire at the Combined Company’s first annual meeting of shareholders to be held after consummation of the Business Combination;

•

Class II, which Aeries anticipates will consist of Daniel S. Webb and Ramesh Venkataraman, whose term will expire at the Combined Company’s second annual meeting of shareholders to be held after consummation of the Business Combination; and

•

Class III, which Aeries anticipates will consist of Venu Raman Kumar and Sudhir Appukuttan Panikassery, whose term will expire at the Combined Company’s third annual meeting of shareholders to be held after consummation of the Business Combination.

At each annual meeting of shareholders to be held after the initial classification, the successors to directors whose terms is then expiring will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the ATI Board may have the effect of delaying or preventing changes in the Combined Company’s control or management. The Combined Company’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of the Combined Company’s voting stock.

Director Independence

Nasdaq listing standards generally require that a majority of the ATI Board be independent. As a controlled company, we are largely exempt from such requirements. An “independent director” is defined generally as a person other than an officer or employee of ATI or its subsidiaries or any other individual having a relationship with ATI which, in the opinion of the ATI Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Upon the consummation of the Business Combination, the ATI Board is expected to determine that each of the directors on the ATI Board other than Venu Raman Kumar, Sudhir Appukuttan Panikassery and Daniel S. Webb will qualify as independent directors, and the ATI Board will consist of a majority of “independent directors,” in compliance with the SEC and Nasdaq listing rules relating to director independence requirements. In addition, the Combined Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Board Leadership Structure

The ATI Board is expected to determine that it should maintain the flexibility to select the Chairman of the board of directors of the Combined Company and adjust its board leadership structure based on circumstances existing from time to time and based on criteria that are in the Combined Company’s best interests and the best interests of its shareholders, including the composition, skills, diversity and experience of the board and its members, specific challenges faced by the Combined Company or the industry in which it operates and governance efficiency. The board intends to adopt corporate governance guidelines, including written charters for the various board committees, effective as of the consummation of the Business Combination, which will provide for the appointment of a lead independent director at any time when the chairperson is not independent. It is expected that Venu Raman Kumar will be elected to serve as chairperson of the board and Alok Kochhar will serve as lead independent director and will be responsible for, among other matters, calling and presiding over each executive session of Independent Directors and briefing the Chief Executive Officer on issues arising from executive sessions and serving as a liaison between the chairperson and the Independent Directors.

Board Role in Risk Oversight

Upon the consummation of Business Combination, one of the key functions of the ATI Board will be informed and involved oversight of Combined Company’s risk management process related to the Combined Company and its business. It is anticipated that this oversight function will be administered directly through the ATI Board as a whole, as well as through various standing committees of the ATI Board that address risks inherent in their respective areas of oversight. In particular, the ATI Board will be responsible for monitoring and assessing strategic risk exposure and the Combined Company’s audit committee will have the responsibility to consider and discuss the Combined Company’s accounting, reporting, financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls, including major financial risk exposures, and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee will also assess and monitor whether the Combined Company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee will monitor the effectiveness of Combined Company’s governance guidelines. In addition, the ATI Board will receive periodic detailed operating performance reviews from management.

Controlled Company Exemption

Following the Business Combination, the Class V Shareholder will, in certain circumstances, have voting rights equal to 51% of the total issued and outstanding ATI Class A ordinary shares and ATI Class V ordinary shares voting together as a class. As a result, ATI will be a “controlled company” within the meaning of the Nasdaq’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements to have: (i) a board of directors composed of a majority of independent directors; (ii) a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (iii) a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iv) an annual performance evaluation of the nominating and corporate governance and compensation committees. For at least some period following the Business Combination until the ATI Class V ordinary share is automatically forfeited and cancelled upon the exchange of all AARK ordinary shares held by the Sole Shareholder, ATI may utilize these exemptions. While we do not intend to rely on these exemptions, if we determine to do so in the future, shareholders of ATI may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If ATI ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, ATI will be required to comply with these standards and, depending on the ATI Board’s independence determination with respect to its then-current directors, ATI may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Committees of the ATI Board

Effective as of the consummation of the Business Combination, the Combined Company will have an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. The Combined Company’s board of directors may from time to time establish other committees. Members will serve on these committees until their resignation or until otherwise determined by the board of directors of the Combined Company. Each committee will operate under a charter approved by the board of directors of the Combined Company. Following the consummation of the Business Combination, copies of each charter will be posted on the Investor Relations section of our website at https://www. aeriestechnology.com. Our website and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this proxy/prospectus.

The Combined Company’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the Combined Company’s board of directors will provide appropriate risk oversight of the Combined Company’s activities.

Audit Committee

Following the consummation of the Business Combination, the Combined Company’s audit committee will be comprised of Alok Kochhar, Biswajit Dasgupta and Nina B. Shapiro. Nina B. Shapiro will be the chairperson of the audit committee. Alok Kochhar, Biswajit Dasgupta and Nina B. Shapiro will each meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. In addition, it is expected that Alok Kochhar, Biswajit Dasgupta and Nina B. Shapiro will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Following the consummation of the Business Combination, the audit committee’s responsibilities will include, among other things:

(1) appointing, compensating, retaining, evaluating, terminating and overseeing the Combined Company’s independent registered public accounting firm;

(2) reviewing the adequacy of the Combined Company’s system of internal controls and the disclosure regarding such system of internal controls contained in the Combined Company’s periodic filings;

(3) pre-approving all audit and permitted non-audit services and related engagement fees and terms for services provided by the Combined Company’s independent auditors;

(4) reviewing with the Combined Company’s independent auditors their independence from management;

(5) reviewing, recommending and discussing various aspects of the financial statements and reporting of the financial statements with management and the Combined Company’s independent auditors; and

(6) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Following the consummation of the Business Combination, the Combined Company’s compensation committee will be comprised of Alok Kochhar and Nina B. Shapiro. Alok Kochhar will be the chairperson of the compensation committee. The composition of the compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of the committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.

Following the consummation of the Business Combination, the compensation committee will be responsible for, among other things:

(1) setting the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviewing and approving the compensation of the other executive officers of the Combined Company;

(2) reviewing on a periodic basis and making recommendations regarding non-employee director compensation to the ATI Board;

(3) reviewing on a periodic basis and discussing with the Chief Executive Officer and the Board regarding the development and succession plans for senior management positions;

(4) administering the Combined Company’s cash and equity-based incentive plans that are shareholder-approved and/or where participants include the Combined Company’s directors and executive officers; and

(5) providing oversight of and recommending improvements to the Combined Company’s overall compensation and incentive plans and benefit programs.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Following the consummation of the Business Combination, the nominating and corporate governance committee will be comprised of Alok Kochhar, Biswajit Dasgupta and Ramesh Venkataraman. Biswajit Dasgupta will be the chairperson of the nominating and corporate governance committee. The composition of the nominating and corporate governance committee will meet the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Following the consummation of the Business Combination, the nominating and corporate governance committee will be responsible for, among other things:

(1) identifying, evaluating and making recommendations to the ATI Board regarding nominees for election to the board of directors and its committees;

(2) developing and making recommendations to the ATI Board regarding corporate governance guidelines and matters;

(3) overseeing the Combined Company’s corporate governance practices;

(4) reviewing the Combined Company’s code of business conduct and ethics and approve any amendments or waivers on a periodic basis;

(5) overseeing the evaluation and the performance of the ATI Board and individual directors; and

(6) contributing to succession planning.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has been at any time one of Aeries’ officers or employees. None of Aeries’ executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of Aeries’ Board or compensation committee.

Code of Ethics

The board of directors of the Combined Company will adopt a Code of Business Conduct and Ethics that will apply to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the consummation of the Business Combination, the Code of Business Conduct and Ethics will be available on the Corporate Governance section of our website. In addition, we intend to post on the Corporate Governance section of our website all disclosures that are required by law or Nasdaq listing standards any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics. The reference to our website address in this proxy/prospectus does not include or incorporate by reference the information on our website into this proxy/prospectus.

Limitation on Liability and Indemnification of Directors and Executive Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and executive officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our Existing Memorandum and Articles of Association provide for indemnification of our directors and executive officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful negligence, or willful default. We will enter into agreements with our directors and executive officers to provide contractual indemnification in addition to the indemnification provided for in our Existing Memorandum and Articles of Association. We have also purchased a policy of directors’ and officers’ liability insurance that insures our directors and executive officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and executive officers.

Our directors and executive officers have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination. We believe that these provisions, the insurance coverage and the indemnity agreements are necessary to attract and retain talented and experienced directors and executive officers.

Our obligations to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and executive officers pursuant to these indemnification provisions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of WWAC ordinary shares as of the record date and of ATI ordinary shares immediately following consummation of the Business Combination by:

•	each person known by WWAC to be the beneficial owner of more than 5% of WWAC’s outstanding ordinary shares on the record date based on filings with the SEC by such persons;

•	each person known by WWAC who may become beneficial owner of more than 5% of ATI’s outstanding ordinary shares immediately following the Business Combination;

•	each of WWAC’s current directors and executive officers;

•	each person who will become an executive officer or a director of WWAC upon consummation of the Business Combination;

•	all of WWAC’s current directors and executive officers as a group;

•	all of ATI’s directors and executive officers as a group after the consummation of the Business Combination; and

•	the Class V Shareholder.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants, within 60 days of June 30, 2023. Shares subject to warrants that are currently exercisable or exercisable within 60 days of June 30, 2023 are considered outstanding and beneficially owned by the person holding such warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to WWAC, WWAC believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Prior to Business Combination(2)				After Business Combination(3)
					Assuming Minimum Redemptions(4)			Assuming Medium Redemptions(10)				Assuming Maximum Redemptions(5)
Name and Address of Beneficial Owners(1)	Number of Class A ordinary shares	Number of Class B ordinary shares		Voting %	Number of Shares		Voting %	Number of Shares		Voting %		Number of Shares		Voting %
Directors and officers prior to the Business Combination:
Tony M. Pearce	—	—		—	—		—	—		—		—		—
Terry V. Pearce	—	—		—	—		—	—		—		—		—
Daniel S. Webb(6)	—	4,500,000	(7)	43.0	1,500,000	(7)	15.8	1,500,000	(7)	16.2		1,500,000	(7)	16.6
Lynne M. Laube	—	—		—	—		—	—		—		—		—
Tanner Ainge	—	—		—	—		—	—		—		—		—
Dave Crowder	—	—		—	—		—	—		—		—		—
Davis Smith	—	—		—	—		—	—		—		—		—
All directors and officers prior to the Business Combination (seven persons)	—	4,500,000	(7)	43.0	1,500,000	(7)	15.8	1,500,000	(7)	16.2		1,500,000	(7)	16.6
Director and officers after the Business Combination:
Venu Raman Kumar	—	—		—	—		—	—		—		—		—
Alok Kochhar	—	—		—	—		—	—		—		—		—
Biswajit Dasgupta	—	—		—	—		—	—		—		—		—
Daniel S. Webb(5)	—	4,500,000	(7)	43.0	1,500,000	(7)	15.8	1,500,000	(7)	16.2		1,500,000	(7)	16.6
Sudhir Appukuttan Panikassery	—	—		—	—		—	—		—		—		—
Nina B. Shapiro.	—	—		—	—		—	—		—		—		—
Ramesh Venkataraman	—	—		—	—		—	—		—		—		—
All directors and officers after the Business Combination as a group (seven persons)	—	4,500,000	(7)	43.0	1,500,000	(7)	15.8	1,500,000	(7)	16.2		1,500,000	(7)	16.6
Five Percent Holders:
Worldwide Webb Acquisition Sponsor LLC(6)	—	4,500,000	(7)	43.0	1,500,000	(7)	15.8	1,500,000	(7)	16.2		1,500,000	(7)	16.6
Exos Asset Management LLC(8)	350,000	—		3.3	350,000		*	175,000			*	—		—
Meet Atul Doshi(9)	—	—		—	1		*	1			*	1		*

*	Less than 1%

(1)	Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is 770 E Technology Way, F13-16, Orem, Utah 84097.
(2)

Prior to the Business Combination, the percentage of beneficial ownership of WWAC on the record date is calculated based on (i) 4,718,054 Class A ordinary shares and (ii) 5,750,000 Class B ordinary shares, in each case, outstanding as of such date.

(3)	Figures in the table assume none of the 8,900,000 outstanding private placement warrants or 11,500,000 outstanding public warrants are exercised.
(4)

The expected beneficial ownership of ATI immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing occurs on    , 2023, is based on 9,488,112 ATI Class A ordinary shares outstanding as of such date, and consists of (i) 4,718,054 Class A ordinary shares, (ii) the forfeiture of 3,000,000 Class B ordinary shares at Closing, (iii) the issuance of 987,000 Extension Shares, (iv) 2,750,000 Class B ordinary shares that will convert into a like number of ATI Class A ordinary shares, and (v) 1,033,058 ATI Class A ordinary shares that will be issued in the PIPE Financing.

(5)

The expected beneficial ownership of ATI immediately upon consummation of the Business Combination, assuming the maximum number of holders of WWAC’s public shares exercise their redemption rights in connection therewith that would not result in Aggregate Cash at Closing being less than $30.0 million and the Closing occurs on    , 2023, is based on 9,031,489 ATI Class A ordinary shares outstanding as of such date, and consists of (i) 4,261,431 Class A ordinary shares, (ii) the forfeiture of 3,000,000 Class B ordinary shares at Closing, (iii) the issuance of 987,000 Extension Shares, (iv) 2,750,000 Class B ordinary shares that will convert into a like number of ATI Class A ordinary shares, and (v) 1,033,058 ATI Class A ordinary shares that will be issued in the PIPE Financing.

(6)

Worldwide Webb Acquisition Sponsor, LLC, Sponsor, is the record holder of the Class B ordinary shares reported herein. Daniel S. Webb, by virtue of his control over Sponsor, may be deemed to beneficially own shares held by Sponsor.

(7)

The Sponsor’s holdings in WWAC comprised entirely of Class B ordinary shares prior to the Business Combination. In addition to the Class B ordinary shares reported herein, Sponsor holds 8,900,000 private placement warrants. Each private placement warrant is exercisable for one Class A ordinary share of WWAC at a price of $11.50. The private placement warrants are not exercisable within 60 days of June 30, 2023, and therefore are not included in the table. If the private placement warrants are exercised in the future, the beneficial ownership of ATI Class A ordinary shares could differ from what is reflected in the table and existing shareholders may experience dilution.

(8)

According to a Schedule 13G filed on May 18, 2023, Class A ordinary shares reported herein are held by Exos Collateralized SPAC Holdings Fund LP (the “Exos Fund”). Exos Asset Management LLC (“Exos”) serves as the investment manager to the Exos Fund. By virtue of this relationship, the reporting persons may be deemed to have shared voting and dispositive power with respect to the Class A ordinary shares owned directly by the Exos Fund. Each of the reporting persons disclaims beneficial ownership of the Class A ordinary shares reported except to the extent of the reporting person’s pecuniary interest therein. The address of Exos and the Collateralized SPAC Fund is 1370 Broadway, Suite 1450, New York, NY 10018.

(9)

Meet Atul Doshi will be the sole beneficial owner of and will have dispositive voting power of the ATI Class V ordinary share held of record by NewGen Advisors and Consultants DWC-LLC. In connection with the Business Combination, the Company will issue to the Class V Shareholder one ATI Class V ordinary share, which ATI Class V ordinary share will have no economic rights, but will have voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and ATI Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board) and (2) in certain circumstances, including the threat of a hostile change of control of ATI, 51% of the total issued and outstanding ATI Class A ordinary shares and ATI Class V ordinary share voting together as a class. The Class V Shareholder engages primarily in advisory services and trading activities, but it does not currently have any business relationship with WWAC, AARK or Aeries other than the arrangement to receive one ATI Class V ordinary share in connection with the Business Combination. Neither Meet Atul Doshi nor the Class V Shareholder is a “related person” or an “affiliate” to WWAC, AARK or Aeries as such terms are defined under Item 404 of Regulation S-K and Rule 405 of the Securities Act, respectively. The business address of the Class V Shareholder is 707 Al Baha, Al Mankhoot, Dubai, UAE.

(10)	Assumes a number of redemptions equal to the midpoint between no redemptions and maximum redemptions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—WWAC

Founder Shares

In March 2021, Sponsor subscribed for an aggregate of 8,625,000 Class B ordinary shares, par value $0.0001 per share, for an aggregate purchase price of $25,000 (“founder shares”). On September 17, 2021, Sponsor effected a surrender of 2,875,000 Class B ordinary shares to WWAC for no consideration, resulting in a decrease in the number of Class B ordinary shares outstanding from 8,625,000 to 5,750,000, such that the total number of founder shares would represent 20% of the total number of ordinary shares outstanding upon completion of the initial public offering. In connection with the initial public offering, WWAC and Sponsor entered into investment agreements with the Anchor Investors, pursuant to which the Anchor Investors purchased 1,250,000 founder shares from Sponsor for $0.005 per share.

Administrative Services Agreement

On October 19, 2021, we entered into an Administrative Services Agreement, as amended, with an affiliate of our Sponsor, pursuant to which we paid such affiliate $10,000 per month for office space, utilities, secretarial, administrative and support services. Upon completion of the business combination, our liquidation or reaching $160,000, we would cease paying these monthly fees. For the year ended December 31, 2022 and the period from March 5, 2021 (Inception) through December 31, 2021, we expensed $120,000 and $20,000, respectively, in monthly administrative support services. We reached $160,000 in February 2023 and ceased paying these fees. For the three months ended June 30, 2023 and 2022, the Company expensed $0 and $30,000, respectively, in monthly administrative support services, and the Company expensed $20,000 and $30,000 for the six months ended June 30, 2023 and 2022, respectively.

Promissory Note

On March 5, 2021, Sponsor issued an unsecured promissory note to us (the “Original Note”), pursuant to which we may borrow up to an aggregate principal amount of $300,000. The Original Note was non-interest bearing and was payable on the earlier of (i) March 15, 2022 or (ii) the consummation of our initial public offering. Sponsor cancelled the Original Note on October 25, 2021 and issued an amended Promissory Note to us (the “Amended Note”). The outstanding balance of the Original Note at the time of cancellation was $180,361, which was transferred to the Amended Note at the time of issuance. The Amended Note is a non-interest bearing note that allows us to borrow up to an aggregate of $1,500,000.

The Amended Note includes a provision that allows Sponsor to convert up to $1,500,000 of any unpaid principal on the note into warrants of the post-business combination entity at the price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability, and exercise period. As of June 30, 2023 and December 31, 2022 and 2021, we had borrowed $548,413, $200,000 and $208,461, respectively, under the Amended Note. Amounts borrowed under the Amended Note will become payable on the earlier of (i) October 22, 2023 or (ii) the consummation of a business combination.

In addition to the Amended Note, Sponsor has agreed to pay for expenses on our behalf that are payable on demand. We owed $222,716, $202,716 and $11,500 to Sponsor in expenses unrelated to the Amended Note as of June 30, 2023 and December 31, 2022 and 2021, respectively.

Private Placement Warrants

Sponsor purchased an aggregate of 8,000,000 private placement warrants, at a price of $1.00 per private placement warrant, or $8,000,000 in the aggregate, in a private placement simultaneously with the closing of the initial public offering. Sponsor purchased an additional 900,000 private placement warrants in connection with the underwriters’ exercise of the over-allotment option. Each private placement warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment as provided herein. If we do not complete a business combination prior to October 22, 2023, the private placement warrants will expire worthless. The private placement warrants are non-redeemable so long as they are held by Sponsor or its permitted transferees. Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of the private placement warrants (except to permitted transferees) until 30 days after the completion of the business combination.

Related Party Policy

The transactions discussed above were not reviewed, approved or ratified in accordance with any related party policy.

We have adopted a Code of Ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board of directors) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving WWAC.

In addition, our audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Our audit committee will review on a quarterly basis all payments that were made by us to Sponsor, directors or officers, or our or any of their respective affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of Sponsor, directors or officers unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or another entity that commonly renders valuation opinions, that our initial business combination is fair to our company from a financial point of view. Furthermore, there will be no finder’s fees, reimbursements or cash payments made by us to Sponsor, directors or officers, or our or any of their respective affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, other than the following payments, none of which will be made from the proceeds held in the trust account prior to the completion of our initial business combination:

•	Repayment of an aggregate of up to $300,000 in loans made to us by Sponsor to cover offering-related and organizational expenses;

•	Payment to affiliates of Sponsor of a total of $10,000 per month (up to a total of $160,000) for office space, utilities, secretarial, administrative and support services;

•	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•

Repayment of loans which may be made by Sponsor or an affiliate of Sponsor or certain of our directors and executive officers to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender.

The above payments may be funded using the funds held outside the trust account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the trust account released to us in connection therewith.

Certain Relationships and Related Person Transactions—Aeries

Policies and procedures for related party transactions

The Combined Company intends to adopt a new written related party transaction policy to be effective upon the consummation of the Business Combination. The policy will provide that officers, directors, holders of more than 5% of any class of the Combined Company’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Combined Company without the prior consent of the audit committee, or other independent members of the Combined Company’s board of directors in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Combined Company to enter into a transaction with an executive officer, director, nominee to become a director of the Combined Company, significant shareholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

Aeries Related Party Transactions

Agreements and Transactions with Entities owned or controlled by, or related to, the Sole Shareholder

The Sole Shareholder, and the son of the Sole Shareholder (Mr. Vaibhav Rao) are principal shareholders or otherwise control the following entities, amongst others.

•	Aeries Technology Products and Strategies Private Limited (ATPSPL);

•	Ralak Consulting LLP;

•	Aark II Pte Ltd

•	Aarx Singapore Pte Ltd; and

•	Nuegen Pte Ltd;

The following entities are related parties to the Sole Shareholder:

•	TSLC Pte Ltd;

•	Aeries Financial Technologies Private Ltd (AFT);

•	Bhanix Finance and Investment Ltd;

These entities have transactions or agreements with Aark Singapore Pte. Ltd. and its subsidiaries, collectively referred to as the “group,” as discussed below.

Intercompany Deposits to ATPSPL and AFT

In the three months ended June 30, 2023 and in the year ended March 31, 2023, the group has given intercompany deposits (ICDs) in one or more tranches to ATPSPL to meet its working capital requirements. The ICDs have a term of three (3) years from the date of disbursement of the ICDs with an interest rate of 12%- 13% per annum payable by ATPSPL to the group. The outstanding balances of the ICDs were $0.6 million and $0.3 million for the period ended June 30, 2023 and March 31, 2023, respectively.

Intercompany Deposits from ATPSPL

In the three months ended June 30, 2023, the group has taken intercompany deposits (ICDs) in one or more tranches from ATPSPL to meet its working capital requirements. The ICDs have a term of three (3) years from the date of disbursement of the ICDs with an interest rate of 12% per annum payable to ATPSPL by the group. The outstanding balances of the ICDs were $0.3 million and $0 for the period ended June 30, 2023 and March 31, 2023, respectively.

Loan from Mr. Vaibhav Rao

The group has taken a loan in one or more tranches from Mr. Vaibhav Rao to meet its business requirements. The loan carries an interest rate of 9-10% per annum payable to Mr. Vaibhav Rao by the group. The outstanding balances of the loan were $0.8 million for the period ended June 30, 2023 and March 31, 2023.

Management Consultancy Services provided to Aark II Pte Limited and TSLC Pte Ltd

For the three months ended June 30, 2023, Aeries provided management consulting services to Aark II Pte Ltd (“Aark”). under a Master Services Agreement (“MSA”), dated June 21, 2021 and to TSLC Pte Ltd. under another MSA dated July 12, 2021, in the aggregate amount of $0.9 million. The MSAs provided for management consulting services in the areas of Finance and Accounts, Business Application support and IT support for an undefined term until mutually agreed to be terminated by both the parties as per the terms of the respective MSAs. The outstanding balances of the accounts receivables as of June 30, 2023 were $1.0 million for Aark and were $0.3 million for TSLC Pte Ltd, and as of March 31, 2023 were $1.1 million for Aark and 0.3 million for TSLC Pte Ltd.

Consulting Agreement with Ralak Consulting LLP

Aeries entered into a Consultancy Service Agreement with Ralak Consulting LLP on August 1, 2020 to avail of consulting services from Ralak Consulting LLP, including implementation services in business restructuring, risk management, feasibility studies, and mergers & acquisitions. The aggregate amount of the advisory services received during the quarter ended June 30, 2023 and 2022 was $0.1 million.

Cost Sharing Arrangements with AFT and Bhanix Finance And Investment Limited

For the quarter ended June 30, 2023 and 2022, the group entered into cost sharing arrangements with Aeries Financial Technologies Private Limited and Bhanix Finance and Investment Limited under separate Facility Agreements, each dated April 1, 2020 in the aggregate amount of $0.1 million and $0.04 million respectively. The cost sharing arrangements included services in the areas of office management, IT and operations. The agreement has a 36-month term with automatic renewals after the original term.

Corporate Guarantee given to Bhanix Finance And Investment Limited

The group has an outstanding guarantee of approximately $ Nil and $2.4 million as on June 30, 2023 and March 2023 which pertains to a fund-based and non-fund based revolving credit facility availed by an affiliate, Bhanix Finance And Investment Limited, from Kotak Mahindra Bank. The corporate guarantee requires the group to make payment in the event the borrower fails to perform any of its obligations under the credit facilities. The said guarantee stands withdrawn from June 01, 2023.

Investments

The group invested in 349,173 Series-A Cumulative Redeemable Preference Securities (Series-A CRPS) of AFT on October 29, 2018. The Series-A CRPS carry a cumulative dividend rate of 0.001% per year and have a term of 19 years from the date of investment. The carrying value of this investment as on June 30, 2023 was $0.8 million.

The group invested 4,500,000 Cumulative Redeemable Preference Shares (CRPS) of ATPSPL. The CRPS carry a cumulative dividend of 10% per annum. 3,500,000 CRPS can be redeemed any time before 19 years form the date of issue i.e. June 27, 2017 by giving a 30-day redemption request and 1,000,000 CRPS can be redeemed any time before 20 year from the date of issue i.e. April 7, 2016 by giving a 30-day redemption request. The carrying value of this investment as of June 30, 2023 was $0.8 million.

Support Agreement with the Sole Shareholder

Concurrently with the execution of the Business Combination Agreement, WWAC, AARK, the Exchanging Aeries Holders and the Sole Shareholder entered into the AARK and Aeries Equity Holder Support, dated March 11, 2023, pursuant to which, among other things, each such holder agreed to vote all of their respective Aeries ordinary shares in support of the approval and adoption of the Business Combination.

DESCRIPTION OF ATI SECURITIES

The following summary of certain provisions of ATI securities does not purport to be complete and is subject to the Proposed Memorandum and Articles of Association and the provisions of applicable law. A copy of the Proposed Memorandum and Articles of Association is attached to this proxy statement/prospectus as Annex E.

We are a Cayman Islands exempted company and our affairs will be governed by the Proposed Memorandum and Articles of Association, the Companies Act and common law of the Cayman Islands. Pursuant to the Proposed Memorandum and Articles of Association, we will be authorized to issue 500,000,000 Class A ordinary shares, $0.0001 par value each, one ATI Class V ordinary share, $0.0001 par value each, and 5,000,000 undesignated preference shares, $0.0001 par value each. The following description summarizes the material terms of our shares as set out more particularly in the Proposed Memorandum and Articles of Association. Because it is only a summary, it may not contain all the information that is important to you.

Ordinary Shares

Class A ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law. Unless specified in the Companies Act, our Proposed Memorandum and Articles of Association or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to our Proposed Memorandum and Articles of Association such actions include amending our Proposed Memorandum and Articles of Association and approving a statutory merger or consolidation with another company. Directors are appointed for a term of two years. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the ordinary shares voted for the appointment of directors can appoint all of the directors. Holders of Class A ordinary shares are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the company, our holders of Class A ordinary shares at such time will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Class A ordinary shares. Our ordinary shareholders have no preemptive or other subscription rights.

There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon the completion of the Business Combination, subject to the limitations described herein.

Our Class V ordinary share will be a newly issued class of ordinary shares, with a par value of $0.0001 per share. On Closing Date, the ATI Class V ordinary share will be issued to NewGen Advisors and Consultants DWC-LLC, a company incorporated in Dubai, United Arab Emirates with limited liability under registration No. 8754 (the “Class V Shareholder”). The Class V Shareholder may not transfer such share to any transferee and any attempted transfer of the ATI Class V ordinary share will be void. The Class V Shareholder will vote together as a single class with holders of our ATI Class A ordinary shares on all matters properly submitted to a vote of the shareholders. The ATI Class V ordinary share will have voting rights equal to (1) 26.0% of the total issued and outstanding ATI Class A ordinary shares and ATI Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by the Sole Shareholder of AARK ordinary shares for ATI Class A ordinary shares pursuant to the AARK Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the ATI Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Company Board) and (2) in certain circumstances, including the threat of a hostile change of control of ATI, 51% of the total issued and outstanding ATI Class A ordinary shares and ATI Class V ordinary share voting together as a class. In addition, after the Closing, the Class V Shareholder, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our Proposed Articles and Memorandum of Association and that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the ATI Class V ordinary share. The Class V Shareholder will not be entitled to any dividends from us and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Pursuant to the Exchange Agreements, from and after April 1, 2024, subject to the satisfaction of certain exercise conditions set forth in therein, (a) ATI has the right to exercise the ATI Call Exchange, and (b) the Exchanging Aeries Holders and the Sole Shareholder have the right to exercise the ATI Put Exchange, in the case of clause (i) and (ii), for a certain number of ATI Class A ordinary shares based on an exchange rate or the Cash Exchange Payment, at the option of the party that initiated the exchange. For illustrative purposes, based on the initial exchange rate set forth in the Exchange Agreements, 5,000 Aeries Shares would be exchangeable for 71,400 ATI Class A ordinary shares and 500 AARK ordinary shares would be exchangeable for 1,113,500 ATI Class A ordinary shares. For more information, see “Proposal No. 1—Business Combination Proposal—Related Agreements —Exchange Agreements.” Upon the future redemption or exchange of AARK ordinary shares, the ATI Class V ordinary share’s voting power will be reduced by a ratable amount (except as described above). Upon the exchange of all AARK ordinary shares held by the Sole Shareholder pursuant to the AARK Exchange Agreement, the ATI Class V ordinary share will be automatically forfeited and cancelled, and once forfeited and cancelled, the ATI Class V ordinary share may not be reissued.

Register of Members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

1.

the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;

2.	whether voting rights are attached to the share in issue;

3.	the date on which the name of any person was entered on the register as a member; and

4.	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. The shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preference Shares

Our Proposed Memorandum and Articles of Association will authorize 5,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

Redeemable Warrants

Public Shareholders’ Warrants

Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on 30 days after the completion of the Business Combination, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the Closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If any such registration statement has not been declared effective by the 60th business day following the Closing of the Business Combination, holders of the warrants will have the right, during the period beginning on the 61st business day after the Closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when we fail to have maintained an effective registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis.” Notwithstanding the above, if our Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A ordinary shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below) except as otherwise described below;

•

if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and

•

if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Class A ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Ordinary Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A ordinary shares for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A ordinary shares.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A ordinary shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus relating to our initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for Class A ordinary shares if and when such Class A ordinary shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding Class A ordinary shares is increased by a capitalization or share dividend payable in Class A ordinary shares, or by a split-up of Class A ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Class A ordinary shares. A rights offering made to all or substantially all holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (1) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (2) one minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Class A ordinary shares during the 10 trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of Class A ordinary shares a dividend or make a distribution in cash, securities or other assets to the holders of Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of issued and outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In addition, if (x) we issue additional ordinary shares or equity-linked securities for capital raising purposes in connection with the Closing of the Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to Sponsor or its affiliates, without taking into account any founder shares held by Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by the Public Shareholders) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the prospectus relating to our initial public offering, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants under the warrant agreement and (b) all other modifications or amendments require the vote or written consent of at least a majority of the then outstanding public warrants; provided that any amendment that solely affects the terms of the private placement warrants or any provision of the warrant agreement solely with respect to the private placement warrants will also require at least a majority of the then outstanding private placement warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Exclusive Forum for Warrant Disputes

Our warrant agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

Private Placement Warrants

The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to our directors and officers and other persons or entities affiliated with Sponsor) and they will not be redeemable by us (except as described under “Description of ATI Securities—Redeemable Warrants—Public Shareholders’ Warrants—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

Except as described under “Description of ATI Securities—Redeemable Warrants—Public Shareholders’ Warrants—Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “Sponsor Fair Market Value” (defined below) less the exercise price of the warrants by (y) Sponsor Fair Market Value. For these purposes, the “Sponsor Fair Market Value” shall mean the average last reported sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends for the medium term following the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Differences in Corporate Law

Cayman Islands

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2/3% in value who attend and vote at a general meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (1) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (2) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (3) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (4) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (1) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (2) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (3) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (4) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his or her shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his or her written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his or her shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his or her intention to dissent including, among other details, a demand for payment of the fair value of his or her shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his or her shares at a price that the company determines is the fair value and if the company and the shareholder agrees to the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fails to agree to a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not to be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, such schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or an extraordinary general meeting, summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it is satisfied that:

•	we are not proposing to act illegally or beyond the scope of our corporate authority and we have complied with the statutory provisions as to majority vote;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a business-person would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits. Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our directors or officers usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes that have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (2) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

It may be difficult for investors to effect service of process within the United States upon WWAC’s officers or directors, or enforce judgments obtained in the United States courts against WWAC’s officers or directors. WWAC’s corporate affairs will be governed by the Proposed Memorandum and Articles of Association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of WWAC’s directors to WWAC under Cayman Islands law will be, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. WWAC will also be subject to the federal securities laws of the United States. The rights of WWAC’s shareholders and the fiduciary responsibilities of WWAC’s directors under Cayman Islands law will be different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully-developed and judicially-interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

India

With respect to Aeries, which is a limited liability company incorporated in India, a number of Aeries and AARK’s directors and executive officers are located in India and substantially all of Aeries’ assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon such persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against such persons outside the jurisdiction of their residence, including judgments predicated solely upon U.S. securities laws. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India or that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Indian practice.

In addition to and irrespective of jurisdictional issues, it is uncertain whether the courts of the India would recognize or enforce judgments of United States or state courts against us or such persons predicated upon the civil liability provisions of the laws of the United States or any state. In addition, there is uncertainty as to whether such Indian courts would be competent to hear original actions brought in India against us or such persons predicated upon the laws of the United States or any state. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Indian courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would not be available under Indian law or enforceable in an Indian court, if they are considered to be contrary to Indian public policy. An award of punitive damages under a United States court judgment based upon United States federal securities laws is likely to be construed by Indian courts to be penal in nature and therefore unenforceable in India. Further, no claim may be brought in India against us or our directors and officers, as well as the experts named herein, in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Indian law and do not have force of law in India.

Recognition and enforcement of foreign judgements is provided under Section 13 of the Indian Code of Civil Procedure, 1908 (“Civil Procedure Code”). This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•	where the judgment has not been pronounced by a court of competent jurisdiction;

•	where the judgment has not been given on the merits of the case;

•	where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

•	where the proceedings in which the judgment was obtained were opposed to natural justice;

•	where the judgment has been obtained by fraud; or

•	where the judgment sustains a claim founded on a breach of any law in force in India.

Section 44A of the Civil Procedure Code provides that where a foreign judgment has been rendered by a superior court in any country or territory outside of India which the Government of India has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India.

Section 44A of the Civil Procedure Code is applicable only to decrees or judgments under which a sum of money is payable not being in the nature of amounts payable in respect of taxes or other charges of a similar nature or in respect of fines or other penalties and does not include arbitration awards.

If a judgment of a foreign court is not enforceable under Section 44A of the Civil Procedure Code as described above, it may be enforced in India only by a suit filed upon the judgment, subject to Section 13 of the Civil Procedure Code, and not by proceedings in execution. The United States has not been declared by the Government of India to be a reciprocating territory for the purposes of Section 44A of the Civil Procedure Code. Accordingly, a judgment of a court in the United States may be enforced only by filing a fresh suit on the basis of the judgment and not by proceedings in execution.

The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is difficult to predict whether a suit brought in an Indian court will be disposed of in a timely manner or be subject to untimely delay.

It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it views the amount of damages awarded as excessive or inconsistent with public policy of India or Indian practice or if the judgments are in breach of or contrary to Indian law and practice. Further, any judgment or award denominated in a foreign currency would be converted into Indian Rupees on the date of such judgment or award and not on the date of payment which could also increase risks relating to foreign exchange. A party seeking to enforce a foreign judgment in India is required to obtain a prior approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999, as amended, to repatriate any amount recovered. Any such amount may be subject to income tax pursuant to execution of such a judgment in accordance with applicable laws.

Singapore

Certain of ATI’s executive officers will be re-located to Singapore following Closing. Infinitus Law Corporation, our counsel with respect to the laws of Singapore, has advised us that there is uncertainty as to whether the courts of Singapore would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Singapore against us or our directors or officers predicated upon the securities laws of the United States.

In making a determination as to enforceability of a judgment of the courts of the United States, and subject to the Singapore courts having jurisdiction over the judgment debtor, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a definite sum of money. In general, an in personam foreign judgment that is final and conclusive (that is, in general, a judgment that makes a final determination of rights between the parties and cannot be re-opened or altered by the court that delivered it, or be overridden by another body not being an appellate or supervisory body, although it may be subject to an appeal), given by a competent court of law having jurisdiction over the parties subject to such judgment, and for a fixed and ascertainable sum of money, may be enforceable as a debt in the Singapore courts under common law unless procured by fraud, or the proceedings in which such judgment was obtained were contrary to natural justice, or the enforcement thereof would be contrary to public policy, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws (save where any such component of the judgment can be duly severed from the rest of the judgment sought to be enforced). Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and officers. Singapore courts would not recognize or enforce judgments against us, our directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being pursuant to foreign penal, revenue or other public laws.

United Kingdom

Certain of Aeries’ directors will be located in the United Kingdom (U.K.) post-merger. Some uncertainty exists as to whether the courts of England and Wales would:

•

recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the U.S. or any state in the U.S.; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

There is currently no treaty between (i) the U.S. and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters (although the U.S. and the U.K. are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral

Awards) and that a final judgment for the payment of money rendered by any general or state court in the U.S. based on civil liability, whether or not predicated solely upon U.S. securities laws, would not be automatically enforceable in England and Wales. Any final and conclusive monetary judgment for a definite sum obtained against us in the U.S. courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that certain preconditions are met, including, but not limited to, that the relevant U.S. court had jurisdiction over the original proceeding according to English conflicts of laws principles and that the U.S. judgment was final and not procured by fraud. Whether the preconditions are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision. Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings. It should also be noted that in the courts of England and Wales the usual rule is that the losing party is ordered to pay the legal costs of the litigation that were incurred by the successful party. These costs are assessed by the courts of England and Wales at the conclusion of the litigation.

United Arab Emirates

Certain of Aeries’ directors will be located in the United Arab Emirates (UAE) post-merger. The UAE consists of a number of different legal jurisdictions which include several off shore jurisdictions such as the Abu Dhabi Global Markets and the Dubai International Financial Centres. These offshore jurisdictions have their own laws and courts. Where there is a nexus to these jurisdictions recognition and enforcement of a final and binding foreign judgment is straightforward and prompt. The position is different in onshore UAE. The onshore UAE Courts will have jurisdiction of individuals residing in onshore UAE.

When assessing if a foreign judgment is enforceable in onshore UAE, the onshore UAE Courts will need to be satisfied that:

•	the UAE Courts do not have exclusive jurisdiction over the substantive dispute;

•	the judgment was issued by a competent court in the foreign country;

•	the defendant was summoned and duly represented during the foreign proceedings;

•	the judgment is both final and binding in accordance with the foreign country; and

•	the judgment is not inconsistent with the UAE, any moral code or public order.

Pursuant to Article 19 of the UAE Federal Civil Code (Federal Decree Law 42 of 2022), but for certain limited exceptions, the onshore UAE Courts are stated to be the competent court to hear lawsuits filed against nationals of others domiciled or residing in the UAE. There is therefore a level of uncertainty as to whether any US Court judgment will be recognized and enforced by the onshore UAE Courts. There is also a risk that the onshore UAE Courts may accept jurisdiction should a claim be brought in the UAE against or by the directors. Should the onshore UAE Courts accept jurisdiction they will apply onshore UAE law to the dispute irrespective of any foreign governing or applicable laws.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company;

•	an exempted company may register as a segregated portfolio company; and

•

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Amendments to our Proposed Memorandum and Articles of Association

Undertaking any action to alter, amend and/or restate our Proposed Memorandum and Articles of Association will require the prior approval by a special resolution of ATI.

Anti-Money Laundering—Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (1) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering or (2) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection—Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

In this subsection, “we”, “us,” “our” and the “Company” refers to Worldwide Webb Acquisition Corp. or our affiliates and/or delegates, except where the context requires otherwise.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in the Company you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”).

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the Company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How the Company May Use a Shareholder’s Personal Data

The Company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

•	where this is necessary for the performance of our rights and obligations under any purchase agreements;

•	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

•	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Certain Anti-Takeover Provisions of Our Proposed Memorandum and Articles of Association

Our authorized but unissued ordinary shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Securities Eligible for Future Sale

We currently have 10,468,054 ordinary shares issued and outstanding. Of these shares, the 4,718,054 Class A ordinary shares sold in the initial public offering are freely tradable without restriction or further registration under the Securities Act. The remaining 5,750,000 founder shares and all 8,900,000 private placement warrants are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering, and are subject to transfer restrictions as set forth elsewhere in this proxy statement/prospectus.

1,033,058 Class A ordinary shares will be issued to the PIPE Investors and up to 34,554,454 Class A ordinary shares, assuming that no party initiating an exchange elects to settle such exchange with a Cash Exchange Payment, will be issuable upon exchange pursuant to the Exchange Agreements.

Listing of Securities

WWAC will apply for listing, to be effective at the time of the Business Combination, of ATI Class A ordinary shares and warrants on Nasdaq under the proposed symbols “ATBA” and “ATBAW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF ATI CLASS A ORDINARY SHARES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted ATI Class A ordinary shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of ATI at the time of, or at any time during the three months preceding, a sale and (ii) ATI is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as WWAC was required to file reports) preceding the sale.

Persons who have beneficially owned restricted ATI Class A ordinary shares for at least six months but who are affiliates of ATI at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of ATI Class A ordinary shares then outstanding; or

•	the average weekly reported trading volume of the ATI Class A ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of ATI under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about ATI.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, Sponsor will be able to sell its Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, ATI will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder Proposals

In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a shareholder, the Existing Memorandum and Articles of Association provide that the shareholder must give timely notice in proper written form to WWAC at WWAC’s principal executive offices and such business must otherwise be a proper matter for shareholder action. Such notice, to be timely, must be received not less than 120 calendar days before the date of WWAC’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if WWAC did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the WWAC Board with such deadline being a reasonable time before WWAC begins to print and send its related proxy materials.

Shareholder Director Nominees

Nominations of persons for election to the WWAC Board at any annual general meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors as set forth in WWAC’s notice of such special meeting, may be made by or at the direction of the WWAC Board or by certain shareholders of WWAC.

In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to WWAC at WWAC’s principal executive offices. To be timely, a shareholder’s notice must have been received not less than 120 calendar days before the date of WWAC’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if WWAC did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the WWAC Board with such deadline being a reasonable time before WWAC begins to print and send its related proxy materials.

In addition, a shareholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the WWAC Board, any committee chairperson or the non-management directors as a group by writing to the WWAC Board or committee chairperson in care of Worldwide Webb Acquisition Corp., 770 E Technology Way, F13-16, Orem, Utah 84097.

Following the Business Combination, such communications should be sent in care of ATI, Investor Relations, aeriesir@icrinc.com, Ryan Gardella, telephone +1 203 682 8240. Each communication will be forwarded, depending on the subject matter, to the ATI Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the WWAC ordinary shares and on certain matters of Cayman Islands law will be passed upon by Maples and Calder (Cayman) LLP, Cayman Islands counsel to WWAC.

EXPERTS

The financial statements of Worldwide Webb Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 5, 2021 (inception) through December 31, 2021 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The carve-out consolidated financial statements of Aark Singapore Pte. Ltd. and its subsidiaries, as of and for the year ended March 31, 2023 and 2022, appearing in this proxy statement/prospectus have been audited by KNAV P.A. (n/k/a KNAV, LLP), independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, WWAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of WWAC’s annual report to shareholders and WWAC’s proxy statement. Upon written or oral request, WWAC will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that WWAC delivers single copies of such documents in the future. Shareholders may notify WWAC of their requests by calling or writing WWAC at its executive offices at 770 E Technology Way, F13-16, Orem, Utah 84097 or (415) 629-9066.

ENFORCEABILITY OF CIVIL LIABILITY

WWAC is a Cayman Islands exempted company. You may have difficulty serving legal process within the United States upon WWAC or its directors and officers. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against WWAC or its directors and officers in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, WWAC may be served with process in the United States with respect to actions against WWAC arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of WWAC’s securities by serving WWAC’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT; WARRANT AGENT AND REGISTRAR

The registrar, transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

WWAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

WWAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on WWAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to WWAC has been supplied by WWAC, and all such information relating to Aeries has been supplied by Aeries. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

Individuals, please call toll-free: (800) 662-5200

Banks and brokers, please call: (203) 658-9400

E-mail: WWAC.info@investor.morrowsodali.com

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than     , 2023.

All information contained in this document relating to WWAC has been supplied by WWAC and all such information relating to Aeries has been supplied by Aeries. Information provided by WWAC or Aeries does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

WORLDWIDE WEBB ACQUISITION CORP.

Condensed Consolidated Financial Statements as of June 30, 2023 (unaudited) and December 31, 2022, and for the six months ended June 30, 2023 and 2022 (unaudited)

Condensed Balance Sheets as of June 30, 2023 (unaudited) and December 31, 2022	F-2
Unaudited Condensed Statements of Operations for the three and six months ended June 30, 2023 and 2022	F-3
Unaudited Condensed Statements of Changes in Temporary Equity and Shareholders’ Deficit for the three and six months ended June 30, 2023 and 2022	F-4
Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2023 and 2022	F-6
Notes to Unaudited Condensed Financial Statements	F-7

Consolidated Financial Statements as of December 31, 2022 and 2021, and for the year ended December 31, 2022, and for the period from February 19, 2021 (inception) through December 31, 2021

Report of Independent Registered Public Accounting Firm	F-23
Balance Sheets as of December 31, 2022 and 2021	F-25
Statements of Operations for the Year Ended December 31, 2022 and for the Period from March 5, 2021 (Inception) through December 31, 2021	F-26
Statements of Changes in Temporary Equity and Shareholders’ Deficit for the Year Ended December 31, 2022 and for the Period from March 5, 2021 (Inception) through December 31, 2021	F-27
Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from March 5, 2021 (Inception) through December 31, 2021	F- 29
Notes to Financial Statements	F-30

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheets as of June 30, 2023 (unaudited) and March 31, 2023	F-46
Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended June 30, 2023 and 2022	F-47
Unaudited Condensed Consolidated Statements of Comprehensive Income for the Three Months Ended June 30, 2023 and 2022	F-48
Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended June 30, 2023 and 2022	F-49
Unaudited Condensed Consolidated Statements of Stockholder’s Equity as of June 30, 2023, 2022 and 2021	F-51
Notes to Unaudited Condensed Consolidated Financial Statements	F-52

AUDITED CARVE-OUT CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-66
Carve-out Consolidated Balance Sheets (as restated) as of March 31, 2023 and 2022	F-68
Carve-out Consolidated Statements of Operations (as restated) for the Year Ended March 31, 2023 and 2022	F-69
Carve-out Consolidated Statements of Comprehensive Income (as restated) for the Year Ended March 31, 2023 and 2022	F-70
Carve-out Consolidated Statements of Cash Flows for the Year Ended March 31, 2023 and 2022	F-71
Carve-out Consolidated Statements of Stockholder’s Equity (as restated) as of March 31, 2023, 2022 and 2021	F-73
Notes to Carve-out Consolidated Financial Statements	F-74

PART I – FINANCIAL INFORMATION
Item 1. Interim Financial Statements
WORLDWIDE WEBB ACQUISITION CORP
CONDENSED BALANCE SHEETS

	JUNE 30, 2023 (Unaudited)	DECEMBER 31, 2022
ASSETS
Cash	$41,844	$48,126
Prepaid expenses	152,906	304,314
Other current assets	3,336	8,334

Total current assets	198,086	360,774
Marketable securities held in Trust Account	49,362,200	234,716,046

Total Assets	$49,560,286	$235,076,820

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,773,862	$676,652
Promissory note - related party	548,413	200,000
Accrued professional services fees	1,547,171	3,091,220
Accrued expenses	68,554	42,267

Total current liabilities	7,938,000	4,010,139
Derivative warrant liabilities	446,760	614,040
Deferred legal fees	—	343,437

Total liabilities	8,384,760	4,967,616

Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 4,718,054 and 23,000,000 shares at $10.44 and $10.20 per share at June 30, 2023 and December 31, 2022, respectively	49,262,200	234,616,046

Shareholders’ deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding (excluding 4,718,054 and 23,000,000 shares subject to possible redemption, respectively)	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Additional paid-in capital	—	—
Accumulated deficit	(8,087,249)	(4,507,417)

Total shareholders’ deficit	(8,086,674)	(4,506,842)

Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$49,560,286	$235,076,820

The accompanying notes are an integral part of these unaudited condensed financial statements.

WORLDWIDE WEBB ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For The Three Months Ended June 30, 2023	For The Three Months Ended June 30, 2022	For The Six Months Ended June 30, 2023	For The Six Months Ended June 30, 2022

General and administrative expenses	$1,475,740	$294,683	$3,747,112	$657,321

Loss from operations	(1,475,740)	(294,683)	(3,747,112)	(657,321)
Change in fair value of derivative warrant liabilities	1,797,240	6,385,200	167,280	10,467,240
Gain on marketable securities, dividends and interest, held in Trust Account	1,711,537	83,875	4,080,757	164,227

Net income	$2,033,037	$6,174,392	$500,925	$9,974,146

Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	7,329,761	23,000,000	15,121,592	23,000,000

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.16	$0.21	$0.02	$0.35

Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted	5,750,000	5,750,000	5,750,000	5,750,000

Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.16	$0.21	$0.02	$0.35

The accompanying notes are an integral part of these unaudited condensed financial statements.

WORLDWIDE WEBB ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
(Unaudited)

	Temporary Equity		Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of January 1, 2023	23,000,000	$234,616,046	5,750,000	$575	$—	$(4,507,417)	$(4,506,842)
Remeasurement of Class A ordinary shares to redemption value	—	2,369,220	—	—	—	(2,369,220)	(2,369,220)
Net loss	—	—	—	—	—	(1,532,112)	(1,532,112)

Balance as of March 31, 2023	23,000,000	$236,985,266	5,750,000	$575	$—	$(8,408,749)	$(8,408,174)
Redemption of Class A ordinary shares	(18,281,946)	(189,434,603)	—	—	—	—	—
Remeasurement of Class A ordinary shares to redemption value	—	1,711,537	—	—	—	(1,711,537)	(1,711,537)
Net income	—	—	—	—	—	2,033,037	2,033,037

Balance as of June 30, 2023	4,718,054	$49,262,200	5,750,000	$575	$—	$(8,087,249)	$(8,086,674)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022
(Unaudited)

	Temporary Equity		Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount

Balance as of January 1, 2022	23,000,000	$232,300,000	5,750,000	$575	$—	$(19,798,626)	$(19,798,051)
Net income (as revised)	—	—	—	—	—	3,799,755	3,799,755

Balance as of March 31, 2022 (as revised)	23,000,000	$232,300,000	5,750,000	$575	$—	$(15,998,871)	$(15,998,296)
Remeasurement of Class A ordinary shares to redemption value	—	85,071	—	—	—	(85,071)	(85,071)
Net income	—	—	—	—	—	6,174,392	6,174,392

Balance as of June 30, 2022	23,000,000	$232,385,071	5,750,000	$575	$—	$(9,909,550)	$(9,908,975)

The accompanying notes are an integral part of these unaudited condensed financial statements.

WORLDWIDE WEBB ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For The Six Months Ended June 30, 2023	For The Six Months Ended June 30, 2022

Cash Flows from Operating Activities
Net income	$500,925	$9,974,146
Adjustments to reconcile net income to net cash used in operating activities:
Gain on marketable securities (net), dividends and interest, held in Trust Account	(4,080,757)	(164,227)
Formation and operating expenses funded by note payable through Sponsor	78,413	(6,499)
Change in fair value of derivative warrant liabilities	(167,280)	(10,467,240)
Changes in operating assets and liabilities:
Prepaid and other assets	156,406	169,552
Accounts payable	5,097,210	12,972
Accrued expenses	(1,517,762)	116,532

Net cash provided by (used in) operating activities	67,155	(364,764)

Cash Flows from Investing Activities
Trust account withdrawal for Class A share redemptions	189,434,603	—

Net cash provided by investing activities	189,434,603	—

Cash Flows from Financing Activities
Redemption of Class A shares	(189,434,603)	—
Proceeds from note payable and advances from related party	270,000	—
Deferred legal fees paid	(343,437)	—

Net cash used in financing activities	(189,508,040)	—

Net decrease in cash	(6,282)	(364,764)
Cash - beginning of period	48,126	503,204

Cash - end of period	$41,844	$138,440

Supplemental disclosure of noncash investing and financing activities:
Remeasurement of Class A shares to redemption value	$4,080,757	$85,071

Offering costs paid through promissory note - related party	$—	$201,962

The accompanying notes are an integral part of these unaudited condensed financial statements.

WORLDWIDE WEBB ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
(Unaudited)
Note 1 — Description of Organization, Business Operations, Liquidity, and Going Concern
Organization and General
Worldwide Webb Acquisition Corp. (the “Company”) is a blank check company incorp ora
ted in Cayman Islands on March 5, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of June 30, 2023, the Company had not yet commenced operations. All activities for the period from March 5, 2021 (inception) through June 30, 2023, relate to the Company’s formation, initial public offering (“Initial Public Offering”), which is described below, and search of a target for Initial Business Combination. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
On October 22, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units”). The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $200,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 8,000,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant (the “Private Placement”), to Worldwide Webb Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds to the Company of $8,000,000, which is described in Note 4.
Subsequently, on November 11, 2021, the underwriter exercised the over-allotment option in full, and the closing of the issuance and sale of the additional 3,000,000 units (the “Over-Allotment Units”) occurred on November 15, 2021. In connection with the over-allotment exercise, the Company issued 3,000,000 Over-Allotment Units, representing 3,000,000 Ordinary Shares and 1,500,000 public warrants at a price of $10.00 per Unit, generating total gross proceeds of $30,000,000.
Substantially concurrently with the closing of the sale of the Over-Allotment Units, the Company completed the private sale of 900,000 Private Placement Warrants (“Additional Private Placement Warrants”) to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $900,000.
Transaction costs amounted to $21,834,402, including $8,050,000 in deferred underwriting fees, $4,600,000 in upfront underwriting fees, and $9,184,402 in other offering costs related to the Initial Public Offering. Approximately $8,306,250 of these expenses are non-cash offering costs associated with the Class B shares purchased by the anchor investors.
Following the closing of the Initial Public Offering on October 22, 2021 and underwriters’ exercise of Over-Allotment option on November 15, 2021, an amount of $232,300,000 ($10.10 per Unit) of the proceeds from the Initial Public Offering, including $8,050,000 of the underwriters’ deferred discount was placed in a U.S.-based trust account (the “Trust Account”) at Bank of America, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds in the trust account that may be released to the Company to pay its franchise and income taxes and expenses relating to the administration of the trust account, the proceeds from the Initial Public Offering held in the trust account will not be released until the earliest of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust
Account

proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company’s memorandum and articles of association provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Class A ordinary shares, $0.0001 par value, included in the Units (the “Public Shares”) being sold in the Initial Public Offering that have been properly tendered in connection with a shareholder vote to amend the Company’s memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of such Public Shares if it does not complete the Initial Business Combination within 18 months from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the Class A ordinary shares included in the Units being sold in the Initial Public Offering if the Company is unable to complete an Initial Business Combination by October 22, 2023 (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.
On
March 11, 2023, the Company entered into the Business Combination Agreement (the “Business Combination Agreement”), with WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of the Company, with company registration number 202300520W (“Amalgamation Sub”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D (“AARK”, together with the Company and Amalgamation Sub, collectively, the “Parties” and individually a “Party”). Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares (“Aeries”), is a subsidiary of AARK. AARK is wholly owned by Mr. Venu Raman Kumar (the “Sole Shareholder”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company, Amalgamation Sub and AARK, and by the sole shareholders of each of Amalgamation Sub and AARK. Please refer to the Form 8-K that was filed with the SEC on March 20, 2023.
On April 14, 2023, the Company held an extraordinary general meeting of shareholders (the “Meeting”) and approved two proposals to amend the Company’s amended and restated memorandum and articles of association (the “Articles”). The first such proposal (the “Extension Amendment Proposal”) sought to amend the Articles to extend the date by which the Company must (1) consummate a merger, (2) wind up if it fails to complete such business combination, and (3) redeem all of the Company’s Class A ordinary shares sold in the Company’s IPO, from 18 months to 24 months from the closing of the IPO (the “Extension Amendment”). As a result, the Company will now have until October 22, 2023 to consummate an initial business combination. The second such proposal sought to amend the Articles to eliminate the limitation that the Company shall not redeem Class A ordinary shares sold in the IPO to the extent that such redemption would cause the Company’s net tangible assets to be less than $5,000,001. In connection with the vote to approve these proposals, holders of 18,281,946 Class A ordinary shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.36 per share, for an aggregate redemption amount of $189,434,603, leaving $48,887,722 in the Company’s trust account and 4,718,054 Class A ordinary shares remain outstanding.
On June 1, 2023, in connection with the Business Combination, the Company entered into a subscription agreement (the “Subscription Agreement”) with a certain investor (the “PIPE Investor”), pursuant to which, among other things, the PIPE Investor has agreed to subscribe for and purchase from the Company. The Company has agreed to issue and sell to the PIPE Investor, an aggregate of 1,033,058 newly issued Class A ordinary shares for an aggregate purchase price of $5,000,000, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). The Subscription Agreement contains customary conditions to closing, including the consummation of the Business Combination substantially concurrently with the consummation of the PIPE Financing. As of June 30, 2023 no shares re
lated to the PIP Financing Agreement were issued or outstanding. Please refer to the Form 8-K filed with the SEC on June 1, 2023 for additional information regarding the Subscription Agreement with the PIPE
Investor.

The
Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.
The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks shareholder approval, it will complete its Initial Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its ordinary shares to no longer qualify for exemption from the Securities and Exchange Commission’s (the “SEC”) “penny stock” rules. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial
Business Combination.
If the Company holds a shareholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such Class A ordinary shares were recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”
Pursuant to the Company’s memorandum and articles of association if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned and not previously released to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s independent director nominees will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below)

held by them if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires Class A ordinary shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.
Liquidity and Going Concern Considerations
On a routine basis, the Company assesses going concern considerations in accordance with FASB ASC 205-40 “Presentation of Financial Statements —Going Concern”. As of June 30, 2023, the Company had a cash balance of
$41,844 and a working capital deficit of $7,739,914,
and the Company has access to working capital loans from the Sponsor, which is described in Note 4, to fund working capital needs or finance transaction costs. Further, the Company’s liquidity needs are satisfied through using proceeds from the Initial Public Offering and Private Placement Warrants (as described in Notes 3 and 4) that is not held in Trust Account to pay for existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Initial Business Combination.
If the Company’s estimates of the costs of identifying a target business, undertaking in-depth due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to an Initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete an Initial Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of an Initial Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Initial Business Combination. These factors raise substantial doubt about the Company’s ability to continue as a going concern.
In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 22, 2023. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
Risks and Uncertainties
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and inhibit the Company’s ability to complete a Business Combination.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in confor mi
ty with ac
c
ounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a

Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has o
pted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results co
uld differ significantly from those estimates
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $41,844 and $48,126 in cash and no cash equivalents, outside of the funds held in the Trust Account, as of June 30, 2023 and December 31, 2022, respectively.
Derivative Financial Instruments
The Company accounts for the Warrants, Forward Purchase Agreement (as defined below), and Working Capital Loan conversion option (collectively, the “Instruments”) in accordance with the guidance contained in ASC 81
5
-40 under which the Instruments do not meet the criteria for equity treatment and must be recorded as liabilities. The conversion feature within the Working Capital Loan gives the Sponsor an option to convert the loan to warrants of the Company’s
C
lass A ordinary shares. This bifurcated feature is assessed at the end of each reporting period to conclude whether additional liability should be recorded. The Instruments are subjected to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. See Note 5 and 7 for further discussion of the pertinent terms of the Warrants and Forward Purchase Agreement and Note 8 for further discussion of the methodology used to determine the value of the Warrants, Forward Purchase Agreement, and Working Capital Loan conversion option.
Marketable Securities Held in Trust Account
At June 30, 2023 and December 31, 2022, the assets held in the Trust Account of $49,362,200 and $234,716,046, respectively, were invested in money market funds.
Class A Ordinary Shares Subject to Possible Redemption
All of the Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares have been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit. The ordinary shares subject to possible redemption reflected on the condensed balance sheets as of June 30, 2023 and December 31, 2022 is reconciled in the following table:

Class A ordinary shares subject to possible redemption at December 31, 2021	$232,300,000
Remeasurement of Class A ordinary shares to redemption value	2,316,046

Class A ordinary shares subject to possible redemption at December 31, 2022	$234,616,046
Remeasurement of Class A ordinary shares to redemption value	4,080,757
Redemption of Class A ordinary shares	(189,434,603)

Class A ordinary shares subject to possible redemption at June 30, 2023 (unaudited)	$49,262,200

Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2023 and December 31, 2022, the Company had not experienced losses on this account and management believes the Company is not exposed to significant ri sks
on such account.
Fair Value of Financial Instruments
Except for the Warrant, Forward Purchase Agreement, and Working Capital Loan Liabilities as described above, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (the “FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
Level 1- Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2- Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets of liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.
Level 3- Valuations based on inputs that are unobservable and significant to the overall fair value mea su
rement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed balance sheets as current or noncurrent based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Offering Costs
Offering costs consist of legal, accounting, underwriting and other costs incurred through the condensed balance sheet date that are directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering, the offering costs were allocated using the relative fair values of the Company’s Class A ordinary shares and its Public Warrants and Private Placement Warrants. The costs allocated to warrants were recognized in other expenses and those related to the Company’s Class A ordinary shares were charged against the carrying value of Class A ordinary shares. The Company complies with the requirements of the ASC
340-10-S99-1.
Net Income Per Share of Ordinary Shares
Net income per share of ordinary shares is computed by dividing Net income by the weighted average number of shares issued and outstanding during the period. The Company has not considered the effect of their Forward Purchase Agreement, warrants sold in the Initial Public Offering, private placement to purchase Class A ordinary shares, and Working Capital Loan warrants in the calculation of diluted income per share, since the instruments are not dilutive.
For the three and six months ended June 30, 2023, the inclusion of dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company is contingent on a future event. For the three and six months ended June 30, 2022, the Company did no
t
have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, dilute
d inco
me per share is the same as basic income per share for the periods presented.
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares (the “Founder Shares”). Earnings is shared pro rata between the two classes of shares as long as an Initial Business Combination is th
e m
ost likely outcome. Accretion associated with the redeemable Class A ordinary shares is excluded from income per share as the redemption value approximates fair value.

A reconciliation of the income per share is below:

	For The Three	For The Three	For The Six	For The Six
	Months Ended	Months Ended	Months Ended	Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Redeemable Class A Ordinary Shares
Numerator: Net income allocable to Redeemable Class A Ordinary Shares	$1,139,293	$4,939,514	$362,923	$7,979,317
Denominator: Weighted Average Share Outstanding, Redeemable Class A Ordinary Shares	7,329,761	23,000,000	15,121,592	23,000,000

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.16	$0.21	$0.02	$0.35

Non-Redeemable Class B Ordinary Shares
Numerator: Net income allocable to non-redeemable Class B Ordinary Shares	$893,744	$1,234,878	$138,002	$1,994,829
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares	5,750,000	5,750,000	5,750,000	5,750,000

Basic and diluted net income per share, Class B non-redeemable ordinary shares	$0.16	$0.21	$0.02	$0.35

Income Taxes
The Company follows the asset and liability method of acc
ou
nting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of June 30, 2023 and December 31, 2022.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were
no unrecognize
d
tax benefits as of June 30, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. There is currently no taxation imposed on income by the Government of the Cayman Islands. Consequently, income taxes are not reflected in the Company’s financial statement.

Recent Accounting Pronouncements
The Company’s management does not believe that any recently is su
ed, but not yet effectiv
e, a
ccounting pronouncements, if currently adopted, would have a material effect on the accompanying financial sta tem
ent.
Note 3 — Initial Public Offering
Pursuant

to the Initial Public Offering and the exercise of underwriters’ Over-Allotment option, the Company sold
23,000,000
Units at a purchase price of $
10.00
per Unit.
Each Unit consists of one share of Class A ordinary shares and one-half of one Public Warrant.
Each whole Public Warrant entitles the holder to purchase
one
share of Class A ordinary shares at an exercise price of $
11.50
per share. On April 14, 2023, in Connection with the Meeting discussed in Note 1, holders of
18,281,946
Class A ordinary shares were redeemed, leaving
4,718,054
Clas
s A
ordinary shares remain outstanding.
Anchor Investors purchased an aggregate of $198.6 million of units in th
is offering at the offering price, and we have agreed to direct the underwriters to offer to each Anchor In vest
or up to such number of units and no more than 9.9% of the units in this offering per Anchor I nv
estor. Approximately 99.3% of the units sold in this offering were purchased by the Anchor Investors.
Note 4 — Related Party Transactions
Founder Shares
In March 2021, our sponsor subscribed for an aggregate of 8,625,000 Class B ordinary shares, par value $0.001 per share, for an aggregate purchase price of $25,000 (“founder shares”). On September 17, 2021, our sponsor effected a surrender of 2,875,000 Class B ordinary shares to the company for no consideration, resulting in a decrease in the number of Class B ordinary shares outstanding from 8,625,000 to 5,750,000, such that the total number of founder shares would represent 20% of the total number of ordinary shares outstanding upon completion of this offering (of which 750,000 Class B ordinary shares are subject to forfeiture if the underwriters do not exercise their overallotment option). Prior to the initial investment in the company of $25,000 by our sponsor, we had no assets, tangible or intangible. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued.
Ten Anchor Investors entered into Investment Agreements (the “Investment Agreements”) with the Sponsor and the Company pursuant to which they purchased 1,250,000 Founder shares of the Company, par value $0.0001 per share, from the Sponsor for $0.005 per share. The Company considers the excess fair value of the Founder Shares issued to the anchor investors above the purchase price as offering costs and reduced the gross proceeds by this amount. The Company has valued the excess fair value over consideration of the founder shares sold to the anchor investors at $8,306,250. The excess of the fair value over consideration of the F ou
nder Shares was de
ter
mined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and was charged against the carrying value of Class A ordinary shares upon the completion of the Initial Public Offering.
Administrative Services Agreement
The Company entered into an Administrative Services Agreement pursuant to which the Company will pay an affiliate of our Sponsor a total of $10,000 per month, until the earlier of the completion of the initial Business Combination and the liquidation of the trust assets, for office space, utilities, administrative and support services, up to a maximum of $160,000. The $160,000 maximum threshold was met as of February 2023, so the Company will cease paying these monthly fees in the following months. For the three months ended June 30, 2023 and 2022, the Company expensed $0 and $30,000, respectively, in monthly administrative support services, and Company expensed $20,000 and $30,000 for the six months ended June 30, 2023 and 2022, respectively.

Promissory Note-Related Party
On March 5, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Original Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Original Note was a non-interest bearing and was payable on the earlier of (i) March 15, 2022 or (ii) the consummation of the Proposed Public Offering. The Sponsor cancelled the Original Note on October 25, 2021, and issued an amended Promissory Note to the Company (the “Amended Note”). The outstanding balance of the Original Note at the time of cancellation was $180,361, which was transferred over to the Amended Note at the time of issuance. The Amended Note is a non-interest bearing note that allows the company to borrow up to an aggregate of $1,500,000.
The Amended Note includes a provision that allows the Sponsor to convert up to $1,500,000 of any unpaid principal on the note into warrants of the post-business combination entity at the price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability, and exercise period. As of June 30, 2023 and December 31, 2022, the Company has borrowed $548,413 and $200,000 under the promissory amended note, respecti vel
y, and will become payable on the earlier of (i) October 22, 2023 or (ii) the consummation of the Initial Business Combination.
In addition to the promissory note, the Sponsor has agreed to pay for expenses on the Company’s behalf that are payable on demand. The Company owed $222,716 and
$
202,716 to the Sponsor in expenses unrelated to the Promissory Note as of June 30, 2023 and December 31, 2022, respectively. As of June 30, 2023 and December 31, 2022, approximately $172,116 was allocated to Accounts Payable. As of June 30, 2023 and December 31, 2022, $20,600 and $30,600 was allocated to accrued expenses, respectively.
Private Placement Warrants
The Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, or $8,000,000 in the aggregate, in a private placement simultaneously with the closing of the IPO. An additional 900,000 Private Placement Warrants were purchased upon the Underwriter’s exercise of over-allotment option in full. Each Private Placement Warrant is exercisable for one share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants and the sale of forward purchase units to the Sponsor were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable. The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the Business Combination.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans wou
ld e
ither be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to
$1,500,000 of
such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of
$1.00 per
warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Worki ng
Capital Loans.

Note 5 — Commitments a
nd
Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans), will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement will provide that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Administrative Support Agreement
Commencing on the date that the Company’s securities were first listed on the NASDAQ, the Company agreed to pay the Sponsor or an affiliate thereof in an amount equal to $10,000 per month for office space, utilities and secretarial and administrative support made available to the Company, up to a maximum of $160,000. The Company recorded an aggregate of $0 and $20,000 for the three and six months ended June 30, 2023, respectively, in general and administrative expenses in connection with the related agreement in the accompanying statement of operations. The Company ceased paying these monthly fees in February 2023, and the $160,000 threshold was met in this month.
The warrant agreement provides that the terms of the warrants may be amended without the consent of any shareholder or warrant holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, the Company may amend the terms of the public warrants in a manner adverse to a holder of public warrants if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although the Company’s ability to amend the terms of the public warrants with the consent of at least a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of Class A ordinary shares purchasable upon exercise of a warrant.
Underwriting Agreement
The Company paid an underwriting discount of 2.0% of the per Unit offering price to the Underwriter at the closing of the Initial Public Offering, with an additional fee of 3.5% of the gross offering proceeds payable only upon the Company’s completion of its Initial Business Combination (the “Deferred Discount”). The Deferred Discount of $8,050,000 would become payable to the Underwriter from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination unless the Underwriter waives their right to the underwriting fees.
The Company granted the Underwriter a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriter exercised their over-allotment option in full on November 11, 2021, and the closing of the issuance and sale of the additional 3,000,000 units (the “Over-Allotment Units”) occurred on November 15, 2021. In connection with the over- allotment exercise, the Company issued 3,000,000 Over-Allotment Units, representing 3,000,000 Ordinary Shares and 1,500,000 public warrants at a price of $10.00 per Unit, generating total gross proceeds of $30,000,000.
Effective as of September 30, 2022, the underwriters from the Initial Public Offering resigned and withdrew from their role in the Business Combination and thereby waived their entitlement to the deferred underwriting fees of

$
8,050,000
, which the Company has recorded as a gain on settlement of under writer fees on the statements of shareholders’ deficit for the year ended December 31, 2022 for $7,847,542
, which represents the original amount recorded to accumulated deficit, and the remaining balance of $
202,548
representing the amount recorded to the statements of operations for the year ended December 31, 2022. Based on this arrangement, the Company is no longer obligated to pa
y t
he underwriter if the Comp
a
ny merges with a Target in the future.
Note 6 — Warrant Liabilities
The Company accounted for the 20,400,000 warrants issued in connection with the Initial Public Offering (the 11,500,000 Public Warrants and the 8,900,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment t her
eunder, each warra
nt
much be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s condensed statement of operations.
Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. The Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade.
The exercise price of each Warrant is $11.50 per share, subject to adjustment as described herein. In addition, if we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Warrants will become exercisable on the later of:

•	30 days after the completion of the Initial Business Combination or,

•	12 months from the closing of the Initial Public Offering ;
provided in each case that we have an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement).
The Company is not registering Class A ordinary shares issuable upon exercise of the Warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A ordinary shares is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The Warrants will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. On the exercise of any Warrant, the Warrant exercise price will be paid directly to us and not placed in the Trust Account.
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash (except as described herein with respect to the Private Placement Warrants):

•	In whole and not in part;

•	At a price of $0.01 per Warrant;

•	Upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

•
if, and only if, the last sale price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, dividends, reorganization, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Except as described below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described below with respect to the Private Placement Warrants):

•	in whole and not in part;

•
at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares determined in part by the redemption date and the “fair market value” of the Class A ordinary shares except as otherwise below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations, and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The “fair market value” of the Company’s Class A ordinary shares shall mean the average reported last sale price of the Company’s Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants.
No fractional Class A ordinary shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Clas
s A
ordinary shares to be
iss
ued to the holder.

Note 7 — Shareholders’ Deficit
Preference shares
The Company is authorized to issue 5,000,000 shares of preference shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there were no shares of preference shares issued or outstanding.
Class A ordinary shares
The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were no Class A ordinary shares issued and outstanding, excluding 4,718,054 and
 23,000,000
Class A ordinary shares subject to possible redemption
,
 respectively.
Class B ordinary shares
The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, 5,750,000 Class B ordinary shares were issued and outstanding.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares shall have the right to vote on the election of the Company’s directors prior to the initial Business Combination.
The Class B founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities (as described herein), are issued or deemed issued in excess of the amounts issued in this offering and related to the closing of our initial business co
mbination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all Class A ordinary shares issued and outstanding upon the completion of this offering, plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with our initial business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination. Prior to our initial business combination, holders of the Class B ordinary shares will have the right to appoint all of our directors and may remove members of the board of directors for any reason in any general meeting held prior to or in connection with the completion of our initial business combination. On any other matter submitted to a vote of our shareholders, holders of the Class B ordinary shares and holders of the Class A ordinary shares will vote together as a single class, except as required by law and subject to the amended and restated memorandum and articles of association.
Note 8 — Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022 including the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Description	Level	Fair Value
June 30, 2023	Marketable securities	1	$49,362,200
December 31, 2022	Marketable securities	1	$234,716,046

The following tables present information about the Company’s liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022, including the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

June 30, 2023	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$251,850	$—	$—	$251,850
Private Placement Warrants	—	194,910	—	194,910

Total liabilities	$251,850	$194,910	$—	$446,760

December 31, 2022	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$346,150	$—	$—	$346,150
Private Placement Warrants	—	267,890	—	267,890

Total liabilities	$346,150	$267,890	$—	$614,040

On December 9, 2021, the Public Warrants surpassed the 52-day threshold waiting period to be publicly traded in accordance with the Prospectus filed October 21, 2021. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 liability. As such, as of June 30, 2023 and December 31, 2022, the Company classified the Public Warrants as Level 1. The Private Warrants were valued based on the trading price of Public Warrants, which is considered to be a Level 2 fair value measurement. To estimate the value of the Private Placement Warrants, the Company used the public trading price of the Public Warrants. This value was adjusted to reflect the value of the issuer call provision of the Public Warrants, as this right is not applicable to the Private Placement Warrants unless they are sold by the initial holders. T
h
ere were no transfers between fair valu
e le
vels during the three and six months ended June 30, 2023.
The following table presents a summary of the changes in the fair value of Der ivat
ive Warrant Liabilities:

	Public Warrant Liability	Public Warrant Liability	Total

Fair value at January 1, 2023	$346,150	$267,890	$614,040
Change in fair value (gain)	(94,300)	(72,980)	(167,280)

Fair value as of June 30, 2023	$251,850	$194,910	$446,760

Note 9 — Subsequent Events
Management has evaluated the impact of su
bseq
uent events the date the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Worldwide Webb Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Worldwide Webb Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period March 5, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period March 5, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination by April 21, 2023 or will be forced to liquidate. The Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2021.
Los Angeles, CA
March 31, 2023
PCAOB ID Number 688

Worldwide Webb Acquisition Corp.
Balance Sheets

	December 31,	December 31,
	2022	2021
ASSETS
Cash	$48,126	$503,204
Prepaid expenses	304,314	400,073
Other current assets	8,334	—

Total current assets	360,774	903,277
Marketable securities held in Trust Account	234,716,046	232,320,844
Other assets	—	302,847

Total Assets	$235,076,820	$233,526,968

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$676,652	$2,810
Promissory note - related party	200,000	208,461
Accrued professional services fees	3,091,220	168,810
Accrued expenses	42,267	11,501

Total current liabilities	4,010,139	391,582
Deferred underwriting fees payable	—	8,050,000
Derivative warrant liabilities	614,040	12,240,000
Deferred legal fees	343,437	343,437

Total liabilities	4,967,616	21,025,019

Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 23,000,000 shares at $10.20 and 10.10 per share at December 31, 2022 and 2021, respectively	234,616,046	232,300,000

Shareholders’ deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued or outstanding (excluding 23,000,000 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Additional paid-in capital	—	—
Accumulated deficit	(4,507,417)	(19,798,626)

Total shareholders’ deficit	(4,506,842)	(19,798,051)

Total Liabilities, Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$235,076,820	$233,526,968

The accompanying notes are an integral part of these financial statements

Worldwide Webb Acquisition Corp.
Statements of Operations

	For The Year Ended December 31, 2022	For the period from March 5, 2021 (Inception) through December 31, 2021

Formation and operating costs	$4,463,907	$279,246

Loss from operations	(4,463,907)	(279,246)
Change in fair value of derivative warrant liabilities	11,625,960	(1,978,800)
Gain on marketable securities, dividends and interest, held in Trust Account	2,395,202	20,844
Transaction costs allocation to derivative warrant liabilities	—	(396,497)
Gain on settlement of underwriting fees	202,458	—

Net income (loss)	$9,759,713	$(2,633,699)

Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	23,000,000	5,158,940

Basic and diluted net income (loss) per share, Class A subject to possible redemption	$0.34	$(0.26)

Weighted average shares outstanding of Class B non-redeemable ordinary shares, basic and diluted	5,750,000	5,116,722

Basic and diluted net income (loss) per share, Class B non-redeemable ordinary shares	$0.34	$(0.26)

The accompanying notes are an integral part of these financial statements

Worldwide Webb Acquisition Corp.
Statements of Changes in Temporary Equity and Shareholders’ Deficit
For the year ended December 31, 2022

	Temporary Equity		Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	23,000,000	$232,300,000	5,750,000	$575	$—	$(19,798,626)	$(19,798,051)
Gain on settlement of underwriting fees	—	—	—	—	—	7,847,542	7,847,542
Remeasurement of Class A ordinary shares to redemption value	—	2,316,046	—	—	—	(2,316,046)	(2,316,046)
Net income	—	—	—	—	—	9,759,713	9,759,713

Balance as of December 31, 2022	23,000,000	$234,616,046	5,750,000	$575	$—	$(4,507,417)	$(4,506,842)

For the Period from March 5, 2021 (Inception) through December 31, 2021

	Temporary Equity		Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of March 5, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Proceeds from the sale of Class A ordinary shares	23,000,000	230,000,000	—	—	—	—	—
Paid underwriters fees	—	(4,600,000)	—	—	—	—	—
Deferred underwriting fees payable	—	(8,050,000)	—	—	—	—	—
Liabilities associated to Public Warrants	—	(5,784,500)	—	—	—	—	—
Excess fair value over consideration of the founder shares offered to the anchor investors	—	(8,306,250)	—	—	—	8,306,250	8,306,250
Other offering costs	—	(878,152)	—	—	—	—	—
Excess cash received over fair value of Private Placement Warrants	—	—	—	—	4,423,300	—	4,423,300
Remeasurement of Class A ordinary shares to redemption value	—	29,918,902	—	—	(4,447,725)	(25,471,177)	(29,918,902)
Net loss	—	—	—	—	—	(2,633,699)	(2,633,699)

Balance as of December 31, 2021	23,000,000	$232,300,000	5,750,000	$575	$—	$(19,798,626)	$(19,798,051)

The accompanying notes are an integral part of these financial statements

F-2
8

Worldwide Webb Acquisition Corp.
Statements of Cash Flows

	For The Year Ended December 31, 2022	For the period from March 5, 2021 (Inception) through December 31, 2021
Cash Flows from Operating Activities
Net income (loss)	$9,759,713	$(2,633,699)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on marketable securities, dividends and interest, held in Trust Account	(2,395,202)	(20,844)
Transaction costs allocated to derivative warrant liability	—	396,497
Formation costs funded by note payable through Sponsor	—	22,347
Gain on settlement of underwriting fees	(202,458)	—
Change in fair value of derivative liabilities	(11,625,960)	1,978,800
Formation costs paid in exchange for issuance of ordinary shares	—	20,421
Changes in operating assets and liabilities:
Prepaid and other assets	390,272	(702,920)
Accounts payable	673,842	2,810
Accrued expenses	2,953,176	97,074

Net cash used by operating activities	(446,617)	(839,514)

Cash Flows from Investing Activities
Investment of cash into Trust Account	—	(232,300,000)

Net cash used in investing activities	—	(232,300,000)

Cash Flows from Financing Activities
Proceeds from promissory note payable - related party	—	65,000
Repayment of promissory note payable - related party	(8,461)	(5,000)
Proceeds from sale of Class A ordinary shares, gross	—	230,000,000
Proceeds from sale of Private Placement Warrants	—	8,900,000
Offering costs paid	—	(5,317,282)

Net cash (used) provided by financing activities	(8,461)	233,642,718

Net decrease (increase) in cash	(455,078)	503,204
Cash - beginning of period	503,204	—

Cash - end of period	$48,126	$503,204

Supplemental disclosure of noncash investing and financing activities:
Initial Class A shares subject to possible redemption	$—	$202,381,098

Remeasurement of Class A shares to redemption value	$2,316,046	$29,918,902

Offering costs included in accrued expenses	$—	$83,237

Offering costs paid through promissory note - related party	$—	$126,114

Offering costs paid through prepaid legal expense funded by sponsor	$—	$4,579

Offering costs on Founder Shares offered to Anchor Investors	$—	$8,306,250

Deferred legal fees	$—	$343,437

Deferred underwriting fees payable	$—	$8,050,000

Initial derivative warrant liabilities	$—	$10,261,200

Gain on settlement of underwriting fees	$(7,847,542)	$—

The accompanying notes are an integral part of these financial statements

WORLDWIDE WEBB ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
Note 1 — Description of Organization, Business Operations, and Going Concern
Organization and General
Worldwide Webb Acquisition Corp. (the “Company”) is a blank check company incorporated in Cayman Islands on March 5, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2022, the Company had not yet commenced operations. All activity for the period from March 5, 2021 (inception) through December 31, 2022, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
On October 22, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units”). The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $200,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 8,000,000 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant (the “Private Placement”), to Worldwide Webb Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds to the Company of $8,000,000, which is described in Note 4.
Subsequently, on November 11, 2021, the underwriter exercised the over-allotment option in full, and the closing of the issuance and sale of the additional 3,000,000 units (the “Over-Allotment Units”) occurred on November 15, 2021. In connection with the over-allotment exercise, the Company issued 3,000,000 Over-Allotment Units, representing 3,000,000 Ordinary Shares and 1,500,000 public warrants at a price of $10.00 per Unit, generating total gross proceeds of $30,000,000.
Substantially concurrently with the closing of the sale of the Over-Allotment Units, the Company completed the private sale of 900,000 Private Placement Warrants (“Additional Private Placement Warrants”) to the Sponsor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $900,000.
Transaction costs amounted to $21,834,402, including $8,050,000 in deferred underwriting fees, $4,600,000 in upfront underwriting fees, and $9,184,402 in other offering costs related to the Initial Public Offering. Approximately $8,306,250 of these expenses are non-cash
offering costs associated with the Class B shares purchased by the anchor investors.
Following the closing of the Initial Public Offering on October 22, 2021 and underwriters’ exercise of Over-Allotment option on November 15, 2021, an amount of $232,300,000 ($10.10 per Unit) of the proceeds from the Initial Public Offering, including $8,050,000 of the underwriters’ deferred discount was placed in a U.S.-based trust account (the “Trust Account”) at Bank of America, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds in the trust account that may be released to the Company to pay its franchise and income taxes and expenses relating to the administration of the trust account, the proceeds from the Initial Public Offering held in the trust account will not be released until the earliest of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The
Company’s memorandum and articles of association provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Class A ordinary shares, $0.0001 par value, included in the Units (the “Public Shares”) being sold in the Initial Public Offering that have been properly tendered in connection with a shareholder vote to amend the Company’s memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of such Public Shares if it does not complete the Initial Business Combination within 18 months from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the Class A ordinary shares included in the Units being sold in the Initial Public Offering if the Company is unable to complete an Initial Business Combination within 18 months from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.
Initial Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.
The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek shareholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek shareholder approval of the Initial Business Combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks shareholder approval, it will complete its Initial Business Combination only if a majority of the outstanding ordinary shares voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its ordinary shares to no longer qualify for exemption from the Securities and Exchange Commission’s (the “SEC”) “penny stock” rules. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.
If the Company holds a shareholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public shareholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such
F-
31

Class A ordinary shares were recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”
Pursuant

to the Company’s memorandum and articles of association if the Company is unable to complete the Initial Business Combination within 18 months from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned and not previously released to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholder’s rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s independent director nominees will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 18 months of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires Class A ordinary shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that the Company will provide its shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.
Liquidity and Going Concern Consideration
On a routine basis, the Company assesses going concern considerations in accordance with FASB ASC 205-40 “Presentation of Financial Statements - Going Concern”. As of December 31, 2022, the Company had a cash balance of $48,126 and a working capital deficit of $3,649,365, and the Company has access to working capital loans from the Sponsor, which is described in Note 4, to fund working capital needs or finance transaction costs. Further, the Company’s liquidity needs are satisfied through using proceeds from the Initial Public Offering and Private Placement Warrants (as described in notes 3 and 4) that is not held in Trust Account to pay for existing accounts payable, identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Initial Business Combination.
If the Company’s estimates of the costs of identifying a target business, undertaking in-depth
due diligence, and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to an Initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete an Initial Business Combination or because it becomes obligated to redeem a significant number of its public shares upon completion of an Initial Business

Combination, in which case the Company may issue additional securities or incur debt in connection with such Initial Business Combination. These factors raise substantial doubt about the Company’s ability to continue as a going concern.
In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the need for additional liquidity and the pending mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 22, 2023. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and inhibit the Company’s ability to complete a Business
Combination.

Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $48,126 and $503,204 in cash and no cash equivalents, outside of the funds held in the Trust Account, as of December 31, 2022 and 2021, respectively.

Derivative Financial Instruments
The Company accounts for the Warrants and Working Capital Loan conversion option (collectively, the “Instruments”) in accordance with the guidance contained in ASC
815-40
under which the Instruments do not meet the criteria for equity treatment and must be recorded as liabilities. The conversion feature within the Working Capital Loan gives the Sponsor an option to convert the loan to warrants of the Company’s Class A ordinary shares. This bifurcated feature is assessed at the end of each reporting period to conclude whether additional liability should be recorded. The Instruments are subjected to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. See Note 5 and 7 for further discussion of the pertinent terms of the Warrants and Note 8 for further discussion of the methodology used to determine the value of the Warrants and Working Capital Loan conversion option.
Marketable Securities Held in Trust Account
At December 31, 2022 and 2021, the assets held in the Trust Account of $234,716,046 and $232,320,844, respectively, were invested in money market funds.
Class A Ordinary Shares Subject to Possible Redemption
All of the Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC
480-10-S99,
redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares have been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit. The ordinary shares subject to possible redemption reflected on the balance sheet as of December 31, 2022 and 2021 is reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Class A ordinary shares issuance costs	(21,834,402)
Fair value of Public Warrants at issuance	(5,784,500)
Plus:
Remeasurement of Class A ordinary shares to redemption value	29,918,902

Class A ordinary shares subject to possible redemption at December 31, 2021	$232,300,000
Remeasurement of Class A ordinary shares to redemption value	2,316,046

Class A ordinary shares subject to possible redemption at December 31, 2022	$234,616,046

Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2022 and 2021, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Financial Instruments
Except for the Warrant and Working Capital Loan Liabilities as described above, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (the “FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
Level 1- Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.
Level 2- Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets of liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.
Level 3- Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
Derivative Financial Instruments
The
 Com
pa
ny evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and
Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued
at each reporting date, with
changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or noncurrent based on whether or not net-cash
settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Offering Costs
Offering costs consist of legal, accounting, underwriting and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering, the offering costs were allocated using the relative fair values of the Company’s Class A ordinary shares and its Public Warrants and Private Placement Warrants. The costs allocated to warrants were recognized in other expenses and those related to the Company’s Class A ordinary shares were charged against the carrying value of Class A ordinary shares. The Company complies with the requirements of the ASC
340-10-S99-1.

Earnings Per Share of Ordinary Shares
Earnings per share of ordinary shares is computed by dividing net earnings (or loss) by the weighted average number of shares issued and outstanding during the period. The Company has not considered the effect of their warrants sold in the Initial Public Offering, private placement to purchase Class A ordinary shares, and Working Capital Loan warrants in the calculation of diluted income per share, since the instruments are not dilutive.
For the year ended December 31, 2022, the inclusion of dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company is contingent on a future event. For the period from March 5, 2021 (inception) through December 31, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company as those would be antidilutive under the treasury stock method. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares (the “Founder Shares”). Earnings are shared pro rata between the two classes of shares as long as an Initial Business Combination is consummated. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
A reconciliation of the earnings per share is below:

	For The Year Ended December 31, 2022	For the period from March 5, 2021 (Inception) through December 31, 2021
Redeemable Class A Ordinary Shares
Numerator: Net income (loss) allocable to Redeemable Class A Ordinary Shares	$7,807,770	$(1,322,260)
Denominator: Weighted Average Share Outstanding, Redeemable Class A Ordinary Shares	23,000,000	5,158,940

Basic and diluted net income (loss) per share, Redeemable Class A	$0.34	$(0.26)

Non-Redeemable Class B Ordinary Shares
Numerator: Net income (loss) allocable to non-redeemable Class B Ordinary Shares	$1,951,943	$(1,311,439)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares	5,750,000	5,116,722

Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$0.34	$(0.26)

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2022 and 2021.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. There is currently no taxation imposed on income by the Government of the Cayman Islands. Consequently, income taxes are not reflected in the Company’s financial statement.
Recent Accounting Pronouncements
The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statement.
In August the FASB issued a new standard (ASU
2020-06)
to reduce the complexity of accounting for convertible debt and other equity-linked instruments. For certain convertible debt instruments with a cash conversion feature, the changes are a trade-off
between simplifications in the accounting model (no separation of an “equity” component to impute a market interest rate, and simpler analysis of embedded equity features) and a potentially adverse impact to diluted EPS by requiring the use of the if-converted
method. The new standard will also impact other financial instruments commonly issued by both public and private companies. For example, the separation model for beneficial conversion features is eliminated simplifying the analysis for issuers of convertible debt and convertible preferred stock. Also, certain specific requirements to achieve equity classification and/ or qualify for the derivative scope exception for contracts indexed to an entity’s own equity are removed, enabling more freestanding instruments and embedded features to avoid mark-to-market
accounting. The new standard is effective for companies that are SEC filers (except for Smaller Reporting Companies) for fiscal years beginning after December 15, 2022 and interim periods within that year, and two years later for other companies. Companies can early adopt the standard at the start of a fiscal year beginning after December 15, 2020. The standard can either be adopted on a modified retrospective or a full retrospective basis. The Company is currently reviewing the newly issued standard and does not believe it will materially impact the Company.
Note 3
—
Initial
Public Offering
Pursuant to the Initial Public Offering and the exercise of underwriters’ Over-Allotment option, the Company sold 23,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A ordinary shares and one-half
of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Class A ordinary shares at an exercise price of $11.50 per share.
Anchor
Investors purchased an aggregate of $198.6 million of units in this offering at the offering price, and we have agreed to direct the underwriters to offer to each Anchor Investor up to such number of units and no more than 9.9% of the units in this offering per Anchor Investor. Approximately 99.3% of the units sold in this offering were purchased by the Anchor
Investors.

Note 4 — Related Party Transactions
Founder Shares
In March 2021, our sponsor subscribed for an aggregate of 8,625,000 Class B ordinary shares, par value $0.001 per share, for an aggregate purchase price of $25,000 (“founder shares”). On September 17, 2021, our sponsor effected a surrender of 2,875,000 Class B ordinary shares to the company for no consideration, resulting in a decrease in the number of Class B ordinary shares outstanding from 8,625,000 to 5,750,000, such that the total number of founder shares would represent 20% of the total number of ordinary shares outstanding upon completion of this offering (of which 750,000 Class B ordinary shares are subject to forfeiture if the underwriters do not exercise their overallotment option). Prior to the initial investment in the company of $25,000 by our sponsor, we had no assets, tangible or intangible. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued.
Ten Anchor Investors entered into Investment Agreements (the “
Investment Agreements
”) with
 the Sponsor and the Company pursuant to which they purchased 1,250,000 Founder shares of the Company, par value $0.0001 per share, from the Sponsor for $0.005 per share. The Company considers the excess fair value of the Founder Shares issued to the anchor investors above the purchase price as offering costs and reduced the gross proceeds by this amount. The Company has valued the excess fair value over consideration of the founder shares sold to the anchor investors at $8,306,250. The excess of the fair value over consideration of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and was charged against the carrying value of Class A ordinary shares upon the completion of the Initial Public Offering.
Administrative Services Agreement
The Company entered into an Administrative Services Agreement pursuant to which the Company will pay an affiliate of our Sponsor a total of $10,000 per month, from the initial public offering date until the earlier of the completion of the initial Business Combination and the liquidation of the trust assets, for office space, utilities, administrative and support services. Upon completion of the initial Business Combination or liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022 and the period from March 5, 2021 (Inception) through December 31, 2021, the Company expensed $120,000 and $20,000, respectively, in monthly administrative support services.
Promissory Note-Related Party
On March 5, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Original Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Original Note was a non-interest
bearing and was payable on the earlier of (i) March 15, 2022 or (ii) the consummation of the Proposed Public Offering. The Sponsor cancelled the Original Note on October 25, 2021, and issued an amended Promissory Note to the Company (the “Amended Note”). The outstanding balance of the Original Note at the time of cancellation was $180,361, which was transferred over to the Amended Note at the time of issuance. The Amended Note is a non-interest bearing note that allows the company to borrow up to an aggregate of $1,500,000.
The Amended Note includes a provision that allows the Sponsor to convert up to $1,500,000 of any unpaid principal on the note into warrants of the post-business combination entity at the price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability, and exercise period. As of December 31, 2022 and 2021, the Company has borrowed $200,000 and $208,461 under the promissory amended note, respectively, and will become payable on the earlier of (i) April 22, 2023 or (ii) the consummation of the Initial Business Combination.
In addition to the promissory note, the Sponsor has agreed to pay for expenses on the Company’s behalf that are payable on demand. The Company owed $202,716 and $11,500 to the Sponsor in expenses unrelated to the

Promissory
Note as of December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, approximately $172,116 and $0 were allocated to Accounts Payable, respectively, and the remaining $30,600 and $11,500 being allocated to accrued expenses, respectively.
Private Placement Warrants
The Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, or $8,000,000 in the aggregate, in a private placement simultaneously with the closing of the IPO. An additional 900,000 Private Placement Warrants were purchased upon the Underwriter’s exercise of over-allotment option in full. Each Private Placement Warrant is exercisable for one share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants and the sale of forward purchase units to the Sponsor were added to the proceeds from the IPO to be held in the Trust Account.
If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the Business Combination.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans), will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement will provide that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up
period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Administrative Support Agreement
Commencing on the date that the Company’s securities were first listed on the NASDAQ, the Company agreed to pay the Sponsor or an affiliate thereof in an amount equal to $10,000 per month for office space, utilities
and

secretarial
and administrative support made available to the Company. The Company recorded an aggregate of $120,000 for the year ended December 31, 2022, in general and administrative expenses in connection with the related agreement in the accompanying statement of operations. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.
Warrant amendments
The warrant agreement provides that the terms of the warrants may be amended without the consent of any shareholder or warrant holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, the Company may amend the terms of the public warrants in a manner adverse to a holder of public warrants if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although the Company’s ability to amend the terms of the public warrants with the consent of at least a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of Class A ordinary shares purchasable upon exercise of a warrant.
Underwriting Agreement
The Company paid an underwriting discount of 2.0% of the per Unit offering price to the Underwriter at the closing of the Initial Public Offering, with an additional fee of 3.5% of the gross offering proceeds payable only upon the Company’s completion of its Initial Business Combination (the “Deferred Discount”). The Deferred Discount of $8,050,000 will become payable to the Underwriter from the amounts held in the Trust Account solely in the event the Company completes its Initial Business
Combination.
The
Company granted the Underwriter a
45-day
option to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. The underwriter exercised their over-allotment option in full on November 11, 2021, and the closing of the issuance and sale of the additional 3,000,000 units (the “Over-Allotment Units”) occurred on November 15, 2021. In connection with the over-allotment exercise, the Company issued 3,000,000 Over-Allotment Units, representing 3,000,000 Ordinary Shares and 1,500,000 public warrants at a price of $10.00 per Unit, generating total gross proceeds of $30,000,000.
Effective as of November 3, 2022, the
underwriters from the Initial Public Offering resigned and withdrew from their role in the Business Combination and thereby waived their entitlement to the deferred underwriting fees of $8,050,000, which the Company has recorded as a gain on settlement of underwriter fees on the statements of shareholders’ deficit for the year ended December 31, 2022 for $7,847,542, which represents the original amount recorded to accumulated deficit, and the remaining balance of $202,548 representing the amount recorded to the statements of operations for the year ended December 31, 2022. Based on this arrangement, the Company is no longer obligated to pay the underwriter if the Company merges with a Target in the future.
Note 6 — Warrant Liabilities
The Company accounted for the 20,400,000 warrants issued in connection with the Initial Public Offering (the 11,500,000 Public Warrants and the 8,900,000 Private Placement Warrants) in accordance with the guidance contained in ASC
815-40.
Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant much be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement
at each balance sheet date. With each such
re-measurement,
the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

Each
whole Warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. The Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade.
The exercise price of each Warrant is $11.50 per share, subject to adjustment as described herein. In addition, if we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.
The Warrants will become exercisable on the later of:

•	30 days after the completion of the Initial Business Combination or,

•	12 months from the closing of the Initial Public Offering;
provided in each case that we have an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement).
The Company is not registering Class A ordinary shares issuable upon exercise of the Warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of the Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A ordinary shares is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The
Warrants will expire five years after the completion of the Initial Business Combination or earlier upon redemption or liquidation. On the exercise of any Warrant, the Warrant exercise price will be paid directly to us and not placed in the Trust Account.
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants for cash (except as described herein with respect to the Private Placement Warrants):

•	In whole and not in part;

•	At a price of $0.01 per Warrant;

•	Upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

•
if, and only if, the last sale price of our Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, dividends, reorganization, recapitalizations, and the like) for any 20 trading days within a
30-trading
day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the
30-day
redemption period. If and when the Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Except as described below, none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.
Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described below with respect to the Private Placement Warrants):

•	in whole and not in part;

•
at a price of $0.10 per Warrant, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares determined in part by the redemption date and the “fair market value” of the Class A ordinary shares except as otherwise below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sale price of the Company’s Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, dividends, reorganizations, recapitalizations, and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The “fair market value” of the Company’s Class A ordinary shares shall mean the average reported last sale price of the Company’s Class A ordinary shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants.
No fractional Class A ordinary shares will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder.
Note 7 — Shareholders’ Deficit
Preference shares –
The Company is authorized to issue 5,000,000 shares of preference shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021 there were no shares of preference shares issued or outstanding.
Class
 A ordinary shares –
The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021 there were no Class A ordinary shares issued and outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption.
Class
 B ordinary shares –
The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, 5,750,000 Class B ordinary shares were issued and outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares shall have the right to vote on the election of the Company’s directors prior to the initial Business Combination.
The Class B founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of our initial business combination, or earlier at the option of the holder, on a one-for-one
basis, subject to adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities (as described herein), are issued or deemed issued in excess of the amounts issued in this offering and related to the closing of our initial business combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all Class A ordinary shares issued and outstanding upon the completion of this offering, plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with our initial business combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the business combination. Prior to our initial business combination, holders of the Class B ordinary shares will have the right to appoint all of our directors and may remove members of the board of directors for any reason in any general meeting held prior to or in connection with the completion of our initial business combination. On any other matter submitted to a vote of our shareholders, holders of the Class B ordinary shares and holders of the Class A ordinary shares will vote together as a single class, except as required by law and subject to the amended and restated memorandum and articles of association.
Note 8 — Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 including the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Description	Level	Fair Value
December 31, 2022	Marketable securities	1	$234,716,046
December 31, 2021	Marketable securities	1	$232,320,844
The following tables present information about the Company’s liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021, including the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2022	Level 1	Level 2	Level 3	Total
Liabilities:

Public Warrants	$346,150	$—	$—	$346,150
Private Placement Warrants	—	267,890	—	267,890

Total liabilities	$346,150	$267,890	$—	$614,040

December 31, 2021	Level 1	Level 2	Level 3	Total
Liabilities:
Public Warrants	$6,900,000	$—	$—	$6,900,000
Private Placement Warrants	—	5,340,000	—	5,340,000

Total liabilities	$6,900,000	$5,340,000	$—	$12,240,000

On

December 9, 2021, the Public Warrants surpassed the
52-day
threshold waiting period to be publicly traded in accordance with the Prospectus filed October 21, 2021. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 liability. As such, as of December 31, 2022 and 2021, the Company classified the Public Warrants as Level 1. The Private Warrants were valued based on the trading price of Public Warrants, which is considered to be a Level 2 fair value measurement. To estimate the value of the Private Placement Warrants, the Company used the public trading price of the Public Warrants. This value was adjusted to reflect the value of the issuer call provision of the Public Warrants, as this right is not applicable to the Private Placement Warrants unless they are sold by the initial holders. Besides the transfers of the Public Warrant from Level 3 to Level 1 and Private Warrant from Level 3 to Level 2 for reasons described above, there are no
other transfers in and out of level 3 from the Initial Public Offering date through December 31, 2022.
The
following table presents a summary of the changes in the fair value of Derivative Warrant Liabilities:

	Public	Private
	Warrant	Warrant
	Liability	Liability	Total

Fair value at October 22, 2021	$5,030,000	$4,024,000	$9,054,000
Change in fair value	1,870,000	1,316,000	3,186,000

Fair value as of December 31, 2021	6,900,000	5,340,000	12,240,000
Change in fair value	(6,553,850)	(5,072,110)	(11,625,960)

Fair value as of December 31, 2022	$346,150	$267,890	$614,040

Note 9 — Subsequent Events
Management has evaluated the impact of subsequent events through the date the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, excluding the items discussed below, that would have required adjustment or disclosure in the financial statement.
On March 11, 2023, the Company entered into the Business Combination Agreement (the “Business Combination Agreement”), with WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of the Company (“Amalgamation Sub”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares (“AARK”, together with the Company and Amalgamation Sub, collectively, the “Parties” and individually a “Party”). Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares (“Aeries”), is a subsidiary of AARK. AARK is wholly owned by Mr. Venu Raman Kumar (the “Sole Shareholder”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company, Amalgamation Sub and AARK, and by the sole shareholders of each of Amalgamation Sub and AARK. Please refer to the Form 8-K that was filed with the SEC on March 20,
2023.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Condensed
Carve-out
Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2023 (Unaudited)	March 31, 2023 (Restated)
Assets
Current assets
Cash and cash equivalents	$1,664	$1,131
Accounts receivable, net of allowance of $165 and $0, as of June 30, 2023 and March 31, 2023, respectively	13,761	13,416
Prepaid expenses and other current assets	5,538	4,117
Deferred transaction costs	2,522	1,921

Total current assets	23,485	20,585
Property and equipment, net	3,324	3,125
Operating right-of-use assets	6,780	5,627
Deferred tax assets	1,402	1,237
Long-term investments, net of allowance of $132 and $0, as of June 30, 2023 and March 31, 2023, respectively	1,481	1,564
Other assets, net of allowance of $1 and $0, as of June 30, 2023 and March 31, 2023, respectively	2,824	2,259

Total assets	$39,296	$34,397

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	1,975	2,474
Accrued compensation and related benefits, current	1,993	2,823
Short-term borrowings	2,625	1,376
Operating lease liabilities, current	1,966	1,648
Other current liabilities	5,291	4,201

Total current liabilities	$13,850	$12,522

Deferred tax liabilities	341	168
Long-term debt	1,276	969
Operating lease liabilities, non-current	5,147	4,261
Other liabilities	3,592	3,008

Total liabilities	$24,206	$20,928

Commitments and contingencies (Note 10)
Stockholders’ equity
Common stock, par value SGD $1 (or $0.7) per share; 10 shares authorized, issued and outstanding as of June 30, 2023, and March 31, 2023	—	—
Net stockholders’ investment and additional paid-in capital	8,585	7,221
Retained earnings	6,549	6,318
Accumulated other comprehensive loss	(1,361)	(1,349)

Total Aark Singapore Pte. Ltd. stockholders’ equity	13,773	12,190

Noncontrolling interest	1,317	1,279

Total stockholders’ equity	15,090	13,469

Total liabilities and stockholder’s equity	$39,296	$34,397

See accompanying notes to unaudited condensed
carve-out
consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Condensed
Carve-out
Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,
	2023	2022
Revenues, net	$16,330	$12,538
Cost of revenue	11,883	8,858

Gross profit	4,447	3,680
Operating expenses
Selling, general & administrative expenses	3,670	2,108

Total operating expenses	3,670	2,108

Income from operations	777	1,572
Other income (expense)
Interest income	64	48
Interest expense	(123)	(48)
Other income (expense), net	(6)	214

Total other income (expense), net	(65)	214

Income before income taxes	712	1,786
Provision for income taxes	(218)	(428)

Net income	$494	$1,358

Less: Net income attributable to noncontrolling interest	73	200

Net income attributable to Aark Singapore Pte. Ltd.	$421	$1,158

Earnings per share attributable to Aark Singapore Pte. Ltd. common stockholders
Basic	$36,782	$101,170
Diluted	$36,022	$101,170
Weighted average common shares outstanding
Basic	10	10
Diluted	10	10
See accompanying notes to unaudited condensed
carve-out
consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Condensed
Carve-out
Consolidated Statements of Comprehensive Income
(in thousands)
(Unaudited)

	Three Months Ended June 30,
	2023	2022
Net income	$494	$1,358
Other comprehensive loss, net of tax
Foreign currency translation adjustments	33	(348)
Unrecognized actuarial (loss) gain on employee benefit plan obligations	(47)	27

Total other comprehensive loss, net of tax	(14)	(321)

Comprehensive income, net of tax	$480	$1,037

Less: Comprehensive income attributable to noncontrolling interest	71	153

Total comprehensive income attributable to Aark Singapore Pte. Ltd.	$409	$884

See accompanying notes to unaudited condensed
carve-out
consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Condensed
Carve-out
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$494	$1,358
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	327	295
Stock-based compensation expense	1,374	—
Deferred tax expense	100	13
Accrued income from long-term investments	(45)	(31)
Provision for expected credit loss	1	—
Others	—	(84)
Changes in operating assets and liabilities:
Accounts receivable	(463)	(72)
Prepaid expenses and other current assets	(1,607)	(1,152)
Operating right-of-use assets	(1,139)	(5,290)
Other assets	(250)	(161)
Accounts payable	(639)	(237)
Accrued compensation and related benefits, current	(834)	(938)
Other current liabilities	1,147	2,502
Operating lease liabilities	1,190	5,517
Other liabilities	445	180

Net cash provided by operating activities	101	1,900

Cash flow from investing activities:
Acquisition of property and equipment	(258)	(418)
Issuance of loans to affiliates	(682)	(843)
Payments received for loans to affiliates	374	875

Net cash used in investing activities	(566)	(386)

Cash flow from financing activities:
Net proceeds from (payment of) short term borrowings	1,244	(215)
Proceeds from long-term debt	490	234
Repayment of long-term debt	(186)	(234)
Payment of finance lease obligations	(86)	(178)
Payment of deferred transaction costs	(446)	(8)
Net changes in net stockholders’ investment	(10)	—

Net cash provided by (used in) financing activities	1,006	(401)

Effect of exchange rate changes on cash and cash equivalents	(8)	(31)

Net increase in cash and cash equivalents	533	1,082

Cash and cash equivalents at the beginning of the period	1,131	351

Cash and cash equivalents at the end of the period	$1,664	$1,433

See accompanying notes to unaudited condensed
carve-out
consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Condensed
Carve-out
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended June 30,
	2023	2022
Supplemental cash flow disclosure:
Cash paid for interest	$121	$74
Cash paid for income taxes, net of refunds	$185	$107
Supplemental disclosure of non-cash investing and financing activities
Unpaid deferred transaction costs included in accounts payable and other current liabilities	$1,317	$8
Equipment acquired under finance lease obligations	$221	$24
Property and equipment purchase in accounts payable	$37	$—
See accompanying notes to unaudited condensed
carve-out
consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Condensed
Carve-out
Consolidated Statements of Stockholders’ Equity
(in thousands, except share and per share data)
(Unaudited)

			Net stockholders’ investment and additional paid-in capital		Accumulated other comprehensive loss	Total Aark Singapore Pte. Ltd.’s stockholder’s equity	Noncontrolling interest	Total stockholders’ equity
	Common stock			Retained earnings
	Shares	Amount
Balance as of March 31, 2022 (Restated)	10	$—	$3,328	$4,872	$(644)	$7,556	$1,140	$8,696
Net income for the period	—	—	—	1,158	—	1,158	200	1,358
Other comprehensive loss	—	—	—	—	(274)	(274)	(47)	(321)

Balance as of June 30, 2022	10	$—	$3,328	$6,030	$(918)	$8,440	$1,293	$9,733

			Net stockholders’ investment and additional paid-in Capital	Retained earnings	Accumulated other comprehensive loss	Total Aark Singapore Pte. Ltd.’s stockholders’ equity	Noncontrolling Interest	Total stockholders’ equity
	Common stock
	Shares	Amount
Balance as of March 31, 2023 (Restated)	10	$—	$7,221	$6,318	$(1,349)	$12,190	$1,279	$13,469
Transition period adjustment pursuant to ASC 326, net of tax	—	—	—	(190)	—	(190)	(33)	(223)

Adjusted Balance as of April 1, 2023	10	—	7,221	6,128	(1,349)	12,000	1,246	13,246
Net income for the period	—	—	—	421	—	421	73	494
Other comprehensive loss	—	—	—	—	(12)	(12)	(2)	(14)
Stock-based compensation	—	—	1,374	—	—	1,374	—	1,374
Net changes in net stockholders’ investment	—	—	(10)	—	—	(10)	—	(10)

Balance as of June 30, 2023	10	$—	$8,585	$6,549	$(1,361)	$13,773	$1,317	$15,090

See accompanying notes to unaudited condensed
carve-out
consolidated financial statements

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Notes to Condensed
Carve-out
Consolidated Financial Statements
(In thousands, except share and per share data)
(Unaudited)

1.	Description of Business
Aark Singapore Pte. Ltd., incorporated in Singapore, is primarily a holding company comprised of distinct sets of business activities pertaining to management consultancy, financial technology (“fintech”) and investing. All identifiable assets, liabilities, and business activities pertaining to the fintech and investing business activities (as discussed further in the section below) are excluded from the accompanying condensed carve-out
consolidated financial statements. Aark Singapore Pte. Ltd. and its subsidiaries, excluding the fintech and investing business activities, is herein referred to as the
“Carve-out
Entity”, “Company,” “Aark”, “us,” “we” and “our” in these condensed carve-out
consolidated financial statements. The Company offers a range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations. The Company has subsidiaries in India, Mexico and the United States.

2.	Summary of Significant Accounting Policies
The following is a summary of critical accounting policies consistently applied in the preparation of the accompanying condensed carve-out
consolidated financial statements. A full description of significant accounting policies is provided in our condensed carve-out
consolidated financial statements for the fiscal years ended March 31, 2023 and 2022.
Demerger and Business Combination
On March 11, 2023, the Company entered into a Business Combination Agreement (the “Merger Agreement”) with Worldwide Webb Acquisition Corp. (“WWAC”), a Cayman Islands exempted company, and with WWAC Amalgamation Sub Pte. Ltd. (“Amalgamation Sub”), a Singapore private company limited by shares and a direct wholly owned subsidiary of WWAC. The Merger Agreement provides that at the closing of the transaction, the Company shall be acquired by WWAC, which will change its name to “Aeries Technology, Inc.” Pursuant to the transaction, all Aark ordinary shares that are issued and outstanding prior to the effective time of the transaction will remain issued and outstanding following the transaction and continue to be held by the sole shareholder of Aark. All of the shares of Amalgamation Sub that are issued and outstanding as of the transaction date shall be automatically converted into a number of newly issued Aark ordinary shares dependent upon available cash of WWAC after redemptions and net of all liabilities, including transaction expenses. The business combination is expected to close in the third quarter of 2023, subject to customary closing conditions, including the receipt of certain governmental approvals and the required approval by the shareholders of WWAC.
In connection with the anticipated business combination, Aark Singapore Pte. Ltd. entered into a Demerger Agreement with Aarx Singapore Pte. Ltd. and their respective shareholders on March 25, 2023 to spin off the fintech business which was a part of Aark Singapore Pte. Ltd. but not subject to the Merger Agreement. Subsequently, the Aark Board of Directors ratified two resolutions on May 24, 2023. These resolutions effectively spun off the investing business which was part of the Company but not subject to the Merger Agreement. These transactions will collectively be referred to as “Demerger Transactions”.
Consolidation and Basis of Presentation
The Company’s accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (‘U.S. GAAP’) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

These
condensed carve-out
consolidated financial statements are unaudited and, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our condensed carve-out
consolidated balance sheets, operating results and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been omitted in accordance with the rules and regulations of the SEC. These condensed carve-out
consolidated financial statements should be read in conjunction with the audited carve-out consolidated
financial statements for the fiscal years ended March 31, 2023 and 2022 and accompanying notes included within this registration statement.
All intercompany balances and transactions have been eliminated in consolidation.
Periods prior to demerger transactions
The Company’s condensed
carve-out
consolidated financial statements for periods prior to the demerger, i.e., prior to May 24, 2023, including interim period ended June 30, 2022, exclude the financial results of the fintech and investment businesses that are unrelated to the merger with WWAC pursuant to the Merger Agreement. The condensed carve-out
consolidated financial statements have been derived from the historical accounting records of Aark Singapore Pte. Ltd., Aeries Technology Group Business Accelerators Pvt Ltd., its subsidiaries (“ATGBA”) and controlled trust. Only those assets and liabilities that are specifically identifiable to the management consultancy business activities are included in the Company’s condensed carve-out
consolidated balance sheets. The Company’s condensed
carve-out
consolidated statements of operations and comprehensive income consist of all the revenue and expenses of the management consultancy business activities, excluding allocations of certain expenses of the excluded fintech and investing business activities. These allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by the
Carve-out
Entity are not necessarily representative of the amounts that would have been reflected in the condensed carve-out
consolidated financial statements had the excluded businesses operated independently of the
Carve-out
Entity.
The condensed
carve-out
consolidated financial statements for the period prior to demerger transactions exclude the following: (a) cash and cash equivalents that were utilized solely to fund activities undertaken by the investing business of Aark, (b) long-term debt and related interest payable/expense that were solely related to financing of the fintech and investing businesses, (c) amounts due from related parties related to the fintech and investing businesses, (d) investments made by the investing business, (e) trade and other receivables of the fintech business, (f) revenue, cost of sales, other income, advisory fees, bank charges and withholding taxes attributable to the fintech and investing businesses and allocations of certain expenses of the excluded businesses; these allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by Aark are not necessarily representative of the amounts that would have been reflected in the condensed carve-out
consolidated financial statements had the excluded businesses operated independently of the Aark.
Differences between allocations in the condensed
carve-out
consolidated statements of operations and condensed
carve-out
consolidated balance sheets are reflected in equity as a part of “Net stockholders’ investment and additional paid-in-capital”
in the condensed
carve-out
consolidated financial statements.
Non-controlling
interests represent the equity interest not owned by the Company and are recorded for condensed carve-out
consolidated entities in which the Company owns less than 100% of the interests. Changes in a parent’s ownership interest while the parent retains its controlling interest are accounted for as equity transactions.
Periods after the demerger transactions
Beginning May 25, 2023 and for the interim period ended June 30, 2023, following the demerger of the fintech and investing businesses, the Aark’s condensed carve-out
consolidated financial statements have

been prepared from the financial records of Aark Singapore Pte. Ltd., Aeries Technology Group Business Accelerators Pvt Ltd., its subsidiaries (“ATGBA”) and controlled trust on a condensed carve-out
consolidated basis.
Use of Estimates
The preparation of condensed
carve-out
consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed carve-out
consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include but are not limited to revenue recognition, allowance for credit losses, stock-based compensation, useful lives of property and equipment, accounting for income taxes, determination of incremental borrowing rates used for operating lease liabilities and right-of-use
assets, obligations related to employee benefits and
carve-out
of financial statements including the allocation of assets, liabilities and expenses. Management believes that the estimates, and judgments upon which it relies, are reasonable based upon information available to the Company at the time that these estimates and judgments were made. Actual results could differ from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, accounts receivable, loans to affiliates, and investments. The Company holds cash at financial institutions that the Company believes are high credit quality financial institutions and limits the amount of credit exposure with any one bank and conducts ongoing evaluations of the creditworthiness of the banks with which it does business. As of June 30, 2023 and March 31, 2023, there were two and four customers, respectively, that represented 10% or greater of the Company’s accounts receivable balance. The Company expects limited credit risk arising from its long-term investments as these primarily entail investments in the Company’s affiliates that have a credit rating that is above the minimum allowable credit rating defined in the Company’s investment policy. As a part of its risk management process, the Company limits its credit risk with respect to long-term investments by performing periodic evaluations of the credit standing of counterparties to its investments.
In respect of the Company’s revenue, there were three customers that accounted for more than 10% of total revenue for the three months ended June 30, 2023 and 2022. The following table shows the amount of revenue derived from each customer exceeding 10% of the Company’s revenue during the three months ended June 30, 2023 and 2022:

	Three Months Ended June 30,
	2023	2022
Customer 1	15%	18%
Customer 2	12%	15%
Customer 3	12%	10%
Accounts receivable, net
The Company records a receivable when an unconditional right to consideration exists, such that only the passage of time is required before payment of consideration is due. Timing of revenue recognition may differ from the timing of invoicing to customers. If revenue recognized on a contract exceeds the billings, then the Company records an unbilled receivable for that excess amount, which is included as part of accounts receivable, net in the Company’s condensed carve-out
consolidated balance sheets.
Prior to the Company’s adoption of Topic 326, the accounts receivable balance was reduced by an allowance for doubtful accounts that was determined based on the Company’s assessment of the collectability of customer accounts. Under Topic 326, accounts receivable are recorded at the invoiced amount, net of allowance for credit losses. The Company regularly reviews the adequacy of the allowance for credit losses based on a combination of factors. In establishing any required allowance, management considers historical losses adjusted for current market conditions, the current receivables aging, current payment terms and expectations of forward-looking loss estimates. Allowance for credit losses was $165 as of June 30, 2023 and allowance for doubtful accounts was $0 as of March 31, 2023, and is classified within “Accounts Receivable, net” in the condensed carve-out
consolidated balance sheets. See “Recent accounting pronouncements adopted” section below for information pertaining to the adoption of ASU
2016-13,
Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.
The following tables provides details of the Company’s allowance for credit losses:

Three months ended June 30, 2023
Opening balance as of March 31, 2023	$—
Transition period adjustment on accounts receivables (through retained earnings) pursuant to ASC 326	149

Adjusted balance as of April 1, 2023	$149
Additions charged/reversal released to cost and expense	16

Closing balance	$165

Long-Term Investments
The Company’s long-term investments consist of debt and
non-marketable
equity investments in privately held companies in which the Company does not have a controlling interest or significant influence, which have maturities in excess of one year and the Company does not intend to sell.
Debt investments of mandatorily redeemable preference shares, which are classified as held-to-maturity
since the Company has the intent and contractual ability to hold these securities to maturity. These investments are reported at amortized cost and are subject to an ongoing impairment evaluation. Income from these investments is recorded in “Interest income” in the condensed carve-out
consolidated statements of operations.
Under Topic 326, expected credit losses are recorded and reduced from the amortized cost of the held-to-maturity
securities. Expected credit losses for long-term investments are calculated using a probability of default method. Credit losses are recorded within “Selling, general & administrative expenses” in the condensed carve-out
consolidated statements of operations when an event or circumstance indicates a decline in value has occurred. Allowance for credit losses was $132 as of June 30, 2023. See “Recent accounting pronouncements adopted” section below for information pertaining to the adoption of ASU
2016-13,
Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.
The following tables provides details of the Company’s allowance for credit losses:

Three months ended June 30, 2023
Opening balance as of March 31, 2023	$—
Transition period adjustment on long term investments (through retained earnings) pursuant to ASC 326	126

Adjusted balance as of April 1, 2023	$126
Additions charged/reversal released to cost and expense	6

Closing balance	$132

The Company includes these long-term investments in “Long-term investments” on the condensed carve-out
consolidated balance sheets.
Recent Accounting Pronouncements Adopted
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU
2016-13
requires measurement and recognition of expected credit losses for financial assets measured at amortized cost as well as certain off balance sheet commitments (loan commitments, standby letters of credit, financial guarantees, and other similar instruments). The Company had an off-balance
sheet guarantee at the adoption date (see Note 10 - Commitment and Contingencies). The expected credit loss for this guarantee was estimated using the probability of default method. The Company adopted ASU
2016-13
on April 1, 2023 using a modified retrospective approach. Results for reporting periods beginning April 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. The adoption of ASU
2016-13
resulted in an
after-tax
cumulative-effect reduction to opening retained earnings and noncontrolling interest of $223 as of April 1, 2023. The following table summarizes the impact of the Company’s adoption of ASU
2016-13:

	As Reported March 31, 2023	Impact of Adoption	Balance as of April 1, 2023
Accumulated retained earnings (deficit)	6,318	(190)	6,128
Noncontrolling interests	1,279	(33)	1,246
Accounts receivable, net	13,416	(149)	13,267
Prepaid expenses and other current assets	4,117	—	4,117
Other current liabilities	4,201	21	4,222
Other assets	2,259	(1)	2,258
Long-term investments	1,564	(126)	1,438
Deferred tax asset	1,237	75	1,312
Expense related to credit losses is classified within “Selling, general & administrative expenses” in the condensed carve-out
consolidated statements of operations.
Recent Accounting Pronouncements not yet Adopted
The Company has considered the applicability of recently issued accounting pronouncements by the FASB and have determined that they are either not applicable or are not expected to have a material impact on the Company’s condensed carve-out
consolidated financial statements.

3.	Short-term Borrowings

	June 30,	March 31,
	2023	2023
Short-term borrowings	$2,613	$1,364
Current portion of vehicle loan	12	12

	$2,625	$1,376

In May 2023, the Company amended its revolving credit facility (“Amended Credit Facility”), whereby the total borrowing capacity was increased from INR 160,000 (or approximately $1,950 at the exchange rate in effect on June 30, 2023) to INR 320,000 (or approximately $3,900 at the exchange rate in effect on June 30, 2023), with Kotak Mahindra Bank. The revolving facility is available for the Company’s operational requirements.

The revolving credit facility is secured through a corporate guarantee given by Aeries Technology Group Business Accelerators Pvt Ltd. The funded drawdown amount under the Company’s revolving facility bore interest at a rate equal to the six months Marginal Cost of Funds based Lending Rate plus a margin of 0.80% and 1.20% as of June 30, 2023 and March 31, 2023, respectively. As of June 30, 2023 and March 31, 2023, a total of $2,613 and $1,364, respectively, was utilized.
For additional information on the vehicle loan see Note 4 – Long-term debt.

4.	Long-term Debt
Long-term debt consists of the following:

	June 30,	March 31,
	2023	2023
Loan from director	$847	$845
Loan from affiliate	308	—
Non-current portion of vehicle loan	121	124

	$1,276	$969

For additional information on loan from director and loan from affiliate see Note 8 – Related Party Transactions.
Vehicle loan
On December 7, 2022, the Company entered into a vehicle loan, secured by the vehicle, for INR 11,450 (or approximately $140 at the exchange rate in effect on June 30, 2023) at 10.75% from
Mercedes-Benz
Financial Services India Pvt. Ltd. The Company is required to repay the loan in 48 monthly installments beginning January 4, 2023.
As of June 30, 2023, the future maturities of debt by fiscal year are as follows:

2024	$9
2025	861
2026	15
2027	403
Total future maturities of debt	$1,288

5.	Revenue
Disaggregation of Revenue
The Company presents and discusses revenues by customer location. The Company believes this disaggregation best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by industry, market and other economic factors.
The following table shows the disaggregation of the Company’s revenues by major customer location. Revenues are attributed to geographic regions based upon billed client location. Substantially all of the revenue in our North America region relates to operations in the United States.

	Three Months Ended June 30,
	2023	2022
North America	$12,487	$11,849
Asia Pacific and Other	3,843	689

Total revenue	$16,330	$12,538

Contract balances
Contract assets comprise amounts where the Company’s right to bill is contingent on something other than the passage of time. As of June 30, 2023 and March 31, 2023 the Company’s contract assets were $667 and $0, respectively, and were recorded within “Prepaid expenses and other current assets”, net of allowance for credit losses, on the condensed carve-out
consolidated balance sheets.
Contract liabilities, or deferred revenue, comprise amounts collected from the Company’s customers for revenues not yet earned and amounts which are anticipated to be recorded as revenues when services are performed. The amount of revenue recognized in the three months ended June 30, 2023 and 2022 that was included in deferred revenue at the beginning of each period was $101 and $144, respectively. As of June 30, 2023 and March 31, 2023 the Company’s deferred revenue was $159 and $193, respectively, and was recorded within “Other current liabilities” on the condensed carve-out
consolidated balance sheets. There was no deferred revenue classified as non-current
as of June 30, 2023 and March 31, 2023.

6.	Employee Compensation and Benefits
The Company has employee benefit plans in the form of certain statutory and other programs covering its employees.
Defined Benefit Plan - Gratuity
The Company’s subsidiaries in India have defined benefits plans comprised of gratuity under Payments of Gratuity Act, 1972 covering eligible employees in India. The present value of the defined benefit obligations and other long-term employee benefits is determined based on actuarial valuation using the projected unit credit method. The rate used to discount defined benefit obligation is determined by reference to market yields at the balance sheet date on Indian government bonds for the estimated term of obligations.
Actuarial gains or losses arising on account of experience adjustment and the effect of changes in actuarial assumptions are initially recognized in the condensed carve-out
consolidated statements of comprehensive income, and the unrecognized actuarial loss is amortized to the condensed carve-out
consolidated statements of operations over the average remaining service period of the active employees expected to receive benefits under the plan.
Changes in “Other comprehensive loss” during the three months ended June 30, 2023 and 2022 were as follows:

	Three Months Ended June 30,
	2023	2022
Net actuarial loss (gain)	$85	$(20)
Amortization of net actuarial loss (gain)	(22)	(16)
Deferred tax (benefit) expense	(16)	9

	$47	$(27)

Net defined benefit plan costs for the three months ended June 30, 2023 and 2022 include the following components:

	Three Months Ended June 30,
	2023	2022
Service costs	$113	$88
Interest costs	25	13
Amortization of net actuarial loss (gain)	22	16

Net defined benefit expense plan costs	$160	$117

7.	Income Taxes
The Company determines its tax provision for interim periods using an estimate of its annual effective tax rate adjusted for discrete items, if any, that are taken into account in the relevant period. The Company updated its estimate of the annual effective tax rate, and if its estimated tax rate changes, the Company will be making a cumulative adjustment.
The Company’s effective tax rate (“ETR”) is 30.6% and 24.0% for the three months ended June 30, 2023 and 2022, respectively.

8.	Related Party Transactions
Related parties with whom transactions have taken place during the period include the following:

Name of the related party	Relationship
Aark II Pte Limited	Affiliate entity
Aarx Singapore Pte Ltd	Affiliate entity
Aeries Technology Products And Strategies Private Limited (“ATPSPL”)	Affiliate entity
Aeries Financial Technologies Private Limited	Affiliate entity
Bhanix Finance And Investment Limited	Affiliate entity
Ralak Consulting LLP	Affiliate entity
TSLC Pte Limited	Affiliate entity
Nuegen Pte Ltd	Affiliate entity
Venu Raman Kumar	Key managerial personnel and controlling shareholder
Vaibhav Rao	Members of immediate families of controlling shareholder
Sudhir Appukuttan Panikassery	Key managerial personnel

Summary of significant transactions and balances due to and from related party are as follows:

	Three Months Ended June 30,
	2023	2022
Cost Sharing Arrangements
Aeries Financial Technologies Private Limited (b)	$49	$23
Bhanix Finance And Investment Limited (b)	35	18
Corporate guarantee commission
Bhanix Finance And Investment Limited	2	3
Corporate guarantee expense
Aeries Technology Products And Strategies Private Limited (k)	2	4
Interest expenses
Aeries Technology Products And Strategies Private Limited (d)	4	1
Mr. Vaibhav Rao (g)	21	22
Interest income
Aeries Financial Technologies Private Limited (f), (h)	39	26
Aeries Technology Products And Strategies Private Limited (e), (h)	25	23
Legal and professional fees paid
Ralak Consulting LLP (c)	78	83
Management consultancy service
Aark II Pte Limited (a)	870	180
Office management and support services expense
Aeries Technology Products And Strategies Private Limited (i)	49	2

	June 30,	March 31,
	2023	2023
Accounts payable
Aeries Technology Products And Strategies Private Limited (i)	$57	$29
Aarx Singapore Pte Ltd	6	—
Nuegen Pte Ltd (j)	63	—
Accounts receivable
Aark II Pte Limited (a)	1,047	1,084
Aeries Financial Technologies Private Limited (b)	14	9
Bhanix Finance And Investment Limited (b)	97	86
TSLC Pte Limited (a)	277	259
Interest payable (classified under other current liabilities)
Aeries Technology Products And Strategies Private Limited (d)	4	1
Interest receivable (classified under prepaid expenses and other current assets)
Aeries Technology Products And Strategies Private Limited (e)	70	57
Aeries Financial Technologies Private Limited (f)	1	—
Investment in 0.001% Series-A Redeemable preference share
Aeries Financial Technologies Private Limited (h)	840	803
Investment in 10% Cumulative redeemable preference shares
Aeries Technology Products And Strategies Private Limited (h)	773	761
Loan from director
Mr. Vaibhav Rao (g)	847	845
Loans from affiliates
Aeries Technology Products and Strategies Private Limited (d)	308	—
Loans to affiliates (classified under other assets)
Aeries Financial Technologies Private Limited (f)	106	106
Aeries Technology Products And Strategies Private Limited (e)	644	335

(a)	The Company provided management consulting services to Aark II Pte Ltd under an agreement dated June 21, 2021 and its amendments thereof, and to TSLC Pte Ltd under an agreement dated July 12, 2021.
(b)
The Company was in a cost sharing arrangement with Aeries Financial Technologies Private Ltd and Bhanix Finance and Investment Ltd under separate agreements dated April 1, 2020. The cost sharing arrangement included costs in the areas of office management, IT and operations. The agreements are for a
36-month
term with auto renewals after the original term

(c)
The Company availed consulting services including implementation services in business restructuring, risk management, feasibility studies, mergers & acquisitions, etc. from Ralak Consulting LLP under agreements dated August 01, 2020 and April 01, 2022.

(d)
The Company incurred interest expense in relation to proceeds from loans from ATPSPL, which are borrowed to meet working capital requirements. The loans are for a
3-year
term and were issued at an interest rate of 12% per annum.

(e)
The Company received interest income in relation to loans given to affiliates to support their working capital requirements. The loans were for a
3-year
term and issued at an interest rate of 12% per annum.

(f)
The Company received interest income in relation to loans given to affiliates to support their working capital requirements. The loans were for a
3-year
term and issued at an interest rate of
15-17%
per annum.

(g)
The Company obtained a loan at 10% interest rate from Vaibhav Rao for business purposes. The agreement shall remain valid until the principal amount along with interest is fully repaid. The principal amount of the loan was outstanding in entirety as of the quarter ended June 30, 2023 and 2022, and year ended March 31, 2023.

(h)	This amount represents investments in affiliates. The Company earned interest income on its investments in affiliates.
(i)	The Company received office management and support services from ATPSPL under agreements dated March 20, 2020 and April 1, 2021.
(j)	This amount represents the pending transfer of cash related to the board resolutions which demerged the investing business from the Company on May 24, 2023.
(k)
ATPSPL has given a corporate guarantee of INR 240,000 (or approximately $2,925 at the exchange rate in effect on June 30, 2023) on behalf of the Company towards the revolving credit facility. ATPSPL charges a corporate guarantee commission of 0.5% on the total corporate guarantee given.

9.	Stock-Based Compensation
Aeries Employees Stock Option Plan, 2020
On August 1, 2020, the Board of Directors approved and executed the Aeries Employees Stock Option Plan (“ESOP”), which was subsequently amended on July 22, 2022. Under the plan, the Company has authorized to grant up to 59,900 options to eligible employees in one or more tranches. The Company granted 59,900 options to eligible employees during the year ended March 31, 2023.
The options issued under the ESOP generally are subject to service conditions. The service condition is typically one year. The stock-based compensation expense is recognized in the condensed carve-out
consolidated statements of comprehensive income using the straight-line attribution method over the requisite service period.
The following table summarizes the ESOP stock option activity for the three months ended June 30, 2023:

	Shares	Weighted average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Options outstanding at March 31, 2023	59,900	$—	—	$—
Options granted	—	$—	—	$—
Options exercised	—	—	—	—
Options canceled, forfeited or expired	—	—	—	—

Options outstanding at June 30, 2023	59,900	$0.12	5.07	$5,503

Expected to vest at June 30, 2023	59,900	$0.12	5.07	$5,503
Exercisable at June 30, 2023	—	—	—	—
Aeries Management Stock Option Plan, 2019
On September 23, 2019, the Board of Directors approved and executed the Aeries Management Stock Option Plan 2019 (“MSOP”), which was subsequently amended on September 30, 2022. Under the plan, the Company has authorized to grant not exceeding 295,565 options to eligible employees in one or more tranches.

The options issued under the MSOP generally are subject to both service and performance conditions. The service condition is typically one year, and the performance conditions are based on the condensed carve-out
consolidated revenue and adjusted profit before tax of Aeries Technology Group Business Accelerators Pvt Ltd. The stock-based compensation expense is recognized in the condensed carve-out
consolidated statements of comprehensive income using the straight-line attribution method over the requisite service period if it is probable that the performance target will be achieved.
The following table summarizes the MSOP stock option activity for the three months ended June 30, 2023:

	Shares	Weighted average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Options outstanding at March 31, 2023	295,565	$—	—	$—

Options granted	—	—	—	—
Options exercised	—	—	—	—
Options canceled, forfeited or expired	—	—	—	—

Options outstanding at June 30, 2023	295,565	$0.12	2.42	$27,155

Vested and exercisable at June 30, 2023	295,565	$0.12	2.42	$27,155
The Company uses the BSM option-pricing model to determine the grant-date fair value of stock options. The determination of the fair value of stock options on the grant date is affected by the estimated underlying common stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends. The grant date fair value of the Company’s stock options granted to employees were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

2022 Grants
Expected term	3.5 years
Expected volatility	40.80%
Risk free interest rate	3.01%
Annual dividend yield	0.00%
During the three months ended June 30, 2023, the Company recorded stock-based compensation expense of $1,374 within “Selling, general & administrative expenses” in the condensed carve-out
consolidated statements of operations. During the three months ended June 30, 2022, the Company did not record any stock-based compensation expense as the stock options issued were fully vested.
There were no amounts capitalized as part of
internal-use
software under development for the three months ended June 30, 2023 and 2022.
As of June 30, 2023, the total remaining unrecognized stock-based compensation cost was $332. As of June 30, 2022, there was no unrecognized stock-based compensation cost.

10.	Commitment and Contingencies
Corporate Guarantees
The Company has an outstanding guarantee of nil and INR 200,000 (or approximately $2,438 at the exchange rate in effect on June 30, 2023, and approximately $2,433 at the exchange rate in effect on March 31, 2023) as of June 30, 2023 and March 31, 2023, respectively, which pertains to a fund-based and non-fund
based revolving credit facility availed by an affiliate, Bhanix Finance and Investment Ltd, from Kotak Mahindra Bank. The corporate guarantee requires the Company to make payment in the event the borrower fails to perform any of its obligations under the credit facilities. The guarantee was withdrawn with effect from June 1, 2023, and the bank communicated the withdrawal on August 23, 2023. Subsequent to the withdrawal, the amount for expected credit loss recognized were reversed in entirety. Pursuant to the arrangement, beginning April 1, 2021, the Company charged a fee of 0.5% of the guarantee outstanding. In the three months ended June 30, 2023 and 2022, the Company recorded a guarantee fee income of $2 and $3 within “Other income, net” in the condensed carve-out
consolidated statements of operations.
Indemnification obligations
In the normal course of business, the Company is a party to a variety of agreements under which it may be obligated to indemnify the other party for certain matters. These obligations typically arise in contracts where the Company customarily agrees to hold the other party harmless against losses arising from a breach of representations or covenants for certain matters, infringement of third-party intellectual property rights, data privacy violations, and certain tortious conduct in the course of providing services. The duration of these indemnifications varies, and in certain cases, is indefinite.
The Company is unable to reasonably estimate the maximum potential amount of future payments under these or similar agreements due to the unique facts and circumstances of each agreement and the fact that certain indemnifications provide for no limitation to the maximum potential future payments under the indemnification. Management is not aware of any such matters that would have a material effect on the condensed carve-out
consolidated financial statements of the Company.
Legal Proceedings
The Company is not a party to any legal proceedings. From time to time, the Company may be involved in proceedings and litigation, claims and other legal matters arising in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, nonmonetary sanctions, or relief. Management is not currently aware of any matters that are reasonably likely to have a material adverse impact on the Company’s business, financial position, results of operations, or cash flows.

11.	Earnings per Share
Basic consolidated earnings per share (“EPS”) is calculated using the Company’s share of its subsidiaries earnings as well as Aark stand-alone earnings and the weighted number of shares outstanding during the reporting period. Diluted consolidated EPS includes the dilutive effect of vested and unvested stock options of the Company’s subsidiaries.

A reconciliation of the number of shares used for basic and diluted EPS calculations is as follows (in thousands, except share and per share data):

	June 30, 2023	June 30, 2022
Numerator:
Net income attributable to Aark Singapore Pte. Ltd.	$421	$1,158
Reallocation of subsidiaries net income attributable to vested stock options that are exercisable for little or no cost	(53)	(146)

Numerator for basic earnings per share	$368	$1,012

Adjustment to income for dilutive impact of stock options of subsidiaries	$(8)	$—

Numerator for dilutive earnings per share	$360	$1,012

Denominator:
Weighted average number of common shares – basic and diluted	10	10
Net earnings per share
Basic	$36,782	$101,170
Diluted	$36,022	$101,170

12.	Subsequent Events
In preparing the condensed
carve-out
consolidated financial statements as of and for the period ended June 30, 2023, the Company evaluated subsequent events for recognition and measurement purposes through the date the condensed carve-out
consolidated financial statements were issued. The Company noted no events requiring additional disclosures.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholder of Aark Singapore Pte. Ltd. and Subsidiaries
Opinion on the
carve-out
consolidated financial statements
We have audited the accompanying
carve-out
consolidated balance sheets of Aark Singapore Pte. Ltd. and Subsidiaries (the Company) as of March 31, 2023 and 2022, and the related carve-out
consolidated statements of operations, comprehensive income, stockholder’s equity, and cash flows for each of the years in the two-year
period ended March 31, 2023, and the related notes (collectively referred to as the
“carve-out
consolidated financial statements”). In our opinion, the
carve-out
consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year
period ended March 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Restatement of
carve-out
consolidated financial statements
As discussed in Note 3 to the
carve-out
consolidated financial statements, the accompanying
carve-out
consolidated financial statements as of March 31, 2023 and March 31, 2022 have been restated to correct certain misstatements.
Basis for opinion
These
carve-out
consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s carve-out
consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out
consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the carve-out
consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the carve-out
consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the carve-out
consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of matter
As discussed in Note 1 to the
carve-out
consolidated financial statements, Aark Singapore Pte. Ltd., incorporated in Singapore, is primarily a holding company comprised of distinct set of business activities pertaining to management consultancy, financial technology (“fintech”) and investing. All identifiable assets, liabilities, and business activities pertaining to the fintech and investing business activities are excluded from the accompanying carve-out
consolidated financial statements. Aark Singapore Pte. Ltd. and its subsidiaries, excluding the fintech and investing businesses, is herein referred to as the
“Carve-out
Entity” and “Company”. Accordingly, the
carve-out
consolidated financial statements include the assets, liabilities, revenue, expenses and cash flows directly attributable to the
Carve-out
Entity, as well as allocations deemed reasonable by the management. Our opinion is not modified with respect to that matter.
/s/ KNAV P.A.
KNAV P.A.
We have served as the Company’s auditor since 2022.
Atlanta, Georgia
August 09, 2023, except for Note 19 and the effects of the restatement disclosed in Note 3, as to which the date is September 12, 2023
PCAOB ID - 2983

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Carve-out
Consolidated Balance Sheets
(in thousands, except share and per share data)
(As restated, see note 3)

	As of March 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$1,131	$351
Accounts receivable, net	13,416	8,130
Prepaid expenses and other current assets	4,117	3,448
Deferred transaction costs	1,921	—

Total current assets	20,585	11,929
Property and equipment, net	3,125	2,798
Operating right-of-use assets	5,627	—
Deferred tax assets	1,237	1,072
Long-term investments	1,564	1,565
Other assets	2,259	1,498

Total assets	$34,397	$18,862

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	2,474	841
Accrued compensation and related benefits, current	2,823	2,080
Short-term borrowings	1,376	220
Operating lease liabilities, current	1,648	—
Other current liabilities	4,201	3,472

Total current liabilities	$12,522	$6,613

Deferred tax liabilities	168	126
Long-term debt	969	917
Operating lease liabilities, non-current	4,261	—
Other liabilities	3,008	2,510

Total liabilities	$20,928	$10,166

Commitments and contingencies (Note 18)
Stockholder’s equity
Common stock, par value SGD $1 (or $0.7) per share; 10 shares authorized, issued and outstanding as of March 31, 2023 and March 31, 2022	—	—
Net stockholder’s investment and additional paid-in capital	7,221	3,328
Retained earnings	6,318	4,872
Accumulated other comprehensive loss	(1,349)	(644)

Total Aark Singapore Pte. Ltd. stockholder’s equity	12,190	7,556

Noncontrolling interest	1,279	1,140

Total stockholder’s equity	13,469	8,696

Total liabilities and stockholder’s equity	$34,397	$18,862

See accompanying notes to
carve-out
consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Carve-out
Consolidated Statements of Operations
(in thousands, except share and per share data)
(As restated, see note 3)

	Year Ended March 31,
	2023	2022
Revenues, net	$53,099	$41,014
Cost of revenue	39,442	29,007

Gross profit	13,657	12,007
Operating expenses
Selling, general & administrative expenses	11,326	5,423

Total operating expenses	11,326	5,423

Income from operations	2,331	6,584
Other income (expense)
Interest income	191	284
Interest expense	(185)	(444)
Other income (expense), net	429	(421)

Total other income (expense), net	435	(581)

Income before income taxes	2,766	6,003
Provision for income taxes	(1,060)	(1,268)

Net income	$1,706	$4,735

Less: Net income attributable to noncontrolling interest	260	703

Net income attributable to Aark Singapore Pte. Ltd.	$1,446	$4,032

Earnings per share attributable to Aark Singapore Pte. Ltd. common stockholders
Basic	$125,496	$351,684
Diluted	$125,365	$351,684
Weighted average common shares outstanding
Basic	10	10
Diluted	10	10
See accompanying notes to
carve-out
consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Carve-out
Consolidated Statements of Comprehensive Income
(in thousands)
(As restated, see note 3)

	Year Ended March 31,
	2023	2022
Net income	$1,706	$4,735
Other comprehensive loss, net of tax
Foreign currency translation adjustments	(709)	(152)
Unrecognized actuarial loss on employee benefit plan obligations	(117)	(273)

Total other comprehensive loss, net of tax	(826)	(425)

Comprehensive income, net of tax	$880	$4,310

Less: Comprehensive income attributable to noncontrolling interest	139	641

Total comprehensive income attributable to Aark Singapore Pte. Ltd.	$741	$3,669

See accompanying notes to
carve-out
consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Carve-out
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$1,706	$4,735
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,172	1,140
Sundry balances written back	(36)	—
Stock-based compensation expense	3,805	—
Loss on sale of property and equipment	54	505
Deferred tax benefit	(161)	(190)
Accrued income from long-term investments	(130)	(163)
Gain on lease termination	(25)	—
Impairment on long-term investments	6	—
Others	24	—
Changes in operating assets and liabilities:
Accounts receivables	(6,123)	(4,423)
Prepaid expenses and other current assets	(1,199)	295
Operating right-of-use assets	(6,113)	—
Other assets	(801)	99
Accounts payables	1,020	653
Accrued compensation and related benefits, current	898	661
Other current liabilities	838	459
Operating lease liabilities	6,425	—
Other liabilities	751	(607)

Net cash provided by operating activities	2,111	3,164

Cash flow from investing activities:
Acquisition of property and equipment	(1,600)	(1,654)
Proceeds from sale of property and equipment	12	1,046
Issuance of loans to affiliates	(813)	(1,675)
Payments received for loans to affiliates	844	1,846

Net cash used in investing activities	(1,557)	(437)

Cash flow from financing activities:
Net proceeds from (payment of) short term borrowings	1,184	(505)
Proceeds from long-term debt	368	699
Repayment of long-term debt	(229)	(3,345)
Payment of finance lease obligations	(390)	(418)
Payment of deferred transaction costs	(769)	—
Net changes in net stockholder’s investment	88	32

Net cash provided by (used in) financing activities	252	(3,537)

Effect of exchange rate changes on cash and cash equivalents	(26)	(17)

Net increase (decrease) in cash and cash equivalents	780	(827)

Cash and cash equivalents at the beginning of the period	351	1,178

Cash and cash equivalents at the end of the period	$1,131	$351

See accompanying notes to
carve-out
consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Carve-out
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended March 31,
	2023	2022
Supplemental cash flow disclosure:
Cash paid for interest	$273	$472
Cash paid for income taxes, net of refunds	$1,229	$1,418
Supplemental disclosure of non-cash investing and financing activities
Unpaid deferred transaction costs included in accounts payable and other current liabilities	$1,189	$—
Equipment acquired under finance lease obligations	$164	$560
Property and equipment purchases in accounts payable	$25	$59
See accompanying notes to
carve-out
consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Carve-out
Consolidated Statements of Stockholder’s Equity
(in thousands, except share and per share data)
(As restated, see note 3)

			Net stockholder’s investment and additional	Retained earnings	Accumulated other comprehensive loss	Total Aark Singapore Pte. Ltd.’s stockholder’s equity	Noncontrolling Interest	Total stockholder’s equity
	Common stock		paid-in
	Shares	Amount	capital
Previously reported balance as of March 31, 2021	10	$—	$3,386	$833	$(290)	$3,929	$425	$4,354
Effect of restatement (note 3)	—		(90)	7	9	(74)	74	—

As restated balance as of March 31, 2021	10	$—	$3,296	$840	$(281)	$3,855	$499	$4,354
Net income for the year	—	—	—	4,032	—	4,032	703	4,735
Other comprehensive loss	—	—	—	—	(363)	(363)	(62)	(425)
Net changes in net stockholder’s investment	—	—	32	—	—	32	—	32

As restated balance as of March 31, 2022	10	$—	$3,328	$4,872	$(644)	$7,556	$1,140	$8,696
Net income for the year	—	—	—	1,446	—	1,446	260	1,706
Other comprehensive loss	—	—	—	—	(705)	(705)	(121)	(826)
Stock-based compensation	—	—	3,805	—	—	3,805	—	3,805
Net changes in net stockholder’s investment	—	—	88	—	—	88	—	88

As restated balance as of March 31, 2023	10	$—	$7,221	$6,318	$(1,349)	$12,190	$1,279	$13,469

See accompanying notes to
carve-out
consolidated financial statements.

AARK SINGAPORE PTE. LTD. AND ITS SUBSIDIARIES
Notes to
Carve-out
Consolidated Financial Statements
(In thousands, except share and per share data)

1.	Description of Business
Aark Singapore Pte. Ltd., incorporated in Singapore, is primarily a holding company comprised of distinct sets of business activities pertaining to management consultancy, financial technology (“fintech”) and investing. All identifiable assets, liabilities, and business activities pertaining to the fintech and investing business activities (as discussed further in the section below) are excluded from the accompanying carve-out
consolidated financial statements. Aark Singapore Pte. Ltd. and its subsidiaries, excluding the fintech and investing business activities, is herein referred to as the
“Carve-out
Entity”, “Company,” “Aark”, “us,” “we” and “our” in these
carve-out
consolidated financial statements. The Company offers a range of management consultancy services for private equity sponsors and their portfolio companies with engagement models that are designed to provide a mix of deep vertical specialty, functional expertise, and digital systems and solutions to scale, optimize and transform a client’s business operations. The Company has subsidiaries in India, Mexico and the United States.

2.	Summary of Significant Accounting Policies
Demerger and Business Combination
On March 11, 2023, the Company entered into a Business Combination Agreement (the “Merger Agreement”) with Worldwide Webb Acquisition Corp. (“WWAC”), a Cayman Islands exempted company, and with WWAC Amalgamation Sub Pte. Ltd. (“Amalgamation Sub”), a Singapore private company limited by shares and a direct wholly owned subsidiary of WWAC. The Merger Agreement provides that at the closing of the transaction, the Company shall be acquired by WWAC, which will change its name to “Aeries Technology, Inc.” Pursuant to the transaction, all Aark ordinary shares that are issued and outstanding prior to the effective time of the transaction will remain issued and outstanding following the transaction and continue to be held by the sole shareholder of Aark. All of the shares of Amalgamation Sub that are issued and outstanding as of the transaction date shall be automatically converted into a number of newly issued Aark ordinary shares dependent upon available cash of WWAC after redemptions and net of all liabilities, including transaction expenses. The business combination is expected to close in the third quarter of 2023, subject to customary closing conditions, including the receipt of certain governmental approvals and the required approval by the shareholders of WWAC.
In connection with the anticipated business combination, Aark Singapore Pte. Ltd. entered into a Demerger Agreement with Aarx Singapore Pte. Ltd. and their respective shareholders on March 25, 2023 to spin off the fintech business which was a part of Aark Singapore Pte. Ltd. but not subject to the Merger Agreement. Subsequently in May 2023, Aark Singapore Pte. Ltd. also spun off the investing business, in connection with the anticipated business combination.
Consolidation and Basis of Presentation
The
carve-out
consolidated financial statements, which exclude the financial results of the fintech and investing business activities, have been derived from the historical accounting records of Aark Singapore Pte. Ltd., Aeries Technology Group Business Accelerators Pvt Ltd., its subsidiaries (“ATGBA”) and controlled trust are presented on a carve-out
basis. Only those assets and liabilities that are specifically identifiable to the management consultancy business activities are included in the Company’s carve-out
consolidated balance sheets. The Company’s
carve-out
consolidated statements of operations and comprehensive income consist of all the revenue and expenses of the management consultancy business activities, excluding allocations of certain expenses of the excluded fintech and investing business activities. These allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by the
Carve-out
Entity are not necessarily representative of the amounts that would have been reflected in the carve-out
consolidated financial statements had the excluded businesses operated independently of the
Carve-out
Entity.
The
carve-out
consolidated financial statements exclude the following: (a) cash and cash equivalents that were utilized solely to fund activities undertaken by the fintech and investing business activities of Aark, (b) long-term debt and related interest payable/expense that were solely related to financing the fintech and investing business activities, (c) amounts due from related parties related to the fintech and investing business activities, (d) investments made by the investing business activities, (e) trade and other receivables of the fintech business activities, (f) revenue, cost of sales, other income, advisory fees, bank charges and withholding taxes attributable to the fintech and investing business activities and allocations of certain expenses of the excluded business activities; these allocations were based on methodologies that management believes to be reasonable; however, amounts derecognized by Aark are not necessarily representative of the amounts that would have been reflected in the carve-out
consolidated financial statements had the excluded business activities operated independently of the Aark.
Differences between allocations in the
carve-out
consolidated statements of operations and
carve-out
consolidated balance sheets are reflected in equity as a part of “Net stockholder’s investment and additional paid-in-capital”
in the
carve-out
consolidated financial statements.
The
carve-out
consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). All intercompany balances and transactions have been eliminated in consolidation.
Non-controlling
interests represent the equity interest not owned by the Company and are recorded for consolidated entities in which the Company owns less than 100% of the interests. Changes in a parent’s ownership interest while the parent retains its controlling interest are accounted for as equity transactions.
Reclassification of previously issued
carve-out
consolidated financial statements
“Net stockholder’s investment” and “Additional
paid-in-capital”
accounts represent stockholder’s invested capital in the management consultancy business, pursuant to preparation of carve-out
consolidated financial statements. Accordingly, these account balances from the prior year have been reclassified and merged into “Net stockholder’s investment and additional paid-in-capital”
to conform with the updated presentation, totaling to $3,328 for the year ended March 31, 2022. Such reclassifications did not have any effect on the Company’s previously reported carve-out
consolidated financial position, results of operations, stockholder’s equity, or net cash provided by operating activities.
Use of Estimates
The preparation of
carve-out
consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the carve-out
consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include but are not limited to revenue recognition, stock-based compensation, useful lives of property and equipment, accounting for income taxes, determination of incremental borrowing rates used for operating lease liabilities and right-of-use
assets, obligations related to employee benefits and
carve-out
of financial statements including the allocation of assets, liabilities and expenses. Management believes that the estimates, and judgments upon which it relies, are reasonable based upon information available to the Company at the time that these estimates and judgments were made. Actual results could differ from those estimates.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents, accounts receivable, loans to affiliates, and investments. The Company holds cash at financial institutions that the Company believes are high credit, quality financial institutions and limits the amount of credit exposure with any one bank and conducts ongoing evaluations of the creditworthiness of the banks with which it does business. The Company does not believe that credit risk arising from accounts receivable is significant as of March 31, 2023 and 2022 based on minimal collection issues in the past. As of March 31, 2023 and 2022, there were four customers that represented 10% or greater of the Company’s accounts receivable balance. The Company does not expect any credit risk arising from its long-term investments as these primarily entail investments in the Company’s affiliates that have a credit rating that is above the minimum allowable credit rating defined in the Company’s investment policy. As a part of its risk management process, the Company limits its credit risk with respect to long-term investments by performing periodic evaluations of the credit standing of counterparties to its investments.
In respect of the Company’s revenue, there were four and three customers that accounted for more than 10% of total revenue for the year ended March 31, 2023 and 2022, respectively. The following table shows the amount of revenue derived from each customer exceeding 10% of the Company’s revenue during the year ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023	2022
Customer 1	16%	18%
Customer 2	16%	10%
Customer 3	12%	10%
Customer 4	11%	n/a
Fair Value Measurement
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value should maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities recorded at fair value in the carve-out
consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value.
Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:
Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2 – Inputs that are observable, either directly or indirectly. Such prices may be based upon quoted prices for identical or comparable securities in active markets or inputs not quoted on active markets but corroborated by market data.
Level 3 – Unobservable inputs that are supported by little or no market activity and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.
The Company’s carrying amount for financial instruments, which includes cash and cash equivalents, accounts receivable, loans to affiliates, accounts payable, and short-term borrowings approximates fair value.
Cash and Cash Equivalents
Cash consists of the Company’s cash and bank balances. The Company considers cash equivalents to be highly liquid investments with original maturities of three months or less.
Accounts Receivable
The Company records a receivable when an unconditional right to consideration exists, such that only the passage of time is required before payment of consideration is due. Timing of revenue recognition may differ from the timing of invoicing to customers. If revenue recognized on a contract exceeds the billings, then the Company records an unbilled receivable for that excess amount, which is included as part of accounts receivable, net in the Company’s carve-out
consolidated balance sheets.
The Company reviews accounts receivable balances to determine if any receivables, including unbilled receivables, will potentially be uncollectible and records an allowance for doubtful accounts. The allowance for doubtful accounts is determined based on the aging of the Company’s accounts receivable, historical collection experience, current economic conditions, reasonable and supportable forecasts, as well as specific circumstances arising with individual customers. Accounts receivable deemed uncollectible are recognized as bad debt expense within “Selling, general and administrative expenses” in the carve-out
consolidated statements of operations. The allowance for doubtful accounts was immaterial as of March 31, 2023 and 2022. The Company does not have any off-balance
sheet credit exposure related to its customers.
Long-Term Investments
The Company’s long-term investments consist of debt and
non-marketable
equity investments in privately held companies in which the Company does not have a controlling interest or significant influence, which have maturities in excess of one year and the Company does not intend to sell.
Debt investments of mandatorily redeemable preference shares, which are classified as held-to-maturity
since the Company has the intent and contractual ability to hold these securities to maturity. These investments are reported at amortized cost and are subject to an ongoing impairment evaluation. Income from these investments is recorded in “Interest income” in the carve-out
consolidated statements of operations.
The Company has elected to apply the measurement alternative for equity investments that do not have readily determinable fair values, measuring them at cost, less any impairment, plus or minus adjustments resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. An impairment loss is recorded within “Selling, general & administrative expenses” in the carve-out
consolidated statements of operations when an event or circumstance indicates a decline in value has occurred.
The Company includes these long-term investments in “Long-term investments” on the carve-out
consolidated balance sheets.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization, subject to review of impairment. Expenditures for replacements and improvements are capitalized, whereas the costs of maintenance and repairs are charged to earnings as incurred. Property and equipment include assets that the Company owns and finance lease arrangements. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Software and computer equipment	3-6 years
Office equipment	5 years
Furniture and fixtures	10 years
Vehicle	8-10 years
Internal-use software	5 years
Leasehold improvements	Shorter of lease term or estimated useful life
Internal Use Software Costs
The Company capitalizes certain costs related to internal use software acquired, modified, or developed related to the Company’s platform. These capitalized costs are primarily related to salaries and other personnel costs. Costs incurred in the preliminary stages of development are expensed as incurred. Once the application development stage has been reached, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. Maintenance and training costs are expensed as incurred. For the years ended March 31, 2023 and 2022, the Company capitalized $568 and $50, respectively, of technology development costs. The amortization expense is recorded in “Cost of revenue” and “Selling, general and administrative expenses” on the carve-out
consolidated statements of operations.
Software costs that are expensed are recorded in “Selling, general and administrative expenses” on the carve-out
consolidated statements of operations.
Impairment of Long-Lived Assets
The Company periodically reviews the carrying amounts of long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company measures the recoverability of these assets by comparing the carrying amount of each asset to the future undiscounted cash flows we expect the asset to generate. If any of these assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value. In addition, we periodically evaluate the estimated remaining useful lives of long-lived assets to determine whether events or changes in circumstances warrant a revision to the remaining period of depreciation or amortization. No impairment charges have been recorded during the years ended March 31, 2023 and 2022.
Leases
At the inception of a contract, the Company assesses whether the contract is, or contains, a lease. The Company’s assessment is based on whether: (1) the contract involves the use of a distinct identified asset, (2) the Company obtains the right to substantially all the economic benefit from the use of the asset throughout the term of the contract, and (3) the Company has the right to direct the use of the asset.
Leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: (1) the lease transfers ownership of the asset by the end of the lease term, (2) the lease contains an option to purchase the asset that is reasonably certain to be exercised, (3) the lease term is for a major part of the remaining useful life of the asset or (4) the present value of the lease payments equals or exceeds substantially all of the fair value of the asset, 5) the leased asset is so specialized that the asset will have little to no value at the end of the lease term. A lease is classified as an operating lease if it does not meet any one of the above criteria. Assets acquired under finance leases are recorded in property and equipment, net.

Lease liabilities are recognized at the present value of the fixed lease payments, reduced by landlord incentives using a discount rate based on similarly secured borrowings available to us. Lease assets are recognized based on the initial present value of the fixed lease payments, reduced by landlord incentives, plus any direct costs from executing the leases. Lease assets are tested for impairment in the same manner as long-lived assets used in operations. Leasehold improvements are capitalized at cost and amortized over the lesser of their expected useful life or the lease term.
Upon the adoption of ASC 842, the Company elected the package of practical expedients to not (i) reassess whether any expired or existing contracts are or contain a lease, (ii) reassess historical lease classifications for existing leases, and (iii) reassess initial direct costs for existing leases.
The Company also elected the practical expedient to account for lease and non-lease
components as a single lease component. Accordingly, the Company shall include non-lease
components with lease payments for the purpose of calculating lease assets and liabilities to the extent that they are fixed.
Non-lease
components that are not fixed are expensed as incurred as variable lease payments. The Company does not record leases on the carve-out
consolidated balance sheet that have a term of 12 months or less at the lease commencement date.
Costs associated with operating lease assets are recognized on a straight-line basis within “Cost of revenue” and “Selling, general and administrative” expenses over the term of the lease. Finance lease assets are amortized within operating expenses on a straight-line basis over the shorter of the estimated useful lives of the assets or the lease term. The interest component of a finance lease is included in interest expense and recognized using the effective interest method over the lease term.
Commitments and Contingencies
Certain conditions may exist as of the date the
carve-out
consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. The Company monitors the arrangements that are subject to guarantees in order to identify if the obligor who is responsible for making the payments fails to do so. If the Company determines it is probable that a loss has occurred, then any such estimable loss would be recognized under those guarantees. The methodology used to estimate potential loss related to guarantees considers the guarantee amount and a variety of factors, which include, depending on the counterparty, latest financial position of counterparty, actual defaults, historical defaults, and other economic conditions. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.
Revenue Recognition
The Company determines revenue recognition through the application of the following five step model in accordance with ASC 606: (1) identification of the contract, or contracts, with a customer; (2) identification of the performance obligations in a contract; (3) determination of the transaction price; (4) allocation of the transaction price to the performance obligations in the contract; and (5) recognition of revenue when, or as, performance obligations are satisfied.
The Company derives revenues from contracts for management consultancy services, which entail providing customized and integrated advisory and operational management services, each of which constitute a separate performance obligation. These contracts have different terms based on the scope, performance obligations and complexity of the engagement, which frequently requires the Company to make judgments and estimates in recognizing revenues. The Company’s advisory services entail the provision of strategic consulting services at the onset and during the contractual term and are billed on a time-and
materials basis. Operational management services entail provision of tailored offshoring services in respect of customers’ business operations and are billed on a cost-plus basis. Revenue on time and material arrangements is recognized based on the actual hours performed at the contracted billable rates for services provided, plus costs incurred on behalf of the customer. Revenue on cost-plus arrangements is recognized to the extent of costs incurred, plus the contractually agreed-upon margin earned. The Company’s performance obligations are satisfied over time and since contractual billings correspond with the value provided to a customer, the Company recognizes revenue in the amount of consideration for which it has the right to invoice using the as-invoiced
practical expedient. If there is an uncertainty about the receipt of payment for the services, revenue is recognized to the extent that a significant reversal of revenue would not be probable.
If there is an uncertainty about the receipt of payment for the services, revenue recognition is deferred until the uncertainty is sufficiently resolved. The Company applies a practical expedient and does not assess the existence of a significant financing component if the period between transfer of the service to a customer and when the customer pays for that service is one year or less.
All revenues earned from contracts are presented net of discounts, allowances, and applicable taxes. Reimbursements of out-of-pocket
expenses received from customers have been included as part of revenues.
Cost of Revenue
Cost of revenue primarily consists of personnel-related costs directly associated with the Company’s professional services, including salaries, benefits, bonuses, the costs of contracted third-party partners, travel expenses, depreciation related to the Company’s infrastructure and equipment dedicated for customer use, and other overhead.
Selling, General and Administrative Expenses
Selling, general and administrative expenses include compensation for executive management, sales and marketing employees, advertising costs, finance administration and human resources, facility costs, personnel-related expenses directly associated with the Company’s IT staff, bad debt expenses, professional service fees, depreciation, and other general overhead costs to support the Company’s operations.
Deferred Transaction Costs
Deferred transaction costs, which consist of direct incremental legal, consulting and accounting fees related to the business combination, are capitalized and will be offset against proceeds upon the consummation of the business combination. As of March 31, 2023, the Company has recorded $1,921 of deferred transaction costs on the carved-out
consolidated balance sheets.
Stock-Based Compensation
In 2020, Aeries Technology Group Business Accelerators Pvt Ltd. established a controlled trust called the Aeries Employee Stock Option Trust (“ESOP Trust”). The ESOP Trust purchased shares of Aeries Technology Group Business Accelerators Pvt Ltd. from funds borrowed from the entity. The entity’s Board of Directors recommends to the ESOP Trust certain employees, officers and key management personnel, to whom the ESOP Trust will be required to grant shares from its holdings at the exercise price. Such shares granted to employees are subject to the vesting conditions of the plans described below.
The Company measures compensation expense for all stock-based awards based on the estimated fair value of the awards on the date of grant. Stock-based awards include stock options with service-based and/or performance-based vesting conditions. For awards that vest based on continued service, stock-based compensation is recognized on a straight-line basis over the requisite service period. For awards with performance-based vesting conditions, stock-based compensation expense is recognized using an accelerated attribution method from the time it is deemed probable that the vesting condition will be met through the time the service-based vesting condition has been achieved. The Company reassesses the probability of achieving the performance condition at each reporting date.
The fair value of employee stock options are determined using the Black-Scholes Merton (“BSM”) model using various inputs, including estimates of expected volatility, term, risk-free rate, and future dividends. The Company recognizes compensation costs on a straight-line basis over the requisite service period of the employee which is generally the option vesting term. The Company accounts for forfeitures as they occur.
Fair Value of Common Stock
 – Given the absence of a public trading market, the Company considers numerous objective and subjective factors to determine the fair value of common stock at each meeting at which awards are approved. These factors include, but are not limited to, contemporaneous valuations of common stock performed by an independent valuation specialist; developments in the Company’s business and stage of development; the Company’s operational and financial performance and condition; current condition of capital markets and the likelihood of achieving a liquidity event, such as sale of the Company; and the lack of marketability of the Company’s common stock.
Dividend Yield
 –
The Company bases the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero.
Expected Volatility
 –
The volatility is derived from the average historical stock volatilities of a peer group of public companies that the Company considers to be comparable to its business over a period equivalent to the expected term of the share-based grants. The peer group is periodically re-evaluated
to properly align to the changes and developments of the Company’s business.
Risk-free Interest Rate
 –
The risk-free interest rate assumption is based upon observed interest rates on U.S. Treasury bonds whose maturity period is appropriate for the term of the options.
Expected Term
 –
The Company calculates the expected term using the simplified method based on the options vesting term and contractual terms as the Company did not have sufficient relevant historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.
Income Taxes
The Company records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s carve-out
consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The Company nets the deferred tax assets and deferred tax liabilities from temporary differences arising from a particular tax-paying
component of the Company within the same tax jurisdiction and presents the net asset or liability as long term. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the carve-out
consolidated statements of comprehensive income in the period that includes the enactment date. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized. We have elected to account for the tax effects of the global intangible low tax Income provision as a current period expense.’
The Company recognizes tax benefits from uncertain tax positions if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although the Company believes that it has adequately reserved for uncertain tax positions, the Company can provide no assurance that the final tax outcome of these matters will not be materially different. The Company makes adjustment to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and results of operations.
The Company elects to record interest accrued and penalties related to unrecognized tax benefits in the carve-out
consolidated statements of operations as a component of provision for income taxes.
Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss consists of changes, net of taxes, in the cumulative foreign currency translation adjustments and actuarial gains and losses on defined benefit plans.
Earnings Per Share
Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and potential dilutive common shares outstanding during the period.
Foreign Currency Transactions and Translation
The Company’s
carve-out
consolidated financial statements are reported in U.S. dollars. The functional currency of the Company is the U.S. dollars. The functional currency for the Company’s subsidiaries organized in India, Mexico and the United States are their respective local currencies. The Company translates the assets and liabilities of its
non-U.S.
Dollar functional currency subsidiaries into U.S. Dollars using exchange rates in effect at the end of each period. Amounts classified in stockholder’s equity are translated at historical exchange rates. Revenues and expenses for these subsidiaries are translated using rates that approximate those in effect during the period. Gains and losses from these translations are recognized in cumulative translation adjustment included in “Accumulated other comprehensive loss” on the carve-out
consolidated balance sheets.
The Company remeasures monetary assets and liabilities that are not denominated in the functional currency at exchange rates prevailing at the date of the transaction. Monetary items denominated in foreign currency remaining unsettled at the end of the year are translated at the closing rates as of the last day of the year. Gains and losses from these remeasurements are recognized within “Other income (expense), net” in the carve-out
consolidated statements of operations and were $391 and $66 for the years ending March 31, 2023 and 2022, respectively.
Employee Benefit Plan
Defined Contribution Plan:
This comprises of contributions to the employees’ provident fund for employees in India, which is a defined contribution plan set up in accordance with local labor and tax laws and 401(k) savings and supplemental retirement plans for employees in the United States. Both the employee and the employer make monthly contributions to the plan at a predetermined rate of the employees’ basic salary. The Company’s monthly contributions to all of these plans are charged to the carve-out
consolidated statement of operations in the year they are incurred and there are no further obligations under these plans beyond those monthly contributions. The obligation is recognized in other, which is included in “Other current liabilities” on the carve-out
consolidated balance sheets. The Company contributed $642 and $566 towards both of these defined contribution plans during the fiscal years ended March 31, 2023 and 2022, respectively. This balance is recognized in either “Cost of revenue” or “Selling, general, and administrative expenses”, on an employee by employee basis.
Defined Benefit Plan:
The Company provides for a gratuity obligation through a defined benefit retirement plan (the “Gratuity Plan”) covering eligible employees in India under Payments of Gratuity Act, 1972. The plan provides for lump sum payment to vested employees at retirement, death, incapacitation, or termination of employment, of an amount equivalent to 15 days (15 days / 26 days) of salary payable to the respective employee for each completed year of service, with a maximum limit prescribed per employee. As of March 31, 2023 and 2022, the entire gratuity plan of the Company was unfunded. The cost of providing benefits under this plan is determined based on actuarial valuation at each year end. Actuarial valuation is carried out for gratuity using the projected unit credit method. These costs primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years. The obligation is included in “Accrued compensation and related benefits, current” while the long-term portion is included in “Other liabilities” on the carve-out
consolidated balance sheets. Changes in fair value of the obligation are recorded in “Other comprehensive loss” in the carve-out
consolidated statements of other comprehensive income and generally amortized over the average remaining service period of the active employees expected to receive benefits under the plan.
Compensated Absences:
The Company recognizes its liabilities for compensated absences dependent on whether the obligation is attributable to employee services already rendered, relates to rights that vest or accumulate and payment is probable and estimable. The obligation is included in “Accrued compensation and related benefits, current” while the long-term portion is included in “Other liabilities” on the carve-out
consolidated balance sheets. The Company’s total obligation with respect to compensated absences was $1,910 and $1,385 for the years ended March 31, 2023 and 2022, respectively.
Segment Information
The Company operates as one operating segment. The Company’s chief operating decision maker is its chief executive officer, who reviews financial information presented on a carve-out
consolidated basis, for the purposes of making operating decisions, assessing financial performance and allocating resources.
Recent Accounting Pronouncements Adopted
In February 2016, the FASB issued
ASU 2016-02,
Leases (Topic 842)
, which supersedes FASB ASC Topic 840, Leases, and makes other conforming amendments to U.S. GAAP.
ASU 2016-02 requires,
among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet
via a right of use asset and lease liability, with an optional policy election to not recognize lease assets and lease liabilities for leases with a term of 12 months or less. The amendments also require new disclosures, including qualitative and quantitative disclosures to enable users to understand the amount, timing, and judgements related to leases and the related cash flows.
ASU 2016-02 is
effective for the annual periods in fiscal years beginning after December 15, 2021, and interim periods therein, using a modified retrospective approach. The Company adopted the new standard as of April 1, 2022, using the modified retrospective method of adoption with no adjustment to the opening balance of retained earnings. The Company elected the package of practical expedients to not (i) reassess whether any expired or existing contracts are or contain a lease, (ii) reassess historical lease classifications for existing leases, and (iii) reassess initial direct costs for existing leases. The Company also elected the practical expedient to account for lease and non-lease
components as a single lease component. The adoption of Topic 842 resulted in the recognition of total ROU assets of $5,196 and corresponding lease liabilities of $5,410 for the Company’s operating leases on the carve-out
consolidated balance sheets. the Company’s operating leases on the carve-out
consolidated balance sheets.
In December 2019, the FASB issued ASU
2019-12,
Simplifying the Accounting for Income Taxes (Topic 740). The standard eliminates certain exceptions related to the approach for intra period tax allocation and the methodology for calculating income taxes in an interim period. The standard also simplifies aspects of accounting for franchise taxes and enacted changes in tax rates, and clarifies the accounting for transactions that result in a step-up
in the tax basis for goodwill. The Company adopted this standard on April 1, 2022. The adoption of this standard did not have an impact on the Company’s carve-out
consolidated financial statements.

In October 2021, the FASB issued ASU
2021-08,
Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The Company adopted this standard on April 1, 2022. The adoption of this standard did not have an impact on the Company’s carve-out
consolidated financial statements.
Recent Accounting Pronouncements not yet Adopted
In June 2016, the FASB issued ASU
2016-13,
Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU
2016-13
requires measurement and recognition of expected credit losses for financial assets by requiring an allowance to be recorded as an offset to the amortized cost of such assets. ASU
2016-13
will become effective for the Company on April 1, 2023, and the modified retrospective approach is the only available option, with a cumulative effect adjustment recorded to accumulated earnings (deficit) as of the date of the adoption. The Company is evaluating the impact of adopting this standard on its carve-out
consolidated financial statements.

3.	Restatement of Previously Issued Carve-out Consolidated Financial Statements
In connection with the preparation of the Company’s previously issued audited carve-out
consolidated financial statements as of and for the years ended March 31, 2023 and 2022, the Company’s management identified certain errors. The identified errors as described below resulted in an overstatement of the net income attributable to Aark Singapore Pte. Ltd., an understatement of net income attributable to noncontrolling interest and an overstatement of basic and diluted earnings per share. The Company’s carve-out
consolidated financial statements for the years ended March 31, 2023 and 2022 have been restated in accordance with ASC 250, Accounting Changes and Error Corrections. The Company also restated the balances as of March 31, 2021, as presented in the carve-out consolidated statements of stockholders’ equity.
Net income attributable to Aark Singapore Pte. Ltd./ noncontrolling interest
The Company previously considered treasury shares of its subsidiary, in the calculation of the Company’s controlling shareholding and corresponding noncontrolling interest. However, it was subsequently determined that as these shares are not issued yet and available for issuance, they should be excluded from the calculations of share count for accounting purposes. The change resulted in a decrease in the allocation of net income to Aark Singapore Pte. Ltd. and a corresponding increase in the allocation of net income to noncontrolling interest. This resultant change is reflected in the following tables, which summarize the effect of the restatement on the affected financial statement line items within the previously reported audited carve-out
consolidated financial statement for the years ended March 31, 2023 and 2022.

	As Reported March 31, 2023	Restatement Adjustment	As Restated March 31, 2023
Carve-out Consolidated Balance Sheet
Net stockholder’s investment and additional paid-in capital	$7,311	$(90)	$7,221
Retained earnings	6,454	(136)	6,318
Accumulated other comprehensive loss	(1,385)	36	(1,349)
Total Aark Singapore Pte. Ltd. stockholder’s equity	$12,380	$(190)	$12,190
Noncontrolling interest	1,089	190	1,279
Total stockholder’s equity	$13,469	$—	$13,469
Total liabilities and stockholder’s equity	$34,397	$—	$34,397
Carve-out Consolidated Statement of Operations
Less: Net income attributable to noncontrolling interest	$221	$39	$260
Net income attributable to Aark Singapore Pte. Ltd.	$1,485	$(39)	$1,446
Carve-out Consolidated Statement of Comprehensive Income
Less: Comprehensive income attributable to noncontrolling interest	$118	$21	$139
Total comprehensive income attributable to Aark Singapore Pte. Ltd.	$762	$(21)	$741

As Reported March 31, 2022	Restatement Adjustment	As Restated March 31, 2022

Carve-out Consolidated Balance Sheet
Net stockholder’s investment and additional paid-in capital	$3,418	$(90)	$3,328
Retained earnings	4,969	(97)	4,872
Accumulated other comprehensive loss	(662)	18	(644)
Total Aark Singapore Pte. Ltd. stockholder’s equity	$7,725	$(169)	$7,556
Noncontrolling interest	971	169	1,140
Total stockholder’s equity	$8,696	$—	$8,696
Total liabilities and stockholder’s equity	$18,862	$—	$18,862
Carve-out Consolidated Statement of Operations
Less: Net income attributable to noncontrolling interest	$599	$104	$703
Net income attributable to Aark Singapore Pte. Ltd.	$4,136	$(104)	$4,032
Carve-out Consolidated Statement of Comprehensive Income
Less: Comprehensive income attributable to noncontrolling interest	$546	$95	$641
Total comprehensive income attributable to Aark Singapore Pte. Ltd.	$3,764	$(95)	$3,669
Earnings per share
The Company previously excluded the impact of subsidiary’s vested stock options exercisable for little to no cost for purpose of calculation of basic EPS and also excluded the dilutive impact of vested and unvested stock options of the subsidiary for purpose of calculation of dilutive EPS. The inclusion of these shares in computing the subsidiary’s earnings per share data resulted in a decrease in the consolidated basic and diluted EPS calculations for the years ended March 31, 2023 and 2022. The following table summarizes the effect of the restatement on the affected financial statement line items within the previously reported audited carve-out
consolidated financial statement for the years ended March 31, 2023 and 2022.

	As Reported March 31, 2023	Restatement Adjustment	As Restated March 31, 2023
Earnings per share attributable to Aark Singapore Pte. Ltd. common stockholders
Basic	$148,422	$(22,926)	$125,496
Diluted	$148,422	$(23,057)	$125,365
Weighted average common shares outstanding
Basic	10	—	10
Diluted	10	—	10

	As Reported March 31, 2022	Restatement Adjustment	As Restated March 31, 2022
Earnings per share attributable to Aark Singapore Pte. Ltd. common stockholders
Basic	$413,674	$(61,990)	$351,684
Diluted	$413,674	$(61,990)	$351,684
Weighted average common shares outstanding
Basic	10	—	10
Diluted	10	—	10

4.	Prepaids Expenses and Other Current Assets
Prepaids and other current assets consists of the following:

	As of March 31,
	2023	2022
Advance non-income taxes [1]	$3,371	$2,545
Prepaid expenses	405	359
Advance to vendors	119	214
Security deposits	29	32
Other	193	298

	$4,117	$3,448

[1]	Advance non-income taxes consist of tax credits owed to the Company that were levied from taxing authorities.

5.	Property and Equipment, net
Property and equipment, net, consists of the following:

	As of March 31,
	2023	2022
Software and computer equipment [1]	$3,481	$2,903
Leasehold improvements [1]	854	958
Office equipment [1]	450	357
Internal-use software under development	875	234
Furniture and fixtures [1]	130	145
Vehicles	250	91

Property and equipment, gross	$6,040	$4,688
Accumulated depreciation and amortization [1]	(2,915)	(1,890)

Property and equipment, net	$3,125	$2,798

[1]
Property and equipment held under finance lease arrangements amounted to $542 and $811 as of March 31, 2023 and 2022, respectively. Accumulated depreciation for property and equipment held under finance lease arrangements was $971 and $585 as of March 31, 2023 and March 31, 2022, respectively. Depreciation expense in respect to these assets was $386 and $362 for the years ended March 31, 2023 and 2022, respectively.

During the year ended March 31, 2023 and 2022, the Company sold property and equipment for the sale proceeds of $12 and $1,046, respectively. As a result of the sale, the Company recorded a loss of $54 and $505 in the year ended March 31, 2023 and 2022, respectively.
For the year ended March 31, 2023, and 2022 depreciation and amortization expense was $1,172 and $1,140, respectively.

6.	Long-Term Investments
Common Stock
The Company holds 6,927 shares of common stock of Boston Systems Private Limited (previously known as Empays Payment Systems India Private Ltd). During the year ended March 31, 2023 the Company fully impaired this investment and recorded an impairment charge of $7. As of March 31, 2022, the carrying value of this investment was $7.

10% Cumulative Redeemable Preference Securities
The Company holds 4,500,000 cumulative redeemable preference securities (“CRPS”) of a common control affiliate, Aeries Technology Products and Strategies Private Ltd. The CRPS carry a cumulative dividend of 10% per annum. 3,500,000 CRPS can be redeemed any time before 19 years from the date of issue i.e. June 27, 2017 by giving a
30-day
redemption request and 1,000,000 CRPS can be redeemed any time before 20 years from the date of issue i.e. April 7, 2016 by giving a
30-day
redemption request. As of March 31, 2023 and 2022, these CRPS held by the Company were classified as a held-to-maturity
investment and recorded at amortized cost of $761 and $781, respectively.
0.001%
Series-A
Redeemable Preference Securities
The Company holds 349,173
Series-A
cumulative redeemable preference securities
(Series-A
RPS) of a common control affiliate, Aeries Financial Technologies Private Ltd. and was recorded as a held-to-maturity
investment at amortized cost. The
Series-A
RPS carries a dividend of 0.001 % per annum.
Series-A
RPS can be redeemed after 19 years from the date of original issuance with an annualized internal rate of return of 18%. As of March 31, 2023 and 2022, these
Series-A
RPS held by the Company were classified as a
held-to-maturity
investment and recorded at amortized cost of $803 and $777, respectively.
A reconciliation from amortized cost basis to net carrying amount is provided below for the Company’s held-to-maturity
investments:

	As of March 31,
	2023	2022
Held-to-maturity investments, amortized cost basis	$955	$1,036
Interest earned on investments	609	522

Held-to-maturity investments, net carrying amount	$1,564	$1,558

7.	Other Current Liabilities
Other current liabilities consists of the following:

	As of March 31,
	2023	2022
Taxes payable	$2,257	$1,349
Finance lease obligations, current	308	388
Accrued expenses	1,319	614
Deferred revenue	193	228
Other	124	893

	$4,201	$3,472

8.	Short-term Borrowings

	As of March 31,
	2023	2022
Short-term borrowings	$1,364	$220
Current portion of vehicle loan	12	—

	$1,376	$220

Short-term borrowings represent a fund-based revolving credit facility of INR 160,000 (or approximately $1,946 at the exchange rate in effect on March 31, 2023) with Kotak Mahindra Bank which is available for operational requirements. The facility is secured through the sole shareholder’s personal assets and a corporate guarantee given by ATPSPL. The funded drawdown amount under the Company’s revolving facility bore interest at a rate equal to the 6 months Marginal Cost of Funds based Lending Rate plus a margin of 1.20% and 1.75% as of March 31, 2023 and 2022, respectively.
For additional information on the vehicle loan see Note 9 – Long-term debt.

9.	Long-term Debt
Long-term debt consists of the following:

	As of March 31,
	2023	2022
Loan from director	$845	$917
Non-current portion of vehicle loan	124	—

	$969	$917

For additional information on loan from director see Note 15 – Related Party Transactions.
Vehicle loan
On December 7, 2022, the Company entered into a vehicle loan, secured by the vehicle, for INR 11,450 (or approximately $136 at the exchange rate in effect on March 31, 2023) at 10.75% from
Mercedes-Benz
Financial Services India Pvt. Ltd. The Company is required to repay the loan in 48 monthly installments beginning January 4, 2023.
As of March 31, 2023, the future maturities of debt by fiscal year are as follows:

2024	$12
2025	859
2026	15
2027	95
Total future maturities of debt	$981

10.	Other Liabilities
Other liabilities consist of the following:

	As of March 31,
	2023	2022
Accrued compensation and related benefits	$2,764	$1,955
Finance lease obligations, non-current	235	467
Other	9	88

	$3,008	$2,510

11.	Common Stock
The Company has only one class of common stock having a par value of SGD $1 (or $0.7) per share. Holders of common stock are entitled to one vote per share held. As of March 31, 2023 and 2022, the Company’s authorized common stock consisted of 10 shares, which are issued and fully paid. Upon the liquidation, dissolution or winding up of the Company, common shareholders are entitled to receive a ratable share of the available net assets of the Company after payment of all debts and other liabilities. The common shares have no preemptive, subscription, redemption or conversion rights.

12.	Revenue
Disaggregation of Revenue
The Company presents and discusses revenues by customer location. The Company believes this disaggregation best depicts how the nature, amount, timing and uncertainty of our revenues and cash flows are affected by industry, market and other economic factors.
The following table shows the disaggregation of the Company’s revenues by major customer location. Revenues are attributed to geographic regions based upon billed client location. Substantially all of the revenue in our North America region relates to operations in the United States.

	Year Ended March 31,
	2023	2022
North America	$48,204	$38,033
Asia Pacific and Other	4,895	2,981

Total revenue	$53,099	$41,014

Contract balances
Contract assets comprise amounts where the Company’s right to bill is contingent on something other than the passage of time. The Company did not have any contract assets in its carve-out
consolidated financial statements in the years ended March 31, 2023 and 2022.
Contract liabilities, or deferred revenue, comprise amounts collected from the Company’s customers for revenues not yet earned and amounts which are anticipated to be recorded as revenues when services are performed. The amount of revenue recognized in the years ended March 31, 2023 and 2022 that was included in deferred revenue at the beginning of each period was $228 and $219, respectively. As of March 31, 2023 and 2022 the Company’s deferred revenue was $193 and $228, respectively and was recorded within “Other current liabilities” on the carve-out
consolidated balance sheets. There was no deferred revenue classified as non-current
as of March 31, 2023 and 2022.

13.	Employee Compensation and Benefits
The Company has employee benefit plans in the form of certain statutory and other programs covering its employees.
Defined Benefit Plan - Gratuity
The Company’s subsidiaries in India have defined benefits plans comprised of gratuity under Payments of Gratuity Act, 1972 covering eligible employees in India. The present value of the defined benefit obligations and other long-term employee benefits is determined based on actuarial valuation using the projected unit credit method. The rate used to discount defined benefit obligation is determined by reference to market yields at the balance sheet date on Indian government bonds for the estimated term of obligations.

Actuarial gains or losses arising on account of experience adjustment and the effect of changes in actuarial assumptions are initially recognized in the carve-out
consolidated statements of comprehensive income, and the unrecognized actuarial loss is amortized to the carve-out
consolidated statements of operations over the average remaining service period of the active employees expected to receive benefits under the plan.
The following table provides the status of the defined benefit plans and the amounts recognized in the Company’s carve-out
consolidated financial statements based on actuarial valuations carried out for the periods ending March 31, 2023 and March 31, 2022, respectively:

	Year Ended March 31,
	2023	2022
Changes in employee benefit plan obligations
Projected benefit obligation at the beginning of the year	$908	$1,342
Interest cost	52	28
Service cost	338	211
Liabilities extinguished or (gain) loss on settlement	—	(885)
Actuarial losses, net	218	268
Benefits paid	(78)	(27)
Effect of exchange rate fluctuation	(81)	(29)

Projected employee benefit plan at the end of the year	$1,357	$908

Amounts recognized in the Carve-out Consolidated Balance Sheets
Recorded in accrued compensation and related benefits, current	(120)	(79)
Recorded in other liabilities	(1,237)	(829)

Total project employee benefit plan obligation	$(1,357)	$(908)

The change in defined benefit obligation for the years ended March 31, 2023 and 2022 is largely due to changes in actuarial assumptions pertaining to demographics and financial assumptions.
Amounts included in the accumulated other comprehensive income as of March 31, 2023 and 2022 were as follows:

	Year Ended March 31,
	2023	2022
Net actuarial loss	$516	$360
Deferred tax benefit	(129)	(90)

	$387	$270

Changes in “Other comprehensive loss” during the year ended March 31, 2023 and 2022 were as follows:

	Year Ended March 31,
	2023	2022
Net actuarial loss	$218	$268
Amortization of net actuarial (gain) loss	(62)	96
Deferred tax benefit	(39)	(91)

	$117	$273

Net defined benefit plan costs for the year ended March 31, 2023 and 2022 include the following components:

	Year Ended March 31,
	2023	2022
Service costs	$338	$211
Interest costs	52	28
Settlements	—	(885)
Amortization of net actuarial loss	62	96

Net defined expense (benefit) plan costs	$452	$(550)

Assumptions
The Company uses the Projected Unit Credit Method to measure liabilities and interest costs for defined benefit obligations. Under this method, accrued benefit amount is projected to calculate future expected cashflows, which is in turn discounted back at applicable discount rate assumption to arrive at present value of benefit obligation.
The rate used to discount benefit obligations (both funded and unfunded) is determined by reference to market yields on government bonds at the balance sheet date. The currency and term of the government bonds should be consistent with the currency and estimated term of the benefit obligations.
The weighted average assumptions used to determine the benefit obligations of the defined benefit plans as of March 31, 2023 and 2022 are presented below:

	As of March 31,
	2023	2022
Discount rate per annum	7.31%	6.09%
Rate of compensation increase per annum	10.00%	10.00%
The table below shows the expected benefit plan payments to the current employees of the plan based on the employee’s past service up to the valuation date plus employee’s future service up to the date of payment:

Years ending March 31,
2024	120
2025	180
2026	246
2027	341
2028	512
2029 - 2032	2,679
The Company’s expected benefit plan payments are based on the same assumptions that were used to measure the Company’s benefit obligations as of March 31, 2023.

14.	Income Taxes
The Company’s income tax expense majorly pertains to the Indian jurisdiction. Income before income taxes for the year ended March 31, 2023 and 2022, are as follows:

	Year Ended March 31,
	2023	2022
United States	$267	$207
India	2,508	5,847
Singapore	(64)	(51)
Mexico	55	—

Total	$2,766	$6,003

Provision for income taxes for the year ended March 31, 2023 and March 31, 2022, consisted of the following:

	Year Ended March 31,
	2023	2022
Current tax provision	$1,221	$1,458
Deferred tax benefit	(161)	(190)

Provision for Income Taxes	$1,060	$1,268

Income tax expense for the years ended March 31, 2023 and, 2022 is allocated as follows:

	Year Ended March 31,
	2023	2022
Income from operations	$1,060	$1,268
Other comprehensive income
Defined benefit plan	(39)	(91)

Total	$1,021	$1,177

A reconciliation of the provision for income taxes, with the amount computed by applying the income tax rate for the Company to income before provision for income taxes for year ended March 31, 2023 and March 31, 2022, is as follows:

	Year Ended March 31,
	2023	2022
Income before income tax expense	$2,766	$6,003
Income tax expense at tax rates applicable to the Company (i.e., 17%)	470	1,021
Increase (decrease) in income taxes resulting from:
Non-deductible expenses	241	28
Non-taxable income	—	(22)
Reversal of deferred tax asset / liability	36	(199)
Valuation allowance	36	(149)
Tax of earlier year	9	67
True up /down	89	—
Loss / (income) taxed at different tax rate	(3)	37
Adjustments for change in rates due to different tax jurisdiction	223	486
Set off against brought forward losses	(60)	—
GILTI inclusion	27	—
Others	(8)	(1)

Provision for income tax	$1,060	$1,268

Effective tax rate	38.33%	21.12%

Significant components of the Company’s deferred taxes as of March 31, 2023 and 2022, are as follows:

	As of March 31,
	2023				2022
	India	Singapore	USA	Mexico	India	Singapore	USA
Deferred tax assets:
Property and equipment	231	—	—	—	617	—	—
Gratuity	341	—	—	—	233	—	—
Deferred rent liability	—	—	—	—	57	—	—
Compensated absences	481	—	—	—	385	—	—
Expenses allowed on payment basis / upon deposit of withholding taxes under section 43B / 40(a)(ia) of Indian Income Tax Act, 1961	12	—	—	—	24	—	—
Net operating losses	34	35	—	—	190	29	—
Finance lease	137	—	—	—	6	—	—
Intangible assets under development	4	—	—	—	—	—	—
Provision for expenses	122	—	—	—	34		—
Operating lease liabilities	1,487	—	—	—	—	—	—
Others	15	—	—	—	16	—	—

Deferred tax asset before valuation allowance	2,864	35	—	—	1,562	29	—

Valuation Allowance	(158)	(35)	—	—	(191)	(29)	—

Deferred tax asset, net of valuation allowance	2,706	—	—	—	1,371	—	—

	As of March 31,
	2023				2022
	India	Singapore	USA	Mexico	India	Singapore	USA
Deferred tax liabilities:
Investments	(136)	—	—	—	(117)	—	—
Property and equipment	(29)	—	(2)	—	(270)	—	(2)
Operating right-of-use assets	(1,416)	—	—	—	—	—	—
Others	(54)	—	—	—	(36)	—	—

Deferred tax liability	(1,635)	—	(2)	—	(423)	—	(2)

Net deferred tax asset (liability)	1,071	—	(2)	—	948	—	(2)

	As of March 31,
Classified as	2023	2022
Deferred tax assets non-current	$1,237	$1,072
Deferred tax liabilities non-current	168	126

	$1,069	$946

Net operating loss
The Company has carry forward losses of $70 and $63 in the Indian jurisdiction, which will get expired in financial years
2029-30
and
2030-31,
respectively.
With certain immaterial exceptions, the Company is no longer subject to U.S. federal, state and local or other U.S. income tax examinations by taxing authorities for years prior to 2020. The Company’s aasubsidiaries in India are open to examination by relevant taxing authorities for tax years beginning on or after April 1, 2013. The Company regularly reviews the likelihood of additional tax assessments and adjusts its unrecognized tax benefits as additional information or events require.
Unrecognized tax benefits
The Company recognizes financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not
sustain the position following an audit. As of March 31, 2023 and March 31, 2022, the Company does not have any unrecognized tax benefits with a significant impact on its carve-out
consolidated financial statements.
The Company’s major tax jurisdictions are Singapore, India, the United States, and Mexico. Generally accepted accounting principles requires the Company’s management to evaluate tax positions taken by the Company and recognize a tax liability for any uncertain positions that more likely than not would not be sustained upon examination by the Internal Revenue System (the “IRS”) or a foreign jurisdiction taxing authority. The Company is subject to routine audits by tax authorities.
Income tax has not been recognized on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that is indefinitely reinvested outside the United States. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. The amount of such temporary differences totaled approximately $4,809, with an income tax impact of approximately $619 as of March 31, 2023.

15.	Related Party Transactions
Related parties with whom transactions have taken place during the period include the following:

Name of the related party	Relationship
Aark II Pte Limited	Affiliate - Entity under common control with the ultimate controlling party
Aeries Technology Products And Strategies Private Limited (ATPSPL)	Affiliate - Entity under common control with the ultimate controlling party
Aeries Financial Technologies Private Limited	Affiliate - Entity under common control with the ultimate controlling party
Bhanix Finance And Investment Limited	Affiliate - Entity under common control with the ultimate controlling party
Spark Associates LLP	Affiliate - Entity under common control with the ultimate controlling party
Ralak Consulting LLP	Affiliate - Entity under common control with the ultimate controlling party
TSLC Pte Limited	Affiliate - Entity under common control with the ultimate controlling party
Venu Raman Kumar	Key managerial personnel and controlling shareholder
Vaibhav Rao	Members of immediate families of controlling shareholder
Sudhir Appukuttan Panikassery	Key managerial personnel

Summary of significant transactions and balances due to and from related party are as follows:

	Year Ended March 31,
	2023	2022
Cost Sharing Arrangements
Aeries Financial Technologies Private Limited (b)	$160	$108
Bhanix Finance And Investment Limited (b)	187	477
Corporate guarantee commission
Bhanix Finance And Investment Limited	12	13
Corporate guarantee expense
Aeries Technology Products And Strategies Private Limited (j)	15	—
Interest expenses
Aeries Technology Products And Strategies Private Limited (d)	1	144
Mr. Vaibhav Rao (g)	86	93
Interest income
Aeries Financial Technologies Private Limited (f), (h)	107	141
Aeries Technology Products And Strategies Private Limited (e), (h)	84	143
Legal and professional fees paid
Ralak Consulting LLP (c)	380	611
Management consultancy service
Aark II Pte Limited (a)	2,002	1,950
TSLC Pte Limited (a)	159	102
Management support service expense
Bhanix Finance And Investment Limited	—	19
Office management and support services expense
Aeries Technology Products And Strategies Private Limited (i)	36	543

	Year Ended March 31,
	2023	2022
Accounts payable
Aeries Technology Products And Strategies Private Limited	$29	$84
Ralak Consulting LLP (c)	—	64
Accounts receivable
Aark II Pte Limited (a)	1,084	500
Aeries Financial Technologies Private Limited (b)	9	7
Bhanix Finance And Investment Limited (b)	86	60
TSLC Pte Limited (a)	259	100
Interest payable (classified under other current liabilities)
Aeries Technology Products And Strategies Private Limited (d)	1	6
Mr. Vaibhav Rao (g)	—	41
Interest receivable (classified under prepaid expenses and other current assets)
Aeries Technology Products And Strategies Private Limited (e)	57	34
Investment in 0.001% Series-A Redeemable preference share
Aeries Financial Technologies Private Limited (h)	803	777
Investment in 10% Cumulative redeemable preference shares
Aeries Technology Products And Strategies Private Limited (h)	761	781
Loan from director
Mr. Vaibhav Rao (g)	845	917
Loans to affiliates (classified under other assets)
Aeries Financial Technologies Private Limited (f)	106	115
Aeries Technology Products And Strategies Private Limited (e)	335	396

(a)
In the year ended March 31, 2022 the Company provided management consultancy services to Aark II Pte Ltd under an agreement dated June 21, 2021 and to TSLC Pte Ltd under an agreement dated July 12, 2021.

(b)
In the years ended March 31, 2023 and 2022, the Company was in a cost sharing arrangement with Aeries Financial Technologies Private Ltd and Bhanix Finance and Investment Ltd under separate agreements dated April 1, 2020. The cost sharing arrangement included costs in the areas of office management, IT and operations. The agreements are for a
36-month
term with auto renewals after the original term.

(c)
The Company entered into an agreement with Ralak Consulting LLP on August 01, 2020 and April 01, 2022 to avail of consulting services including implementation services in business restructuring, risk management, feasibility studies, mergers & acquisitions etc.

(d)
In the years ended March 31, 2023 and 2022, the Company incurred interest expense in relation to proceeds from loans from ATPSPL, which were borrowed to meet working capital requirements. The loans were for a
3-year
term and were issued at an interest rate of 12% per annum. The outstanding loans were paid off in the year ended March 31, 2023.

(e)
In the years ended March 31, 2023 and 2022, the Company received interest income in relation to loans given to affiliates to support their working capital requirements. The loans were for a
3-year
term and issued at an interest rate of 12% per annum.

(f)
In the years ended March 31, 2023 and 2022, the Company received interest income in relation to loans given to affiliates to support their working capital requirements. The loans were for a
3-year
term and issued at an interest rate of
15-17%
per annum.

(g)
The Company obtained a loan at 10% interest rate from Vaibhav Rao for business purposes. The agreement shall remain valid until the principal amount along with interest is fully repaid. The principal amount of the loan was outstanding in entirety as of the years ended March 31, 2023 and 2022.

(h)
This amount represents investments in affiliates. In the years ended March 31, 2023 and 2022, the Company earned interest income on its investments in affiliates. See Note 6 – Long-term investments for additional information.

(i)
In the years ended March 31, 2023 and 2022 the Company received office management and support services from Aeries Technology Products and Strategies Private Limited under agreements dated March 20, 2020 and April 1, 2021.

(j)
ATPSPL has given a corporate guarantee of INR 240,000 (or approximately $2,919 at the exchange rate in effect on March 31, 2023) as of March 31, 2023, on behalf of the Company towards the revolving credit facility. ATPSPL charges a corporate guarantee commission of 0.5% on the total corporate guarantee given.

16.	Stock-Based Compensation
Aeries Employees Stock Option Plan, 2020
On August 1, 2020, the Board of Directors approved and executed the Aeries Employees Stock Option Plan (“ESOP”), which was subsequently amended on July 22, 2022. Under the plan, the Company has authorized to grant up to 59,900 options to eligible employees in one or more tranches. The Company granted 59,900 options to eligible employees during the year ended March 31, 2023.
The options issued under the ESOP generally are subject to service conditions. The service condition is typically one year. The stock-based compensation expense is recognized in the carve-out
consolidated statements of comprehensive income using the straight-line attribution method over the requisite service period.
The following table summarizes the ESOP stock option activity for the year ended March 31, 2023:

	Shares	Weighted average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Options outstanding at March 31, 2022	—	—	—	—
Options granted	59,900	$0.12	—	$5,503
Options exercised	—	—	—	—
Options canceled, forfeited or expired	—	—	—	—

Options outstanding at March 31, 2023	59,900	$0.12	5.32	$5,503

Expected to vest at March 31, 2023	59,900	$0.12	5.32	$5,503
Exercisable at March 31, 2023	—	—	—	—
Aeries Management Stock Option Plan, 2019
On September 23, 2019, the Board of Directors approved and executed the Aeries Management Stock Option Plan 2019 (“MSOP”), which was subsequently amended on September 30, 2022. Under the plan, the Company has authorized to grant not exceeding 295,565 options to eligible employees in one or more tranches.
The options issued under the MSOP generally are subject to both service and performance conditions. The service condition is typically one year, and the performance conditions are based on the consolidated revenue and adjusted profit before tax of Aeries Technology Group Business Accelerators Pvt Ltd. The stock-based compensation expense is recognized in the carve-out
consolidated statements of comprehensive income using the straight-line attribution method over the requisite service period if it is probable that the performance target will be achieved.

The following table summarizes the MSOP stock option activity for the fiscal year ended March 31, 2023:

	Shares	Weighted average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
Options outstanding at March 31, 2022	295,565	$—	—	—

Options granted	—	—	—	—
Options exercised	—	—	—	—
Options canceled, forfeited or expired	—	—	—	—

Options outstanding at March 31, 2023	295,565	$0.12	2.67	$27,155

Vested and exercisable at March 31, 2023	295,565	$0.12	2.67	$27,155
The Company uses the BSM option-pricing model to determine the grant-date fair value of stock options. The determination of the fair value of stock options on the grant date is affected by the estimated underlying common stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends. The grant date fair value of the Company’s stock options granted to employees were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

2022 Grants
Expected term	3.5 years
Expected volatility	40.80%
Risk free interest rate	3.01%
Annual dividend yield	0.00%
During the year ended March 31, 2023, the Company recorded stock-based compensation expense of $3,805 within “Selling, general & administrative expenses” in the carve-out
consolidated statements of operations. During the year ended March 31, 2022, the Company did not record any stock-based compensation expense as the stock options issued were fully vested.
There were no amounts capitalized as part of
internal-use
software under development for the years ended March 31, 2023 and 2022.
As of March 31, 2023, the unrecognized stock-based compensation cost was $1,698. As of March 31, 2022, there was no unrecognized stock-based compensation cost.

17.	Leases
The Company has operating and finance leases for real estate, computer equipment, and furniture and fixtures. Assets acquired under finance leases are recorded in “Property and equipment, net” in the carve-out
consolidated balance sheets and were $542 and $811 as of March 31, 2023 and March 31, 2022, respectively. Accumulated depreciation associated with finance lease assets was $971 and $585 as of March 31, 2023 and March 31, 2022, respectively.

Lease cost recognized in our
carve-out
consolidated statements of operations is summarized as follows:

Year Ended March 31,
2023
Finance lease cost:
Amortization of lease assets	$386
Interest on lease liabilities	65
Operating lease cost	2,273
Short-term and variable lease cost	8

Total lease cost	$2,732

Cash flows arising from lease transactions were as follows:

Year Ended March 31,
2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$2,162
Operating cash flows from finance leases	$65
Financing cash flows from finance leases	$390
Under ASC 840, the rental expense under operating lease agreements was $2,003 for the year ended March 31, 2022.
Other information about lease amounts recognized in the
carve-out
consolidated financial statements is summarized as follows:

Year Ended March 31,
2023
Weighted-average remaining lease term (years):
Operating lease	3.9
Finance lease	1.9
Weighted-average discount rate:
Operating lease	10.65%
Finance lease	10.56%
As of March 31, 2023, the Company’s lease liabilities were as follows:

	Operating	Finance	Total
Gross lease liabilities	$7,197	$590	$7,787
Less: imputed interest	1,288	47	1,335

Present value of lease liabilities	5,909	543	6,452
Less: current portion of lease liabilities	1,648	308	1,956

Total long-term lease liabilities	$4,261	$235	$4,496

Future minimum annual lease payments under the Company’s operating and finance leases as of March 31, 2023 are as follows:

	Operating	Finance
2024	$2,156	$345
2025	1,685	214
2026	1,330	31
2027	1,136	—
2028	563	—
Thereafter	327	—

Total lease payments	$7,197	$590

Less: Imputed interest	1,288	47

Total	$5,909	$543

Future minimum annual lease payments under the Company’s operating and capital leases as of March 31, 2022 prior to our adoption of the new lease standard ASC 842 are as follows:

Year Ended March 31,	Capital	Operating
2023	$451	$1,834
2024	336	1,633
2025	171	1,067
2026	—	667
2027 and thereafter	—	304

Total lease payments	$958	$5,505

Less: amount representing interest	(103)

Present value of net minimum lease payments	$855

Capital lease obligations, current	388
Capital lease obligations, non-current	467

18.	Commitment and Contingencies
Corporate Guarantees
The Company has an outstanding guarantee of INR 200,000 (or approximately $2,433 at the exchange rate in effect on March 31, 2023) as of March 31, 2023, which pertains to a fund-based and non-fund
based revolving credit facility availed by an affiliate, Bhanix Finance and Investment Ltd, from Kotak Mahindra Bank. The corporate guarantee requires the Company to make payment in the event the borrower fails to perform any of its obligations under the credit facilities. As of March 31, 2023, the Company does not anticipate Bhanix Finance and Investment Ltd to default in any payments to the bank. Pursuant to the arrangement, beginning April 1, 2021, the Company charges a fee of 0.5% of the guarantee outstanding. In the year ended March 31, 2023 and 2022, the Company recorded a guarantee fee income of $12 and $13 within “Other income, net” in the carve-out
consolidated statements of operations.
Indemnification obligations
In the normal course of business, the Company is a party to a variety of agreements under which it may be obligated to indemnify the other party for certain matters. These obligations typically arise in contracts where the Company customarily agrees to hold the other party harmless against losses arising from a breach of representations or covenants for certain matters, infringement of third-party intellectual property rights, data privacy violations, and certain tortious conduct in the course of providing services. The duration of these indemnifications varies, and in certain cases, is indefinite.

The Company is unable to reasonably estimate the maximum potential amount of future payments under these or similar agreements due to the unique facts and circumstances of each agreement and the fact that certain indemnifications provide for no limitation to the maximum potential future payments under the indemnification. Management is not aware of any such matters that would have a material effect on the carve-out
consolidated financial statements of the Company.
Legal Proceedings
The Company is not a party to any legal proceedings. From time to time, the Company may be involved in proceedings and litigation, claims and other legal matters arising in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, nonmonetary sanctions, or relief. Management is not currently aware of any matters that are reasonably likely to have a material adverse impact on the Company’s business, financial position, results of operations, or cash flows.

19.	Earnings per Share
Basic consolidated earnings per share (“EPS”) is calculated using the Company’s share of its subsidiaries earnings as well as Aark stand-alone earnings and the weighted number of shares outstanding during the reporting period. Diluted consolidated EPS includes the dilutive effect of vested and unvested stock options of the Company’s subsidiaries.
A reconciliation of the number of shares used for basic and diluted EPS calculations is as follows (in thousands, except share and per share data):

	March 31, 2023	March 31, 2022
Numerator:
Net income attributable to Aark Singapore Pte. Ltd.	$1,446	$4,032
Reallocation of subsidiaries net income attributable to vested stock options that are exercisable for little or no cost	(191)	(515)

Numerator for basic earnings per share	$1,255	$3,517

Adjustment to income for dilutive impact of stock options of subsidiaries	$(1)	$—

Numerator for dilutive earnings per share	$1,254	$3,517

Denominator:
Weighted average number of common shares – basic and diluted	10	10
Net earnings per share
Basic	$125,496	$351,684
Diluted	$125,365	$351,684

20.	Subsequent Events
In preparing the
carve-out
consolidated financial statements as of and for the year ended March 31, 2023, the Company evaluated subsequent events for recognition and measurement purposes through the date the carve-out
consolidated financial statements were issued. The Company noted the following event that requires additional disclosures:
In connection with the anticipated business combination, Aark Board of Directors ratified two resolutions on May 24, 2023. These resolutions effectively spun off the investing business which was part of the Company but not subject to the Merger Agreement. Subsequent to the effective date of the board resolutions, Aark Singapore Pte. Ltd. no longer includes the investing business.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

WORLDWIDE WEBB ACQUISITION CORP.,

WWAC AMALGAMATION SUB PTE. LTD.,

and

AARK SINGAPORE PTE. LTD.,

dated as of March 11, 2023

A-i

A-ii

A-iii

Exhibits

Exhibit A	Sellers Support Agreement
Exhibit B	Exchange Agreement
Exhibit C	Sponsor Support Agreement
Exhibit D	AARK A&R Articles
Exhibit E	Amalgamation Proposal
Exhibit F	Parent A&R Articles

A-iv

INDEX OF DEFINED TERMS

2019 MSOP	Definition of Company Incentive Plans
2020 ESOP	Definition of Company Incentive Plans
AARK	Preamble
AARK Board	Recitals
AARK Closing Statement	Section 2.4(a)
AARK Financial Statements	Section 4.8(d)
AARK Schedules	Article IV
AARK Stock Split	Section 4.6(f)
Agreement	Preamble
Amalgamated Company	Section 2.1(a)
Amalgamating Entity	Section 2.1(a)
Amalgamation	Recitals
Amalgamation Documents	Section 8.6(a)(i)
Amalgamation Effective Time	Section 2.1(c)
Amalgamation Objection	Section 8.6(f)
Amalgamation Proposal	Section 2.1(d)
Amalgamation Sub	Preamble
Amalgamation Sub Board	Recitals
Audited AARK Financial Statements	Section 4.8(d)
Audited Company Financial Statements	Section 4.8(a)
Big Four Opinion	Section 6.9(a)
Change in Recommendation	Section 8.4(c)(iii)
Company	Preamble
Company Board	Recitals
Company Financial Statements	Section 4.8(a)
Company Group	Section 12.19(b)
Company Holders	Recitals
Company Registered Intellectual Property	Section 4.20(a)
Competing Buyer	Section 8.2(a)
Converted Shares	Section 3.1(b)(ii)
Cure Period	Section 11.1(d)
Events	Definition of Group Company Material Adverse Effect
Exchange Agreements	Recitals
Governmental Authorization	Section 4.5
Indemnified Parties	Section 8.10(a)
Independent Director	Section 2.3(a)(i)
Indian GAAP	Section 4.8(b)
Interim AARK Financial Statements	Section 4.8(d)
Interim Company Financial Statements	Section 4.8(a)
Interim Period	Section 6.1
IPO	Section 12.1
Material Contracts	Section 4.12(b)
Material In-Licenses	Section 4.12(a)(xii)
Nasdaq	Section 6.5
Non-Recourse Parties	Section 12.17(b)
Norton Rose	Section 12.19(b)
Other Amalgamation Documents	Section 8.6(a)(i)
Outside Date	Section 11.1(g)
Parent	Preamble

A-v

Parent A&R Articles	Section 2.2(b)
Parent Board	Recitals
Parent Board Recommendation	Section 8.4(c)(iii)
Parent Closing Statement	Section 2.4(b)
Parent Competing Transaction	Section 8.2(b)
Parent Disclosure Schedule	Article V
Parent Initial Articles	Section 2.2(b)
Parent Group	Section 12.19(a)
Parent SEC Filings	Section 5.5
Parent Shareholders’ Meeting	Section 8.4(c)(i)
Party	Preamble
PCAOB AARK Financial Statements	Section 6.3(b)
PCAOB Company Financial Statements	Section 6.3(a)
PIPE	Recitals
PIPE Investors	Recitals
Pre-Closing Restructuring	Section 8.12
Previously Paid Group Companies Transaction Expense	Section 10.1(f)
Pro Forma AARK Financial Statements	Section 6.3(b)
Pro Forma Company Financial Statements	Section 6.3(a)
Proportionate Reduction	Section 3.1(b)(ii)
Prospectus	Section 12.1
Proxy/Registration Statement	Section 8.4(b)(i)
Public Shareholders	Section 12.1
Real Property Leases	Section 4.19(b)
Regulatory Approvals	Section 8.1(a)
Related Party Agreements	Section 4.12(a)(vii)
Released Claims	Section 12.1
Reliance Letter	Section 6.9(a)
Sellers Support Agreement	Recitals
Sole Shareholder	Recitals
Sole Shareholder Consent	Recitals
Shareholder Litigation	Section 8.11
Shearman	Section 12.19(a)
Signing Form 8-K	Section 8.4(a)
Signing Press Release	Section 8.4(a)
Sponsor Parties	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Terminating Company Breach	Section 11.1(d)
Terminating Parent Breach	Section 11.1(e)
Top Customers	Section 4.27(b)
Top Vendors	Section 4.27(a)
Transaction Expense Payees	Section 12.6
Transaction Proposals	Section 8.4(b)(i)
Transfer Taxes	Section 8.7(a)
Trust Account	Section 12.1
Trust Agreement	Section 5.8
Trustee	Section 5.8
Updated AARK Financial Statements	Section 6.3(b)
Updated Company Financial Statements	Section 6.3(a)

A-vi

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of March 11, 2023 (this “Agreement”), is made and entered into by and among Worldwide Webb Acquisition Corp., a Cayman Islands exempted company limited by shares (“Parent”), WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of Parent, with company registration number 202300520W (“Amalgamation Sub”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D (“AARK”, together with Parent and Amalgamation Sub, collectively, the “Parties” and individually a “Party”).

RECITALS

WHEREAS, Parent is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Amalgamation Sub is a newly incorporated Singapore private company limited by shares, wholly-owned by Parent, and was incorporated for the purposes of effectuating the Amalgamation;

WHEREAS, AARK is a Singapore private company limited by shares, wholly-owned by the Sole Shareholder;

WHEREAS, the Company is an Indian private company limited by shares whose issued and outstanding Company Ordinary Shares are collectively owned by AARK and the Company Holders;

WHEREAS, the Parties desire to enter into a business combination transaction involving the Company at a pre-Transaction equity value for the Company of $346,000,000;

WHEREAS, prior to the Amalgamation Effective Time, and in connection with the Amalgamation, the Company, the Company Shareholders, AARK and the Company intend to effect the Pre-Closing Restructuring;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby upon the terms and subject to the conditions of this Agreement, in accordance with Section 215A of the Singapore Companies Act, Amalgamation Sub and AARK will amalgamate and continue as one company (the “Amalgamation”), with AARK being the surviving entity and becoming a Subsidiary of Parent and as a result thereof, the Company becoming a Subsidiary of Parent;

WHEREAS, pursuant to or in connection with the Amalgamation, (a) subject to the AARK Stock Split, each AARK Ordinary Share issued and outstanding immediately prior to the Amalgamation Effective Time shall remain issued and outstanding immediately following the Amalgamation Effective Time and represent Equity Securities of the Amalgamated Company, (b) each share of Amalgamation Sub issued and outstanding as of immediately prior to the Amalgamation Effective Time shall automatically be converted into such number of newly issued AARK Ordinary Shares as determined in accordance with this Agreement, (c) Parent will issue certain Parent Class A Ordinary Shares to holders of Eligible Parent Shares outstanding as of immediately prior to the Amalgamation Effective Time, and (d) Parent will issue to the Parent Class V Ordinary Share Holder, for par value, the Parent Class V Ordinary Share;

WHEREAS, the board of directors of Parent (the “Parent Board”) has (a) determined that it is advisable for Parent to enter into this Agreement and the other Transaction Documents to which it is a party, (b) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the Transactions (including the Amalgamation), and (c) recommended the adoption and approval of the Transaction Proposals by the Parent Shareholders;

WHEREAS, the board of directors of AARK (the “AARK Board”) has (a) determined that it is advisable for AARK to enter into this Agreement and the other Transaction Documents to which it is a party, (b) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the Transactions (including the Pre-Closing Restructuring and the Amalgamation), and (c) recommended the adoption and approval of this Agreement and other Transaction Documents to which it is a party and the Transactions (including the Pre-Closing Restructuring and the Amalgamation) by the Sole Shareholder in his capacity as such;

WHEREAS, immediately following execution of this Agreement (and in any event within 24 hours thereof), the sole shareholder of AARK as of the date of this Agreement (the “Sole Shareholder”), in his capacity as such, will approve this Agreement and the Transactions (including the Pre-Closing Restructuring and the Amalgamation) (the “Sole Shareholder Consent”);

WHEREAS, the board of directors of Amalgamation Sub (the “Amalgamation Sub Board”) has (a) determined that it is advisable for Amalgamation Sub to enter into this Agreement and the other Transaction Documents to which it is a party, (b) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the Transactions (including the Amalgamation), and (c) recommended the adoption and approval of this Agreement and other Transaction Documents to which it is a party and the Transactions (including the Amalgamation) by Parent in its capacity as sole shareholder of Amalgamation Sub;

WHEREAS, immediately following execution of this Agreement (and in any event within 24 hours thereof), Parent, as the sole shareholder of Amalgamation Sub, and in its capacity as such, will approve this Agreement and the Transactions (including the Amalgamation);

WHEREAS, in furtherance of the Amalgamation and in accordance with the terms hereof, Parent shall provide an opportunity to the Parent Shareholders to have their outstanding Parent Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Parent’s Governing Documents in connection with obtaining the Parent Shareholder Approval, with such redemption to be subject to the closing of the Amalgamation;

WHEREAS, as a condition and inducement to Parent’s and Amalgamation Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, (i) AARK and the Company Holders have executed and delivered to Parent the Sellers Support Agreement in the form attached hereto as Exhibit A (the “Sellers Support Agreement”), (ii) Company Holders, at the Amalgamation Effective Time, will enter into an exchange agreement with the Company and Parent in the form attached hereto as Exhibit B (the “Exchange Agreements”), (ii) the Sole Shareholder has agreed to (and will cause any other Parent Class V Ordinary Share Holder to), at the Amalgamation Effective Time, enter into the applicable Exchange Agreement;

WHEREAS, as a condition and inducement to AARK’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor, the independent directors of Parent and certain other investors of Parent (collectively, the “Sponsor Parties”) have executed and delivered to the Company the Sponsor Support Agreement in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”);

WHEREAS, following the date of this Agreement and prior to the date on which the Parent Shareholder Approval is obtained, Parent will enter into Subscription Agreements in form and substance reasonably acceptable to Parent and AARK (the “Subscription Agreements”), with certain investors (the “PIPE Investors”), pursuant to which, and on the terms and subject to the conditions set forth therein, such PIPE Investors will agree to purchase Parent Class A Ordinary Shares immediately prior to, but conditioned upon the occurrence of, the Amalgamation Effective Time (the “PIPE”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Parent, Amalgamation Sub and AARK agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“AARK A&R Articles” means the amended and restated memorandum and articles of association of AARK in the form attached hereto as Exhibit D.

“AARK Business” means the operations, assets and liabilities of AARK solely related to the businesses of the Company and the Company’s Subsidiaries.

“AARK Fully Diluted Ordinary Shares” means a number of AARK Ordinary Shares equal to the quotient (rounded up or down to the nearest whole number) obtained by dividing the number of issued and outstanding AARK Ordinary Shares as of immediately prior to the Amalgamation Effective Time by the Sole Shareholder’s Pro Rata Portion.

“AARK Ordinary Shares” means the ordinary shares of AARK, issued for SGD1.00 per share, as set forth in AARK Initial Articles and the AARK A&R Articles.

“AARK Post-Amalgamation Value” shall equal the (a) AARK Pre-Amalgamation Value plus (b) the Parent Pre-Money Value.

“AARK Pre-Amalgamation Value” shall equal $251,540,000.

“ACRA” means the Singapore Accounting and Corporate Regulatory Authority.

“Action” means any charge, claim, action, complaint, petition, investigation, audit, inquiry, appeal, suit, litigation, lawsuit, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Bonus Shares” means an amount equal to the Shareholder Bonus Shares; provided, however, that if the Parent Share Redemptions exceed the Redemption Threshold, then the “Aggregate Bonus Shares” shall be an amount equal to the Shareholder Bonus Shares multiplied by the Pro Rata Reduction Percentage.

“Aggregate Cash” as of the Amalgamation Effective Time, shall equal (a) Parent Available Cash plus (b) all Group Companies Cash.

“Anti-Bribery Laws” means the anti-bribery and accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means, the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which any of the Group Companies operate, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any relevant Governmental Authority.

“Arm’s Length Basis” means fair and reasonable terms that are consistent with market practice and which have been agreed in comparable transactions between parties which are independent and not related parties of, or otherwise affiliated with, each other under comparable circumstances.

“Big Four Accounting Firm” means any of PricewaterhouseCoopers, KPMG, Deloitte or Ernst & Young and includes any of their network entities in India.

“Bonus Shares Pool” means the aggregate of the Shareholder Bonus Shares, the PIPE Incentive Shares and the Extension Shares, which shall in no case exceed 3,750,000 Class A Ordinary Shares, as shall be reduced if the Parent Share Redemptions exceeds the Redemption Threshold by the number of Class A Ordinary Shares equal to the difference between the Shareholder Bonus Shares and the Aggregate Bonus Shares.

“Business Combination” has the meaning set forth in Article 1.1 of the Parent Initial Articles as in effect on the date of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in India, Singapore, or New York or Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Change of Control” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group”) is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than 50% of the combined voting power of Parent’s then outstanding voting securities; (b) there is consummated a merger or consolidation of Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of Parent immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or (c) the shareholders of Parent approve a plan of complete liquidation or dissolution of Parent or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Parent of substantially all of the assets of Parent and its Subsidiaries (including AARK and the other Group Companies), taken as a whole.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” means Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares, with company registration number U74999MH2014PTC257474.

“Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States (whether or not subject to ERISA), or any other plan, policy, program, practice, or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program, practice or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (a) subject to the Laws of the United States, (b) in writing or (c) funded, but excluding in each case any statutory plan, program, practice or arrangement that is required under applicable law and maintained by any Governmental Authority.

“Company Holders” means the shareholders of the Company as of the date of this Agreement.

“Company Incentive Plans” means collectively, (a) the 2020 Employee Stock Option Plan adopted by the Company on August 1, 2020 (the “2020 ESOP”) and (b) the Management Stock Option Plan 2019 adopted by the Company (formerly known as Pulse Secure Technologies (India) Private Limited) on September 23, 2019 (as amended) (the “2019 MSOP”).

“Company Option” means an option to purchase Company Ordinary Shares under a Company Incentive Plan.

“Company Ordinary Shares” means the ordinary shares, par value of INR 10 per share, in the capital of the Company, as defined in the Company’s Governing Documents as of the date of this Agreement.

“Company Shareholder Approval” means the approval of this Agreement and the Transactions, by a special resolution of the holders of at least 75% of the Company Ordinary Shares entitled to vote, who attend and vote thereupon, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Shareholders” means any holder of any Company Ordinary Shares.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Group Company, which upon consummation thereof, would result in any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets or business of the Group Companies, taken as a whole, (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any Group Company (excluding any such sale between or among the Group Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except, in each case, to the extent expressly permitted by the terms of this Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the ordinary course of business (but not the acquisition of a person or business via an asset transfer), by any Group Company of the equity or voting interests of, or a material portion of the assets or business of, a third Person (except, in each case, to the extent expressly permitted by the terms of this Agreement), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any Group Company (except to the extent expressly permitted by the terms of this Agreement), in all cases of clauses (a)-(e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Person other than Parent or Amalgamation Sub. For the avoidance of doubt, the Pre-Closing Restructuring shall not be deemed to be a Competing Transaction.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of March 8, 2022, by and between Parent and ATG Business Solutions Private Limited.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, licenses, indentures, instruments, undertakings and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow a Group Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Disclosure Schedules” means, as applicable, the AARK Schedules or the Parent Disclosure Schedule.

“Dollars” or “$” means lawful money of the United States.

“DTC” means Depository Trust Company.

“Eligible Parent Share” means each Parent Class A Ordinary Share outstanding as of immediately prior to the Amalgamation Effective Time, other than (a) any Parent Class A Ordinary Share to be redeemed pursuant to the Parent Share Redemption, and (b) any Parent Class A Ordinary Share that may have been issued upon the exercise of any Parent Warrant or in connection with the PIPE Investment.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials) including the (Indian) Environment (Protection) Act 1986, (Indian) Water (Prevention and Control of Pollution) Act 1974 and (Indian) Air (Prevention and Control of Pollution) Act 1981, and the rules made thereunder.

“Equity Securities” means, with respect to any Person, any capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Extension Shares” means (a) the number of Parent Class A Ordinary Shares which may be issued in connection with amending Parent’s Governing Documents to give effect to any Parent Extension Proposal that is approved by Parent Shareholders, plus (b) the number of Extension Transfer Shares (as defined in the Sponsor Support Agreement), but which, together with the Shareholder Bonus Shares and the PIPE Incentive Shares, may not exceed the Bonus Shares Pool.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Singapore company limited by shares are its certificate of incorporation and constitution, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a Cayman Islands exempted company limited by shares are its memorandum and articles of association.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Governmental Authority” means any U.S. federal, state, provincial, municipal, local or non-U.S. government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, including any Indian Taxation Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group Companies” means AARK, the Company and the Company’s Subsidiaries.

“Group Companies Cash” means cash on hand of the Group Companies less unpaid Group Companies Transaction Expenses.

“Group Companies Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Organization), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization), Section 4.23 (Absence of Changes) and Section 4.32 (Brokers’ Fees).

“Group Companies Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by any Group Company (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) the portion of applicable filing fees to the Governmental Authorities in connection with the Transactions that are the responsibility of any Group Company pursuant to Section 8.1(d) and (c) the portion of the costs for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees that are the responsibility of any Group Company pursuant to Section 8.4(b)(iv).

“Group Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets and liabilities, results of operations or financial condition of the Group Companies, taken as a whole, or (b) does or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of the Group Companies to consummate the Transactions; provided, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Event under clause (a) of the definition of a “Group Company Material Adverse Effect”: (i) any change in applicable Laws (or interpretations thereof) following the date of this Agreement, (ii) any changes in GAAP, Indian GAAP or IFRS following the date of this Agreement, (iii) any change in interest rates or economic, political, business or financial market conditions generally, (iv) the taking of any action required to be taken under this Agreement, (v) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (vi) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vii) any failure in and of itself of the Group Companies to meet any projections or forecasts (provided that the exception in this clause (vii) shall not prevent or otherwise affect a determination that any Event underlying such failure has resulted in or contributed to a Group Company Material Adverse Effect except where such Event is otherwise excluded under any of clauses (i) through (vi) or clauses (viii) through (x) of this definition), (viii) any Events generally applicable to the industries or markets in which the Group Companies operate; (ix) any action taken by, or at the request of, Parent or (x) the announcement of this Agreement and consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Group Companies’ relationships, contractual or otherwise, with third parties; provided, further, that in the case of each of clauses (i), (ii), (iii), (v), (vi) and (viii), any such Event to the extent such Event disproportionately and adversely affects the business, assets, liabilities, results of operations or condition of the Group Companies, taken as a whole, relative to other similarly situated participants in the industries and jurisdictions in which the Group Companies operate shall not be excluded from and shall be taken into account in the determination of whether there has been, or would reasonably be expected to be, a Group Company Material Adverse Effect.

“Group Company Related Party” means any: (a) member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of a Group Company; or (b) any director, officer or employee with the title of vice president or higher of a Group Company or any immediate family member of the foregoing Persons, in each case of clauses (a) and (b), excluding another Group Company.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, or (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Hostile Change of Control” means a Change of Control which has not been approved by a Special Resolution at or before the earlier of (a) a public announcement by any Person of the intention to obtain a sufficient number of Parent’s then outstanding voting securities as would upon their acquisition constitute a Change of Control or (b) upon such Change of Control and during the continuation thereof.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“India Companies Act” means the Companies Act of India.

“Indian Taxation Authority” means the Income Tax Department, Department of Revenue, Ministry of Finance, Government of India, including without limitation, any court, tribunal or other authority, in each case that is competent to impose or adjudicate Tax in the Republic of India.

“Intellectual Property” means any rights in or to intellectual property of any type or nature, throughout the world, including all: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media handles, together with the goodwill symbolized by or associated with any of the foregoing; (c) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (d) trade secrets, know-how, processes, and other confidential information or proprietary rights.

“International Trade Laws” means all export, import, customs, anti-boycott, and other trade Laws or programs administered, enacted or enforced by any relevant Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws and regulations administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, customs, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Company or any of its Subsidiaries.

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“IT Act” means the (Indian) Income Tax Act, 1961, together with any statutory modifications (including those having retrospective applicability) or re-enactment thereof and with all applicable bylaws, rules, regulations, orders, circulars, notifications, ordinances, instructions, directions and otherwise issued thereunder.

“JOBS Act” means the U.S. Jumpstart Our Business Startups Act of 2012.

“Law” means any federal, state, local or municipal constitution, treaty, statute, law, act, rule, regulation, code, ordinance, determination, guidance, principle of common law, judgment, decree, injunction, administrative interpretation, sub-regulatory guidance, writ, directive, or Governmental Orders of, or issued by, applicable Governmental Authorities.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits (including environmental, construction and operation permits) or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, rights of pre-emption, leases, subleases, licenses, restrictions, deeds of trust, defects in title, contingent rights or burdens, claims or other liens of any kind whether consensual, statutory or otherwise.

“New ESOP” means the new employee share option plan for Parent to be effective as of the Amalgamation Effective Time, in form and substance reasonably acceptable to Parent and the Company, that provides for the grant of awards to employees and other service providers of Parent and its Subsidiaries in the form of the form of options, restricted shares, restricted share units or other equity-based awards based on Parent Class A Ordinary Shares with a total pool of awards equal to the sum of (a) 9,031,027 Parent Class A Ordinary Shares (to be adjusted as appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting the Parent Class A Ordinary Shares following the consummation of the Transactions, rounded down to the nearest whole share) plus (b) the difference, if any, between the number of Aggregate Bonus Shares minus the amount of such Aggregate Bonus Shares that are issued in connection with the Transactions, and subject to the opinion and advice of a third-party pay governance advisor, with an annual “evergreen” increase of 10% of the fully diluted capitalization of Parent outstanding as of the day prior to such increase (inclusive of the shares available for issuance under the plan).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Parent and Amalgamation Sub Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 5.1 (Organization), Section 5.2 (Due Authorization), Section 5.10 (Absence of Changes), Section 5.12 (Capitalization) and Section 5.13 (Brokers’ Fees).

“Parent Available Cash” as of the Amalgamation Effective Time, shall equal (a) the amount of the funds contained in the Trust Account as of immediately prior to the Amalgamation Effective Time and after giving effect to the completion of any Parent Share Redemptions plus (b) the aggregate amount of proceeds of the PIPE Investments minus (i) the Working Capital Loan and (ii) all liabilities of the Parent, including without limitation, those for all Working Capital Loans taken by the Parent, deferred underwriting fees, and unpaid Parent Transaction Expenses.

“Parent Class A Ordinary Shares” means Class A ordinary shares in the capital of Parent, par value $0.0001 per share, as set forth in the Parent Initial Articles and the Parent A&R Articles.

“Parent Class B Ordinary Shares” means Class B ordinary shares in the capital of Parent, par value $0.0001 per share, as set forth in the Parent Initial Articles.

“Parent Class V Ordinary Share” means the Class V ordinary share in the capital of Parent, par value $0.0001 per share, as set forth in the Parent A&R Articles, which will have no economic interest and, subject to the terms and conditions set forth in the Parent A&R Articles, will have voting rights equal at all times while such Parent Class V Ordinary Share remains outstanding to 26.0% of the total issued and outstanding Parent Class A Ordinary Shares and Parent Class V Ordinary Share, voting together as a class (except when representing 51% of such voting rights in accordance with Section 3.1(b)(ii) and the Parent A&R Articles).

“Parent Class V Ordinary Share Holder” means NewGen Advisors and Consultants DWC-LLC, a company incorporated in Dubai, United Arab Emirates with limited liability under registration No. 8754.

“Parent Extension Proposal” means one or more proposals submitted to Parent Shareholders for the purpose of amending Parent’s Governing Documents to extend the period for Parent to consummate a Business Combination.

“Parent Ordinary Shares” means Parent Class A Ordinary Shares and Parent Class B Ordinary Shares.

“Parent Pre-Money Value” as of the Amalgamation Effective Time, shall equal (a) Parent Available Cash plus (b) $78,650,000.

“Parent Share Redemption” means the election of an eligible (as determined in accordance with the Parent Initial Articles) holder of Parent Class A Ordinary Shares to redeem all or a portion of the Parent Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the Parent Initial Articles) in connection with the consummation of the Business Combination.

“Parent Shareholder Approval” means (a) the approval of the Business Combination, this Agreement and the other Transaction Documents by Ordinary Resolution or Special Resolution, as applicable (as defined in the Parent Initial Articles), (b) the adoption and approval of the Parent A&R Articles by Special Resolution, (c) the adoption and approval of the issuance of Parent Class A Ordinary Shares and Parent Class V Ordinary Share in connection with the Transactions as required by Nasdaq, and (d) the approval of any other proposals as the SEC (or staff member thereof) indicates are (i) necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (ii) required to be approved by the Parent Shareholders in order for the Amalgamation to be consummated.

“Parent Shareholders” means the shareholders of Parent as of immediately prior to the Amalgamation Effective Time.

“Parent Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Parent, Amalgamation Sub, Sponsor or its Affiliates (whether or not billed or accrued for) as a result of or in connection with Parent’s negotiation, documentation and consummation of the Transactions, including (a) all fees (including fees of the underwriters of Parent’s initial public offering with respect to deferred underwriting commissions), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, reasonably approved in advance by AARK data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, (b) the portion of the applicable filing fees to the Governmental Authorities in connection with the Transactions that are the responsibility of Parent pursuant to Section 8.1(d), (c) all amounts accrued and outstanding under any Working Capital Loan as of the Amalgamation Effective Time and (d) the portion of the costs for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees that are the responsibility of Parent pursuant to Section 8.4(b)(iv).

“Parent Warrants” means (a) a warrant entitling the holder thereof to purchase one Parent Class A Ordinary Shares pursuant to the terms of the Warrant Agreement and at an exercise price of $11.50 per share, and (b) each warrant entitling the holder thereof to purchase one Parent Class A Ordinary Share at an exercise price of $11.50 per share pursuant to the terms of the Sponsor Warrants Purchase Agreement, dated as of October 19, 2021, by and between the Parent and the Sponsor.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established and reflected on applicable financial statements, in accordance with Indian GAAP (with respect to the Company and its Subsidiaries), IFRS (with respect to AARK) or GAAP (with respect to Parent), (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established and reflected on applicable financial statements, in accordance with Indian GAAP (with respect to the Company and its Subsidiaries), IFRS (with respect to AARK) or GAAP (with respect to Parent), (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the use, occupancy, value or marketability of the Leased Real Property, (d) with respect to any Leased Real Property, the interests and rights of the respective lessors with respect thereto, including any statutory landlord Lien thereon, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice and (g) other Liens arising in the ordinary course of business consistent with past practice with respect to the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the subscription and purchase of Parent Class A Ordinary Shares pursuant to the Subscription Agreements.

“PIPE Incentive Shares” means the number of Parent Class A Ordinary Shares which may be issued in connection with the PIPE Investment at the Amalgamation Effective Time as an incentive under one or more Subscription Agreement, but which, together with the Shareholder Bonus Shares and the Extension Shares, may not exceed the Bonus Shares Pool.

“Pro Rata Portion” means, (a) with respect to the Sole Shareholder, the percentage equal to the Sole Shareholder Pre-Amalgamation Value divided by the AARK Post-Amalgamation Value, and (b) with respect to Parent, the percentage equal to 100 minus the Sole Shareholder’s Pro Rata Portion.

“Pro Rata Reduction Percentage” means the quotient, expressed as a percentage, obtained by dividing (a) the number equal to the difference between 100 and the Redemption Percentage by (b) 15.

“Redemption Percentage” means the number of Parent Class A Ordinary Shares redeemed in connection with the Parent Share Redemption immediately prior to the Amalgamation Effective time, when expressed as a percentage of the total number of Parent Class A Ordinary Shares eligible for Parent Share Redemption.

“Redemption Threshold” means when the Redemption Percentage is equal to 85%.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of such Person or its Affiliates.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred List.

“Restricted Stock Unit Award” means an award of restricted stock units based on Company Ordinary Shares (whether to be settled in cash or shares), granted under a Company Incentive Plan.

“Sanctioned Jurisdiction” means any country or territory subject to comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region).

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries operates), or (c) owned 50% or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“Sanctions” means those trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including through the Department of the Treasury’s Office of Foreign Assets Control or the Department of State), (b) the European Union or any European Union member state, (c) the United Nations Security Council, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority where any Group Company operates.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Bonus Shares” means the number of Class A Ordinary Shares equal to 3,750,000 minus the Extension Shares and the PIPE Incentive Shares, which shall in no case be a number less than zero.

“Singapore” means the Republic of Singapore.

“Singapore Companies Act” means the Companies Act (Chapter 50) of Singapore.

“Sole Shareholder Pre-Amalgamation Value” shall equal $224,965,000.

“Special Resolution” means a resolution which:

(a)

has been passed by members holding at least 75% of the votes being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

(b)

has been approved in writing by all of the members entitled to vote at a general meeting of the company in one or more instruments each signed by one or more of the members aforesaid, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Sponsor” means Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership),whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all U.S. federal, state, local and non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, alternative or add-on minimum, estimated, license, payroll, recapture, net worth, employment (including employee withholding or employer payroll tax, national insurance contributions, apprenticeship levy, FICA or FUTA), escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, representative, agent, excess lines (or similar), any taxes imposed under the IT Act or the (Indian) Goods & Services Tax Act 2017, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, and including any interest, penalty, or addition thereto.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Amalgamation Proposal, the Parent A&R Articles, the Seller Support Agreement, the Exchange Agreements, the Sponsor Support Agreement, the Subscription Agreements and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them.

“Transactions” means, collectively, the Amalgamation and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as amended from time to time.

“U.S. Benefit Plan” means a Company Benefit Plan that is subject to the laws of the United States or provides compensation or benefits to any current or former employee, director, independent contractor or consultant (or any dependent thereof) of the Company or any of their respective Affiliates that is subject to the laws of the United States.

“Warrant Agreement” means the Warrant Agreement, dated as of January 25, 2021, between Parent and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Parent by any of the Sponsor, an Affiliate of the Sponsor, or any of Parent’s officers or directors, and evidenced by a promissory note, loan agreement or similar document, for the purpose of financing costs, expenses and other obligations incurred by Parent.

“Written Consent” means an executed written resolution of the Company Shareholders, in form and substance acceptable to Parent, approving and adopting this Agreement and the other Transaction Documents and approving the Transactions, in each case, in a manner sufficient to deliver the Company Shareholder Approval in accordance with the India Companies Act and the Company’s Governing Documents.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Disclosure Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns.

(b) Unless the context of this Agreement otherwise requires, references to (i) statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation and (ii) any other Law, means such Law, as amended, modified, supplemented or succeeded from time to time and in effect as of the date of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under (i) GAAP, to the extent related to Parent or Amalgamation Sub, (ii) IFRS, to the extent related to AARK and (iii) Indian GAAP, to the extent related to the Company and its Subsidiaries.

(e) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(f) Capitalized terms used in the Exhibits and the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

(g) With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Parties actually prepared, drafted or requested any term or condition of this Agreement.

Section 1.3 Knowledge. As used herein, (a) the phrase “to the knowledge” of any of the Group Companies shall mean the knowledge of the individuals identified on Section 1.3 of the AARK Schedules and (b) the phrase “to the knowledge” of Parent shall mean the knowledge of the individuals identified on Section 1.3 of the Parent Disclosure Schedule, in each case, as such individuals would have acquired in the exercise of reasonable inquiries of direct reports.

ARTICLE II

THE CLOSING TRANSACTIONS

Section 2.1 The Amalgamation.

(a) Amalgamation Procedures. Upon the terms and subject to the conditions set forth in this Agreement, at the Amalgamation Effective Time, Amalgamation Sub (Amalgamation Sub sometimes being referred to herein as the “Amalgamating Entity”) and AARK shall amalgamate and continue as one company, with AARK being the amalgamated company in the Amalgamation (hereinafter referred to for the periods at and after the Amalgamation Effective Time as the “Amalgamated Company” and any reference to AARK following the Amalgamation Effective Time shall be deemed to refer to the Amalgamated Company), and as a Subsidiary of Parent.

(b) Effects of the Amalgamation. At and after the Amalgamation Effective Time, in accordance with Section 215G of the Singapore Companies Act: (i) all the assets, property, rights and privileges of the Amalgamating Entity shall be transferred to and vest in the Amalgamated Company; (ii) all the liabilities and obligations of the Amalgamating Entity shall be transferred to and become the liabilities and obligations of the Amalgamated Company; (iii) all proceedings pending by or against the Amalgamating Entity may be continued by or against the Amalgamated Company; (iv) any conviction, ruling, order or judgment in favor or against the Amalgamating Entity may be enforced by or against the Amalgamated Company; (v) the Equity Securities and rights of the members in AARK shall remain issued and outstanding and represent the Equity Securities and rights of the members in the Amalgamated Company; and (vi) the Equity Securities and rights of the members in the Amalgamating Entity shall be cancelled, exchanged or converted into the shares and rights provided for in the Amalgamation Proposal, and in accordance Section 3.1(a).

(c) Amalgamation Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Amalgamation shall take place remotely by electronic exchange of documents and signature pages as promptly as possible, and in any event no later than three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Amalgamation Effective Time, but subject to the satisfaction or waiver thereof) or such other time and place as Parent, on the one hand, and the Company and AARK, on the other hand, may mutually agree in writing.

(d) Amalgamation Effective Time. On the date the consummation of the Amalgamation shall occur, (A) Amalgamation Sub and AARK shall execute the Amalgamation Proposal substantially in the form attached hereto as Exhibit E (the “Amalgamation Proposal”), the Other Amalgamation Documents, and such other documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law and (B) Amalgamation Sub and AARK shall cause to be lodged with ACRA, the Amalgamation Proposal, the Other Amalgamation Documents, and such other documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law. The Amalgamation shall become effective on the lodging of the Amalgamation Proposal with ACRA or at such later time as may be agreed by Parent and the Company and specified in the Amalgamation Proposal and as set out in the notice of amalgamation issued by ACRA in respect of the Amalgamation (such date and time, the “Amalgamation Effective Time”).

(e) Cash Contribution to AARK. At the Amalgamation Effective Time, Parent shall contribute the Parent Available Cash to AARK on behalf of Amalgamation Sub.

Section 2.2 Governing Documents.

(a) At the Amalgamation Effective Time, the constitution of the Amalgamated Company shall be the AARK A&R Articles as set out in the Amalgamation Proposal, until thereafter amended as provided therein and under the Singapore Companies Act.

(b) At the Amalgamation Effective Time, Parent’s Governing Documents, as in effect immediately prior to the Amalgamation Effective Time (the “Parent Initial Articles”), shall be amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of Parent attached hereto as Exhibit F (the “Parent A&R Articles”), and, as so amended and restated, the Parent A&R Articles shall be the memorandum and articles of association of Parent, until thereafter amended in accordance with the terms thereof and the Companies Act (as amended) of the Cayman Islands.

Section 2.3 Directors and Officers.

(a) Parent.

(i) Except as otherwise agreed in writing by AARK and Parent prior to the Amalgamation Effective Time, and conditioned upon the occurrence of the Amalgamation Effective Time, and subject to any limitation imposed under applicable Laws and Nasdaq listing requirements (including the corporate governance requirements of Nasdaq Rule 5600 Series) that will be applicable to Parent following the Amalgamation Effective Time, each of the Parties shall take all such actions necessary or appropriate such that effective immediately after the Amalgamation Effective Time: (A) the Parent Board shall consist of seven directors, which shall be divided into three classes, designated Class I, II and III with Class I consisting of three directors, Class II consisting of two directors and Class III consisting of two directors; and (B) the members of the Parent Board shall include (1) the individuals set forth on Section 2.3 of the AARK Schedules, which individuals shall be designated in the Class identified on Section 2.3 of the AARK Schedules, and (2) four other members designated by AARK prior to the time at which the Proxy/Registration Statement is declared effective under the Securities Act, which individuals shall be designated in the Class identified on Section 2.3 of the AARK Schedules and shall meet the standards of independence for companies subject to the rules and regulations of Nasdaq (each of such four other members designated by AARK, an “Independent Director”). Prior to the Amalgamation Effective Time, AARK may, by giving written notice to the Parties, replace any individual designated by AARK in accordance with the immediately preceding sentence with another individual.

(ii) The Parties shall take all action necessary, including causing the executive officers of Parent to resign, so that the individuals serving as executive officers of the Company immediately prior to the Amalgamation Effective Time will be the individuals serving as executive officers of Parent immediately after the Amalgamation Effective Time.

(iii) Each individual appointed as a director or officer of Parent pursuant to this Section 2.3 shall remain in office as a director and/or officer of Parent until his or her successor is appointed or until his or her earlier resignation or removal in accordance with the terms of Parent’s Governing Documents following the Amalgamation Effective Time, including, initially the Parent A&R Articles.

(iv) The Parties hereby agree that following the Amalgamation Effective Time, as long as eligible, Parent shall avail itself of any “controlled company” exemptions provided by, and shall take all such actions within its control to remain a “controlled company” for purposes of, the listing rules of Nasdaq.

(b) AARK.

(i) At the Amalgamation Effective Time, the directors and officers of Amalgamation Sub and AARK shall cease to hold office, and the directors and officers of the Amalgamated Company shall be appointed as determined by Parent, each to hold office in accordance with Section Section 2.3(b)(ii) below and the Governing Documents of the Amalgamated Company, including, initially, the AARK A&R Articles.

(ii) Each of the Parties shall take all such actions necessary or appropriate such that effective immediately after the Amalgamation Effective Time the AARK Board shall consist of three (3) directors, consisting of (x) one (1) director to be designated by AARK prior to the time at which the Proxy/Registration Statement is declared effective under the Securities Act and (B) the other two (2) directors shall both also be an Independent Director.

Section 2.4 Closing Statements.

(a) Not less than three Business Days prior to the Amalgamation Effective Time, AARK shall provide to Parent (i) an estimated unaudited consolidated balance sheet of the Group Companies as of 12:01 a.m. (Eastern Time) on the date the Amalgamation Effective Time shall occur and (ii) a written statement (“AARK Closing Statement”) setting forth AARK’s good faith estimates of: (A) the Group Companies Transaction Expenses paid or required to be paid as of the Amalgamation Effective Time, along with any invoices from the applicable service providers to the Group Companies that are in the possession of any Group Company at such time; and (B) the amount of Group Companies Cash. AARK shall consider in good faith Parent’s comments to the AARK Closing Statement, which comments Parent shall deliver to AARK no fewer than one Business Day prior to the date the Amalgamation Effective Time shall occur, and revise the AARK Closing Statement to incorporate any changes AARK, acting in good faith, determines are appropriate. In connection with preparation and delivery of the AARK Closing Statement, AARK shall provide reasonable supporting detail to evidence AARK’s calculations, explanations and assumptions and any documentation or information as is reasonably requested by Parent.

(b) Not less than three Business Days prior to the Amalgamation Effective Time, Parent shall deliver to AARK a written statement (the “Parent Closing Statement”) setting forth, in reasonable detail, Parent’s good faith estimate of: (i) the amount of Aggregate Cash (for the avoidance of doubt, prior to the payment of any Parent Transaction Expenses) and all relevant supporting documentation used by Parent in calculating such amounts as may be reasonably requested by AARK; (ii) the amount of Parent Transaction Expenses paid or required to be paid as of the Amalgamation Effective Time pursuant to Section 10.3, including all relevant supporting documentation used by Parent in calculating such amounts as may be reasonably requested by AARK; and (iii) the number of Parent Class A Ordinary Shares to be issued pursuant to the Subscription Agreements. Parent shall consider in good faith AARK’s comments to the Parent Closing Statement, which comments AARK shall deliver to Parent no fewer than one Business Day prior to the date the Amalgamation Effective Time shall occur, and revise the Parent Closing Statement to incorporate any changes Parent, acting in good faith, determines are appropriate.

ARTICLE III

EFFECTS OF THE AMALGAMATION

Section 3.1 AARK Equity Securities.

(a) At the Amalgamation Effective Time, by virtue of the Amalgamation and, except as expressly described below, without any action on the part of the Sole Shareholder:

(i) Existing AARK Shares. All AARK Ordinary Shares that are issued and outstanding immediately prior to the Amalgamation Effective Time shall remain issued and outstanding following the Amalgamation Effective Time and represent Equity Securities of the Amalgamated Entity equal to the Sole Shareholder’s Pro Rata Portion of all issued and outstanding AARK Fully Diluted Ordinary Shares.

(ii) Amalgamation Sub Shares. All of the shares of Amalgamation Sub that are issued and outstanding as of immediately prior to the Amalgamation Effective Time shall be automatically converted pursuant to the Amalgamation into a number of AARK Ordinary Shares equal to Parent’s Pro Rata Portion of the AARK Fully Diluted Ordinary Shares.

(iii) AARK Treasury Shares. Notwithstanding Section 3.1(a)(i) or any other provision of this Agreement to the contrary, if there are any AARK Shares that are owned by AARK as treasury shares or any AARK Shares owned by any direct or indirect subsidiary of AARK immediately prior to the Amalgamation Effective Time, such AARK Shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(b) Immediately following the Amalgamation Effective Time:

(i) Eligible Parent Shares. Parent shall issue to each holder of an Eligible Parent Share, a number of newly issued Parent Class A Ordinary Shares equal to (A) Aggregate Bonus Shares, divided by (B) the aggregate number of Eligible Parent Shares issued and outstanding immediately prior to the Amalgamation Effective Time, subject to rounding pursuant to Section 3.1(c).

(ii) Parent Class V Ordinary Share. Pursuant to the Parent A&R Articles, Parent shall issue to the Parent Class V Ordinary Share Holder one Parent Class V Ordinary Share with voting rights equal to such number of votes per share representing, at all times while such Parent Class V Ordinary Share remains outstanding, 26.0% of the total issued and outstanding Parent Class A Ordinary Shares (after giving effect to such issuance) and Parent Class V Ordinary Share, voting together as a class, for cash per share equal to the par value of such Parent Class V Ordinary Share. Notwithstanding the foregoing, in the event of the occurrence of certain extraordinary events as set forth on Section 3.1(b)(ii) of the AARK Schedules, including for the avoidance of doubt, the threat of a Hostile Change of Control of Parent, the total voting rights in Parent represented by the Parent Class V Ordinary Share shall increase automatically to 51% of the total issued and outstanding Parent Class A Ordinary Shares and Parent Class V Ordinary Share voting together as a class. Pursuant to the terms of the Parent A&R Articles, upon the exchange of any AARK Ordinary Shares for Parent Class A Ordinary Shares pursuant to the Exchange Agreement (collectively, the “Converted Shares”), the voting power of the Parent Class V Ordinary Share shall be reduced in proportion to the AARK Ordinary Shares exchanged to that of the AARK Ordinary Shares held by the Sole Shareholder on Closing (the “Proportionate Reduction”) provided, however, such Proportionate Reduction will not, in any way, affect the voting rights of the Parent Class V Ordinary Share in the event of (i) a threatened or actual Hostile Change of Control, noting that a Hostile Change of Control shall be deemed to be “threatened”, without limitation, when a Person or group acquires, directly or indirectly, in a single transaction or series of related transactions, more than 5% of the votes attached to all Parent Ordinary Shares, other than the Parent Class V Ordinary Share, announces publicly an interest in taking over, partly or wholly, the management control of Parent or seeks a seat on the Parent Board when such candidacy is not endorsed by existing members of the Parent Board, and/or (ii) the appointment and removal of a director on the Parent Board, in case of both of which shall it stay at 51%.

(c) Notwithstanding anything to the contrary contained herein, no fraction of a Parent Share will be issued by virtue of the Transactions, and each Person who would otherwise be entitled to a fraction of a Parent Share (after aggregating all fractional Parent Shares that otherwise would be received by such holder) shall instead have the number of Parent Shares issued to such Person rounded down in the aggregate to the nearest whole Parent Share.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE GROUP COMPANIES

Except in each case as set forth in the disclosure schedules delivered by AARK to Parent and Amalgamation Sub concurrently with the execution of this Agreement (the “AARK Schedules”), and subject to the terms, conditions and limitations set forth in this Agreement, AARK hereby represents and warrants to the other Parties as follows:

Section 4.1 Organization. Each Group Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation, formation or organization, and, except as would not reasonably be expected to be material to the Group Companies taken as a whole, each Group Company has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Group Companies have provided true, correct and complete copies of the Governing Documents of each Group Company, in each case as amended to date and as currently in effect. No Group Company is in violation of any provision of its Governing Documents in any material respect. Each Group Company is duly licensed or qualified and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in the jurisdiction in which it is incorporated or registered and in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (or the equivalent thereof), as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate have, or reasonably be expected to have, a material adverse effect on the business of the Group Companies, taken as a whole.

Section 4.2 Subsidiaries.

(a) A true, correct and complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 4.2(a) of the AARK Schedules.

(b) A true, correct and complete list of each Subsidiary of AARK and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities (including respective numbers and percentages), as applicable, is set forth on Section 4.2(b) of the AARK Schedules. As of the Amalgamation Effective Time, AARK will not own Equity Securities of any Person (other than the Company Ordinary Shares) or any other assets, nor will AARK have any liabilities other than those related to its ownership of Company Ordinary Shares.

Section 4.3 Due Authorization; Board Approval.

(a) Each Group Company has all requisite company or corporate power, as applicable, and authority (i) to execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) subject to the approvals described in Section 4.5 of the AARK Schedules, and upon the receipt of the Company Shareholder Approval and the Sole Shareholder Consent, to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement has been, and upon its execution and delivery, and each other Transaction Document to which any Group Company is or will be a party will be, duly and validly executed and delivered by such Group Company and have been, or will be, duly authorized by all necessary company or corporate actions, as applicable, subject in each case to the Company Shareholder Approval and the Sole Shareholder Consent. This Agreement and the other Transaction Documents to which a Group Company is a party, assuming due authorization, execution and delivery by each other Party hereto and thereto, constitute the legal, valid and binding obligation of such Group Company, enforceable against such Group Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (which resolutions have not been modified or rescinded in any way) pursuant to which it has (i) determined that it is advisable for the Company to enter into this Agreement and the other Transaction Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the Transactions (including the Pre-Closing Restructuring), and (iii) recommended the adoption and approval of this Agreement and the other Transaction Documents to which it is a party and the Transactions (including the Pre-Closing Restructuring) by the Company Shareholders. No other corporate action is required on the part of the Company, its Subsidiaries or any of the Company Shareholders to enter into this Agreement or the other Transaction Documents to which the Company or its Subsidiaries is a party or to approve the Transactions, other than the Company Shareholder Approval.

(c) On or prior to the date of this Agreement, the AARK Board has duly adopted resolutions (which resolutions have not been modified or rescinded in any way) pursuant to which it has (i) determined that it is advisable for AARK to enter into this Agreement and the other Transaction Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the Transactions (including the Amalgamation and the Pre-Closing Reorganization), and (iii) recommended the adoption and approval of this Agreement and other Transaction Documents to which it is a party and the Transactions (including the Amalgamation and the Pre-Closing Reorganization) by the Sole Shareholder in his capacity as sole shareholder of AARK. No other corporate action is required on the part of AARK to enter into this Agreement or the other Transaction Documents to which AARK is a party or to approve the Transactions, other than the Sole Shareholder Consent (which shall be obtained promptly following the execution of this Agreement in accordance with Section 6.8(b)).

Section 4.4 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth on Section 4.5 of the AARK Schedules, the execution and delivery by the Company and AARK of this Agreement and any other Transaction Document to which any Group Company is or will be a party and, subject to obtaining the Company Shareholder Approval and the Sole Shareholder Consent, the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of any Group Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to any Group Company, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract or terminate or result in the termination of any Material Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing does not or would not, individually or in the aggregate, have a Group Company Material Adverse Effect.

Section 4.5 Governmental Authorities; Consents. Assuming the accuracy and completeness of the representations and warranties of Parent and Amalgamation Sub contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of any Group Company with respect to such Group Company’s execution or delivery of this Agreement or any other Transaction Document to which it is a party or the consummation by such Group Company of the Transactions, except for (a) the filings listed on Section 4.5 of the AARK Schedules, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate have a Group Company Material Adverse Effect and (c) in the case of AARK, the filing of the Amalgamation Proposal with ACRA and the issuance of the notice of amalgamation by ACRA in respect of the Amalgamation, each in accordance with the Singapore Companies Act.

Section 4.6 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 3,000,000 Company Ordinary Shares, of which 2,400,215 Company Ordinary Shares are issued and outstanding. Section 4.6(a) of the AARK Schedules sets forth a true, correct and complete list of each legal owner of Company Ordinary Shares or other Equity Securities of the Company and the number of Company Ordinary Shares or other Equity Securities held by each such holder as of the date of this Agreement. Except as set forth on Section 4.6(a) of the AARK Schedules or pursuant to the Company Incentive Plans, as of the date of this Agreement there are no other ordinary shares, preferred shares or other Equity Securities of the Company authorized, reserved for issuance, issued or outstanding. All of the issued and outstanding Company Ordinary Shares: (i) have been duly authorized and validly issued and allotted and are fully paid; (ii) have been offered, sold, transferred and issued in compliance with applicable Law, including the India Companies Act and any applicable securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company in respect of such offer, sale, transfer or issuance, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance or allotment of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens, other than Liens imposed under AARK’s Governing Documents or by applicable securities laws.

(b) As of the date of this Agreement, Company Options with respect to 355,465 Company Ordinary Shares are issued and outstanding. The Company has provided to Parent, prior to the date of this Agreement, a true, correct and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option, including the number of Company Ordinary Shares subject thereto, the vesting schedule and expiration date thereof and the exercise price thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Parent, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly issued and properly approved by the Company Board (or appropriate committee thereof).

(c) Except as otherwise set forth in this Section 4.6 or on Section 4.6(c) of the AARK Schedules, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Ordinary Shares or any other Equity Securities of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Ordinary Shares or any other Equity Securities of the Company.

(d) The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Law, including any applicable securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance or allotment of such securities; (iii) are not, except as set forth on Section 4.6(d) of the AARK Schedules, subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are, except as set forth on Section 4.6(d) of the AARK Schedules, free and clear of any Liens. Section 4.6(d) of the AARK Schedules sets forth a true, correct and complete list of each legal owner of share capital or other Equity Securities of the Company’s Subsidiaries and the number of shares or other Equity Securities held by each such holder as of the date of this Agreement.

(e) Except as set forth on Section 4.6(e) of the AARK Schedules, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any Equity Securities of Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities, or for the repurchase or redemption of shares or other Equity Securities of such Subsidiaries or the value of which is determined by reference to shares or other Equity Securities of such Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

(f) As of the date of this Agreement, AARK has an issued and paid up share capital of SGD 10 comprising of 10 AARK Ordinary Shares, of which 10 AARK Ordinary Shares are issued and outstanding. During the Interim Period, the AARK Board and the Sole Shareholder will cause AARK to effect a one thousand-for-one stock split, in the form of a stock dividend payable on all outstanding AARK Ordinary Shares, so that after the date of this Agreement, but prior to the Amalgamation Effective Time, the issued and paid up share capital of AARK will comprise 10,000 AARK Ordinary Shares, of which 10,000 AARK Ordinary Shares will be issued and outstanding (the “AARK Stock Split”). All of the issued and outstanding AARK Ordinary Shares, including following the AARK Stock Split: (i) have been, and will be, duly authorized and validly issued and allotted and are, to the extent applicable, fully paid; (ii) have been offered, sold, transferred, issued and allotted in compliance with applicable Law, including applicable securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by AARK in respect of such offer, sale, transfer or issuance, and all requirements set forth in (A) the Governing Documents of AARK and (B) any other applicable Contracts governing the issuance or allotment of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of AARK or any Contract to which AARK is a party or otherwise bound; and (iv) are free and clear of any Liens, other than Liens imposed under AARK’s Governing Documents or by applicable securities laws.

(g) Except as otherwise set forth on Section 4.6(g) of the AARK Schedules and except for the AARK Ordinary Shares to be issued to Amalgamation Sub pursuant to Section 3.1(a)(ii), AARK has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for any Equity Securities of AARK, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other Equity Securities of AARK or the value of which is determined by reference to shares or other Equity Securities of AARK, and there are no voting trusts, proxies or agreements of any kind which may obligate AARK to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 4.7 Statutory Registers. Except as set forth on Section 4.7 of the AARK Schedules or in de minimis respects, all registers, statutory books, books of account and other corporate records of the Group Companies are up to date, maintained in material compliance with applicable Law on a proper and consistent basis, contain complete and accurate records of all matters required to be dealt with in such books and records, and have attached to them copies of all such resolutions and agreements as are required by Law to be filed.

Section 4.8 Financial Statements; Internal Controls.

(a) Attached as Section 4.8(a) of the AARK Schedules are: true, correct and complete copies of (i) the reviewed consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries, with the absence of year-end audit adjustments and footnotes, as of and for the years ended March, 31, 2022 and March 31, 2021, (together with the PCAOB Company Financial Statements, when delivered pursuant to Section 6.3, the “Audited Company Financial Statements”) and (ii) the unaudited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the six-month period ending September 30, 2022 (the “Interim Company Financial Statements” and together with the Audited Company Financial Statements, the “Company Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the AARK Schedules, at the Closing, the Company Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Company Financial Statements, to normal year-end adjustment (none of which would be material individually or in the aggregate) and the absence of footnotes ), (ii) were prepared in conformity with the Generally Accepted Accounting Principles in India (“Indian GAAP”) on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Company Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its Subsidiaries and (iv) in the case of the Updated Company Financial Statements when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements (including the standards of PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Pro Forma Company Financial Statements will, when provided, present fairly in all material respects the information shown therein and will have been compiled on a basis consistent with that of the Company Financial Statements. The assumptions, information and data used in the preparation of such Pro Forma Company Financial Statements are reasonably believed by the Company to be reasonable in light of current conditions and facts known to the Company, the pro forma adjustments used therein will be appropriate to give effect to the transactions or circumstances described therein, and the pro forma adjustments will have been properly applied to the historical amounts used in the preparation of such Pro Forma Company Financial Statements.

(d) Attached as Section 4.8(d) of the AARK Schedules are: true, correct and complete copies of (i) the reviewed consolidated carve-out statement of financial positions and consolidated carve-out statements of comprehensive income and cash flows of the AARK Business as of and for the years ended March 31, 2022 and March 31, 2021 (together with the PCAOB AARK Financial Statements, when delivered pursuant to Section 6.3, the “Audited AARK Financial Statements”) and (ii) the unaudited consolidated carve-out statement of financial positions and consolidated carve-out statements of comprehensive income and cash flows of the AARK Business as of and for the six-month period ending September 30, 2022 (the “Interim AARK Financial Statements” and together with the Audited Company Financial Statements, the “AARK Financial Statements”).

(e) Except as set forth on Section 4.8(e) of the AARK Schedules, at the Closing, the AARK Financial Statements (i) fairly present in all material respects the consolidated financial position of the AARK Business, as at the respective dates thereof, and the consolidated results of the operations, consolidated incomes and consolidated cash flows of the AARK Business for the respective periods then ended (subject, in the case of the AARK Financial Statements, to normal year-end adjustment (none of which would be material individually or in the aggregate) and the absence of footnotes ), (ii) were prepared in conformity with GAAP on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the AARK Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of AARK and (iv) in the case of the Updated AARK Financial Statements when delivered by AARK for inclusion in the Proxy/Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements (including the standards of PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. The AARK Financial Statements are presented on a carve-out basis to include the historical financial position and results of operations applicable to the AARK Business. The allocation of costs and expenses included in the AARK Financial Statements represent only a reasonable allocation methodology and are not necessarily indicative of the costs and expenses that would have resulted if the AARK Business had been operating as a separate entity or on a standalone basis.

(f) The Pro Forma AARK Financial Statements will, when provided, present fairly in all material respects the information shown therein and will have been compiled on a basis consistent with that of the AARK Financial Statements. The assumptions, information and data used in the preparation of such Pro Forma AARK Financial Statements are reasonably believed by AARK to be reasonable in light of current conditions and facts known to AARK, the pro forma adjustments used therein will be appropriate to give effect to the transactions or circumstances described therein, and the pro forma adjustments will have been properly applied to the historical amounts used in the preparation of such Pro Forma AARK Financial Statements.

(g) No Group Company, nor any director or officer of a Group Company, nor, to the knowledge of the Company, any independent auditor of a Group Company, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by each Group Company, (ii) any fraud, whether or not material, that involves a Group Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by each Group Company or (iii) any claim or allegation regarding any of the foregoing.

(h) The books of account and other financial records of the Group Companies have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Except as set forth on Section 4.8(h) of the AARK Schedules, there has been no change in the accounting methods or practices of any Group Company since the Most Recent Balance Sheet Date. The Group Companies have established and maintain a system of internal accounting controls which are reasonably sufficient to provide reasonable assurance that (i) transactions, receipts and expenditures of the Group Companies are executed in accordance with management’s general or specific authorizations and in accordance with applicable Laws, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Indian GAAP, as applicable, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables and inventory are recorded accurately. The books and records of the Group Companies have been, and are being, maintained in all material respects in accordance with Indian GAAP, as applicable, and any other applicable legal and accounting requirements.

(i) All accounts receivable of the Group Companies (i) are bona fide and valid receivables arising from sales actually made or services actually performed and arising in the ordinary course of business, (ii) are properly reflected on the books and records of the Group Companies and (iii) are not subject to any setoffs, counterclaims, credits or other offsets which are not reflected on the balance sheet of such Group Company as of the Most

Recent Balance Sheet Date. No Person has any Lien on any accounts receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Group Companies with respect to any accounts receivable other than in the ordinary course of business. No accounts receivable of the Group Companies, nor any part thereof, are related to the pre-billing of any customers.

(j) All accounts payable of the Group Companies, whether reflected on the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions in the ordinary course of business of the Group Companies. Since the Most Recent Balance Sheet Date, the Group Companies have paid their accounts payable in the ordinary course of business.

(k) Section 4.8(k) of the AARK Schedules sets forth a true, correct and complete list all of the Indebtedness of the Group Companies, including the identity of any obligor and/or guarantor, the aggregate principal and interest owed in respect thereof and the maturity of each such instrument, as of the date that is one day prior to the date of this Agreement.

Section 4.9 Undisclosed Liabilities. Except as set forth on Section 4.9 of the AARK Schedules, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, any Group Company (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Audited Company Financial Statements or the Audited AARK Financial Statements, as applicable, or disclosed in the notes thereto, (b) that have arisen since the Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice, of the Group Companies (none of which arose out of or relate to a breach of Contract, violation of Law, tort, lawsuit, infringement or misappropriation) or (c) that will be discharged or paid off prior to or at the Amalgamation Effective Time.

Section 4.10 Litigation and Proceedings.

(a) Except as set forth on Section 4.10(a) of the AARK Schedules, during the past three years (i) there have not been, and there are no, Actions pending, or to the knowledge of the Company, threatened against any Group Company or any of their respective properties or assets at law or in equity and (ii) there are no Governmental Orders imposed upon a Group Company, nor are, to the knowledge of AARK, any of the properties or assets of a Group Company or a Group Company’s business bound or subject to any Governmental Order, except in each case, as would not, individually or in the aggregate, be or reasonably be expected to be material to the business of the Group Companies (taken as a whole).

(b) Except as set forth on Section 4.10(b) of the AARK Schedules, during the last three years, no Group Company has filed, and no Group Company intends to file, any material Action against any Person.

Section 4.11 Legal Compliance.

(a) Except as set forth on Section 4.11 of the AARK Schedules, each Group Company is in compliance with all applicable Laws in all material respects.

(b) For the past three years, no Group Company has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been and would not reasonably be expected to be material to the business of the Group Companies (taken as a whole).

(c) The Group Companies maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by a Group Company or its respective directors, officers, employees, Representatives or other Persons, acting on behalf of a Group Company, will be prevented, detected and deterred.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the AARK Schedules sets forth a true, correct and complete list of the following Contracts to which any Group Company is a party:

(i) each shareholder, partnership or other Contract with a holder of Equity Securities of any Group Company, investors’ rights agreement, voting agreement, right of first refusal and co-sale agreement or registration rights agreement;

(ii) each Contract involving obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the last twelve months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of $200,000 in the next twelve months after the date of this Agreement;

(iii) each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by, or other Indebtedness including any other agreement or commitment for future loans, credit or financing;

(iv) each Contract for (A) the acquisition of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or (B) the divestiture of any material business, properties or assets;

(v) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $100,000 in any calendar year;

(vi) each Contract involving the formation, establishment, contribution to, or operation of a (A) partnership, (B) corporation, limited liability company or other entity, or (C) joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any Person (excluding, in the case of clauses (A) and (B), any wholly-owned Subsidiary);

(vii) Contracts between any Group Company, on the one hand, and any Group Company Related Party, on the other hand, which are currently in force or under which any party thereto has outstanding obligations (collectively, “Related Party Agreements”);

(viii) Contracts with each current executive, officer, director or current employee of the Group Companies that provide annual base compensation (excluding bonus and other benefits) in excess of $100,000;

(ix) Contracts that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;

(x) Contracts containing covenants of the Group Companies prohibiting or limiting (A) the right of a Group Company to engage in or compete with any Person in any line of business, (B) a Group Company’s ability to conduct their business in any geographic area or (C) the Persons that a Group Company may hire or solicit for hire;

(xi) any collective bargaining (or similar) agreement or Contract with any labor union or other body representing employees of a Group Company;

(xii) each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements and consulting services agreements containing licenses that are granted for the sole purpose of enabling the provision of the services, trademark licenses incidental to marketing, printing or advertising Contracts, only if such exclusions were entered into in the ordinary course of business on unmodified, standard terms) pursuant to which a Group Company (A) grants to a third Person the right to use Intellectual Property of a

Group Company, or (B) is granted by a third Person the right to use Intellectual Property that is used in or reasonably necessary for the conduct of the business of the Group Companies in substantially the same manner as such business has been operated during the 12 months prior to the date of this Agreement (other than Contracts granting nonexclusive rights to use unmodified, commercially available off-the-shelf software that is used for internal business purposes and Open Source Licenses) (collectively, the Contracts within the scope of this clause (B), the “Material In-Licenses”);

(xiii) each Contract requiring capital expenditures by a Group Company after the date of this Agreement in an amount in excess of $150,000 in any calendar year;

(xiv) any Contract that grants to any third Person any “most favored nation rights”, exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xv) any material sales representative, marketing or advertising Contract;

(xvi) any Contract that grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and which requires aggregate future payments to a Group Company in excess of $100,000 in any calendar year;

(xvii) Contracts in connection with the waiver, compromise, or settlement of any dispute, claim, litigation or arbitration involving an Action, claim or proceeding with (A) any Governmental Authority or (B) pursuant to which any Group Company has any ongoing material liability or obligation;

(xviii) any Contract containing any provision pursuant to which a Group Company will be obligated to make a payment to any Person as a result of the consummation of the Transactions; and

(xix) any outstanding written commitment to enter into any of the foregoing.

(b) The Contracts listed or required to be listed pursuant to Section 4.12(a) (collectively, the “Material Contracts”) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Group Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Each Group Company has performed in all material respects all respective obligations required to be performed by it under each Material Contract and no Group Company, nor, to the knowledge of the Company, any other party thereto is in material breach of or default under any Material Contract. No Group Company has received any written claim or written notice of termination or breach of or default under any Material Contract, and to the knowledge of the Company, no event has occurred which individually or together with other events, has or would reasonably be expected to result in a breach of or a default under any Material Contract by any Group Company or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). True, correct and complete copies of the Material Contracts have previously been delivered to or made available to Parent or their respective Representatives, together with all amendments thereto.

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the AARK Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of each Company Benefit Plan. No Company Benefit Plan is, and no Group Company has ever sponsored, maintained, had actual or contingent liability with respect to, or contributed to in the past six years a U.S. Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, true, complete and correct copies of such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, filings required to be made with any Governmental Authority under applicable Law, insurance Contracts or other funding vehicles and all amendments thereto.

(b) Except as set forth on Section 4.13(b) of the AARK Schedules, (i) each Company Benefit Plan has been established, operated, funded, maintained and administered in material compliance with its terms and all applicable Laws, except where failure to comply would not be or reasonably be expected to be material to the Group Companies, taken as a whole, and (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date of this Agreement have been made and all obligations in respect of each Company Benefit Plan as of the date of this Agreement have been accrued and reflected in the Company’s financial statements to the extent required by Indian GAAP.

(c) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material Actions, suits or claims.

(d) Except as set forth on Section 4.13(d) of the AARK Schedules, the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions), (i) entitle any current or former employee, officer or other service provider of a Group Company to any severance pay or any other compensation or benefits payable or to be provided by a Group Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by a Group Company, or (iii) accelerate the vesting and/or settlement under any Company Benefit Plan.

(e) All Company Options and Restricted Stock Unit Awards have been granted in accordance with the terms of the Company Incentive Plans. The Company has made available to Parent accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plans and (iii) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plans, together with the material terms thereof (including, but not limited to, grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of the Company Options and Restricted Stock Unit Awards under this Agreement does not violate the terms of the Company Incentive Plans or any Contract governing the terms of such awards.

Section 4.14 Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the AARK Schedules, (i) no Group Company is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by a Group Company, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the Group Company employees in the past three years. In the past three years, to the knowledge of the Company, there has been no material labor organization activity involving any of the Group Company employees and there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other labor dispute against or affecting a Group Company, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Group Companies, taken as a whole.

(b) Each Group Company is, and has been for the past three years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and contributions required to be made with respect to any statutory plan, program, practice or arrangement that is required under applicable Law and maintained by any Governmental Authority, except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Group Companies, taken as a whole.

(c) Except where it would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Group Companies, in the past three years, no Group Company has received

(i) notice of any unfair labor practice charge or material complaint pending or threatened before any Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other material complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before any Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of a Group Company is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to a Group Company or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to such Group Company or (B) the knowledge or use of trade secrets or proprietary information.

(e) No Group Company is party to a settlement agreement with a current or former officer, employee or independent contractor of a Group Company that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of a Group Company or (ii) an employee of a Group Company at the level of Vice President or above. To the knowledge of the Company, in the last three years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (A) an officer of a Group Company or (B) an employee of a Group Company at the level of Vice President or above, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 4.15 Taxes. Except as disclosed on Section 4.15 of the AARK Schedules:

(a) All income Tax and other material Tax Returns required to be filed by or with respect to the Group Companies have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects, and all material Taxes due and payable have been paid in full whether or not shown as due and payable on any Tax Return.

(b) The Group Companies have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material amounts of Taxes (other than Permitted Liens) upon the property or assets of the Group Companies.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed in writing by any Governmental Authority against the Group Companies that remains unresolved or unpaid.

(e) Except as disclosed on Section 4.15 of the AARK Schedules, there is no Tax audit or other examination of the Group Companies presently in progress with respect to any material Taxes, nor have the Group Companies been notified in writing of any request or threat for such an audit or other examination, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations (other than an extension arising as a result of obtaining an extension of time to file a Tax Return) currently in effect with respect to any material Taxes of the Group Companies.

(f) None of the Group Companies have made a request for or entered into a closing agreement, private letter ruling, advance pricing agreement, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes, which would materially impact the Taxes of any of the Group Companies after the Amalgamation Effective Time.

(g) None of the Group Companies are a party to any Tax indemnification, Tax sharing, Tax allocation or similar Tax agreement that will be binding on any Group Company with respect to any period following the Amalgamation Effective Time, other than any such agreement solely between the Group Companies and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes.

(h) To the extent any provisions of the IT Act are applicable and subject to the provisions of the IT Act, all the material transactions executed, performed (including part performance) or undertaken on or prior to the Amalgamation Effective Time by any of the Group Companies have been executed, performed or undertaken on an Arm’s Length Basis in accordance with in all material respects the provisions of the IT Act.

(i) None of the Group Companies has at any time entered into or been party to any material transactions, schemes or arrangements which either: (i) were entered into solely or wholly or mainly with a view to avoiding, reducing, postponing or extinguishing any actual or potential liability to Tax; (ii) contain steps inserted without any commercial or business purpose; or (iii) could be reasonably expected (as determined by the Group Companies in good faith) to be reclassified for the purposes of Indian Tax under any legislation, enactment or other applicable Tax Law or otherwise by any Indian Tax authority.

(j) All records under applicable Indian Law which the Group Companies are required to retain for Indian Tax purposes, have been, in all material respects, duly retained including any such record required to substantiate any claim made or position taken in relation to Indian Taxes by the Group Companies.

(k) All the material Tax incentives, grants, subsidies, concessions, abatements, and other similar forms of assistance from Governmental Authorities under Tax Laws that were claimed by any Group Company were claimed in compliance with applicable Tax Laws and all conditions for claiming such benefits have been fulfilled by the Group Companies. The consummation of the Transactions is not reasonably expected (as determined by AARK in good faith) to have any material adverse effect on the continued validity and effectiveness of any such material Tax incentives, grants, subsidies, concessions, abatements and other similar forms of assistance from Governmental Authorities under Tax Laws.

(l) Each of the Group Companies have (i) collected and remitted to the proper Governmental Authorities all material sales, use, value added and similar Taxes that are required to be collected and remitted and (ii) for all transactions (including sales or the provision of services) that were treated as exempt from sales, use, value added, and similar Taxes, the Group Companies are in material compliance with all applicable Laws relating to the receipt and retention of any appropriate Tax exemption certificates and other documentation qualifying such transactions as exempt.

(m) None the Group Companies have been a party to any transaction treated by the parties as a distribution of stock qualifying, or purported to qualify, for Tax free treatment governed in whole or in part under Section 355 or Section 361 of the Code (or any similar provision of U.S. state, local, or non-U.S. Tax Law) within the three year period ending on the date of this Agreement.

(n) None of the Group Companies (i) are liable for Taxes of any other Person (other than another Group Company) under Treasury Regulation Section 1.1502-6 or any similar provision of U.S. state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, U.S. state, local or

non-U.S. income Tax Law purposes, other than a group the common parent of which was or is the Company, AARK or any of its Subsidiaries.

(o) Within the five-year period ending on the date of this Agreement, no claim has been made in writing by any Governmental Authority where the Group Companies do not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(p) None of the Group Companies have participated in any “listed transaction” within the meaning of such terms under Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(2).

(q) The Company Financial Statements properly and adequately accrue or reserve for unpaid Tax liabilities of the Group Companies in accordance with GAAP, IFRS, Singapore GAAP or Indian GAAP (as applicable) through the date of such Company Financial Statements, and the unpaid Taxes of the Group Companies (being Taxes not yet due and owing) will not exceed the reserve for Tax liabilities set forth on the books and records of any of the Group Companies as adjusted for the passage of time through the Amalgamation Effective time in accordance with the past custom and practice of the Group Companies.

(r) No election has been made pursuant to Treasury Regulation Section 301.7701-3 for any Group Company to change the classification of such entity for U.S. federal income tax purposes from its default classification pursuant to such Treasury Regulations. Each Group Company that is organized or formed under the Laws of a jurisdiction of the United States is properly classified for U.S. federal income tax purposes as the type of entity listed opposite its name on Schedule 4.15(r).

(s) None of the Group Companies will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Amalgamation Effective Time as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Amalgamation Effective Time; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Amalgamation Effective Time; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Amalgamation Effective Time; or (v) prepaid amount or deferred revenue received on or prior to the Amalgamation Effective Time other than in the ordinary course of business. None of the Group Companies have made an election under Section 965(h) of the Code to defer the payment of any “net tax liability” as such term is defined in Section 965(h)(6) of the Code.

(t) The Group Companies have complied with all applicable transfer pricing requirements by any Governmental Authority in all material respects, including to the extent required by applicable Law the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies.

(u) No power of attorney which is currently in force has been granted by or with respect to the Group Companies for any matter relating to Taxes.

(v) None of the Group Companies has or has ever had a “permanent establishment” (within the meaning of any applicable income Tax treaty or under any similar Tax Law) or a fixed place of business, in any country other than the country of its formation.

(w) None of the Group Companies have deferred the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act. None of the Group Companies

have reduced the amount of its withholding of payroll Taxes or similar obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to IRS Notice 2020-65 or similar or related U.S. Tax Law.

(x) None of the Group Companies organized or formed under the Laws of a jurisdiction outside of the United States is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code or any corresponding or similar provision of state, local or non-U.S. Tax Law, or is treated as a U.S. corporation for U.S. federal income Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code or any corresponding or similar provision of state, local or non-U.S. Tax Law.

(y) No interest in any of the Group Companies is a “United States real property interest,” and none of the Group Companies that is a “domestic corporation” (as defined in Treasury Regulations Section 1.897-(1)(j)) is, or for the five-year period ending on the Amalgamation Effective Time has been, a “United States real property holding corporation,” within the meaning of Section 897(c) of the Code and Treasury Regulations Sections 1.897-1(c), 1.897-2(b), 1.897-2(h) and 1.1445-2(c)(3).

Section 4.16 Insurance. Section 4.16 of the AARK Schedules contains a true, correct and complete list of, as of the date of this Agreement, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance, including programs of self-insurance, held by, or for the benefit of, the Group Companies as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to Parent. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by any of the Group Companies with respect to any such policy. Except as disclosed on Section 4.16 of the AARK Schedules, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last two years.

Section 4.17 Licenses. The Group Companies have obtained, and maintain, all of the material Licenses required to permit the Group Companies to acquire, originate, own, operate, use and maintain their assets substantially in the manner in which they are now operated and maintained and to conduct the business of the Group Companies as currently conducted in all material respects. Each material License held by the Group Companies is in full force and effect. No Group Company (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any material License to which it is a party, (b) is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any material License, or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the Transactions, or as otherwise disclosed on Section 4.17 of the AARK Schedules. Section 4.17 of the AARK Schedules sets forth a true, correct and complete list of all material Licenses held by the Group Companies.

Section 4.18 Equipment and Other Tangible Property. A Group Company owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other material tangible property reflected on the books of the Group Companies as owned by a Group Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Group Companies are, to the knowledge of the Company, structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

Section 4.19 Real Property. Section 4.19 of the AARK Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of (w) the street address of each parcel of Leased Real Property, (x) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property,

(y) the term and rental payment amounts pertaining to each such parcel of Leased Real Property and (z) the current use of each such parcel of Leased Real Property. None of the Group Companies own any real property. Except as would not be or reasonably be expected to be material to the business of the Group Companies, taken as a whole, with respect to each parcel of Leased Real Property:

(a) A Group Company holds good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(b) The Group Companies have delivered to Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to a Group Company, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Parent.

(c) Each applicable Group Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(d) To the knowledge of the Company, no party, other than a Group Company, has any right to use or occupy the Leased Real Property or any portion thereof.

(e) No Group Company has received written notice of any condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property. No material defaults by (i) any Group Company or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Property Lease.

Section 4.20 Intellectual Property.

(a) Section 4.20(a) of the AARK Schedules lists each item of Intellectual Property that is registered or applied-for with a Governmental Authority and is owned by a Group Company as of the date of this Agreement (“Company Registered Intellectual Property”), and material proprietary software owned by a Group Company. A Group Company is the sole and exclusive beneficial and (where applicable) record owner of all of the Intellectual Property owned by a Group Company (including all items of Company Registered Intellectual Property), and all such Company Registered Intellectual Property is subsisting, valid and enforceable.

(b) A Group Company owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property used in or reasonably necessary for the continued conduct of the business of the Group Companies in substantially the same manner as such business has been operated during the 12 months prior to the date of this Agreement.

(c) In respect of any Material In-Licenses: (i) such Material In-Licenses are in full force and effect, with no termination notice having been received by such Group Company; (ii) to the knowledge of the Company, no circumstances exist or have existed which entitle the licensor party to terminate or vary such Material In-Licenses; and (iii) the obligations of such Group Company under such Material In-Licenses have been complied with.

(d) No Group Company has, within the last three years, infringed upon, misappropriated or otherwise violated and, as of the date of this Agreement, is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is no action pending to which a Group Company is a named party, or as to which a Group Company has received a threat in writing, alleging a Group Company’s infringement, misappropriation or other violation of any Intellectual Property of any third Person.

(e) Except as set forth on Section 4.20(e) of the AARK Schedules, to the knowledge of the Company (i) no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property of a Group Company, and (ii) no Group Company has sent to any Person within the last three years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of a Group Company.

(f) Each Group Company has taken commercially reasonable measures to protect the confidentiality of trade secrets and other material confidential information included in their Intellectual Property. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any trade secrets or other material confidential information of the Group Companies to or by any Person. Without limiting the generality of the foregoing, each past and present employee, consultant or contractor of any Group Company who has developed any material Intellectual Property in the scope of his or her employment or engagement by a Group Company or has access to any trade secrets or other material confidential information of the Group Companies has entered into a written agreement pursuant to which such Person (i) agrees to protect the confidentiality of such trade secrets and other confidential information, and (ii) validly assigns to a Group Company all of such Intellectual Property and such Group Company thereby has sole ownership of all of such Person’s Intellectual Property rights in such Intellectual Property, and, to the knowledge of the Company, no such Person has breached any such agreement.

(g) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of any Intellectual Property owned by a Group Company and used or held for use in connection with the business of the Group Companies.

(h) With respect to the software used or held for use in the business of the Group Companies, and with respect to such software owned by a Group Company and, to the knowledge of the Company, such software in-licensed to a Group Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “virus”, “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of a Group Company or customers of a Group Company.

(i) Each Group Company’s use and distribution of (i) software developed by or on behalf of, or owned by, the Company or any Subsidiary, and (ii) Open Source Materials, is, in compliance with all Open Source Licenses applicable thereto. No Group Company has used any Open Source Materials in a manner that requires any software or Intellectual Property owned by a Group Company to be subject to Copyleft Licenses.

Section 4.21 Privacy and Cybersecurity.

(a) Each Group Company maintains and is in compliance with, and during the last three years has maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) such Group Company’s posted or publicly facing privacy policies, and (iii) such Group Company’s contractual obligations concerning cybersecurity, data security and the security of such Group Company’s information technology systems. There are no Actions by any Person (including any Governmental Authority) pending to which a Group Company is a named party, or as to which a Group Company has received a threat in writing, alleging a violation of any third Person’s privacy or personal information rights.

(b) During the last three years (i) there have been no material breaches, failures or other similar adverse events relating to the security of the information technology systems of any Group Company, and (ii) there have been no disruptions in any information technology systems that materially adversely affected any Group Company’s business or operations. Each Group Company takes commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. No Group Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, in each case that would be material to any Group Company, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against a Group Company.

Section 4.22 Environmental Matters. Each Group Company is and, except for matters which have been fully resolved, has been in material compliance with all Environmental Laws and no Group Company is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws, in each case except as would not be or reasonably be expected to be, individually or in the aggregate, material to the business of the Group Companies, taken as a whole. There has been no material release of any Hazardous Materials by a Group Company at, in, on or under any Leased Real Property or in connection with a Group Company’s operations off-site of the Leased Real Property. No material Action is pending or, to the knowledge of the Company, threatened with respect to a Group Company’s compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action.

Section 4.23 Absence of Changes. Except as set forth on Section 4.23 of the AARK Schedules, since the Most Recent Balance Sheet Date:

(a) the Group Companies have conducted their business in all material respects in the ordinary course of business;

(b) there has been no Group Company Material Adverse Effect; and

there has been no casualty, loss, damage or destruction of any property that is material to any of the Group Companies and that is not covered by insurance.

Section 4.24 Anti-Corruption Compliance.

(a) Neither the Group Companies, nor to the knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, agents, Representatives or other Persons acting for or on behalf of a Group Company has, in the past three years: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anticorruption (governmental or commercial) laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or commercial entity to obtain a business advantage; (ii) been in violation of any Anti-Bribery Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting a Group Company, or any agent or any other Person acting for or on behalf of a Group Company, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Bribery Law.

(b) Each Group Company has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) As of the date of this Agreement, to the knowledge of the Company, there are no current or pending internal investigations, or third-party investigations (including by any Governmental Authority), or internal or external audits, that address any material allegations or information concerning possible violations of the Anti-Bribery Laws related to a Group Company.

Section 4.25 Anti-Money Laundering, Sanctions and International Trade Compliance.

(a) Each Group Company, and to the knowledge of the Company, each of their respective directors, officers, employees, agents, Representatives and other Persons acting on behalf of a Group Company (i) are, and have been for the past three years, in compliance with all applicable Anti-Money Laundering Laws, Sanctions, and International Trade Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for all activities and transactions, including for the import, export, re-export, deemed export, deemed reexport, or transfer required under the International Trade Laws and Sanctions and the provision of financial services required under Anti-Money Laundering Laws. There are and have for the past three years been no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Actions against a Group Company related to any Anti-Money Laundering Laws, Sanctions, or International Trade Laws.

(b) No Group Company or any of their respective directors or officers, nor to the knowledge of the Company, any employees, agents, Representatives or other Persons acting on behalf of a Group Company, (i) is, or has during the past three years, been a Sanctioned Person or a Restricted Person, or (ii) has transacted business directly or indirectly with any Sanctioned Person or Restricted Person or with or in any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions or International Trade Laws.

(c) Each Group Company has in place written policies, procedures, controls, and systems designed to ensure compliance with all applicable Anti-Money Laundering Laws, Sanctions and International Trade Laws.

Section 4.26 Proxy/ Registration Statement. The information supplied by or on behalf of a Group Company for inclusion in the Proxy/Registration Statement or any proxy statement related to a Parent Extension Proposal shall not, at (a) the time the Proxy/Registration Statement or other such proxy statement, as applicable, is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement, (or any amendment thereof or supplement thereto) or such other proxy statement, as applicable, is first mailed to the Parent Shareholders, (c) the time of the Parent Shareholders’ Meeting, or any meeting of Parent Shareholders to consider a Parent Extension Proposal, as applicable, or (d) the Amalgamation Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.27 Customers and Vendors.

(a) Section 4.27(a) of the AARK Schedules sets forth, as of the date of this Agreement, the top 20 vendors based on the aggregate Dollar value of the Group Companies’ transaction volume with such counterparty during the trailing twelve months for the period ending September 30, 2022 (the “Top Vendors”).

(b) Section 4.27(b) of the AARK Schedules sets forth, as of the date of this Agreement, the top 20 customers based on the aggregate Dollar value of the Group Companies’ transaction volume with such counterparty during the trailing twelve months for the period ending September 30, 2022 (the “Top Customers”).

(c) Except as set forth on Section 4.27(c) of the AARK Schedules, none of the Top Vendors or Top Customers has, as of the date of this Agreement, informed in writing any of the Group Companies, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with a Group Company (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors or Top Customers is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against a Group Company or its respective business.

Section 4.28 Government Contracts. Except as set forth on Section 4.28 of the AARK Schedules, no Group Company is party to (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between a Group Company, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which a Group Company has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

Section 4.29 Sufficiency of Assets. Except as would not be expected to be material to the business of the Group Companies, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Group Companies constitute all of the assets reasonably necessary for the continued conduct of the business of the Group Companies as currently conducted after the Amalgamation Effective Time in the ordinary course of business. Following consummation of the Pre-Closing Restructuring, from and after the Amalgamation Effective Time, the Group Companies, taken as a whole, will own or have rights to all of the tangible and intangible assets necessary for the continued conduct of the business of the Group Companies as currently conducted after the Amalgamation Effective Time in the ordinary course of business. The Group Companies, taken as a whole, have sufficient employees to operate the business of the Group Companies as currently conducted.

Section 4.30 Investment Company. No Group Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

Section 4.31 Investigation. Notwithstanding anything contained in this Agreement, each of the Group Companies and the Company Shareholders has made its own investigation of Parent and Amalgamation Sub and acknowledges that none of Parent, Amalgamation Sub or any of their respective equityholders, partners, members and Representatives, including Sponsor and its Affiliates, is making any representation or warranty whatsoever, express or implied, other than those expressly given by Parent and Amalgamation Sub in Article V, as applicable.

Section 4.32 Brokers’ Fees. Except as set forth on Section 4.32 of the AARK Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by a Group Company or any of their Affiliates with respect to which Parent, Amalgamation Sub, the Sole Shareholder or a Group Company has any obligation.

Section 4.33 No Additional Representations or Warranties. Except as provided in Article V (as modified by the Parent Disclosure Schedule), none of Parent, Amalgamation Sub, any of their respective Affiliates, or any of their respective directors, managers, officers, employees, shareholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to AARK, the other Group Companies and their Affiliates (including the Sole Shareholder), and no such Party shall be liable in respect of the accuracy or completeness of any information provided to AARK, the other Group Companies or their Affiliates (including the Sole Shareholder).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND AMALGAMATION SUB

Except as set forth in (a) any Parent SEC Filings filed or submitted on or prior to the date of this Agreement (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto), provided that nothing disclosing in such Parent SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Sections 5.8, 5.12 or Section 5.15, (b) the disclosure schedules delivered by Parent and Amalgamation Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), and subject to the terms, conditions and limitations set forth in this Agreement, each of Parent and Amalgamation Sub hereby represents and warrants to AARK as follows:

Section 5.1 Organization. Each of Parent and Amalgamation Sub has been duly incorporated, organized or formed and is validly existing as an exempted company or private company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Parent’s and Amalgamation Sub’s Governing Documents, as amended to the date of this Agreement, previously delivered by Parent and Amalgamation Sub to the Company and AARK, are true, correct and complete. Each of Parent and Amalgamation Sub are duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on Parent and Amalgamation Sub, taken as a whole.

Section 5.2 Due Authorization; Board Approval.

(a) Each of Parent and Amalgamation Sub has all requisite corporate, exempted company or private company power and authority (i) to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (ii) upon the receipt of the Parent Shareholder Approval and, if necessary, approval of a Parent Extension Proposal, and the approval of Parent, in its capacity as the sole shareholder of Amalgamation Sub, to consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement has been, and upon its execution and delivery, and each other Transaction Document to which Parent or Amalgamation Sub is or will be a party have been and shall be, duly authorized, executed and delivered by each of Parent and Amalgamation Sub, as applicable, subject in each case to the Parent Shareholder Approval and the approval of Parent, in its capacity as the sole shareholder of Amalgamation Sub. This Agreement and the other Transaction Documents to which Parent or Amalgamation Sub is a party, as applicable, assuming due authorization, execution and delivery by each Party hereto and thereto, constitute the legal, valid and binding obligation of Parent or Amalgamation Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Parent Board has duly adopted resolutions (which resolutions have not been modified or rescinded in any way) pursuant to which it has (i) determined that it is advisable for Parent to enter into this Agreement and the other Transaction Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the Transactions (including the Amalgamation), and (iii) recommended the adoption and approval of this Agreement and the other Transaction Documents to which it is a party and the Transactions (including the Amalgamation) by the Parent Shareholders. No other corporate action is required on the part of Parent to enter into this Agreement or the other Transaction Documents to which Parent is a party or to approve the Transactions, other than the Parent Shareholder Approval.

(c) On or prior to the date of this Agreement, the Amalgamation Sub Board has duly adopted resolutions (which resolutions have not been modified or rescinded in any way) pursuant to which it has (i) determined that it is advisable for Amalgamation Sub to enter into this Agreement and the other Transaction Documents to which it is a party, (ii) approved the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the Transactions (including the Amalgamation), and (iii) recommended the adoption and approval of this Agreement and the other Transaction Documents to which it is a party and the Transactions (including the Amalgamation) by Parent, in its capacity as sole shareholder of Amalgamation Sub. No other corporate action is required on the part of Amalgamation Sub to enter into this Agreement or the other Transaction Documents to which Amalgamation Sub is a party or to approve the Transactions, other than the approval by Parent, in its capacity as the sole shareholder of Amalgamation Sub.

Section 5.3 No Conflict. The execution and delivery of this Agreement by each of Parent and Amalgamation Sub and any other Transaction Documents to which Parent or Amalgamation Sub is or will be a party and, subject to obtaining the Parent Shareholder Approval and the approval of Parent, in its capacity as the sole shareholder of Amalgamation Sub, the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Parent or Amalgamation Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Parent or Amalgamation Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Parent or Amalgamation Sub is a party or by which Parent or Amalgamation Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Amalgamation Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing does not or would not, individually or in the aggregate, prevent or materially adversely affect the ability of Parent to consummate the Transaction.

Section 5.4 Litigation and Proceedings. Except as set forth on Section 5.4 of the Parent Disclosure Schedule, (a) there are no pending or, to the knowledge of Parent, threatened Actions against Parent or Amalgamation Sub or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon Parent or Amalgamation Sub, nor are any properties or assets of Parent or Amalgamation Sub or its respective business bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Amalgamation Sub to enter into this Agreement or consummate the Transactions.

Section 5.5 SEC Filings. Except as set forth in Section 5.5 of the Parent Disclosure Schedule, Parent has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since the consummation of the initial public offering of Parent’s securities, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “Parent SEC Filings”). Each of the Parent SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Amalgamation Effective Time, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Amalgamation Effective Time, then on the date of such filing), the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Filings. To the knowledge of Parent, none of the Parent SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to (i) reasonably ensure that material information relating to Parent is made known to Parent’s management by others within Parent; and (ii) be effective in all material respects to perform the functions for which they were established, including but not limited to the timely alerting of Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which is reasonably sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(b) To the knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Except as disclosed in the Parent SEC Filings or as otherwise set forth on Section 5.6(c) of the Parent Disclosure Schedule, the financial statements of Parent included in the Parent SEC Filings (i) fairly present in all material respects the financial position of Parent, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as disclosed in the Parent SEC Filings or as otherwise set forth on Section 5.6(e) of the Parent Disclosure Schedule, neither Parent nor any director or officer of Parent nor, to the knowledge of Parent, any employee of Parent or Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 Governmental Authorities; Consents. Assuming the accuracy and completeness of the representations and warranties of the Group Companies contained in Article IV of this Agreement or any other Transaction Document, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Parent or Amalgamation Sub with respect to Parent’s and Amalgamation Sub’s execution or delivery of this Agreement or any other Transaction Documents to which Parent or Amalgamation Sub is or will be a party or the consummation of the Transactions, except (a) as otherwise disclosed on Section 5.7 of the Parent Disclosure Schedule, (b) for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of Parent or Amalgamation Sub to enter into and perform its respective obligations under this Agreement or any other Transaction Document to which Parent or Amalgamation Sub is or will be a party, (c) the filing of the Proxy/Registration Statement with the SEC, and (d) the filing of the Amalgamation Proposal with ACRA and the issuance of the notice of amalgamation by ACRA in respect of the Amalgamation, each in accordance with the Singapore Companies Act.

Section 5.8 Trust Account. As of the date of this Agreement, Parent has at least $232,300,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of October 19, 2021, between Parent and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Parent holding Parent Ordinary Shares initially sold in Parent’s initial public offering who shall have elected to redeem their Parent Ordinary Shares pursuant to Parent’s Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Amalgamation Effective Time, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Parent Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Parent, threatened with respect to the Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, in breach or delinquent in performance or any other respect (to the knowledge of Parent, claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Amalgamation Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Governing Documents shall terminate, and as of the Amalgamation Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Governing Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the Transactions (other than use of the funds in the Trust Account for Parent Share Redemptions). To the knowledge of Parent, as of the date of this Agreement, following the Amalgamation Effective Time, no Parent Shareholder shall be entitled to receive any amount in the Trust Account except to the extent such Parent Shareholder has exercised a Parent Share Redemption. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Group Companies contained herein and the compliance by the Group Companies with their obligations hereunder, Parent does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent prior to the Amalgamation Effective Time (other than use of the funds in the Trust Account for Parent Share Redemptions).

Section 5.9 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Absence of Changes. Since their respective dates of formation, (a) there has not been any event or occurrence that has, or would reasonably be expected to, individually or in the aggregate, prevent or materially adversely affect the ability of Parent or Amalgamation Sub to consummate the Transactions and (b) except as set forth in Section 5.10 of the Parent Disclosure Schedule, Parent and Amalgamation Sub have each, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.11 Undisclosed Liabilities. Except for any Parent Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against Parent or Amalgamation Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Parent SEC Filings, (b) that have arisen since the Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice, of Parent (none of which arose out of or relate to a breach of Contract, violation of Law, tort, lawsuit, infringement or misappropriation), or (c) which would not be, or would not reasonably be expected to be, material to the business of Parent.

Section 5.12 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Parent consists of (i) 500,000,000 Parent Class A Ordinary Shares of par value $0.0001 per share, 23,000,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 Parent Class B Ordinary Shares of par value $0.0001 per share, of which 5,750,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preferred shares of par value $0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement. Clauses (i) and (ii) of the foregoing sentence represent all of the issued and outstanding Parent Ordinary Shares as of the date of this Agreement. All issued and outstanding Parent Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Parent’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Governing Documents or any Contract to which Parent is a party or otherwise bound.

(b) As of the date of this Agreement, 8,900,000 Parent Warrants are issued and outstanding. The Parent Warrants are not exercisable until 30 days after the closing of a Business Combination. All outstanding Parent Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Parent’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Governing Documents or any Contract to which Parent is a party or otherwise bound. Except for the Parent’s Governing Documents and this Agreement, there are no outstanding Contracts of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any other Equity Securities of Parent.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other Transaction Documents, Parent has not granted any outstanding options, warrants, rights or other securities convertible, exercisable or exchangeable for Parent Ordinary Shares or any other Equity Securities of Parent, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Parent Ordinary Shares or the value of which is determined by reference to the Parent Ordinary Shares, and there are no Contracts of any kind which may obligate Parent to issue, purchase, redeem or otherwise acquire any Parent Ordinary Shares or any other Equity Securities of Parent.

(d) Other than Amalgamation Sub, Parent has no Subsidiaries, and does not otherwise own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Other than the Transaction Documents, Parent is not a party to any Contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.

(e) As of the date of this Agreement, Amalgamation Sub has an issued and paid up share capital of SGD 1.00 comprising one ordinary share, which ordinary share is issued and outstanding.

Section 5.13 Brokers’ Fees. Except for fees described in Section 5.13 of the Parent Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Parent or any of its Affiliates.

Section 5.14 Indebtedness. Section 5.14 of the Parent Disclosure Schedule sets forth the amount of all of the outstanding Indebtedness of Parent and Amalgamation Sub, including the identify of any obligor and/or guarantor, the aggregate principal and interest owed in respect thereof and, if applicable, the maturity of each such instrument, as of the date that is one date prior to the date of this Agreement.

Section 5.15 Taxes.

(a) All income Tax and other material Tax Returns required to be filed by or with respect to Parent have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid.

(b) Parent has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material amounts of Taxes (other than Permitted Liens) upon the property or assets of Parent.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted in writing or assessed by any Governmental Authority against Parent that remains unresolved or unpaid.

(e) There is no Tax audit or other examination of Parent presently in progress with respect to any material Taxes, nor has Parent been notified in writing of any request or threat for such an audit or other examination that remains unresolved, and there are no waivers, extensions or written requests for any waivers or extensions of any statute of limitations (other than an extension arising as a result of obtaining an extension of time to file a Tax Return) currently in effect with respect to any material Taxes of Parent.

(f) Parent has not made a request for or entered into a closing agreement, private letter ruling, advance tax ruling or similar agreement with any Governmental Authority with respect to Taxes, which agreement or ruling would be effective after the Amalgamation Effective Time.

(g) Parent is not a party to any Tax indemnification, Tax sharing, Tax allocation or similar Tax agreement that will be binding on Parent with respect to any period following the Amalgamation Effective Time, other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes.

(h) Parent has not been a party to any transaction treated by the parties as a distribution of stock qualifying, or purported to qualify, for the Tax-free treatment governed in whole or in part under Section 355 or Section 361 of the Code (or any similar provision of U.S. state, local or non-U.S. Tax Law) within the three-year period ending on the date of this Agreement.

(i) Parent (i) is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of U.S. state, local or non-U.S. Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) and (ii) has not been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, U.S. state, local or non-U.S. income Tax Law purposes.

(j) Within the five-year period ending on the date of this Agreement, no claim has been made by any Governmental Authority where Parent does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Parent has not participated in any “listed transaction” within the meaning of such terms under Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(2).

(l) Parent will not be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Amalgamation Effective Time as a result of: (i) any change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Amalgamation Effective Time; or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Amalgamation Effective Time.

Section 5.16 Absence of Changes.

(a) Since its date of formation, Parent has not conducted any business activities other than activities related to Parent’s initial public offering or directed toward the accomplishment of a Business Combination. Since its date of formation, Amalgamation Sub has not conducted any activities other than its formation and activities related to this Agreement, the other Transaction Documents to which it is a party and the Transactions. At the Amalgamation Effective Time, Amalgamation Sub will not have any assets, liabilities or obligations of any nature or any Tax attributes, other than (a) those set forth under its Governing Documents (including its costs of formation), and (b) pursuant to this Agreement, the Transaction Documents, and the Transactions. Except as set forth in Parent’s and Amalgamation Sub’s Governing Documents or as otherwise contemplated by this Agreement or the other Transaction Documents, and the Transactions, there is no Contract or Governmental Order binding upon Parent or Amalgamation Sub or to which Parent or Amalgamation Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Amalgamation Sub or any acquisition of property by Parent or Amalgamation Sub or the conduct of business by Parent or Amalgamation Sub as currently conducted or as contemplated to be conducted as of the Amalgamation Effective Time, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Parent or Amalgamation Sub.

(b) Except for this Agreement and the other Transaction Documents and the Transactions, Parent and Amalgamation Sub do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the other Transaction Documents and the Transactions, Parent and Amalgamation Sub have no material interests, rights, obligations or liabilities with respect to, and are not party to or bound by, and do not have its respective assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Documents to which Parent or Amalgamation Sub is party and the Transactions (including with respect to Parent Transaction Expenses) and contracts with the underwriters of Parent’s initial public offering, Parent and Amalgamation Sub are not party to any Contract with any other Person that would require payments by Parent or Amalgamation Sub, respectively, after the date of this Agreement.

Section 5.17 Nasdaq Stock Market Quotation. The Parent Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “WWAC”. Parent is in compliance in all material respects with the rules of Nasdaq and there is no Action or proceeding pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Ordinary Shares or terminate the listing of Parent Class A Ordinary Shares on Nasdaq. Neither Parent nor any of its Affiliates or Representatives has taken any action to terminate the registration of the Parent Class A Ordinary Shares under the Exchange Act except as expressly contemplated by this Agreement or any other Transaction Document.

Section 5.18 Proxy/Registration Statement. The information supplied by or on behalf of Parent for inclusion in the Proxy/Registration Statement or in any proxy statement related to a Parent Extension Proposal shall not, at (a) the time the Proxy/Registration Statement or other such proxy statement, as applicable, is filed in accordance with Rule 424(b) and/or pursuant to Section 14A or declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto), or other such proxy statement, as applicable, is first mailed to the Parent Shareholders, (c) the time of the Parent Shareholders’ Meeting, or meeting of Parent Shareholders to consider a Parent Extension Proposal, as applicable, or (d) the Amalgamation Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.19 Subscription Agreements. Each Subscription Agreement will be, upon execution thereof, a legal, valid and binding obligation of Parent and each PIPE Investor relating to any Subscription Agreement. The Subscription Agreements will contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Parent the applicable portion of investment amount thereunder on the terms therein.

Section 5.20 No Outside Reliance. Notwithstanding anything contained in this Agreement, each of Parent, Amalgamation Sub and any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives acknowledge and agree that each of Parent and Amalgamation Sub have made their own investigation of the Group Companies and acknowledge that neither the Group Companies nor any of their respective Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, other than those expressly given by the Group Companies in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the AARK Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Parent or its Representatives) or reviewed by Parent pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Group Companies, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Parent and Amalgamation Sub understand and agree that any assets, properties and business of the Group Companies are furnished “as is”, “where is” and subject to and except as otherwise provided in this Agreement, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21 No Additional Representation or Warranties. Except as set forth in Article IV (as modified by the AARK Schedules), neither the Group Companies, nor any of their respective Affiliates, nor any of their respective directors, commissioners, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Parent or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or its Affiliates.

ARTICLE VI

COVENANTS OF THE GROUP COMPANIES

Section 6.1 Group Company Conduct of Business. From the date of this Agreement through the earlier of the Amalgamation Effective Time or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), each of the Group Companies shall, and each shall cause its Subsidiaries to, except (i) as otherwise explicitly contemplated by this Agreement (including the Pre-Closing Restructuring and the AARK Stock Split) or the other Transaction Documents, (ii) as required by Law or (iii) as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply in all material respects with its Governing Documents. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the AARK Schedules or as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), AARK shall not, and shall cause each of the other

Group Companies not to, except as otherwise contemplated by this Agreement or the other Transaction Documents or required by Law:

(a) change or amend its Governing Documents, except in connection with AARK Stock Split;

(b) make, declare, set aside or pay any dividend or distribution (whether in cash, stock or property) to its shareholders or make any other distributions in respect of any of its Equity Securities, except in connection with AARK Stock Split;

(c) (i) split, combine, reclassify, subdivide, recapitalize or otherwise amend any terms of any shares or series of its Equity Securities, except in connection with AARK Stock Split, or (ii) amend any term or alter any rights of any of its outstanding Equity Securities;

(d) purchase, repurchase, redeem or otherwise acquire any of its or its Subsidiaries’ issued and outstanding share capital or outstanding Equity Securities;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Material Contract other than (i) in the ordinary course of business consistent with past practice or as required by Law or (ii) in connection with the payment or discharge of obligations to creditors of the Company in furtherance of the consummation of the Transactions;

(f) sell, assign, transfer, convey, lease, exclusively license or otherwise dispose of any of its material tangible assets or properties, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among it and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) except as otherwise required by Law, (i) grant any equity or equity based awards or other severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business consistent with past practice and pursuant to existing Company Incentive Plans as in effect on the date of this Agreement, (ii) make any change in its key management structure, including the hiring of additional officers (other than such hiring in the ordinary course of business consistent with past practice) or the termination of existing officers, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any officer or director except in the ordinary course of business consistent with past practice and pursuant to existing Company Benefit Plans as in effect on the date of this Agreement, (v) establish any trust or take any other action to secure the payment of any compensation payable by it or its Subsidiaries or (vi) except in the ordinary course of business consistent with past practice, take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by it or any of its Subsidiaries;

(h) (i) acquire (whether by merger, consolidation, amalgamation, scheme or similar transaction, purchase of securities of or otherwise) any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, contributions to capital, or loans or advances;

(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities or otherwise incur, assume or guarantee or otherwise become liable for any Indebtedness, except in a principal amount not exceeding $200,000;

(j) except in the ordinary course of business consistent with past practice or as required by applicable Law, (i) make or change any material election in respect of Taxes, (ii) amend, modify or otherwise change any filed Tax Return, (iii) adopt or request permission of any Governmental Authority to change any accounting method in respect of Taxes, (iv) enter into any closing agreement in respect of Taxes executed on or prior to the Amalgamation Effective Time or enter into any Tax sharing or similar agreement (other than (x) any such agreement solely between it and another Group Company or (y) any customary commercial contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or with respect to any Tax attribute that would give rise to any claim or assessment of Taxes;

(k) issue any shares of its share capital or Equity Securities or securities exercisable for or convertible or exchangeable into its shares or other Equity Securities;

(l) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Pre-Closing Restructuring and the AARK Stock Split);

(m) waive, release, settle, compromise or otherwise resolve any Action, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $150,000 in the aggregate;

(n) grant to, or agree to grant to, any Person rights to any Intellectual Property or software that is material to its business or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to its business, except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case if domain names, applicable registration period);

(o) make or commit to make capital expenditures that in aggregate exceed $75,000 in excess of its annual capital expenditure budget for periods following the date of this Agreement made available to Parent;

(p) manage its working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(q) terminate without replacement, or fail to use reasonable efforts to maintain any License material to the conduct of its business;

(r) waive the restrictive covenant obligations of any current or former employee;

(s) (i) limit its rights to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of its business;

(t) terminate without replacement or amend in a manner materially adverse to the Group Companies, taken as a whole, any insurance policy insuring any risks of the business of the Group Companies;

(u) make any material change in its accounting principles or methods unless required by IFRS or Indian GAAP, as applicable, or applicable Law or, to the extent applicable, applicable local accounting standards;

(v) take any action that is reasonably likely to prevent, delay or impede the consummation of the Transactions; or

(w) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to any of the Group Companies by third parties that may be in such Group Company’s possession from time to time, and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable Law, each Group Company shall afford to Parent, Amalgamation Sub and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Group Companies, to their respective properties, books, Contracts, Tax Returns, legal proceedings, commitments, records and appropriate officers and employees of the Group Companies, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Group Companies that are in the possession or control of the such Group Company as such representatives may reasonably request, for the purposes of and in connection with the Transactions. All information obtained by Parent, Amalgamation Sub or their respective Representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement; provided that nothing therein shall prohibit or limit Parent, Amalgamation Sub and their respective Representatives from disclosing any such information to its actual or potential financing sources to the extent permitted by the Confidentiality Agreement.

Section 6.3 Preparation and Delivery of Additional Group Company Financial Statements.

(a) As promptly as reasonably practicable following the date of this Agreement (but in any event within 45 Business Days after the date of this Agreement), the Company shall deliver to Parent (i) an audited consolidated statement of financial positions and consolidated statements of comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of and for the years ended March 31, 2022 and March 31, 2021, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “PCAOB Company Financial Statements”) and (ii) pro forma financial statements in respect of the Company and its Subsidiaries as of and for the year ended March 31, 2021, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Pro Forma Company Financial Statements”, together with the PCAOB Company Financial Statements, the “Updated Company Financial Statements”).

(b) As promptly as reasonably practicable following the date of this Agreement (but in any event within 45 Business Days after the date of this Agreement), AARK shall deliver to Parent (i) an audited consolidated carve-out statement of financial positions and consolidated carve-out statements of comprehensive income and cash flows of the AARK Business as of and for the years ended March 31, 2022 and March 31, 2021, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “PCAOB AARK Financial Statements”) and (ii) pro forma financial statements in respect of the AARK Business as of and for the year ended March 31, 2021, which comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Pro Forma AARK Financial Statements”, together with the PCAOB AARK Financial Statements, the “Updated AARK Financial Statements”).

(c) Upon delivery of the Updated Company Financial Statements, such financial statements (other than the Pro Forma Company Financial Statements) shall (i) be deemed to be included in “Audited Company Financial Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 4.8 (other than Section 4.8(c)) shall be deemed to apply to such Audited Company Financial Statements mutatis mutandis with the same force and effect as if the Updated Company Financial Statements (other than the Pro Forma Company Financial Statements) were delivered prior to the date of this Agreement; and (ii) the Pro Forma Company Financial Statements shall be deemed to be included in the representations and warranties set forth in Section 4.8(c).

(d) Upon delivery of the Updated AARK Financial Statements, such financial statements (other than the Pro Forma AARK Financial Statements) shall (i) be deemed to be included in “Audited AARK Financial

Statements” for the purposes of this Agreement and the representations and warranties set forth in Section 4.8 (other than Section 4.8(f)) shall be deemed to apply to such Audited AARK Financial Statements mutatis mutandis with the same force and effect as if the Updated AARK Financial Statements (other than the Pro Forma AARK Financial Statements) were delivered prior to the date of this Agreement; and (ii) the Pro Forma AARK Financial Statements shall be deemed to be included in the representations and warranties set forth in Section 4.8(f).

(e) If the Proxy/Registration Statement has not been declared effective by the SEC on or prior to May 15, 2023, then each of the Company and AARK shall provide to Parent as promptly as practicable following the end of any fiscal quarter (but in any event within 30 days following the end of any fiscal quarter other than the fourth quarter, which shall be 60 days) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, statement of changes in shareholders’ deficit and cash flows of the Company and its Subsidiaries or the AARK Business, as applicable, as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal year), as applicable, that is required to be included in the Proxy/Registration Statement and any other filings to be made by Parent with the SEC in connection with the Transactions.

(f) Each of the Sole Shareholder, AARK, Amalgamation Sub and Parent shall, and AARK shall cause the other Group Companies to, use its reasonable best efforts to (i) assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Group Companies, the Sole Shareholder, Amalgamation Sub or Parent, in preparing in a timely manner other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by Parent with the SEC in connection with the Transactions, and (ii) to obtain the consent of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 6.4 Related Party Agreements. Except for those agreements and relationships set forth on Section 6.4 of the AARK Schedules, all Related Party Agreements shall be terminated or settled at or prior to the Amalgamation Effective Time without further liability to Parent, Amalgamation Sub or any of the Group Companies.

Section 6.5 Exchange Listing. During the Interim Period, the Sole Shareholder and AARK shall, and shall cause each other Group Company to, provide all reasonable assistance reasonably required by Parent in order for Parent to cause the Parent Class A Ordinary Shares to be issued in connection with the Transactions to be approved for listing on the Nasdaq Global Market or the Nasdaq Capital Market (“Nasdaq”) and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Amalgamation Effective Time.

Section 6.6 Notice of Developments. During the Interim Period, AARK shall promptly (and in any event prior to the Amalgamation Effective Time) notify Parent and Amalgamation Sub in writing, upon any of the Sole Shareholder or the Group Companies becoming aware (awareness being determined with reference to the knowledge of the Company) of: (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any Party to effect the Transactions not to be satisfied; (b) any breach of a representation or warranty in Article IV; or (c) any notice or other communication from any Governmental Authority which is reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of the Parties to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 6.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, Parent or Amalgamation Sub.

Section 6.7 No Trading. Each of AARK (on behalf of the other Group Companies) and the Sole Shareholder acknowledges and agrees, that it or he is aware, and that its Affiliates have been made aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of AARK (on behalf of the Group Companies) and the Sole Shareholder agrees that it or he shall not and shall cause its Affiliates, if applicable, not to purchase or sell any Equity Securities of Parent in violation of such Laws.

Section 6.8 Consents.

(a) Within 24 hours of the date of this Agreement, AARK shall cause the Company to deliver the Written Consent to Parent in accordance with applicable Law.

(b) Within 24 hours of the date of this Agreement, AARK shall deliver the Sole Shareholder Consent to Parent. Without limiting the foregoing, the Sole Shareholder shall exercise his rights as the sole shareholder of AARK in so far as he is able to cause AARK to approve the Amalgamation Proposal, including by voting in favor of the Amalgamation Proposal.

Section 6.9 Tax Matters.

(a) The Group Companies shall obtain from a Big Four Accounting Firm an opinion on Tax issues related to the Transactions (collectively, the “Big Four Opinion”), together with a reliance letter benefitting Parent to be signed and agreed to by the Big Four Accounting Firm in respect of the Big Four Opinion as of the Amalgamation Effective Time (the “Reliance Letter”) as further set forth in Section 6.9(a) of the AARK Schedules.

(b) Prior to Closing, to the reasonable satisfaction of Parent, the Company shall cause its subsidiary to complete tax matters set forth in Section 6.9(b) of the AARK Schedules.

ARTICLE VII

COVENANTS OF PARENT AND AMALGAMATION SUB

Section 7.1 Nasdaq Listing.

(a) From the date of this Agreement through the Amalgamation Effective Time, Parent shall use its reasonable best efforts to ensure the Parent Class A Ordinary Shares remain listed on Nasdaq.

(b) Prior to the Amalgamation Effective Time, Parent shall apply for, and shall use its reasonable best efforts to cause, the Parent Class A Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the DTC, subject only to official notice of issuance.

Section 7.2 Conduct of Business. During the Interim Period, each of Parent and Amalgamation Sub shall, except (i) as otherwise explicitly contemplated by this Agreement or the other Transaction Documents, (ii) as required by Law, (iii) as consented to by AARK in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or as necessary to seek and (if approved) give effect to a Parent Extension Proposal or (iv) as set forth in Section 7.2 of the Parent Disclosure Schedule, (A) use reasonable best efforts to operate its business in the ordinary course consistent with past practice; and (B) comply in all material respects with its Governing Documents. Without limiting the generality of the foregoing, except as set forth in Section 7.2 of the Parent Disclosure Schedule or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Parent and Amalgamation Sub shall not, except as otherwise contemplated by this Agreement or the other Transaction Documents or as required by Law:

(a) change, modify or amend the Trust Agreement (in the case of Parent only) or its Governing Documents, or seek any approval from its shareholders to do so, except as contemplated by the Transaction Proposals;

(b) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(c) (i) make, declare, set aside or pay any dividend or distribution (whether in cash, stock or property) to its shareholders or make any other distributions in respect of any of its Equity Securities, (ii) split, combine, reclassify, subdivide or otherwise amend any terms of its Equity Securities, or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding Equity Securities, other than, in the case of Parent only, redemptions of Parent Class A Ordinary Shares made as part of the Parent Share Redemptions;

(d) except in the ordinary course of business consistent with past practice or as required by applicable Law, (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any Tax authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than customary commercial Contracts not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or with respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(e) other than as expressly required by the Sponsor Support Agreement or any other Transaction Document, enter into, renew or amend in any material respect, any Contract with Sponsor or an Affiliate of Parent (including (i) any Person in which the Sponsor has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater and (ii) any Person who has a direct or indirect legal or beneficial ownership interest of five percent (5%) or greater in the Sponsor);

(f) incur, guarantee or otherwise become liable for any Indebtedness, other than (i) liabilities incurred in the ordinary course of business and in an amount, individually or in the aggregate, not to exceed $100,000 and (ii) any Parent Transaction Expenses;

(g) (A) issue any Equity Securities or securities exercisable for or convertible into Equity Securities (other than, in the case of Parent only, issuances of new Parent Warrants issued to Sponsor in respect of the capitalization of any Working Capital Loans or issuances of Parent Ordinary Shares issuable upon, or subject to, the exercise or settlement of the Parent Warrants), (B) grant any options, warrants or other equity-based awards with respect to any Equity Securities not outstanding on the date of this Agreement, or (C) in the case of Parent, other than pursuant to the Transaction Documents, amend, modify or waive any of the terms or rights set forth in any Parent Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(h) make any change in its accounting principles or methods unless required by GAAP;

(i) form any Subsidiary;

(j) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(k) terminate without replacement, or fail to use reasonable efforts to maintain any License material to the conduct of its business;

(l) waive the restrictive covenant obligations of any current or former employee; or

(m) enter into any agreement to do any action prohibited under this Section 7.2.

Section 7.3 Parent Public Filings. From the date of this Agreement through the Amalgamation Effective Time, Parent will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.4 Section 16 Matters. Prior to the Amalgamation Effective Time, Parent shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Parent Class A Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become a “covered person” of Parent (including by virtue of being deemed a director by deputization) for purposes of Section 16 of the Exchange Act, to be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 7.5 Trust Account Proceeds and Related Available Equity. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Amalgamation Effective Time, Parent shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to pay (1) as and when due all amounts payable to Parent Shareholders pursuant to the Parent Share Redemptions, and (2) all remaining amounts then available in the Trust Account to the Amalgamated Company for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 7.6 Amalgamation Proposal. Within 24 hours of the date of this Agreement, Parent shall deliver to AARK its consent, as sole shareholder of Amalgamation Sub, approving the Amalgamation. Without limiting the foregoing, Parent shall exercise its rights as the sole shareholder of Amalgamation Sub in so far as it is able to cause Amalgamation Sub to approve the Amalgamation Proposal, including by voting in favor of the Amalgamation Proposal.

ARTICLE VIII

JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) Each of the Parties shall use its reasonable best efforts to cooperate in good faith with any Governmental Authority and use its reasonable best efforts to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as promptly as reasonably practicable and any and all actions necessary to consummate the Transactions as contemplated hereby; provided, that notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.1(a) or any other provision of this Agreement shall require or obligate Parent or any other Person to take any actions with respect to Parent’s Affiliates (other than Amalgamation Sub), Sponsor or their respective Affiliates (other than Amalgamation Sub). Without limiting the generality of the foregoing, each of the Parties will as promptly as reasonably practicable after execution of this Agreement (but in no event later than ten Business Days after the date of this Agreement, which such ten Business Day period shall not apply to the filing of the Amalgamation Documents with ACRA) make all filings or submissions as may be required to obtain the Regulatory Approvals including supplying any information or documentation that may be requested by Governmental Authorities in connection therewith. Each of the Parties shall use its reasonable best efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as reasonably possible after the execution of this Agreement.

(b) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Parties shall (and, to the extent required, shall cause its controlled Affiliates to): (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by applicable Law, each of the Parties shall (and shall cause its controlled Affiliates to) promptly furnish the other Parties, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the Parties shall extend any waiting period or comparable period or enter into any agreement with any Governmental Authority without the written consent of the other Parties. To the extent not prohibited by applicable Law, each of the Parties agrees to provide the other Parties and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

(c) No Party shall take, and AARK shall not permit any other Group Company to take, any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other Governmental Order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(d) Subject to Section 12.6, AARK or the Company, on the one hand, and Parent, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and other related fees in connection with the Regulatory Approvals.

Section 8.2 Exclusivity.

(a) During the Interim Period, and in all cases subject to Section 6.1, each of the Group Companies, the Sole Shareholder, and the Company Shareholders shall not, and each shall cause its Representatives and Subsidiaries, if applicable, not to, directly or indirectly: (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than Parent and Sponsor (and their respective Representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual dataroom) any information relating to the Group Companies or any of their respective assets or businesses, or afford access to the assets, business, properties, books or records of the Group Companies to a Competing Buyer, for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Competing Transaction; (v) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Competing Transaction or any proposal or offer that would reasonably be expected to lead to a Competing Transaction, or publicly announce an intention to do so; or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. AARK shall, and shall cause its Affiliates (including the other Group Companies, the Sole Shareholder and their and its respective Affiliates), the Company Shareholders and Representatives acting on its behalf to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Transaction. The Parties agree that any violation of the restrictions set forth in this Section 8.2(a) by any of AARK, its Affiliates (including the other Group Companies, the Sole Shareholder or any of their or its respective Affiliates) or any of their respective Representatives shall be deemed to be a breach of this Section 8.2(a) by AARK.

(b) During the Interim Period, and in all cases subject to Section 7.2, each of Parent and Amalgamation Sub shall not, and shall direct its Representatives not to, directly or indirectly: (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving Parent, Amalgamation Sub and any other corporation, partnership or other business organization other than the Company and its Subsidiaries (a “Parent Competing Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Parent Competing Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Parent Competing Transaction or any proposal or offer that would reasonably be expected to lead to a Parent Competing Transaction or (iv) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of Parent and Amalgamation Sub shall, and shall direct their respective controlled Affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Competing Transaction. The Parties agree that any violation of the restrictions set forth in this Section 8.2(b) by Parent, Amalgamation Sub or their respective controlled Affiliates or Representatives shall be deemed to be a breach of this Section 8.2(b) by Parent or Amalgamation Sub, as applicable.

Section 8.3 Parent Extension Proposals. The Parties acknowledge and agree that the Parent Extension Proposal will be timely submitted to the Parent Shareholders for approval. AARK and Parent will cooperate with one another with the preparation, filing and mailing of proxy materials to be sent to Parent Shareholders seeking approval of such Parent Extension Proposal.

Section 8.4 Communications; Preparation of Proxy/Registration Statement; Parent Shareholders’ Meeting and Approvals.

(a) Communications. The Parties shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable following the execution of this Agreement (but in any event within four Business Days thereafter), Parent shall file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”). The Parties shall mutually agree upon, and as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”).

(b) Proxy/Registration Statement and Prospectus.

(i) As promptly as reasonably practicable after the execution of this Agreement, the Parties shall prepare, and Parent shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including a proxy statement, the “Proxy/Registration Statement”) among other things, registering the Parent Class A Ordinary Shares issuable to the Parent Shareholders pursuant to this Agreement and relating to the Parent Shareholders’ Meeting to approve and adopt: (A) this Agreement, the other Transaction Documents, and the Business Combination; (B) the Parent A&R Articles; (C) the issuance of Parent Class A Ordinary Shares and Parent Class V Ordinary Share in connection with the Transactions as required by Nasdaq; (D) Parent to be renamed “Aeries Technology, Inc.”; (E) the New ESOP; (F) the adjournment of the Parent Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or any proposal in (G); and (H) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and any other proposals as reasonably agreed by the Parties to be necessary or appropriate in connection with the Transactions (such proposals in (A) through (H), collectively, the “Transaction Proposals”).

(ii) The Parties shall (and AARK shall cause each of the other Group Companies to) each use its reasonable best efforts to (A) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all applicable Laws and rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (C) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Parties shall (and AARK shall cause each of the other Group Companies to) use its reasonable best efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Parent Class A Ordinary Shares and Parent Class V Ordinary Share pursuant to this Agreement. Each of the Parties also agrees to (and AARK shall cause each of the other Group Companies to) use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the Transactions, and each Party shall furnish all information concerning such Party and its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action.

(iii) Each Party shall furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of a Party or his or its Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions.

(iv) Subject to Section 12.6, AARK or the Company, on the one hand, and Parent, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees.

(v) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by the Parties. Parent will advise AARK, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of any Parent Class A Ordinary Shares or Parent Class V Ordinary Share to be issued or issuable in connection with this Agreement (or upon exercise of any Parent Warrants) for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide AARK with a reasonable opportunity to provide comments and amendments to any such filing. The Parties shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(vi) Each of the Parties shall ensure that none of the information supplied by such Party or on such Party’s behalf for inclusion or incorporation by reference in (A) the Proxy/Registration Statement will, at the time the Proxy/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (B) the Proxy/Registration Statement will, at the date it is first mailed to the Parent Shareholders and at the time of the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (C) any document submitted to any other Governmental Authority or any announcement or public statement regarding the Transactions

(including the Signing Press Release) will, at the time such information is filed, submitted or made publicly available, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(vii) If at any time prior to the Amalgamation Effective Time a Party becomes aware that any information relating to such Party or any of its Subsidiaries, Affiliates, directors or officers set forth in the Proxy/ Registration Statement is required to be amended, so that the Proxy/Registration Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Parent Shareholders.

(c) Parent Shareholder Approval.

(i) After the Proxy/Registration Statement is declared effective under the Securities Act, Parent shall (A) as promptly as reasonably practicable, mail the Proxy/Registration Statement to the Parent Shareholders (which shall set forth a record date for, duly call and give notice of a meeting of the Parent Shareholders (including any adjournment or postponement thereof, the “Parent Shareholders’ Meeting”)) and (B) no later than 30 Business Days after the mailing of the Proxy/Registration Statement to the Parent Shareholders, or such other date as may be agreed by Parent and the Company, acting reasonably, hold such Parent Shareholders’ Meeting for the purpose of voting on the Transaction Proposals, obtaining the Parent Shareholder Approval (including, if necessary, any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), and providing Parent Shareholders with the opportunity to elect to effect a Parent Share Redemption and such other matters as may be mutually agreed by Parent and AARK.

(ii) Parent will use its reasonable best efforts to (A) solicit from the Parent Shareholders proxies in favor of the adoption of the Transaction Proposals, including the Parent Shareholder Approval, and (B) obtain the vote or consent of the Parent Shareholders required by and in compliance with all applicable Law, Nasdaq rules and Parent’s Initial Articles. Parent (x) shall consult with AARK regarding the record date and the date of the Parent Shareholders’ Meeting, and (y) shall not adjourn or postpone the Parent Shareholders’ Meeting without the prior written consent of AARK (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Parent may adjourn or postpone (as applicable) the Parent Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that Parent reasonably determines is necessary to comply with applicable Laws is provided to the Parent Shareholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the Parent Shareholders’ Meeting is originally scheduled, there are insufficient Parent Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting, or (3) if, as of the time that the Parent Shareholders’ Meeting is originally scheduled adjournment of the Parent Shareholders’ Meeting is necessary to enable Parent to solicit additional proxies required to obtain Parent Shareholders Approval; provided, further, that Parent may adjourn on one or more occasions without the consent of AARK so long as the date of the Parent Shareholders’ Meeting is not adjourned or postponed more than an aggregate of 30 consecutive calendar days in connection with such adjournment or postponement.

(iii) The Proxy/Registration Statement shall include a statement to the effect that the Parent Board has unanimously recommended that the Parent Shareholders vote in favor of the Transaction Proposals at the Parent Shareholders’ Meeting (such statement, the “Parent Board Recommendation”) and neither the Parent Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Parent Board Recommendation (a “Change in Recommendation”); provided, that the Parent Board may make a Change in Recommendation prior to receipt of the Parent Shareholder Approval if it determines in good faith that it is required to do so in order to comply with the directors’ fiduciary duties under applicable Laws.

Section 8.5 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, each Party shall, and AARK shall cause the other Group Companies and the Sole Shareholder to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any Party or its respective Affiliates, as applicable, are required to obtain in order to consummate the Transactions, and (b) take such other action as may be reasonably necessary or as another Party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that none of the Parties shall be required to act or omit to take any action that would constitute a breach of Section 6.1 or Section 7.2, as applicable.

Section 8.6 Amalgamation.

(a) Prior to the Amalgamation Effective Time, each of AARK and Amalgamation Sub shall take all such actions as are reasonably necessary so that the Amalgamation shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of the foregoing:

(i) as promptly as practicable following the execution of this Agreement, AARK and Amalgamation Sub shall begin drafting (or cause its auditors to begin drafting) directors’ declarations, statements of material interests of directors, solvency statements, accompanying auditors’ reports and such other information relating to the Amalgamation as is or may be required under the Singapore Companies Act, in each case with respect to the Amalgamation (the “Other Amalgamation Documents” together with the Amalgamation Proposal, the “Amalgamation Documents”);

(ii) as promptly as practicable following the execution of this Agreement, each of AARK and Amalgamation Sub shall contact and engage with its secured creditors (if any) and such other creditors of AARK and/or Amalgamation Sub as may be agreed between Parent and AARK and use its reasonable best efforts to obtain the written consent of such creditors to the Amalgamation and the Transactions on terms satisfactory to AARK and the Parent, both acting reasonably;

(iii) as promptly as practicable before or following (as applicable) the effectiveness of the Proxy/Registration Statement each of AARK and Amalgamation Sub shall:

(1) so far as they are lawfully able, exercise their powers to cause the boards of directors of each of Amalgamation Sub and AARK, respectively, to approve the Amalgamation and make solvency statements and/or declarations in respect of Amalgamation Sub and/or AARK (as the case may be);

(2) dispatch the Amalgamation Documents to its shareholders in accordance with the Singapore Companies Act;

(3) dispatch the notice of the Amalgamation Proposal to its secured creditors (if any) in accordance with the Singapore Companies Act and such other creditors of AARK and/or Amalgamation Sub as may be agreed between Parent and AARK;

(4) cause the notice of the Amalgamation Proposal to be published in one daily English-language newspaper of general circulation in Singapore in accordance with the Singapore Companies Act;

(iv) as promptly as practicable following receipt of the Parent Shareholder Approval and the Written Consent, each of AARK and Amalgamation Sub shall take all steps reasonably necessary to secure the pre-clearance of the Amalgamation by ACRA;

(v) AARK shall provide to Parent evidence reasonably satisfactory to Parent that ACRA has no further comments on the relevant Amalgamation Documents following ACRA’s review, that the Amalgamation Documents may be filed pursuant to Section 215E of the Singapore Companies Act and that promptly following such filing ACRA will confirm the Amalgamation has become effective; provided, that for the purposes of determining satisfaction of the conditions in Article IX as they relate to the performance of the covenants in this Section 8.6(a)(v), the words “in all material respects” in Section 9.3(b) shall be disregarded for purposes of determining whether the covenants set forth in this Section 8.6(a)(v) have been performed; and

(vi) no later than 10:00 a.m. Singapore time on the date the consummation of the Amalgamation shall occur, AARK shall pay the fee prescribed by ACRA to effect the Amalgamation and lodge with ACRA the prescribed form relating to the Amalgamation, the Amalgamation Proposal, the required directors’ declarations, the required solvency statements, the required declaration of the directors of each of AARK and Amalgamation Sub that the Amalgamation has been approved by the shareholders of AARK and Amalgamation Sub, respectively, the required declarations regarding no prejudice to creditors, and the constitution of the amalgamated entity, in each case relating to the Amalgamation and in accordance with the Singapore Companies Act.

(b) AARK and Amalgamation Sub shall (i) cause the Amalgamation Documents when delivered to shareholders, secured creditors or such other creditors as may be agreed between Parent and AARK or lodged with ACRA, to comply in all material respects with all Laws applicable thereto (including the Singapore Companies Act) and rules and regulations promulgated by ACRA, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the ACRA concerning the Amalgamation Documents, and (iii) cause the Amalgamation to be declared effective under the Singapore Companies Act on the date that the consummation of the Amalgamation shall occur.

(c) Any filing of, or amendment or supplement to, the Amalgamation Documents will be mutually prepared and agreed upon by AARK, Parent and Amalgamation Sub. Each of AARK and Amalgamation Sub will advise the Company and Parent, promptly after receiving notice thereof, of the time when the Amalgamation has become effective under the Singapore Companies Act or of any request by the ACRA for amendment of the Amalgamation Documents or comments thereon and responses thereto or requests by ACRA for additional information and responses thereto, and shall provide the Company and Parent a reasonable opportunity to provide comments and amendments to any such filing. Parent, Amalgamation Sub, AARK and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of ACRA or its staff with respect to the Amalgamation Documents and any amendment to the Amalgamation Documents filed in response thereto.

(d) Each Party shall ensure that all of the information supplied by such Party or on such Party’s behalf for inclusion or incorporation by reference in the Amalgamation Documents will, at the time the Amalgamation Documents are (i) sent to shareholders, secured creditors and such other creditors as may be agreed between Parent and AARK, in each case, of AARK or Amalgamation Sub, as applicable or (ii) lodged with ACRA, be true, accurate and not misleading.

(e) If at any time prior to the Amalgamation Effective Time a Party becomes aware that any information relating to such Party or any of its Subsidiaries, Affiliates, directors or officers set forth in the Amalgamation Documents is required to be amended, so that the Amalgamation Documents would not fail to be true, accurate or not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly lodged with ACRA and, to the extent required by the Singapore Companies Act, disseminated to the shareholders and secured creditors of AARK and Amalgamation Sub.

(f) If at any time prior to the Amalgamation Effective Time a Party becomes aware that any member or creditor of AARK or Amalgamation Sub or any other Person to whom AARK or Amalgamation Sub is under an obligation, intends to object or has objected to the Amalgamation Proposal (or the notification of publication thereof) (each, an “Amalgamation Objection”), (i) the Parties shall discuss in good faith how to address any such Amalgamation Objection and the Parties shall use their respective reasonable best efforts to deal with such Amalgamation Objection (whether by paying or discharging obligations to the applicable creditors or otherwise) so that no member or creditor of AARK or Amalgamation Sub, or other person to whom AARK or Amalgamation Sub is under an obligation, is able to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to the Amalgamation Proposal, and (ii) no Party shall agree to any material settlement or accommodation in respect of any Amalgamation Objection without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed).

Section 8.7 Tax Matters.

(a) Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, stamp duty reserve tax, registration, value added or other similar Taxes (including any fees, costs and associated penalties and interest associated therewith) (“Transfer Taxes”) incurred in connection with this Agreement shall be borne by Parent. The Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and shall timely pay (or cause to be timely paid) to the applicable Governmental Authority such Transfer Taxes. For the avoidance of doubt, Transfer Taxes referred to in this Section 8.7(a) shall exclude Taxes imposed on income, profit or gain, including Taxes under the IT Act.

(b) PFIC Matters. Parent shall provide to Parent shareholders a properly prepared and qualifying “PFIC Annual Information Statement” (as described in Treasury Regulations Section 1.1295-1(g)) as is required in order to enable such Parent shareholders to make a timely and valid “Qualifying Electing Fund” election under Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) for any taxable year during which Parent more likely than not qualifies as a “Passive Foreign Investment Company” under Section 1297 of the Code (and the Treasury Regulations promulgated thereunder). AARK and the Company shall assist and cooperate with Parent to provide the PFIC Annual Information Statement.

Section 8.8 Cooperation; Consultation.

(a) Prior to the Amalgamation Effective Time, each of the Parties shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement (including the PIPE Investment) the Parties mutually agree to seek in connection with the Transactions (it being understood and agreed that the consummation of any such financing by the Group Companies, Parent or Amalgamation Sub shall be subject to such Parties’ mutual agreement), including (if mutually agreed by such Parties) (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of Parent and the Group Companies at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Parent, or their respective auditors.

(b) From the date of this Agreement until the Amalgamation Effective Time, except to the extent inconsistent with applicable Laws or any confidentiality obligations to third parties, each of the Parties shall keep the others reasonably informed from time to time upon reasonable request with respect to the PIPE Investment, including by consulting and cooperating with, and considering in good faith any feedback from, the other or its financial advisors (if any) engaged for the purposes of the Transactions with respect to such matters. Further, the Parties shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) the terms of the agreements relating to the allocation of the Bonus Shares Pool.

Section 8.9 PIPE Investments. Parent will promptly deliver to AARK true, correct and complete copies of each Subscription Agreement upon execution thereof, pursuant to which, and on the terms and subject to the conditions of which, the PIPE Investors will agree, in connection with the Transactions, to purchase from Parent, Parent Class A Ordinary Shares. Each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and to: (a) satisfy on a timely basis all conditions and covenants applicable to it in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that another of them or its Affiliates controls the satisfaction of and other than those conditions that by their nature are to be satisfied at the Amalgamation Effective Time, but subject to their satisfaction at the Amalgamation Effective Time) have been satisfied, consummate transactions contemplated by the Subscription Agreements immediately following the Amalgamation Effective Time; (c) confer with the other parties regarding timing of the expected Amalgamation Effective Time (as defined in the Subscription Agreements); (d) deliver notices to the counterparties to the Subscription Agreements sufficiently in advance of the Amalgamation Effective Time to cause them to fund their obligations as far in advance of the Amalgamation Effective Time as permitted by the Subscription Agreements; and (e) cause the applicable PIPE Investors to pay to (or as directed by) Parent the applicable portion of the investment amount, as applicable, set forth in the applicable Subscription Agreement in accordance with their terms. Parent shall take all actions required under the Subscription Agreements with respect to the timely book-entry or issuance and delivery of any physical certificates evidencing Parent Class A Ordinary Shares as and when required under any such Subscription Agreements.

Section 8.10 Indemnification and Insurance.

(a) From and after the Amalgamation Effective Time, each of Parent and the Amalgamated Company agrees that it shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer, manager or employee of any of the Group Companies, Parent and Amalgamation Sub (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of any of the Group Companies, Parent or Amalgamation Sub, respectively) (“Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Amalgamation Effective Time, whether asserted or claimed prior to, at or after the Amalgamation Effective Time, to the fullest extent that any of the Group Companies, Parent and Amalgamation Sub, as the case may be, would have been permitted under applicable Law and each of their respective Governing Documents in effect on the date of this Agreement to indemnify such Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, each of Parent and the Amalgamated Company shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six years from the Amalgamation Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Indemnified Parties that are no less favorable to such Indemnified Parties than the provisions of the Governing Documents of any of the Group Companies, Parent or Amalgamation Sub, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of such Indemnified Parties thereunder, in each case, except as required by applicable Law.

(b) For a period of six years from the Amalgamation Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Parent’s, any of the Group Companies’ or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company, Parent or their respective Representatives, as applicable) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Parent be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Parent or the applicable Group Company, as applicable, for such insurance policy for the year ended December 31, 2021; provided, that (i) Parent may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Amalgamation Effective Time and (ii) if any claim is asserted or made within such six year period, any insurance required to be maintained under this Section 8.10 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, (i) this Section 8.10 shall survive from and after the Amalgamation Effective Time indefinitely and shall be binding, jointly and severally, on Parent and the Amalgamated Company and all of their respective successors and assigns; and (ii) in the event that Parent or the Amalgamated Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, each of Parent and the Amalgamated Company shall ensure that proper provision shall be made so that the successors and assigns of Parent and the Amalgamated Company, as applicable, shall succeed to the obligations set forth in this Section 8.10.

(d) At the Amalgamation Effective Time, Parent shall enter into customary indemnification agreements reasonably satisfactory to each of the Company, AARK and Parent with the directors and officers of Parent appointed pursuant to Section 2.3(a) the effectiveness of which shall continue to be effective following the Amalgamation Effective Time.

(e) The provisions of this Section 8.10: (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Amalgamation Effective Time, an Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Parent and the Amalgamated Company and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise, and (iv) shall survive the Amalgamation and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the prior written consent of such Indemnified Party.

Section 8.11 Shareholder Litigation. Each Party shall promptly advise Parent, and Parent shall promptly advise the other Parties of any Action commenced or threatened on or after the date of this Agreement against such Party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or Parent Shareholder relating to this Agreement, the Amalgamation or any of the other Transactions, the occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any Party to effect the Transactions not to be satisfied or is reasonably likely to have a material adverse effect on the ability of the Parties to consummate the Transactions or to materially delay the timing thereof (any such Action, “Shareholder Litigation”), and such Party shall keep the other Parties reasonably informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the Parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Competing Transaction or Parent Competing Transaction, (a) the Sole Shareholder, AARK and the other Group Companies shall give Parent a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of Parent in connection therewith) brought against the Company or AARK, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) Parent and shall give the Company a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against Parent, any of its Subsidiaries or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.12 Pre-Closing Restructuring. Prior to the Amalgamation Effective Time, the Company Shareholders and AARK shall, and shall cause the Company and its and their respective Affiliates to, consummate the transactions and actions set forth on Section 8.12 of the AARK Schedules (such transactions, the “Pre-Closing Restructuring”).

Section 8.13 Exchange Agreements. At the Amalgamation Effective Time, (a) the Company, Parent and the applicable Company Shareholders shall enter into the applicable Exchange Agreements, the effectiveness of which shall be subject to and contingent upon the occurrence of the consummation of the Amalgamation and (b) AARK, Parent, the Sole Shareholder and the Parent Class V Ordinary Share Holder shall enter into the applicable Exchange Agreement, the effectiveness of which shall be subject to and contingent upon the occurrence of the consummation of the Amalgamation.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of the Parties. The obligations of each of the Parties to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such Party:

(a) the Parent Shareholder Approval shall have been obtained;

(b) the Company Shareholder Approval shall have been obtained;

(c) the Parent Class A Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(d) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (that has not been rescinded) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(e) no Action initiated by a Governmental Authority shall be pending before any Governmental Authority which, if successful, would enjoin or prohibit the consummation of the Transactions; and

(f) the Big Four Opinion and the Reliance letter, each dated as of the Amalgamation Effective Time, shall have been delivered to Parent.

Section 9.2 Conditions to the Obligations of the Company and AARK. The obligations of AARK to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by AARK:

(a) (i) the Parent and Amalgamation Sub Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the date the Amalgamation Effective Time shall occur, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of Parent and Amalgamation Sub contained Article V other than the Parent and Amalgamation Sub Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the date the Amalgamation Effective Time shall occur, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 9.2(a)(ii), inaccuracies or omissions that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Amalgamation Sub to enter into and perform its obligations under this Agreement;

(b) each of the covenants of Parent and Amalgamation Sub under this Agreement and the other Transaction Documents to be performed as of or prior to the Amalgamation Effective Time shall have been performed in all material respects, and each of the covenants of the Sponsor under the Sponsor Support Agreement to be performed as of or prior to the Amalgamation Effective Time shall have been performed in all material respects;

(c) an authorized officer of Parent shall have executed and delivered to AARK a certificate, dated as of the date the Amalgamation Effective Time shall occur, certifying that the conditions in Section 9.2(a) and Section 9.2(b) have been fulfilled; and

(d) to the extent required under the Sponsor Support Agreement, the escrow agreement referenced therein has been executed and delivered by the parties thereto.

Section 9.3 Conditions to the Obligations of Parent and Amalgamation Sub. The obligations of each of Parent and Amalgamation Sub to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Parent:

(a) (i) the Group Companies Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Amalgamation Effective Time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects at and as of such date, and (ii) each of the representations and warranties of the Group Companies contained in Article IV, other than the Group Companies Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct in each case as of the Amalgamation Effective Time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Company Material Adverse Effect or any similar qualification or exception) shall be true and correct at and as of such date, except for, in each case under this Section 9.3(a)(ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) each of the covenants of AARK and each of the other Group Companies under this Agreement and the other Transaction Document to be performed as of or prior to the Amalgamation Effective Time shall have been performed in all material respects, and each of the covenants of the Company Shareholders under the AARK and Aeries Equity Holder Support Agreement to be performed as of or prior to the Amalgamation Effective Time shall have been performed in all material respects;

(c) the Pre-Closing Restructuring shall have been consummated in accordance with Section 8.12 of the AARK Schedules, and AARK shall have provided Parent with evidence reasonably acceptable to Parent of the consummation of all applicable steps and transactions of the Pre-Closing Restructuring;

(d) at the Amalgamation Effective Time, Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51 1(g)(1) of the Exchange Act) remaining after accounting for Parent Share Redemptions; and

(e) an authorized officer of AARK shall have executed and delivered to Parent and Amalgamation Sub a certificate, dated as of the date the Amalgamation Effective Time shall occur, certifying that the conditions in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been fulfilled.

Section 9.4 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE X

CLOSING

Section 10.1 Deliveries by AARK. At or prior to the Amalgamation Effective Time, AARK, as applicable, will deliver or cause to be delivered to Parent or Amalgamation Sub, as applicable, (unless delivered previously) the following:

(a) the Amalgamation Proposal and other Amalgamation Documents, executed by AARK;

(b) the applicable Exchange Agreements, executed by the Company and the applicable Company Shareholders;

(c) the applicable Exchange Agreement, executed by AARK, the Sole Shareholder and the Parent Class V Ordinary Share Holder;

(d) a certificate issued by the registered agent of each of the Company and AARK certifying as to its existence and good standing (or similar concept) and attaching certified copies of their respective register of members, register of directors and register of charges certified by the registered agent of the Company or AARK, as applicable, dated no earlier than three Business Days prior to the Amalgamation Effective Time but following the consummation of the Pre-Closing Restructuring;

(e) resolutions of the AARK Board approving, this Agreement and the other Transaction Documents to which AARK is a party, including the Amalgamation Proposal, and approving the Transactions;

(f) not less than two Business Days prior to the date the Amalgamation Effective Time shall occur, (i) the final invoices from the applicable service providers to the Group Companies with respect to the Group Companies Transaction Expenses and (ii) a certificate signed by an authorized officer of the Company, solely in his or her capacity as such and not in his or her personal capacity, setting forth (A) all Group Companies Transaction Expenses that have not been paid as of immediately prior to the Amalgamation Effective Time and will not be paid as of immediately prior to the Amalgamation Effective Time, and (B) all Group Companies Transactions Expenses that were paid by the Group Companies immediately prior to the Amalgamation Effective Time (the “Previously Paid Group Companies Transaction Expenses”); and

(g) evidence of termination of each of the Related Party Agreements except those set forth on Section 6.4 of the AARK Schedules, in form and substance reasonably satisfactory to Parent; and

(h) any other document reasonably required to be delivered by the Company or AARK at the Amalgamation Effective Time pursuant to this Agreement.

Section 10.2 Deliveries by Parent and Amalgamation Sub. At or prior to the Amalgamation Effective Time, Parent or Amalgamation Sub, as applicable, will deliver or cause to be delivered to AARK, as applicable, (unless delivered previously) the following:

(a) the Amalgamation Proposal and other Amalgamation Documents, executed by Amalgamation Sub;

(b) the Exchange Agreements, executed by Parent;

(c) evidence satisfactory to the Company of the filing of the Parent A&R Articles with the Cayman Registrar;

(d) evidence of the director appointments in accordance with Section 2.3(a);

(e) resolutions of the Parent Board approving this Agreement and the other Transaction Documents to which Parent is a party and approving the Transactions;

(f) resolutions of the Amalgamation Sub Board approving this Agreement and the other Transaction Documents to which Amalgamation Sub is a party, including the Amalgamation Proposal, and approving the Transactions; and

(g) not less than two Business Days prior to the date the Amalgamation Effective Time shall occur, (i) the final invoices from the applicable service providers to Parent with respect to the Parent Transaction Expenses and (ii) a certificate signed by an authorized officer of Parent, solely in his or her capacity as such and not in his or her personal capacity, setting forth all Parent Transaction Expenses that have not been paid as of immediately prior to the Amalgamation Effective Time and will not be paid as of immediately prior to the Amalgamation Effective Time.

Section 10.3 Payment of Transaction Expenses. At the Amalgamation Effective Time, Parent shall use a portion of the Aggregate Cash to pay, or cause to be paid, on behalf of Parent or the Group Companies, as applicable, the Parent Transaction Expenses and Group Companies Transaction Expenses in the amounts and in accordance with the wire transfer instructions set forth in the certificates to be delivered pursuant to Section 10.1(f) and Section 10.2(g), respectively.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.1 Termination. This Agreement may be terminated and the Transactions abandoned prior to the Amalgamation Effective Time:

(a) by written consent of AARK and Parent;

(b) by either AARK or Parent, by written notice to the other Parties, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any permanent Law (and not rescinded) or final, non-appealable Governmental Order which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; provided, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such Law or Governmental Order;

(c) by either AARK or Parent, by written notice to the other Parties, if the Parent Shareholder Approval or the approval for the Parent Extension Proposal shall not have been obtained by reason of the failure to obtain the required vote at the Parent Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by Parent, by written notice to AARK, if there is any breach of any representation, warranty, covenant or agreement on the part of the Group Companies or the Sole Shareholder set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Amalgamation Effective Time (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Group Companies or the Sole Shareholder, as applicable, through the exercise of its reasonable best efforts, then, for a period of up to 20 days after submission of notice of such breach (the “Cure Period”), but only as long as the applicable Group Company or the Sole Shareholder, as applicable, continues to use its reasonable best efforts to cure such Terminating Company Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Cure Period;

(e) by AARK, by written notice to Parent, if there is any breach of any representation, warranty, covenant or agreement on the part of Parent or Amalgamation Sub set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Amalgamation Effective

Time (a “Terminating Parent Breach”), except that, if such Terminating Parent Breach is curable by Parent or Amalgamation Sub, as applicable, through the exercise of its reasonable best efforts, then, during the Cure Period, but only as long as Parent or Amalgamation Sub, as applicable, continues to use its reasonable best efforts to cure such Terminating Parent Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Cure Period;

(f) by Parent, by giving written notice to AARK at any time prior to the delivery of the Written Consent and the Sole Shareholder Consent, if (i) the Company does not deliver the Written Consent within the time period pursuant to Section 6.8(a) and (ii) the Sole Shareholder does not deliver the Sole Shareholder Consent within the time period pursuant to Section 6.8(b);

(g) by either Parent or AARK, by written notice to the other Parties, if the Amalgamation Effective Time has not occurred on or prior to the later of (i) September 30, 2023, or (ii) the day set forth in Parent’s then-effective Governing Documents as the last day on which Parent may consummate a Business Combination (such date, the “Outside Date”); provided, that the right to terminate this Agreement under this Section 11.1(g) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Amalgamation Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

(h) by AARK, by giving written notice to Parent, if Aggregate Cash set forth on the Parent Closing Statement is less than $30,000,000.

Section 11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or shareholders, other than liability of a Party for its fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Article XI and Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Trust Account Waiver. AARK, on behalf of itself, the Group Companies and the Sole Shareholder, hereby represents and warrants that it has read the final prospectus of Parent, dated as of October 19, 2021 and filed with the SEC (File No. 333-259801) on October 21, 2021 (the “Prospectus”) available at www.sec.gov, and understands that Parent has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public shareholders (including the public shareholders of the overallotment shares acquired by Parent’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, Parent may disburse monies from the Trust Account only: (a) to the Public Shareholders with respect to Parent Share Redemptions, (b) to the Public Shareholders if Parent fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by an amendment to Parent’s Governing Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to Parent after or concurrently with the consummation of a Business Combination. AARK hereby agrees on behalf of itself and its Affiliates (including the other Group Companies and the Sole Shareholder) that, notwithstanding anything to the contrary in this Agreement (other than in Section 7.5), neither it nor any of its Affiliates (including the other Group Companies and the Sole Shareholder) do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) in connection with any claim that arises as a result of, in connection with, or relating to this Agreement or any other Transaction Document, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability under any Transaction Document (collectively, the “Released Claims”). AARK, on behalf of itself and its Affiliates (including the other Group Companies and the Sole Shareholder), hereby irrevocably waives any Released Claims that it or any of its Affiliates (including the other Group Companies and the Sole Shareholder) may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) in connection with any Released Claims (including for an alleged breach of this Agreement or any other Transaction Document). AARK, on behalf of itself and its Affiliates (including the other Group Companies and the Sole Shareholder), agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent and its Affiliates to induce Parent to enter into the Transaction Documents, and AARK, on behalf of itself and its Affiliates (including the other Group Companies and the Sole Shareholder) further intends and understands such waiver to be valid, binding and enforceable against AARK and each of its Affiliates (including the other Group Companies and the Sole Shareholder) under applicable Law. To the extent AARK or any of its Affiliates (including the other Group Companies and the Sole Shareholder) commences any action or proceeding based upon, in connection with or relating to any Released Claim, which action or proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, AARK, on behalf of itself and its Affiliates (including the other Group Companies and the Sole Shareholder), acknowledges and agrees that its and its Affiliates’ (including the other Group Companies and the Sole Shareholder) sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit AARK or its Affiliates (including the other Group Companies and the Sole Shareholder) (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event AARK or any of its Affiliates (including the other Group Companies and the Sole Shareholder) commences any action or proceeding based upon, in connection with or relating to any Released Claim, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief or otherwise, Parent and its Representatives, as applicable, shall be entitled to recover from AARK and its Affiliates (including the other Group Companies and the Sole Shareholder) the associated legal fees and costs in connection with any such action, in the event Parent or its Representatives, as applicable, prevails in such action or proceeding.

Section 12.2 Waiver. Any Party may, at any time prior to the Amalgamation Effective Time, by action taken by its board of directors or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Section 12.3 Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) on the next Business Day when sent by overnight courier (receipt requested) or (d) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	If to Parent or Amalgamation Sub, to:

Worldwide Webb Acquisition Corp.

770 E Technology Way F13-16

Orem, UT 84097

Attention:   Daniel Webb

Email:     [***]

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP

2601 Olive Street, 17th Floor

Dallas, TX 75201

Attention:   Alain Dermarkar

Email:     [***]

and

Shearman & Sterling LLP

Bank of America Tower

800 Capitol Street, Suite 2200

Houston, TX 77022

Attention:   William B. Nelson

Email:     [***]

(ii)	If AARK, to:

Aark Singapore Pte. Ltd.

#11-00, Wisma Atria

435 Orchard Road,

Singapore - 238877

Attention:   Chairman

Email:     [***]

with copies (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York

Attention:   Rajiv Khanna

Email:     [***]

Section 12.4 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without the prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 12.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, that (a) the Indemnified Parties may enforce Section 8.10, (b) the Non-Recourse Parties may enforce Section 12.17 and (c) the Transaction Expense Payees may enforce Section 12.6.

Section 12.6 Expenses. Except as otherwise set forth in this Agreement, including, for the avoidance of doubt, as provided in Section 8.1(d) and Section 8.4(b)(iv), each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement, the other Transaction Documents and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Amalgamation is consummated, the Parent Transaction Expenses and the Group Companies Transaction Expenses shall be paid from the proceeds of the Aggregate Cash in accordance with Section 10.3. Each payee or recipient of Parent Transaction Expenses or Group Companies Transaction Expenses (collectively, the “Transaction Expense Payees”) is an express third-party beneficiary of this Section 12.6.

Section 12.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws except Sections 5-1401 and 5-1402 of the New York General Obligations Law; provided, that (a) the fiduciary duties of the

Company Board shall be governed by the laws of India, (b) the fiduciary duties of the AARK Board and Amalgamation Sub and the Amalgamation shall, in each case, be governed by the laws of Singapore, and (c) the fiduciary duties of the Parent Board shall be governed by the laws of the Cayman Islands.

Section 12.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a Party’s intent or the effectiveness of such signature.

Section 12.9 Electronic Execution of the Agreement and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement or any other Transaction Document (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.10 Disclosure Schedules. Each of the AARK Schedules and the Parent Disclosure Schedule (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the AARK Schedules and/or the Parent Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Schedule, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedule shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Schedule only if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedule. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.11 Entire Agreement. This Agreement (together with the AARK Schedules and the Parent Disclosure Schedule) and the other Transaction Documents constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 12.12 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, that after the Company Shareholder Approval or the Parent Shareholder Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the Company Shareholders or the Parent Shareholders, respectively, without such approval having been obtained.

Section 12.13 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Amalgamation Effective Time be subject to the prior mutual approval of Parent and AARK, which approval shall not be unreasonably withheld or delayed by any Party; provided, that no Party shall be required to obtain consent pursuant to this Section 12.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.13(a).

(b) The restriction in Section 12.13(a) shall not (i) apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, that in such an event, the Party making the announcement shall use its reasonable best efforts to consult with the other Parties in advance as to its form, content and timing or (ii) prohibit or limit Parent or Amalgamation Sub and their respective Affiliates from disclosing any such information to its current or potential financing sources to the extent permitted by the Confidentiality Agreement. Disclosures resulting from the Parties’ efforts to obtain approval under applicable Law and to make any related filing shall be deemed not to violate this Section 12.13.

Section 12.14 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.15 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the federal and state courts sitting in New York County, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.15.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 12.16 Enforcement. The Parties agree that irreparable damage could occur for which monetary damages, even if available, may not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.17 Non-Recourse.

(a) This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Parties as named Parties; and

(b) except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any Party and (ii) no past, present or future director, commissioner, officer, employee, incorporator, member, partner, shareholder, Representative or Affiliate of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions, and, to the maximum extent permitted by Law, each Party hereby waives and releases all liabilities, claims, causes of action and obligations against any such Non-Recourse Parties.

Section 12.18 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Amalgamation Effective Time and each such representation, warranty, covenant, obligation, agreement and provision shall terminate and expire upon the occurrence of the Amalgamation Effective Time (and there shall be no liability after the Amalgamation Effective Time in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Amalgamation Effective Time and then only with respect to any breaches occurring after the Amalgamation Effective Time and (ii) this Article XII.

Section 12.19 Conflicts and Privilege.

(a) The Parties, on behalf of their respective successors and assigns (including, after the Amalgamation Effective Time, the Amalgamated Company), hereby agree that, in the event a dispute with respect to this Agreement, any other Transaction Document or the Transactions arises after the Amalgamation Effective Time between or among (x) the Sponsor, the shareholders or holders of other Equity Securities of Parent or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Amalgamated Company) (collectively, the “Parent Group”), on the one hand, and (y) the Amalgamated Company and/or any member of the Company Group, on the other hand, any legal counsel, including Shearman & Sterling LLP (“Shearman”), that represented Parent and/or the Sponsor prior to the Amalgamation Effective Time may represent the Sponsor and/or any other member of the Parent Group in such dispute even though the interests of such Persons may be directly adverse to the Amalgamated Company, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for the Amalgamated Company and/or the Sponsor. The Parties, on behalf of their respective successors and assigns (including, after the Amalgamation Effective Time, the Amalgamated Company), further agree that, as to all legally privileged communications prior to the Amalgamation Effective Time (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Document or the Transactions) between or among Parent, the Sponsor and/or any other member of the Parent Group, on the one hand, and Shearman, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Amalgamation and belong to the Parent Group after the Amalgamation Effective Time, and shall not pass to or be claimed or controlled by the Amalgamated Company. Notwithstanding the foregoing, any privileged communications or information shared by the Group Companies prior to the Amalgamation Effective Time with Parent, Amalgamation Sub or the Sponsor under a common interest agreement shall remain the privileged communications or information of the applicable Group Company.

(b) The Parties, on behalf of their respective successors and assigns (including, after the Amalgamation Effective Time, the Amalgamated Company), hereby agree that, in the event a dispute with respect to this Agreement, the other Transaction Documents or the Transactions arises after the Amalgamation Effective Time between or among (x) the shareholders or holders of other Equity Securities of any of the Group Companies, the Sole Shareholder and/or any of their respective directors, members, partners, officers, employees or Affiliates (including the Amalgamated Company) (collectively, the “Company Group”), on the one hand, and (y) any member of the Parent Group, on the other hand, any legal counsel, including Norton Rose Fulbright US LLP (“Norton Rose”), that represented any of the Group Companies or the Sole Shareholder prior to the Amalgamation Effective Time may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the Amalgamated Company, and even though such counsel may have represented the Group Companies and/or the Sole Shareholder in a matter substantially related to such dispute, or may be handling ongoing matters for the Amalgamated Company, the Group Companies and the Sole Shareholder, on behalf of their respective successors and assigns (including, after the Amalgamation Effective Time, the Amalgamated Company), and further agree that, as to all legally privileged communications prior to the Amalgamation Effective Time (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any other Transaction Documents or the Transactions) between or among the Group Companies, the Sole Shareholder and/or any member of the Company Group, on the one hand, and Norton Rose, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Amalgamation and belong to the Company Group after the Amalgamation Effective Time, and shall not pass to or be claimed or controlled by the Amalgamated Company. Notwithstanding the foregoing, any privileged communications or information shared by Parent or Amalgamation Sub prior to the Amalgamation Effective Time with the Group Companies or the Sole Shareholder under a common interest agreement shall belong to the Sponsor.

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

WORLDWIDE WEBB ACQUISITION CORP.

By:	/s/ Daniel Webb
Name:	Daniel Webb
Title:	CEO

WWAC AMALGAMATION SUB PTE. LTD.

By:	/s/ Daniel Webb
Name:	Daniel Webb
Title:	Director

AARK SINGAPORE PTE. LTD.

By:	/s/ Venu Raman Kumar
Name:	Venu Raman Kumar
Title:	CEO

Annex A-1

Execution Version

Amendment No. 1 to Business Combination Agreement

Worldwide Webb Acquisition Corp., a Cayman Islands exempted company limited by shares (“Parent”), WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares, with company registration number 202300520W (“Amalgamation Sub”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D (“AARK”, together with Parent and Amalgamation Sub, collectively, the “Parties” and individually a “Party”), desire to amend that certain Business Combination Agreement, dated as of March 11, 2023, by and among the Parties (the “Business Combination Agreement”). Capitalized terms used but not defined herein have the meanings set forth in the Business Combination Agreement.

Pursuant to Section 12.12 of the Business Combination Agreement, the Business Combination Agreement may be modified in whole or in part by a duly authorized agreement in writing executed in the same manner as the Business Combination Agreement. Accordingly, the Parties hereby agree to amend the Business Combination Agreement as follows.

1.	The fifth Recital is amended and restated as follows:

WHEREAS, the Parties desire to enter into a business combination transaction involving the Company at a pre-Transaction equity value for the Company of $349,000,000;

2.	Section 1.1 is amended to amend and restate the following definitions:

“Bonus Shares Pool” means the aggregate of the Shareholder Bonus Shares, the PIPE Incentive Shares, the Extension Shares and the Employee Merger Consideration Shares, which shall in no case exceed 3,750,000 Class A Ordinary Shares, as shall be reduced if the Parent Share Redemptions exceeds the Redemption Threshold by the number of Class A Ordinary Shares equal to the difference between the Shareholder Bonus Shares and the Aggregate Bonus Shares.

“Extension Shares” means (a) the number of Parent Class A Ordinary Shares which may be issued in connection with amending Parent’s Governing Documents to give effect to any Parent Extension Proposal that is approved by Parent Shareholders, plus (b) the number of Extension Transfer Shares (as defined in the Sponsor Support Agreement), but which, together with the Shareholder Bonus Shares, the PIPE Incentive Shares and the Employee Merger Consideration Shares, may not exceed the Bonus Shares Pool.

“New ESOP” means the new employee share option plan for Parent to be effective as of the Amalgamation Effective Time, in form and substance reasonably acceptable to Parent and the Company, that provides for the grant of awards to employees and other service providers of Parent and its Subsidiaries in the form of the form of options, restricted shares, restricted share units or other equity-based awards based on Parent Class A Ordinary Shares with a total pool of awards equal to 9,031,027 Parent Class A Ordinary Shares (to be adjusted as appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting the Parent Class A Ordinary Shares following the consummation of the Transactions, rounded down to the nearest whole share), with an annual “evergreen” increase of 10% of the fully diluted capitalization of Parent outstanding as of the day prior to such increase (inclusive of the shares available for issuance under the plan).

“PIPE Incentive Shares” means the number of Parent Class A Ordinary Shares which may be issued in connection with the PIPE Investment at the Amalgamation Effective Time as an incentive under one or more Subscription Agreement, but which, together with the Shareholder Bonus Shares, the Extension Shares and the Employee Merger Consideration Shares, may not exceed the Bonus Shares Pool.

“Pro Rata Reduction Percentage” means the quotient, expressed as a percentage, obtained by dividing (a) the number equal to the difference between (i) 100 and (ii) the Redemption Percentage multiplied by 100 by (b) 10.85.

A-1-1

“Redemption Threshold” means when the Redemption Percentage is equal to 89.15%.

“Shareholder Bonus Shares” means the number of Class A Ordinary Shares equal to 3,750,000 minus the Extension Shares, the PIPE Incentive Shares and the Employee Merger Consideration Shares, which shall in no case be a number less than zero.

3.	Section 1.1 is amended to add the following definition:

“Employee Merger Consideration Shares” means 50,000 Parent Class A Ordinary Shares to be issued to employees of the Company pursuant to Section 2.5.

“Remaining Bonus Shares” means the difference, if any, between the number of Aggregate Bonus Shares minus the amount of such Aggregate Bonus Shares that are issued in connection with the transaction as of the Amalgamation Effective Time.

4.	Article II is amended by adding a new Section 2.5 as follows:

Section 2.5. Remaining Bonus Share Distribution. Immediately following the Amalgamation Effective Time, (a) the Employee Merger Consideration Shares shall be issued to certain employees of the Company in the joint discretion of the Chief Executive Officer and Chairman of the Company and (b) any Remaining Bonus Shares shall be issued to the Chief Executive Officer and Chairman of the Company in equal shares (half being issued to the Chief Executive Officer and half being issued to the Chairman).

5.	Exhibit B to the Business Combination Agreement, the Form of Exchange Agreement, shall be amended to amend and restate the following definition:

“Exchange Rate” means, at any time, the number of Class A Ordinary Shares for which an Exchanged Share is entitled to be exchanged at such time. The Exchange Rate shall be 14.40 in the case of Aeries Shares and 2,246 in the case of AARK Ordinary Shares, in each case, subject to adjustment pursuant to SECTION 2.5 of this Agreement.

The foregoing amendments shall be deemed effective as of June 30, 2023.

[Remainder of page intentionally left blank; signature page to follow]

A-1-2

Each of the Parties have executed this Amendment as of the date first above written.

WORLDWIDE WEBB ACQUISITION CORP.

By:	/s/ Daniel Webb
Name:	Daniel Webb
Title:	CEO

WWAC AMALGAMATION SUB PTE. LTD.

By:	/s/ Daniel Webb
Name:	Daniel Webb
Title:	Director

AARK SINGAPORE PTE. LTD.

By:	/s/ Venu Raman Kumar
Name:	Venu Raman Kumar
Title:	Chairman

A-1-3

Annex A-2

Execution Version

Amendment No. 2 to Business Combination Agreement

Worldwide Webb Acquisition Corp., a Cayman Islands exempted company limited by shares (“Parent”), WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares, with company registration number 202300520W (“Amalgamation Sub”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D (“AARK”, together with Parent and Amalgamation Sub, collectively, the “Parties” and individually a “Party”), desire to amend that certain Business Combination Agreement, dated as of March 11, 2023, by and among the Parties (as amended, the “Business Combination Agreement”). Capitalized terms used but not defined herein have the meanings set forth in the Business Combination Agreement.

Pursuant to Section 12.12 of the Business Combination Agreement, the Business Combination Agreement may be modified in whole or in part by a duly authorized agreement in writing executed in the same manner as the Business Combination Agreement. Accordingly, the Parties hereby agree to amend the Business Combination Agreement as follows.

1.	Section 1.1 is amended to amend and restate the following definition:

“Employee Merger Consideration Shares” means 52,600 Parent Class A Ordinary Shares to be issued to employees of the Company pursuant to Section 2.5.

The foregoing amendments shall be deemed effective as of October 9, 2023.

[Remainder of page intentionally left blank; signature page to follow]

A-2-1

Each of the Parties have executed this Amendment as of the date first above written.

WORLDWIDE WEBB ACQUISITION CORP.

By:	/s/ Daniel Webb
Name:	Daniel Webb
Title:	CEO

WWAC AMALGAMATION SUB PTE. LTD.

By:	/s/ Daniel Webb
Name:	Daniel Webb
Title:	Director

[Signature Page – Amendment No. 2 to Business Combination Agreement]

A-2-2

AARK SINGAPORE PTE. LTD.

By:	/s/ Venu Raman Kumar
Name:	Venu Raman Kumar
Title:	Chairman

[Signature Page – Amendment No. 2 to Business Combination Agreement]

A-2-3

Annex B

SELLERS SUPPORT AGREEMENT

This SELLERS SUPPORT AGREEMENT, dated as of March 11, 2023 (this “Agreement”), is made by and among Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D (“AARK”), Worldwide Webb Acquisition Corp., a Cayman Islands exempted company limited by shares (“Parent”), and certain of the shareholders of Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares with company registration number U74999MH2014PTC257474 (the “Company”) whose names appear on the signature pages of this Agreement (each, a “Company Shareholder” and, collectively, the “Company Shareholders”).

WHEREAS, AARK, Parent and WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of Parent, with company registration number 202300520W (“Amalgamation Sub”), propose to enter into, concurrently herewith, a business combination agreement in the form attached hereto as Exhibit A (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Amalgamation Sub and AARK will amalgamate and continue as one company, with AARK being the surviving entity and becoming a subsidiary of Parent and as a result thereof, the Company becoming a subsidiary of Parent;

WHEREAS, each Company Shareholder owns beneficially and of record the number of shares of the Company as set forth opposite such shareholder’s name on Exhibit B hereto (all such shares of the Company and any shares of the Company of which ownership of record or the power to vote is hereafter acquired by the shareholders prior to the termination of this Agreement being referred to herein as the “Company Shares”), which Company Shares, together with the Company Shares held by AARK, represent all of the issued and outstanding equity of the Company; and

WHEREAS, the shareholder of AARK owns beneficially and of record the number of shares of AARK as set forth opposite his name on Exhibit B hereto (all such shares of AARK and any shares of AARK of which ownership of record or the power to vote is hereafter acquired by the shareholder of AARK prior to the termination of this Agreement, including following the AARK Stock Split, being referred to herein as the “AARK Shares”), which AARK Shares represent all of the issued and outstanding equity of AARK.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Agreement to Vote. Each Company Shareholder , with respect to his, her or its Company Shares, hereby agrees to vote, at any meeting of the Company Shareholders, and in any action by written consent of the Company Shareholders, all Company Shares held by such shareholder at such time (i) in favor of the approval and adoption of the BCA and the other Transaction Documents to which the Company is a party and the Transactions (including the Pre-Closing Restructuring), (and each shareholder agrees to deliver to the Company the Company Shareholder Approval promptly, and in any event within twenty-four (24) hours, after execution of this Agreement) and (ii) against any action, agreement, transaction or proposal that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would impede in any material respect the Transactions.

2. Transfer of Shares. Each Company Shareholder agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Company Shares or any other Equity Securities of the Company or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA, (ii) deposit any Company Shares or any other Equity Securities of the Company into a voting trust or enter into a voting Contract or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Company Shares or any other Equity Securities of the Company; provided that the foregoing shall not prohibit the transfer of the Company Shares by a Company Shareholder to an Affiliate of such Company Shareholder, but only if such Affiliate of Company Shareholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

3. Compliance with the BCA.

(a) Each Company Shareholder hereby agrees to cause the Company and the Company’s Subsidiaries to comply with the covenants and agreements in the BCA applicable to the Company and the Company’s Subsidiaries as if the Company and the Company’s Subsidiaries were a party thereto.

(b) Each Company Shareholder hereby agrees, and agrees to cause the Company, to take all actions required by the BCA and necessary to effect the Transactions (including the Pre-Closing Restructuring).

(c) Each of the Company Shareholders, and their respective Affiliates, shall cooperate to provide the Big Four Accounting Firm with such assistance and information as may be reasonably necessary to facilitate preparation of (i) the Big Four Opinion to be prepared pursuant to Section 6.9 of the BCA and (ii) any other ancillary documents reasonably necessary for the preparation of the Big Four Opinion.

4. Exclusivity. Each Company Shareholder hereby agrees to abide and be bound by the terms of Section 8.2(a) of the BCA as if such Company Shareholder, as applicable, were a party to the BCA. Each Company Shareholder hereby agrees to cause the Group Companies to abide and be bound by the terms of Section 8.2(a) of the BCA as if each such Group Company were a party to the BCA.

5. Company Exchange Agreements. Each Company Shareholder hereby agrees to, at the Amalgamation Effective Time, enter into an exchange agreement with the Company and Parent in the form attached as Exhibit B to the BCA, pursuant to which, each Company Shareholder shall have the right to exchange his or its Company Ordinary Shares for newly issued Parent Class A Ordinary Shares subject to and in accordance with the terms thereof.

6. AARK Exchange Agreement. AARK hereby agrees to, at the Amalgamation Effective Time, enter into an exchange agreement with Parent and the Sole Shareholder, in the form attached as Exhibit B to the BCA pursuant to which, the Sole Shareholder shall have the right to exchange his, or its, Parent Class V Ordinary Shares for newly issued Parent Class A Ordinary Shares subject to and in accordance with the terms thereof.

7. Representations and Warranties. Each Company Shareholder and AARK, severally and not jointly, represents and warrants to Parent as follows:

(a) The execution, delivery and performance by such Company Shareholder of this Agreement and the consummation by such Company Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Company Shareholder, as applicable, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, (iii) result in the creation of any encumbrance on any Company Shares or the AARK Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if applicable, conflict with or result in a breach of or constitute a default under any provision of such Company Shareholder’s Governing Documents.

(b) As of the date of this Agreement, such Company Shareholder owns exclusively of record and has good and valid title to the Company Shares set forth opposite such Shareholder’s name on Exhibit B free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws and (iii) the Company’s or AARK’s Governing Documents, as applicable. Such Company Shareholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Company Shares, and such shareholder does not own, directly or indirectly, any other Company Shares or AARK Shares. The AARK Shares are the only equity interests of AARK issued and outstanding.

(c) Such Company Shareholder and AARK has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Company Shareholder, as applicable.

8. Termination. This Agreement and the obligations of the parties hereto under this Agreement shall automatically terminate upon the earliest of: (a) the Amalgamation Effective Time; (b) the valid termination of the BCA in accordance with its terms; and (c) the effective date of a written agreement of all the parties hereto terminating this Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for a willful and intentional breach of this Agreement occurring prior to its termination.

9. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, provided that such costs and expenses shall be considered to be Parent Transaction Expenses or Group Companies Transaction Expenses, as applicable, and provided further that, at the Amalgamation Effective Time, Parent shall pay, or cause to be paid, such transaction expenses pursuant to Section 10.3 of the BCA.

(b) All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (iii) on the next Business Day when sent by overnight courier (receipt requested) or (iv) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to AARK, to:

Aark Singapore Pte. Ltd.

#11-00, Wisma Atria

435 Orchard Road

Singapore—238877

Attention: Chairman

Email: [***]

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York

Attention: Rajiv Khanna

Email: [***]

If to Parent, to:

Worldwide Webb Acquisition Corp.

770 E Technology Way F13-16

Orem, UT 84097

Attention: Daniel Webb

Email: [***]

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

2601 Olive Street, 17th Floor

Dallas, TX 75201

Attention: Alain Dermarkar

Email: [***]

and

Shearman & Sterling LLP

Bank of America Tower

800 Capitol Street, Suite 2200

Houston, TX 77022

Attention: William B. Nelson

Email: [***]

If to a Company Shareholder or to AARK, to the address or email address set forth for person on the signature page hereof.

(c) If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take all actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(d) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the term “Exhibit” refers to the specified Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns.

(e) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(f) This Agreement and the BCA constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without the prior written consent shall be void.

(g) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and each of their permitted successors and assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(i) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to principles or rules of conflict of Laws except Sections 5-1401 and 5-1402 of the New York General Obligations Law. Any Action based upon, arising out of or related to this Agreement must be brought in the federal and state courts sitting in New York County, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 9(i).

(j) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

(k) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by AARK, Parent and Amalgamation Sub.

(m) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AARK SINGAPORE PTE. LTD.

By:	/s/ Venu Raman Kumar
Name: Venu Raman Kumar
Title: CEO

[Signature Page to Sellers Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WORLDWIDE WEBB ACQUISITION CORP.

By:	/s/ Daniel Webb
Name: Daniel Webb
Title: CEO

[Signature Page to Sellers Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AERIES EMPLOYEE STOCK OPTION TRUST

By	/s/ Ashok Joshi
Name: Ashok Joshi
Title: Trustee

MR. SUDHIR APPUKUTTAN PANIKASSERY

/s/ Sudhir Appukuttan Panikassery

MR. BHISHAM KHARE

/s/ Bhisham Khare

MR. UNNIKRISHNAN BALAKRISHNAN NAMBIAR

/s/ Unnikrishnan Balakrishnan Nambiar

[Signature Page to Sellers Support Agreement]

EXHIBIT A

FORM OF BUSINESS COMBINATION AGREEMENT

EXHIBIT B

SHAREHOLDERS

Aark Singapore Pte. Ltd.
Name of AARK Shareholder	Number of AARK Shares Owned
Mr. Venu Raman Kumar	10
Total	10

Aeries Technology Group Business Accelerators Private Limited
Name of Company Shareholder	Number of Company Shares Owned
Aark Singapore Pte Ltd	1,744,427
Aeries Employee Stock Option Trust	355,465
Mr. Sudhir Appukuttan Panikassery	182,095
Mr. Bhisham Khare	59,110
Mr. Unnikrishnan Balakrishnan Nambiar	59,118
Total	2,400,215

Annex C

FORM OF

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [●], 2023, by and among Aeries Technology, Inc., a Cayman Islands exempted company limited by shares (the “Corporation”), Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares, with company registration number U74999MH2014PTC257474 (together with any successor thereto, “Aeries”), Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D (“AARK”), the shareholders listed on the signature page hereto (each a “Shareholder” and together, the “Shareholders”), and Shareholder’s Qualified Transferees (as defined below) as such Qualified Transferees may become holders of Sub Shares (as defined below).

WHEREAS, pursuant to that certain Business Combination Agreement dated as of March 11, 2023, by and among the Corporation, AARK and WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of the Corporation (the “Business Combination Agreement”), the parties hereto desire to provide for the exchange of Sub Shares held by the Shareholders for shares of the Corporation.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

SECTION 1.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Business Combination Agreement. As used herein, the following terms shall have the following meanings:

“AARK” has the meaning set forth in the preamble of this Agreement.

“AARK Ordinary Share” means an ordinary share in the capital of AARK, par value SGD1.00 per share.

“Action” means any charge, claim, action, complaint, petition, investigation, audit, inquiry, appeal, suit, litigation, lawsuit, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Aeries” has the meaning set forth in the preamble of this Agreement.

“Aeries Share” means an ordinary share in the capital of Aeries, par value of INR 10 per share.

“Appraiser FMV” means the fair market value of a share of Class A Ordinary Shares as determined by an independent appraiser mutually agreed upon by the Corporation and the relevant Exchanging Member, with such agreement on selection of such independent appraiser not to be unreasonably withheld, delayed or denied by any party, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Corporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, India and Cayman Islands are authorized or required by Law to close.

“Call Exchange” has the meaning set forth in SECTION 2.1(a) of this Agreement.

“Call Notice” has the meaning set forth in SECTION 2.1(b) of this Agreement.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five consecutive Trading Days ending on the Exchange Date.

“Cash Exchange Payment” means with respect to a particular Call Exchange for which the Corporation has elected to make a Cash Exchange Payment in accordance with SECTION 2.1 of this Agreement or a particular Put Exchange for which the Shareholder has elected to receive a Cash Exchange Payment (and such Cash Exchange Payment is capable of being made) in accordance with SECTION 2.2 of this Agreement:

(a) if the Class A Ordinary Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of: (i) the number of Class A Ordinary Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Shares subject to the Exchange set forth in the Exchange Notice if the Corporation had paid the Stock Exchange Payment with respect to such number of Exchanged Shares, and (ii) the Cash Exchange Class A 5-Day VWAP; or

(b) if Class A Ordinary Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (i) the number of Class A Ordinary Shares that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Shares subject to the Exchange set forth in the Exchange Notice the Corporation had paid the Stock Exchange Payment with respect to such number of Exchanged Shares, and (ii) the Appraiser FMV of one share of Class A Ordinary Shares that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, in the capital of the Corporation.

“Corporation” has the meaning set forth in the preamble of this Agreement.

“Corporation Governing Documents” means the Memorandum and Articles of Association of the Corporation, on the date hereof, as such documents maybe amended from time to time.

“Corporation Offer” has the meaning set forth in SECTION 2.7 of this Agreement.

“EBITDA” means earnings before interest, Taxes, depreciation and amortization.

“Exercise Conditions” means the satisfaction of the conditions as set forth on Exhibit C.

“Exchange” has the meaning set forth in SECTION 2.2(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.

“Exchange Blackout Period” means (a) any “black out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns Class A Ordinary Shares), which period restricts the ability of such Exchanging

Member to immediately resell Class A Ordinary Shares to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (x) the date of the declaration of a dividend by the Corporation and ending on the first day following (y) the record date determined by the board of directors of the Corporation with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Exchange Blackout Period which respect to clause (b) of the definition hereof occur more than four times per calendar year.

“Exchange Date” means the date that is two (2) Business Days after the date the Exchange Notice is given pursuant to SECTION 2.2(b) of this Agreement or the Call Notice is given pursuant to SECTION 2.1(b) of this Agreement.

“Exchange Notice” has the meaning set forth in SECTION 2.2(b) of this Agreement.

“Exchange Notice Period” means, for each fiscal quarter, the period commencing on the first Business Day after the day on which the Corporation releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Corporation that may be applicable to a Shareholder and ending on the commencement of the next Exchange Blackout Period thereafter.

“Exchange Rate” means, at any time, the number of Class A Ordinary Shares for which an Exchanged Share is entitled to be exchanged at such time. The Exchange Rate shall be 14.40 in the case of Aeries Shares and 2,246 in the case of AARK Ordinary Shares, in each case, subject to adjustment pursuant to SECTION 2.5 of this Agreement.

“Exchanged Shares” means any Sub Shares to be Exchanged for the Cash Exchange Payment or Stock Exchange Payment, as applicable, on the applicable Exchange Date.

“Exchanging Member” means, with respect to any Exchange, the Shareholder exchanging Sub Shares pursuant to SECTION 2.1(a) or SECTION 2.2(a) of this Agreement.

“Governmental Authority” means any U.S. federal, state, provincial, municipal, local or non-U.S. government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“HSR Act” has the meaning set forth in SECTION 2.1(d) of this Agreement.

“Holder” means and includes the Shareholder and his/her/its successors and assigns.

“Law” means any federal, state, local or municipal constitution, treaty, statute, law, act, rule, regulation, code, ordinance, determination, guidance, principle of common law, judgment, decree, injunction, administrative interpretation, sub-regulatory guidance, writ, directive, or Governmental Orders of, or issued by, applicable Governmental Authorities.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Put Exchange” has the meaning set forth in SECTION 2.2(a) of this Agreement.

“Qualified Transferee” means permitted transferee under the applicable Sub Governing Documents.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder” means each holder of one or more Sub Shares as of the date of this Agreement, any Qualified Transferee thereof that may from time to time become a party to this Agreement in accordance with SECTION 3.1 of this Agreement and any of their respective successors and assigns, in each case, only for so long as such Person holds Sub Shares.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Payment is not made by the Corporation, a number of Class A Ordinary Shares equal to the product of the number of Exchanged Shares multiplied by the applicable Exchange Rate.

“Sub” means and includes Aeries and AARK, as applicable.

“Sub Governing Documents” means the Memorandum and Articles of Association of Aeries or AARK, as applicable, on the date hereof, as such documents maybe amended from time to time.

“Sub Shares” means the Aeries Shares and/or AARK Ordinary Shares held by the Shareholder on the date hereof or hereafter acquired by the Shareholder.

“Trading Day” means a day on which the Nasdaq Global Market or such other principal United States securities exchange on which the Class A Ordinary Shares are listed or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“VWAP” means the daily per share volume-weighted average price of Class A Ordinary Shares on the Nasdaq Global Market or such other principal United States securities exchange on which Class A Ordinary Shares are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for Class A Ordinary Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume- weighted average price of a share of Class A Ordinary Shares on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Ordinary Shares, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose).

ARTICLE II

SECTION 2.1 Call Exchange Procedure.

(a) From and after April 1, 2024, and subject to the satisfaction of the Exercise Conditions, the Corporation shall have the right, but not the obligation, from time to time, upon the terms and subject to the conditions herein, to exercise an option to purchase from any Shareholder, (i) with respect to the Aeries Shares, a minimum of the lesser of (A) 5,000 Aeries Shares (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (B) the total number of Aeries Shares then owned by such Shareholder and (ii) with respect to the AARK Ordinary Shares, the lesser of (A) 500 shares of the AARK Ordinary Shares (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) or (B) the total number of AARK Ordinary Shares held by the Shareholder in exchange for the delivery of the Stock Exchange Payment or, at the election of the Corporation, the Cash Exchange Payment, as applicable (such exchange, a “Call Exchange”). The Cash Exchange Payment may only be elected in the event approval from the Reserve Bank of India is not obtained for a Stock Exchange Payment and provided the Corporation has reasonable cash flow to be able to pay the Cash Exchange Payment and such Cash Exchange Payment would not be prohibited by any then outstanding debt agreements or arrangements of the Corporation or any of its

Subsidiaries. In the event of a Cash Exchange Payment, the Corporation may at its option sell the Sub Shares tendered by the Shareholder in the market and make such Cash Exchange Payment to the Shareholder. In the event that the market value of the Exchanged Shares on the date of sale by the Corporation is different than the Cash Exchange Payment, the difference in value is to the benefit or detriment of the Corporation.

(b) The Corporation shall exercise its right to make a Call Exchange as set forth in SECTION 2.1(a) above by delivering to the Shareholder in accordance with SECTION 3.2 of this Agreement an irrevocable written election of exchange in respect of the Sub Shares to be exchanged substantially in the form of Exhibit A-1 hereto (a “Call Notice”) during the Exchange Notice Period preceding the desired Exchange Date.

(c) Within five (5) Business Days of any Call Notice, the Corporation shall make the Call Exchange in Stock Exchange Payment or Cash Exchange Payment, as specified in the Call Notice, after withholding Taxes, if any, pursuant to SECTION 2.4(c) of this Agreement. The Corporation (or its Affiliate or agent, as applicable) shall thereafter within five (5) Business Days deposit the Taxes withheld, if any, with the appropriate taxing authority for credit against Taxes due from the Exchanging Member and provide to the Exchanging Member evidence satisfactory to the Exchanging Member of such deposit. The Corporation shall use commercially reasonable efforts to provide an Exchanging Member with any information and other assistance reasonably requested by the Exchanging Member to enable such Exchanging Member to file or complete his tax returns, or secure any exemptions, reductions or refunds of Taxes relating to the Call Exchange.

(d) Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with SECTION 2.1 of this Agreement, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), then the Exchange Date with respect to all Exchanged Shares which would be exchanged into Class A Ordinary Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchanged Shares. Each of the Shareholders and the Corporation agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Corporation.

SECTION 2.2 Put Exchange Procedure.

(a) From and after April 1, 2024, and subject to the satisfaction of the Exercise Conditions, each Shareholder shall be entitled at his, her or its own discretion, independent of the other Shareholders, from time to time, upon the terms and subject to the conditions herein, to transfer, (i) with respect to the Aeries Shares, a minimum of the lesser of (A) 5,000 Aeries Shares (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (B) the total number of Aeries Shares then owned by such Shareholder and (ii) with respect to the AARK Ordinary Shares, the lesser of (A) 500 shares of the AARK Ordinary Shares (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) or (B) the total number of AARK Ordinary Shares held by the Shareholder, to the Corporation in exchange for the delivery of the Stock Exchange Payment or, at the election of the Shareholder, the Cash Exchange Payment, as applicable (such exchange, a “Put Exchange” and together with the Call Exchange, each an “Exchange”). The Cash Exchange Payment may only be elected in the event approval from the Reserve Bank of India is not obtained for a Stock Exchange Payment and provided the Corporation has reasonable cash flow to be able to pay the Cash Exchange Payment and such Cash Exchange Payment would not be prohibited by any then outstanding debt agreements or arrangements of the Corporation or any of its Subsidiaries. In the event of a Cash Exchange Payment, the Corporation may at its option sell the Sub Shares tendered by the Shareholder in the market and make such Cash Exchange Payment to the Shareholder. In the event that the market value of the Exchanged Shares on the date of sale by the Corporation is different than the Cash Exchange Payment, the difference in value is to the benefit or detriment of the Corporation.

(b) A Shareholder shall exercise his, her or its right to make a Put Exchange as set forth in SECTION 2.2(a) above by delivering to the Corporation in accordance with SECTION 3.2 of this Agreement an irrevocable written election of exchange in respect of the Sub Shares to be exchanged substantially in the form of Exhibit A-2 hereto (an “Exchange Notice”) during the Exchange Notice Period preceding the desired Exchange Date.

(c) Within five (5) Business Days of any Exchange Notice, the Corporation shall make the Put Exchange in Stock Exchange Payment or Cash Exchange Payment, as specified in the Exchange Notice, after withholding Taxes, if any, pursuant to SECTION 2.4(c) of this Agreement. The Corporation (or its Affiliate or agent, as applicable) shall thereafter within five (5) Business Days deposit the Taxes withheld, if any, with the appropriate taxing authority for credit against Taxes due from the Shareholder and provide to the Shareholder evidence satisfactory to the Shareholder of such deposit. The Corporation shall use commercially reasonable efforts to provide an Exchanging Member with any information and other assistance reasonably requested by the Exchanging Member to enable such Exchanging Member to file or complete his tax returns, or secure any exemptions, reductions or refunds of Taxes relating to the Put Exchange.

(d) Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with SECTION 2.2 of this Agreement, a filing is required under the HSR Act, then the Exchange Date with respect to all Exchanged Shares which would be exchanged into Class A Ordinary Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchanged Shares. Each of the Shareholders and the Corporation agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Corporation.

SECTION 2.3 Exchange Payment.

(a) The Exchange shall be consummated on the Exchange Date.

(b) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), (i) the Corporation shall deliver to the Exchanging Member the Stock Exchange Payment or Cash Exchange Payment, as applicable, with respect to any Exchanged Shares and (ii) the Exchanging Member shall transfer the Exchanged Shares to the Corporation, free and clear of all liens and encumbrances.

SECTION 2.4 Expenses; Restrictions; Withholding.

(a) The Corporation shall bear all expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated.

(b) For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Corporation and/or a Shareholder shall not be entitled to effect an Exchange to the extent such Exchange would be prohibited by Law.

(c) Notwithstanding any other provision in this Agreement to the contrary, the Corporation, AARK, and Aeries and any of their respective agents, Affiliates and Subsidiaries shall have the right to deduct and withhold Taxes from any Stock Exchange Payment or Cash Exchange Payment to be made pursuant to this Agreement (including by withholding Class A Ordinary Shares otherwise deliverable under this Agreement with a fair market value as determined by the Corporation in accordance with applicable Law) if such withholding is required by Law in the opinion of the Corporation based on an opinion of, or advice from, Deloitte Haskins and Sells LLP or such other Big Four Accounting Firm selected by the Corporation that is reasonably determined to be acceptable to the relevant Shareholder, and the Corporation and the relevant Big Four Accounting Firm shall be provided with any necessary Tax forms establishing an exemption or reduction from such withholding Taxes as provided under applicable Law; provided, that the Corporation may, in its sole discretion, allow the party to which such Tax withholding would otherwise apply to pay such Taxes owed on an Exchange for Class A Ordinary Shares in cash in lieu of withholding or deducting such Taxes. To the extent that any of the aforementioned withholding Tax amounts are so withheld and paid to the appropriate Tax authorities, such amounts that are withheld and paid to the appropriate Tax authorities, shall be treated for all purposes of this Agreement as having been delivered and paid to the Exchanging Member in respect of which such deduction and withholding was made.

(d) In the event that any Shareholder is unable to undertake the Exchange due to any restrictions under applicable Law or due to non-receipt of approvals from any regulatory authorities, the parties shall use their reasonable best efforts, within the requirements of applicable Law, to discuss and mutually agree to any Tax efficient mechanism or structure which shall provide the same economic or financial benefit to the Shareholder, assuming that there was no restriction under applicable Law or if appropriate consents were received from the relevant regulatory bodies. The parties shall provide all assistance, information and documents as may be required for any party in order to apply for and/or procure any consents or approvals from any regulatory authorities.

SECTION 2.5 Adjustment. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any share split, share distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share split, reclassification, reorganization, recapitalization or otherwise) of the Sub Shares that is not accompanied by an identical subdivision or combination of the Class A Ordinary Shares or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Ordinary Shares that is not accompanied by an identical subdivision or combination of the Sub Shares. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Ordinary Shares are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Member shall be entitled to receive the amount of such security, securities or other property that such Exchanging Member would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any Sub Share.

SECTION 2.6 Class A Ordinary Shares to be Issued.

(a) The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Ordinary Shares, solely for the purpose of issuance upon an Exchange, such number of Class A Ordinary Shares as may be deliverable upon any such Exchange. The Corporation shall at all times ensure that all Class A Ordinary Shares issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) The Corporation and Subs shall at all times ensure that the execution and delivery of this Agreement by each of the Corporation and Subs and the consummation by each of the Corporation and Subs of the transactions contemplated hereby (including without limitation, the issuance of the Class A Ordinary Shares) have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of the Corporation and Subs, including, but not limited to, all actions necessary to ensure that the acquisition of Class A Ordinary Shares pursuant to the transactions contemplated hereby, to the fullest extent of the Corporation’s board of directors’ power and authority and to the extent permitted by Law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby.

(c) At the request of an Exchanging Member the Corporation shall as soon as practicable file a registration statement to register for resale shares subject to an Exchange for registration under the Securities Act and applicable state securities Laws and take all steps necessary to cause such registrations. The Corporation shall also to the extent that a registration statement under the Securities Act is effective and available for Class A Ordinary Shares to be delivered with respect to any Exchange, deliver shares that have been registered under the Securities Act in respect of such Exchange. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Shareholder requesting such Exchange, the Corporation shall use its reasonable best efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Corporation shall list the Class A Ordinary Shares required to be delivered upon exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Ordinary Shares may be listed or traded at the time of such delivery.

SECTION 2.7 Corporation Offer or Change of Control.

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A Ordinary Shares (a “Corporation Offer”) is proposed by the Corporation or is proposed to the Corporation or its shareholders or is otherwise effected or to be effected with the consent or approval of the Corporation, or will undergo a Change of Control, the Shareholders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Corporation Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Corporation Offer or Change of Control and not be effective if such Corporation Offer or Change of Control is not consummated)). In the case of a Corporation Offer proposed by the Corporation, the Corporation will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Shareholders to participate in such Corporation Offer to the same extent or on an economically equivalent basis as the holders of Class A Ordinary Shares without discrimination.

(b) The Corporation shall send written notice to the Shareholders at least 30 days prior to the closing of the transactions contemplated by the Corporation Offer or the Change of Control date notifying them of their rights pursuant to this SECTION 2.7, and setting forth, in the case of a Corporation Offer, (i) a copy of the written proposal or agreement pursuant to which the Corporation Offer will be effected, (ii) the consideration payable in connection therewith, (iii) the terms and conditions of transfer and payment and (iv) the date and location of and procedures for selling Sub Shares, or in the case of a Change of Control, (A) a description of the event constituting the Change of Control, (B) the date of the Change of Control, and (C) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Corporation no less than seven days prior to the closing of the Corporation Offer or date of the Change of Control.

ARTICLE III

SECTION 3.1 Additional Shareholders. To the extent a Shareholder validly transfers any or all of such Shareholders’ Sub Shares to a Qualified Transferee in accordance with, and not in contravention of, the Corporation Governing Documents, the Sub Governing Documents or any other agreement or agreements with the Corporation or any of its subsidiaries, including the Subs, to which a transferring Shareholder may be party, then such Qualified Transferee shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Qualified Transferee shall become a Shareholder hereunder.

SECTION 3.2 Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this SECTION 3.2):

(a)	If to the Corporation, to:

Aeries Technology, Inc.

Paville House, 5th Floor

Twin Towers Lane, Prabhadevi, Mumbai

Maharashtra, India. Pin – 400025

Attention: Sudhir Panikassery

E-mail: [***]

(b)	If to Aeries, to:

Aeries Technology Group Business Accelerators Private Limited

Paville House, 5th Floor

Twin Towers Lane, Prabhadevi, Mumbai

Maharashtra, India. Pin – 400025

Attention: Sudhir Panikassery

E-mail: [***]

(c)	If to AARK, to:

Aark Singapore Pte. Ltd.

#11-00, Wisma Atria

435 Orchard Road,

Singapore—238877

Attention: Chairman

Email: [***]

(d)	If to any Shareholder, to the address or other contact information set forth in the records of either Sub from time to time.

SECTION 3.3 Further Action. Each party hereto agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

SECTION 3.4 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Shareholder only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party hereto may assign its rights hereunder except as herein expressly permitted.

SECTION 3.5 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

SECTION 3.6 Amendment. The terms and provisions of this Agreement may only be waived, modified or amended by a written agreement by all parties hereto.

SECTION 3.7 Waiver. No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

SECTION 3.8 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement must be brought in the federal and state courts sitting in New York County, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this SECTION 3.8.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 3.9 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

SECTION 3.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that such parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity, without the necessity of posting a bond or other security or the burden of proving actual damages.

SECTION 3.11 Independent Nature of Shareholders’ Rights and Obligations. The obligations of each Shareholder hereunder are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder. The decision of each Shareholder to enter into this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Corporation acknowledges that the Shareholders are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

SECTION 3.12 Applicable Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws except (i) Sections 5-1401 and 5-1402 of the New York General Obligations Law and (ii) to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties, including the Laws of India, Singapore and the Cayman Islands.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Aeries Technology, Inc.

By:
Name:
Title:

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Aeries Technology Group Business Accelerators Private Limited

By:
Name:
Title:

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

Aark Singapore Pte. Ltd.

By:
Name:
Title:

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

[Shareholder]

By:
Name:
Title:

[Signature Page to Exchange Agreement]

EXHIBIT A-1

CALL NOTICE

[     ]

Reference is hereby made to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), by and among Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares, with company registration number U74999MH2014PTC257474, Aeries Technology, Inc., a Cayman Islands exempted company limited by shares (“Corporation”), Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D, and the Shareholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The Corporation hereby irrevocable gives notice to the Holder specified below of the exercise of its option to purchase the number of Sub Shares as set forth below in Exchange for Class A Ordinary Shares or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

Legal Name of Holder: ____________________________________________________

Number of Sub Shares to be Exchanged: ________________________________________

Form of Exchange: __________________________________________________________

The undersigned hereby represents and warrants that (a) the undersigned has full legal capacity to execute and deliver this Call Notice and to perform the undersigned’s obligations hereunder; (b) this Call Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and the availability of equitable remedies; and (c) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Sub Shares subject to this Call Notice is required to be obtained by the undersigned for the transfer of such Sub Shares to the Corporation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Call Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Aeries Technology, Inc.

By:
Name:
Title:
Dated:

[Signature Page to Call Notice]

EXHIBIT A-2

EXCHANGE NOTICE

Aeries Technology, Inc.

[_______]

Attention: Board of Directors for the Corporation

Reference is hereby made to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), by and among Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares, with company registration number U74999MH2014PTC257474, Aeries Technology, Inc., a Cayman Islands exempted company limited by shares (“Corporation”), Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D, and the Shareholders from time to time party thereto (each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers the number of Sub Shares in Exchange for Class A Ordinary Shares to be issued in its name as set forth below, or the Cash Exchange Payment, as applicable, as set forth in the Exchange Agreement.

Legal Name of Holder: ____________________________________________________

Address: ________________________________________________________________

Number of Sub Shares to be Exchanged: ________________________________________

Form of Exchange: __________________________________________________________

Brokerage Account/Bank Account Details: ________________________________________

The undersigned hereby represents and warrants that (a) the undersigned has full legal capacity to execute and deliver this Exchange Notice and to perform the undersigned’s obligations hereunder; (b) this Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and the availability of equitable remedies; (c) the Sub Shares subject to this Exchange Notice are being transferred to the Corporation, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (d) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Sub Shares subject to this Exchange Notice is required to be obtained by the undersigned for the transfer of such Sub Shares to the Corporation.

The undersigned hereby irrevocably constitutes and appoints any officer of the Corporation as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Corporation the Sub Shares subject to this Exchange Notice and to deliver to the undersigned the Stock Exchange Payment or Cash Exchange Payment, as applicable, to be delivered in exchange therefor.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:
Dated:

[Signature Page to Exchange Notice]

EXHIBIT B

JOINDER

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [●], 2023 (as amended from time to time, the “Exchange Agreement”), among Aeries Technology, Inc., a Cayman Islands exempted company limited by shares (together with any successor thereto, the “Corporation”), Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares, with company registration number U74999MH2014PTC257474, Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D, and each of the Shareholders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their meanings given to them in the Exchange Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Exchange Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Exchange Agreement having acquired Sub Shares in Aeries Technology Group Business Accelerators Private Limited and/or Aark Singapore Pte. Ltd. By signing and returning this Joinder Agreement to the Corporation, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a Shareholder contained in the Exchange Agreement, with all attendant rights, duties and obligations of a Shareholder thereunder. The parties to the Exchange Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Corporation and by Aeries Technology Group Business Accelerators Private Limited and/or Aark Singapore Pte. Ltd., as applicable, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.

Name:

Address for Notices

Attention:

With copies to:

EXHIBIT C

EXERCISE CONDITIONS

The satisfaction of:

(a)	The following condition:

(i)	Approval from Reserve Bank of India and any other regulatory approvals, if required; and

(b)	at least two of the following conditions:

(i)	Consolidated twelve month EBITDA of all operating entities in which Corporation has direct or indirect shareholding achieves at least USD 6 million;

(ii)	Consolidated twelve month revenue of all entities in which Corporation has a direct or indirect shareholding achieves at least USD 60 million;

(iii)	Minimum trading volume of Corporation (26 weeks average volume will be considered as the benchmark) of 60,000 shares;

(iv)	Achievement of post transaction trading price of at least USD 10.00 for 10 or more trading days in a 20 day period;

(v)	Raising of funding of at least USD 10 million at Corporation level or its Subsidiary(ies); or

(vi)	Acquisition of one other business/company by Corporation or one of its subsidiary(ies) with a value of at least $5 million.

Annex D

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT, dated as of March 11, 2023 (this “Agreement”), by and among Worldwide Acquisition Sponsor, LLC, a Cayman Islands limited liability company (“Sponsor”), Worldwide Webb Acquisition Corp., a Cayman Islands exempted company limited by shares (“Parent”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D (“AARK”).

WHEREAS, Parent, AARK and WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of Parent, with company registration number 202300520W (“Amalgamation Sub”), propose to enter into, concurrently herewith, a business combination agreement in the form attached hereto as Exhibit A (the “BCA”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA), which provides for, among other things, a business combination between Parent, Amalgamation Sub and the Company;

WHEREAS, Sponsor owns of record the number of shares of Parent as set forth on Exhibit B hereto (all such shares of Parent and any shares of Parent of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement being referred to herein as the “Shares”);

WHEREAS, the parties hereto intend that the Shares set forth on Exhibit B hereto may be used as Extension Transfer Shares, pursuant to the terms set forth herein; and

WHEREAS, in order to induce AARK to enter into the BCA, Sponsor, Parent and AARK desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Agreement to Vote. Sponsor hereby agrees to vote, at any meeting of the Parent Shareholders, including the Parent Shareholders’ Meeting, and in any action by written consent of the Parent Shareholders, all Shares held by Sponsor at such time in favor of the approval and adoption of the BCA, the other Transaction Documents to which Parent is a party and the Transactions. Sponsor acknowledges receipt and review of a copy of the BCA.

2. Surrender and Cancellation or Transfer of Shares. Sponsor hereby agrees that, subject to consummation of the Amalgamation, 1,500,000 Parent Class B Ordinary Shares held by Sponsor as of immediately prior to the Amalgamation Effective Time, shall be surrendered to Parent for no consideration and cancelled by Parent effective as of the Amalgamation Effective Time (such cancelled shares, the “Cancelled Shares”). Notwithstanding the foregoing, Sponsor may transfer up to 1,000,000 Parent Class B Ordinary Shares to third parties in connection with seeking approval of a Parent Extension Proposal (the “Extension Transfer Shares”). Such Extension Transfer Shares so transferred shall reduce (one for one) the number of Cancelled Shares. For example, if Sponsor transfers 500,000 Extension Transfer Shares, then the number of Cancelled Shares shall be reduced by 500,000 and shall be 1,000,000.

3. Earnout Shares. Subject to consummation of the Amalgamation, immediately following consummation of the Amalgamation, (i) without prejudice to the right of AARK to terminate the BCA pursuant to Section 11.1(h) thereto, if Parent Available Cash is less than $50.0 million, then at the Amalgamation Effective Time, Sponsor shall surrender to Parent for no consideration 1,500,000 Parent Class A Ordinary Shares issued to Sponsor upon conversion of the Parent Class B Ordinary Shares held by Sponsor in connection with the

Amalgamation, and Parent shall cancel such Shares effective as of the Amalgamation Effective Date; and (ii) if Parent Available Cash is $50.0 million or more, then at the Amalgamation Effective Time Sponsor will place 1,500,000 Parent Class A Ordinary Shares issued to Sponsor upon conversion of the Parent Class B Ordinary Shares held by Sponsor in connection with the Amalgamation into escrow (the “Earnout Shares”) to be held in escrow pursuant to an escrow agreement to be mutually agreed upon, by and among Sponsor, Parent, and AARK, and a mutually agreed upon escrow agent. Earnout Shares shall be released from escrow pursuant to such escrow agreement, and delivered to Sponsor upon the satisfaction of the following thresholds (each, a “Triggering Event”):

(a) if at any time from the Amalgamation Effective Time through the date that is the fifth anniversary of the Amalgamation Effective Time the VWAP of Parent Class A Ordinary Shares is greater than or equal to $12.00 over any 20 trading days within any 30 trading day period (the “$12.00 Tranche”), Sponsor will receive one-third (1/3) of the Earnout Shares, which shall be released within 10 Business Days following such determination;

(b) if at any time from the Amalgamation Effective Time through the date that is the fifth anniversary of the Amalgamation Effective Time the VWAP of Parent Class A Ordinary Shares is greater than or equal to $14.00 over any 20 trading days within any 30 trading day period (the “$14.00 Tranche”), Sponsor will receive an additional one-third (1/3) of the Earnout Shares, which shall be released within 10 Business Days following such determination; and

(c) if at any time from the Amalgamation Effective Time through the date that is the fifth anniversary of the Amalgamation Effective Time the VWAP of Parent Class A Ordinary Shares is greater than or equal to $16.00 over any 20 trading days within any 30 trading day period (the “$16.00 Tranche”), Sponsor will receive the final one-third (1/3) of the Earnout Shares, which shall be released within 10 Business Days following such determination.

The price targets in clauses (a) through (c) above shall be equitably adjusted for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Parent Class A Ordinary Shares. In the event that there is a Change of Control after the Amalgamation Effective Time and prior to the date that is five years following the Amalgamation Effective Time, the Earnout Shares (to the extent a Triggering Event has not already occurred with respect to any portion of the Earnout Shares) shall be vested and released to Sponsor prior to such Change of Control, such that the holders of the Earnout Shares shall be entitled to receive in such transaction the consideration which would have been issuable to them in that transaction (including the right to elect to receive different forms of consideration) if they had held the Earnout Shares immediately prior to the consummation thereof. For purposes hereof, “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.

If the conditions set forth in either Section 3(a), 3(b), or 3(c) have not been satisfied following the fifth anniversary of the Amalgamation Effective Time, any of the Earnout Shares remaining in the escrow account pursuant to the escrow agreement shall be automatically forfeited and delivered by the escrow agent to Parent for cancellation and Sponsor shall not have any right to receive such Earnout Shares or any benefit therefrom.

4. Exclusivity. Sponsor hereby agrees to cause Parent and Amalgamation Sub to abide by the terms of Section 8.2(b) of the BCA.

5. Transfer of Shares. Sponsor agrees that, except in connection with seeking approval of a Parent Extension Proposal, it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA, (b) deposit any Shares into a voting trust or enter into a voting Contract or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided that the foregoing shall not prohibit the transfer of the Shares to an Affiliate of Sponsor, but only if such Affiliate of Sponsor shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

6. Representations and Warranties. Sponsor represents and warrants to AARK and Parent as follows:

(a) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if applicable, conflict with or result in a breach of or constitute a default under any provision of Sponsor’s Governing Documents.

(b) As of the date of this Agreement, Sponsor owns exclusively of record and has good and valid title to the Shares set forth on Exhibit B free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws and (iii) Parent’s Governing Documents, and as of the date of this Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and Sponsor does not own, directly or indirectly, any other Shares.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor.

7. Termination. This Agreement and the obligations of the parties hereto under this Agreement shall automatically terminate upon the earliest of: (a) the Amalgamation Effective Time; (b) the valid termination of the BCA in accordance with its terms; and (c) the mutual written agreement of all the parties hereto. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for a willful and intentional breach of this Agreement occurring prior to its termination.

8. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, provided that such costs and expenses shall be considered to be Parent Transaction Expenses or Group Companies Transaction Expenses, as applicable, and provided further that, at the Amalgamation Effective Time, Parent shall pay, or cause to be paid, such transaction expenses pursuant to Section 10.3 of the BCA.

(b) All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (iii) on the next Business Day when sent by overnight courier (receipt requested) or (iv) on the second succeeding Business Day when sent by registered or certified mail

(postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Sponsor or, prior to the Amalgamation Effective Time, Parent, to:

Worldwide Webb Acquisition Corp.

Worldwide Webb Acquisition Sponsor, LLC

770 E Technology Way F13-16

Orem, UT 84097

Attention: Daniel Webb

Email: [***]

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

2601 Olive Street, 17th Floor

Dallas, TX 75201 Attention: Alain Dermarkar

Email: [***]

and

Shearman & Sterling LLP

Bank of America Tower

800 Capitol Street, Suite 2200

Houston, TX 77022

Attention: William B. Nelson

Email: [***]

If to AARK or, from and after the Amalgamation Effective Time, Parent, to:

Aark Singapore Pte. Ltd.

#11-00, Wisma Atria

435 Orchard Road

Singapore—238877

Attention: Chairman

Email: [***]

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York

Attention: Rajiv Khanna

Email: [***]

(c) If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take all actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(d) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the term “Exhibit” refers to the specified Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns.

(e) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(f) This Agreement and the BCA constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without the prior written consent shall be void.

(g) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and each of their permitted successors and assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(i) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to principles or rules of conflict of Laws except Sections 5-1401 and 5-1402 of the New York General Obligations Law. Any Action based upon, arising out of or related to this Agreement must be brought in the federal and state courts sitting in New York County, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 8(i).

(j) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

(k) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by AARK, Parent and Amalgamation Sub.

(m) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WORLDWIDE WEBB ACQUISITION CORP.

By	/s/ Daniel Webb
Name:	Daniel Webb
Title:	CEO

WORLDWIDE WEBB ACQUISITION SPONSOR, LLC

By	/s/ Daniel Webb
Name:	Daniel Webb
Title:	Manager

AARK SINGAPORE PTE. LTD.

By	/s/ Venu Raman Kumar
Name:	Venu Raman Kumar
Title:	CEO

[Signature Page to Sponsor Support Agreement]

EXHIBIT A

FORM OF BUSINESS COMBINATION AGREEMENT

EXHIBIT B

Sponsor Shares

	Number and Class of Shares Owned	Number and Class of Shares to be Surrendered and Cancelled at the Amalgamation Effective Time	Number and Class of Shares Subject to Earnout
Worldwide Webb Acquisition Sponsor, LLC	4,500,000 Class B Ordinary Shares	1,500,000 Class B Ordinary Shares	1,500,000 Class A Ordinary Shares

Annex D-1

Execution Version

Amendment No. 1 to Sponsor Support Agreement

Worldwide Webb Acquisition Corp., a Cayman Islands exempted company limited by shares (“Parent”), Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D (“AARK”, together with Parent and Sponsor, collectively, the “Parties” and individually a “Party”), desire to amend that certain Sponsor Support Agreement, dated as of March 11, 2023, by and among the Parties (the “Sponsor Support Agreement”). Capitalized terms used but not defined herein have the meanings set forth in the Sponsor Support Agreement.

The Parties hereby agree to amend the Sponsor Support Agreement as follows.

1.	Section 2 is amended and restated as follows:

Section 2.  Surrender and Cancellation or Transfer of Shares. Sponsor hereby agrees that, subject to consummation of the Amalgamation, 1,500,000 Parent Class B Ordinary Shares held by Sponsor as of immediately prior to the Amalgamation Effective Time, shall be surrendered to Parent for no consideration and cancelled by Parent effective as of the Amalgamation Effective Time (such cancelled shares, the “Cancelled Shares”). Notwithstanding the foregoing, Sponsor may transfer up to 1,314,250 Parent Class B Ordinary Shares to third parties in connection with seeking approval of a Parent Extension Proposal (the “Extension Transfer Shares”). Such Extension Transfer Shares so transferred shall reduce (one for one) the number of Cancelled Shares. For example, if Sponsor transfers 1,200,000 Extension Transfer Shares, then the number of Cancelled Shares shall be reduced by 1,200,000 and shall be 300,000.

The foregoing amendment shall be deemed effective as of October 9, 2023.

[Remainder of page intentionally left blank; signature page to follow]

D-1-1

Each of the Parties have executed this Amendment as of the date first above written.

WORLDWIDE WEBB ACQUISITION CORP.

By:	/s/ Daniel Webb
Name:	Daniel Webb
Title:	CEO

WORLDWIDE WEBB ACQUISITION SPONSOR, LLC

By:	/s/ Daniel Webb
Name:	Daniel Webb
Title:	Manager

[Signature Page – Amendment No. 1 to Sponsor Support Agreement]

D-1-2

AARK SINGAPORE PTE. LTD.

By:	/s/ Venu Raman Kumar
Name:	Venu Raman Kumar
Title:	Chairman

[Signature Page – Amendment No. 1 to Sponsor Support Agreement]

D-1-3

Annex E

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

AERIES TECHNOLOGY, INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [●] AND EFFECTIVE ON [●])

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

AERIES TECHNOLOGY, INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [●] AND EFFECTIVE ON [●])

1	The name of the Company is Aeries Technology, Inc.

2

The Registered Office of the Company shall be at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount, if any, unpaid on such Member’s shares.

5

The share capital of the Company is US$50,500.0001 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 1 Class V ordinary share of a par value of US$0.0001 and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

AERIES TECHNOLOGY, INC.

(ADOPTED BY SPECIAL RESOLUTION DATED [●] AND EFFECTIVE ON [●])

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“AARK”	means Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D.

“AARK Ordinary Shares”	means the ordinary shares of AARK, par value SGD1.00 per share.

“Aeries”	means Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares, with company registration number U74999MH2014PTC257474, and a subsidiary of the Company.

“Aeries Shares”	means the ordinary shares, in the capital of Aeries, par value of INR 10 per share.

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of Directors established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Change of Control”	means the occurrence of any of the following events: (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the U.S. Securities Exchange Act of 1934 or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; (b) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such merger or consolidation; or (c) the Members approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of substantially all of the assets of the Company and its subsidiaries (including Aark), taken as a whole.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class V Share”	means the Class V ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of Directors established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Effective Date”	means [●][1].

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

[1]	Note to Draft: To be the date of closing in accordance with the Business Combination Agreement.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange”	means the transfer of Aeries Shares held by parties other than AARK and/or AARK Ordinary Shares held by parties other than the Company, for Class A Shares or cash pursuant to exchange agreements between the Company and such parties.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Hostile Change of Control”	means a Change of Control which has not been approved by a Special Resolution at or before the earlier of (a) a public announcement by any person of the intention to obtain a sufficient number of the Company’s then outstanding voting securities as would upon their acquisition constitute a Change of Control or (b) upon a Change of Control and during the continuation thereof.

“Indemnified Person”	has the meaning assigned to such term in Article 44.1.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating Committee”	means the nominating committee of the board of Directors established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Proportionate Reduction”	has the meaning assigned to such term in Article 5.4.

“Register of Members”	means the register of Members of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Party Transaction”	means a transaction between the Company and (i) its officers or directors, (ii) a person related by blood or marriage to any such officer or director or (iii) an entity in which any such person, directly or indirectly has more than a 5% beneficial interest.

“$”	means United States dollar.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, the Class V Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”

means a resolution which:

(a)   has been passed by at least 75% of the votes of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

(b)   has been approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members aforesaid, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), Article 17 and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2

Subject to Article 17, the Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

Subject to Article 17, the Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Class A Shares

4.1	Class A Shares shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company.

4.2

In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, the Class A Shares shall, subject to any Applicable Law and the rights, if any, of the holders of any outstanding Preference Shares, carry the right to receive all the remaining assets of the Company available for distribution to the Members, ratably in proportion to the number of Class A Shares held by them.

4.3

Class A Shares shall, subject to any Applicable Law and the rights, if any, of the holders of any outstanding Preference Shares, carry the right to receive such dividends and other distributions (payable in cash, property or shares of the Company) when, as and if declared thereon by the Directors from time to time out of any assets or funds of the Company legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

5	Class V Share

5.1	The Class V Share shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company.

5.2

In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, the holder of the Class V Share shall be entitled, pari passu with the holders of Class A Shares, to an amount equal to the capital paid up on such Class V Share. The Class V Share shall not carry any other right to participate in the profits or assets of the Company.

5.3	The Class V Share shall not carry the right to receive dividends or other distributions, and dividends and other distributions shall not be declared or paid on the Class V Share.

5.4

The Class V Share shall have restrictions on transfer as set forth in Article 9.1. Upon the Exchange of any AARK Ordinary Shares for Class A Shares, the voting power of the Class V Share shall be reduced in proportion to the AARK Ordinary Shares exchanged to that of the AARK Ordinary Shares held by Venu Raman Kumar on the Effective Date (the “Proportionate Reduction”), provided, however, such Proportionate Reduction will not, in any way, affect the voting rights of the Class V Share as described in Articles 22.1(b) and 22.2 below. For illustrative purposes only and as an example, if there is an Exchange of 25% of the AARK Ordinary Shares, the voting power of the Class V Share will be reduced by 25% and be equal to 26% multiplied by 75%, or 19.5%, for all purposes other than with respect to the matters addressed in Articles 22.1(b) and 22.2 below. Upon the Exchange of all AARK Ordinary Shares, other than the AARK Ordinary Shares held by the Company, the Class V Share shall automatically and without further action on the part of the Company or any holder of such Class V Share be forfeited and cancelled.

5.5	Once forfeited and cancelled, the Class V Share may not be reissued.

6	Register of Members

6.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

6.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

7	Closing Register of Members or Fixing Record Date

7.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

7.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8	Certificates for Shares

8.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

9	Transfer of Shares

9.1

Subject to the terms of the Articles, any Member may transfer all or any of their Shares, other than the Class V Share, by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit. For the avoidance of doubt, no holder of the Class V Share may transfer the Class V Share to any person and any attempted transfer of the Class V Share shall be void and the Directors shall refuse to register the transfer of the Class V Share.

9.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

10	Redemption, Repurchase and Surrender of Shares

10.1

Subject to the provisions of the Statute, Article 17 and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares.

10.2

Subject to the provisions of the Statute, Article 17 and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in this Article 10 shall not require further approval of the Members.

10.3	Subject to Article 17, the Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

10.4	The Directors may accept the surrender for no consideration of any fully paid Share.

11	Treasury Shares

11.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

11.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

12	Variation of Rights of Shares

12.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class), whether or not the Company is being wound up, shall not be varied without the unanimous consent of the holders of the issued Shares of that class.

12.2	The Company shall issue only fully paid shares.

13	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of their subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

14	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

15	Transmission of Shares

15.1

If a Member dies, the survivor or survivors (where they were a joint holder), or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to their Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which they were a joint or sole holder.

15.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by them to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

15.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered themself or to have some person nominated by them be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

16	Amendments of Memorandum and Articles of Association and Alteration of Capital

16.1	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(b)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination; and

(c)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value.

16.2

All new Shares created in accordance with the provisions of this Article 16 shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17	Special Resolution Matters

17.1

Subject to Applicable Law, the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company shall not and the Directors shall not allow the Company to undertake any of the following actions without the prior approval by a Special Resolution of the Company:

(a)	increase its share capital by such sum as the Special Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	change the name of the Company;

(c)	Change of Control;

(d)

commence the voluntary liquidation, winding-up or dissolution of the Company or any of its material subsidiaries (except following a sale of all or substantially all of the assets of the Company and its subsidiaries), file a petition in bankruptcy or insolvency or enter into any arrangement for the benefit of creditors, commence any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any of its material subsidiaries, or adopt a plan with respect to any of the foregoing, or acquiesce or agree to any of the foregoing commenced or petitioned for on an involuntary basis;

(e)	materially change the principal line of business of the Company or its subsidiaries;

(f)	undertake any variation of the terms of any class of Shares;

(g)	undertake any conversion of debt securities of the Company into Shares or other equity securities of the Company;

(h)	appoint or remove any auditor of the Company;

(i)	increase or reduce the number of Directors;

(j)	remove any Director from the board of the Company before the expiration of their term;

(k)	sell, lease or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of the assets or business of the Company or any of its subsidiaries;

(l)	grant any loans, guarantees or security to any corporate body or person valued at an aggregate amount that exceeds $50 million, excluding loans to a direct or indirect subsidiary of the Company;

(m)	enter into any Related Party Transactions valued at an amount that exceeds $10 million;

(n)	sell assets of the Company, by a single or series of related transactions, valued at an aggregate amount that exceeds $50 million;

(o)

change any significant accounting policy of the Company (other than as required by any accounting pronouncements or interpretations under the generally accepted accounting principles of the United States or Applicable Law);

(p)	undertake any action to alter, amend and/or restate the Memorandum and Articles and/or the organizational documents of any subsidiaries of the Company;

(q)	issue any equity securities of the Company in excess of $10 million or undertake any action with respect to the issuance of equity securities of any of the Company’s subsidiaries;

(r)	reduce its share capital or any capital redemption reserve fund;

(s)	declare, pay or distribute dividends or any other distributions by the Company, including interest on capital; and/or

(t)	agree or commit to any of the foregoing.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

19.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

19.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

20	Notice of General Meetings

20.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

20.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings

21.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares entitled to vote at a general meeting, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy, shall be a quorum.

21.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if they shall not be present within fifteen minutes after the time appointed for the meeting to commence, or are unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9

If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

21.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

21.11	A resolution put to the vote of the meeting shall be decided on a poll.

21.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote except for matters covered under sub clause 21.15.

21.15

Venu Raman Kumar, if presiding over a meeting of the board of Directors of the Company, will abstain from voting on the appointment of either of the two directors of AARK, who will be selected only from the pool of Independent Directors of the Company.

22	Votes of Members

22.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which they are the holder, provided that:

(a)

subject to Article 22.1(b), the Class V Share shall have such number of votes representing, at all times while such Class V Share remains outstanding, 26.0% of all votes attached to the total issued and outstanding Class A Shares and the Class V Share, voting together as a class; and

(b)

notwithstanding the foregoing, in the event of the occurrence of certain extraordinary events, as set forth in Article 22.2, the Class V Share shall have such number of votes representing 51.0% of all votes attached to the total issued and outstanding Class A Shares and the Class V Share, voting together as a class.

22.2	For the purposes of Article 22.1(b) any and all of the following shall constitute an extraordinary event:

(a)

during a period where there continues to exist a threatened or actual Hostile Change of Control. A Hostile Change of Control shall be deemed to be “threatened”, without limitation, when a person or group acquires, directly or indirectly, in a single transaction or series of related transactions, more than 5% of the votes attached to all Shares, other than the Class V Share, announces publicly an interest in taking over, partly or wholly, the management control of the Company or seeks a seat on the Board of Directors of the Company when such candidacy is not endorsed by existing members of the Board of Directors; and/or

(b)	the appointment or removal of a Director.

22.3

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.4

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.5

No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

22.6

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive, except for the matters covered under sub clause 21.15.

22.7

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.8

A Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing them, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

23	Proxies

23.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3

The chairman may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

24.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

24.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

26.1

There shall be a board of Directors consisting of seven persons provided, however that (A) the Company may by Special Resolution increase or reduce the limits in the number of Directors and (B) four of the Directors shall be Independent Directors.

27	Powers of Directors

27.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1	Subject to and as otherwise set out in the Articles, including Article 22.2 and 28.2, the Company may by Ordinary Resolution appoint any person to be a Director or remove any director.

28.2

The board of Directors shall consist of three classes, each holding three-year terms, with the term of the first class of Directors expiring at the first annual meeting of the Members following the Effective Date, the term of the second class of Directors expiring at the second annual meeting of Members following the Effective Date and the term of the third class of Directors expiring at the third annual meeting of Members following the Effective Date, and the class into which a Director is to be appointed shall be set out in the resolutions appointing such Director.

28.3

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)

the Director absents themself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	the Director is found to be or becomes of unsound mind.

30	Proceedings of Directors

30.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

30.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote, except for matters covered under sub clause 21.15.

30.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7

The Directors may elect a chairman of their board and determine the period for which they are to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

32	Directors’ Interests

32.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2

A Director may act by themself or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director.

32.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

32.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

32.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and its charter and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

34.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate their office at any time if they give notice in writing to the Company that they resign their office.

35	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36	Remuneration of Directors

36.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond their ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

37	Seal

37.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

37.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38	Dividends, Distributions and Reserve

38.1

Subject to the Statute and the Articles (including Article 17) and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

38.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

38.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by them to the Company on account of calls or otherwise.

38.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.8	No Dividend or other distribution shall bear interest against the Company.

38.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

39	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40	Books of Account

40.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

40.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

40.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

41	Audit

41.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

41.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

41.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

41.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

41.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

41.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42	Notices

42.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post or e-mail to them or to their address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

42.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands or the United States) following the day on which the notice was posted;

(c)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(d)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

42.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of their being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

43	Winding Up

43.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the Articles and the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

43.2

If the Company shall be wound up the liquidator may, subject to the Articles and rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44	Indemnity and Insurance

44.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

44.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

44.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

45	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st March in each year and, following the year of incorporation, shall begin on 1st April in each year.

46	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

47	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

48	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

Annex F

CONSTITUTION OF AARK SINGAPORE PTE. LTD.

CONSTITUTION FOR A PRIVATE COMPANY LIMITED BY SHARES

INTERPRETATION

1.	In these Regulations –

“Act” means the Companies Act 1967, as amended;

“Amalgamation Effective Time” means the time when a wholly owned merger subsidiary of the Parent merges with and into the Company;

“Applicable Law” means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person;

“Change of Control” means the occurrence of any of the following events: (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the U.S. Securities Exchange Act of 1934 or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities; (b) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such merger or consolidation; or (c) the members approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Company of substantially all of the assets of the Company and its subsidiaries, taken as a whole;

“Class V Share” means the Class V ordinary share of a par value of US$0.0001 in the share capital of Parent;

“Designated Stock Exchange” means any United States national securities exchange on which the securities of the Company are listed for trading, including the Nasdaq Capital Market;

“Independent Director” shall have the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be;

“Ordinary Shares” means the ordinary shares in the capital of the Company with the rights set out in Regulation 3A;

“Other Members Director” means any director appointed by the members other than the Parent while the Class V Share remains outstanding;

“Parent” means Aeries Technology, Inc., a Cayman Islands exempted company limited by shares, and a member of the Company, or any wholly owned subsidiary thereof;

“Parent Director” means any director appointed by Parent pursuant to Regulation 49;

“Related Party Transaction” means a transaction between the Company and (a) its officers or directors, (b) a person related by blood or marriage to any such officer or director or (c) an entity in which any such person, directly or indirectly has more than a 5% beneficial interest;

“RK” means Venu Raman Kumar;

“seal” means the common seal of the Company;

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“secretary” means any person appointed to perform the duties of a secretary of the Company;

“shares” means any shares of the Company that may be issued from time to time, and includes the Ordinary Shares;

“special resolution” means a resolution which: (i) has been passed by at least 75% of the votes of such holders of shares of the Company as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or (ii) has been approved in writing by all of the holders of shares of the Company entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the holders aforesaid, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

expressions referring to writing shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography and other modes of representing or reproducing words in a visible form;

words or expressions contained in these Regulations shall be interpreted in accordance with the provisions of the Interpretation Act 1965, and of the Act as in force at the date at which these Regulations become binding on the Company.

Share Capital and Variation of Rights

2.

Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares but subject to the Act, shares in the Company may be issued by the directors and any such shares may be issued with such preferred, deferred, or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, as the directors, subject to any ordinary resolution of the Company, determine.

3.	Subject to the Act, any preference shares may, with the sanction of a special resolution, be issued on the terms that they are, or at the option of the Company are liable, to be redeemed.

3A.	The rights attaching to Ordinary Shares are set out below:

(a)

Voting Rights – Subject to the Act, the holders of Ordinary Shares are entitled to receive notices of general meetings, attend and vote at any general meeting of the Company, and each Ordinary Share shall carry one vote.

(b)	Dividend, Distribution & Other Economic Rights – The holders of Ordinary Shares shall be entitled to all dividends, distributions or other economic rights of the Company on a pari passu basis.

4.

If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of 75% of the issued and outstanding shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting the provisions of these Regulations relating to general meetings shall apply mutatis mutandis, but so that the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll. To every such special resolution section 184 shall with such adaptations as are necessary apply.

5.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking equally therewith.

6.

The Company may exercise the powers of paying commissions conferred by the Act, provided that the rate percent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner

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required by the Act and the commission shall not exceed the rate of 10% of the price at which the shares in respect whereof the same is paid are issued or an amount equal to 10% of that price (as the case may be). Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful

7.

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or unit of a share or (except only as by these Regulations or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

8.

Every person whose name is entered as a member in the register of members shall be entitled without payment to receive a certificate under the seal of the Company in accordance with the Act but in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

9.	The Company shall issue only fully paid shares.

Transfer of Shares

10.

Subject to these Regulations, any member may transfer all or any of his shares by instrument in writing in any usual or common form or in any other form which the directors may approve. The instrument shall be executed by or on behalf of the transferor and the transferor shall remain the holder of the shares transferred until the transfer is registered and the name of the transferee is entered in the register of members in respect thereof.

11.

The instrument of transfer must be left for registration at the registered office of the Company together with such fee, not exceeding $1 as the directors from time to time may require, accompanied by the certificate of the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer, and thereupon the Company shall subject to the powers vested in the directors by these Regulations register the transferee as a shareholder and retain the instrument of transfer.

12.

The directors may decline to register any transfer of shares (other than fully paid shares) to a person of whom they do not approve and may also decline to register any transfer of shares on which the Company has a lien.

13.	The registration of transfers may be suspended at such times and for such periods as the directors may from time to time determine not exceeding in the whole 30 days in any year.

Transmission of Shares

14.

In case of the death of a member that is an individual, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other persons.

15.

Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to have some

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person nominated by him registered as the transferee thereof, but the directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his death or bankruptcy, as applicable.

16.

If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions, and provisions of these Regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice or transfer were a transfer signed by that member.

17.

Where the registered holder of any share dies or becomes bankrupt his personal representative or the assignee of his estate, as the case may be, shall, upon the production of such evidence as may from time to time be properly required by the directors in that behalf, be entitled to the same dividends and other advantages, and to the same rights (whether in relation to meetings of the Company, or to voting, or otherwise), as the registered holder would have been entitled to if he had not died or become bankrupt; and where two or more persons are jointly entitled to any share in consequence of the death of the registered holder they shall, for the purposes of these Regulations, be deemed to be joint holders of the share.

Conversion of Shares into Stock

18.	The Company may by ordinary resolution passed at a general meeting convert any paid-up shares into stock and reconvert any stock into paid-up shares of any denomination.

19.

The holders of stock may transfer the same or any part thereof in the same manner and subject to the same regulations as and subject to which the shares from which the stock arose might previously to conversion have been transferred or as near thereto as circumstances admit; but the directors may from time to time fix the minimum amount of stock transferable and restrict or forbid the transfer of fractions of that minimum, but the minimum shall not exceed the nominal amount of the shares from which the stock arose.

20.

The holders of stock shall according to the amount of the stock held by them have the same rights, privileges and advantages as regards dividends voting at meetings of the Company and other matters as if they held the shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by any such aliquot part of stock which would not if existing in shares have conferred that privilege or advantage.

21.	Such of the regulations of the Company as are applicable to paid-up shares shall apply to stock, and the words share and shareholder therein shall include stock and stockholder.

Alteration of Capital

22.	The Company may from time to time by ordinary resolution –

(a)	increase the share capital by such sum to be divided into shares of such amount as the resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)

subdivide its shares or any of them into shares of smaller amount than is fixed by the memorandum; so however that in the subdivision the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

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(d)

cancel shares which at the date of the passing of the resolution in that behalf have not been taken or agreed to be taken by any person or which have been forfeited and diminish the amount of its share capital by the amount of the shares so cancelled.

23.

Subject to any direction to the contrary that may be given by the Company in general meeting, all new shares shall, before issue, be offered to such persons as at the date of the offer are entitled to receive notices from the Company of general meetings in proportion, as nearly as the circumstances admit, to the amount of the existing shares to which they are entitled. The offer shall be made by notice specifying the number of shares offered, and limiting a time within which the offer, if not accepted, will be deemed to be declined, and, after the expiration of that time, or on the receipt of a written statement from the person to whom the offer is made that he declines to accept the shares offered, the directors may dispose of those shares in such manner as they think most beneficial to the Company. The directors may likewise so dispose of any new shares which (by reason of the ratio which the new shares bear to shares held by persons entitled to an offer of new shares) cannot, in the opinion of the directors, be conveniently offered under this regulation.

24.

The Company may by special resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorised, and consent required by law.

General Meeting

25.

An annual general meeting of the Company shall be held in accordance with the provisions of the Act. All general meetings other than the annual general meetings shall be called extraordinary general meetings.

26.

Any director or member may, whenever he thinks fit, convene an extraordinary general meeting, and extraordinary general meetings shall be convened on such requisition or in default may be convened by such requisitionists as provided by the Act.

27

Subject to the provisions of the Act relating to special resolutions and agreements for shorter notice, 14 days’ notice at the least (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which notice is given) specifying the place, the day and the hour of meeting and in case of special business the general nature of that business shall be given to such persons as are entitled to receive such notices from the Company.

28.

All business shall be special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance-sheets, and the report of the directors and auditors, the election of directors in the place of those retiring, and the appointment and fixing of the remuneration of the auditors.

Proceedings at General Meetings

29.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business. Except as herein otherwise provided, two members present in person shall form a quorum, provided that, so long as Parent and RK each holds any Ordinary Shares, a quorum must include Parent and RK present in person, by proxy or representative. Where the Company has only one member, that member shall form the quorum. For the purposes of this regulation member includes a person attending as a proxy or as representing a corporation which is a member.

30.

If a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other day and at such other time and place as the directors may determine.

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31.

The chairman, if any, of the board of directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he is not present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act, the members present shall elect one of their number to be chairman of the meeting.

32.

The chairman may, with the consent of the members at which a quorum is present, and shall if so directed by the members, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Except as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

33.	At any general meeting a resolution put to the vote of the meeting shall be decided by way of a poll in accordance with Regulation 3A.

34.

A poll shall be taken in such manner and either at once or after an interval or adjournment or otherwise as the chairman directs, and the result of the poll shall be the resolution of the meeting, but a poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith.

35.	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

36.

Subject to any rights or restrictions for the time being attached to any class or classes of shares, at meetings of members or classes of members, each member entitled to vote may vote in person or by proxy or by attorney and on a poll every member present in person or by proxy or by attorney or other duly authorised representative shall have the voting rights set out in Regulation 3A.

37.

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

38.

A member who is of unsound mind or whose person or estate is liable to be dealt with in any way under the law relating to mental disorder may vote by his committee or by such other person as properly has the management of his estate, and any such committee or other person may vote by proxy or attorney.

39.	No member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

40.

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the meeting, whose decision shall be final and conclusive.

41.

The instrument appointing a proxy shall be in writing, in the common or usual form, under the hand of the appointer or of his attorney duly authorised in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy may but need not be a member of the Company. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

42.

Where it is desired to afford members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit:

I/We, of being a member/members of the abovenamed Company, hereby appoint [●], of [●], or failing him, of [●], as my/our proxy to vote for me/us on my/our behalf at the [annual or extraordinary, as the case may be] general meeting of the Company, to be held on the day of [●], and at any adjournment thereof.

Signed this day of [●]

This Form is to be used	in favour of	the resolution
against

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*Strike out whichever is not desired. Unless otherwise instructed, the proxy may vote as he thinks fit.

43.

The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company, or at such other place in Singapore as is specified for that purpose in the notice convening the meeting, not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or, in the case of a poll, not less than 24 hours before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

44.

A vote given in accordance with the terms of an instrument of proxy or attorney shall be valid notwithstanding the previous death or unsoundness of mind of the principal or revocation of the instrument or of the authority under which the instrument was executed, or the transfer of the share in respect of which the instrument is given, if no intimation in writing of such death, unsoundness of mind, revocation, or transfer as aforesaid has been received by the Company at the registered office before the commencement of the meeting or adjourned meeting at which the instrument is used.

44A.

Subject to the provisions of the Act and Regulation 3A, resolution by written means or in writing may be passed by members, and may consist of several documents in the like form each signed by one or more members, provided that a copy of such resolution by written means or in writing shall be circulated to all members and signed by the members entitled to receive notice of and to attend and vote at such meeting having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the members holding all shares entitled to vote thereon were present and voted before such resolution shall be deemed passed. Notwithstanding the foregoing, so long as Parent and RK hold any Ordinary Shares, no resolution by written means or in writing shall be deemed passed or otherwise approved unless Parent and RK are members signing such resolution. The expressions “by written means”, “in writing” and “signed” include any resolution signed manually, digitally or electronically by a member and transmitted digitally, electronically or by facsimile, or approved by other written electronic communication by digital or electronic signature of any such member and such signature shall be deemed an original signature for all purposes.

44B.	So far as may be permitted by the Act, the following matters shall require approval by way of a special resolution of the Company:

(a)	increase its share capital by such sum as the special resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	change the name of the Company;

(c)	Change of Control;

(d)

commence the voluntary liquidation, winding-up or dissolution of the Company or any of its material subsidiaries (except following a sale of all or substantially all of the assets of the Company and its subsidiaries), file a petition in bankruptcy or insolvency or enter into any arrangement for the benefit of creditors, commence any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any of its material subsidiaries, or adopt a plan with respect to any of the foregoing, or acquiesce or agree to any of the foregoing commenced or petitioned for on an involuntary basis;

(e)	materially change the principal line of business of the Company or its subsidiaries;

(f)	undertake any variation of the terms of any class of shares;

(g)	undertake any conversion of debt securities of the Company into shares or other equity securities of the Company;

(h)	subject to Regulations 47 and 49, increase or decrease the total number of directors;

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(i)	sell, lease or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of the assets or business of the Company or any of its subsidiaries;

(j)	grant any loans, guarantees or security to any corporate body or person valued at an aggregate amount that exceeds $50 million, excluding loans to a direct or indirect subsidiary of the Company;

(k)	enter into any Related Party Transactions valued at an amount that exceeds $10 million;

(l)	sell assets of the Company, by a single or series of related transactions, valued at an aggregate amount that exceeds $50 million;

(m)

change any significant accounting policy of the Company (other than as required by any accounting pronouncements or interpretations under the generally accepted accounting principles of the United States or Applicable Law);

(n)	undertake any action to alter, amend and/or restate the Regulations and/or the organizational documents of any subsidiaries of the Company;

(o)	issue any equity securities of the Company in excess of $10 million or undertake any action with respect to the issuance of equity securities of any of the Company’s subsidiaries;

(p)	declare, pay or distribute dividends or any other distributions by the Company, including interest on capital; and/or

(q)	agree or commit to any of the foregoing.

44C.

Notwithstanding anything herein to the contrary and so far as may be permitted by the Act, any special resolution of the Company shall require the approval of Parent and RK so long as Parent and RK hold any Ordinary Shares.

Directors: Appointment, etc.

45.	At the first annual general meeting of the Company all the directors shall retire from office.

46.	A retiring director shall be eligible for re-election.

47.	So long as the Class V Share remains outstanding, the Company shall have three directors.

48.

The Company at the meeting at which a director retires may fill the vacated office by electing a person thereto, and in default the retiring director shall if offering himself for re-election and not being disqualified under the Act from holding office as a director be deemed to have been re-elected, unless a resolution for the re-election of that director is put to the meeting and lost, provided, however, that any vacancy of an office held by (a) a Parent Director, may only be filled by a director appointed by Parent, and (b) an Other Members Director, may only be filled by a director appointed by RK, his heirs and successors, as applicable, in each case in accordance with Regulation 49.

49.

So long as the Class V Share remains outstanding, (a) Parent and its successors shall have the right to nominate two directors, who shall be the Parent Directors, and which two directors shall only be selected from the four Independent Directors of Parent, and (b) RK, his heirs and successors shall collectively have the right to nominate one director who shall be the Other Members Director; irrespective of voting interests in the Company.

50.

Subject to Regulations 47 and 49, the directors shall have power at any time, and from time to time, to appoint any person to be a director to fill a casual vacancy, but so that the total number of directors shall not at any time exceed the number fixed in accordance with these Regulations. Any director so appointed shall hold office only until the next following annual general meeting and shall then be eligible for re-election.

51.

Subject to Regulations 47 and 49, the Company may by ordinary resolution remove any director before the expiration of his period of office, and may by an ordinary resolution appoint another person in his stead;

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the person so appointed shall be subject to retirement at the same time as if he had become a director on the day on which the director in whose place he is appointed was last elected a director, provided, however, that a Parent Director may only be removed by Parent, and Parent shall have the right to so remove any such Parent Director at any time, and the Other Members Director may only be removed by members other than Parent.

52.

The remuneration of the directors shall from time to time be determined by the Company in general meeting. That remuneration shall be deemed to accrue from day to day. The directors may also be paid all travelling, hotel, and other expenses properly incurred by them in attending and returning from meetings of the directors or any committee of the directors or general meetings of the Company or in connection with the business of the Company.

53.	The shareholding qualification for directors may be fixed by the Company in general meeting.

54.	The office of director shall become vacant if the director –

(a)	ceases to be a director by virtue of the Act;

(b)	becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	becomes prohibited from being a director by reason of any order made under the Act;

(d)	becomes disqualified from being a director by virtue of section 148, 149, 154 or 155;

(e)	becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental disorder;

(f)	subject to section 145, resigns his office by notice in writing to the Company;

(g)	for more than 6 months is absent without permission of the directors from meetings of the directors held during that period;

(h)	without the consent of the Company in general meeting, holds any other office of profit under the Company except that of managing director or manager; or

(i)	is directly or indirectly interested in any contract or proposed contract with the Company and fails to declare the nature of his interest in manner required by the Act.

Powers and Duties of Directors

55.

The business of the Company shall be managed by the directors who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers of the Company as are not, by the Act or by these Regulations, required to be exercised by the Company in general meeting, including, but not limited to certain critical non-delegable activities such as approving operating and capital expenditure budgets, forecasts and amendments thereto, appointment of senior management personnel and their compensation, and entering into new business lines that do not materially change the principal line of business of the Company, among other powers, subject, nevertheless, to any of these Regulations, to the provisions of the Act, and to such regulations, being not inconsistent with the aforesaid Regulations or provisions, as may be prescribed by the Company in general meeting; but no regulation made by the Company in general meeting shall invalidate any prior act of the directors which would have been valid if that regulation had not been made.

56.

The directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property, and uncalled capital, or any part thereof, and to issue debentures and other securities whether outright or as security for any debt, liability, or obligation of the Company or of any third party.

57.	The directors may exercise all the powers of the Company in relation to any official seal for use outside Singapore and in relation to branch registers.

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58.

The directors may from time to time by power of attorney appoint any corporation, firm, or person or body of persons, whether nominated directly or indirectly by the directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities, and discretions (not exceeding those vested in or exercisable by the directors under these Regulations) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities, and discretions vested in him.

59.

All cheques, promissory notes, drafts, bills of exchange, and other negotiable instruments, and all receipts for money paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, by any two directors or in such other manner as the directors from time to time determine.

60.	The directors shall cause minutes to be made -

(a)	of all appointments of officers to be engaged in the management of the Company’s affairs;

(b)	of names of directors present at all meetings of the Company and of the directors; and

(c)	of all proceedings at all meetings of the Company and of the directors.

Such minutes shall be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting.

Proceedings of Directors

61.

The directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit. A director may at any time and the secretary shall on the requisition of a director summon a meeting of the directors.

62.

Subject to these Regulations, questions arising at any meeting of directors shall be decided by a majority of votes and a determination by a majority of the directors shall for all purposes be deemed a determination of the directors.

63.

A director shall not vote in respect of any contract or proposed contract with the Company in which he is interested, or any matter arising thereout, and if he does so vote, his vote shall not be counted.

64.

Any director with the approval of the directors may appoint any person, whether a member of the Company or not, to be an alternate or substitute director in his place during such period as he thinks fit, provided, however, that no Parent Director may appoint an alternate or substitute director unless such person has been approved by Parent. Any person while he so holds office as an alternate or substitute director shall be entitled to notice of meetings of the directors and to attend and vote thereat accordingly, and to exercise all the powers of the appointor in his place. An alternate or substitute director shall not require any share qualification, and shall ipso facto vacate office if the appointor vacates office as a director or removes the appointee from office. Any appointment or removal under this regulation shall be effected by notice in writing under the hand of the director making the same.

65.

The quorum necessary for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be a majority of the directors, provided that so long as there are Parent Directors and the Class V Share remains outstanding, a majority of the directors present shall at all times be one Parent Director and the Other Members Director. If there is only 1 director in the Company, the quorum shall be fixed at 1.

66.

The continuing directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the regulations of the Company as the necessary quorum of directors, the continuing directors or director may act for the purpose of increasing the number of directors to that number or of summoning a general meeting of the Company, but for no other purpose.

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67.

The directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within 10 minutes after the time appointed for holding the meeting, the directors present may choose one of their number to be chairman of the meeting. So long as RK is a Director of the Company, the chairman shall be a RK.

68.

The directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. So long as there are Parent Directors and the Class V Share remains outstanding, a majority of the members of any such committee shall be Parent Directors and shall include the Other Members Director.

69.

A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within 10 minutes after the time appointed for holding the meeting, the members present may choose one of their number to be chairman of the meeting. So long as there are Parent Directors and RK is a Director of the Company, the chairman of any such committee shall be RK.

70.	A committee may meet and adjourn as it thinks proper. Matters for vote arising at any meeting shall be determined by a majority of votes of the members present.

71.

A resolution in writing, a copy of which is sent or circulated by letter, facsimile or electronic communications to all directors being entitled to receive notice of a meeting of the directors and which is signed by all the Directors, shall be as valid and effectual as if it had been passed at a meeting of the Directors duly convened and held. Any such resolution may be contained in a single document or may consist of several documents in like form, each signed by one or more directors. The Company may accept copies of resolutions in writing delivered to the Company by personal delivery, post, facsimile or electronic communications.

Secretary

72.

The secretary shall in accordance with the Act be appointed by the directors for such term, at such remuneration, and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

Seal

73.

The directors shall provide for the safe custody of the seal, which shall only be used by the authority of the directors or of a committee of the directors authorised by the directors in that behalf, and every instrument to which the seal is affixed shall be signed by a director and shall be countersigned by the secretary or by a second director or by some other person appointed by the directors for the purpose.

Accounts

74.

The directors shall cause proper accounting and other records to be kept and shall distribute copies of balance-sheets and other documents as required by the Act to the members. In addition to the foregoing, the members shall have any additional rights to inspect any account or book or paper of the Company as conferred by statute or authorised by the directors or by the Company in general meeting.

Dividends and Reserves

75.	The Company in general meeting may declare dividends, but no dividend shall exceed the amount recommended by the directors.

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76.	The directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the Company.

77.	No dividend shall be paid otherwise than out of profits or shall bear interest against the Company.

78.

The directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as reserves which shall, at the discretion of the directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending any such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares in the Company) as the directors may from time to time think fit. The directors may also without placing the same to reserve carry forward any profits which they may think prudent not to divide.

79.

Subject to Regulation 3A, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect of which the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this regulation as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date that share shall rank for dividend accordingly.

80.

The directors may deduct from any dividend payable to any member all sums of money, if any, presently payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.

81.

Any general meeting declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and in particular of paid-up shares, debentures or debenture stock of any other Company or in any one or more of such ways and the directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the directors may settle the same as they think expedient, and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the directors.

82.

Any dividend, interest, or other money payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named on the register of members or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other money payable in respect of the shares held by them as joint holders.

Capitalisation of Profits

83.

The Company in general meeting may upon the recommendation of the directors resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such members respectively or paying up in full unissued shares or debentures of the Company to be allotted, distributed and credited as fully paid up to and amongst such members in the proportion aforesaid, or partly in the one way and partly in the other, and the directors shall give effect to such resolution. A share premium account and a capital redemption reserve may, for the purposes of this regulation, be applied only in the paying up of unissued shares to be issued to members of the Company as fully paid bonus shares.

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84.

Whenever such a resolution as aforesaid shall have been passed the directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the directors to make such provision by the issue of fractional certificates or by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions, and also to authorise any person to enter on behalf of all the members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or, as the case may require, for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such members.

Notices

85.

A notice may be given by the Company to any member either personally or by sending it by courier, post or e-mail to him at his registered address, or, if he has no registered address in Singapore, to the address, if any, in Singapore supplied by him to the Company for the giving of notices to him. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in Singapore or the United States) following the day on which the notice was posted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

86.	A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the register of members in respect of the share.

87.

A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it in the same matter as other notices which are required to be given under this regulation and shall be addressed to them by name, or by the title of representatives of the deceased, or assignee of the bankrupt, or by any like description, at the address, if any, in Singapore supplied for the purpose by the persons claiming to be so entitled, or, until such an address has been so supplied, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

88.	(1) Notice of every general meeting shall be given in any manner hereinbefore authorised to—

(a) every member;

(b) every person entitled to a share in consequence of the death or bankruptcy of a member who, but for his death or bankruptcy, would be entitled to receive notice of the meeting; and

(c) the auditor for the time being of the Company.

(2)	No other person shall be entitled to receive notices of general meetings.

Winding Up

89.

If the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company, divide amongst the members in kind the whole or any part of the assets of the Company, whether they consist of property of the same kind or not, and may for that purpose set such value as he considers fair

F-13

upon any property to be divided as aforesaid and may determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of any such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, thinks fit, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

Indemnity

90.

Subject to the provisions of and so far as may be permitted by the Act, every director, managing director, agent, auditor, secretary, and other officer for the time being of the Company shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which are incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by reason of any negligence, default, breach of duty or breach of trust. No such person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of his functions unless that liability arise through the actual negligence, default, breach of duty or breach of trust of such person. No person shall be found to have committed actual negligence, default, breach of duty or breach of trust under these Regulations unless or until a court of competent jurisdiction shall have made a finding to that effect.

91.

Subject to the provisions of and so far as may be permitted by the Act, the Company shall advance to each person indemnified under this regulation reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such indemnified person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, such indemnified person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such indemnified person was not entitled to indemnification pursuant to this regulation. If it shall be determined by a final judgment or other final adjudication that such indemnified person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the indemnified person.

92.

Subject to the provisions of and so far as may be permitted by the Act, the directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

Financial Year

93.	Unless the directors otherwise prescribe, the financial year of the Company shall end on March 31st in each year, and shall begin on April 1st in each year.

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Annex G

Aeries Technology, Inc.

2023 Equity Incentive Plan

1.

Purpose of this Plan. The purpose of this global Plan is to advance the interests of the Company’s shareholders by enhancing the ability of the Company Group to attract, retain, and motivate persons who make (or are expected to make) important contributions to the Company Group by providing such persons with incentive compensation and equity ownership opportunities and thereby better aligning the interests of such persons with those of the Company’s shareholders. This Plan permits the grant of Incentive Stock Options, Nonstatutory Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Other Share or Cash Based Awards, and Dividend Equivalents.

2.	Definitions. As used herein, the following definitions will apply:

a.	“Administrator” means the Board or any of its Committees as will be administering this Plan, in accordance with Section 4.

b.

“Applicable Laws” means any applicable law, including the requirements relating to the administration of equity-based awards under Cayman Islands law, U.S. state corporate laws, U.S. federal and state securities laws, the Code, any share exchange or quotation system on which the Shares are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan or where the Participants are or will be subject to.

c.

“Award” means, individually or collectively, a grant under this Plan of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, an Other Share or Cash Based Award, or a Dividend Equivalent award.

d.

“Award Agreement” means the written or electronic agreement, terms and conditions, contract, or other instrument or document setting forth the terms and provisions applicable to each Award granted under this Plan. The Award Agreement is subject to the terms and conditions of this Plan.

e.	“Board” means the Board of Directors of the Company.

f.

“Business Combination Agreement” means that certain Business Combination Agreement, by and among the Company, WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares, with company registration number 202300520W, and Aark Singapore Pte. Ltd., a Singapore private company limited by shares, with company registration number 200602001D, dated as of March 11, 2023, as amended from time to time.

g.

“Cause” has the meaning given to such term in any written agreement between the Participant and any member of the Company Group defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following actions or events by such Participant: (i) the Participant’s commission of any felony or any crime involving fraud, dishonesty, or moral turpitude; (ii) the Participant’s commission of or attempted commission of, or participation in, a fraud or act of dishonesty against the Company Group; (iii) the Participant’s material violation of any contract or agreement between any member of the Company Group and the Participant or of any statutory duty owed to the Company Group; (iv) the Participant’s material failure to comply with the written polices or rules of the Company Group; (v) the Participant’s unauthorized use or disclosure of the Company Group’s confidential information or trade secrets; (vi) the Participant’s material failure or neglect to perform assigned job duties or services for the Company Group after receiving written notification of the failure; (vii) the Participant’s willful disregard of any material lawful written instruction from the Company Group; or (viii) the Participant’s willful misconduct or insubordination with respect to the Company Group.

h.	“Change in Control” means the occurrence of any of the following events:

i.	any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the

Company, or any company owned, or immediately after the transaction would be owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the combined voting power or economic interests of the Company, as applicable, as of immediately prior to such transaction), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or economic interests of the Company’s then outstanding securities; provided that the provisions of this clause (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under clause (iii) below;

ii.

during any period of 12 months, individuals who at the beginning of such 12-month period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this definition or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

iii.

a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent company thereof) more than 50% of (i) the combined voting power of the voting securities and (ii) the economic interests of the surviving entity or the ultimate parent company thereof (within the meaning of Section 424(e) of the Code), provided that a merger or consolidation effected to implement an internal recapitalization of the Company (or similar transaction) in which no “person” is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of either the combined voting power of the Company’s then-outstanding voting securities or the then-outstanding economic interests shall not be considered a Change in Control; or

iv.

a complete winding up, liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets in which any “person,” other than a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power and economic interests of the outstanding voting securities of the Company immediately prior to the sale, acquires (or has acquired during the 12-month period ending on the most recent acquisition by such “person”) assets from the Company that have a total gross fair market value equal to 50% or more of the total gross fair market value of all of the assets of the Company as of immediately prior to such sale or disposition of the Company’s assets.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Code Section 409A, then, to the extent required to avoid the imposition of additional taxes under Code Section 409A, such transaction or event described in subsection (i), (ii), (iii), or (iv) above with respect to such Award (or portion thereof) will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Code Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in

Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto, provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

For the avoidance of doubt, the transactions contemplated by the Business Combination Agreement, including any changes to the Board contemplated by such agreement, shall not constitute a Change in Control.

i.	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

j.

“Code Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

k.

“Committee” means the Compensation Committee of the Board, or another committee or subcommittee of the Board that may be comprised of one or more Directors and/or executive officers of the Company as appointed by the Board, to the extent permitted in accordance with Applicable Law.

l.	“Company” means Aeries Technology, Inc., f/k/a Worldwide Webb Acquisition Corp., a Cayman Islands exempted company limited by shares, or any successor thereto.

m.	“Company Group” means the Company and its Parents and Subsidiaries.

n.

“Consultant” means any consultant or advisor if: (i) the consultant or advisor renders bona fide services to the Company Group; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person.

o.	“Director” means a member of the Board.

p.

“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months in accordance with the definition of “total and permanent disability” as defined in Code Section 22(e)(3), provided that, in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time. Notwithstanding the foregoing, if “Disability” constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Code Section 409A, then, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Disability” shall mean a disability within the meaning of Code Section 409A.

q.	“Dividend Equivalent” means a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10(b).

r.	“DRO” means a “domestic relations order,” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

s.

“Effective Date” shall mean the date on which the transactions contemplated by the Business Combination Agreement are consummated, provided that the Board has adopted this Plan prior to or on such date, subject to approval of this Plan by the Company’s shareholders.

t.	“Employee” means any officers or employee (as determined in accordance with Code Section 3401(c) and the Treasury Regulations thereunder) of the Company or any Parent or Subsidiary of the Company.

u.	“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering, or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Shares (or other securities) and causes a change in the per-share value of the Shares underlying outstanding Awards.

v.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

w.

“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

x.	“Fair Market Value” means, as of any date, the value of a Share determined as follows:

i.

If the Shares are listed on any established stock or share exchange, national market system, or quoted or traded on any automated quotation system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, then the Fair Market Value will be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the trading day immediately preceding the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

ii.

If the Shares are not listed on an established stock or share exchange, national market system, or automated quotation system, but the Shares are regularly quoted by a recognized securities dealer, then the Fair Market Value will be the mean of the high bid and low asked prices for such date or, if no high bids and low asks were reported on such date, the high bid and low asked prices for a Share on the last preceding date such bids and asks were reported, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

iii.	In the absence of an established market for the Shares, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing, for income tax reporting purposes under applicable law and for such other purposes as the Committee deems appropriate, including, without limitation, where Fair Market Value is used in reference to exercise, vesting, settlement, or payout of an Award, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

y.

“Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Code Section 424(d)) more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary corporation (as defined in Code Section 424(f)) or parent corporation (as defined in Code Section 424(e)) of the Company.

z.

“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

aa.	“India Resident” means a Service Provider who is considered as a “person resident in India” in accordance with the (Indian) Foreign Exchange Management Act, 1999 and regulations issued thereunder.

bb.	“Nonstatutory Share Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

cc.	“Non-Employee Director” shall mean a Director of the Company who is not an Employee.

dd.

“Option” means a right to purchase Shares at a specified exercise price, granted under Section 6. An Option shall be either a Nonstatutory Share Option or an Incentive Stock Option, provided that Options granted to Non-Employee Directors and Consultants shall only be Nonstatutory Share Options.

ee.

“Other Share or Cash Based Award” shall mean a cash payment, cash bonus award, share payment, share bonus award, performance award, or incentive award that is paid in cash, Shares, or a combination of both, awarded under Section 10, which may include, without limitation, deferred shares, deferred share units, performance awards, retainers, committee fees, and meeting-based fees.

ff.

“Parent” means any entity (other than the Company) in an unbroken chain of entities ending with the Company if, at the time of determination, each of the entities other than the Company owns securities or interests possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other entities in such chain.

gg.	“Participant” means the holder of an outstanding Award.

hh.	“Performance Criteria” means the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goals for a Performance Period.

ii.

“Performance Goals” shall mean one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual.

jj.

“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, vesting of, and/or the payment in respect of an Award.

kk.

“Period of Restriction” means the period during which the transfer of Restricted Shares is subject to restrictions and, therefore, the Restricted Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of levels of performance, or the occurrence of other events as determined by the Administrator.

ll.

“Permitted Transferee” means, with respect to a Participant, any “family member” of the Participant, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

mm.	“Plan” means this 2023 Equity Incentive Plan, as may be amended from time to time.

nn.

“Program” means any program adopted by the Administrator pursuant to this Plan containing the terms and conditions intended to govern a specified type of Award granted under this Plan and pursuant to which such type of Award may be granted under this Plan.

oo.	“Restricted Shares” means Shares issued pursuant to Section 8 that are subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

pp.

“Restricted Share Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Share Unit represents an unfunded and unsecured obligation of the Company.

qq.	“Securities Act” means the Securities Act of 1933, as amended.

rr.	“Service Provider” means an Employee, Director, or Consultant.

ss.	“Share” means a Class A ordinary share of the Company, US$0.0001 par value per share.

tt.	“Share Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Share Appreciation Right.

uu.

“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

vv.

“Substitute Award” means an Award granted under this Plan in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or shares, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by another company or other entity other than the Company or any Parent or Subsidiary, provided that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Share Appreciation Right.

ww.

“Termination of Service” means the date that the Participant ceases to be a Service Provider. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service for purposes of this Plan. For the avoidance of doubt, unless the Administrator determines otherwise, and subject to Section 29, the cessation of employee status but the continuation of the performance of services for the Company or a Parent or Subsidiary as a Director or Consultant, or vice versa, shall not be deemed a cessation of service that would constitute a Termination of Service.

3.	Shares Subject to this Plan.

a.

Shares Subject to this Plan. Subject to the provisions of Section 14, the maximum aggregate number of Shares that may be subject to Awards and sold under this Plan as of the date that this Plan is adopted by the Board is (i) 9,031,027 (the “Initial Share Pool”) plus (ii) the number of Aggregate Bonus Shares (as defined in the Business Combination Agreement) less the number of such Aggregate Bonus Shares that are issued in connection with the transactions contemplated by the Business Combination Agreement (the “Added Bonus Shares”; and, together with the Initial Share Pool, the “Maximum Number of Shares”). If, on a going forward basis, on any given date, the Maximum Number of Shares is less than ten percent (10%) of the equity of the Company, on a fully-diluted basis (inclusive of the shares available for issuance under this Plan), then the Maximum Number of Shares shall be automatically increased at such time in order for the Maximum Number of Shares to represent ten percent (10%) of the equity of the Company on a fully-diluted basis. Notwithstanding the foregoing, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the Initial Share Pool. The Shares may be authorized but unissued, or reacquired Shares.

b.

Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Exchange Program, then the unpurchased Shares (or for Awards other than Options the forfeited or repurchased Shares) that were subject thereto will become available for future grant or sale under this Plan (unless this Plan has terminated). With respect to Share Appreciation Rights, only Shares actually issued pursuant to a Share Appreciation Right will cease to be available under this Plan; all remaining Shares under Share Appreciation Rights will remain available for future grant or sale under this Plan (unless this Plan has terminated). Shares that have actually been issued under this Plan under any Award will not be returned to this Plan and will not become available for future distribution under this Plan, provided that, if Shares issued pursuant to Awards of Restricted Shares or Restricted Share Units are repurchased by the Company or are forfeited to the Company due to the failure to vest, then such Shares will become available for future grant under this Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under this Plan. To the extent that an Award under this Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under this Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number for the Initial Share Pool stated in Section 3(a), plus, to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under this Plan pursuant to this Section 3(b).

c.

Substitute Awards. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in this Plan. Substitute Awards shall not reduce the Shares authorized for grant under this Plan, except as may be required by reason of Code Section 422, and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under this Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common shares of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the Shares authorized for grant under this Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under this Plan), provided that Awards using such available Shares shall (i) not be made after the date that awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Parents or Subsidiaries immediately prior to such acquisition or combination, and (ii) be made in respect of Incentive Stock Options only to the extent allowable under Code Section 422 and the Treasury Regulations promulgated thereunder.

4.	Administration of this Plan.

a.

Administrator. The Committee shall administer this Plan (except as otherwise permitted herein). To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 4(a). Notwithstanding the foregoing, (i) the Board shall conduct the general administration of this Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in this Plan shall be deemed to refer to the Board, and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 4(e).

b.

Duties of the Administrator. It shall be the duty of the Administrator to conduct the general administration of this Plan in accordance with its provisions. The Administrator shall have the power: to interpret this Plan and all Programs and Award Agreements; to adopt such rules for the administration, interpretation, and application of this Plan and any Program as are not inconsistent with this Plan or Applicable Law; to interpret, amend, or revoke any such rules; and to amend this Plan or any Program or Award Agreement, provided that the rights or obligations of the Participant holding such Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 19(a) or Section 29. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under this Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded are required to be determined in the sole discretion of the Committee.

c.

Powers of the Administrator. Subject to the provisions of this Plan, including, in the case of the Committee, subject to the specific duties delegated by the Board to the Committee, and Applicable Law, the Administrator will have the authority, in its discretion:

i.	to determine the Fair Market Value;

ii.	to select the Service Providers to whom Awards may be granted hereunder;

iii.	to determine the type or types of Awards to be granted to each Service Provider (including, without limitation, any Awards granted in tandem with another Award granted pursuant to this Plan);

iv.	to determine the number of Awards to be granted and the number of Shares to be covered by each Award granted hereunder;

v.	to approve forms of Award Agreements for use under this Plan;

vi.

to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised or vest (which may be based on one or more Performance Criteria or the achievement of one or more Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

vii.	to institute and determine the terms and conditions of an Exchange Program;

viii.

to determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

ix.	to construe and interpret the terms of this Plan and Awards granted pursuant to this Plan;

x.

to prescribe, amend, and rescind rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

xi.

to modify or amend each Award (subject to Section 19), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(d));

xii.	to make all determinations in respect of adjustments and treatment of Awards as provided in Section 14;

xiii.	to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 15;

xiv.	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously authorized by the Administrator;

xv.	to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award;

xvi.	to take all steps reasonably necessary to ensure that the Company Group complies with Applicable Law in connection with this Plan and any Award; and

xvii.	to make all other determinations deemed necessary or advisable for administering this Plan.

d.	Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards.

e.	Delegation of Authority. The Board or the Committee may from time to time delegate to a committee of one or more Directors or one or more officers of the Company the authority to grant or amend

Awards or to take other administrative actions pursuant to this Section 4, provided that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (i) individuals who are subject to Section 16 of the Exchange Act; or (ii) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided further that any delegation of administrative authority shall only be permitted to the extent that it is permissible under any Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or the Committee specifies at the time of such delegation, and the Board or the Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4(e) shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority. Neither the Administrator nor any member or delegate thereof shall have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Award.

5.	Eligibility.

a.

Participation. The Administrator may, from time to time, select from among all Service Providers those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of this Plan or any Applicable Law as may apply to such Service Provider; provided that Awards may be granted to a Service Provider who is an Indian Resident only if that Service Provider is either an Employee or Director. No Service Provider or other person shall have any right to be granted an Award pursuant to this Plan and neither the Company nor the Administrator is obligated to treat Service Providers, Participants, or any other persons uniformly. Participation by each Participant in this Plan shall be voluntary and nothing in this Plan or any Program shall be construed as mandating that any Service Provider or other person shall participate in this Plan. Nonstatutory Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, and Other Share or Cash Based Awards may be granted to Service Providers. Incentive Stock Options may be granted only to employees of the Company or any “parent corporation” or “subsidiary corporation” (in each case, within the meaning of Section 424 of the Code) and who are US taxpayers. Nonstatutory Share Options and Share Appreciation Rights may not be granted to Service Providers who are subject to Code Section 409A unless the Shares underlying such Awards is treated as “service recipient stock” under Code Section 409A or unless such Awards otherwise comply with the requirements of Code Section 409A.

b.

Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Plan, any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

c.

Foreign Holders. Notwithstanding any provision of this Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Parents and Subsidiaries operate or have Employees, Non-Employee Directors, or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Parents and Subsidiaries shall be covered by this Plan; (ii) determine which Service Providers outside the United States are eligible to participate in this Plan; (iii) modify the terms and conditions of any Award granted to Service Providers outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and (v) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange (including directing the applicable member of the Company Group operating in such jurisdiction to file any necessary reporting with, or make necessary submissions to, the local governmental authorities and to comply with any other obligation as may be applicable under the laws of such jurisdiction).

d.

Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in this Plan, the sum of the grant date fair value of equity-based Awards (as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions) and the amount of any cash-based Awards or other fees granted to a Non-Employee Director during any calendar year shall not exceed $1,000,000 (the “Director Limit”). The Administrator may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

e.

Limit on Number of Shares Subject to Awards. Notwithstanding any provision in this Plan to the contrary, and subject to Section 14, the maximum number of Shares with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 3,000,000 Shares.

6.	Share Options.

a.

Grant of Options. Subject to the terms and provisions of this Plan, including any limitations in this Plan that apply to Incentive Stock Options, the Administrator, at any time, and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.

b.

Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

c.

Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Share Option. Notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Sections 424(e) and 424(f) of the Code, respectively)) exceeds $100,000, such Options will be treated as Nonstatutory Share Options to the extent required by Code Section 422. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder. Neither the Company nor the Administrator shall have any liability to a Participant or any other person (i) if an Option (or any part thereof) that is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (ii) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including, without limitation, the conversion of an Incentive Stock Option to a Nonstatutory Share Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

d.

Term of Option. The term of each Option will be stated in the Award Agreement, provided that the term will be no more than ten years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Greater Than 10% Shareholder, the term of the Incentive Stock Option will be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

e.	Option Exercise Price and Consideration.

i.

Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator (which exercise price may be the Fair Market Value per Share, the par value per Share, or another amount), but, with respect to Incentive Stock Options, will be no less than 100% of the Fair Market Value per Share on the date of grant (and, if applicable, on the date that the Incentive Stock Option is modified, extended, or renewed for purposes of Section 424(h) of the Code). In addition, in the case of an Incentive Stock Option granted to a Greater Than 10% Shareholder, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant (and on the date that the Option is modified, extended, or renewed for purposes of Section 424(h) of the Code). Options that are a Substitute Award may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant, provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Code Section 424 and Code Section 409A. Other than pursuant to Sections 14(a) and 14(c), the Administrator shall not be permitted to (A) lower the per Share exercise price of an Option after it is granted, (B) cancel an Option when the per Share exercise price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Option in exchange for an Option with a per Share exercise price that is less than the per Share exercise price of the original Option, or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the securities exchange on which any securities of the Company are then listed for trading, without approval of the Company’s shareholders.

ii.

Waiting Period and Exercise Dates. At the time that an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised. Except as limited by the requirements of Section 6(d), Code Section 409A, or Code Section 422 and regulations and rulings thereunder, and without limiting the Company’s rights under Section 19, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and may amend, subject to Section 19, any other term or condition of such Option relating to such Termination of Service of the Participant or otherwise.

iii.

Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (A) cash, (B) check, (C) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised, and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion, (D) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with this Plan, (E) a net exercise, (F) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (G) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company. Notwithstanding any other provision of this Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

f.	Exercise of Option.

i.	Procedure for Exercise; Rights as a Shareholder.

1.

Any Option granted hereunder will be exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An exercisable Option may be exercised in whole or in part, but may not be exercised for a fraction of a Share and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares. Except as explicitly set forth in Section 3(b), exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of this Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

2.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, which shall be signed or otherwise acknowledged electronically by the Participant or other person then entitled to exercise the Option or such portion thereof; (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholding); (iii) such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law; and (iv) in the event that the Option shall be exercised pursuant to the terms of this Plan by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator. The Administrator may provide in any Award Agreement for the automatic exercise of an Option upon such terms and conditions as established by the Administrator, provided that the Fair Market Value per Share is greater than the exercise price at the time of exercise. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and their spouse (or, to the extent applicable, to the person other than the Participant who is entitled to exercise the Option and who does so exercise the Option as permitted herein).

3.	During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

4.

Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14.

ii.

Termination of Service of Participant. If a Participant ceases to be a Service Provider, other than upon the Participant’s Termination of Service as a result of the Participant’s death or Disability, then the Participant may exercise their Option within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent that the Option is vested on the date of Termination of Service. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three months following the Participant’s Termination of Service. Unless otherwise provided by the Administrator, if, on the date of Termination of Service, the Participant is not vested as to their entire Option, then the Participant shall forfeit the unvested portion of the Option and the Shares covered by such unvested portion of the Option will revert to this Plan. If, after Termination of Service, the Participant does not exercise their Option within the time specified by the Administrator, then the Option will terminate, and the Shares covered by such Option will revert to this Plan.

iii.

Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, then the Participant may exercise their Option within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent that the Option is vested on the date of Termination of Service. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for 12 months following the Participant’s Termination of Service. Unless otherwise provided by the Administrator, if, on the date of Termination of Service, the Participant is not vested as to their entire Option, then the Shares covered by the unvested portion of the Option will revert to this Plan. If, after Termination of Service, the Participant does not exercise their Option within the time specified herein, then the Option will terminate, and the Shares covered by such Option will revert to this Plan.

iv.

Death of Participant. If a Participant dies while a Service Provider, then the Option may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), to the extent that the Option is vested on the date of death, by the Participant’s designated beneficiary, provided that such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for 12 months following the Participant’s Termination of Service. Unless otherwise provided by the Administrator, if, at the time of death, the Participant is not vested as to their entire Option, then the Shares covered by the unvested portion of the Option will immediately revert to this Plan. If the Option is not so exercised within the time specified herein, then the Option will terminate, and the Shares covered by such Option will revert to this Plan.

v.

Incentive Stock Options. Notwithstanding the foregoing, Incentive Stock Options may not be exercised after the first to occur of (A) ten years from the date it is granted, unless an earlier time is set in the Award Agreement, (B) subject to the following subclause (C), three months after the Participant’s termination of employment as an employee (as described in Section 5(a)), and (C) one year after the date of the Participant’s termination of employment on account of death or Disability.

vi.

Notification Regarding Disposition. If requested by the Company, then the Participant shall give the Company prompt written or electronic notice of any disposition or other transfers (other than in connection with a Change in Control) of Shares acquired by exercise of an Incentive Stock Option that occurs within (A) two years from the date of granting (including the date that the Option is modified, extended, or renewed for purposes of Code Section 424(h)) such Option to such Participant, or (B) one year after the date of transfer of such Shares to such Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness, or other consideration, by the Participant in such disposition or other transfer. The Company may require that Shares acquired by exercise of an Incentive Stock Option be retained with a broker or agent designated by the Company for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such Shares.

7.	Share Appreciation Rights.

a.	Grant of Share Appreciation Rights. Subject to the terms and conditions of this Plan, a Share

Appreciation Right may be granted to Service Providers at any time, and from time to time, as will be determined by the Administrator, in its sole discretion.

b.	Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Share Appreciation Rights.

c.

Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Share Appreciation Right as set forth in Section 7(f) will be determined by the Administrator. The Administrator, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of Share Appreciation Rights granted under this Plan. In the case of a Share Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Share Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant, provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Code Section 409A. Other than pursuant to Section 14(a) and 14(c), the Administrator shall not be permitted to (A) lower the exercise price per Share of a Share Appreciation Right after it is granted, (B) cancel a Share Appreciation Right when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Share Appreciation Right in exchange for a Share Appreciation Right with an exercise price per Share that is less than the exercise price per Share of the original Share Appreciation Right, or (D) take any other action with respect to a Share Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the securities exchange on which any securities of the Company are then listed for trading, without approval of the Company’s shareholders.

d.

Share Appreciation Right Agreement. Each Share Appreciation Right grant will be evidenced by an Award Agreement that will specify the number of Shares, exercise price, the term of the Share Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may provide in any Award Agreement for the automatic exercise of a Share Appreciation Right upon such terms and conditions as established by the Administrator, provided that the Fair Market Value per Share is greater than the exercise price at the time of exercise.

e.

Expiration of Share Appreciation Rights. A Share Appreciation Right granted under this Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) relating to the maximum term and Section 6(f) relating to exercise also will apply to Share Appreciation Rights.

f.

Payment of Share Appreciation Right Amount; Rights as a Shareholder. Upon exercise of a Share Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

i.	the difference between the Fair Market Value of a Share on the date of exercise over the exercise price per Share of such Award; times

ii.	the number of Shares with respect to which the Share Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon exercise of a Share Appreciation Right may be in cash, in Shares of equivalent value, or in some combination thereof. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to a Share Appreciation Right, notwithstanding the exercise of the Share Appreciation Right. The Company will issue (or cause to be issued) such Shares promptly after the Share Appreciation Right is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14.

8.	Restricted Shares.

a.

Grant of Restricted Shares. Subject to the terms and provisions of this Plan, the Administrator, at any time, and from time to time, may grant Restricted Shares to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

b.

Restricted Share Agreement. Each Award of Restricted Shares will be evidenced by an Award Agreement that will specify the number of Shares, Period of Restriction and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator shall establish the purchase price, if any, and form of payment for the Restricted Shares, provided that, if a purchase price is charged, then such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. Unless the Administrator determines otherwise, the Company, as escrow agent, will hold Restricted Shares until the restrictions on such Restricted Shares have lapsed.

c.

Transferability. Except as provided in this Section 8 or as the Administrator determines, Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

d.	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Restricted Shares as it may deem advisable or appropriate.

e.

Removal of Restrictions. Except as otherwise provided in this Section 8, Restricted Shares covered by each Restricted Share grant made under this Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

f.

Voting Rights. During the Period of Restriction, Participants holding Restricted Shares granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise, and subject to the restrictions in this Plan, any applicable Program, and/or the applicable Award Agreement.

g.

Dividends and Other Distributions. During the Period of Restriction, Participants holding Restricted Shares will be entitled to receive all dividends and other distributions paid or made with respect to such Shares to the extent that such dividends and other distributions have a record date that is on or after the date on which the Participant to whom such Restricted Shares are granted becomes the record holder of such Restricted Shares, unless the Administrator provides otherwise. The Administrator may, at or after the date of grant, authorize the payment of dividends or dividend equivalents on Awards granted under this Section 8 on either a current, deferred, or contingent basis, either in cash or in additional Shares. If any such dividends or distributions are paid in Shares, then the Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

h.

Return of Restricted Shares to the Company. Except as otherwise determined by the Administrator and provided in the Award Agreement, if no price was paid by the Participant for the Restricted Shares, then, upon a Termination of Service during the applicable Period of Restriction, the Participant’s rights in unvested Restricted Shares then subject to restrictions shall lapse, and such Restricted Shares shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Participant for the Restricted Shares, then, upon a Termination of Service during the applicable Period of Restriction, the Company shall have the right to timely repurchase from the Participant the unvested Restricted Shares then subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Share or such other amount as may be specified in the applicable Program or Award Agreement.

9.	Restricted Share Units.

a.

Grant. Restricted Share Units may be granted at any time, and from time to time, as determined by the Administrator. After the Administrator determines that it will grant Restricted Share Units, it will evidence the Award in an Award Agreement providing for the terms, conditions, and restrictions related to the grant, including the number of Restricted Share Units.

b.

Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Share Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of one or more Performance Goals or Performance Criteria, or any other basis determined by the Administrator in its discretion. An Award of Restricted Share Units shall only be eligible to vest while the Participant is a Service Provider, provided that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Share Unit award may become vested subsequent to a Termination of Service in the event of the occurrence of certain events, including a Change in Control, the Participant’s death, retirement, or disability, or any other specified Termination of Service in accordance with the applicable requirements of Code Section 409A.

c.

Earning Restricted Share Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Share Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. A Participant will have no rights of a shareholder with respect to Shares subject to any Restricted Share Unit unless and until the Shares are delivered in settlement of the Restricted Share Unit.

d.

Form and Timing of Payment. At the time of grant, the Administrator shall specify the payment date applicable to each grant of Restricted Share Units, which shall be no earlier than the vesting date or dates of the Award, and may be determined at the election of the Participant (if permitted by the applicable Award Agreement and Code Section 409A), provided that, except as otherwise determined by the Administrator, and subject to compliance with Code Section 409A, in no event shall the payment date relating to each Restricted Share Unit occur following the later of (i) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Share Unit vests; and (ii) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Share Unit vests. On the payment date, the Company shall, in accordance with the applicable Award Agreement and subject to Sections 15 and 20, transfer to the Participant one unrestricted, fully-transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited, or, in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date, or a combination of cash and Shares as determined by the Administrator, provided that, in the sole discretion of the Administrator, the Participant may be required to pay the par value of a Share, if any, for each Restricted Share Unit that is paid out in Shares or cash.

e.	Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Share Units will be forfeited to the Company.

10.	Other Share or Cash Based Awards and Dividend Equivalents.

a.

Other Share or Cash Based Awards. The Administrator is authorized to grant Other Share or Cash Based Awards, including awards entitling a Participant to receive Shares or cash to be delivered immediately or in the future, to any Service Provider. Subject to the provisions of this Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Share or Cash Based Award, including the term of the Award, any exercise or purchase price, Performance Criteria and Performance Goals, transfer restrictions, vesting conditions, and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Share or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other

Awards granted under this Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation, or other arrangement, and/or as payment in lieu of compensation to which a Service Provider is otherwise entitled. Any Other Share or Cash Based Award shall either be exempt from, or comply with, the provisions of Code Section 409A.

b.

Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Shares underlying the Award, to be credited as of dividend payment dates during the period between the date that the Dividend Equivalents are granted to a Participant and the date that such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the Award vests.

11.

Acceleration. The Administrator has the exclusive power, authority, and sole discretion to accelerate, wholly or partially, the vesting or lapse of restrictions of (and, if applicable, the Company shall cease to have a right of repurchase) any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and, as applicable, in accordance with Section 14.

12.

Leaves of Absence/Transfer Between Locations. The Administrator shall in its discretion determine the circumstances under which vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. Except as provided otherwise by the Administrator in an Award Agreement or as required pursuant to Applicable Law, a Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company or any Parent or Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then, six months following the first day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Share Option. For purposes of this Plan, unless the Administrator determines otherwise, and subject to Section 29, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Parent or Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary or Parent following any merger, sale of shares, or other corporate transaction or event (including, without limitation, a spin-off). In all cases, the Administrator shall treat a Participant’s leave of absence or employment transfer in compliance with Applicable Law where required to do so pursuant to the Code or otherwise.

13.	Limited Transferability of Awards.

a.

Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than (i) by will or by the laws of descent and distribution or (ii) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed.

b.

No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts, or engagements of the Participant or the Participant’s successors in interest, or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 13(a). During the lifetime of the

Participant, only the Participant may exercise any exercisable portion of an Award granted to such Participant under this Plan, unless it has been disposed of pursuant to a DRO. After the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under this Plan or the applicable Program or Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

c.

Notwithstanding Section 13(a), the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award, other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonstatutory Share Option), to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Participant or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Participant); (iii) the Participant (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law, and (C) evidence the transfer; and (iv) the transfer of an Award to a Permitted Transferee shall be without consideration. In addition, and further notwithstanding Section 13(a), the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Code Section 671 and other Applicable Law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

d.

Notwithstanding Section 13(a), a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to this Plan is subject to all terms and conditions of this Plan, any Program or Award Agreement applicable to the Participant, and any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, then a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, then payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time, provided that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death.

14.	Adjustments; Dissolution or Liquidation; Change in Control.

a.

Adjustments. In the event that any share dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other Equity Restructuring or change in the corporate structure of the Company affecting Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Plan, shall make equitable adjustments to (i) the aggregate number of Shares that may be delivered under this Plan as set forth in the limitation in Section 3(a), (ii) the number and grant or exercise price of Shares covered by each outstanding Award, and (iii) the terms and conditions of any outstanding Awards

(including, without limitation, any applicable Performance Criteria and Performance Goals with respect thereto).

b.

Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent that it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

c.	Merger or other Reorganization.

i.

In the event of any transaction or event described in Section 14(a), including a Change in Control, each outstanding Award will be treated as the Administrator determines in its sole discretion and on such terms and conditions as the Administrator deems appropriate, including, without limitation: (A) that Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase prices, in all cases, as determined by the Administrator; (B) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such transaction; (C) that outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part, prior to or upon consummation of such transaction or event, notwithstanding anything to the contrary in this Plan or the applicable Program or Award Agreement; (D) (1) that an Award will be terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (2) that the Award will be replaced with other rights or property selected by the Administrator in its sole discretion; (E) providing that the Award cannot vest, be exercised, or become payable after such event; or (F) any combination of the foregoing. In taking any of the actions permitted under this Section 14(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

ii.

In the event that the successor corporation in a Change in Control does not assume or substitute for the Award (or portion thereof), the Administrator will (A) cause any or all of such Award (or portion thereof) to terminate in exchange for cash, rights, or other property pursuant to this Section 14(c), or (B) cause the Participant to fully vest in and have the right to exercise all of their outstanding Options and Share Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Shares and Restricted Share Units will lapse, and, with respect to Awards with Performance Criteria, all Performance Goals will be deemed achieved at the greater of actual performance or 100% of target levels and all other terms and conditions met.

iii.

For the purposes of this Section 14(c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and, if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares), provided that, if such consideration received in the Change in Control is not solely common shares of the successor corporation or its parent, then the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Share Appreciation Right or upon the payout of a Restricted Share Unit, for each Share subject to such

Award, to be solely common shares of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control.

iv.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned, or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent, provided that a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

v.

Notwithstanding anything in this Section 14(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A, and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

d.

Limitations. The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement, or certificate as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of this Plan or Applicable Law. The existence of this Plan, any Program, any Award Agreement, and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, warrants, or rights to purchase shares or of bonds, debentures, preferred, or prior preference shares whose rights are superior to or affect the Shares or the rights thereof, or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the price of a Share, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to 30 days prior to the consummation of any such transaction.

15.	Tax Withholding.

a.

Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company and each other applicable member of the Company Group will have the power and the right to deduct or withhold, or require a Participant to remit to the Company or such other member, an amount sufficient to satisfy federal, state, local, foreign, or other taxes (including the Participant’s FICA, employment tax, Medicare, or social security contribution obligations) required to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan or any Award under the tax laws and rules of the Participant’s country of residence or under any other applicable tax law or rule.

b.

Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation): (i) paying cash; (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value no greater than the aggregate amount of such obligations based on the maximum statutory withholding rates in such Participant’s applicable jurisdictions for federal, state, local, and foreign income tax and payroll tax purposes that are applicable to such taxable income (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the statutory amount required to be withheld, provided that the delivery of such

Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion; (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld; or (v) any combination of the above permitted forms of payment. The amount of the withholding requirement will be deemed to include any amount that the Administrator determines may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state, or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16.

No Effect on Employment or Service. Neither this Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, any Parent, any Subsidiary, or any of their affiliates, nor will they interfere in any way with the Participant’s right or the right of the Company, any Parent, any Subsidiary, or any of their affiliates to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17.

Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18.

Term of Plan. Subject to Section 22, this Plan will become effective on the Effective Date and, unless earlier terminated by the Board under Section 19, will remain in effect until the earlier of (i) the earliest date as of which all Awards granted under this Plan have been satisfied in full or terminated, and no Shares approved for issuance under this Plan remain available to be granted under new Awards, or (ii) the Expiration Date (as defined in Section 19(d)), but Awards previously granted may extend beyond that date in accordance with this Plan. If this Plan is not approved by the Company’s shareholders, then this Plan will not become effective, and no Awards will be granted under this Plan.

19.	Amendment and Termination.

a.

Amendment and Termination of Awards. Subject to Applicable Law, the Administrator may amend, modify, or terminate any outstanding Award, including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Nonstatutory Share Option, provided that the Participant’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (b) the change is otherwise permitted under this Plan (including, without limitation, under Section 14 or Section 29).

b.	Amendment and Termination of this Plan. Except as otherwise provided in Section 19(c), the Board may at any time amend, alter, suspend, or terminate this Plan.

c.

Shareholder Approval. Notwithstanding Section 19(b), the Company will obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws, including, without limitation, with respect to any increase to the limits imposed in Section 3(a) on the maximum number of Shares that may be issued under this Plan.

d.

Expiration. No Awards may be granted or awarded during any period of suspension or after termination of this Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under this Plan after the tenth anniversary of the earlier of (i) the date on which the Board adopted this Plan or (ii) the date that this Plan was approved by the Company’s shareholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of this Plan, the applicable Program, and the applicable Award Agreement.

e.	Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of this

Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of this Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under this Plan prior to the date of such termination.

20.	Conditions Upon Issuance of Shares.

a.

Legal Compliance. The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Shares will not be issued pursuant to the exercise of an Award unless the Administrator has determined that the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and may be further subject to the approval of counsel for the Company with respect to such compliance.

b.

Representations. In addition to the terms and conditions provided herein, the Company may require a Participant to make such reasonable covenants, agreements, and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

c.

Restrictions. All share certificates delivered pursuant to this Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Shares). The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution, or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator. The Company, in its sole discretion, may (i) retain physical possession of any share certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the share certificates evidencing such Shares be held in custody by a designated escrow agent (which may be, but need not be, the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a share power, endorsed in blank, relating to such Shares.

d.

Certificates; Book-Entry Procedures. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all Applicable Laws, regulations of governmental authorities, and, if applicable, the requirements of any exchange on which the Shares are listed or traded. Notwithstanding any other provision of this Plan, unless otherwise determined by the Administrator or required by any Applicable Law, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or share plan administrator).

21.

Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22.

Shareholder Approval. This Plan will be submitted for approval by the shareholders of the Company within 12 months after the date that this Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

23.

Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains, or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Participant) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street

Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

24.

Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 24 by and among, as applicable, the Company and its Parents and Subsidiaries for the exclusive purpose of implementing, administering, and managing the Participant’s participation in this Plan. The Company and its Parents and Subsidiaries may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares held in the Company or any of its Parents and Subsidiaries, and details of all Awards, in each case, for the purpose of implementing, managing, and administering this Plan and Awards (the “Data”). The Company and its Parents and Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration, and management of a Participant’s participation in this Plan, and the Company and its Parents and Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Parents and Subsidiaries in the implementation, administration, and management of this Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipient’s country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Parents or Subsidiaries or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in this Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting their local human resources representative. The Company may cancel the Participant’s ability to participate in this Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws their consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

25.

Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting, or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting, or exercise of Awards by a Participant may be permitted through the use of such an automated system.

26.

Effect of Plan upon Other Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Parent or Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company or any Parent or Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors, or Consultants of the Company or any Parent or Subsidiary; or (b) to grant or assume options or other rights or awards otherwise than under this Plan in connection with any proper corporate purpose, including, without limitation, the grant or assumption of options or other rights or awards in connection with the acquisition by purchase, lease, merger, consolidation, or otherwise of the business, shares, or assets of any corporation, partnership, limited liability company, firm, association, or entity.

27.

Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in this Plan are for convenience of reference only and, in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

28.	Governing Law. This Plan shall be administered, interpreted, and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

29.

Code Section 409A. To the extent that the Administrator determines that any Award granted under this Plan is subject to Code Section 409A, this Plan, the Program pursuant to which such Award is granted, and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Code Section 409A. In that regard, to the extent that any Award under this Plan or any other compensatory plan or arrangement of the Company or any of its Parents or Subsidiaries is subject to Code Section 409A, and such Award or other amount is payable on account of a Participant’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Code Section 409A, and (b) if such Award or amount is payable to a “specified employee,” as defined in Code Section 409A, then, to the extent required in order to avoid a prohibited distribution under Code Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Termination of Service, or (ii) the date of the Participant’s death. To the extent applicable, this Plan, the Program, and any Award Agreements shall be interpreted in accordance with Code Section 409A. Notwithstanding any provision of this Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Code Section 409A, the Administrator may (but is not obligated to), without a Participant’s consent, adopt such amendments to this Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Code Section 409A and thereby avoid the application of any penalty taxes under Section Code 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Code Section 409A or otherwise. The Company shall have no obligation under this Section 29 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties, or interest under Code Section 409A with respect to any Award, and shall have no liability to any Participant or any other person if any Award, compensation, or other benefits under this Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties, and/or interest under Code Section 409A.

30.

Unfunded Status of Awards. This Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in this Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Parent or Subsidiary.

31.

Indemnification. To the extent permitted under Applicable Law, each member of the Administrator (and each delegate thereof pursuant to Section 4(f)) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action or failure to act pursuant to this Plan or any Award Agreement, and against and from any and all amounts paid by them, with the Board’s approval, in satisfaction of judgment in such action, suit, or proceeding against them, provided that they give the Company an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their own behalf and, once the Company gives notice of its intent to assume such defense, the Company shall have sole control over such defense with counsel of the Company’s choosing. The foregoing right of indemnification shall not be available to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of the person seeking indemnity giving rise to the indemnification claim resulted from such person’s bad faith, fraud, or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

32.

Relationship to Other Benefits. No payment pursuant to this Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Parent or Subsidiary, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

Annex H

Valuation and Financial Consultants	625 Walnut Ridge Drive, Suite 105 | Hartland, WI 53029 Phone: 262.369.0400 | CorporateValuationAdvisors.com

March 11, 2023

Board of Directors

Worldwide Webb Acquisition Corp.

770 E Technology Way

F13-16

Orem, UT 84097

Re:	Fairness Opinion

This letter sets forth our opinion as to the fairness, from a financial point of view, to the Class A ordinary shareholders of Worldwide Webb Acquisition Corp. (hereinafter referred to as “WWAC” or “Parent”), a publicly traded SPAC, of its proposed business combination with Aeries Technology Group Business Accelerators Private Limited (“Aeries”), pursuant to the proposed Business Combination Agreement (the “Agreement”), by and among WWAC, WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of WWAC (“Amalgamation Sub”), and Aark Singapore Pte. Ltd., a Singapore private company limited by shares and the majority shareholder of Aeries (“AARK”), and the consideration to be paid to the shareholders of Aeries and AARK pursuant to the Agreement (the “Transaction”). It is our understanding that in connection with the Transaction, AARK and Amalgamation Sub will amalgamate, with AARK being the amalgamated company and continuing as a subsidiary of WWAC, and as a result thereof, Aeries will become a subsidiary of WWAC. It is our further understanding that immediately following the Pre-Closing Restructuring to be consummated immediately prior to the Amalgamation Effective Time, other than its ownership in Aeries, AARK will conduct no operations and will not hold any other assets or liabilities. AARK owns approximately 72.68% of the issued and outstanding equity in Aeries. Under the terms of the Agreement, at the Amalgamation Effective Time, (a) subject to the AARK Stock Split, each AARK Ordinary Share issued and outstanding immediately prior to the Amalgamation Effective Time shall remain issued and outstanding, (b) each share of Amalgamation Sub issued and outstanding immediately prior to the Amalgamation Effective Time shall be converted into such number of newly issued AARK Ordinary Shares as set forth in the Agreement, (c) WWAC will issue Parent Class A Ordinary Shares to holders of Eligible Parent Shares outstanding as of immediately prior to the Amalgamation Effective Time and (d) WWAC will issue to the Parent Class V Ordinary Share Holder, for par value, the Parent Class V Ordinary Share. Pursuant to the Parent Initial Articles, at the Amalgamation Effective Time, each Parent Class B Ordinary Share issued and outstanding immediately prior to the Amalgamation Effective Time will convert into one Parent Class A Ordinary Share. At the Amalgamation Effective Time, WWAC will enter into Exchange Agreements with Aeries, AARK, the shareholders of Aeries and the shareholder of AARK, pursuant to which, each shareholder of Aeries and the shareholder of AARK will have the right to exchange the shares of Aeries or AARK, respectively, for Parent Class A Ordinary Shares or, subject to the terms and conditions set forth therein, cash. The consideration to be paid to the shareholders of Aeries and the shareholder of AARK, which consideration will be comprised solely of Parent Class A Ordinary Shares, valued at $10.10 per share, is based on a pre-Transaction equity value of Aeries of $346,000,000. The

MILWAUKEE	CHICAGO	NEW YORK	PHILADELPHIA

Board of Directors

Worldwide Webb Acquisition Corp.

March 11, 2023

terms and conditions of the Amalgamation and the other transactions contemplated thereunder are more fully set forth in the Agreement and related documents. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

We have been requested by the Board of Directors of WWAC to render our opinion with respect to the fairness of the Transaction, from a financial point of view, to the holders of WWAC Class A ordinary shares. We have not been requested to opine as to, and our opinion does not in any manner address, WWAC’s underlying business decision to proceed with or effect the Transaction or the likelihood of consummation of the Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Agreement, or any class of such persons. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which WWAC might engage. We are not legal, tax, accounting, technology, science, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, technology, science, or regulatory matters relating to WWAC, AARK or Aeries. We understand and have assumed that WWAC has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, technology, science, regulatory, and other professionals.

In connection with our engagement, we first estimated the Fair Market Value of each of WWAC and Aeries on an individual basis, immediately before the Transaction and the combined entities immediately after the Transaction. For purposes of this evaluation, the term “Fair Market Value” is defined as the amount at which the total equity of each of WWAC, Aeries and the combined entities would equitably exchange in a transaction between a willing buyer and willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts.

In arriving at our opinion, we reviewed and analyzed: (1) an execution copy of the Agreement, dated as of March 1, 2023 and the specific terms of the Agreement, (2) certain publicly available business and financial information that we deemed to be generally relevant concerning Aeries and the industry in which Aeries operates, (3) financial and operating information with respect to the business, operations and prospects of Aeries including financial projections with respect to the future financial performance of Aeries, as reviewed and approved by management (“Projections”), (4) the balance sheets of Aeries, AARK and WWAC as of September 30, 2022, respectively, and their combined balance sheet after taking into account the pro forma effects of the Transaction, (5) the capitalization of Aeries, AARK and WWAC and the expected pro forma capitalization of WWAC immediately following the completion of the Transaction and (6) a comparison of the projected financial performance of Aeries with those of other companies and businesses that we deemed relevant. In addition, we have had discussions with the management of Aeries and WWAC concerning the business, operations, assets, liabilities, financial condition and prospects of Aeries and WWAC, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In the course of our evaluation, we reviewed the financial performance of certain other companies engaged in the same or related industries whose shares are publicly traded and the valuation multiples indicated for those publicly traded companies. We further conducted a valuation of Aeries based upon the Projections provided by management and performed such other studies and analyses and considered such other factors as we deemed appropriate. We have conducted a valuation of the total equity of Aeries, but have not conducted a separate valuation of its underlying assets or liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities). Our evaluation further considered the business prospects for WWAC absent the Transaction and the value of its underlying assets and liabilities.

Corporate Valuation Advisors, Inc.

Board of Directors

Worldwide Webb Acquisition Corp.

March 11, 2023

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of WWAC that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, upon the advice of WWAC and Aeries, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Aeries as to the future financial performance of Aeries and its subsidiaries and that Aeries and its subsidiaries will perform in accordance with such Projections. We assume no responsibility for, and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Aeries or WWAC and have not made or obtained any evaluations or appraisals of the underlying assets or liabilities of Aeries or WWAC. We have not evaluated the solvency or creditworthiness of Aeries, WWAC or the combined entities or any other party to the Agreement, or whether WWAC is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of WWAC or Aeries to pay its respective obligations when they come due. In addition, we have relied on the assessments of Aeries and WWAC’s ability to retain key employees, customers, suppliers, commercial relationships, and strategic partners and other key existing and contemplated future agreements, relationships and arrangements. In addition, we, at your direction, (i) have assumed that each WWAC Class A ordinary share has a value of $10.10 per share (with such $10.10 value being based on WWAC’s Class A ordinary redemption price (excluding, for the avoidance of doubt, the dilutive impact of outstanding founders shares or any warrants)), and (ii) have evaluated the fairness of the Transaction, from a financial point of view, to the holders of WWAC Class A ordinary shares.

As part of the evaluation, we have also reviewed the rights and preferences of the Class A ordinary shareholders and warrant holders of WWAC immediately before the Transaction. It is our understanding that WWAC Class A ordinary shareholders have the right to redeem their Class A ordinary shares for $10.10 per share in connection with consummation of the Transaction.

In addition, you have not authorized us to, and we did not, (a) initiate any discussions with, or solicit any indications of interest from any third parties with respect to any alternatives to the Transaction, (b) participate in the structuring or negotiation of the Transaction, (c) advise the Board of Directors of WWAC or any other party with respect to alternatives to the Transaction, or (d) identify or introduce to the Board of Directors of WWAC or any other party any prospective investors, lenders or other participants in the Transaction. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. Our opinion addresses only the fairness of the Transaction, from a financial point of view, to the holders of WWAC Class A ordinary shares. We express no opinion as to, and our opinion does not address, any other terms, aspects, or implications of the Transaction or the Agreement or any related agreements, including, without limitation, (i) any term or aspect of the Transaction that is not susceptible to financial analysis, (ii) the appropriate capital structure of WWAC or whether WWAC should be issuing debt or equity securities or a combination of both, and (iii) the prices at which securities of WWAC may trade, be purchased or sold at any time, including following announcement or consummation of the Transaction. Our opinion should not be viewed as providing any assurance that the market value of the securities of WWAC to be held by the holders of ordinary shares or any other security holders of WWAC after the

Corporate Valuation Advisors, Inc.

Board of Directors

Worldwide Webb Acquisition Corp.

March 11, 2023

consummation of the Transaction will be in excess of the market value of WWAC ordinary shares or other securities of WWAC owned by such security holders at any time prior to the announcement or consummation of the Transaction. In addition, we make no representation or warranty regarding the adequacy of this opinion or the analyses underlying this opinion for the purpose of WWAC’s compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

We have assumed that the executed Agreement will conform in all material respects to the latest draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, at the direction of WWAC’s management, that all material governmental, regulatory and third-party approvals, consents and releases for the Transaction will be obtained within the constraints contemplated by the Agreement and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that WWAC has obtained such advice as it deemed necessary from qualified professionals.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of WWAC in connection with its evaluation as to whether to affect the Transaction and does not constitute a recommendation as to how the Board of Directors should vote with respect to the Transaction. We will receive a fee as compensation for our services in rendering this opinion. Our fee is not contingent upon the successful consummation of the Transaction.

Based upon the foregoing, and subject to the limitations set forth herein, it is our opinion that, as of the date hereof, the Transaction is fair, from a financial point of view, to the holders of WWAC Class A ordinary shares.

Very truly yours,

Corporate Valuation Advisors, Inc.

Corporate Valuation Advisors, Inc.

Annex I

Final Form to be provided to Investors

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [●], 2023, by and between Worldwide Webb Acquisition Corp., a Cayman Islands exempted company (the “Issuer”), and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with that certain Business Combination Agreement (the “Business Combination Agreement”), dated March 11, 2023, pursuant to which, among other things, WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned Subsidiary of the Issuer, and Aark Singapore Pte. Ltd., a Singapore private company limited by shares (“AARK”), will amalgamate and continue as one company, with AARK being the surviving entity and becoming a subsidiary of the Issuer, and whereas Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares, is a subsidiary of AARK, upon the closing of the Business Combination it will be an indirect subsidiary of the Issuer, pursuant to which, the Issuer will change its name to “Aeries Technology, Inc.” (collectively, the “Transaction”);

WHEREAS, in connection with the Transaction, Issuer is seeking commitments from interested investors to purchase, substantially concurrently with the closing of the Transaction, Class A ordinary shares of the Issuer, par value $0.001 per share (the “Shares”), in a private placement for a purchase price of $4.84 per share (the “Per Share Subscription Price”);

WHEREAS, the aggregate purchase price to be paid by the Investor for the Committed Shares (as defined herein) (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount”; and

WHEREAS, substantially concurrently with, or subsequent to, the execution of this Subscription Agreement, Issuer is entering into, or may enter into, subscription agreements relating to the purchase of Shares with certain other investors (collectively, the “Other Investors”) relating to the purchase of Shares on substantially the same terms as this Subscription Agreement, including the same Per Share Subscription Price (collectively, the “Other Subscription Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Issuer acknowledges and agrees as follows:

1. Subscription.

(a) The Investor hereby irrevocably subscribes for and agrees to purchase from Issuer the number of Shares set forth on the signature page of this Subscription Agreement (the “Committed Shares”) on the terms and subject to the conditions provided for herein.

(b) [Reserved].

(c) For purposes of this Subscription Agreement: (i) “business day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as Issuer remains domiciled in Cayman Islands) are authorized or required by law to close; (ii) “Stock Exchange” means the securities exchange or market, if any, on which the Shares are then listed; (iii) “Trading Day” means any day on which trading in the Shares generally occurs on the Stock Exchange; provided, that, if the Shares are not so listed or traded on a Stock Exchange, then “Trading Day”

means a business day; (iv) “VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the Stock Exchange to open for trading during its regular trading session on such date or (B) the occurrence or existence, for more than a one half-hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date; (v) “VWAP” means, for any Trading Day, the per share volume weighted average price of the Shares as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume weighted average price is unavailable, the market value of one Share on such Trading Day, determined, using a volume weighted average price method, by a nationally recognized independent investment banking firm selected by Issuer); and (vi) “Resale Shelf Effectiveness Date” means the date on which the initial Registration Statement (as defined herein) is declared effective by the Commission (as defined below). The VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

(d) [Reserved].

2. Closing.

(a) The Closing shall occur on a specified date (the “Closing Date”) and is expected to be substantially concurrent with the consummation of the Transaction. Subject to the satisfaction or waiver of the conditions set forth in this Section 2 and in Section 3 below, upon delivery of written notice from (or on behalf of) Issuer to the Investor (the “Closing Notice”), that Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Closing Date that is not less than ten (10) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Issuer, ten (10) business days prior to the Closing Date specified in the Closing Notice, the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Issuer in the Closing Notice. On the Closing Date, Issuer shall issue the Committed Shares against payment of the Subscription Amount to the Investor and cause the Committed Shares to be registered in book entry form in the name of the Investor on Issuer’s share register (which book entry records shall contain an appropriate notation concerning transfer restrictions of the Committed Shares, in accordance with applicable securities laws of the states of the United States and other applicable jurisdictions), and will provide to the Investor evidence of such issuance from Issuer’s transfer agent. Prior to or at the Closing, Investor shall deliver to Issuer a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the consummation of the Transaction does not occur within five (5) business days after the Closing Date under this Subscription Agreement, Issuer shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Committed Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Committed Shares at the Closing.

3. Closing Conditions. The obligation of the parties hereto to consummate the issuance, purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement;

(b) all conditions precedent to the closing of the Transaction under the Business Combination Agreement shall have been satisfied or waived (as determined by the parties to the Business Combination Agreement and other than those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at or substantially contemporaneously with the closing of the Transaction);

(c) (i) solely with respect to the Investor’s obligation to close, the representations and warranties made by Issuer, and (ii) solely with respect to Issuer’s obligation to close, the representations and warranties made by the Investor, in each case, in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of such Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions;

(d) (i) solely with respect to the Investor’s obligation to purchase the Committed Shares pursuant to this Subscription Agreement, Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, and (ii) solely with respect to the Issuer’s obligation to issue and sell the Shares pursuant to this Subscription Agreement, Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(e) solely with respect to the Investor’s obligation to purchase the Committed Shares pursuant to this Subscription Agreement, none of the Issuer or any of its affiliates shall have entered into any Other Subscription Agreement with a lower Per Share Purchase Price or other terms (economic or otherwise) more favorable in any material respect to such Other Investor than as set forth in this Subscription Agreement other than any other agreement contemplated by the Business Combination Agreement, and there shall not have been any amendment, waiver or modification to any Other Subscription Agreement that materially benefits any Other Investor unless the Investor has been offered the same benefit.

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription and issuance of the Shares, as applicable, as contemplated by this Subscription Agreement.

5. Issuer Representations and Warranties. Issuer represents and warrants to the Investor that:

(a) Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Issuer’s articles of association (as in effect at such time of issuance) or under the laws of the Cayman Islands.

(c) This Subscription Agreement has been duly authorized, executed and delivered by Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) The issuance and sale by Issuer of the Shares pursuant to this Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of

Issuer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Issuer or any of its subsidiaries is a party or by which Issuer or any of its subsidiaries is bound or to which any of the property or assets of Issuer is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Issuer and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of Issuer to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of Issuer; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Issuer or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of Issuer to comply in all material respects with its obligations under this Subscription Agreement.

(e) As of their respective filing dates, all reports required to be filed by Issuer with the SEC since October 22, 2021 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by Issuer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(f) Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 13 of this Subscription Agreement, (iv) those required by The Nasdaq Stock Market LLC, including with respect to obtaining approval of Issuer’s stockholders, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) [Reserved].

(h) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by Issuer to the Investor.

(i) Neither Issuer nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(j) As of the date hereof, the issued and outstanding Class A ordinary shares of Issuer are registered pursuant to Section 12(b) of the Exchange Act.

(k) Other than certain placement agents, issuer is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares.

6. Investor Representations and Warranties. The Investor represents and warrants to Issuer that:

(a) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or “accredited investor” (within the meaning of 501(a)(1), (2), (3),(5),(6), (7), (8) or (9) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is aware that the sale is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Shares. The Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. Accordingly, the Investor understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

(b) The Investor is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the Transaction and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Accordingly, the Investor understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b). The Investor has determined based on its own independent review and such professional advice as it deems appropriate that the Investor’s purchase of the Shares and participation in the Transaction (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) have been duly authorized and approved by all necessary action, (iv) if Investor is not a natural person, do not and will not violate or constitute a default under the Investor’s charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which it is bound and (v) are a fit, proper and suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares. The Investor is able to bear the substantial risks associated with its purchase of the Shares, including, but not limited to, loss of its entire investment therein. The investor acknowledges specifically that a possibility of total loss exists.

(c) The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering and sale within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that Issuer is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entry records representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that the Issuer files a Current Report on Form 8-K following the closing date of the Transaction that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor shall not engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(d) The Investor acknowledges and agrees that the Investor is purchasing the Shares from Issuer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Issuer, any of its affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Issuer expressly set forth in Section 5 of this Subscription Agreement.

(e) The Investor acknowledges and agrees that the Investor has received, reviewed and understood the offering materials made available to it in connection with the Transaction, and has received and has had an adequate opportunity to review, such financial and other information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Issuer, the Transaction and the business of the Issuer and its subsidiaries. The Investor acknowledges that certain information received was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in such projections. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed Issuer’s filings with the SEC. The Investor acknowledges and agrees that each of the Investor and the Investor’s professional advisor(s), if any, (a) has conducted its own investigation of the Issuer and the Shares, (b) has had access to, and an adequate opportunity to review, financial and other information as it deems necessary to make a decision to purchase the Shares, (c) has been offered the opportunity to ask questions of the Issuer and received answers thereto, including on the financial information, as it deemed necessary in connection with its decision to purchase the Shares; and (d) has made its own assessment and have satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares. The Investor further acknowledges that the information provided to it is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the Investor’s obligation to purchase the Shares hereunder.

(f) The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Issuer or a representative of Issuer, and the Shares were offered to the Investor solely by direct contact between the Investor and Issuer or a representative of Issuer. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in the Issuer. The Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice that it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer, including, but not limited to, all business, legal, regulatory, accounting, credit and tax matters. Based on such information as the Investor has deemed appropriate and the Investor has independently made its own analysis and decision to enter into the Transaction.

(g) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Issuer’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor is able to fend for itself in the transactions contemplated herein, has exercised its independent judgment in evaluating its investment in the Shares, is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that Issuer has not provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(h) In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties of Issuer in Section 5.

(i) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(j) The Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(k) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if Investor is not a natural person, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Issuer, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(l) Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, Canada or the United Kingdom Treasury (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, Canada or the United Kingdom Treasury; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, Canada or the United Kingdom Treasury, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(m) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) neither Issuer nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(n) In connection with the purchase, sale and issuance of the Shares, no placement agent has acted as the Investor’s financial advisor or fiduciary. The Investor acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(o) The Investor has or has commitments to have and, when required to deliver payment to Issuer pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

7. Registration Rights.

(a) Issuer agrees that, within thirty (30) business days following the Closing Date (such deadline, the “Filing Deadline”), Issuer will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if Issuer is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Committed Shares acquired by the Investor pursuant to this Subscription Agreement which are eligible for registration (determined as of two business days prior to such submission or filing) (the “Committed Registrable Shares”). Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 120th calendar day following the filing date thereof if the SEC notifies Issuer that it will “review” the Registration Statement (including a limited review) and (ii) the 10th business day after the date Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”).

(b) Notwithstanding anything to the contrary herein, Issuer’s obligations to include any Registrable Shares in a Registration Statement are contingent upon Investor furnishing in writing to Issuer such information regarding Investor or its permitted assigns, the securities of Issuer held by Investor and the intended method of disposition of such Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by Issuer to effect the registration of such Registrable Shares at least five (5) business days in advance of the expected filing date of the applicable Registration Statement, and Investor shall execute such documents in connection with such registration as Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that Issuer shall be entitled to postpone and suspend the effectiveness or use of such Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. Notwithstanding the foregoing, if the SEC prevents Issuer from including any or all of the Registrable Shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Registrable Shares pursuant to this Section 7 by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Registrable Shares which is equal to the maximum number of Registrable Shares as is permitted to be registered by the SEC. In such event, the number of Registrable Shares to be registered for each selling stockholder named in such Registration Statement shall be reduced pro rata among all such selling stockholders. In the event Issuer amends the Registration Statement in accordance with the foregoing, Issuer will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Shares that were not registered on the initial Registration Statement, as so amended. For as long as the Investor holds Registrable Shares, Issuer will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Registrable Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor).

Any failure by Issuer to file a Registration Statement by the applicable Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline with respect thereto shall not otherwise relieve Issuer of its obligations to file or effect the applicable Registration Statement as set forth above in this Section 7.

(c) At its expense Issuer shall:

(i) except for such times as Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Issuer determines to obtain, continuously effective with respect to Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Investor ceases to hold any Registrable Shares, (B) the first date all Registrable Shares held by Investor may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement (the period of time during which Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”);

(ii) during the Registration Period, advise Investor, as expeditiously as practicable:

(1) when a Registration Statement or any amendment thereto has been filed with the SEC;

(2) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3) of the receipt by Issuer of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Issuer shall not, when so advising Investor of such events, provide Investor with any material, nonpublic information regarding Issuer other than to the extent that providing notice to Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding Issuer;

(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) during the Registration Period, upon the occurrence of any event contemplated in Section 7(c)(ii)(4) above, except for such times as Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on the Stock Exchange;

(vi) during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in any Registration Statement; and

(vii) during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Subscription Agreement, in connection with the registration of the Registrable Shares.

(d) Notwithstanding anything to the contrary in this Subscription Agreement, Issuer shall be entitled to delay the filing or effectiveness of, or suspend the use of, a Registration Statement if it determines that in order for such Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Issuer’s board of directors reasonably believes would require additional disclosure by Issuer in such Registration Statement of material information that Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in such Registration Statement would be expected, in the reasonable determination of Issuer’s board of directors to cause such Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of the members of Issuer’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to Issuer and the majority of the members of Issuer’s board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that Issuer may not delay or suspend a Registration Statement on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from Issuer of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus (which Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Issuer unless otherwise required by law or subpoena. If so directed by Issuer, Investor will deliver to Issuer or, in Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(e) Indemnification.

(i) Issuer agrees to indemnify, to the extent permitted by law, Investor (to the extent a seller under any Registration Statement), its directors, officers and each person who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented outside attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Issuer by or on behalf of such Investor expressly for use therein; provided, however, that the indemnification contained in this Section 7(e)(i) shall not apply to amounts paid in settlement of any losses if such settlement is effected without the consent of Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall Issuer be liable for any losses to the extent they arise out of or are based upon a violation which occurs in reliance upon and in conformity with written information furnished by the Investor to the Issuer.

(ii) In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish (or cause to be furnished) to Issuer in writing such information and affidavits as Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify and hold harmless Issuer, its directors and officers, employees and agents and each person or entity who controls Issuer (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus or amendment thereof or supplement thereto, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement, alleged untrue statement, omission or alleged omissions is contained (or not contained in, in the case of an omission or alleged omissions) are based on any information or affidavit so furnished in writing by on behalf of such Investor expressly for use therein; provided, however, that the liability of such Investor shall be several and not joint with any Other Investor and shall be in proportion to and limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(v) If the indemnification provided under this Section 7(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(e)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if the conditions to the Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement to be consummated at the Closing will not be or are not consummated at the Closing and (iv) the Outside Date (as defined in the Business Combination Agreement and as it may be extended as described therein) if the Closing has not occurred by such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Issuer shall notify the Investor of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to Issuer in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.

9. Investor Covenant. Investor hereby agrees that, from the date of this Subscription Agreement, none of Investor, its controlled affiliates, or any person or entity acting on behalf of Investor or any of its controlled affiliates or pursuant to any understanding with Investor or any of its controlled affiliates will engage in any

Short Sales with respect to securities of Issuer prior to the Closing Date (or the termination of this Subscription Agreement, if earlier). For purposes of this Section 9, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with Investor that have no knowledge of this Subscription Agreement or of Investor’s participation in the Transaction (including Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

10. Trust Account Waiver. The Investor acknowledges that Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Issuer and one or more businesses or assets. The Investor further acknowledges that, as described in Issuer’s prospectus relating to its initial public offering dated October 19, 2021 (the “IPO Prospectus”) available at www.sec.gov, substantially all of Issuer’s assets consist of the cash proceeds of Issuer’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Issuer, its public shareholders and the underwriter of Issuer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and irrevocably agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement. Investor agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by Issuer and its affiliates to induce Issuer to enter in this Subscription Agreement, and each such party further intends and understands such waiver to be valid, binding and enforceable against the Investor and its affiliates under applicable law. To the extent Investor commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its affiliates, which proceeding seeks, in whole or in part, monetary relief against Issuer or its affiliates, the Investor hereby acknowledges and agrees that the Investor’s sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Investor (or any person claiming on any of their behalves or in lieu of any of the Investor) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein and in the event of any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Issuer or its affiliates, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) in violation of this Subscription Agreement, Issuer shall be entitled to recover from the Investor and its affiliates, the associated legal fees and costs in connection with any such action, in the event Issuer or its affiliates, as applicable, prevails in such action or proceeding. Notwithstanding any else in this Section 10, nothing herein shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of any equity interests in Issuer acquired by any means other than pursuant to this Subscription Agreement.

11. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned; provided that the Investor may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Investor or an affiliate thereof); provided, further, that no such assignment shall relieve the Investor of its obligations hereunder.

(b) Issuer may request from the Investor such additional information as Issuer may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested. The Investor acknowledges that Issuer may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of Issuer.

(c) The Investor acknowledges that Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify Issuer if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate. The Investor acknowledges and agrees that each purchase by the Investor of Shares from Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notification) by the Investor as of the time of such purchase.

(d) Issuer and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(e) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.

(f) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(g) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 11(c) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(h) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Issuer shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Issuer is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

(l) If any change in the number, type or classes of authorized shares of Issuer (including the Shares), other than as contemplated by the Business Combination Agreement or any agreement contemplated by the Business Combination Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor and Per Share Purchase Price applicable to the Investor shall be appropriately adjusted to reflect such change.

(m) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 11(m) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(n) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY

WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(n).

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation other than the statements, representations and warranties of Issuer expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Issuer. The Investor acknowledges and agrees that no Other Investor pursuant to this Subscription Agreement or any Other Subscription Agreement (including the Investor’s affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) shall have any liability to the Investor or to any Other Investor pursuant to, arising out of or relating to this Subscription Agreement or any Other Subscription Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer or any Non-Party Affiliate (as defined below) concerning the Issuer, any of its respective controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of the Issuer, or any of the Issuer’s controlled affiliates or any family member of the foregoing.

13. Press Releases. All press releases or other public communications relating to the transactions contemplated hereby between Issuer and the Investor, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior approval of (i) Issuer, and (ii) to the extent such press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor, which approval shall not be unreasonably withheld or conditioned; provided that neither Issuer nor the Investor shall be required to obtain consent pursuant to this Section 13 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13. The restriction in this Section 13 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or Stock Exchange rule; provided that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

14. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to Issuer, to:

Worldwide Webb Acquisition Corp.
770 E Technology Way F13-16
Orem, UT 84097
Attention:	Daniel Webb
Email:	[***]

with copies to (which shall not constitute notice), to:

Kirkland & Ellis LLP
60 East South Temple, Suite 700 Salt Lake City, UT 84111
Salt Lake City, UT 84111
Attention:	Debbie P. Yee, P.C.
Lance K. Hancock
Email:	[***]
[***]

and

If to AARK, to:

Aark Singapore Pte. Ltd.
#11-00, Wisma Atria
435 Orchard Road,
Singapore - 238877
Attention:	Chairman
Email:	[***]

and

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York
Attention:	Rajiv Khanna
Email:	[***]

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered:	Date: [●], 2023
(if different):

Mailing Address Street:

City, State, Zip:

Attn:

Telephone No.

Facsimile No.

Number of Committed Shares subscribed for:

Aggregate Subscription Amount:	Price Per Share: $4.84

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Issuer in the Closing Notice.

IN WITNESS WHEREOF, Issuer has accepted this Subscription Agreement as of the date set forth below.

WORLDWIDE WEBB ACQUISITION CORP.,
A Cayman Islands exempted company

By:
Name:	Daniel Webb
Title:	Chief Executive Officer

Date: [●], 2023

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000; provided that in connection with this calculation (a) such person’s primary residence is not included as an asset, (b) indebtedness that is secured by such person’s primary residence, up to the estimated fair market value of such person’s primary residence as of the date hereof is not included as a liability (except that if the amount of such indebtedness outstanding as of the date hereof exceeds the amount outstanding 60 days before the date hereof, other than as a result of the acquisition of such person’s primary residence, the amount of such excess is included as a liability) and (c) indebtedness that is secured by such person’s primary residence in excess of the estimated fair market value of such person’s primary residence as of the date hereof is included as a liability.

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This schedule should be completed by the Investor

and constitutes a part of the Subscription Agreement.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a Cayman Islands court to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. The Proposed Memorandum and Articles of Association provides for indemnification of its officers and directors to the fullest extent permitted by law, including for any liability incurred in their capacities as such. ATI has or will maintain insurance on behalf of its directors and executive officers. ATI intends to enter into contracts with its directors and executive officers providing indemnification of such directors and executive officers by ATI to the fullest extent permitted by law, subject to certain limited exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ATI pursuant to the foregoing provisions, ATI has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit No.	Description

2.1*	Business Combination Agreement, dated as of March 11, 2023, by and among Worldwide Webb Acquisition Corp., WWAC Amalgamation Sub Pte. Ltd. and Aark Singapore Pte. Ltd. (included as Annex A to the proxy statement/prospectus).

2.2*	Amendment No. 1 to Business Combination Agreement, dated June 30, 2023, by and among Worldwide Webb Acquisition Corp., WWAC Amalgamation Sub Pte. Ltd. and Aark Singapore Pte. Ltd. (included as Annex A-1 to the proxy statement/prospectus).

2.3*	Amendment No. 2 to Business Combination Agreement, dated October 9, 2023, by and among Worldwide Webb Acquisition Corp., WWAC Amalgamation Sub Pte. Ltd. and Aark Singapore Pte. Ltd. (included as Annex A-2 to the proxy statement/prospectus).

3.1	Second Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).

3.2	Amendment to Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K filed with the SEC on April 19, 2023).

3.3*	Form of proposed Memorandum and Articles of Association of Aeries Technology, Inc. (f/k/a Worldwide Webb Acquisition Corp.) (included as Annex E to the proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-1 filed with the SEC on October 13, 2021).

4.2	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form S-1 filed with the SEC on October 13, 2021).

4.3	Specimen Warrant Certificate (included in Exhibit 4.4 herein).

4.4	Warrant Agreement, dated October 22, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).

5.1*	Opinion of Maples and Calder (Cayman) LLP regarding the validity of the securities being registered.

Exhibit No.	Description

10.1	Promissory Note, dated March 5, 2021, by and between Worldwide Webb Acquisition Corp. as the maker and Worldwide Webb Acquisition Sponsor LLC as the payee (incorporated by reference to Exhibit 10.1 to the Company’s registration statement on Form S-1 filed with the SEC on October 13, 2021).

10.2	Letter Agreement, dated October 22, 2021, among the Company, its officers and directors and Worldwide Webb Acquisition Sponsor LLC (incorporated by reference to the Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).

10.3	Letter Agreement Amendment (incorporated by reference to the Exhibit 10.3 to the Company’s current report on Form 8-K filed with the SEC on April 12, 2023).

10.4	Investment Management Trust Agreement, dated October 22, 2021, between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to the Exhibit 10.2 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).

10.5	Registration Rights Agreement, dated October 22, 2021, among the Company and certain security holders named therein (incorporated by reference to the Exhibit 10.3 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).

10.6	Sponsor Warrants Purchase Agreement, dated October 22, 2021, between the Company and Worldwide Webb Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.5 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).

10.7	Form of Indemnification Agreement, dated October 22, 2021, between the Registrant and its officers and directors (incorporated by reference to Exhibit 10.6 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).

10.8	Administrative Services Agreement, dated October 19, 2021, between the Company and Worldwide Webb Acquisition Sponsor LLC (incorporated by reference to the Exhibit 10.4 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).

10.9	Administrative Services Agreement Amendment (incorporated by reference to the Exhibit 10.2 to the Company’s current report on Form 8-K filed with the SEC on April 12, 2023).

10.10	Securities Subscription Agreement, dated March 5, 2021, between the Company and Worldwide Webb Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.5 to the Company’s registration statement on Form S-1 filed with the SEC on October 13, 2021).

10.11	Surrender Agreement dated September 16, 2021, between the Company and Worldwide Webb Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.9 to the Company’s registration statement on Form S-1 filed with the SEC on October 13, 2021).

10.12	Form of Investment Agreement among the Registrant, Worldwide Webb Acquisition Sponsor LLC and the anchor investors (incorporated by reference to Exhibit 10.10 to the Company’s registration statement on Form S-1 filed with the SEC on October 13, 2021).

10.13	Form of Investment Agreement Amendment (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on April 12, 2023).

10.14	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on April 3, 2023).

10.15**	Share Purchase Agreement dated March 20, 2020 by and between Aeries Technology Products and Strategies Private Limited, Aeries Technology Group Business Accelerators Private Limited and Stratus Technologies Private Limited.

Exhibit No.	Description

10.16**	Share Purchase Agreement dated March 20, 2020, by and between Aeries Technology Products and Strategies Private Limited, Aeries Technology Group Business Accelerators Private Limited and Aeries Technology Solutions, Inc.

10.17**	Aeries Management Stock Option Plan 2019, as amended on September 30, 2022.

10.18**	Form of grant letter under the Aeries Management Stock Option Plan 2019.

10.19**	Form of vesting letter under the Aeries Management Stock Option Plan 2019.

10.20**	Aeries Employees Stock Option Plan 2020, as amended on July 22, 2022.

10.21**	Form of grant letter under the Aeries Employees Stock Option Plan 2020.

10.22**	Consultancy Services Agreement dated April 1, 2020, by and between ATG Business Solutions Private Limited and Mr. Sudhir Appukuttan Panikassery.

10.23**	Consultancy Services Agreement dated April 1, 2020 and April 1, 2022, by and between Aeries Technology Group Business Accelerators Private Limited and Mr. Sudhir Appukuttan Panikassery.***

10.24**	Employment Letter dated July 1, 2015 by and between Aeries Technology Solutions, Inc. and Mr. Bhisham Khare.

10.25**	Employment Letter dated June 1, 2022, by and between ATG Business Solutions Private Limited and Mr. Unnikrishnan Nambiar.

10.26**	Credit Agreement dated May 26, 2023 by and between ATG Business Solutions Private Limited and Kotak Mahindra Bank Limited.***

10.27**	Loan Agreement dated July 10, 2015 and amended on April 18, 2020, by and between ATG Business Solutions Private Limited and Mr. Vaibhav Rao.

23.1*	Consent of Marcum LLP, independent registered accounting firm for Worldwide Webb Acquisition Corp.

23.2*	Consent of KNAV, LLP, independent registered public accounting firm for Aark Singapore Pte. Ltd. and its subsidiaries.

23.3*	Consent of Corporate Valuation Advisors, Inc.

99.1*	Form of Proxy Card for Special Meeting.

99.2**	Consent of Venu Raman Kumar to be named as director.

99.3**	Consent of Sudhir Appukuttan Panikassery to be named as director.

99.4**	Consent of Daniel S. Webb to be named as director.

99.5**	Consent of Alok Kochhar to be named as director.

99.6**	Consent of Biswajit Dasgupta to be named as director.

99.7**	Consent of Nina B. Shapiro to be named as director.

99.8**	Consent of Ramesh Venkataraman to be named as director.

101.INS*	XBRL Instance Document.

101.SCH*	XBRL Taxonomy Extension Schema Document.

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.

Exhibit No.	Description

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107**	Filing Fee Table.

*	Filed herewith
**	Previously Filed
***

Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private and confidential. Redacted information is indicated by “[***]”.

Item 22. Undertakings

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

1. To include any prospectus required by Section 10(a)(3) of the Securities Act.

2. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

3. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

4. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

6. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

7. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

8. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

9. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

10. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

11. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

12. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

13. That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

14. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

15. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Orem, State of Utah, on the 11th day of October, 2023.

WORLDWIDE WEBB ACQUISITION CORP.

By:	/s/ Daniel S. Webb
Name:	Daniel S. Webb
Title:	Chief Executive Officer, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Daniel S. Webb Daniel S. Webb	Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer, Principal Financial and Accounting Officer)	October 11, 2023

* Terry V. Pearce	Executive Vice Chairman and Director	October 11, 2023

* Tony M. Pearce	Executive Chairman and Director	October 11, 2023

* Lynne M. Laube	Director	October 11, 2023

* Tanner Ainge	Director	October 11, 2023

* Dave Crowder	Director	October 11, 2023

* Davis Smith	Director	October 11, 2023

* By: /s/ Daniel S. Webb Daniel S. Webb
Attorney in Fact